As filed with the Securities and Exchange Commission on June 27, 2005
                                        Registration Statement No. _____________
================================================================================

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------

                                    FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              --------------------


UNISOURCE ENERGY CORPORATION                           ARIZONA                                    86-0786732
(Exact name of registrant as               (State or other jurisdiction of                     (I.R.S. Employer
 specified in its charter)                  incorporation or organization)                   Identification No.)


           ONE SOUTH CHURCH AVENUE, SUITE 1820, TUCSON, ARIZONA 85701,
  (520) 571-4000 (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)


             KEVIN P. LARSON                           JOHN T. HOOD, Esq.
      UniSource Energy Corporation                  Thelen Reid & Priest LLP
   One South Church Avenue, Suite 1820                  875 Third Avenue
          Tucson, Arizona 85701                     New York, New York 10022
             (520) 571-4000                              (212) 603-2000
        (Names and addresses, including zip codes, and telephone numbers, including area codes, of agents for service)

                              ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement as determined by market conditions and other factors.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                              ---------------------

                         CALCULATION OF REGISTRATION FEE

================================================================================================================================
                                                                       PROPOSED MAXIMUM     PROPOSED MAXIMUM
     TITLE OF EACH CLASS OF SECURITIES            AMOUNT TO BE          OFFERING PRICE         AGGREGATE          AMOUNT OF
             TO BE REGISTERED                      REGISTERED            PER UNIT (B)      OFFERING PRICE (C) REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------------
4.50% Convertible Senior Notes due 2035         $150,000,000 (a)             100%             $150,000,000         $17,655
--------------------------------------------------------------------------------------------------------------------------------
Common Stock, without par value               4,000,000 Shares (d)            N/A                 N/A              N/A (e)
--------------------------------------------------------------------------------------------------------------------------------
Right to Purchase Preferred Stock, Series     4,000,000 Rights (f)            N/A                 N/A                N/A
X, without par value
================================================================================================================================


(a) Represents the aggregate principal amount of the notes that were originally issued by UniSource Energy Corporation in a private placement in March 2005.
(b) Equals the actual issue price of the aggregate principal amount of the notes being registered. (c) Estimated for the sole purpose of determining the registration fee based on Rule 457 under the Securities
     Act of 1933.
(d) Reflects the number of shares of UniSource Energy Corporation common stock issuable upon conversion of the notes being registered hereunder at the initial rate of 26.6667 common shares per $1,000 principal amount of the notes under certain conditions specified herein. Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also registers such additional number of shares of UniSource Energy Corporation common stock as may become deliverable upon conversion of the notes to prevent dilution resulting from stock splits, stock dividends and similar transactions.
(e) No separate consideration will be received for the shares of UniSource Energy Corporation common stock issuable upon conversion of the notes; therefore, no additional registration fee is required pursuant to Rule 457(i) under the Securities Act of 1933.
(f) The rights to purchase UniSource Energy Corporation Preferred Stock, Series X, without par value are attached to and will trade with the shares of UniSource Energy Corporation's common stock. The value attributable to the right to purchase the Preferred Stock, Series X, if any, is reflected in the market price of the shares of UniSource Energy Corporation common stock.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
================================================================================


                   SUBJECT TO COMPLETION, DATED JUNE 27, 2005

PROSPECTUS

                                  $150,000,000

                          UNISOURCE ENERGY CORPORATION
                   4.50% CONVERTIBLE SENIOR NOTES DUE 2035 AND
SHARES OF COMMON STOCK (WITHOUT PAR VALUE) ISSUABLE UPON CONVERSION OF THE NOTES

         We issued $150,000,000 of our 4.50% Convertible Senior Notes due 2035, which we refer to in this prospectus as the "notes," in a private placement in March 2005. Selling securityholders identified in this prospectus may use this prospectus to resell from time to time the notes and the shares of our common stock and preferred share purchase rights issuable upon conversion of the notes. In this prospectus, we sometimes refer to the shares of our common stock issuable or issued upon conversion of the notes as the "shares," and to the notes and/or the shares and preferred share purchase rights, according to the context, as the "securities."

         We will pay interest on the notes semiannually each March 1 and September 1, beginning on September 1, 2005. Beginning with the six-month period commencing on March 1, 2015, we will pay contingent interest on the notes if the average trading price of the notes is above a specified level, as described in this prospectus.

         The notes are convertible into shares of our common stock at any time prior to the close of business on the business day immediately preceding the maturity date at an initial conversion rate of 26.6667 shares of our common stock per $1,000 principal amount of notes, which represents a conversion price of approximately $37.50 per share of common stock, subject to adjustment as set forth in this prospectus. In the event of a fundamental change (as described in this prospectus), each holder may require us to repurchase for cash all or a portion of such holder's notes at a price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest, including contingent interest and additional interest, if any, up to but not including the date of repurchase. In addition, in the event of a fundamental change that occurs before March 5, 2010, we will pay a make-whole premium on notes converted in connection therewith, as described in this prospectus. Holders may require us to repurchase for cash all or part of their notes on March 1, 2015, 2020, 2025 and 2030 at a price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest, including contingent interest and additional interest, if any, up to but not including the date of repurchase. The notes will mature on March 1, 2035.

         On or after March 5, 2010, we may, at our option, redeem the notes, in whole or in part, at a price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest, including contingent interest and additional interest, if any, up to but not including the date of redemption. There is no sinking fund for the notes.

         The notes will be our senior unsecured obligations and will rank equally with all of our other existing and future senior unsecured obligations and will be junior to any of our future secured obligations to the extent of the value of the collateral securing such obligations. Our obligations under the notes will not be guaranteed and will be structurally subordinated in right of payment to all obligations of our subsidiaries, including Tucson Electric Power Company.

         We have agreed, pursuant to a registration rights agreement, to file the shelf registration statement, of which this prospectus forms a part, with the Securities and Exchange Commission relating to resales of the notes and the shares of our common stock issuable upon conversion of the notes. In the event that we fail to comply with certain of our obligations under the registration rights agreement, we will pay additional interest on the notes.

         We and each holder of the notes have agreed in the indenture to treat the notes as "contingent payment debt instruments" for United States federal income tax purposes. You should read "Material U.S. Federal Income Tax Considerations."

         The notes are not listed on any securities exchange. Our common stock is listed on the New York and Pacific stock exchanges under the symbol "UNS." The closing price for our common stock on the New York Stock Exchange on June 21, 2005 was $29.70.

         INVESTING IN THE NOTES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

         The notes are evidenced by global certificates deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company, or DTC. Except as described in this prospectus, beneficial interests in the global certificates will be shown on, and transfers thereon will be effected only through, records maintained by DTC and its direct and indirect participants.

         The selling securityholders may sell the securities in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at fixed or varying prices determined at the time of sale, or at negotiated prices. The timing and amount of any sale are within the sole discretion of the selling securityholders. In addition, the shares may be offered from time to time through ordinary brokerage transactions on the New York or Pacific stock exchanges. UniSource Energy Corporation will not receive any of the proceeds from the sale of the securities by any of the selling securityholders. See PLAN OF DISTRIBUTION.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                          , 2005

                                TABLE OF CONTENTS

NOTICE TO INVESTORS...........................................................ii
INFORMATION REGARDING UNISOURCE ENERGY CORPORATION............................ii
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS............................iii
PROSPECTUS SUMMARY.............................................................1
RATIO OF EARNINGS TO FIXED CHARGES.............................................5
RISK FACTORS...................................................................6
USE OF PROCEEDS...............................................................18
PRICE RANGE OF COMMON STOCK...................................................18
SELLING SECURITYHOLDERS.......................................................19
DESCRIPTION OF THE NOTES......................................................22
DESCRIPTION OF CAPITAL STOCK..................................................43
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS...............................47
PLAN OF DISTRIBUTION..........................................................55
LEGAL MATTERS.................................................................58
EXPERTS.......................................................................58

Appendix A Annual Report on Form 10-K for Fiscal Year Ended December 31, 2004 Appendix B Quarterly Report on Form 10-Q for Period Ended March 31, 2005 Appendix C Proxy Statement for Annual Shareholders' Meeting held on May 6, 2005

                               NOTICE TO INVESTORS

         THIS PROSPECTUS IS PART OF A REGISTRATION STATEMENT THAT WE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, OR SEC, USING A "SHELF" REGISTRATION PROCESS. UNDER THIS SHELF REGISTRATION PROCESS, THE SELLING SECURITYHOLDERS MAY FROM TIME TO TIME OFFER SECURITIES COVERED BY THIS PROSPECTUS. EACH TIME A SELLING SECURITYHOLDER OFFERS SECURITIES UNDER THIS PROSPECTUS, THE SELLING SECURITYHOLDER WILL PROVIDE A COPY OF THIS PROSPECTUS AND, IF APPLICABLE, A COPY OF A PROSPECTUS SUPPLEMENT. YOU SHOULD READ AND RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS AND, IF APPLICABLE, ANY PROSPECTUS SUPPLEMENT. NEITHER WE NOR ANY SELLING SECURITYHOLDER HAS AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT OR ADDITIONAL INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT. THE SELLING SECURITYHOLDERS ARE OFFERING TO SELL, AND ARE SEEKING OFFERS TO BUY, THE SECURITIES ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED BY THIS PROSPECTUS BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFER OR SOLICITATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT COVER OF THIS PROSPECTUS. OUR BUSINESS PROFILE, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.


               INFORMATION REGARDING UNISOURCE ENERGY CORPORATION

         We file annual, quarterly and other reports and other information with the SEC. You can read and copy any information filed by us with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain additional information about the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including us.

         We have attached as part of this prospectus our Annual Report on Form 10-K for the year ended December 31, 2004 as Appendix A, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 as Appendix B and our Proxy Statement for the 2005 Annual Shareholders' Meeting as Appendix C. These appendices contain important information about our business profile, financial condition and results of operations. We also maintain an internet site (http://www.unisourceenergy.com). Information contained on our internet site does not constitute part of this prospectus.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains certain forward-looking statements, including, without limitation, statements under the captions "Prospectus Summary," "Risk Factors" and "Use of Proceeds" and any other statements located elsewhere in this prospectus regarding our plans, objectives, goals, strategies, future events or performance and underlying assumptions that are not statements of historical facts. The words "anticipates," "estimates," "expects," "intends," "plans," "predicts," "projects" and similar expressions are intended to identify forward-looking statements and information. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties.

         The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements:

               o the ability of our subsidiaries to make distributions to us in amounts sufficient to make required interest and principal payments on the notes offered hereby or pay dividends on any common stock issued upon conversion of the notes;

               o the effects of restructuring initiatives in the electric industry and other energy-related industries;

               o    competition in retail and wholesale energy markets;

               o changes in economic conditions, demographic patterns and weather conditions in our retail service areas;

               o supply and demand conditions in wholesale energy markets, including volatility in market prices and illiquidity in markets, which are affected by a variety of factors. These factors include the availability of generating capacity in the western U.S., including hydroelectric resources, weather, natural gas prices, the extent of utility restructuring in various states, transmission constraints, environmental regulations and cost of compliance, Federal Energy Regulatory Commission, or FERC, regulation of wholesale energy markets, and economic conditions in the western U.S.;

               o the creditworthiness of the entities with which we and our affiliates transact business or have transacted business;

               o changes affecting our cost of providing electrical service including changes in fuel costs, generating unit operating performance, scheduled and unscheduled plant outages, interest rates, tax laws, environmental laws, and the general rate of inflation;

               o changes in governmental policies and regulatory actions with respect to financing and rate structures;

               o changes affecting the cost of competing energy alternatives, including changes in available generating technologies and changes in the cost of natural gas;

               o changes in accounting principles or the application of such principles to our businesses;

               o    changes in the depreciable lives of our assets;

               o market conditions and technological changes affecting our unregulated businesses;

               o unanticipated changes in future liabilities relating to employee benefit plans due to changes in market values of retirement plan assets and health care costs;

               o    the outcome of any ongoing or future litigation;

               o    our substantial indebtedness; and

               o our ability to obtain financing through debt and/or equity issuances, which can be affected by various factors, including interest rate fluctuations and capital market conditions.

         We caution you that the foregoing list of important factors is not exclusive. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this prospectus may not in fact occur. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

                               PROSPECTUS SUMMARY

         This summary highlights information appearing elsewhere in this prospectus, including in the appendices hereto. This summary is not complete and does not contain all of the information that you should consider before investing in the notes. You should read this entire prospectus carefully. This prospectus contains forward-looking statements, which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in "Risk Factors" and elsewhere in this prospectus.

         For purposes of this section, references to "we," "us," "our," and "UniSource Energy" refer solely to UniSource Energy Corporation and not to its subsidiaries unless the context clearly suggests otherwise.

OUR COMPANY

         UniSource Energy is a utility holding company headquartered in Tucson, Arizona. UniSource Energy has no significant operations of its own. Our regulated subsidiaries are Tucson Electric Power Company, or TEP, and UniSource Energy Services, or UES, which owns UNS Gas, Inc., or UNS Gas, and UNS Electric, Inc., or UNS Electric. As of March 31, 2005, these companies provided energy to approximately 600,000 customers across Arizona. Our subsidiaries Millennium Energy Holdings, Inc., or Millennium, and UniSource Energy Development Company, or UED, operate unregulated businesses. Our principal executive offices are located at One South Church Avenue, Tucson, Arizona 85701. Our telephone number is (520) 571-4000.

         TUCSON ELECTRIC POWER COMPANY

         TEP is a vertically-integrated, regulated utility that generates, purchases, transports and distributes electricity to residential, commercial and industrial customers. TEP's service territory consists of a 1,155 square mile area and includes a population of approximately 931,000 in the Tucson metropolitan area in Pima county, as well as parts of Cochise county. TEP provides power to approximately 378,000 retail customers. TEP holds a franchise to provide electric distribution service to customers in Tucson through 2026. TEP is our largest business segment and contributed 76% of our operating revenues for the year ended December 31, 2004 and comprised 84% of our assets as of December 31, 2004.

         UNS GAS

         UNS Gas is a gas distribution company serving approximately 135,600 retail customers in Mohave, Yavapai, Coconino and Navajo counties in northern Arizona, as well as Santa Cruz county in southeast Arizona.

         UNS ELECTRIC

         UNS Electric is an electric transmission and distribution company serving approximately 86,500 retail customers in Mohave and Santa Cruz counties.

         GLOBAL SOLAR AND OTHER UNREGULATED BUSINESSES

         Millennium holds investments in various companies designed to develop renewable energy and other emerging energy technologies, including Global Solar Energy, Inc., or Global Solar, which develops and manufactures thin-film photovoltaic cells and panels. The assets of Millennium comprised approximately 6% of UniSource Energy's consolidated assets as of December 31, 2004. UniSource Energy intends to cease making capital contributions to Millennium.

THE FOREGOING INFORMATION ABOUT OUR BUSINESSES AND THE BUSINESSES OF OUR PRINCIPAL SUBSIDIARIES IS ONLY A GENERAL SUMMARY AND IS NOT INTENDED TO BE COMPREHENSIVE. FOR ADDITIONAL INFORMATION, YOU SHOULD REFER TO THE INFORMATION DESCRIBED IN APPENDIX A, APPENDIX B AND APPENDIX C OF THIS PROSPECTUS.

FOR A DISCUSSION OF FACTORS THAT COULD CAUSE OUR ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE ANTICIPATED, SEE "RISK FACTORS."

                                  THE OFFERING

Issuer..........................    UniSource Energy Corporation

Notes Offered...................    $150,000,000 aggregate principal amount of
                                    4.50% convertible senior notes due 2035.

Maturity Date...................    March 1, 2035.

Interest Payment Dates..........    March 1 and September 1 of each year,
                                    beginning September 1, 2005.

Interest........................    4.50% per annum, payable semiannually, in
                                    arrears. Interest will be computed on the basis of a 360-day year comprised of twelve
                                    30-day months.

Contingent Interest.............    We will pay contingent interest to the
                                    holders of notes during any six-month period from March 1 to, and including, August 31 and from September 1 to, and including, the last day of February, commencing with the six-month period beginning March 1, 2015, if the average note price (as described in this prospectus) of a note for the five trading days ending on the third trading day immediately preceding the first day of the relevant six-month period equals 120% or more of the principal amount of such note.
                                    The amount of contingent interest payable per $1,000 principal amount of notes with respect to any such period will be equal to 0.35% per annum of such average note price.

Guarantees......................    The notes will not be guaranteed.

Ranking.........................    The notes will be our senior unsecured
                                    obligations and will:

                                    o   rank equal in right of payment with all
                                        of our other existing and future senior
                                        unsecured obligations;

                                    o   rank junior in right of payment to any
                                        of our future secured obligations to the extent of the value of the collateral securing such obligations; and

                                    o   be structurally subordinate in right of
                                        payment to all existing and future
                                        obligations of our subsidiaries.

                                    In addition to the notes, UniSource Energy has a secured credit facility comprised of a $90 million term loan facility and a $15 million revolver. As of June 21, 2005, $80 million of the term loan was outstanding but there were no borrowings outstanding under the $15 million revolver. UniSource Energy expects to borrow the remaining $10 million available under the term loan facility by June 30, 2005. As of March 31, 2005, the notes were structurally subordinate to approximately $1.9 billion of indebtedness of our subsidiaries, $1.2 billion of which was secured.

Right to Convert................    The notes are convertible into shares of our
                                    common stock at any time prior to maturity, redemption or repurchase, at an initial conversion rate of 26.6667 shares of our common stock per $1,000 principal amount of notes (which represents a conversion price of approximately $37.50 per share of common stock) under the conditions and subject to such adjustments as described under
                                    "Description of the Notes--Conversion of
                                    Notes."

                                    Except as described in "Description of the Notes--Conversion Rights," upon any conversion, holders will not receive any separate cash payment representing accrued and unpaid interest, contingent or additional interest, if any.

                                    If holders convert their notes in connection with a fundamental change, as described in this prospectus, that occurs prior to March 5, 2010, they may also receive a make-whole premium on the notes that they convert. See "Description of the Notes--Conversion of Notes--Payment Upon Conversion Upon a Fundamental Change" and "Description of the Notes--Determination of the Make-Whole Premium."

Optional Redemption.............    On or after March 5, 2010, we may, at our
                                    option, redeem for cash, in whole or in
                                    part, the notes that have not been
                                    previously converted or purchased, at a
                                    price equal to 100% of the principal amount plus accrued and unpaid interest (including contingent and additional interest), if any.

Put Rights......................    Holders may require us to repurchase for
                                    cash all or part of their notes on March 1, 2015, 2020, 2025 and 2030 at a price equal to 100% of the principal amount of the
                                    notes, plus accrued and unpaid interest
                                    (including contingent and additional
                                    interest), if any, up to, but not including, the date of repurchase.

Fundamental Change..............    If a fundamental change occurs, each holder
                                    of the notes may require us to repurchase for cash all or a portion of such holder's notes at a price equal to 100% of their principal amount, plus accrued and unpaid interest (including contingent and additional interest), if any, up to, but not including, the date of repurchase.

Make-Whole Premium Upon a
  Fundamental Change............    In the event of a fundamental change that
                                    occurs prior to March 5, 2010, we may be required to pay a make-whole premium on notes converted in connection with the fundamental change. The make-whole premium will be payable in shares of our common stock, or the consideration into which our common stock has been converted or exchanged in connection with such fundamental change, on the repurchase date for the notes after the fundamental change.

                                    The amount of the make-whole premium, if any, will be based on the stock price (as described in this prospectus) and the effective date of the fundamental change. A description of how the make-whole premium will be determined and a table showing the make-whole premium that would apply at various stock prices and fundamental change effective dates is set forth under "Description of the Notes--Determination of the Make-Whole Premium."

Sinking Fund....................    None.

Use of Proceeds.................    The selling securityholders will receive all
                                    of the net proceeds from the sale of the securities. We will not receive any of the proceeds from the sale of the securities by the selling securityholders.

Registration Rights.............    We have filed a shelf registration state-
                                    ment, of which this prospectus is a part, to cover resales of the securities under the Securities Act. We have agreed to use our commercially reasonable efforts to keep the shelf registration statement effective until certain specified times. If we fail to satisfy this obligation, we will be required to pay additional interest to the holders of the securities. See "Description of the Notes--Registration Rights."

Trustee and Paying Agent........    The Bank of New York

DTC Eligibility.................    The notes were issued in book-entry form and
                                    are represented by permanent global
                                    certificates deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee, and any such interest may not be exchanged for certificated securities, except in limited circumstances.
                                    See "Description of the Notes--Book-Entry,
                                    Delivery and Form."

Listing and Trading.............    The notes are currently eligible for trading
                                    on the PORTAL system; however, the notes sold by the selling shareholders under this prospectus are not expected to remain eligible for trading on the PORTAL system.
                                    We have not applied, and do not intend to apply, for listing of the notes on any securities exchange or the inclusion of the notes on any automated dealer quotation system. Consequently, your ability to sell the notes may be limited by the absence of an active trading market, and if one develops, it may not be liquid. Our common stock is listed on the New York and Pacific stock exchanges under the symbol "UNS."

Governing Law...................    The indenture and the notes are governed by,
                                    and construed in accordance with, the laws of the State of New York.

Risk Factors....................    An investment in the securities involves
                                    risks. Prospective investors should
                                    carefully consider the information set forth under "Risk Factors" beginning on page 6 of this prospectus before deciding to invest in the notes.

U.S. Federal Income Tax
      Considerations............    Under the indenture governing the notes, we
                                    agreed, and by acceptance of a beneficial interest in a note each holder of a note was deemed to have agreed, to treat the notes as indebtedness for U.S. federal income tax purposes that is subject to the Treasury
                                    Regulations governing contingent payment debt instruments. Pursuant to such treatment, a holder may recognize taxable income in each year that is significantly in excess of interest payments (whether fixed or contingent) actually received that year.
                                    Additionally, a holder will generally be required to recognize ordinary income on the gain, if any, realized on a sale, exchange, conversion or redemption of the notes.
                                    Holders are urged to consult their own tax advisors with respect to the U.S. federal, state, local and foreign tax consequences of purchasing, owning and disposing of the notes and common stock issuable upon conversion of the notes. See "Risk
                                    Factors--You should consider the U.S.
                                    federal income tax consequences of owning the notes" and "Material U.S. Federal Income
                                    Tax Considerations."

                       RATIO OF EARNINGS TO FIXED CHARGES


         Our ratio of earnings to fixed charges is computed by dividing our earnings by our fixed charges before income taxes. For the purposes of such computations earnings are defined as pre-tax earnings from continuing operations before minority interest, plus interest expense and amortization of debt discount and expense related to indebtedness. Fixed charges are interest expense, including amortization of debt discount and expense on indebtedness.

The following table shows our ratio of earnings to fixed charges for the periods indicated:


----------------------------------------------------------------------------------------------------------------
Year ended         Year ended      Year ended      Year ended       Year ended      Twelve       Three months
December 31,       December 31,    December 31,    December 31,     December 31,    months       ended March
2000               2001            2002            2003             2004            ended        31, 2005*
                                                                                    March 31,
                                                                                    2005
----------------------------------------------------------------------------------------------------------------
1.38               1.77            1.36            1.37             1.43            1.37         0.88
----------------------------------------------------------------------------------------------------------------


* Our Ratio of Earnings to Fixed Charges for the three months ended March 31, 2005 is less than one-to-one coverage due to: the seasonal nature of TEP's business; losses incurred by Global Solar.; and losses from other non-reportable segments. In the first quarter of 2005, TEP incurred a net loss of $5 million, Global Solar incurred a net loss of $2 million and other non-reportable segments incurred a net loss of $2 million. The amount of the deficiency needed to attain a one-to-one coverage would be $4 million.



                                  RISK FACTORS

         Your investment in the notes will involve substantial risks. You should carefully consider the following factors in addition to the other information set forth in this prospectus before you decide to purchase the notes offered hereby. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are immaterial may also adversely impact our business operations. If any of the following risks actually occur, our business, financial condition, results of operations, cash flows and our ability to make payments on the notes would likely suffer.


RISKS RELATING TO OUR INDEBTEDNESS AND THE NOTES

WE ARE A HOLDING COMPANY AND HAVE NO OPERATING INCOME OF OUR OWN. OUR ABILITY TO MAKE PAYMENTS ON THE NOTES IS DEPENDENT ON RECEIVING DIVIDENDS AND OTHER PAYMENTS FROM OUR SUBSIDIARIES. OUR SUBSIDIARIES DO NOT GUARANTEE OUR OBLIGATIONS UNDER THE NOTES OFFERED HEREBY.

         We have no operations of our own and derive all of our revenues and cash flow from our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to us to pay those amounts, whether by dividend, distribution, loan or other payments. Our subsidiaries may not be able to, or be permitted to, make distributions to us to enable us to make payments in respect of our indebtedness, including the notes, due to contractual restrictions. In addition, our regulated subsidiaries have made certain commitments to the Arizona Corporation Commission ("ACC") and, in the case of TEP and UNS Electric, are subject to constraints under the Federal Power Act, that affect their ability to make distributions to us.

         If we do not receive sufficient dividends and other payments from our subsidiaries to service our debt, we may be required to refinance all or a portion of our existing debt or to obtain additional financing. There can be no assurance that any refinancing will be possible or that any additional financing could be obtained on terms acceptable to us. Our inability to obtain additional financing could have a material adverse effect on our financial position, liquidity and results of operations.

WE HAVE A SUBSTANTIAL AMOUNT OF INDEBTEDNESS FOLLOWING THE ORIGINAL OFFERING OF THE NOTES, WHICH MAY ADVERSELY AFFECT OUR ABILITY TO REMAIN IN COMPLIANCE WITH DEBT COVENANTS AND MAKE PAYMENTS ON OUR INDEBTEDNESS, INCLUDING THE NOTES OFFERED HEREBY.

         Subsequent to the original offering of the notes, UniSource Energy incurred additional indebtedness in the form of borrowings under a new UniSource Energy credit agreement entered into in April 2005, to complete its strategy of recapitalizing TEP. This indebtedness could make it more difficult for us to satisfy our obligations with respect to the notes, and any failure to comply with any financial and other restrictive covenants in our debt instruments could result in an acceleration of such indebtedness and an event of default under the indenture governing the notes.

         We will be able to incur significant additional indebtedness in the future. The indenture governing the notes does not contain restrictions on the incurrence of additional indebtedness. If new debt is added to our current debt levels, the related risks that we now face, including those described above, would intensify.

THE NOTES WILL BE JUNIOR TO ANY SECURED DEBT THAT WE HAVE ISSUED OR MAY ISSUE IN THE FUTURE AND WILL RANK EQUALLY WITH ALL OF OUR EXISTING AND ANY FUTURE SENIOR INDEBTEDNESS THAT WE MAY INCUR.

         The notes will be our senior unsecured indebtedness. Accordingly, the notes will be junior to any secured debt, including our existing credit agreement, that we have issued or may issue in the future to the extent of the value of the collateral securing such obligations and will rank equally with all of our existing and any future senior unsecured indebtedness that we may incur. In the event of our bankruptcy, liquidation or reorganization or similar proceeding, holders of any of our existing secured debt or future secured debt we issue will have claims that are prior to your claims as holders of the notes to the extent of the value of the assets securing such other secured debt. As a result, there may not be sufficient assets remaining to pay amounts due on any or all of the outstanding notes.

         The indenture governing the notes does not prohibit or limit us or our subsidiaries from incurring additional indebtedness, including additional senior or secured indebtedness, and other liabilities, or from pledging assets to secure such indebtedness and liabilities. The incurrence of additional indebtedness and, in particular, the granting of a security interest to secure the indebtedness, could adversely affect our ability to pay our obligations on the notes.

THE NOTES OFFERED HEREBY ARE STRUCTURALLY SUBORDINATED TO ALL OF THE DEBT AND LIABILITIES OF OUR SUBSIDIARIES.

         The notes are structurally subordinated to all debt and liabilities of our subsidiaries, including TEP. In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to any of our subsidiaries, you will participate with all other holders of our indebtedness in UniSource Energy's claims to the assets remaining after such subsidiaries have paid all of their debt and liabilities. In any of these cases, our subsidiaries may not have sufficient funds to make payments to us, and you may receive no payments or less, ratably, than the holders of debt and other liabilities of our subsidiaries. Our subsidiaries will be able to incur significant indebtedness in the future subject to compliance with applicable debt covenants and regulatory requirements.

THE NOTES ARE NOT, AND MAY NOT BE, RATED.

         We have no obligation, and do not intend, to have the notes rated. If one or more rating agencies does rate the notes and assigns the notes a rating lower than the rating expected by investors, or subsequently reduces any such rating, the market price of the notes and our common stock would be harmed.

REGULATORY RESTRICTIONS LIMIT THE ABILITY OF OUR REGULATED SUBSIDIARIES TO MAKE DISTRIBUTIONS TO US.

         Regulatory restrictions limit the ability of our regulated subsidiaries to make distributions to us. These restrictions include:

               o a limitation on the payment of dividends to us unless certain financial tests are satisfied; and

               o a restriction on lending or transferring funds or issuing securities without ACC approval.

         The ACC has issued an order that prevents TEP from paying dividends exceeding 75% of TEP's earnings unless its common equity equals at least 40% of its total capitalization (which, as calculated by the ACC, includes common equity, preferred equity and long-term debt, including current maturities of such debt, and excludes capital lease obligations). As of March 31, 2005, the ratio of TEP's common equity to total capitalization, determined on a pro forma basis after giving effect to recent debt reductions and capital contributions from UniSource Energy, and as calculated for ACC purposes, was approximately 40%.

         The Federal Power Act also restricts electric utilities' ability to pay dividends. Pursuant to the Federal Power Act, electric utilities cannot pay dividends out of funds that are properly included in their capital account. TEP has an accumulated deficit rather than positive retained earnings. Although the terms of the Federal Power Act are unclear, we believe there is a reasonable basis for TEP to pay dividends from current year earnings. However, the FERC could attempt to stop TEP from paying further dividends or could seek to impose additional restrictions on the payment of dividends.

         Since TEP's ability to make distributions to us to is dependent on the amount of its current net income, any condition or event which reduces its net income would adversely affect its ability to make distributions to us. Reductions in net income could result from decreased revenues or increased expenses, including non-cash charges and charges resulting from changes in accounting regulations or practices.

         The ACC has also issued an order which prevents UNS Gas and UNS Electric from paying dividends exceeding 75% of their earnings unless their respective common equity is equal to at least 40% of their respective total capitalization. As of March 31, 2005, the ratio of common equity to total capitalization of UNS Gas and UNS Electric was approximately 41% and 43%, respectively.

CONTRACTUAL RESTRICTIONS MAY RESULT IN US NOT HAVING ACCESS TO THE CASH FLOW OF OUR SUBSIDIARIES THAT WILL BE NEEDED TO MAKE PAYMENTS ON THE NOTES OFFERED HEREBY.

         The terms of the credit facilities and other existing debt instruments at our subsidiaries restrict their ability to pay dividends and otherwise transfer assets to us. In addition, future agreements may not permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund scheduled interest and principal payments on the notes when due.

         TEP cannot pay dividends to us unless it complies with the covenants in its credit agreement, including covenants that require TEP to maintain a minimum cash coverage ratios of 2.25 to 1.0 and a maximum total leverage ratio (all such ratios being calculated as provided in the credit agreement). The following table shows TEP's maximum leverage ratios under its credit agreement:

           PERIOD                                             MAXIMUM RATIO
           ------                                             -------------
           Through and including December 31, 2005                    4.75

           From  January  1, 2006 through and including               4.50
           December 31, 2006

           From  January  1, 2007 through and including               4.25
           December 31, 2007

           After December 31, 2007                                    4.00

As of March 31, 2005, TEP's actual cash coverage ratio was 3.29 to 1.00 and its actual leverage ratio was 4.29 to 1.00.

         The ability of UNS Gas and UNS Electric to make dividend payments to us is also restricted by the instruments governing their debt.

         As of March 31, 2005, compliance with the covenants in the UNS Gas and UNS Electric debt instruments would not have prevented dividends which would otherwise have been permitted under the ACC limitations. It is unlikely, however, that UNS Gas or UNS Electric will pay dividends in the next five years due to their own expected cash requirements for capital expenditures.

OUR SUBSIDIARIES HAVE A SUBSTANTIAL AMOUNT OF INDEBTEDNESS WHICH COULD ADVERSELY AFFECT THEIR BUSINESS AND RESULTS OF OPERATIONS.

         Our ability to make payments on the notes is dependent on the earnings and distributions of funds from our subsidiaries. The substantial indebtedness of our subsidiaries could have important consequences for their businesses and results of operations and subsequently on their ability to distribute amounts to us. For example, it could:

               o require our subsidiaries to dedicate a substantial portion of their cash flow to pay principal and interest on their debt, which could reduce the funds available for working capital, capital expenditures, acquisitions and other general corporate purposes;

               o make our subsidiaries more vulnerable to restrictions imposed by new government regulations as well as changes in general economic, industry and competitive conditions; and

               o limit the ability of our subsidiaries to borrow additional amounts for working capital, capital expenditures, acquisitions, debt service requirements, execution of their business strategy or other purposes.

         In addition, the interest expense of our subsidiaries could increase if interest rates rise because certain of their debt instruments bear interest at floating rates. A one percent increase (decrease) in average interest rates under these agreements would result in a decrease (increase) in UniSource Energy's annual pre-tax net income of approximately $4 million.

         The substantial indebtedness of our subsidiaries could make it more difficult for our subsidiaries to comply with the obligations of their debt instruments, and any failure to comply with the obligations of any of their debt instruments, including financial and other restrictive covenants, could result in an event of default under the agreements governing UniSource Energy's indebtedness.

         If our subsidiaries do not have sufficient earnings to service their debt or make distributions to us to make payments on the notes, we and our subsidiaries may be required to refinance all or part of their existing debt, borrow more money or sell securities, none of which can we guarantee we will be able to do. Any borrowings, issuance of securities or pledge of assets to secure the payment of debt by our regulated subsidiaries would be subject to ACC approval. Any refinancing of our or our subsidiaries' debt could be at higher interest rates and could require us or them to comply with more onerous covenants, which could further restrict our business operations. In addition, the terms of existing or future debt instruments may restrict us and our subsidiaries from adopting some of these alternatives.

THE TERMS OF OUR AND OUR SUBSIDIARIES' EXISTING DEBT INSTRUMENTS AND FUTURE DEBT INSTRUMENTS MAY RESTRICT OUR CURRENT AND FUTURE OPERATIONS, PARTICULARLY OUR ABILITY TO RESPOND TO CHANGES IN OUR BUSINESS OR TO TAKE CERTAIN ACTIONS.

         Our credit facility, the credit facility at TEP and other existing debt instruments of our subsidiaries contain, and any future indebtedness would likely contain, a number of restrictive covenants that impose significant operating and financial restrictions on us, including restrictions on our ability to engage in acts that may be in our best long-term interests. As described above, the TEP credit facility includes financial covenants, including requirements to:

               o    maintain certain minimum cash coverage ratios; and

               o    not exceed certain maximum total leverage ratios.

Our credit facility also contains similar financial covenants. The financial covenants contained in both credit facilities will become more restrictive over time.

         The TEP credit facility also includes covenants restricting, among other things, the ability of TEP to:

               o    incur additional debt;

               o pay dividends, or make redemptions and repurchases, with respect to capital stock;

               o    incur certain liens;

               o    make certain loans and investments; and

               o engage in mergers, acquisitions, asset sales and sale/leaseback transactions.

         Our credit facility includes covenants restricting, among other things, our and our subsidiaries' ability to:

               o pay dividends, or make redemptions and repurchases, with respect to capital stock;

               o    incur additional debt;

               o    incur certain liens;

               o    make certain loans and investments; and

               o engage in mergers, acquisitions, asset sales and sale/leaseback transactions.

         The operating and financial restrictions and covenants in our and our subsidiaries' existing debt agreements and any future financing agreements may adversely affect our ability to finance future operations or capital needs or to engage in other business activities. A breach of any of the restrictive covenants in any of our or our subsidiaries' credit facilities could result in a default under the indenture governing the notes offered hereby.

WE MAY NOT BE ABLE TO REPURCHASE NOTES UPON A FUNDAMENTAL CHANGE OR UPON THE EXERCISE OF THE HOLDERS' OPTIONS TO REQUIRE REPURCHASE OF THE NOTES.

         Upon the occurrence of certain fundamental change events and on specified dates, you will have the right to require us to repurchase your notes at a purchase price in cash equal to 100% of the principal amount of your notes plus accrued and unpaid interest, if any. Any future credit agreement or other agreements relating to indebtedness to which we become a party may contain similar provisions. In the event we experience a fundamental change that results in us having to repurchase the notes offered hereby or upon the exercise of the holders' options to require repurchase of the notes, we may not have sufficient financial resources to satisfy all of our obligations under the notes and our other debt instruments. Our failure to make the fundamental change offer or to pay the fundamental change purchase price when due or to make payments upon the exercise of the holders' options to require repurchase of the notes would result in a default under the indenture governing the notes. In addition, the fundamental change feature of the notes does not cover all corporate reorganizations, mergers or similar transactions and may not provide you with protection in a highly leveraged transaction. See "Description of the Notes--Repurchase of Notes at the Option of Holders--Repurchase of Notes at the Option of Holders Upon a Fundamental Change" and "Description of the Notes--Consolidation, Merger and Sale of Assets."

THERE IS NO ESTABLISHED TRADING MARKET FOR THE NOTES. YOUR ABILITY TO SELL THE NOTES MAY BE LIMITED BY THE ABSENCE OF AN ACTIVE TRADING MARKET, AND IF ONE DEVELOPS, IT MAY NOT BE LIQUID.

         The notes are a new issue of securities for which there currently is no established trading market. Consequently, the notes will be relatively illiquid, and you may be unable to sell your notes. The notes are currently eligible for trading in PORTAL but are not expected to remain so after they are sold pursuant to the registration statement of which this prospectus forms a part. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation system. The initial purchasers have advised us that they intend to make a market in the notes, but they are not obligated to do so. The initial purchasers may discontinue any market-making in the notes at any time, in their sole discretion. As a result, any trading market for the notes may not be liquid. You may not be able to sell your notes at a particular time or at favorable prices or at all.

         The liquidity of any market for the notes and the future trading prices of the notes will depend on many factors, including:

               o    our operating performance and financial condition;

               o    prevailing interest rates;

               o our ability to get the shelf registration statement related to resales of the notes and the underlying shares of common stock declared effective by the SEC;

               o the interest of securities dealers in making a market in the notes; and

               o    the market for similar securities.

         Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes offered hereby. The market for the notes, if any, may be subject to similar disruptions. Any such disruptions may adversely affect the value of your notes.

YOU SHOULD CONSIDER THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF OWNING THE
NOTES.

         Under the indenture governing the notes, we have agreed, and by acceptance of a beneficial interest in a note each holder of a note will be deemed to have agreed, to treat the notes as indebtedness for U.S. federal income tax purposes that is subject to the Treasury Regulations governing contingent payment debt instruments (which are referred to as the "contingent payment debt regulations"). For U.S. federal income tax purposes, interest income on the notes will accrue at the rate of 6.50% per year, compounded semi-annually, which rate represents our determination of the yield at which we could issue a comparable non-contingent, non-convertible, fixed-rate debt instrument with terms and conditions otherwise similar to the notes. A United States Holder (as that term is defined in "Material U.S. Federal Income Tax Considerations") will be required to accrue interest income on a constant yield to maturity basis at this rate (subject to certain adjustments), with the result that a United States Holder generally will recognize taxable income significantly in excess of interest payments received while the notes are outstanding.

         A United States Holder will also recognize gain or loss on the sale, conversion, exchange, redemption or retirement of a note in an amount equal to the difference between the amount realized on the sale, conversion, exchange, redemption or retirement of a note, including the fair market value of our common stock received, and the United States Holder's adjusted tax basis in the note. Any gain recognized on the sale, conversion, exchange, redemption or retirement of a note will be ordinary interest income and any loss will be ordinary loss to the extent of the interest previously included in income, and thereafter, capital loss.

         The application of the contingent payment debt regulations to instruments such as the notes is uncertain in several significant respects, and, as a result, no assurance can be given that the Internal Revenue Service ("IRS") or a court will agree with the treatment described herein. No ruling will be obtained from the IRS concerning the application of the contingent payment debt regulations to the notes. Any differing treatment could materially affect the amount, timing and character of income, gain or loss in respect of an investment in the notes. In particular, a holder might be required to accrue interest income at a higher or lower rate, might not recognize income, gain or loss upon conversion of the notes into shares of our common stock, might recognize capital gain or loss upon a taxable disposition of the notes and might have an adjusted tax basis in the notes or our common stock acquired upon conversion of a note materially different than described herein.

         Additionally, we are uncertain as to whether we are a U.S. real property holding corporation for U.S. federal income tax purposes. If we are or become a U.S. real property holding corporation, certain Non-United States Holders (as that term is defined in "Material U.S. Federal Income Tax Considerations") may be subject to U.S. federal income tax on any gain realized on (a) the sale, conversion, exchange, redemption or retirement of the notes or
(b) the sale or other disposition of our common stock received upon conversion.

         The material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes are summarized in this prospectus under the heading "Material U.S. Federal Income Tax Considerations."

WE EXPECT THAT THE TRADING VALUE OF THE NOTES WILL BE SIGNIFICANTLY AFFECTED BY THE PRICE OF OUR COMMON STOCK AND OTHER FACTORS.

         The market price of the notes is expected to be significantly affected by the market price of our common stock. This may result in greater volatility in the trading value of the notes than would be expected for non-convertible debt securities.

BEFORE CONVERSION, HOLDERS OF THE NOTES WILL NOT BE ENTITLED TO ANY STOCKHOLDER RIGHTS WITH RESPECT TO OUR COMMON STOCK, BUT HOLDERS WILL BE SUBJECT TO ALL CHANGES AFFECTING OUR COMMON STOCK.

         Holders of notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but holders will be subject to all changes affecting the common stock. A holder will only be entitled to rights with respect to the common stock if and when we deliver shares of common stock to the holder upon conversion of its notes. For example, in the event that an amendment is proposed to our articles of incorporation or bylaws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to the conversion date, the holders of the notes will not be entitled to vote on the amendment, although they will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

WE MAY ISSUE ADDITIONAL SHARES OF COMMON STOCK AND THEREBY MATERIALLY AND ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK.

         We are not restricted from issuing additional common stock during the remaining life of the notes and we have no obligation to consider the interests of the holders of notes in connection with any such issuance. If we issue additional shares of common stock, it may materially and adversely affect the price of our common stock and, in turn, the price of the notes.

OUR SHAREHOLDER RIGHTS PLAN AND CERTAIN PROVISIONS OF ARIZONA LAW AND THE NOTES OFFERED HEREBY COULD LIMIT ANOTHER PARTY'S ABILITY TO ACQUIRE US.

         Our shareholder rights plan and the provisions of Arizona Law described below under "Description of Capital Stock", individually or collectively, may make it difficult for another company to acquire control of us, even if the transaction would result in the shareholders receiving a premium for their shares over current market prices. Certain provisions of the notes may also have a similar effect.

RISKS RELATING TO OUR BUSINESS

OUR REGULATED SUBSIDIARIES ARE SUBJECT TO COMPREHENSIVE ENERGY REGULATION, AND CHANGES IN OUR REGULATED SUBSIDIARIES' REGULATORY ENVIRONMENT AND RECENT EVENTS IN THE ENERGY MARKETS THAT ARE BEYOND OUR CONTROL MAY SIGNIFICANTLY AFFECT OUR BUSINESS AND OUR ACCESS TO CAPITAL MARKETS.

         Our regulated subsidiaries are subject to comprehensive and changing governmental regulation at both the state and federal levels. Steps taken and being considered at the state and federal levels continue to change the structure of the electric industry and utility regulation.

         At the state level, the ACC has jurisdiction over TEP's, UNS Gas' and UNS Electric's rates charged to retail customers, the issuance of securities, disposition of assets and transactions with affiliated parties.

         At the federal level, our regulated subsidiaries are subject to regulation by the FERC under the Federal Power Act, among other things. The FERC has jurisdiction over rates for electric transmission in interstate commerce and rates for wholesale sales of electric power, among other things. The FERC regulates the terms and prices of our regulated subsidiaries' transmission services and sales of electricity at wholesale prices.

         In July 2002, the FERC issued a Notice of Proposed Rulemaking on what it called "standard market design," or "SMD," that called for "sweeping changes" to the federal energy regulatory regime, including, among other things, a proposed requirement that all transmission-owning utilities transfer control of their transmission facilities to a regional transmission organization, or RTO. TEP and other transmission owners in the southwest United States have made various filings with the FERC regarding the formation of an RTO to be known as WestConnect RTO, including an October 2001 petition for declaratory order as to whether the WestConnect RTO proposal would satisfy FERC's criteria for an RTO. An October 2002 FERC order, as clarified and reheard by a September 2003 FERC order, found that, if modified in certain respects, the WestConnect RTO proposal would generally satisfy FERC's RTO requirements. In an April 2003 white paper, which used the term "wholesale market platform" in lieu of "SMD," FERC indicated that it was considering a more flexible approach to the regulatory initiatives contemplated by its July 2002 Notice of Proposed Rulemaking that would, among other things, allow for greater regional variations between and among RTOs.

         Participation in an RTO, like that which might be required or promoted by FERC through a final order on SMD or other actions, would materially alter the manner in which UniSource Energy's regulatory utilities own and operate their transmission services. We cannot predict the precise nature or effect of the FERC's SMD or RTO initiatives or whether WestConnect RTO will be approved as proposed.

         As a result of the energy crisis in California during 2000 and 2001, the volatility of natural gas and electricity prices in North America, the bankruptcy filings by Enron Corporation and Pacific Gas & Electric Company, and investigations by governmental authorities into energy trading activities, companies in the regulated and unregulated utility businesses have been under increased scrutiny by state and federal regulators, the capital markets and the rating agencies. We cannot predict or control what effect these types of events or future actions of regulatory agencies may have on our business or our access to capital markets.

DEREGULATION OR RESTRUCTURING OF THE ELECTRIC INDUSTRY MAY RESULT IN INCREASED COMPETITION, WHICH COULD HAVE A SIGNIFICANT IMPACT ON OUR BUSINESS AND FINANCIAL RESULTS.

         In 1999, the ACC approved rules that provided a framework for the introduction of retail electric competition in Arizona. Continued regulatory developments and legal challenges to the rules, however, have raised uncertainty about the status and pace of retail competition in Arizona. Currently, none of TEP's retail customers are receiving energy from other providers. TEP cannot predict when, and the extent to which, competitors will enter TEP's service territory.

         In January 2005, an Arizona Court of Appeals decision became final in which the Court held invalid certain portions of the ACC rules on retail competition and related market pricing. Based on this decision, we expect that the ACC will address the competition rules in an administrative proceeding during 2005. We cannot predict what changes, if any, the ACC will make to the competition rules. Additionally, notwithstanding the presence of a 1999 settlement agreement addressing TEP rates and generation services, we cannot predict whether the ACC will attempt to reinstate cost of service ratemaking for all or a portion of TEP's generation services at a future point in time or whether, in addressing its competition rules, the rate mechanisms established under the 1999 settlement agreement will be modified prior to the expiration of the 1999 settlement agreement in 2008.

         As a result of changes in federal laws and regulatory policy, competition in the wholesale market has greatly increased due to increased participation by utilities, non-utility generators, independent power producers and other wholesale power marketers and brokers. As of the end of 2004, electric generating capacity in Arizona has grown to approximately 25,000 MW, an increase of nearly 60% since 2001. A majority of this growth over the last three years is the result of 16 new or upgraded gas-fired generating units with a combined capacity of approximately 9,200 MW. Increased competition together with increased supply could reduce the prices at which we sell electricity in the wholesale market, which could reduce our wholesale sales and revenues. In addition, the presence of fewer creditworthy counterparties, as well as legal, political and regulatory uncertainties, has reduced market liquidity and trading volume and therefore increased volatility in the wholesale energy markets.

RESTRICTIONS ON RATE INCREASES AT TEP, UNS GAS AND UNS ELECTRIC COULD NEGATIVELY IMPACT OUR RESULTS OF OPERATIONS, CASH FLOWS AND NET INCOME.

         TEP entered into a settlement agreement with certain customer groups in 1999 ("1999 Settlement Agreement"). TEP does not have a purchase power or fuel adjustment rate mechanism. Under the terms of the settlement agreement, no rate case filed by TEP through 2008 may result in a net rate increase. In the event that power purchase, natural gas or coal costs, operation and maintenance or other expenses increase, TEP could be adversely affected unless TEP were able to seek recovery of such increased costs under emergency provisions of the 1999 settlement agreement. TEP may not be able to recover such costs.

         On June 1, 2004, TEP filed general rate case information with the ACC. TEP's filing does not propose any change in retail rates. Absent the restriction on raising rates provided in the 1999 Settlement Agreement, we believe that the data presented by TEP would justify an increase in retail rates of 16%. Despite the indicated revenue deficiency, the ACC could conclude that TEP should decrease rates. Such a decision could adversely affect TEP's results of operations, cash flows and net income.

         Under the terms of the ACC order approving UniSource Energy's acquisition of the Arizona gas and electric assets of Citizens Communications Company ("Citizens") ("ACC Citizens Order"), UNS Gas and UNS Electric may not file a general rate case until August 2006 and any resulting rate increase may not become effective until August 1, 2007. UNS Gas has an automatic gas price adjustment mechanism, known as the Purchased Gas Adjustor Factor, or PGA Factor, through which increases or decreases in the cost of gas can be passed on to customers. The PGA Factor is calculated on a 12-month rolling average of actual gas costs and is subject to a cap on how much the factor can change in a twelve-month period. When under- or over-recovery of gas costs reaches approximately $4.5 million, UNS Gas may request a PGA surcharge or surcredit, which is subject to a review by the ACC, with the goal of collecting or refunding the amount deferred from or to customers. UNS Gas may therefore not be able to recover increased fuel costs in a timely manner or at all. UNS Electric has a purchase power and fuel rate adjustment clause which allows for adjustment to the base rate for increased or lower power prices through a separate surcharge or surcredit which must be approved by the ACC. Otherwise, UNS Gas and UNS Electric must seek recovery of increased costs (such as maintenance or capital expenditure costs) either through emergency provisions contained in the ACC Citizens Order or through future general rate case proceedings. UNS Gas and UNS Electric may not be able to recover such costs.

         Prices for wholesale electricity and natural gas may fluctuate substantially over relatively short periods of time and expose TEP, UNS Gas and, to a lesser extent, UNS Electric to commodity price risks to the extent they cannot be passed onto customers in a timely manner or at all. Wholesale electricity prices in the western markets have been volatile in recent years. In the event of shortfalls due to unforeseen increases in load demand or outages of generation or transmission, TEP may need to purchase additional supplemental power in the wholesale spot market at higher prices than are recovered through existing rates.

         Restrictions on rate increases at TEP, UNS Gas and UNS Electric also expose them to other changes in costs related to interest rates, employee benefits and other costs of doing business.

MATERIAL CHANGES TO TEP'S RETAIL RATES COULD OCCUR, WHICH COULD NEGATIVELY IMPACT TEP'S RESULTS OF OPERATIONS, CASH FLOWS AND NET INCOME.

         The 1999 Settlement Agreement provides that TEP's fixed competitive transition charge ("fixed CTC") will expire when TEP's $450 million transition recovery asset is fully amortized or on December 31, 2008, whichever is earlier. Based on current projections of retail sales, the transition recovery asset is expected to be fully amortized by mid-2008. Absent any other change to TEP's retail rate structure, we estimate that the expiration of the fixed CTC (which currently produces revenues of just under one cent per kWh sold) will result in an average decrease in revenues from retail rates of approximately 12% relative to revenues from current retail rates.

         The 1999 Settlement Agreement also specifies that TEP's floating competitive transition charge ("floating CTC") will expire on December 31, 2008. This charge, which moves inversely to changes in TEP's market-based generation services rate, presently appears as a credit on retail customer bills. Based on current forward pricing in the wholesale energy markets, we anticipate that the floating CTC will continue to appear as a credit on retail customer bills through 2008. After the expiration of the floating CTC, TEP's rates for generation services would be market-based. Absent any other change to TEP's retail rate structure, expiration of the floating CTC would result in market-based generation services rates which would, based on current forward pricing in the wholesale energy markets, produce a significant retail rate increase in January 2009 relative to current retail rates.

         In an effort to resolve the uncertainty regarding the methodology that will be applied to determine TEP's rates for generation service after the CTCs expire, TEP filed a motion with the ACC on May 4, 2005 requesting that the ACC issue an order declaring its position regarding the rate treatment that will be afforded to TEP's generation assets after 2008.

         In May 2005, a number of participants in TEP's rate proceedings, including the staff of the ACC, filed responses to TEP's motion. Those responses reflect differing interpretations of the 1999 Settlement Agreement. A number of these responses dispute TEP's assertion that the existing rate structure contemplates market-based rates for generation services after December 31, 2008.

         On June 1, 2005, TEP filed a reply in support of its motion. The reply states that the differences of opinion expressed in the various responses filed underscore the need for the ACC to clarify how it will determine TEP's rates for generation services after December 31, 2008. TEP's reply also states that, although it would prefer that the ACC continue to authorize TEP to charge market-based rates for generation services after December 31, 2008, it is concerned that its customers will be subject to a significant increase in rates in 2009. If the ACC intends to rescind TEP's authorization to charge market-based rates for its generation services, that change will have immediate consequences for the 1999 Settlement Agreement, the 2004 general rate case information filing and future TEP rate cases. As a result, TEP suggested in its reply modifications to the 1999 Settlement Agreement, including an extension of existing rates beyond 2008. On June 10, 2005, an administrative law judge of the ACC issued an order revising the schedule for TEP's 2004 rate review; however, the order took no action on TEP's May 4, 2005 motion.

         In the event that the ACC reinstates cost of service ratemaking for TEP's generation services and does not allow other factors that have changed in the intervening years to be considered, significant retail rate decreases could occur. Any such rate decreases could negatively impact TEP's results of operations, cash flows and net income.

THE EXPIRATION OF POWER SUPPLY AGREEMENTS AND OUR GROWING CUSTOMER BASE WILL REQUIRE US TO FIND ALTERNATE SOURCES FOR A PORTION OF OUR ENERGY NEEDS.

         Our electric utility subsidiaries are parties to power supply agreements which expire between 2005 and 2008. UNS Electric has a full requirements contract (approximately 390 MW in 2004) with Pinnacle West Capital Corporation, or PWCC, which expires May 31, 2008. TEP has a 75 MW contract with PPL Energy Plus, LLC expiring in December 2006, and a 50 MW contract with Panda Gila River, LP through September 2005, as well as other short-term power purchase agreements to meet 2005 summer load requirements.

         The expiration of these contracts, with our growing customer base, will require us to find other sources of energy to supply our customers. We may enter into new purchase power contracts or we may invest in new generation facilities. We may not be able, however, to identify additional investment opportunities or make investments on favorable terms. In addition, we cannot assure you whether we will be able to enter into purchase power contracts on favorable terms or at all. If we are unable to do so, we may be required to purchase power on the spot market which could expose us to volatile market prices. In addition, if capacity problems develop in the western power markets, TEP and UNS Electric may find it difficult or more expensive to replace the energy provided under their existing agreements.

OUR UTILITY SUBSIDIARIES' REVENUES, RESULTS OF OPERATIONS AND CASH FLOWS ARE SEASONAL AND ARE SUBJECT TO RISKS THAT ARE BEYOND THEIR CONTROL.

         The seasonality of our utility subsidiaries' operations could impair our ability to make payments on the notes when due. Our primary source of cash to make required payments on the notes will be dividends from our utility subsidiaries' net income. TEP typically earns the majority of its operating revenue and net income in the third quarter because of high air conditioning usage by its retail customers due to hot summer weather. Furthermore, TEP typically reports limited net income in the first quarter because of relatively mild winter weather in its retail service territory. UES' consolidated operating results are expected to be less seasonal than TEP's due to sales of both winter-peaking gas by UNS Gas and summer-peaking electricity by UNS Electric. In addition, changes in the weather may adversely affect our operating revenues and net income. When summer temperatures are lower than normal, or when winter temperatures are higher than normal, we sell less power and consequently earn less income. If cash on hand and borrowing availability are insufficient to cover payments on the notes, this seasonality could adversely affect our ability to make payments on the notes.

TEP MAY BE REQUIRED TO REDEEM SIGNIFICANT AMOUNTS OF ITS OUTSTANDING TAX-EXEMPT BONDS.

         TEP has financed a portion of its utility plant assets with approximately $359 million of tax-exempt bonds for which the exemption from income taxes requires that the financed facilities be used for the local furnishing of electric energy. Various events, including, in certain circumstances, the formation of an RTO or an independent system operator, asset divestitures, changes in tax laws or changes in system operations, could cause TEP to have to redeem or defease some or all of these bonds which could adversely affect TEP's results of operations and cash flows. Any redemption or defeasance of these bonds would likely require the issuance and sale of higher cost taxable debt securities in the same or a greater principal amount.

OUR FACILITIES ARE SUBJECT TO OPERATIONAL RISKS.

         TEP's generation assets use coal as the primary fuel for energy generation. Although coal-fired generating stations are generally highly reliable, operational failures and unscheduled outages occur from time to time. Operational failures or unscheduled outages at our utility subsidiaries' facilities, particularly during peak seasons, could result in unanticipated power purchases which could adversely impact our utility subsidiaries' revenues, operating and capital expenses and results of operations. Also, the cost of repairing damage to our utility subsidiaries' facilities due to storms, natural disasters, wars, terrorist acts and other catastrophic events in excess of insurance coverage could adversely impact our utility subsidiaries' revenues, operating and capital expenses, results of operations and net income.

TEP LEASES, RATHER THAN OWNS, A MATERIAL PORTION OF ITS GENERATION ASSETS.

         TEP, under separate sale and leaseback arrangements, leases the following generation facilities:

               o coal handling facilities at Springerville Generating Station ("Springerville");

               o a 50% undivided interest in the common facilities at Springerville;

               o Springerville Unit 1 and the remaining 50% undivided interest in Springerville common facilities; and

               o    Sundt Unit 4 and related common facilities.

         These leases expire at various times between 2011 and 2021. TEP may renew the leases or purchase the leased assets at such times. These renewal and purchase options are generally for fair market value as determined at that time. The cost of renewing or purchasing the leased assets, or the cost of procuring alternate sources of generation or purchased power, could adversely affect TEP's results of operation, cash flows and net income.

         In addition, in the event that the debt relating to the leases of the 50% undivided interest in the Springerville common facilities is not refinanced by June 2006, such leases will terminate, and TEP will be required to repurchase such interest in the common facilities for approximately $125 million. Any such repurchase could adversely affect TEP's results of operations, cash flows and net income.

THE HEDGING PROCEDURES OF TEP AND UNS GAS MAY NOT PROTECT THEIR SALES AND NET INCOME FROM GAS PRICE VOLATILITY.

         To lower their financial exposure to fluctuations in natural gas prices, TEP and UNS Gas hedge a portion of their gas purchases with fixed price contracts up to three years in advance. UNS Gas hedges with the goal of hedging at least 45% and not more than 80% of its expected monthly gas consumption with fixed prices prior to the delivery month. Both TEP and UNS Gas purchase their remaining gas needs in the spot and short-term markets. To the extent they have unhedged positions or their hedging procedures do not work as planned, their business, results of operations, cash flows and net income could be adversely affected.

WE ARE SUBJECT TO NUMEROUS ENVIRONMENTAL LAWS AND REGULATIONS WHICH MAY INCREASE THE COST OF OPERATIONS OF OUR SUBSIDIARIES, IMPACT OUR BUSINESS PLANS OR EXPOSE US TO ENVIRONMENTAL LIABILITIES.

         We are subject to numerous federal, state and local environmental regulations affecting our present and future operations, including regulations regarding air emissions, water quality, wastewater discharges, solid waste, and hazardous waste. Many of these regulations arise from TEP's use of coal as the primary fuel for energy generation. These laws and regulations generally require us to obtain and comply with a variety of environmental licenses, permits, inspections and other approvals and can result in increased capital, operating and other costs.

         Existing environmental regulations may be revised or new regulations may be adopted or become applicable to us. This may result in increased compliance costs or additional operating restrictions, which may have an adverse effect on our results of operations or financial condition.

OUR UTILITY SUBSIDIARIES MAY BE SUBJECT TO ENVIRONMENTALLY-RELATED LITIGATION AND CONTRACTUAL OBLIGATIONS.

         Our utility subsidiaries may be periodically subject to environmentally-related litigation that may delay business initiatives, divert management attention from other matters or impose liability on our utility subsidiaries. There is pending litigation challenging existing permits and seeking to impose more stringent emissions standards on the Springerville Generating Station. These challenges could delay or prevent attainment of our business goals. We cannot guarantee the outcome of these or any future lawsuits.

         TEP is also contractually obligated to pay a portion of its environmental reclamation costs at generating stations in which it has a minority interest and possibly at the mines that supply these remote generating stations. While TEP has recorded the portion of its costs that can be determined at this time, the total costs for final reclamation at these sites are unknown and could be substantial.

TEP MAY NOT RECEIVE REQUIRED REGULATORY APPROVALS TO CONSTRUCT A NEW TUCSON-NOGALES TRANSMISSION LINE.

         In January 2001, TEP and Citizens (now UES) entered into a project development agreement for the joint construction of a 62-mile transmission line from Tucson to Nogales, Arizona. This project was initiated by Citizens (now
UES) in response to an order by the ACC to improve reliability to its retail customers in Nogales, Arizona. TEP is currently seeking approvals for the project from the ACC, the Department of Energy ("DOE"), the U.S. Forest Service, the U.S. Bureau of Land Management, and the International Boundary and Water Commission.

         There is disagreement among some of the agencies regarding the preferred route for the transmission line. As a result, the ACC has ordered TEP to re-open the state line siting process. The ACC has also ordered TEP to investigate and engage in discussions with ACC staff and intervenors regarding potential alternatives to the line.

         The future costs of construction to Nogales, Arizona are expected to be approximately $76 million. Through December 31, 2004, approximately $10 million in land acquisition, engineering and environmental expenses have been capitalized related to this project. If TEP does not receive the required approvals, it may be required to expense $8 million of the costs that have been capitalized related to the project, propose alternative methods to the ACC for approving reliability and spend additional amounts to implement such alternatives. The expenditures related to alternative methods for improving reliability are expected to be less than $76 million.

WE EXPECT MILLENNIUM'S UNREGULATED BUSINESSES WILL CONTINUE TO REPORT LOSSES.

         Although UniSource Energy intends to cease making capital contributions to Millennium, we expect that Millennium will continue to report losses affecting our results of operations. Millennium's current funding commitments to its businesses total approximately $15 million. In addition, we may be required to recognize impairment losses with respect to the Millennium businesses, which had a net book value of approximately $106 million as of March 31, 2005.

                                 USE OF PROCEEDS

         The selling securityholders will receive all of the net proceeds from the sales of the securities. We will not receive any of the proceeds from the sales of the securities by the selling securityholders.


                           PRICE RANGE OF COMMON STOCK

         Our common stock is listed on the New York and Pacific stock exchanges under the ticker symbol "UNS." The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock as reported on the consolidated reporting system of the New York Stock Exchange.


--------------------------------------------------------------------------------
FISCAL QUARTER ENDED                               HIGH              LOW
--------------------                               ----              ---
--------------------------------------------------------------------------------
2003
--------------------------------------------------------------------------------
     March 31................................   $    18.10        $    16.00
--------------------------------------------------------------------------------
     June 30.................................        19.27             17.05
--------------------------------------------------------------------------------
     September 30............................        19.80             17.65
--------------------------------------------------------------------------------
     December 31.............................        24.90             19.01
--------------------------------------------------------------------------------
2004
--------------------------------------------------------------------------------
     March 31................................   $    24.74        $    24.11
--------------------------------------------------------------------------------
     June 30.................................        24.93             24.15
--------------------------------------------------------------------------------
     September 30............................        24.94             24.20
--------------------------------------------------------------------------------
     December 31.............................        24.88             22.90
--------------------------------------------------------------------------------
2005
--------------------------------------------------------------------------------
     March 31................................   $    34.80        $    24.30
--------------------------------------------------------------------------------
     Second quarter through June 21, 2005....   $    31.98        $    28.10
--------------------------------------------------------------------------------


         On June 10, 2005, we paid a dividend of $0.19 per share to holders of record as of May 18, 2005. On June 21, 2005, the closing price of our common stock, as reported on the consolidated reporting system of the New York Stock Exchange, was $29.70. On June 21, 2005, there were approximately 13,178 holders of record.

         The declaration of dividend payments on our common stock is at the sole discretion of our board of directors and is subject to numerous factors, including our directors' evaluation of our financial condition, earnings, cash flows and dividend policy.

                             SELLING SECURITYHOLDERS

         We originally issued the notes in a private placement in March 2005. The initial purchasers of the notes have advised us that the notes were resold in transactions exempt from the registration requirements of the Securities Act to "qualified institutional buyers," as defined in Rule 144A of the Securities Act. Selling securityholders may offer and sell the notes and/or shares of our common stock issuable upon conversion of the notes pursuant to this prospectus. References to the "selling securityholders" in this prospectus include those persons listed in the table below, as well as the pledgees, donees, assignees, transferees, successors and others who later hold any of the selling securityholders' interests.

         The selling securityholders are offering the securities under this prospectus pursuant to existing registration rights conferred by the registration rights agreement, as described under "Description of the Notes--Registration Rights." The following table sets forth information, as of June 21, 2005, with respect to the selling securityholders and the principal amounts of the notes and number of shares beneficially owned by each of them that may be offered under this prospectus. The information is based on information provided by or on behalf of the selling securityholders. Unless set forth below, to our knowledge, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates, or beneficially owns in excess of 1% of the outstanding shares of our common stock. Since the date on which each selling securityholder identified below provided this information, any of these selling securityholders may have sold, transferred or otherwise disposed of all or a portion of its securities in transactions exempt from the registration requirements of the Securities Act or pursuant to this prospectus. Information concerning the selling securityholders may change from time to time, and any changed information will be set forth in supplements to this prospectus or in post-effective amendments to the shelf registration statement, of which this prospectus is part, to the extent required. In addition, the conversion rate, and therefore the number of shares issuable upon conversion of the notes, is subject to adjustment. Accordingly, the number of shares issuable upon conversion of the notes may increase or decrease.

         The selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the securities. Because the selling securityholders are not obligated to sell securities, we cannot estimate the amount of the notes or how many shares of common stock that the selling securityholders will hold upon consummation of any such sales.


                                        Principal Amount of                    Number of Shares       Percentage of
                                        Notes Beneficially      Percentage of   of Common Stock         Shares of
                                            Owned That              Notes          That May            Common Stock
Selling Securityholder                      May be Sold          Outstanding      be Sold (1)       Outstanding (2)(3)
------------------------------------    -------------------     -------------  ----------------     ------------------
Acuity Master Fund, Ltd.                     $3,000,000             2.00%             80,000                *
Aloha Airlines Non Pilots Pension                10,000             0.01                 267                *
   Trust
Aloha Pilots Retirement Trust                     5,000             0.00                 133                *
Arkansas PERS                                   220,000             0.15               5,867                *
Associated Electric & Gas Insurance             200,000             0.13               5,333                *
   Services Limited
Astrazeneca Holdings Pension                     65,000             0.04               1,733                *
Attorneys Title Insurance Fund                   20,000             0.01                 533                *
Basso Holdings Ltd.                             400,000             0.27              10,667                *
Basso Multi Strategy Holding Fund             1,600,000             1.07              42,667                *
   Ltd.
BNP Paribas Equity Strategies, SNC            2,295,000             1.53              61,200                *
Boilermakers Blacksmith Pension                 270,000             0.18               7,200                *
   Trust
C&H Sugar Co. Inc.                               15,000             0.01                 400                *
CNH CA Master Account, L.P.                     250,000             0.17               6,667                *
CooperNeff Convertible Strategies               842,000             0.56              22,453                *
   (Cayman) Master Fund, LP


                                       19



                                        Principal Amount of                    Number of Shares       Percentage of
                                        Notes Beneficially      Percentage of   of Common Stock         Shares of
                                            Owned That              Notes          That May            Common Stock
Selling Securityholder                      May be Sold          Outstanding      be Sold (1)       Outstanding (2)(3)
------------------------------------    -------------------     -------------  ----------------     ------------------
Delaware Dividend Income Fund, a                250,000             0.17%              6,667                *
   series of Delaware Group Equity
   Funds V
Delaware PERS                                   125,000             0.08               3,333                *
Delta Airlines Master Trust                      65,000             0.04               1,733                *
Duke Endowment                                   60,000             0.04               1,600                *
Fore Convertible Master Fund, Ltd.            4,000,000             2.67             106,667                *
Fore ERISA Fund, Ltd.                         2,000,000             1.33              53,333                *
Fore Multi Strategy Master Fund,              3,000,000             2.00              80,000                *
   Ltd.
Global Bermuda Limited Partnership              600,000             0.40              16,000                *
Grace Convertible Arbitrage Fund,             1,750,000             1.17              46,667                *
   Ltd.
Guggenheim Portfolio Company VIII             2,000,000             1.33              53,333                *
   (Cayman) Ltd.
Hallmark Convertible Securities Fund             15,000             0.01                 400                *
Hawaiian Airlines Employees Pension               5,000             0.00                 133                *
   Plan IAM
Hawaiian Airlines Pension Plan for                5,000             0.00                 133                *
   Salaried Employees
Hawaiian Airlines Pilots Retirement              10,000             0.01                 267                *
   Plan
HighBridge International LLC                  2,500,000             1.67              66,667                *
ICI American Holdings Trust                      50,000             0.03               1,333                *
Institutional Benchmark Management              250,000             0.17               6,667                *
   Fund c/o Quattro Fund
Jefferies & Co., Inc.                           500,000             0.33              13,333                *
KBC Financial Products USA Inc.                 585,000             0.39              15,600                *
Lakeshore International, Ltd.                 2,400,000             1.60              64,000                *
LDG Limited                                     252,000             0.17               6,720                *
Lyxor/Convertible Arbitrage Fund                382,000             0.25              10,187                *
   Limited
Lyxor/Quest Fund Ltd                            700,000             0.47              18,667                *
Man Mac 1 Limited                             2,000,000             1.33              53,333                *
MSS Convertible Arbitrage 1 c/o TQA              17,000             0.01                 453                *
Nuveen Preferred & Convertible Fund           1,035,000             0.69              27,600                *
   JQC
Nuveen Preferred & Convertible                  755,000             0.50              20,133                *
   Income Fund JPC
OCLC Online Computer Library Center               5,000             0.00                 133                *
   Inc.
Prudential Insurance Company of                  15,000             0.01                 400                *
   America


                                       20

                                        Principal Amount of                    Number of Shares       Percentage of
                                        Notes Beneficially      Percentage of   of Common Stock         Shares of
                                            Owned That              Notes          That May            Common Stock
Selling Securityholder                      May be Sold          Outstanding      be Sold (1)       Outstanding (2)(3)
------------------------------------    -------------------     -------------  ----------------     ------------------
Quattro Fund Ltd.                             4,500,000             3.00%            120,000                *
Quattro Multistrategy Masterfund LP             250,000             0.17               6,667                *
Quest Global Convertible Master                 300,000             0.20               8,000                *
   Fund Ltd
Sage Capital Management, LLC                  3,500,000             2.33              93,333                *
Singlehedge US Convertible                      336,000             0.22               8,960                *
   Arbitrage Fund
Southern Farm Bureau Life Insurance             110,000             0.07               2,933                *
Sphinx Fund                                     309,000             0.21               8,240                *
State of Oregon Equity                          610,000             0.41              16,267                *
Sturgeon Limited                                395,000             0.26              10,553                *
Syngenta AG                                      30,000             0.02                 800                *
TQA Master Fund, Ltd                          1,978,000             1.32              52,747                *
TQA Master Plus Fund, Ltd                     3,144,000             2.10              83,840                *
Vicis Capital Master Fund                     5,000,000             3.33             133,333                *
Xavex - Convertible Arbitrage 7 c/o             186,000             0.12               4,960                *
   TQA
Zurich Institutional Benchmarks                 429,000             0.29              11,440                *
   Master
Unnamed securityholders or any
   future transferees, pledgees,
   donees, assignees or successors
   of or from any such unnamed
   securityholder (4)                        94,400,000            62.93           2,517,333              6.7636
                                         --------------           ------        ------------             ----------
Total                                    $  150,000,000            100.0%          4,000,000             10.3355%(5)
                                         ==============           ======        ============             ==========


----------------------

*    Less than 1%
(1) Assumes conversion of all of the holder's notes at an initial conversion rate of 26.6667 shares of our common stock per $1,000 principal amount of the notes. However, this conversion rate will be subject to adjustment as described under "Description of the Notes--Conversion of Notes--Conversion Rate Adjustments." As a result, the number of shares of our common stock issuable upon conversion of the notes may increase or decrease in the future.
(2) Calculated on the basis of 34,701,669 shares of our common stock outstanding as of June 21, 2005. In calculating this percentage, based on Rule 13d-3(d)(1)(i) of the Exchange Act, we treated as outstanding that number of shares of our common stock issuable upon conversion of all of the particular holder's notes. However, we did not assume the conversion of any other holder's notes.
(3) Assumes that all holders of notes, or any future transferees, pledgees, donees, or successors of or from such holders of notes, do not beneficially own any shares of our common stock other than the shares issuable upon conversion of the notes at the initial conversion rate.
(4) Information about other selling securityholders will be provided in one or more prospectus supplements or post-effective amendments to the registration statement of which the prospectus is a part.
(5) Calculated by dividing the number of shares that the selling securityholders may sell under this prospectus by the sum of the 34,701,669 shares of our common stock outstanding as of June 21, 2005 plus the 4,000,000 shares into which the $150,000,000 of notes are convertible.



                            DESCRIPTION OF THE NOTES

         We issued the notes under an indenture between us and The Bank of New York, as trustee. The notes and the shares issuable upon conversion of the notes are covered by a registration rights agreement.

         The following description is only a summary of the material provisions of the notes, the indenture and the registration rights agreement. It does not purport to be complete. We urge you to read these documents in their entirety because they, and not this description, define the rights of holders of the notes. You may request copies of these documents from us upon written request at our address, which is listed in this prospectus under "Information Regarding UniSource Energy Corporation."

         For purposes of this section, references to "we," "us," "our" and "UniSource Energy" refer solely to UniSource Energy Corporation and not to its subsidiaries.

GENERAL

         THE NOTES

         The notes:

         o    are limited to $150,000,000 aggregate principal amount;

         o mature on March 1, 2035, unless earlier converted by holders, redeemed at our option or purchased by us at the option of holders;

         o bear interest at a rate of 4.50% per annum on the principal amount, payable semi-annually, in arrears, on each March 1 and September 1, beginning on September 1, 2005, to the holders of record at the close of business on the preceding February 15 and August 15, respectively;

         o accrue contingent interest, which may be payable as set forth below under "--Contingent Interest";

         o will bear additional interest if we fail to comply with certain obligations set forth below under "--Registration Rights";

         o are convertible into shares of our common stock at an initial conversion rate of 26.6667 shares of our common stock per $1,000 principal amount of notes (which represents a conversion price of approximately $37.50 per share of common stock) under the conditions and subject to such adjustments as are described below under "--Conversion of Notes";

         o are redeemable by us beginning on March 5, 2010, in whole or in part, at a redemption price in cash equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest (including contingent interest and additional interest), if any, under the conditions set forth below under "--Optional Redemption;"

         o are subject to repurchase by us for cash at the option of the holders on March 1, 2015, 2020, 2025 and 2030, or upon the occurrence of a "fundamental change" (as defined below under "--Repurchase of Notes at the Option of Holders--Repurchase of Notes at the Option of Holders Upon a Fundamental Change"), at a repurchase price in cash equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest (including contingent interest and additional interest), if any, to, but not including, the repurchase date as described below under "--Repurchase of Notes at the Option of Holders--Optional Put" and "--Repurchase of Notes at the Option of Holders--Repurchase of Notes at the Option of Holders upon a Fundamental Change;" and

         o are represented by one or more registered securities in global form as described below under "--Book-Entry, Delivery and Form."

         The indenture does not contain any financial covenants and does not restrict us or our subsidiaries from paying dividends, incurring additional senior indebtedness or any other indebtedness or issuing or repurchasing securities. The indenture contains no covenants or other provisions to afford protection to holders of notes in the event of highly leveraged transactions or a fundamental change of UniSource Energy, except to the extent described under "--Repurchase of Notes at the Option of Holders--Repurchase of Notes at the Option of Holders Upon a Fundamental Change" and "--Consolidation, Merger and Sale of Assets."

         The notes will be our general unsecured senior obligations, ranking equally in right of payment with all of our existing and future unsecured senior indebtedness, and senior in right of payment to any of our future indebtedness that is expressly subordinated to the notes. The notes will be junior in right of payment to all of our secured indebtedness to the extent of the value of the collateral securing those obligations and structurally subordinated in right of payment to all indebtedness and liabilities of our subsidiaries, including trade credit.

         No sinking fund is provided for the notes. The notes are issued only in registered form, without coupons, in denominations of $1,000 principal amount and multiples thereof.

         We will maintain an office where the notes may be presented for registration, transfer, exchange or conversion. This office will initially be an office or agency of the trustee. Except under limited circumstances described below, the notes will be issued only in fully registered book-entry form, without coupons, and will be represented by one or more global securities. We may pay interest by check mailed to each holder at its address as it appears in the notes register; provided, however, that holders with notes in an aggregate principal amount in excess of $2.0 million will be paid, at their written election, by wire transfer of immediately available funds; provided further, however, that payments to DTC will be made by wire transfer of immediately available funds to the account of DTC or its nominee. There will be no service charge for any registration of transfer or exchange of notes. We may, however, require holders to pay a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers or exchanges.

         Holders may not sell or otherwise transfer the notes or the common stock issuable upon conversion of the notes except in compliance with the provisions set forth below under "--Registration Rights." Neither we nor the registrar nor the trustee is required to exchange or register a transfer of:

          o any notes for a period of 15 days before any mailing of a redemption notice; or

          o any notes that have been called for redemption or for which the holder has delivered, and not validly withdrawn, a repurchase notice or fundamental change repurchase notice, except, in the case of a partial redemption or repurchase, that portion of the notes not being redeemed or repurchased.

         Each holder agreed in the indenture to treat the notes, for United States federal income tax purposes, as "contingent payment debt instruments" and to be bound by our application of the contingent payment debt regulations, including our determination that the rate at which interest will be deemed to accrue for U.S. federal income tax purposes will be 6.50%, compounded semi-annually. The material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes are summarized in this prospectus under the heading "Material U.S. Federal Income Tax Considerations."

         STRUCTURAL SUBORDINATION

         We are a holding company that derives substantially all of its income from its operating subsidiaries. The notes will be structurally subordinated to all indebtedness and other liabilities, including trade payables and debt, and preferred stock incurred or issued by our subsidiaries. The indenture governing the notes does not place any limit on the amount of liabilities, including trade payables and debt, or preferred stock, that our subsidiaries may issue, guarantee or otherwise incur.

         INTEREST

         The notes bear interest at a rate of 4.50% per annum on the principal amount from March 1, 2005. We will pay interest semi-annually, in arrears, on March 1 and September 1 of each year, beginning on September 1, 2005, subject to limited exceptions if the notes are converted prior to the relevant interest payment date. Interest will be paid to the holders of record at the close of business on the February 15 and August 15, as the case may be, immediately preceding the relevant interest payment date; provided, however, that interest will be paid to a person other than the holder of record on the record date on the maturity date or, in connection with a redemption at our option or repurchase at the option of the holders, on the redemption date or repurchase date, as the case may be, if it is after a record date but on or before the corresponding interest payment date. In any such case, we will pay the accrued and unpaid interest only to the person to whom we pay the principal amount.

         Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. We will also pay contingent interest on the notes in the circumstances described below under "--Contingent Interest."

         Interest will cease to accrue on a note upon its maturity, conversion, repurchase by us at the option of a holder or redemption.

         CONTINGENT INTEREST

         Subject to the accrual and record date provisions described above, we will pay contingent interest to the holders of notes during any six-month period from March 1 to, and including, August 31 and from September 1 to, and including, the last day of February, commencing with the six-month period beginning on March 1, 2015, if the average "note price" (as defined below) of a note for the five trading days ending on the third trading day immediately preceding the first day of the relevant six-month period equals 120% or more of the principal amount of such note. The amount of contingent interest payable per $1,000 principal amount of notes with respect to any such period will be equal to 0.35% per annum of such average note price.

         We will pay contingent interest, if any, in the same manner as we will pay interest described above under "--Interest."

         The "note price" on any date of determination means the average of the secondary market bid quotations per $1,000 note obtained by the bid solicitation agent for $10.0 million principal amount of notes at approximately 4:00 p.m., New York City time, on such determination date from three unaffiliated securities dealers we select, provided that if:

         o at least three such bids are not obtained by the bid solicitation agent, or

         o in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes,

then the note price will equal (a) the then-applicable conversion rate of the notes multiplied by (b) the average of the "applicable stock price" (as defined below) of our common stock for the last five trading days ending on such determination date.

         A "trading day" means a day during which trading in securities generally occurs on the New York Stock Exchange or, if our common stock is not listed on the New York Stock Exchange, on the principal other national or regional securities exchange on which our common stock is then listed or, if our common stock is not listed on a national or regional securities exchange, on the National Association of Securities Dealers Automated Quotation system ("Nasdaq") or, if our common stock is not quoted on Nasdaq, on the principal other market on which such common stock is then traded.

         The "applicable stock price," with respect to a trading day, is equal to the volume-weighted average price per share of our common stock (or any security into which our common stock has been converted in connection with a fundamental change) on such trading day. The "volume-weighted average price," with respect to a trading day, means such price per share of our common stock as displayed under the heading "Bloomberg VWAP" on Bloomberg (or any successor service) page UNS -equity- AQR (or any successor page) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or, if such price is not available, the "applicable stock price" means the market value per share of our common stock on such day as determined by a nationally recognized independent investment banking firm retained for this purpose by us.

         The bid solicitation agent will initially be the trustee. We may change the bid solicitation agent, but it will not be one of our affiliates. The bid solicitation agent will solicit bids from nationally recognized securities dealers that are believed by us to be willing to bid for the notes.

         Upon determination that holders of notes will be entitled to receive contingent interest that may become payable during a relevant period, on or prior to the start of such period, we will provide notice to all holders by disseminating a press release setting forth the amount of contingent interest per $1,000 principal amount of notes and publishing such release on our website.

CONVERSION OF NOTES

         GENERAL

         A holder may convert its notes, in whole or in part, into shares of our common stock at any time prior to the close of business on the business day immediately preceding the maturity date of the notes, unless we have redeemed or purchased those notes. Holders may only convert notes with a principal amount of $1,000 or an integral multiple of $1,000. The conversion rate with respect to a note is initially 26.6667 shares of our common stock per $1,000 principal amount. The conversion price of a note is equal to $1,000 divided by the then applicable conversion rate at the time of determination. The conversion rate is subject to adjustment as described below under "--Conversion Rate Adjustments." Accordingly, an adjustment to the conversion rate will result in a corresponding adjustment to the conversion price. The initial conversion price for the notes is approximately $37.50 per share.

         The shares issuable upon conversion will be delivered through the conversion agent as soon as practicable following the conversion date. No fractional shares will be issued upon conversion; in lieu thereof, a holder that would otherwise be entitled to fractional shares of our common stock, will receive a cash amount based on the applicable stock price of our common stock on the trading day immediately before the conversion date.
         If a holder exercises its right to require us to repurchase its notes as described below under "--Repurchase of Notes at the Option of Holders--Optional Put" and "--Repurchase of Notes at the Option of Holders--Repurchase of Notes at the Option of Holders Upon a Fundamental Change," such holder may convert its notes into shares of our common stock only if it withdraws its applicable repurchase notice in accordance with the indenture or if we default in the payment of the repurchase price.

         PAYMENT UPON CONVERSION UPON A FUNDAMENTAL CHANGE

         We must give notice of each fundamental change to all record holders and to the trustee on a date (the "effective notice date") that is within 10 trading days after the effective date of the fundamental change. If a holder converts its notes at any time beginning at the opening of business on the effective notice date and ending at the close of business on the second trading day immediately preceding the related fundamental change repurchase date corresponding to such fundamental change, the holder will receive:

              (1) common stock and cash for fractional shares, as described above under "--Conversion of Notes--General"; plus

              (2) the make-whole premium, if any, described under "--Determination of the Make-Whole Premium", if the fundamental change occurs before March 5, 2010.

         CONVERSION RATE ADJUSTMENTS

         The conversion rate will be adjusted:

              (1) upon the issuance of shares of our common stock as a dividend or distribution on our common stock;

              (2) upon subdivisions, combinations or reclassifications of our outstanding common stock;

              (3) upon the issuance to all or substantially all holders of our common stock of rights or warrants entitling them for a period of not more than 60 days to subscribe for or purchase our common stock, or securities convertible into our common stock, at a price per share or a conversion price per share less than the "current market price" (as defined in the indenture) per share on the record date for the issuance, provided that the conversion rate for the notes will be readjusted to the extent that the rights or warrants are not exercised prior to their expiration;

              (4) upon the distribution to all or substantially all holders of our common stock of shares of our capital stock, evidences of indebtedness or other non-cash assets, or rights or warrants, excluding:

                     o dividends, distributions and rights or warrants referred to in clause (1) or (3) above;

                     o   a distribution referred to in clause (6) below; and

                     o distribution of rights pursuant to a shareholder rights plan;


              (5) upon the occurrence of any dividend or distribution (other than in connection with a liquidation, dissolution or winding up of UniSource Energy) to all holders of our common stock during any quarterly fiscal period, to the extent the aggregate amount of all such dividends and distributions during such quarterly fiscal period exceeds $0.19 per share of our common stock (appropriately adjusted to reflect stock dividends on, and subdivisions, combinations or reclassifications of, our common stock) (such excess, the "excess amount"), in which case, immediately prior to the opening of business on the business day immediately following the record date for the dividend or distribution, the conversion rate shall be increased so that it equals an amount equal to the conversion rate in effect at the close of business on the record date for the dividend or distribution multiplied by a fraction:

                     (a)   whose numerator is the average of the
                           volume-weighted average price per share of our common stock for the five consecutive trading days ending on the date immediately preceding the "ex" date (as defined below) for such dividend or distribution; and

                     (b)   whose denominator is the same average
                           volume-weighted average price per share of our common stock less the excess amount per share of our common stock;

              (6) upon the distribution of cash or other consideration by us or any of our subsidiaries in respect of a tender offer or exchange offer for our common stock, where such cash and the value of any such other consideration per share of our common stock validly tendered or exchanged exceeds the "current market price" (as defined in the indenture) per share of our common stock on the last date (the "expiration date") on which tenders or exchanges may be made pursuant to the tender or exchange offer, in which case, immediately prior to the opening of business on the business day after the expiration date, the conversion rate shall be increased so that it equals an amount equal to the conversion rate in effect immediately before the close of business on the expiration date multiplied by a fraction:

                     (a)   whose numerator is the sum of:

                           (i)    the aggregate amount of cash and the
                                  aggregate value of any such other
                                  consideration distributed in connection
                                  with the tender or exchange offer; and

                           (ii) the product of (A) such "current market price" per share of our common stock and
                                  (B) the number of shares of our common
                                  stock outstanding as of the last time (the
                                  "expiration time") tenders or exchanges
                                  could have been made pursuant to the
                                  tender or exchange offer (excluding shares validly tendered and not withdrawn in connection with the tender or exchange offer and any shares held in our treasury); and

                     (b)   whose denominator is the product of:

                           (i) such "current market price" per share of our common stock; and

                           (ii) the number of shares of our common stock outstanding as of the expiration time (including shares validly tendered and not withdrawn in connection with the offer, but excluding any shares held in our treasury).

         For purposes hereof, the term "ex" date, when used with respect to any dividend or distribution, means the first date on which the common stock trades, regular way, on the relevant exchange or in the relevant market from which the sale price was obtained without the right to receive such dividend or distribution.

         Notwithstanding the foregoing, in no event will the conversion rate exceed 33.3333 shares per $1,000 principal amount of notes, as adjusted pursuant to paragraphs (1), (2), (3), (4) and (6) above, as a result of an adjustment pursuant to paragraph (5) above.

         No adjustment to the conversion rate will be made if we provide that the holders of notes will participate in the distribution without conversion, or in certain other cases.

         The conversion rate will not be adjusted:

         o upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on UniSource Energy securities and the investment of additional optional amounts in shares of our common stock under any plan;

         o upon the issuance of any shares of our common stock or options or rights to purchase shares of our common stock pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by UniSource Energy or any of its subsidiaries;

         o upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued; or

         o for accrued and unpaid interest, including contingent interest or additional interest, if any.

         The holders will receive, upon conversion of the notes into our common stock, in addition to the common stock, the rights under our rights plan or under any future rights plan we may adopt, whether or not the rights have separated from the common stock at the time of conversion unless, prior to conversion, the rights have expired, terminated or been redeemed or exchanged. See "Description of Common Stock."

         In the event of:

              -    any reclassification of our common stock;

              - a consolidation, merger or combination involving UniSource Energy; or

              - a sale or conveyance to another person of the property and assets of UniSource Energy as an entirety or substantially as an entirety,

in which holders of our outstanding common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, holders of notes will generally thereafter be entitled to convert their notes into the same type of consideration received by common stock holders immediately following one of these types of events.

         You may, in some circumstances, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. See "Material U.S. Federal Income Tax Considerations" below for a relevant discussion.

         Subject to applicable stock exchange rules and listing standards, we are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 days if our Board of Directors determines that such increase would be in our best interest. We are required to give at least 15 days' prior notice of any increase in the conversion rate. Subject to applicable stock exchange rules and listing standards, we may also increase the conversion rate to avoid or diminish income tax to holders of our common stock in connection with a dividend or distribution of stock or similar event.

         No adjustment in the conversion rate will be required unless it would result in a change in the conversion rate of at least one percent. Any adjustment not made will be taken into account in subsequent adjustments.

         CONVERSION PROCEDURES

         The right of conversion attaching to any note may be exercised (a) if such note is represented by a global security, by book-entry transfer to the conversion agent (which will initially be the trustee) through the facilities of DTC, or (b) if such note is represented by a certificated security, by delivery of such note at the specified office of the conversion agent, accompanied, in either case, by a duly signed and completed conversion notice and appropriate endorsements and transfer documents if required by the conversion agent. The conversion date shall be the date on which the note and all of the items required for conversion shall have been so delivered and the requirements for conversion have been met.

         No separate payment or adjustment will be made for accrued and unpaid interest on a converted note or for dividends or distributions on any of our common stock issued upon conversion of a note, except as provided in the indenture. By delivering to the holder the number of shares issuable upon conversion together with a cash payment in lieu of any fractional shares plus any other consideration due upon conversion, we will satisfy our obligation with respect to the conversion of the notes. That is, accrued interest (including contingent interest and additional interest, if any) will be deemed to be paid in full rather than canceled, extinguished or forfeited. We will not adjust the conversion rate to account for any accrued interest, including contingent interest and additional interest, if any.

         If the holder converts after the close of business on a record date for an interest payment but prior to the corresponding interest payment date, such holder will receive on the interest payment date interest accrued on those notes, notwithstanding the conversion of notes prior to the interest payment date, assuming the holder was the holder of record at the close of business on the corresponding record date. Each holder, however, agrees, by accepting a note, that if the holder surrenders any notes for conversion during such period, such holder must pay us at the time such holder surrenders its note for conversion an amount equal to the interest that will be paid on the notes being converted on the interest payment date. The preceding sentence does not apply, however, if (1) we have specified a redemption date that is after a record date for an interest payment but prior to the corresponding interest payment date or
(2) any overdue interest exists at the time of conversion with respect to the notes being converted, but only to the extent of the amount of such overdue interest. Accordingly, under the circumstances described in clause (1), a holder of notes who chooses to convert those notes on a date that is after a record date but prior to the corresponding interest payment date, will not be required to pay us, at the time that holder surrenders those notes for conversion, the amount of regularly scheduled interest it will receive on the interest payment date.

         Holders of notes are not required to pay any taxes or duties relating to the issuance or delivery of our common stock upon exercise of conversion rights, but they are required to pay any tax or duty which may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than the name of the holder of the note. Certificates representing shares of our common stock will be issued or delivered only after all applicable taxes and duties, if any, payable by the holder have been paid.

         The notes will be deemed to have been converted immediately prior to the close of business on the conversion date. Delivery of shares will be accomplished by delivery to the conversion agent of certificates for the relevant number of shares, other than in the case of holders of notes in book-entry form with DTC, which shares shall be delivered in accordance with DTC customary practices. A holder will not be entitled to any rights as a holder of our common stock, including, among other things, the right to vote and receive dividends and notices of stockholder meetings, until the conversion is effective.

         A certificate for the number of full shares of common stock into which the notes are converted (and cash in lieu of fractional shares) will be delivered to such holder, assuming all of the other requirements have been satisfied by such holder, as soon as practicable following the conversion date.

         DETERMINATION OF THE MAKE-WHOLE PREMIUM

         If a fundamental change occurs prior to March 5, 2010, we will pay a make-whole premium upon certain conversions of the notes as described above under "--Conversion of Notes-- Payment Upon Conversion Upon a Fundamental Change". The make-whole premium will be equal to a percentage of the principal amount of the notes converted. The make-whole premium will be in addition to, and not in substitution for, any cash, securities or other assets otherwise due to holders of notes upon conversion. The make-whole premium will be determined by reference to the table below and is based on the date on which the fundamental change becomes effective, referred to as the "effective date," and the price, referred to as the "stock price," paid, or deemed to be paid, per share of our common stock in the transaction constituting the fundamental change, subject to adjustment as described below. If holders of our common stock receive only cash in the fundamental change, the stock price shall be the cash amount paid per share. In all other cases, the stock price will be the average of the applicable stock prices of our common stock for the five consecutive trading days beginning on the second trading day after the effective notice date.

         We will pay the make-whole premium solely in shares of our common stock (other than cash in lieu of fractional shares) or in the same form of consideration into which all or substantially all of the shares of our common stock have been converted or exchanged in connection with the fundamental change (other than cash paid in lieu of fractional interests in any security or pursuant to dissenters' rights); provided, however, that we will pay cash in lieu of fractional interests in any security or other property delivered in connection with such fundamental change. The make-whole premium will be payable on the fundamental change repurchase date after the fundamental change for notes converted in connection with a fundamental change. If holders of our common stock receive or have the right to receive more than one form of consideration in connection with such fundamental change, then, for purposes of the foregoing, the forms of consideration in which the make-whole premium will be paid will be in proportion to the relative value, determined as described in the following paragraph, of the different forms of consideration paid to our common stockholders in connection with the fundamental change.

         The value of our shares or other consideration for purposes of determining the number of shares or other consideration to be issued in respect of the make-whole premium will be calculated as follows:

              (1) In the case of a fundamental change in which all or substantially all of the shares of our common stock have been, as of the effective date, converted into or exchanged for the right to receive securities or other assets or property, the consideration shall be valued as follows:

                     (a) securities that are traded on a U.S. national securities exchange or approved for quotation on the Nasdaq or any similar system of automated dissemination of quotations of securities prices, will be valued at 98% of the average of the applicable stock prices of such securities for the five consecutive trading days beginning on the second trading day after the effective notice date,

                     (b) other securities, assets or property, other than cash, that holders will have the right to receive will be valued based on 98% of the average of the fair market value of the securities, assets or property, other than cash, as determined by two independent nationally recognized investment banks selected by the trustee, and

                     (c)   100% of any cash.

              (2) In all other cases, the value of our shares will equal 98% of the average of the applicable stock prices of our common stock for the five consecutive trading days beginning on the second trading day after the effective notice date.

         Notwithstanding the foregoing, in no event shall the value of our common stock be less than 50% of the applicable stock price of our common stock used to determine the amount of the make-whole premium.

         The stock prices set forth in the first column of the following table will be adjusted as of any date on which the conversation rate of the notes is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to the adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment to the conversion rate and the denominator of which is the conversion rate as so adjusted.

         The following table sets forth the stock price, effective date and make-whole premium (expressed as a percentage of principal amount) upon a conversion in connection with a fundamental change:

                               MAKE-WHOLE PREMIUM
                               ------------------
                             (% of Principal Amount)
                             -----------------------


------------------------------------------------------------------------------------------------------------
                                                       Effective Date
------------------------------------------------------------------------------------------------------------
  Stock Price    March 1, 2005  March 1, 2006   March 1, 2007  March 1, 2008   March 1, 2009  March 5, 2010
------------------------------------------------------------------------------------------------------------
     $30.00           20.0%          19.3%         18.6%          17.6%         16.4%         15.9%
------------------------------------------------------------------------------------------------------------
     $35.00          14.8           13.9          12.8           11.3           9.0           5.2
------------------------------------------------------------------------------------------------------------
     $40.00          10.9           9.9            8.7           7.0            4.5           0.0
------------------------------------------------------------------------------------------------------------
     $45.00           7.8           6.9            5.7           4.3            2.2           0.0
------------------------------------------------------------------------------------------------------------
     $50.00           5.4           4.6            3.6           2.5            1.1           0.0
------------------------------------------------------------------------------------------------------------
     $55.00           3.5           2.9            2.1           1.3            0.4           0.0
------------------------------------------------------------------------------------------------------------
     $60.00           2.0           1.6            1.1           0.5            0.0           0.0
------------------------------------------------------------------------------------------------------------
     $65.00           1.0           0.6            0.3           0.0            0.0           0.0
------------------------------------------------------------------------------------------------------------
     $70.00           0.2           0.0            0.0           0.0            0.0           0.0
------------------------------------------------------------------------------------------------------------
     $75.00           0.0           0.0            0.0           0.0            0.0           0.0
------------------------------------------------------------------------------------------------------------



         The exact stock price and effective dates may not be set forth on the table, in which case:

         o if the stock price is between two stock prices on the table or the effective date is between two effective dates on the table, the make-whole premium will be determined by straight-line interpolation between make-whole premium amounts set forth for the higher and lower stock prices and the two effective dates, as applicable, based on a 365-day year;

         o if the stock price is in excess of $75.00 per share (subject to adjustment in the same manner as the stock price), no make-whole premium will be paid; and

         o if the stock price is less than $30.00 per share (subject to adjustment in the same manner as the stock price), no make-whole premium will be paid.

         Our obligation to pay the make-whole premium could be considered a penalty, in which case the enforceability thereof would be subject to general equitable principles of reasonableness of economic remedies.

OPTIONAL REDEMPTION

         Prior to March 5, 2010, the notes will not be redeemable at our option. On or after March 5, 2010, we may redeem the notes, in whole or in part, at a purchase price in cash equal to 100% of the principal amount of those notes plus accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the redemption date.

         We will give at least 15 days' but not more than 60 days' notice of redemption by mail to holders of notes. Notes called for redemption are convertible by the holder until the close of business on the business day immediately preceding the redemption date.

         If we do not redeem all of the notes, the trustee will select the notes to be redeemed in principal amounts of $1,000 or multiples thereof by lot, on a pro rata basis or by any other method that the trustee considers fair and appropriate or in accordance with the applicable procedures of DTC to the extent notes are held in book-entry form. If any notes are to be redeemed in part only, we will issue a new note or notes with a principal amount equal to the unredeemed principal portion thereof. If a portion of a holder's notes is selected for partial redemption, and the holder converts a portion of its notes, the converted portion will be deemed to be taken from the portion selected for redemption.

         If the paying agent holds cash sufficient to pay the redemption price of the notes for which a redemption notice has been delivered on the redemption date in accordance with the terms of the indenture, then, on and after the redemption date, the notes will cease to be outstanding and interest (including contingent interest and additional interest, if any) on such notes shall cease to accrue, whether or not the notes are delivered to the paying agent. Thereafter, all rights of the holder shall terminate, other than the right to receive the redemption price upon delivery of the notes.

         REPURCHASE OF NOTES AT THE OPTION OF HOLDERS

         OPTIONAL PUT

         On March 1, 2015, 2020, 2025 and 2030, a holder may require us to repurchase for cash any outstanding notes for which the holder has properly delivered and not withdrawn a written repurchase notice, subject to certain additional conditions, at a purchase price in cash equal to 100% of the principal amount of those notes plus accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the repurchase date. Holders may submit their repurchase notices to the paying agent at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the business day immediately preceding the relevant repurchase date.

         Unless we have elected to redeem all of the notes on or before the repurchase date (to the extent permitted by the indenture), we are required to give notice at least 20 business days prior to each repurchase date to all holders at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law stating, among other things, the procedures that holders must follow to require us to repurchase their notes as described below. The repurchase notice given by each holder electing to require us to repurchase notes shall be given so as to be received by the paying agent no later than the close of business on the business day immediately preceding the repurchase date and must state:

         o if certificated notes are to be delivered, the certificate numbers of the holder's notes to be delivered for repurchase;

         o the portion of the principal amount of notes to be repurchased, which must be $1,000 or a multiple thereof; and

         o that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

         A holder may withdraw any repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the business day immediately preceding the repurchase date. The notice of withdrawal shall state:

         o if certificated notes are to be withdrawn, the certificate numbers of the notes being withdrawn;

         o the principal amount of notes being withdrawn, which must be $1,000 or an integral multiple thereof; and

         o the principal amount, if any, of the notes that remain subject to the repurchase notice.

         If notes are not in certificated form, the foregoing notices must comply with appropriate DTC procedures.

         In connection with any repurchase, we will, to the extent applicable:

         o comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable; and

         o otherwise comply with all federal and state securities laws in connection with any offer by us to purchase the notes.

         Our obligation to pay the purchase price for notes for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the notes, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. We will cause the repurchase price for the notes to be paid promptly following the later of the repurchase date or the time of delivery of the notes, together with such endorsements.

         If the paying agent holds cash sufficient to pay the repurchase price of the notes for which a repurchase notice has been delivered on the repurchase date in accordance with the terms of the indenture, then, on and after the repurchase date, the notes will cease to be outstanding and interest (including contingent interest and additional interest, if any) on such notes will cease to accrue, whether or not the notes are delivered to the paying agent. Thereafter, all rights of the holder shall terminate, other than the right to receive the repurchase price upon delivery of the notes.

         REPURCHASE OF NOTES AT THE OPTION OF HOLDERS UPON A FUNDAMENTAL CHANGE

         In the event of a fundamental change (as defined below) each holder will have the right, at its option, subject to the terms and conditions of the indenture, to require us to repurchase, in whole or in part, the holder's notes in integral multiples of $1,000 principal amount, at a price in cash equal to 100% of the principal amount of such notes tendered, plus any accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the repurchase date. We will be required to repurchase the notes on a date that is not less than 20 nor more than 45 business days after the date we mail the notice referred to below.

         Within 10 business days after a fundamental change has become effective, we must mail to all holders of notes at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law a notice regarding the fundamental change, which notice must state, among other things:

                   -     the events causing such fundamental change;

                   -     the date of such fundamental change;

                   - the last date on which a holder may exercise the repurchase right;

                   -     the repurchase price;

                   -     the repurchase date;

                   - the names and addresses of the paying and conversion agents;

                   - the conversion rate, and any adjustments to the conversion rate that will result from the fundamental change;

                   - that notes with respect to which a repurchase notice is given by the holder may be converted, only if the repurchase notice has been withdrawn in accordance with the terms of the indenture; and

                   - the procedures that holders must follow to exercise these rights.

         To exercise this right, the holder must transmit to the paying agent a written repurchase notice, and such repurchase notice must be received by the paying agent no later than the close of business on the business day immediately preceding the repurchase date. The repurchase notice must state:

                   - the certificate numbers of the notes to be delivered by the holder, if applicable;

                   - the portion of the principal amount of notes to be repurchased, which portion must be $1,000 or an integral multiple of $1,000; and

                   - that such notes are being tendered for repurchase pursuant to the fundamental change provisions of the indenture.

         A holder may withdraw any repurchase notice by delivering to the paying agent a written notice of withdrawal prior to the close of business on the business day immediately preceding the repurchase date. The notice of withdrawal must state:

                   - the certificate numbers of the notes being withdrawn, if applicable;

                   - the principal amount of notes being withdrawn, which must be $1,000 or an integral multiple of $1,000; and

                   - the principal amount, if any, of the notes that remain subject to the repurchase notice.

         If the notes are not in certificated form, the foregoing notices from holders must comply with the applicable DTC procedures.

         We have agreed under the indenture to:

                   - comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable; and

                   - otherwise comply with all federal and state securities laws in connection with any offer by us to repurchase the notes upon a fundamental change.

         Our obligation to pay the repurchase price for a note for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with necessary endorsements, to the paying agent at any time after the delivery of such repurchase notice. We will cause the repurchase price for such note to be paid promptly following the later of the repurchase date or the time of delivery of such note.

         If the paying agent holds money sufficient to pay the repurchase price of a note for which a repurchase notice has been delivered on the repurchase date in accordance with the terms of the indenture, then, on and after the repurchase date, the notes will cease to be outstanding and interest (including contingent interest and additional interest, if any) on such notes will cease to accrue, whether or not the notes are delivered to the paying agent. Thereafter, all rights of the holder shall terminate, other than the right to receive the repurchase price upon delivery of the note.

         A "fundamental change" will be deemed to have occurred upon the occurrence of any of the following:

              (1) any "person" or "group" (other than us, our subsidiaries or our respective employee benefit plans) files a Schedule 13D or Schedule TO, or any successor schedule, form or report under the Exchange Act, disclosing, or we otherwise become aware, that such person or group is or has become the "beneficial owner," directly or indirectly, of shares of our voting stock representing 50% or more of the total voting power of all outstanding classes of our voting stock or has the power, directly or indirectly, to elect a majority of the members of our board of directors;

              (2) we consolidate with, or merge with or into, another person or we sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our assets, or any person consolidates with, or merges with or into, us, in any such event other than pursuant to a transaction in which the persons that "beneficially owned" directly or indirectly, the shares of our voting stock immediately prior to such transaction beneficially own, directly or indirectly, shares of voting stock representing a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee person in substantially the same proportion amongst themselves as such ownership immediately prior to such transaction;

              (3) a majority of the members of our board of directors are not continuing directors (as defined below); or

              (4) our common stock ceases to be listed on a national securities exchange or quoted on The Nasdaq National Market or another established automated over-the-counter trading market in the United States.

         However, a merger or consolidation will be deemed not to be a fundamental change if at least 90% of the consideration (excluding cash payments for fractional shares and cash payments pursuant to dissenters' appraisal rights) in the merger or consolidation constituting the fundamental change consists of common stock traded on a national securities exchange or quoted on The Nasdaq National Market (or which will be so traded or quoted when issued or exchanged in connection with such merger or consolidation) and as a result of such transaction or transactions the notes become convertible solely into such common stock.

         For purposes of this fundamental change definition:

                - "person" or "group" shall have the meanings given to them for purposes of Sections 13(d) and 14(d) of the Exchange Act or any successor provisions, and the term "group" includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(l) under the Exchange Act, or any successor provision;

                - a "beneficial owner" will be determined in accordance with Rule 13d-3 under the Exchange Act, as in effect on the date of the indenture;

                - "beneficially own" and "beneficially owned" have meanings correlative to that of beneficial owner;

                - "board of directors" means the Board of Directors or other governing body charged with the ultimate management of any person;

                - "continuing director" means, as of any date of determination, any member of our board of directors who was a member of such board of directors on the date of the indenture; or was nominated for election or elected to such board of directors with the approval of: (A) a majority of the continuing directors who were members of such board at the time of such nomination or election or
                     (B) a nominating committee, a majority of which committee were continuing directors at the time of such nomination or election;

                - "capital stock" means: (1) in the case of a corporation, corporate stock; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; or (4) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person;

                - "voting stock" means any class or classes of capital stock or other interests then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors, managers or trustees.

         The term "all or substantially all" as used in the definition of fundamental change will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. There may be a degree of uncertainty in interpreting this phrase. As a result, we cannot assure holders how a court would interpret this phrase under applicable law if holders elect to exercise their rights following the occurrence of a transaction which such holders believe constitutes a transfer of "all or substantially all" of our assets.

         This fundamental change repurchase feature may make more difficult or discourage a takeover of us and the removal of incumbent management. We are not, however, aware of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the fundamental change repurchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change repurchase feature is a result of negotiations between us and the initial purchasers.

         We could, in the future, enter into certain transactions, including recapitalizations, that would not constitute a fundamental change but would increase the amount of debt, including other senior indebtedness, outstanding or otherwise adversely affect a holder. Neither we nor our subsidiaries are prohibited from incurring debt, including other senior indebtedness, under the indenture. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the notes.

         Our ability to repurchase notes may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries and the terms of our then existing borrowing agreements. Our failure to repurchase the notes when required would result in an event of default with respect to the notes. We cannot assure holders that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. See "Risk Factors--We may not be able to repurchase notes upon a fundamental change or upon the exercise of the holders' options to require repurchase of the notes."

         EVENTS OF DEFAULT

         Each of the following constitutes an event of default with respect to the notes:

              (1) a default in the payment when due of any principal of any of the notes at maturity, upon redemption or exercise of a repurchase right or otherwise;

              (2) a default in the payment of any interest, contingent interest, additional interest or any make-whole premium when due under the notes, which default continues for 30 days;

              (3) a default in our obligation to satisfy our conversion obligation upon exercise of a holder's conversion right;

              (4) a default in our obligation to provide notice of the occurrence of a fundamental change when required by the indenture;

              (5) our failure to comply with any of our other agreements in the notes or the indenture upon receipt of notice to us of such default from the trustee or to us and the trustee from holders of not less than 33% in aggregate principal amount of the notes then outstanding, and our failure to cure (or obtain a waiver of) such default within 60 days after we receive such notice;

              (6) UniSource Energy or TEP fails to make any payment of principal in excess of $50,000,000 in respect of indebtedness for borrowed money, when and as the same shall become due and payable, whether at maturity or upon acceleration, and such indebtedness is not paid, or such acceleration is not rescinded, by the end of the 20th day after receipt of notice to us of such default from the trustee or to us and the trustee from holders of not less than 33% in aggregate principal amount of the notes then outstanding; and

              (7) certain events of bankruptcy, insolvency or reorganization of UniSource Energy or TEP.

         If an event of default other than an event of default described in clause (7) above with respect to UniSource Energy occurs and is continuing, either the trustee or the holders of at least 33% in aggregate principal amount of the notes then outstanding may declare the principal amount of the notes then outstanding plus any interest on the notes accrued and unpaid (including contingent interest and additional interest, if any) through the date of such declaration to be immediately due and payable.

         If an event of default described in clause (7) above with respect to UniSource Energy occurs, the principal amount of the notes plus accrued and unpaid interest (including contingent interest and additional interest, if any) will automatically become immediately due and payable.

         At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, and subject to applicable law and certain other provisions of the indenture, the holders of a majority in aggregate principal amount of the notes then outstanding may, under certain circumstances, rescind and annul such acceleration.

         Subject to the indenture, applicable law and the trustee's indemnification, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.

         No holder will have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture unless:

                - the holder has previously given the trustee written notice of a continuing event of default;

                - the holders of at least 33% in aggregate principal amount of the notes then outstanding have made a written request and have offered indemnity reasonably satisfactory to the trustee to institute such proceeding as trustee; and

                - the trustee has failed to institute such proceeding within 60 days after such notice, request and offer, and has not received from the holders of a majority in aggregate principal amount of the notes then outstanding a direction inconsistent with such request within 60 days after such notice, request and offer.

         However, the above limitations do not apply to a suit instituted by a holder for the enforcement of payment of the principal of or any interest on any note on or after the applicable due date or the right to convert the note in accordance with the indenture.

         Generally, the holders of not less than a majority of the aggregate principal amount of outstanding notes may waive any default or event of default other than:

                - our failure to pay principal of or any interest (including contingent interest and additional interest, if any) on any note when due or the payment of any repurchase price;

                - our failure to convert any note into common stock and cash for fractional shares; and

                - our failure to comply with any of the provisions of the indenture that cannot be modified without the consent of the holder of each outstanding note.

         We are required to furnish to the trustee, on an annual basis, a statement by our officers as to whether or not we, to the officers' knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the indenture, specifying any known defaults.

         CONSOLIDATION, MERGER AND SALE OF ASSETS

         We may not consolidate with or merge into any person in a transaction in which we are not the surviving person or convey, transfer or lease all or substantially all of our properties and assets to any successor person, unless:

                - we are the surviving person or the resulting, surviving or transferee person, if other than us, is organized and validly existing under the laws of the United States of America, any state of the United States, or the District of Columbia and assumes our obligations on the notes and under the indenture; and

                - immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing.

         When such a person assumes our obligations in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the notes and the indenture. Although the indenture permits these transactions, some of the transactions described above could constitute a fundamental change of UniSource Energy and permit each holder to require us to repurchase the notes of such holder as described above under "--Repurchase of Notes at the Option of Holders-- Repurchase of Notes at the Option of Holders Upon a Fundamental Change."

         MODIFICATION AND WAIVER

         Except as described below, we and the trustee may amend or supplement the indenture or the notes with the consent of the holders of at least a majority in aggregate principal amount of the outstanding notes. In addition, subject to certain exceptions, the holders of a majority in aggregate principal amount of the outstanding notes may waive our compliance in any instance with any provision of the indenture without notice to the holders. However, no amendment, supplement or waiver may be made without the consent of the holder of each outstanding note if such amendment, supplement or waiver would:

              (1) change the stated maturity of the principal of or the payment date of any installment of interest, contingent interest or additional interest on or with respect to the notes;

              (2) reduce the principal amount of, repurchase price or redemption price of, the make-whole premium or rate of interest, contingent interest or additional interest on any note;

              (3) reduce the amount of principal payable upon acceleration of the maturity of any note;

              (4) change the currency in which the principal of, repurchase price or redemption price or interest with respect to the notes is payable;

              (5) impair the right to institute suit for the enforcement of any payment on, or with respect to, any note;

              (6) modify the provisions with respect to the repurchase rights of the holders described under "--Repurchase of Notes at the Option of Holders--Repurchase of Notes at the Option of Holders Upon a Fundamental Change" and "--Optional Put" in a manner adverse to holders;

              (7) adversely affect the right of holders to convert notes other than as provided in the indenture;

              (8) reduce the percentage in principal amount of the outstanding notes, the consent of whose holders is required in order to take specific actions including, but not limited to, the waiver of past defaults or the modification or amendment of the indenture; or

              (9) alter the manner of calculation or rate of accrual of interest, contingent interest or additional interest, redemption price, repurchase price or the make-whole premium on any note or extend the time or payment of any such amount.

         We and the trustee may amend or supplement the indenture or the notes without notice to, or the consent of the holders to, among other things:

              (1) cure any ambiguity, defect, omission, mistake or inconsistency;

              (2) provide for uncertificated notes in addition to or in place of certificated notes;

              (3) provide for the assumption of our obligations to holders of notes in the case of a share exchange, merger or consolidation or sale of all or substantially all of our assets;

              (4) make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect in any material respect the legal rights under the indenture of any such holder;

              (5)    add a guarantor;

              (6) comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

              (7)    secure the notes;

              (8) comply with the rules of any applicable securities depositary, including DTC;

              (9) conform the text of the indenture or the notes to any provision of this description of the notes to the extent that the text of the indenture or the notes was intended to be a recitation of the text of this description of the notes; or

              (10) provide for a successor trustee in accordance with the terms of the indenture or to otherwise comply with any requirement of the indenture.

         SATISFACTION AND DISCHARGE

         We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or by depositing with the paying agent or conversion agent, as the case may be, after the notes have become due and payable, whether at maturity or any repurchase date or by delivery of a notice of redemption or conversion or otherwise, cash or other consideration (as applicable under the terms of the indenture) sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture. Such discharge is subject to terms contained in the indenture.

         CALCULATIONS IN RESPECT OF THE NOTES

         We or our agents will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determination of the trading price of the notes and sale price of our common stock, the projected payment schedule and the amount of any make-whole premium. We or our agents will make all these calculations in good faith and, absent manifest error, our and their calculations will be final and binding on holders of notes. We or our agents will provide a schedule of these calculations to the trustee, and the trustee is entitled to conclusively rely upon the accuracy of these calculations without independent verification.

         GOVERNING LAW

         The indenture and the notes are governed by, and construed in accordance with, the laws of the State of New York.

         CONCERNING THE TRUSTEE

         The Bank of New York is the trustee under the indenture. The trustee will be the paying agent, conversion agent, registrar and bid solicitation agent for the notes. The trustee can be contacted at the address set forth below regarding transfer or conversion of the notes.

         If the trustee becomes a creditor of the Company, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claims as security or otherwise. The trustee will be permitted to engage in other transactions; if, however, it acquires any conflicting interest, it must eliminate such conflict with 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.

         BOOK-ENTRY DELIVERY AND FORM

         We initially issued the notes in the form of a global security. The global security was deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as DTC's nominee. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. Holders may hold their beneficial interests in the global security directly through DTC if they have an account with DTC or indirectly through organizations that have accounts with DTC. Notes in definitive certificated form (called "certificated securities") will be issued only in certain limited circumstances described below.

         DTC has advised us that it is:

                - a limited purpose trust company organized under the laws of the State of New York;

                -    a member of the Federal Reserve System;

                - a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

                - a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

         DTC was created to hold securities of institutions that have accounts with DTC (called "participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, which may include the initial purchasers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies (called the "indirect participants") that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

         Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants' interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

         Owners of beneficial interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

         So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global security, holders will not be entitled to have the notes represented by the global security registered in their name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global security. We understand that, under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

         We will make payments of principal of, premium, if any, and any interest on the notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or additional interest, if any, on the global security, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. Neither we, the trustee nor any paying agent or conversion agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

         Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

         DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited, and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. If, however, DTC notifies us that it is unwilling to be a depository for the global security or ceases to be a clearing agency, and we do not appoint a successor depositary within 90 days, or if there is an event of default under the notes, we will exchange the global security for certificated securities, which we will distribute to DTC participants and which will be legended, if required, as set forth under the heading "Transfer Restrictions."

         Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

         REGISTRATION RIGHTS

         We entered into a registration rights agreement with the initial purchasers pursuant to which we at our cost have, for the benefit of the holders, filed with the SEC the shelf registration statement, of which this prospectus is a part, covering the resale of the securities. The following summary of the registration rights provided in the registration rights agreement and the notes is not complete. You should refer to the registration rights agreement for a full description of the registration rights that apply to the notes.

         We agreed to use our commercially reasonable efforts to have shelf registration statement, of which this prospectus is a part, declared effective as soon as practicable but not later than 210 days after the first date of original issuance of the notes, and to keep it effective until the earliest of:

              (1) two years from the first date of original issuance of the notes;

              (2) the date when all securities shall have been registered under the Securities Act and disposed of; and

              (3) the date on which all securities held by non-affiliates are eligible to be sold to the public pursuant to Rule 144(k) under the Securities Act.

         If we notify the holders in accordance with the registration rights agreement upon the occurrence of certain events, then the holders will suspend the use of the prospectus until the requisite changes have been made and the period of effectiveness of the shelf registration statement provided for above shall be extended by the number of days from and including the date of the giving of such notice to and including the date when holders have received the amended or supplemented prospectus.

         A holder of securities that sells securities pursuant to the shelf registration statement generally will be required to provide information about itself and the specifics of the sale, be named as a selling security holder in the related prospectus, deliver a prospectus to purchasers, be subject to relevant civil liability provisions under the Securities Act in connection with such sales and be bound by the provisions of the registration rights agreements which are applicable to such holder.

         If:

              (1) the shelf registration statement has not been declared effective by the SEC by the 210th day after the first date of original issue of the notes; or

              (2) after the shelf registration statement has been declared effective, such shelf registration statement ceases to be effective, or the shelf registration statement or prospectus contained therein ceases to be usable in connection with the resales of notes and the common stock issuable upon the conversion of the notes, in accordance with and during the periods specified in the registration rights agreement because either (1) any event occurs as a result of which the prospectus forming part of such shelf registration statement would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made not misleading or (2) it shall be necessary to amend such shelf registration statement or supplement the related prospectus, to comply with the Securities Act or Exchange Act or the respective rules thereunder.

(we refer to each such event described above in clauses (1) and (2) as a registration default), additional interest will accrue on the notes, from and including the date on which the registration default shall occur to but excluding the date on which all such registration defaults have been cured, at the rate of 0.50% per year.

         Notwithstanding the foregoing, after the effectiveness of the shelf registration statement, we may suspend the availability of the shelf registration statement and the use of any prospectus by written notice to the holders for a period or periods not to exceed an aggregate of 45 calendar days in any 90 calendar day period, and not to exceed 90 calendar days in any twelve month period (each such period, a "Deferral Period") without incurring such additional interest if:

         (i) an event occurs and is continuing as a result of which the shelf registration statement or any related prospectus would, in our good faith judgment, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading; and

         (ii) (a) we determine in our good faith judgment that the disclosure of such event at such time would have a material adverse effect on our business, operations or prospects and such disclosure is not otherwise required to be made under applicable law or (b) the disclosure otherwise relates to a pending material business transaction that has not yet been publicly disclosed.

         We will pay all expenses incident to our performance of and compliance with the registration rights agreement, provide each holder that is selling securities pursuant to the shelf registration statement copies of the related prospectus and take other actions as are required to permit, subject to the foregoing, unrestricted resales of the securities.

                          DESCRIPTION OF CAPITAL STOCK
GENERAL

         The authorized capital stock of UniSource Energy presently consists of 76,000,000 shares, of which 75,000,000 shares are common stock without par value, and 1,000,000 shares are preferred stock without par value (Preferred Stock). As of June 21, 2005, there were 34,701,669 shares of common stock outstanding and no shares of Preferred Stock outstanding.

         The following is a summary of certain rights and privileges of the holders of the Shares. This summary does not purport to be complete. The following information is qualified in its entirety by reference to UniSource Energy's Restated Articles of Incorporation and shareholder rights plan and to the laws of the State of Arizona.

COMMON STOCK

         Dividend Rights. UniSource Energy may pay dividends on shares of common stock out of any funds legally available for payment, when and as declared by our Board of Directors. Payment of dividends may be subject to certain limitations specified with respect to the Preferred Stock, or any series of Preferred Stock.

         Liquidation Rights. In the event of any dissolution or other winding up of UniSource Energy, whether voluntary or involuntary, the assets of UniSource Energy available for payment and distribution to shareholders shall be distributed ratably in accordance with their holdings to the holders of shares of the common stock. Those distributions may be subject to certain limitations specified with respect to the Preferred Stock, or any series of Preferred Stock.

         Voting Rights. All voting power is vested in the holders of the common stock, except as otherwise specified with respect to the Preferred Stock, or any series of Preferred Stock. With respect to the election of directors and each other matter coming before any meeting of shareholders, each holder of the common stock shall be entitled to one (1) vote for each share of such stock outstanding in the name of that holder on the books of UniSource Energy.

         Miscellaneous. The common stock has no preemptive or conversion rights or redemption or sinking fund provisions and the outstanding common stock is fully paid and non-assessable.

PREFERRED STOCK

         Our Board of Directors has authority to divide the Preferred Stock into series and to determine the designation, preferences, and voting powers of the shares of each series so established and the restrictions and qualifications thereof, all to the extent and in the manner provided by law.

PREFERRED SHARE PURCHASE RIGHTS

         General. On March 5, 1999, UniSource Energy adopted a shareholder rights plan. Under that plan, we will grant one preferred share purchase right (Right) on each outstanding share of common stock to holders of common stock outstanding on April 1, 1999 or issued thereafter. The description and terms of the Rights are set forth in the Rights Agreement, dated as of March 5, 1999 (the Rights Agreement), between UniSource Energy and The Bank of New York, as Rights Agent. The following statements are qualified in their entirety by reference to the Rights Agreement.

         Each Right will entitle the registered holder, subject to regulatory approvals and other specified conditions, to purchase one ten-thousandth of a share of Preferred Stock, Series X, without par value, of UniSource Energy (the Series X Preferred Stock), at a purchase price of $50.00 (the Purchase Price).

         Distribution of Rights. We have distributed one Right to shareholders of UniSource Energy for each share of common stock owned of record by them at the close of business on April 1, 1999. Until the earliest of:

               - such time as any person or group acquires 15% or more of the outstanding shares of common stock,

               -    March 31, 2009 or

               -    the redemption of the Rights,

we will issue one Right with each share of common stock that is issued after April 1, 1999 so that all shares of common stock will have attached Rights. We have initially authorized and reserved 10,000 shares of Preferred Stock for issuance upon exercise of the Rights.

         Exercise. The Rights will be exercisable only if a person or group:

               - acquires 15% or more of the outstanding shares of common stock or

               - commences a tender or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding shares of common stock.

         Until that time the Rights will be evidenced by and will trade with the shares of common stock. The Rights will expire on March 31, 2009 unless we first redeem or exchange them, in each case as described below.

         The purchase of stock pursuant to the Rights may be subject to regulatory approval and other specified conditions. Under no circumstance will the person or group that acquired 15% of the common stock be entitled to exercise Rights.

         "Flip-in." If any person or group acquires 15% or more of the outstanding shares of common stock, each Right will entitle its holder to purchase that number of shares of common stock or, at the option of UniSource Energy, Preferred Stock which has a market value at that time of twice the Purchase Price.

         "Flip-over." In addition, in the event that any person or group has acquired 15% or more of the outstanding shares of common stock and UniSource Energy.

               -    consolidates or merges with or into, or

               -    sells 50% or more of its assets or earning power to,

any person or group, each Right would instead entitle its holder to purchase the acquiring company's common shares having a market value of twice the Purchase Price.

         Exchange. If a person or group acquires more than 15% but less than 50% of the outstanding shares of common stock, we may exchange each outstanding Right for one share of common stock or cash, securities or other assets having a value equal to the market value of one share of common stock. That exchange may be subject to regulatory approval.

         Redemption. We may redeem the Rights, at a redemption price of $0.001 per Right, at any time until any person or group has acquired 15% or more of the outstanding shares of common stock.

         Certain Adjustments. The Purchase Price, the amount and type of securities covered by each Right and the number of Rights outstanding will be adjusted to prevent dilution:

               - in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock,

               - if holders of the Preferred Stock are granted certain rights, options or warrants to subscribe for Preferred Stock or securities convertible into Preferred Stock or equivalent preferred shares at less than the current market price of the Preferred Stock, or

               - upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

         With certain exceptions, no adjustments in the Purchase Price will be made until cumulative adjustments amount to a least 1% of the Purchase Price. We will not issue fractional shares of Series X Preferred Stock other than in integral multiples of one ten-thousandth of a share. Instead, we will make an adjustment in cash based on the market price of the Series X Preferred Stock on the last trading date prior to the date of exercise.

         Amendment. We may amend the Rights Agreement in any respect until any person or group has acquired 15% or more of the outstanding shares of common stock. Thereafter, we may amend the Rights Agreement in any manner which will not adversely affect the holders of the Rights in any material respect.

         ARIZONA BUSINESS COMBINATION STATUTE

         General.

         The Arizona business combination statute would limit our ability to engage in Business Combinations with Interested Shareholders (each as defined below).

         "Business Combination" means any (A) merger or consolidation of UniSource Energy or any UniSource Energy subsidiary with an Interested Shareholder, (B) exchange of shares of UniSource Energy common stock or any UniSource Energy subsidiary for shares of an Interested Shareholder, or (C) sale, lease, transfer or other disposition to or with an Interested Shareholder of 10% or more of the consolidated assets of UniSource Energy.

         "Interested Shareholder" means any person other than UniSource Energy or a UniSource Energy subsidiary that is either (A) a direct or indirect beneficial owner of 10% or more of the voting power of the outstanding UniSource Energy common stock or (B) an affiliate of UniSource Energy who at any time during the three years immediately before the date in question was the beneficial owner of 10% or more of the voting power of the then outstanding UniSource Energy common stock.

         "Share Acquisition Date" means the date that a person first becomes an Interested Shareholder of UniSource Energy.

         Business Combinations Within Three Years After Share Acquisition Date. For three years after an Interested Shareholder's Share Acquisition Date, UniSource Energy may not directly or indirectly engage in any Business Combination with an Interested Shareholder or any affiliate of an Interested Shareholder unless, before the Interested Shareholder's Share Acquisition Date, a committee of disinterested directors approved either:

               -    the Business Combination; or

               - the acquisition of common stock made by the Interested Shareholder on the Interested Shareholder's Share Acquisition Date.

         Business Combinations More Than Three Years After Share Acquisition Date. If a committee of disinterested directors has not approved the Business Combination or the acquisition of common stock as provided above, UniSource Energy may not directly or indirectly engage in any Business Combination with an Interested Shareholder or any affiliate of an Interested Shareholder unless:

               - the Business Combination is consummated no earlier than three years after the Interested Shareholder's Share Acquisition Date, and before the Share Acquisition Date, the UniSource Energy Board of Directors approved either

                    o    the Business Combination; or

                    o the acquisition of common stock made by the Interested Shareholder on the Share Acquisition Date; or

               - the Business Combination is approved no earlier than three years after the Interested Shareholder's Share Acquisition Date by the affirmative vote of a majority of the outstanding voting shares of UniSource Energy common stock (excluding shares of common stock beneficially owned by the Interested Shareholder or any affiliate thereof);

               - the Business Combination is consummated no earlier than three years after the Interested Shareholder's Share Acquisition Date and meets certain specified conditions designed to ensure against discriminatory pricing.

         ARIZONA CONTROL SHARE ACQUISITION STATUTE

         General. The Arizona control share acquisition statute would limit the voting rights of a person who acquires shares of UniSource Energy under certain circumstances in a control share acquisition (as defined below).

         Control Share Acquisition means an acquisition, directly or indirectly (in one or more transactions within 120 days or pursuant to a plan), by a person of beneficial ownership of shares of UniSource Energy common stock that would, but for the limitations in the control share acquisition statute, entitle the acquiring person to exercise a new range of voting power within the following specified ranges: (A) at least 20% but less than 33-1/3%, (B) at least 33-1/3% but less than or equal to 50% and (C) over 50%.

         Information Statement. Within ten days after a Control Share Acquisition, the acquiring person must deliver to the corporation an information statement specifying, among other things, the range of voting power in the election of directors that, but for the limitations in the statute, the acquiring person believes would result from the Control Share Acquisition. At the time of delivery of the information statement, the acquiring person may request that a special meeting of shareholders be called to consider the voting rights of "excess" shares (referred to below).

         Limitation on Voting Rights of "Excess" Shares. To the extent that shares of UniSource Energy common stock acquired in a Control Share Acquisition exceed the threshold of voting power of any of the next specified range of voting power, such "excess" shares will have the same voting rights as other shares of UniSource Energy common stock for election of directors but will not have the right to vote on other matters unless approved by a shareholder resolution at an annual or special meeting. Such resolution must be approved by the affirmative vote of a majority of the outstanding voting shares of UniSource Energy common stock (excluding shares owned by the acquiring person, its affiliates or any officer or director of UniSource Energy).

         Financing Agreement. The status of voting rights of "excess" shares is not required to be presented for consideration at any meeting of shareholders unless, at the time of delivery of the information statement referred to above, the acquiring person has entered into a definitive financing agreement for any financing of the acquisition not to be provided by monies of the acquiring person.

         Redemption by UniSource Energy. If an acquiring person fails to deliver the required information statement within ten days after a Control Share Acquisition or if the UniSource Energy shareholders have voted not to accord voting rights to an acquiring person's "excess" shares referred to above, then UniSource Energy may call for the redemption of such "excess" shares at the fair market value of those shares at the time the call for redemption is given.

         ANTITAKEOVER EFFECT

         The Rights or the provisions of Arizona Law described above, individually or collectively, may discourage, deter, delay or impede a tender offer or other attempt to acquire control of UniSource Energy even if the transaction would result in the shareholders receiving a premium for their shares over current market prices or if the shareholders otherwise believe the transaction would be in their best interests.

                 MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

         The following summary describes the material U.S. federal income tax considerations with respect to the beneficial ownership and disposition of the notes and our common stock into which the notes may be converted. This summary deals only with notes held by beneficial owners who hold the notes and our common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended ("Code"). The summary does not address all of the U.S. federal income tax consequences that may be important to particular beneficial owners in light of their personal circumstances and does not deal with special situations, such as those of dealers or traders in securities or currencies, banks, financial institutions, tax exempt organizations, life insurance companies, real estate investment trusts, regulated investment companies, certain former citizens or residents of the U.S., partnerships or other entities classified as partnerships for U.S. federal income tax purposes, persons holding the notes or our common stock as a part of a hedging or conversion transaction or a straddle or other risk reduction transaction, persons who mark to market their securities, or United States Holders (as defined below) whose functional currency is not the U.S. dollar. In addition, this discussion does not include any description of any alternative minimum tax consequences, U.S. federal estate or gift tax consequences or the tax laws of any state, local or foreign jurisdiction.

         The discussion below is based upon the provisions of the Code, Treasury Regulations promulgated thereunder, and administrative rulings and judicial decisions, all as of the date hereof, and all of which may be subject to change at any time, with either forward looking or retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below.

         No statutory or judicial authority directly addresses the treatment of the notes or instruments similar to the notes for U.S. federal income tax purposes. The Internal Revenue Service ("IRS") has issued a revenue ruling with respect to instruments similar to the notes. To the extent it addresses the issues, this ruling supports certain aspects of the treatment described below. No ruling has been or is expected to be sought from the IRS with respect to the U.S. federal income tax consequences to beneficial owners of the notes. As a result, no assurance can be given that the IRS will agree with all of the tax characterizations and the tax consequences described below.

         THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY POTENTIAL INVESTOR. PERSONS CONSIDERING THE PURCHASE OF THE NOTES ARE URGED TO CONSULT THEIR TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

         As used herein, a "United States Holder" means a beneficial owner of a note or our common stock that is a citizen or resident of the U.S., a corporation or other entity classified as a corporation for U.S. federal income tax purposes that is created or organized in or under the laws of the U.S. or any political subdivision thereof, an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or a trust, (i) the administration of which is subject to the primary supervision of a court within the U.S. and for which one or more U.S. persons have the authority to control all substantial decisions or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person. As used herein, the term "Non-United States Holder" means a beneficial owner of a note or our common stock that is not a United States Holder, and that is not a partnership or other entity classified as partnership for U.S. federal income tax purposes.

         If a partnership or other entity classified as a partnership for U.S. federal income tax purposes holds notes or our common stock, the tax treatment of the partnership and each partner generally will depend on the activities of the partnership and the status of the partner. Partnerships acquiring notes, and partners in such partnerships, should consult their tax advisors.

         CLASSIFICATION OF THE NOTES

         Under the indenture governing the notes, we will agree, and by acceptance of a beneficial interest in a note, each beneficial owner of a note will be deemed to have agreed, to treat the notes as indebtedness for U.S.

federal income tax purposes that is subject to the Treasury Regulations governing contingent payment debt instruments ("contingent payment debt regulations"). Pursuant to the terms of the indenture, we and every holder agree (in the absence of an administrative determination or judicial ruling to the contrary) to be bound by our application of the contingent payment debt regulations to the notes, including our determination of the projected payment schedule (as described below) and the comparable yield (as described below), which is the rate at which interest will be deemed to accrue on the notes for U.S. federal income tax purposes.

         No statutory or judicial authority directly addresses the treatment of the notes or instruments similar to the notes for U.S. federal income tax purposes. The IRS has issued a revenue ruling with respect to instruments similar to the notes. However, the ruling is limited to its particular facts, and the proper application of the contingent payment debt regulations to the notes is uncertain in a number of respects. No ruling has been or is expected to be sought from the IRS with respect to the U.S. federal income tax consequences to the holders of the notes. As a result, no assurance can be given that the IRS will agree with all of the tax characterizations and the tax consequences described herein. A different treatment of the notes upon a successful challenge by the IRS could significantly affect the amount, timing and character of income, gain or loss with respect to an investment in the notes. Specifically, a holder might be required to accrue interest at a higher or lower rate, might not recognize income, gain or loss upon conversion of the notes to common stock, might recognize capital gain or loss rather than ordinary income or loss upon a taxable disposition of the notes, might have a longer holding period in our common stock acquired upon conversion and might have an adjusted tax basis in the notes or our common stock acquired upon a conversion of a note materially different than discussed herein. Accordingly, you are urged to consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the notes and the applicability of any proposed legislation (and the prospects of applicable future legislation) as well as with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

         The remainder of this discussion assumes that the notes will be treated as indebtedness subject to the contingent payment debt regulations as described above.

         TAX CONSEQUENCES TO UNITED STATES HOLDERS

         Interest Accruals on the Notes

         Under the contingent payment debt regulations, a United States Holder, regardless of its method of accounting for U.S. federal income tax purposes, will be required to accrue interest income on the notes on a constant yield basis at an assumed yield (the "comparable yield") determined at the time of issuance of the notes. The comparable yield for the notes is based on the yield at which we could issue a nonconvertible fixed rate debt instrument with no contingent payments, but with terms and conditions otherwise similar to those of the notes. We have determined the comparable yield to be 6.50%, compounded semi-annually. Accordingly, United States Holders generally will be required to include interest in taxable income, in each year prior to maturity, in excess of the stated semi-annual cash interest payable on the notes and any contingent interest payments actually received in that year.

         Solely for purposes of determining the amount of interest income that a United States Holder will be required to accrue, we are required to construct a "projected payment schedule" in respect of the notes representing a series of payments the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield. The projected payment schedule includes the amount of each noncontingent payment and an estimate for each contingent payment, taking into account the conversion feature. Holders that wish to obtain the projected payment schedule may do so by submitting a written request for such information to UniSource Energy Corporation, One South Church Avenue, Suite 100, Tucson, Arizona 85701.

         NEITHER THE COMPARABLE YIELD NOR THE PROJECTED PAYMENT SCHEDULE CONSTITUTES A PROJECTION OR REPRESENTATION BY US REGARDING THE ACTUAL AMOUNT THAT WILL BE PAID ON THE NOTES, OR THE VALUE AT ANY TIME OF THE COMMON STOCK INTO WHICH THE NOTES MAY BE CONVERTED. Pursuant to the terms of the indenture, we and every United States Holder agree (in the absence of an administrative determination or judicial ruling to the contrary) to be bound by our determination of the comparable yield and projected payment schedule.

         It is possible that the IRS could challenge our determination of the comparable yield and projected payment schedule. The yield, if redetermined as a result of such a challenge, could be greater or less than the comparable yield provided by us, and the projected payment schedule could differ materially from the projected payment schedule we have provided. In such case, the taxable income of a holder arising from the ownership, sale, exchange, conversion, redemption or retirement of a note could be increased or decreased.

         Based on the comparable yield and the issue price of the notes, a United States Holder of a note (regardless of its accounting method) will be required to accrue interest as the sum of the daily portions of interest on the notes for each day in the taxable year on which the United States Holder holds the note, adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of any contingent payments on the notes (as set forth below). The issue price of the notes is the first price at which a substantial amount of the notes is sold to the public, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity as underwriters, placement agents or wholesalers (the "issue price"). The issue price of the notes was determined on March 1, 2005.

         The daily portions of interest in respect of a note are determined by allocating to each day in an accrual period the ratable portion of interest on the note that accrues in the accrual period. The amount of interest on a note that accrues in an accrual period is the product of the comparable yield on the note (adjusted to reflect the length of the accrual period) and the adjusted issue price of the note as of the beginning of the accrual period. The adjusted issue price of a note at the beginning of the first accrual period was equal to its issue price and for any accrual periods thereafter will be (x) the sum of the issue price of such note and any interest previously accrued thereon (disregarding any positive or negative adjustments described below) minus (y) the amount of any noncontingent payment and the amount of any projected contingent payments on the notes for previous accrual periods.

         Amounts treated as interest under the contingent payment debt regulations are treated as original issue discount for all purposes of the Code.

         Adjustments to Interest Accruals on the Notes

         In addition to the interest accrual discussed above, a United States Holder will be required to recognize interest income equal to the amount of the excess of actual payments over projected payments (a "positive adjustment") in respect of a note for a taxable year. For this purpose, the payments in a taxable year include the fair market value of property (including our common stock) received in that year and also should include any additional interest received in that year. If a United States Holder receives actual payments that are less than the projected payments in respect of a note for a taxable year, the United States Holder will incur a "negative adjustment" equal to the amount of such difference. This negative adjustment will (i) first reduce the amount of interest in respect of the note that a United States Holder would otherwise be required to include in income in the taxable year and (ii) to the extent of any excess, give rise to an ordinary loss equal to that portion of such excess that does not exceed the excess of (A) the amount of all previous interest inclusions under the note over (B) the total amount of the United States Holder's net negative adjustments treated as ordinary loss on the note in prior taxable years. Any negative adjustment in excess of the amounts described in (i) and
(ii) will be carried forward to offset future interest income in respect of the notes or, if there is a negative adjustment carryforward on the note in a taxable year in which the note is sold, converted, exchanged, redeemed or retired, to reduce the amount realized on a sale, conversion, exchange, redemption or retirement of the notes. A net negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous deductions under
Section 67 of the Code.

         Purchase at a Premium or Discount

         A United States Holder that purchases a note at a price that is more or less than the note's adjusted issue price on the date of purchase must reasonably allocate such difference to the daily portions of interest or projected payments over the remaining term of the note. If the price paid by a United States Holder exceeds the note's adjusted issue price, the amount of the difference allocated to a daily portion of interest or to a projected payment is treated as a negative adjustment on the date the daily portion accrues or the payment is made. If the price paid by a United States Holder is less than the note's adjusted issue price, the amount of the difference allocated to a daily portion of interest or to a projected payment is treated as a positive adjustment on the date the daily portion accrues or the payment is made. On the date of such an adjustment, a United States Holder's adjusted tax basis in the note will be reduced or increased by the amount treated as a negative or positive adjustment, respectively. United States Holders should consult their own tax advisors concerning the operation of these rules and the allocation of purchase price premiums or discounts.

         Sale, Conversion, Exchange, Redemption or Retirement of the Notes

         Upon a sale, conversion, exchange, redemption or retirement of a note for cash or our common stock, a United States Holder will generally recognize gain or loss equal to the difference between the amount realized on the sale, conversion, exchange, redemption or retirement (including the make whole premium, if any, and the fair market value of our common stock received, if any) and such United States Holder's adjusted tax basis in the note. A United States Holder's adjusted tax basis in a note will generally be equal to the United States Holder's purchase price for the note, increased by any interest income previously accrued by the United States Holder (determined without regard to any positive or negative adjustments to interest accruals described above) and decreased by the amount of any noncontingent payment and the projected amount of any contingent payment previously made on the notes to the United States Holder. A United States Holder generally will treat any gain as ordinary interest income, and any loss as ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustments previously taken into account as ordinary loss, and the balance as capital loss (which will be long-term if the note is held for more than one year). The deductibility of capital losses is subject to limitations. A United States Holder who sells the notes at a loss that meets certain thresholds may be required to file a disclosure statement with the IRS.

         A United States Holder's tax basis in our common stock received upon a conversion of a note will equal the then current fair market value of such common stock. The United States Holder's holding period for the common stock received will commence on the day immediately following the date of conversion.

         Constructive Distributions

         The conversion rate is subject to adjustment under certain circumstances, as described under "Conversion Rate Adjustments." If at any time we increase the conversion rate of the notes, either at our discretion or pursuant to the conversion rate adjustment provisions contained in the notes, the increase may be treated as a constructive distribution to United States Holders. Furthermore, in certain circumstances, the failure to provide for an adjustment to the conversion rate may also be treated as a constructive distribution. Any such constructive distribution would be treated as a taxable dividend to such holders to the extent of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Therefore, United States Holders may recognize income in the event of a constructive distribution in the manner described under "--Tax Consequences to United States Holders--Taxation of Distributions on our Common Stock" below, even though they may not receive any cash or property. It is not clear whether a constructive dividend deemed paid to a United States Holder would be eligible for the preferential rates of U.S. federal income tax that are applicable to certain dividends received. It is also unclear whether corporate United States Holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends.

         Adjustments to the conversion rate made pursuant to a bona fide, reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the notes generally will not be considered to result in a constructive distribution to the United States Holders. Certain of the possible adjustments under the conversion rate adjustment provisions contained in the notes may not qualify as being made pursuant to a bona fide reasonable adjustment formula. Adjustments to the conversion rate due to the payment of a taxable dividend to our stockholders will be treated as a constructive distribution. However, adjustments to the conversion rate in the event of stock dividends or the distribution of rights to subscribe for our common stock generally will not be considered to result in a constructive distribution. Moreover, if there is an adjustment or a failure to make an adjustment to the conversion rate of the notes that increases the proportionate interest of holders of our common stock in our assets or earnings and profits, then such increase in the proportionate interest of holders of our common stock generally will be treated as a constructive distribution to such holders, taxable as described below.

         Taxation of Distributions on Common Stock

         Distributions paid on our common stock received upon conversion of a note, other than certain pro rata distributions of common shares, will be treated as a dividend to the extent paid out of current or accumulated earnings and profits and will be includible in income by the United States Holder and taxable as ordinary income when received. If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the United States Holder's investment, up to the United States Holder's tax basis in the common stock. Any remaining excess will be treated as a capital gain. Dividends received by noncorporate United States Holders on common stock in tax years beginning on or before December 31, 2008 generally are subject to U.S. federal income tax at lower rates than other types of ordinary income, subject to certain exceptions. United States Holders should consult their own tax advisors regarding the implications of these rules in their particular circumstances.

         Sale or Other Disposition of Common Stock

         Gain or loss recognized by a United States Holder on the sale or other disposition of our common stock received upon conversion of a note will be capital gain or loss for U.S. federal income tax purposes. The amount of the United States Holder's gain or loss will be equal to the difference between the United States Holder's tax basis in the common stock disposed of and the amount realized on the disposition. Such recognized gain or loss will be long-term capital gain or loss if the holder's holding period for the common stock is more than one year. Long-term capital gains of noncorporate taxpayers are generally taxed at a lower maximum marginal tax rate than the maximum marginal tax rate applicable to ordinary income. The deductibility of net capital losses by individuals and corporations is subject to limitations. A United States Holder who sells the stock at a loss that meets certain thresholds may be required to file a disclosure statement with the IRS.

         TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS

         Payments on the Notes

         All payments on the notes made to a Non-United States Holder, including any additional interest and a payment in our common stock or cash (including any make whole premium) pursuant to a conversion, and any gain realized on a sale or exchange of the notes, will be exempt from U.S. federal income and withholding tax, provided that:

              o the Non-United States Holder (i) does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership and (iii) is not a bank receiving certain types of interest;

              o the Non-United States Holder provides, prior to payment, its name and address, and taxpayer identification number, if any, and certifies, under penalties of perjury, that it is not a "United States person" (which certification may be made on an IRS Form W-8BEN (or successor form));

              o such payments are not effectively connected with the conduct by such Non-United States Holder of a trade or business in the United States or, if certain treaty provisions apply, are not attributable to a permanent establishment maintained by such holder in the United States; and o in the case of gain realized on the sale, conversion, exchange, redemption or retirement of the notes (which is treated as ordinary interest income), we are not, and have not been within the shorter of the five-year period preceding such sale, conversion, exchange, redemption or retirement and the period the Non-United States Holder held the notes, a U.S. real property holding corporation. Currently, we are uncertain as to whether we are a U.S. real property holding corporation for U.S. federal income tax purposes. If we are or become a U.S. real property holding corporation, any gain realized on the sale, conversion, exchange, redemption or retirement of the notes would only be subject to U.S.

                   federal income and, in certain circumstances, withholding tax if the Non-United States Holder owned, actually or by attribution, (a) in the case of notes that become regularly traded on an established securities market, more than 5% of the notes, or (b) in the case of notes that were not regularly traded, such notes which, as of any date on which any notes were acquired by the holder, had a fair market value greater than the fair market value on that date of 5% of our common stock.

         However, if a Non-United States Holder were deemed to have received a constructive dividend (see "Tax Consequences to United States Holders--Constructive Dividends" above), the Non-United States Holder generally will be subject to U.S. withholding tax at a 30% rate, subject to reduction by an applicable treaty, on the taxable amount of the dividend. It is possible that this tax would be withheld from amounts owed to you, including, but not limited to, interest, shares of our common stock or sales proceeds subsequently paid or credited to you. A Non-United States Holder who is subject to withholding tax should consult its own tax advisor as to whether it can obtain a refund for all or a portion of the withholding tax in such circumstances.

         With respect to the second bullet point above, special certification rules apply to Non-United States Holders that are pass-through entities rather than corporations or individuals. Prospective investors should consult their tax advisors regarding the certification requirements for Non-United States Holders.

         If a Non-United States Holder cannot satisfy the requirements described in the bullet points above, payments of interest (including original issue discount and a payment of stock or cash pursuant to a conversion, redemption or retirement) will be subject to U.S. withholding tax at the rate of 30%, unless the Non-United States Holder provides us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest (including original issue discount) paid on the notes is not subject to withholding tax because it is effectively connected with such Non-United States Holder's conduct of a trade or business in the United States.

         If a Non-United States Holder of a note is engaged in a trade or business in the United States, and if payments on the note are effectively connected with the conduct of this trade or business (and, if required by a tax treaty, are attributable to a permanent establishment maintained by such holder in the United States), the Non-United States Holder, although exempt from U.S. withholding tax (assuming the certification requirements described above are met), will generally be taxed in the same manner as a United States Holder (see "Tax Consequences to United States Holders" above). Such Non-United States Holders should consult their own tax advisors with respect to other tax consequences of the ownership of the notes, including the possible imposition of a 30% branch profits tax (if the Non-United States Holder is a foreign corporation), subject to reduction by an applicable treaty, on their effectively connected income.

         Distributions on Common Stock

         Dividends paid to a Non-United States Holder of our common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), generally will be subject to U.S. withholding tax at a 30% rate, subject to reduction under an applicable treaty. In order to obtain a reduced rate of withholding, a Non-United States Holder will be required to provide a properly executed IRS Form W-8BEN certifying its entitlement to benefits under a treaty. A Non-United States Holder who is subject to withholding tax should consult its own tax advisor as to whether it can obtain a refund for all or a portion of the withholding tax in such circumstances.

         If a Non-United States Holder of our common stock is engaged in a trade or business in the United States, and if the dividends are effectively connected with the conduct of this trade or business (and, if required by a tax treaty, are attributable to a permanent establishment maintained by such holder in the United States), the Non-United States Holder, although exempt from U.S. withholding tax, will generally be taxed in the same manner as a United States Holder (see "Tax Consequences to United States Holders" above), except that the Non-United States Holder will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. These Non-United States Holders should consult their own tax advisors with respect to other tax consequences of the ownership of our common stock, including the possible imposition of a 30% branch profits tax (if the Non-United States Holder


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


is a foreign corporation), subject to reduction by an applicable treaty, on their effectively connected income.

         Sale or Other Disposition of Common Stock

         A Non-United States Holder generally will not be subject to U.S. federal income or withholding tax on gain realized on a sale or other disposition of the common stock received upon a conversion of a note, unless:

              o the gain is effectively connected with the conduct by such Non-United States Holder of a trade or business in the United States, and if certain treaty provisions apply, is attributable to a permanent establishment maintained by such holder in the United States;

              o in the case of a Non-United States Holder who is a nonresident alien individual, the individual is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met; or

              o we are or have been a U.S. real property holding corporation at any time within the shorter of the five-year period preceding such sale, exchange or disposition and the period the Non-United States Holder held the common stock.

         Currently, we are uncertain as to whether we are a U.S. real property holding corporation for U.S. federal income tax purposes. If we are or become a U.S. real property holding corporation and our common stock is and continues to be regularly traded on an established securities market, in general, only a Non-United States Holder of common stock who holds or held, actually or by attribution (at any time during the shorter of the five year period preceding the date of disposition or the holder's holding period), more than 5% of our common stock will be subject to U.S. federal income and, in certain circumstances, withholding tax on the disposition of our common stock in the same manner as a United States Holder (see "Tax Consequences to United States Holders" above).

          If a Non-United States Holder of our common stock is engaged in a trade or business in the United States, and if the gain on the sale or other disposition of our common stock is effectively connected with the conduct of this trade or business, the Non-United States Holder will generally be taxed in the same manner as a United States Holder (see "Tax Consequences to United States Holders" above). In order to claim an exemption from the U.S. withholding tax, the Non-United States Holder must comply with applicable certification requirements, which generally include furnishing a properly executed IRS Form W-8ECI (or any successor form thereto) or a substitute form. These Non-United States Holders should consult their own tax advisors with respect to other tax consequences of the disposition of the common stock, including the possible imposition of a 30% branch profits tax (if the Non-United States Holder is a foreign corporation), subject to reduction by an applicable treaty, on their effectively connected income.

         BACKUP WITHHOLDING AND INFORMATION REPORTING

         Information returns may be filed with the IRS in connection with payments on the notes, the common stock into which the notes may be converted and the proceeds from a sale or other disposition of the notes or the common stock. In addition, copies of these information returns also may be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which a Non-United States Holder resides.

         A United States Holder may be subject to U.S. backup withholding tax on these payments, currently at the rate of 28%, if it fails to provide its taxpayer identification number to the paying agent and comply with certification procedures or otherwise establish an exemption from backup withholding.

         A Non-United States Holder generally will not be subject to U.S. backup withholding tax on these payments provided that such holder certifies as to its foreign status or otherwise establishes an exemption and, in addition, we or our agent do not have actual knowledge or reason to know that such holder is a U.S. person. The certification procedures required of Non-United States Holders to claim the exemption from withholding tax on certain payments on the notes, described above, will satisfy the certification requirements necessary to avoid the backup withholding tax as well.

         The amount of any backup withholding from a payment will be allowed as a credit against the holder's U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

                              PLAN OF DISTRIBUTION

         We are registering the securities covered by this prospectus to permit the selling securityholders to conduct public secondary trading of the securities from time to time after the date of this prospectus. The securities may be offered and sold under this prospectus only pursuant to the terms of the registration rights agreement, described in the section of this prospectus titled "Description of the Notes--Registration Rights." We will not receive any of the proceeds of the sale by the selling securityholders of the securities offered by this prospectus.

         The selling securityholders may sell all or a portion of the securities beneficially owned by them and offered by this prospectus from time to time:

         o    directly; or

         o through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or concessions from the selling securityholders and/or from the purchasers of the securities for whom they may act as agent.

         The securities may be sold in one or more transactions:

         o    at fixed prices;

         o    at prevailing market prices at the time of sale;

         o    at prices related to the prevailing market prices;

         o    at varying prices determined at the time of sale; and/or

         o    at negotiated prices.

         These prices will be determined by the securityholders or by agreement between the securityholders and underwriters or dealers, who may receive fees or commissions in connection with the sale. The aggregate proceeds to the selling securityholders from the sale of the securities offered by them under this prospectus will be the purchase price of the securities less discounts and commissions, if any. The sales described in the preceding paragraph may be effected in transactions:

         o on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

         o    in the over-the-counter market;

         o in transactions otherwise than on these exchanges or services or in the over-the-counter market;

         o through the writing of options, including the issuance by the selling securityholder of derivative securities, whether the options or such other derivative securities are listed on an options or other exchange or otherwise;

         o    through the settlement of short sales; or

         o    any combination of the foregoing.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

         In connection with sales of the securities, the selling securityholders may:

         o enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging positions they assume;

         o sell short and deliver the securities to close out short positions;

         o loan or pledge the securities to broker-dealers or other financial institutions that in turn may sell such securities;

         o enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the securities, which the broker-dealer or other financial institution may resell pursuant to this prospectus; or

         o enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

         Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of securities to be made directly or through agents.

         To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the securities by the selling securityholders. Selling securityholders may not sell any, or may not sell all, of the securities offered by them pursuant to this prospectus. In addition, we cannot assure you that a selling securityholder will not transfer, devise or gift the securities by other means not described in this prospectus. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of, or Regulation S under, the Securities Act may be sold under the applicable rule or regulation rather than pursuant to this prospectus.

         The notes were issued and sold in March 2005 in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be "qualified institutional buyers," as defined in Rule 144A under the Securities Act. Pursuant to the registration rights agreement, we have agreed to indemnify the initial purchasers of the notes and each selling securityholder, and each selling securityholder has agreed to indemnify us against specified liabilities arising under the Securities Act. The selling securityholders may also agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the securities against some liabilities, including liabilities that arise under the Securities Act.

         The selling securityholders and any other person participating in any distribution under this prospectus will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling securityholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days prior to the commencement of distribution. This may affect the marketability of securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

         In order to comply with the securities laws of some states, if applicable, the securities may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

         The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the securities may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

         To the extent required under the registration rights agreement and applicable law, the specific amount of notes or number of shares to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commission or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or a post-effective amendment to the registration statement of which this prospectus is a part.

         Under the registration rights agreement, we have agreed to use our commercially reasonable efforts to keep the registration statement, of which this prospectus is a part, effective until the earliest to occur of the following:

         (1)  two years from the first date of original issuance of the notes;

         (2) the date when all securities shall have been registered under the Securities Act and disposed of; and

         (3) the date on which all securities held by non-affiliates are eligible to be sold to the public pursuant to Rule 144(k) under the Securities Act.

         We are permitted, under the registration rights agreement, to prohibit offers and sales of securities pursuant to this prospectus under specified circumstances and subject to specified conditions for a period not to exceed an aggregate of 45 calendar days in any 90 calendar day period, and not to exceed 90 days in any 12-month period. During the time periods when use of this prospectus is suspended, each selling securityholder has agreed not to sell any of the securities. We also agreed to pay additional amounts to selling securityholders if the prospectus is unavailable for periods in excess of those permitted, as provided in the registration rights agreement.

         We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the securities to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

                                  LEGAL MATTERS

         The validity of the notes offered hereby and of the shares of common stock issuable upon the conversion thereof will be passed upon for us by Thelen Reid & Priest LLP, New York, New York, our special counsel, and Vincent Nitido, Jr., Esq., our Vice President and General Counsel. In giving their opinions, Thelen Reid & Priest LLP may rely, as to matters of Arizona law, upon the opinions of Mr. Nitido, and Mr. Nitido may rely, as to matters of New York law, upon the opinions of Thelen Reid & Priest LLP.


                                     EXPERTS

         The financial statements of UniSource Energy as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004 and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) as of December 31, 2004 included in this prospectus have been so included in reliance on the report(s) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

         The financial statements of TEP as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

         With respect to the unaudited financial information of UniSource Energy and TEP for the three-month periods ended March 31, 2005 and 2004, included in this prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated May 6, 2005, appearing herein states that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act.

                                   APPENDIX A

--------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 10-K
(Mark One)
  [ X ]         ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934
                   For the fiscal year ended December 31, 2004
                                       OR
  [   ]        TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934
                  For the transition period from ______to_______.

Commission     Registrant; State of Incorporation;       IRS Employer
File Number    Address; and Telephone Number             Identification Number
-----------    -----------------------------             ---------------------

1-13739        UNISOURCE ENERGY CORPORATION              86-0786732
               (An Arizona Corporation)
               One South Church Avenue, Suite 100
               Tucson, AZ  85701
               (520) 571-4000

1-5924         TUCSON ELECTRIC POWER COMPANY             86-0062700
               (An Arizona Corporation)
               One South Church Avenue, Suite 100
               Tucson, AZ  85701
               (520) 571-4000

SECURITIES REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:

                                                         NAME OF EACH EXCHANGE
REGISTRANT             TITLE OF EACH CLASS               ON WHICH REGISTERED
----------             -------------------               -------------------

UNISOURCE ENERGY       COMMON STOCK, NO PAR VALUE AND    New York Stock Exchange
CORPORATION            PREFERRED SHARE PURCHASE RIGHTS   Pacific Exchange

SECURITIES REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT: NONE

     Indicate by check mark whether each registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days.  Yes X   No
                                              ---     ---

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of each registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ ]

     Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Act).

     UniSource Energy Corporation            Yes     X   No
                                                    ---     ---
     Tucson Electric Power Company           Yes         No  X
                                                    ---     ---

     The aggregate market value of UniSource Energy Corporation voting
Common Stock held by non-affiliates of the registrant was $847,469,716 based on the last reported sale price thereof on the consolidated tape on June 30, 2004.

     At March 11, 2005, 34,545,932 shares of UniSource Energy Corporation Common Stock, no par value (the only class of Common Stock), were outstanding.

     At March 11, 2005, 32,139,555 shares of Tucson Electric Power Company's common stock, no par value, were outstanding, of which 32,139,434 shares were held by UniSource Energy Corporation.

Documents incorporated by reference: Specified portions of UniSource Energy Corporation's Proxy Statement relating to the 2005 Annual Meeting of Shareholders are incorporated by reference into Part III.
--------------------------------------------------------------------------------

                                TABLE OF CONTENTS


Definitions                                                                    v
                                  -- PART I --

Item 1. - Business                                                             1
     Overview of Consolidated Business                                         1
     TEP Electric Utility Operations                                           2
         Service Area and Customers                                            2
         Generating and Other Resources                                        4
         Fuel Supply                                                           7
         Water Supply                                                          9
         Transmission Access                                                   9
         Rates and Regulation                                                 11
         TEP's Utility Operating Statistics                                   12
         Environmental Matters                                                13
     UNS Gas                                                                  14
         Service Territory and Customers                                      14
         Gas Supply and Transmission                                          14
         Rates and Regulation                                                 15
     UNS Electric                                                             16
         Service Territory and Customers                                      16
         Power Supply and Transmission                                        16
         Rates and Regulation                                                 16
     Global Solar Energy, Inc.                                                17
     Other                                                                    17
     Employees                                                                18
     SEC Reports Available on UniSource Energy's Website                      19

Item 2. - Properties                                                          19
     TEP Properties                                                           19
     UES Properties                                                           20
     Global Solar Properties                                                  21
Item 3. - Legal Proceedings                                                   21
Item 4. - Submission of Matters to a Vote of Security Holders                 22

                                  -- PART II --

Item 5. - Market for Registrant's Common Equity, Related
          Stockholder Matters, Issuer Purchases of Equity Securities          22

Item 6. - Selected Consolidated Financial Data                                23
     UniSource Energy                                                         23
     TEP                                                                      24
     Non-GAAP Measures                                                        25

Item 7. - Management's Discussion and Analysis of
          Financial Condition and Results of Operations                       27
     UniSource Energy Consolidated                                            28
         Outlook Strategies                                                   28
         Results of Operations                                                29
         Contribution by Business Segment                                     30
         Liquidity and Capital Resources                                      30
     Tucson Electric Power Company                                            35
         Results of Operations                                                36
         Factors Affecting Results of Operations                              39
         Liquidity and Capital Resources                                      42
     UNS Gas                                                                  49
         Results of Operations                                                49

         Factors Affecting Results of Operations                              50
         Liquidity and Capital Resources                                      50
     UNS Electric                                                             52
         Results of Operations                                                52
         Factors Affecting Results of Operations                              53
         Liquidity and Capital Resources                                      54
     Global Solar Energy, Inc.                                                55
         Results of Operations                                                55
     Other                                                                    56
         Results of Operations                                                56
     Critical Accounting Estimates                                            58
     New Accounting Pronouncements                                            64
     Safe Harbor for Forward-Looking Statements                               65

Item 7A. - Quantitative and Qualitative Disclosures about Market Risk         66

Item 8. - Consolidated Financial Statements and Supplementary Data            69
     Management's Report on Internal Controls Over Financial
         Reporting Under Section 404 of Sarbanes-Oxley                        69
     Reports of Independent Registered Public Accounting Firm                 70
     UniSource Energy Corporation
         Consolidated Statements of Income                                    72
         Consolidated Statements of Cash Flows                                73
         Consolidated Balance Sheets                                          74
         Consolidated Statements of Capitalization                            75
         Consolidated Statements of Changes in Stockholders' Equity           76
     Tucson Electric Power Company
         Consolidated Statements of Income                                    77
         Consolidated Statements of Cash Flows                                78
         Consolidated Balance Sheets                                          79
         Consolidated Statements of Capitalization                            80
         Consolidated Statements of Changes in Stockholders' Equity           81
     Notes to Consolidated Financial Statements
         Note  1.   Nature of Operations and Summary of Significant
                    Accounting Policies                                       82
         Note  2.   Termination of Proposed Acquisition of UniSource Energy  102
         Note  3.   UniSource Energy Services                                102
         Note  4.   TEP Regulatory Matters                                   105
         Note  5.   Accounting Change: Accounting for Asset
                    Retirement Obligations                                   109
         Note  6.   Segment and Related Information                          111
         Note  7.   Accounting for Derivative Instruments, Trading
                    Activities and Hedging Activities                        113
         Note  8.   Commitments and Contingencies                            115
         Note  9.   Utility Plant and Jointly-Owned Facilities               121
         Note 10.  Debt and Capital Lease Obligations                        123
         Note 11.  Fair Value of Financial Instruments                       126
         Note 12.  Stockholders' Equity                                      127
         Note 13.  TEP Wholesale Accounts Receivable and Allowances          129
         Note 14.  Springerville Expansion                                   129
         Note 15.  Income and Other Taxes                                    130
         Note 16.  Employee Benefit Plans                                    133
         Note 17.  Stock-Based Compensation Plans                            137
         Note 18.  UniSource Energy Earnings Per Share                       139
         Note 19.  Related Parties                                           139
         Note 20.  Supplemental Cash Flow Information                        141
         Note 21.  Quarterly Financial Data (Unaudited)                      143

     Schedule II - Valuation and Qualifying Accounts                         145

Item 9. - Changes in and Disagreements with Accountants on
          Accounting and Financial Disclosure                                147

Item 9A. - Controls and Procedures                                           147

Item 9B. - Other Information                                                 147

                                 -- PART III --

Item 10. - Directors and Executive Officers of the Registrants               147

Item 11. - Executive Compensation                                            149

Item 12. - Security Ownership of Certain Beneficial Owners and Management    150

Item 13. - Certain Relationships and Related Transactions                    150

Item 14. - Principal Accountant Fees and Services                            150

                                  -- PART IV --

Item 15. - Exhibits and Financial Statements Schedules                       151
     Signatures                                                              152
     Exhibit Index                                                           156

                                   DEFINITIONS

The abbreviations and acronyms used in the 2004 Form 10-K are defined below:

--------------------------------------------------------------------------------

ACC.................................      Arizona Corporation Commission.
ACC Holding Company Order...........      The order approved by the ACC in
                                            November 1997 allowing TEP to
                                            form a holding company.
AHMSA...............................      Altos Hornos de Mexico, S.A.
                                            de C.V. AHMSA owns 50% of Sabinas.
AMT.................................      Alternative Minimum Tax.
APS.................................      Arizona Public Service Company.
Btu.................................      British thermal unit(s).
Capacity............................      The ability to produce power; the most
                                            power a unit can produce or the
                                            maximum that can be taken under a
                                            contract; measured in MWs.
CISO................................      California Independent System
                                            Operator.
Citizens............................      Citizens Communications Company.
Citizens Settlement Agreement.......      An agreement with the ACC Staff
                                            dated April 1, 2003, addressing
                                            rate case and financing issues
                                            in the acquisition by UniSource
                                            Energy of the Citizens' Arizona gas
                                            and electric assets.
Common Stock........................      UniSource Energy's common stock,
                                            without par value.
Company or UniSource Energy.........      UniSource Energy Corporation.
Cooling Degree Days.................      An index used to measure the impact
                                            of weather on energy usage
                                            calculated by subtracting 75
                                            from the average of the high
                                            and low daily temperatures.
CPX.................................      California Power Exchange.
Credit Agreement....................      Credit Agreement between TEP and a
                                            syndicate of banks, dated as of
                                            March 25, 2004.
Emissions Allowance(s)..............      An allowance issued by the
                                            Environmental Protection Agency
                                            which permits emission of one
                                            ton of sulfur dioxide or one ton of
                                            nitrogen oxide. These allowances can
                                            be bought and sold.
Energy..............................      The amount of power produced over a
                                            given period of time; measured
                                            in MWh.
EPA.................................      The Environmental Protection Agency.
ESP.................................      Energy Service Provider.
Express Line........................      345-kV circuit connecting
                                            Springerville Unit 2 to the Tucson
                                            138-kV system.
FAS 71..............................      Statement of Financial Accounting
                                            Standards No. 71: Accounting for
                                            the Effects of Certain Types of
                                            Regulation.
FAS 133.............................      Statement of Financial Accounting
                                            Standards No 133: Accounting for
                                            Derivative Instruments and Hedging
                                            Activities, as amended.
FAS 143.............................      Statement of Financial Accounting
                                            Standards No. 143: Accounting for
                                            Asset Retirement Obligations.
FERC................................      Federal Energy Regulatory Commission.
First Collateral Trust Bonds........      Bonds issued under the Indenture of
                                            Trust, dated as of August 1, 1998,
                                            of TEP to the Bank of New York,
                                            successor trustee.
First Mortgage Bonds................      First mortgage bonds issued under
                                            the Indenture, dated as of April 1,
                                            1941, of TEP to J.P. Morgan Chase
                                            Bank, successor trustee, as
                                            supplemented and amended.
Four Corners........................      Four Corners Generating Station.
Global Solar........................      Global Solar Energy, Inc., a company
                                            that develops and manufactures
                                            thin-film photovoltaic cells.
                                            Millennium owns 99% of Global Solar.
Haddington..........................      Haddington Energy Partners II, LP, a
                                            limited partnership that funds
                                            energy-related investments.
Heating Degree Days.................      An index used to measure the
                                            impact of weather on energy
                                            usage calculated by subtracting
                                            the average of the high and low
                                            daily temperatures from 65.
IDBs................................      Industrial development revenue or
                                            pollution control revenue bonds.
IPS.................................      Infinite Power Solutions, Inc., a
                                            company that develops thin-film
                                            batteries. Millennium owns 72%
                                            of IPS.

IRS.................................      Internal Revenue Service.
ISO.................................      Independent System Operator.
ITC.................................      Investment Tax Credit.
kWh.................................      Kilowatt-hour(s).
kV..................................      Kilovolt(s).
LIBOR...............................      London Interbank Offered Rate.
LOC.................................      Letter of Credit.
Luna................................      Luna Energy Facility.
MEG.................................      Millennium Environment Group, Inc., a
                                            wholly-owned subsidiary of
                                            Millennium, which manages and
                                            trades emission allowances, coal,
                                            and related financial instruments.
MicroSat............................      MicroSat Systems, Inc. is a company
                                            formed to develop and commercialize
                                            small-scale satellites. Millennium
                                            currently owns 35%.
Millennium..........................      Millennium Energy Holdings, Inc.,
                                            a wholly-owned subsidiary of
                                            UniSource Energy.
Mimosa..............................      Minerales de Monclova, S.A. de C.V.,
                                            an owner of coal and associated gas
                                            reserves and a supplier of
                                            metallurgical coal to the steel
                                            industry and thermal coal to the
                                            Mexican electricity commission.
                                            Sabinas owns 19.5% of Mimosa.
MMBtus..............................      Million British Thermal Units.
MW..................................      Megawatt(s).
MWh.................................      Megawatt-hour(s).
Navajo..............................      Navajo Generating Station.
NOL.................................      Net Operating Loss carryback or
                                            carryforward for income tax
                                            purposes.
PGA.................................      Purchased Gas Adjuster, a retail rate
                                            mechanism designed to recover
                                            the cost of gas purchased for
                                            retail gas customers.
PNM.................................      Public Service Company of New Mexico.
PNMR................................      PNM Resources.
Powertrusion........................      POWERTRUSION International, Inc.,
                                            a company owned 77% by
                                            Millennium, which manufactures
                                            lightweight utility poles.
PPFAC...............................      Purchased Power and Fuel Adjustment
                                            Clause.
PWCC................................      Pinnacle West Capital Corporation.
Revolving Credit Facility...........      $60 million revolving credit facility
                                            entered into under the Credit
                                            Agreement between a syndicate of
                                            banks and TEP.
RTO.................................      Regional Transmission Organization.
Rules...............................      Retail Electric Competition Rules.
Sabinas.............................      Carboelectrica Sabinas,
                                            S. de R.L. de C.V., a Mexican
                                            limited liability company.
                                            Millennium owns 50% of Sabinas.
Saguaro Utility.....................      An Arizona limited partnership, whose
                                            general partner is Sage
                                            Mountain, L.L.C. and whose limited
                                            partners include investment
                                            funds affiliated with Kohlberg
                                            Kravis Roberts & Co., L.P.,
                                            J.P. Morgan Partners, L.L.C. and
                                            Wachovia Capital Partners.
San Carlos..........................      San Carlos Resources Inc.,
                                            a wholly-owned subsidiary of TEP.
San Juan............................      San Juan Generating Station.
Second Mortgage Bonds...............      TEP's second mortgage bonds issued
                                            under the Indenture of Mortgage
                                            and Deed of Trust, dated as of
                                            December 1, 1992, of TEP to the Bank
                                            of New York, successor trustee, as
                                            supplemented.
Sempra..............................      Sempra Energy Trading Company.
SCE.................................      Southern California Edison Company.
SES.................................      Southwest Energy Solutions, Inc., a
                                            wholly-owned subsidiary of
                                            Millennium.
Springerville.......................      Springerville Generating Station.
Springerville Coal Handling
     Facilities Leases..............      Leveraged lease arrangements relating
                                            to the coal handling facilities
                                            serving Springerville.
Springerville Common
     Facilities.....................      Facilities at Springerville used in
                                            common with Springerville Unit 1
                                            and Springerville Unit 2.
Springerville Common
     Facilities Leases..............      Leveraged lease arrangements
                                            relating to an undivided
                                            one-half interest in certain
                                            Springerville Common Facilities.

Springerville Unit 1................      Unit 1 of the Springerville
                                            Generating Station.
Springerville Unit 1 Lease..........      Leveraged lease arrangement relating
                                            to Springerville Unit 1 and an
                                            undivided one-half interest in
                                            certain Springerville Common
                                            Facilities.
Springerville Unit 2................      Unit 2 of the Springerville
                                            Generating Station.
SRP.................................      Salt River Project Agricultural
                                            Improvement and Power District.
Sundt...............................      H. Wilson Sundt Generating Station
                                            (formerly known as the Irvington
                                            Generating Station).
Sundt Lease.........................      The leveraged lease arrangement
                                            relating to Sundt Unit 4.
SWG.................................      Southwest Gas Corporation.
TEP.................................      Tucson Electric Power Company,
                                            the principal subsidiary of
                                            UniSource Energy.
TEP Settlement Agreement............      TEP's Settlement Agreement approved
                                            by the ACC in November 1999 that
                                            provided for electric retail
                                            competition and transition asset
                                            recovery.
Therm...............................      A unit of heating value equivalent to
                                            100,000 British thermal units (Btu).
Tri-State...........................      Tri-State Generation and Transmission
                                            Association.
TruePricing.........................      TruePricing, Inc., a start-up company
                                            established to market energy
                                            related products.
UED.................................      UniSource Energy Development Company,
                                            a wholly-owned subsidiary of
                                            UniSource Energy, which engages in
                                            developing generation resources and
                                            other project development services
                                            and related activities.
UES.................................      UniSource Energy Services, Inc., an
                                            intermediate holding company
                                            established to own the operating
                                            companies (UNS Gas and UNS Electric)
                                            which acquired the Citizens Arizona
                                            gas and electric utility assets.
UniSource Energy....................      UniSource Energy Corporation.
UNS Electric........................      UNS Electric, Inc., a wholly-owned
                                            subsidiary of UES, which acquired
                                            the Citizens Arizona electric
                                            utility assets.
UNS Gas.............................      UNS Gas, Inc., a wholly-owned
                                            subsidiary of UES, which acquired
                                            the Citizens Arizona gas utility
                                            assets.
Valencia............................      Valencia power plant owned by UNS
                                            Electric.
WestConnect.........................      The proposed for-profit RTO in
                                            which TEP is a participant.

                                     PART I

     This Annual Report on Form 10-K contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. You should read forward-looking statements together with the cautionary statements and important factors included in this Form 10-K. (See Item 7. - Management's Discussion and Analysis of Financial Condition and Results of Operations, Safe Harbor for Forward-Looking Statements). Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions. Forward-looking statements are not statements of historical facts. Forward-looking statements may be identified by the use of words such as "anticipates," "estimates," "expects," "intends," "plans," "predicts," "projects," and similar expressions. We express our expectations, beliefs and projections in good faith and believe them to have a reasonable basis. However, we make no assurances that management's expectations, beliefs or projections will be achieved or accomplished. In addition, UniSource Energy and TEP disclaim any obligation to update any forward-looking statements to reflect events or circumstances after the date of this report.

ITEM 1. - BUSINESS
--------------------------------------------------------------------------------

OVERVIEW OF CONSOLIDATED BUSINESS
---------------------------------

     UniSource Energy is a holding company that has no significant operations of its own. Operations are conducted by UniSource Energy's subsidiaries, each of which is a separate legal entity with its own assets and liabilities. UniSource Energy owns substantially all of the outstanding common stock of TEP, and all of the outstanding common stock of UniSource Energy Services, Inc. (UES), Millennium Energy Holdings, Inc. (Millennium), and UniSource Energy Development Company (UED).

     TEP, an electric utility, has provided electric service to the community of Tucson, Arizona, for over 100 years. UES began operations in August 2003. UES through its two operating subsidiaries, UNS Gas and UNS Electric, provides gas and electric service to 30 communities in northern and southern Arizona. Millennium invests in unregulated businesses, including Global Solar Energy (Global Solar), a developer and manufacturer of thin-film photovoltaic cells and modules. UED engages in developing generating resources and other project development activities, including facilitating the expansion of the Springerville Generating Station, but has no significant operations. We conduct our business in four primary business segments - TEP's Electric Utility segment, UNS Gas, UNS Electric and Global Solar.

     UniSource Energy was incorporated in the State of Arizona on March 8, 1995 and obtained regulatory approval to form a holding company in November 1997. On January 1, 1998, TEP and UniSource Energy exchanged shares of stock resulting in TEP becoming a subsidiary of UniSource Energy. Following the share exchange, TEP transferred the stock of its subsidiary Millennium to UniSource Energy. See Note 10 of Notes to Consolidated Financial Statements - Debt and Capital Lease Obligations.

     TERMINATION OF MERGER AGREEMENT

     In November 2003, UniSource Energy entered into an Agreement and Plan of Merger (the Agreement) with Saguaro Acquisition Corp. (Saguaro), an affiliate of Saguaro Utility Group L.P. (Saguaro LP) that provided for the acquisition of all of UniSource Energy's outstanding common stock for $25.25 per share by Saguaro. Saguaro LP was an Arizona limited partnership whose general partner was Sage Mountain, L.L.C. and whose limited partners included investment funds associated with Kohlberg Kravis Roberts & Co., L.P., J.P. Morgan Partners, LLC and Wachovia Capital Partners.

     On December 21, 2004, the Arizona Corporation Commission (ACC) voted, at the end of a special open meeting, not to approve the application seeking its approval of the proposed acquisition.

     The Agreement provided that in the event that the ACC denied the acquisition, Saguaro or UniSource Energy could terminate the Agreement, and UniSource Energy would be obligated to reimburse up to $7 million of Saguaro's expenses. On December 30, 2004, Saguaro exercised its right to terminate the Agreement and UniSource Energy paid Saguaro $7 million to cover Saguaro's expenses, pursuant to the terms of the Agreement.

     BUSINESS SEGMENT CONTRIBUTIONS

     The table below shows the contributions to our consolidated after-tax earnings by our four business segments.

                                        2004          2003             2002
 -------------------------------- -------------- ---------------- --------------
                                             -Millions of Dollars-
 BUSINESS SEGMENT
    TEP (1)                          $   46          $  129           $   55
    UNS Gas (2)                           6               1                -
    UNS Electric (2)                      4               2                -
    Global Solar                         (5)             (7)             (14)
    Other (3)                            (5)            (11)              (6)
 -------------------------------- -------------- ---------------- --------------
      Consolidated Net Income        $   46          $  114           $   35
 ================================ ============== ================ ==============

     (1) TEP results in 2003 include an after-tax gain of $67 million for the Cumulative Effect of Accounting Change from the adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations (FAS 143).

     (2) 2003 results are for the period from August 11, 2003 to December 31, 2003.

     (3) Includes: interest expense (net of tax) on the note that was payable from UniSource Energy to TEP; costs in 2003 associated with the Citizens acquisition; costs associated with the failed acquisition of UniSource Energy as previously discussed; UniSource Energy parent company expenses; income and losses from Millennium's investments other than Global Solar; income and losses from UED.

     The electric utility industry has undergone significant regulatory change in recent years. See Item 7. - Management's Discussion and Analysis of Financial Condition and Results of operations, Outlook and Strategies, for a discussion of our plans and strategies to remain competitive and flexible in this changing environment and Rates and Regulation, below, for the status of competition in Arizona.

     References in this report to "we" and "our" are to UniSource Energy and its subsidiaries, collectively.

TEP ELECTRIC UTILITY OPERATIONS
-------------------------------

     TEP was incorporated in the State of Arizona on December 16, 1963. TEP is the successor by merger as of February 20, 1964, to a Colorado corporation that was incorporated on January 25, 1902. TEP is the principal operating subsidiary of UniSource Energy. In 2004, TEP's electric utility operations contributed 76% of UniSource Energy's operating revenues and comprised 84% of its assets.

   SERVICE AREA AND CUSTOMERS

     TEP is a vertically integrated utility that provides regulated electric service to more than 375,000 retail customers in Southeastern Arizona. TEP's service territory consists of a 1,155 square mile area and includes a population of approximately 931,000 in the greater Tucson metropolitan area in Pima County, as well as parts of Cochise County. TEP holds a franchise to provide electric distribution service to customers in the Cities of Tucson and South Tucson. These franchises expire in 2026 and 2017, respectively. TEP also sells electricity to other utilities and power marketing entities in the western U.S.

     RETAIL CUSTOMERS

     In 2004, TEP's number of retail customers increased by 2.3% and total retail energy consumption increased by approximately 3.2%. The table below shows the percentage distribution of TEP's energy sales by major customer class over the last three years.

                                   2004             2003             2002
 ---------------------------- --------------- ---------------- ----------------
 Residential                        40%              41%               40%
 Commercial                         21%              20%               20%
 Non-mining Industrial              26%              27%               28%
 Mining                             10%               9%                9%
 Public Authority                    3%               3%                3%
 ---------------------------- --------------- ---------------- ----------------

     TEP expects that its peak demand, number of retail customers and retail energy consumption will increase 2 - 3% annually through 2008. The retail energy consumption by customer class through 2008 is expected to be similar to the 2004 distribution.

     Beginning January 1, 2001, all of TEP's retail customers were eligible to choose alternative energy providers. Continued regulatory developments and legal challenges to the retail electric competition rules have raised uncertainty about the status and pace of retail competition in Arizona. Even though some of TEP's retail customers may choose other energy providers, the forecasted customer growth rates referred to above would continue to apply to its distribution business. At March 11, 2005, none of TEP's customers are being served by an alternative energy provider. See Rates and Regulation, State, below.

     SALES TO LARGE INDUSTRIAL CUSTOMERS

     TEP provides electric utility service to a diverse group of commercial, industrial, and public sector customers. Major industries served include copper mining, cement manufacturing, defense, health care, education, military bases and other governmental entities. Local, regional, and national economic factors can impact the financial condition and operations of TEP's large industrial customers. Such economic conditions may directly impact energy consumption by large industrial customers, and may indirectly impact residential and small commercial sales and revenues if employment levels and consumer spending are affected.

     Two of TEP's largest retail customers are in the copper mining industry. TEP has contracts with its two mining customers to provide electric service at negotiated rates. These contracts expire in 2006 and 2008. TEP's sales to mining customers depend on a variety of factors including changes in supply and demand in the world copper market and the economics of self-generation. Average U.S. copper prices have ranged between $0.63 and $1.46 per pound during the last five years. As a result of low copper prices in 2002 and 2003, TEP's mining customers reduced operations during those years and correspondingly reduced energy consumption. Since October 2003, U.S. copper prices have risen steadily and averaged approximately $1.47 per pound in February 2005. Higher copper prices have led to increased mining operations and kWh sales to TEP's mining customers.

     WHOLESALE BUSINESS

     TEP's electric utility operations include the wholesale marketing of electricity to other utilities and power marketers. Wholesale sales transactions are made on both a firm and interruptible basis. A firm basis means that contractually, TEP must supply the power (except under limited emergency circumstances), while an interruptible basis means that TEP may stop supplying power under defined conditions. See Other Purchases and Interconnections, below.

     TEP typically uses its own generation to serve the requirements of its retail and long-term wholesale customers. Generally, TEP commits to future sales based on expected excess generating capability, forward prices and generation costs, using a diversified portfolio approach to provide a balance between long-term, and mid-term and spot energy sales. When TEP expects to have excess generating capacity and energy (usually in the first, second and fourth calendar quarters), its wholesale sales consist primarily of three types of sales:

     (1) Sales under long-term contracts for periods of more than one year. TEP currently has long-term contracts with three entities to sell firm capacity and energy: Salt River Project Agricultural Improvement and Power District (SRP), which expires in May 2011, the Navajo Tribal Utility Authority, which expires in December 2009, and the Tohono O'odham Utility Authority, which expires in August 2009. TEP also has a multi-year interruptible contract with Phelps Dodge Energy Services, which expires in February 2006 and requires a fixed contract demand of 60 MW at all times except during TEP's peak customer energy demand period, from July through September of each year. Under the contract, TEP can interrupt delivery of power if TEP experiences significant loss of any electric generating resources.

     (2) Other sales include forward sales and short-term sales. Under forward contracts, TEP commits to sell a specified amount of capacity or energy at a specified price over a given period of time, typically for one-month, three-month or one-year periods. Under short-term sales, TEP sells energy in the daily or hourly markets at fluctuating spot market prices and makes other non-firm energy sales.

     (3)  Sales of transmission service.

     TEP purchases power in the wholesale markets when economic. TEP may enter into forward contracts: (a) to purchase energy under long-term contracts to serve retail load and long-term wholesale contracts, (b) to purchase capacity or energy during periods of planned outages or for peak summer load conditions, and
(c) to purchase energy to resell to certain wholesale customers under load and resource management agreements. Finally, TEP may purchase energy in the daily and hourly markets to meet higher than anticipated demands, to cover unplanned generation outages, or when it is more economical than generating its own energy.

     In 2003, both the natural gas and western U.S. wholesale electricity markets experienced some price spikes and volatility due to severe winter weather. Gas and power prices remained high throughout 2004 due to continued gas production and storage concerns. TEP cannot predict, however, whether gas and wholesale electricity prices will remain elevated and what the impact will be on TEP's sales and revenues in the future.

     TEP expects to continue to be a participant in the wholesale energy markets, primarily by making sales and purchases in the short-term and forward markets. TEP expects the market price in the western U.S. and demand for capacity and energy to continue to be influenced by the following factors, among others, during the next few years:

     o    continued population growth;
     o    economic conditions in the western U.S.;
     o    availability of generation capacity throughout the western U.S.;
     o the extent of electric utility restructuring in Arizona, California and other western states;
     o    the effect of FERC regulation of wholesale energy markets;
     o    the availability and price of natural gas;
     o    the availability of hydropower;
     o    transmission constraints; and
     o    environmental requirements and the cost of compliance.

     See Item 7. - Management's Discussion and Analysis of Financial Condition and Results of Operations, Tucson Electric Power Company, Factors Affecting Results of Operations, Western Energy Markets, for additional discussion of TEP's wholesale marketing activities.

   GENERATING AND OTHER RESOURCES

     TEP GENERATING RESOURCES

     At December 31, 2004, TEP owned or leased 2,004 MW of net generating capability as set forth in the following table:

                                                                                          NET
                                 UNIT                            FUEL       OWNED/     CAPABILITY   OPERATING       TEP'S SHARE
  GENERATING SOURCE               NO.        LOCATION            TYPE       LEASED         MW         AGENT           %      MW
-----------------------------------------------------------------------------------------------------------------------------------
Springerville Station              1     Springerville, AZ       Coal       Leased        380          TEP        100.0      380
Springerville Station              2     Springerville, AZ       Coal        Owned        380          TEP        100.0      380
San Juan Station                   1      Farmington, NM         Coal        Owned        327          PNM         50.0      164
San Juan Station                   2      Farmington, NM         Coal        Owned        316          PNM         50.0      158
Navajo Station                     1         Page, AZ            Coal        Owned        750          SRP         7.5       56
Navajo Station                     2         Page, AZ            Coal        Owned        750          SRP         7.5       56
Navajo Station                     3         Page, AZ            Coal        Owned        750          SRP         7.5       56
Four Corners Station               4      Farmington, NM         Coal        Owned        784          APS         7.0       55
Four Corners Station               5      Farmington, NM         Coal        Owned        784          APS         7.0       55
Sundt Station                      1        Tucson, AZ         Gas/Oil       Owned         81          TEP        100.0      81
Sundt Station                      2        Tucson, AZ         Gas/Oil       Owned         81          TEP        100.0      81
Sundt Station                      3        Tucson, AZ         Gas/Oil       Owned        104          TEP        100.0      104
Sundt Station                      4        Tucson, AZ         Coal/Gas     Leased        156          TEP        100.0      156
Internal Combustion Turbines                Tucson, AZ         Gas/Oil       Owned        122          TEP        100.0      122
Internal Combustion Turbines                Tucson, AZ           Gas         Owned         95          TEP        100.0      95
Solar Electric Generation                 Springerville/        Solar        Owned         5           TEP        100.0       5
                                            Tucson, AZ
-----------------------------------------------------------------------------------------------------------------------------------
   Total TEP Capacity (1)                                                                                                   2,004
===================================================================================================================================


                                      K-4


(1) Excludes 454 MW of additional resources, which consist of certain capacity purchases and interruptible retail load. At December 31, 2004, total owned capacity was 1,468 MW and leased capacity was 536 MW.

     The Springerville Generating Station, located in northeast Arizona, consists of two coal-fired units. Springerville Unit 1 began commercial operation in 1985 and is leased and operated by TEP. Springerville Unit 2 started commercial operation in June 1990 and is owned by TEP's wholly-owned subsidiary, San Carlos Resources Inc. (San Carlos), and operated by TEP. These units are rated at 380 MW for continuous operation. The Springerville Station was originally designed for four generating units. Unit 3 will be 100% leased by a financial owner to Tri-State Generation and Transmission Association (Tri-State). Construction of Unit 3 began in October 2003. We expect commercial operation of Unit 3 to occur in the third quarter of 2006. TEP will operate the unit. Salt River Project (SRP) has the right to construct and own Unit 4 at a later date. See UniSource Energy Development Company, below.

     The Springerville Generating Station also includes the Springerville Coal Handling Facilities and the Springerville Common Facilities. In 1984, TEP sold and leased back the Springerville Coal Handling Facilities. In 1985, TEP sold and leased back a 50% interest in the Springerville Common Facilities. The other 50% interest is included in the Springerville Unit 1 leases.

     TEP obtains approximately 600 MW, or 30% of its generating capacity from jointly-owned facilities at the San Juan, Four Corners, and Navajo Generating Stations in New Mexico and northern Arizona.

     The Sundt Generating Station (Sundt) includes four units located in Tucson, Arizona. Units 1, 2 and 3 are gas or oil burning units. Sundt Unit 4 operates primarily on coal in combination with natural gas or landfill gas, but it is also able to operate solely on natural gas. Units 1, 2, and 3 are wholly-owned by TEP, and Unit 4 is leased. The Sundt Generating Station and the internal combustion turbines located in Tucson are designated as "must-run generation" facilities. Must-run generation units are those which are required to run in certain circumstances to maintain distribution system reliability and meet local load requirements.

     See Note 10 of Notes to consolidated Financial Statements, and Item 7. - Management's Discussion and Analysis of Financial Condition and Results of Operations, Tucson Electric Power Company, Liquidity and Capital Resources, Contractual Obligations, for more information regarding the Springerville and Sundt leases.

     POWER EXCHANGE AGREEMENTS

     TEP and Southern California Edison Company (SCE) have a power exchange agreement which expires on May 14, 2005. The agreement required SCE to provide firm system capacity of 110 MW to TEP during the summer months and for TEP to return to SCE in the winter months the same amount of energy that TEP received during the preceding summer. The net incremental increase in cost due to the loss of the SCE exchange agreement is expected to be less than $2 million annually.

     On January 28, 2005, TEP entered into an exchange agreement with Sempra Energy Trading Company (Sempra). TEP will provide firm system capacity of 40 MW to Sempra during February through May 2005. Sempra will then provide TEP with firm system capacity of 50 MW during June through September 2005.

     OTHER PURCHASES AND INTERCONNECTIONS

     TEP purchases additional electric energy from other utilities and power marketers. The amount of energy purchased varies substantially from time to time depending on the demand for energy, the cost of purchased energy compared with TEP's cost of generation and the availability of such energy. TEP may also sell electric energy in the wholesale market.

     In 2003, as part of the ACC's Track B competitive energy bidding process, TEP entered into two power purchase agreements for the period 2003 through 2006 as listed below:

     o PPL Energy Plus, LLC supplied 37 MW from June 2003 through December 2003 and supplies 75 MW from January 2004 through December 2006, under a unit contingent contract between TEP and PPL Energy Plus, LLC.
     o Panda Gila River generating station supplies 50 MW on-peak for the June through September time period, from 2003 (which has been supplied) through 2005, under a unit contingent contract between TEP and Panda Gila River, L.P.

     In January 2005, TEP entered into a separate supply agreement with Panda Gila River. TEP will purchase 50 MW of firm energy during June through September 2005.

     TEP is a member of various regional reserve sharing, reliability and power sharing organizations. These relationships allow TEP to call upon other utilities during emergencies such as plant outages and system disturbances, and reduce the amount of reserves TEP is required to carry.

     We believe these and other short-term purchases will provide adequate reserve margins during the summer peak period. See also Wholesale Business, above and Item 7. - Management's Discussion and Analysis of Financial Condition and Results of Operations, Tucson Electric Power Company, Factors Affecting Results of Operations, below.

     PEAK DEMAND AND RESOURCES

PEAK DEMAND                                            2004         2003          2002           2001         2000
                                                   -------------------------------------------------------------------
                                                                                  -MW-
Retail Customers - Net One Hour                        2,088        2,060         1,899         1,840         1,862
Firm Sales to Other Utilities                            187          171           228           151           143
------------------------------------------------------------------------------------------------------------------------------------
     Coincident Peak Demand (A)                        2,275        2,231         2,127         1,991         2,005

Total Generating Resources                             2,004        2,003         2,002         1,999         1,904
Other Resources (1)                                      454          486           308           217           248
------------------------------------------------------------------------------------------------------------------------------------
     Total TEP Resources (B)                           2,458        2,489         2,310         2,216         2,152

Total Margin (B) - (A)                                   183          258           183           225           147
Reserve Margin (% of Coincident Peak Demand)              8%           12%            9%           11%           7%
------------------------------------------------------------------------------------------------------------------------------------

(1) Other Resources include firm power purchases and interruptible retail and wholesale loads.

     TEP's retail sales are influenced by several factors, including seasonal weather patterns, competitive conditions and the overall economic climate. The peak demand occurs during the summer months due to the cooling requirements of TEP's retail customers. Retail peak demand has grown at an average annual rate of approximately 3% from 2000 to 2004.

     The chart above shows the relationship over a five-year period between TEP's peak demand and its energy resources. TEP's margin is the difference between total energy resources and coincident peak demand, and the reserve margin is the ratio of margin to coincident peak demand. TEP maintains a minimum reserve margin in excess of 7% to comply with reliability criteria set forth by the Western Electricity Coordinating Council (WECC, formerly the Western Systems Coordinating Council). TEP's actual reserve margin in 2004 was 8%.

     Forecasted retail peak demand for 2005 is approximately 2,144 MW, compared with actual peak demand of 2,088 MW in 2004. Except for certain peak hours during the summer, TEP believes it has sufficient resources to meet expected demand in 2005 with its existing generation capacity and power purchase agreements.

     FUTURE GENERATING RESOURCES -- TEP

     In the past, TEP assessed its need for future generating resources based on the premise of a continued regulatory requirement to serve customers in TEP's retail service area. However, the ACC's electric competition rules modified the obligation to provide generation services to all customers. These rules and TEP's ability to retain and attract customers will affect the need for future resources. For those customers who do not choose other energy providers, TEP remains obligated to supply energy. However, TEP is not obligated to supply this energy from TEP-owned generating assets. The energy may be acquired through purchases in the wholesale markets. Continued regulatory developments and a recent Arizona Court of Appeals decision invalidating certain portions of the ACC rules on retail competition and related market pricing, have raised uncertainty about the status and pace of retail competition in Arizona. See Rates and Regulation, Recent Arizona Court of Appeals Decision below and Item 7.
- Management's Discussion and Analysis of Financial Condition and Results of Operations, Tucson Electric Power Company, Factors Affecting Results of Operations, Competition, below.

     LUNA ENERGY FACILITY

     On November 12, 2004, TEP, Phelps Dodge Energy Services, LLC and PNM Resources, Inc. (PNMR) each purchased from Duke Energy North America, LLC a one-third interest in a limited liability company which owned the partially constructed natural gas-fired Luna Energy Facility (Luna). In February 2005, most of the assets of the limited liability company were transferred to the new owners so that each owner directly owns a one-third interest in the plant. Luna, located in southern New Mexico, is designed as a 570-MW combined cycle plant and is expected to be operational by the summer of 2006. Luna is expected to provide TEP with 190 MW of power to serve its wholesale and retail customers. Public Service Company of New Mexico, an affiliate of PNMR, will oversee the completion of construction of Luna, which is approximately 50 percent complete, and will operate Luna.

     TEP paid $13 million for its one-third interest. TEP expects to spend up to an additional $33 million for its one-third share of the costs to complete construction of Luna and purchase necessary inventory items, of which $30 million will be spent in 2005 and the remainder in 2006. In addition, TEP expects to spend $3 million for its share of the capital expenditures related to an anticipated outage in 2009. TEP anticipates that internal cash flows will fund its share of the costs related to the plant.

     PEAKING RESOURCES

     TEP will continue to add peaking resources in the Tucson area as needed based upon our forecasts of retail and firm wholesale load, as well as the statewide transmission infrastructure. TEP currently forecasts that additional peaking resources of 150 MW may be needed in both 2010 and 2013.

     SPRINGERVILLE UNIT 3

     In conjunction with the expansion of the Springerville Generating Station, TEP entered into a power purchase contract with Tri-State for up to 100 MW of capacity from Tri-State's system resources. This contract with Tri-State is for up to five years, beginning with commercial operation of Unit 3, expected in the third quarter of 2006. TEP anticipates that any power purchased under this contract will be sold in the wholesale markets.

   FUEL SUPPLY

     TEP purchases coal and natural gas in the normal course of business to fuel its generating plants. The majority of its coal supplies are purchased under long-term contracts, which result in more predictable prices.

     Fuel information is provided below on a delivered to the boiler basis:

                      AVERAGE COST PER MMBTU           PERCENTAGE OF TOTAL BTU
                             CONSUMED                          CONSUMED
-------------------------------------------------------------------------------
                  2004         2003         2002    |    2004     2003    2002
                                                    |
Coal (A)        $  1.57      $ 1.58       $  1.59   |     96%       96%    94%
Gas             $  6.75      $ 6.38       $  4.28   |      4%        4%     6%
All Fuels       $  1.79      $ 1.79       $  1.76   |    100%      100%   100%
-------------------------------------------------------------------------------

(A) The average cost per ton of coal for 2004, 2003, and 2002 was $30.20, $30.31, and $30.86, respectively.

   TEP'S COAL AND GAS SUPPLY

     TEP's principal fuel for electric generation is low-sulfur, bituminous or sub-bituminous coal from mines in Arizona, New Mexico and Colorado. Four Corners, Navajo and San Juan Stations are mine mouth generating stations located adjacent to the coal reserves. The coal supply for Springerville requires approximately 200 miles of railroad transportation, while the coal supply for Sundt is approximately 1,300 miles away. All of the contracts for coal and rail contain price adjustment provisions that are expected to increase the prices at a rate less than the expected growth of inflation.

                                                    Year       Average
                                                  Contract      Sulfur
     Station                Coal Supplier        Terminates    Content         Coal Obtained From (A)
----------------------------------------------------------------------------------------------------------
Springerville    Peabody Coalsales Company          2020          0.9%     Lee Ranch Coal Company
Four Corners     BHP Billiton                       2016          0.8%     Navajo Indian Tribe
San Juan         San Juan Coal Company              2017          0.8%     Federal and State Agencies
Navajo           Peabody Coalsales Company          2011          0.6%     Navajo and Hopi Indian Tribes
Sundt            Various approved suppliers         2006            -      Various locations
----------------------------------------------------------------------------------------------------------


                                      K-7


(A) Substantially all of the suppliers' mining leases extend at least as long as coal is being mined in economic quantities.

   TEP OPERATED GENERATING FACILITIES

     TEP is the sole owner (or lessee) and operator of the Springerville and Sundt Unit 4 Generating Stations. The coal supplies for these plants are transported from northwestern New Mexico and Colorado by railroad.

     In October 2003, TEP amended and extended the long-term coal supply contract for Springerville Units 1 and 2 through 2020. TEP expects coal reserves to be sufficient to supply the estimated requirements for Units 1 and 2 for their presently estimated remaining lives. During the extension period of 2011 through 2020, the coal price will be determined by the cost of Powder River Coal delivered to Springerville for Unit 3. TEP estimates future minimum annual payments under this contract to be $45 million through 2010, the initial contract expiration date, and $14 million from 2011 through 2020. TEP's coal transportation contract at Springerville runs through 2011. TEP estimates minimum annual payments under this contract to be $13 million through 2010 and $7 million in 2011.

     In the fourth quarter of 2003, TEP entered into agreements for the purchase and transportation of coal to Sundt Unit 4 through 2006. The total amount paid under these agreements depends on the number of tons of coal purchased and transported. The coal purchase agreement requires TEP to take 335,000 tons annually with estimated future minimum payments of $6 million in each of 2005 and 2006. The rail agreement requires TEP to transport 325,000 tons with estimated future minimum payments of $3 million in each year through 2006.

     The long-term BNSF rail contract for Sundt Unit 4 is in effect until the earliest of 2015 or the remaining life of Unit 4. This rail contract requires TEP to transport at least 75,000 tons of coal per year through 2015 at an estimated annual cost of $2 million or to make a minimum payment of $1 million. TEP expects to use the rail contracts for at least the minimum delivery amounts through at least 2006. See Item 7. - Management's Discussion and Analysis of Financial Condition and Results of Operations, UniSource Energy Consolidated, Contractual Obligations and Note 8 of Notes to Consolidated Financial Statements
- Commitments and Contingencies, TEP Commitments, Purchase and Transportation Commitments.

     GENERATING FACILITIES OPERATED BY OTHERS

     TEP also participates in jointly-owned generating facilities at Four Corners, Navajo and San Juan, where coal supplies are under long-term contracts administered by the operating agents. In July 2003, the Four Corners coal contract was extended through July 2016. This contract requires TEP to purchase minimum amounts of coal at an estimated annual cost of $5 million for the next 13 years. TEP expects coal reserves available to these three jointly-owned generating facilities to be sufficient for the remaining lives of the stations.

     In September 2000, TEP terminated the San Juan Generating Station's coal supply contract and entered into a new coal supply contract, replacing two surface mining operations with one underground operation. San Juan Coal Company, the coal supplier to San Juan, commenced development of the underground mine in the fourth quarter of 2000. The underground mine did not achieve full station supply until December 2003 due to geological issues. PNM, TEP and San Juan Coal Company have begun a review of long term coal cost projections given the production issues encountered and the experience gained from mining operations.

     The contracts to purchase coal for use at the jointly-owned facilities require TEP to purchase minimum amounts of coal at an estimated average annual cost of $19 million for the next five years.

     NATURAL GAS

     TEP typically uses generation from its facilities fueled by natural gas and purchased power, in addition to energy from its coal-fired facilities, to meet the summer peak demands of its retail customers and local reliability needs. Some of these purchased power contracts are price indexed to natural gas prices. Short-term and spot power purchase prices are also closely correlated to natural gas prices. Due to its increasing seasonal gas and purchased power usage, TEP hedges a portion of its total natural gas exposure from plant fuel, gas-indexed purchased power and spot market purchases with fixed price contracts for a maximum of three years. TEP purchases its remaining gas fuel needs and purchased power in the spot and short-term markets.

     TEP entered into a Gas Procurement Agreement with Southwest Gas Corporation
(SWG) effective June 1, 2001 with a primary term of five years. The contract provides for a minimum annual volume obligation of 4 million MMBtu's for 2004 and 2005. In 2004, TEP purchased approximately 5.2 million MMBtu's and expects to use more than the minimum in 2005. In the event fewer MMBtu's are purchased, TEP is obligated to pay only the transportation component for any shortfall. TEP made payments under this contract of $34 million in 2004, $34 million in 2003 and $33 million in 2002. In 2004, the average transportation cost per MMBtu was $0.43 based on the volume of gas purchased by TEP, for a total of $2 million in transportation costs.

     In 2004, the average market price of natural gas at the Permian basin was $5.44 per MMBtu, or 10% higher than 2003, due to low gas storage levels and gas production concerns. The increase in the regional supply of gas-generated energy and the completion of a 500-kV transmission connection, however, allowed TEP to decrease use of its less efficient gas generation units in favor of more economical purchases of energy in the wholesale market.

     TEP's generation output fueled by natural gas was approximately 427,000 MWh, or 4% of total generation and purchased power in 2004 and 433,000 MWh, or 4% of total generation and purchased power in 2003. In 2004, TEP purchased a total of 1,400,000 MWh of energy, or 11% of total generation and purchased power, of which approximately 175,000 MWh were from gas-index priced energy under long-term purchased power contracts with the remainder being from short-term and spot power markets. See Rates and Regulation, State, Track B, below for discussion of purchased power contracts.

   WATER SUPPLY

     Drought conditions in the Four Corners region, combined with water usage in upper New Mexico, have resulted in decreasing water levels in the lake that indirectly supplies water to the San Juan and Four Corners Generating Stations. These conditions may affect the water supply of the plants in the future if adequate moisture is not received in the watershed that supplies the area. Although the moisture levels in the region during the 2004-2005 winter seasons have been above historic averages, drought conditions persist. TEP has a 50% ownership interest in each of San Juan units 1 and 2 (322 MW capacity) and a 7% ownership interest in each of Four Corners units 4 and 5 (110 MW capacity).

     PNM, the operating agent for San Juan, has negotiated supplemental water contracts with the U.S. Bureau of Reclamation and the Jicarilla Apache Nation to assist San Juan in meeting its water requirements in the event of a water shortage.

     Drought conditions in northern New Mexico and Colorado, combined with increased water usage in Arizona, Nevada and southern California, have also caused water levels to significantly recede at Lake Powell, which supplies operating water for the Navajo Generating Station. If Lake Powell's water level continues to recede, it will be necessary to lower the water intakes for Navajo. TEP's share of the expected total cost is approximately $2 million based on its 7.5% ownership interest in Navajo Units 1, 2, and 3 (168 MW capacity).

     SRP, the operating agent for Navajo, is monitoring the water levels at Lake Powell. SRP will initiate the process of lowering Navajo's intakes if and when it believes there is a reasonable chance that decreasing water levels will move below the current intake level and interfere with plant operations.

     TEP does not believe that its operations will be materially affected by this drought. However, TEP cannot predict the ultimate length of the drought, or whether it will adversely affect the amount of power available from the San Juan, Four Corners and Navajo Generating Stations.

   TRANSMISSION ACCESS

     TEP has transmission access and power transaction arrangements with over 120 electric systems or suppliers. In May 2003, TEP completed construction of a one mile 500-kV transmission line and related substations to enhance its distribution system link to the regional high voltage transmission system north of Tucson. This line improved system reliability and alleviated a bottleneck that constrained power delivery to southern Arizona.

     TUCSON TO NOGALES TRANSMISSION LINE

     In January 2001, TEP and Citizens (now UES) entered into a project development agreement for the joint construction of a 62-mile transmission line from Tucson to Nogales, Arizona. This project was initiated by Citizens (now

UES) in response to an order by the ACC to improve reliability to its retail customers in Nogales, Arizona. TEP is currently seeking approvals for the project from the ACC, the Department of Energy (DOE), the U.S. Forest Service, the U.S. Bureau of Land Management, and the International Boundary and Water Commission.

     The ACC approved the location and construction of the proposed 345-kV line in January 2002. The DOE has completed a Final Environmental Impact Statement
(EIS) for the project in which it would accept any of the routes in the EIS but, the U.S. Forest Service has indicated the Central route as its preferred alternative, rather than the Western Corridor route, which was approved by the ACC in 2002. As a result, the ACC has ordered TEP to re-open the state line siting process. The ACC has also ordered TEP to investigate and engage in discussions with ACC staff and intervenors regarding potential alternatives to the line.

     The DOE will use the EIS to help it decide whether to issue a Presidential Permit that would allow TEP to extend the line across the border into Mexico. The U.S. Forest Service will use the EIS to determine whether to grant a land use permit for the project. Other federal agencies will also use the EIS for their own permitting processes.

     The future costs of construction to Nogales, Arizona are expected to be approximately $76 million. Through December 31, 2004, approximately $10 million in land acquisition, engineering and environmental expenses have been capitalized related to this project. If TEP receives the required approvals in 2005 or early 2006, the forecasted capital expenditures for completing the transmission line are: $3 million in 2005; $34 million in 2006; $37 million in 2007; and $2 million in 2008. If TEP does not receive the required approvals, it may be required to expense $8 million of the costs that have been capitalized related to the project, propose alternative methods to the ACC for approving reliability and spend additional amounts to implement such alternatives. The expenditures related to alternative methods for improving reliability are expected to be less than $76 million.

     REGIONAL AND FEDERAL TRANSMISSION ISSUES

     In December 1999, the FERC issued FERC Order 2000, which established timelines for all transmission owning entities to join a Regional Transmission Organization (RTO) and defined the minimum characteristics and functions of an RTO. TEP and three other southwestern utilities filed agreements and operating protocols with the FERC in October 2001 to form a new, for-profit RTO to be known as WestConnect RTO, LLC (WestConnect). In 2005, four other utilities joined WestConnect.

     WestConnect will be responsible for security, reservations, scheduling, transmission expansion and planning, and congestion management for the regional transmission system. It will also focus on ensuring reliability, nondiscriminatory open-access, and independent governance. Regional transmission owners would have the option, but not be required, to transfer ownership of transmission assets to the RTO. At present, TEP intends to turn over only operating control of its transmission assets to the RTO. Additionally, the RTO may build new transmission lines in the region, which could be owned by the RTO.

     In October 2002, the FERC issued a provisional order approving, in part, the WestConnect RTO proposal. The FERC also required WestConnect, along with the other two RTOs in the western region (the California Independent System Operator
(CISO) and RTO West), to participate in a steering group to encourage the development of a seamless wholesale electric energy market. WestConnect's operation is dependent on the resolution of these issues and is also subject to approval by state regulatory agencies. WestConnect is following a phased approach for development that will progress from development of a regional Open Access Same Time Information System (OASIS) to full RTO implementation in three or four phases. The first phase includes the regional OASIS (to be called WesTTrans) that became operational in early 2004. The WesTTrans system includes the WestConnect participants as well as some other entities throughout the west that are outside of the WestConnect footprint. WestConnect is currently developing future phasing plans.

     On July 31, 2002, the FERC issued a Notice of Proposed Rulemaking (NOPR) proposing standard market design rules that would significantly alter the markets for wholesale electricity and transmission and ancillary services in the U.S. The new rules would establish a generation adequacy requirement for "load-serving entities" and a standard platform for the sale of electricity and transmission services. Under the new rules, Independent Transmission Providers would administer spot markets for wholesale power, ancillary services and transmission congestion rights, and electric utilities, including TEP, would be required to transfer control over transmission facilities to the applicable Independent Transmission Provider. This effort by FERC provoked extensive response from the industry as well as state regulators.

RATES AND REGULATION

     The FERC and the ACC regulate portions of TEP's utility accounting practices and electricity rates. The FERC regulates the terms and prices of TEP's transmission services and sales of electricity at wholesale. In 1996, TEP filed a tariff at FERC governing the rates, terms and conditions of open access transmission services. In 1997, TEP was granted a FERC tariff to sell power at market based rates. The ACC has authority over rates charged to retail customers, the issuance of securities, and transactions with affiliated parties.

     STATE

     Historically, the ACC determined TEP's rates for retail sales of electric energy on a "cost of service" basis, which was designed to provide, after recovery of allowable operating expenses, an opportunity to earn a reasonable rate of return on TEP's "fair value rate base." Fair value rate base was generally determined by reference to the original cost and the reconstruction cost (net of depreciation) of utility plant in service to the extent deemed used and useful, and to various adjustments for deferred taxes and other items, plus a working capital component. Over time, rate base was increased by additions to utility plant in service and reduced by depreciation and retirements of utility plant.

     TEP'S SETTLEMENT AGREEMENT AND RETAIL ELECTRIC COMPETITION RULES

     In September 1999, the ACC approved the Retail Electric Competition Rules (Rules) that provided a framework for the introduction of retail electric competition in Arizona. In November 1999, the ACC approved the Settlement Agreement between TEP and certain customer groups related to the implementation of retail electric competition in Arizona. See Item 7. - Management's Discussion and Analysis of Financial Condition and Results of Operations, Tucson Electric Power Company, Rates, for more information.

     During 2002, the ACC reexamined circumstances that had changed since it approved the Rules in 1999. The outstanding issues were divided into two groups. Track A related primarily to the divestiture of generation assets while Track B related primarily to the competitive energy bidding process.

     TRACK A

     In September 2002, the ACC issued the Track A Order, which eliminated the requirement in the TEP Settlement Agreement that TEP transfer its generation assets to a subsidiary. As a result, generation assets remain at TEP. At the same time, the ACC ordered the parties, including TEP, to develop a competitive bidding process, and reduced the amount of power to be acquired in the competitive bidding process to only that portion not supplied by TEP's existing resources.

     TRACK B

     In February 2003, the ACC issued the Track B Order, which defined the competitive bidding process TEP must use to obtain capacity and energy requirements beyond what is supplied by TEP's existing resources for the period 2003 through 2006. TEP estimated these amounts to be 50,000 MWh of energy in 2003, or approximately 0.5% of its retail load, gradually increasing to 104,000 MWh by 2006. The Track B Order further required TEP to bid out "Economy Energy", or short-term energy purchases, that it estimates it will make in the 2003 to 2006 period (210,000 to 181,000 MWh).

     TEP was also required to bid out its Reliability Must Run (RMR) generation requirements, which are currently met by its existing local generation units. TEP's RMR generation requirements were estimated at 471 MW of capacity and 37,000 MWh of energy in 2003 increasing to 687 MW of capacity and 38,000 MWh of energy in 2005.

     TEP was not required to purchase any power through this process that it deems to be uneconomical, unreasonable or unreliable. The Track B bidding process involved the ACC Staff and an independent monitor. The Track B Order also confirmed that it is not intended to change the current retail rates for generation services. TEP entered into two agreements to meets its 2003 bid requirements under the Track B Order for the period 2003 through 2006.

     The Track B Order set forth the requirements of the 2003 competitive solicitation. The Track B Order did not address TEP's purchased power or asset acquisitions occurring subsequent to the 2003 competitive solicitation.

     See Generating and Other Resources, Other Purchases and Interconnections, above.

     ARIZONA COURT OF APPEALS DECISION INVALIDATING CERTAIN RETAIL ELECTRIC COMPETITION RULES

     In January 2005, an Arizona Court of Appeals decision became final in which the Court held invalid certain portions of the ACC rules on retail competition and related market pricing. Based on this decision, we expect that the ACC will address the competition rules in an administrative proceeding during 2005. We cannot predict what changes, if any, the ACC will make to the competition rules.

     See Note 4 of the Notes to Consolidated Financial Statements - TEP Regulatory Matters, for more information on TEP's Settlement Agreement.

TEP'S UTILITY OPERATING STATISTICS

                                                                                 For Years Ended December 31,
                                                               2004           2003            2002           2001           2000
------------------------------------------------------------------------------------------------------------------------------------
Generation and Purchased Power - kWh (000)
Remote Generation (Coal)                                    10,159,729     10,182,706      10,067,069     10,362,211     10,278,393
Local Tucson Generation (Oil, Gas & Coal)                    1,174,500      1,082,058       1,402,504      1,820,783      1,667,308
Purchased Power                                              1,322,084      1,153,305       1,329,574      3,656,978      3,174,244
------------------------------------------------------------------------------------------------------------------------------------
Total Generation and Purchased Power                        12,656,313     12,418,069      12,799,147     15,839,972     15,119,945
Less Losses and Company Use                                    821,008        778,285         791,852        747,941        688,226
------------------------------------------------------------------------------------------------------------------------------------
Total Energy Sold                                           11,835,305     11,639,784      12,007,295     15,092,031     14,431,719
====================================================================================================================================

Sales - kWh (000)
Residential                                                  3,459,750      3,389,744       3,181,030      3,159,504      3,041,446
Commercial                                                   1,787,472      1,689,014       1,605,148      1,591,942      1,503,222
Industrial                                                   2,226,314      2,245,340       2,254,174      2,297,476      2,272,285
Mining                                                         829,028        701,638         692,448      1,053,152      1,145,891
Public Authorities                                             240,426        250,038         256,867        257,155        259,621
------------------------------------------------------------------------------------------------------------------------------------
Total - Electric Retail Sales                                8,542,990      8,275,774       7,989,667      8,359,229      8,222,465
Electric Wholesale Sales                                     3,292,315      3,364,010       4,017,628      6,732,802      6,209,254
------------------------------------------------------------------------------------------------------------------------------------
Total Electric Sales                                        11,835,305     11,639,784      12,007,295     15,092,031     14,431,719
====================================================================================================================================

Operating Revenues (000)
Residential                                                  $ 315,402      $ 309,807       $ 291,390      $ 285,808      $ 279,067
Commercial                                                     186,625        175,559         168,838        166,139        158,309
Industrial                                                     161,338        160,276         161,749        162,523        162,888
Mining                                                          38,549         28,022          28,072         41,940         48,460
Public Authorities                                              17,427         17,839          18,672         18,763         18,883
------------------------------------------------------------------------------------------------------------------------------------
Total - Electric Retail Sales                                  719,341        691,503         668,721        675,173        667,607
Electric Wholesale Sales                                       159,918        151,030         157,108        921,280        359,814
Other Revenues                                                  10,039          9,018           8,618          8,508          3,908
------------------------------------------------------------------------------------------------------------------------------------
Total Operating Revenues                                     $ 889,298      $ 851,551        $834,447     $1,604,961     $1,031,329
====================================================================================================================================

Customers (End of Period)
Residential                                                    341,870        334,131         326,847        318,976        311,673
Commercial                                                      32,923         32,369          31,767         31,194         30,467
Industrial                                                         676            676             695            705            711
Mining                                                               2              2               2              2              2
Public Authorities                                                  61             61              61             61             61
------------------------------------------------------------------------------------------------------------------------------------
Total Retail Customers                                         375,532        367,239         359,372        350,938        342,914
====================================================================================================================================

Average Retail Revenue per kWh Sold (cents)
Residential                                                        9.1            9.1             9.2            9.0            9.2
Commercial                                                        10.4           10.4            10.5           10.4           10.5
Industrial and Mining                                              6.5            6.4             6.4            6.1            6.2
Average Retail Revenue per kWh Sold                                8.4            8.4             8.4            8.1            8.1

Average Revenue per Residential Customer                         $ 933          $ 937           $ 902          $ 906          $ 906
Average kWh Sales per Residential Customer                      10,231         10,249           9,842         10,015          9,878


ENVIRONMENTAL MATTERS

     TEP is subject to environmental regulation of air and water quality, resource extraction, waste disposal and land use by federal, state and local authorities. TEP believes that all existing generating facilities are in compliance with all existing regulations and will be in compliance with expected environmental regulations, except as described below.

     The 1990 Federal Clean Air Act Amendments (CAAA) require reductions of sulfur dioxide (SO2) and nitrogen oxide (NOx) emissions in two phases. TEP is subject to only Phase II of the SO2 and NOx emission reductions, which became effective January 1, 2000. All of TEP's generating facilities (except 142 MW of its internal combustion turbines) are affected.

     EMISSION ALLOWANCES

     In 1993, TEP's generating units affected by Phase II were allocated SO2 Emission Allowances based on past operational history. Each allowance gives the owner the right to emit one ton of SO2. Beginning in 2000, generating units subject to Phase II must hold Emission Allowances equal to the level of emissions in the compliance year or pay penalties and offset excess emissions in future years. TEP had sufficient Emission Allowances to comply with the Phase II SO2 regulations for compliance years 2003 and 2004. TEP expects to continue to have adequate Emission Allowances until Springerville Unit 3 goes into service. At that point, due to reduced usage of Emission Allowances at Springerville Unit 1 and Unit 2, TEP expects to have excess Emission Allowances. Potential changes to the allocation of SO2 allowances may impact these expectations in future years.

     Title V of the CAAA requires that all of TEP's generating facilities obtain more complex air quality permits. All TEP facilities (including those jointly owned and operated by others) have obtained these permits. In 1999, TEP received Title V permits for the Springerville and Sundt generating stations. These permits are valid for five years, and, as a result, TEP has submitted a permit renewal application. TEP must pay an annual emission-based fee for each generating facility subject to a Title V permit. These emission-based fees are included in the CAAA compliance expenses discussed below. The CAAA also requires multi-year studies of visibility impairment in specified areas and studies of hazardous air pollutants. The results of these studies will impact the development of future regulation of electric utility generating units. Since these activities involve the gathering of information not currently available, TEP cannot predict the outcome of these studies.

     STATE REGULATION

     Arizona and New Mexico have adopted regulations restricting the emissions from existing and future coal, oil and gas-fired plants. These regulations are in some instances more stringent than those adopted by the Environmental Protection Agency (EPA). The principal generating units of TEP are located relatively close to national parks, monuments, wilderness areas and Indian reservations. Since these areas have relatively high air quality, TEP could be subject to control standards that relate to the "prevention of significant deterioration" of visibility and tall stack limitation rules. In addition, the ACC mandated under the Environmental Portfolio Standard (EPS) that TEP derive a percentage of its total retail energy sold from new solar resources or environmentally-friendly renewable electricity technologies. The percentage changes each year, increasing to a maximum of 1.1 percent in 2007. In 2004, the percentage was 0.8 percent of which at least 60 percent must be derived from solar electric generation. See Note 8. Commitments and Contingencies, TEP Contingencies, Litigation and Claims Related to San Juan Generating Station.

     MERCURY EMISSIONS

     The EPA has issued a determination that coal and oil-fired electric utility steam generating units must control their mercury emissions. On March 15, 2005, the EPA adopted regulations relating to mercury emissions under Section 111 of the Clean Air Act. Additional rule-making procedures will take place at the state level prior to implementation of the new regulations. TEP is analyzing the potential impact of the regulations on its operations. Until these state procedures are adopted, TEP cannot determine if it will be significantly affected. If TEP is not allocated sufficient allowances for its current emissions, it may have to purchase additional allowances on the market, or implement additional controls to reduce emissions.

     CAPITAL AND OPERATING COSTS

     TEP capitalized $9 million in 2004, $11 million in 2003 and $8 million in 2002 in construction costs to comply with environmental requirements and expects to capitalize $1 million in 2005 and $1 million in 2006. In addition, TEP recorded expenses of $9 million in 2004, $8 million in 2003 and $6 million in 2002 and 2001 related to environmental compliance, including the cost of lime used to scrub the stacks. TEP expects environmental expenses to be $8 million in

2005. TEP may incur additional costs to comply with recent and future changes in federal and state environmental laws, regulations and permit requirements at existing electric generating facilities. Compliance with these changes may result in a reduction in operating efficiency.

     In order to meet Title V permit requirements in connection with the construction of Springerville Unit 3, the Unit 3 project will pay for approximately $90 million of capital expenditures related to pollution control equipment upgrades on Springerville Unit 1 and Unit 2. See Note 8. Commitments and Contingencies, TEP Contingencies, Springerville Generating Station Complaint.

UNS GAS
-------

     On August 11, 2003, UniSource Energy completed the purchase of the Arizona gas and electric system assets from Citizens for a total of $223 million, comprised of the base purchase price plus other operating capital adjustments and transaction costs. UES was formed to hold the common stock of UNS Gas and UNS Electric, which operate these gas and electric system assets, respectively.

     SERVICE TERRITORY AND CUSTOMERS

     UNS Gas is a gas distribution company serving approximately 133,000 retail customers in Mohave, Yavapai, Coconino, and Navajo Counties in northern Arizona, as well as Santa Cruz County in southeast Arizona. These counties comprise approximately 50% of the territory of the state of Arizona, with a population of approximately 727,000 in 2004.

     UNS Gas' customer base is primarily residential. Total revenues derived from residential customers were approximately 60% in 2004, while sales to other retail customer classes accounted for approximately 28% of total revenues. Approximately 12% of total revenues in 2004 were derived from gas transportation services and a Negotiated Sales Program (NSP). UNS Gas is supplying natural gas transportation service to the 600 MW Griffith Power Plant located near Kingman, Arizona, under a 20-year contract which expires in 2021. UNS Gas also supplies natural gas to some of its large transportation customers, through an NSP approved by the ACC. One half of the margin earned on these NSP sales is retained by UNS Gas, while the other half benefits retail customers through a credit to the purchased gas adjustor (PGA) mechanism which reduces the gas commodity price.

     GAS SUPPLY AND TRANSMISSION

     UNS Gas has a natural gas supply and management agreement with BP Energy Company (BP). Under the contract, BP manages UNS Gas' existing supply and transportation contracts and its incremental requirements. The initial term of the agreement extends through August 31, 2005. The term of the agreement is automatically extended for one year on an annual basis unless either party provides 180 days notice of its intent to terminate. The market price for gas supplied by BP will vary based upon the period during which the commodity is delivered. UNS Gas hedges its gas supply prices by entering into a fixed price forward contracts at various times during the year to provide more stable prices to its customers. These purchases are made up to three years in advance with the goal of hedging at least 45% and not more than 80% of the expected monthly gas consumption with fixed prices prior to entering into the month. UNS Gas hedged approximately 60% of its expected monthly consumption for the 2004/2005 winter season (November through March). Additionally, UNS Gas has approximately 50% of its expected gas consumption hedged for April through July of 2005, and 35% hedged for the period of August 2005 through July of 2006.

     Most of the gas distributed by UNS Gas in Arizona is procured from the San Juan Basin in the Four Corners region and delivered on the El Paso and Transwestern interstate pipeline systems. UNS Gas has firm transportation agreements with El Paso Natural Gas (EPNG) and Transwestern Pipeline Company (Transwestern) with combined capacity sufficient to meets its load requirements.

     In July 2003, FERC required the conversion of UNS Gas' full requirements status under the EPNG agreement to contract demand starting on September 1, 2003. UNS Gas now has specific volume limits in each month and specific receipt point rights from the available supply basins (San Juan and Permian). The average daily capacity rights of UNS Gas after conversion to contract demand is approximately 870,000 therms per day, with an average of 1,200,000 therms per day in the winter season (November through March). These changes have also reduced the amount of less expensive San Juan gas available to UNS Gas. The impact, however, is not expected to be material. The annual cost of the EPNG capacity after conversion to contract demand did not change. These costs will be the same through 2005 (pending a 2006 EPNG rate case after which the rates are expected to increase) as under UNS Gas' existing full requirements contract. This contract expires in August 2011.

     UNS Gas has capacity rights of 250,000 therms per day on the San Juan Lateral and Mainline of the Transwestern pipeline. The Transwestern pipeline principally delivers gas to the portion of UNS Gas' distribution system serving customers in Flagstaff and Kingman, Arizona, and also delivers gas to UNS Gas' facilities serving the Griffith Power Plant in Mohave County. This contract expires in January 2007.

     The aggregate annual minimum transportation charges are expected to be approximately $4 million and $3 million for the EPNG and Transwestern contracts, respectively. These costs are passed through to our customers via the PGA mechanism. See Rates and Regulation, below.

     RATES AND REGULATION

     UNS Gas is regulated by the ACC with respect to retail gas rates, the issuance of securities, and transactions with affiliated parties. UNS Gas' retail gas rates include a monthly customer charge, a base rate charge for delivery services and the cost of gas (expressed in cents per therm), and a PGA mechanism.

     Purchased Gas Adjustor
     ----------------------

     UNS Gas' retail rates include a PGA mechanism intended to address the volatility of natural gas prices and allow UNS Gas to recover its costs through a price adjuster. The difference between the actual cost of UNS Gas' gas supplies and transportation contracts and the base cost of gas approved by the ACC for recovery through base rates are deferred and recovered or repaid through the PGA mechanism. The PGA charge changes monthly based on an ACC approved mechanism that compares the twelve-month rolling average gas costs to the base cost of gas, subject to limitations on how much the price per therm may change in a twelve month period. When under or over recovery trigger points are meet, UNS Gas may request a PGA surcharge or surcredit to collect or return the amount deferred from or to customers.

     ACC Order and Settlement Agreement
     ----------------------------------

     The ACC order and settlement agreement approving the acquisition of the Citizens gas and electric assets included the following terms related to UNS Gas rates:

     o An increase in retail delivery base rates, effective August 11, 2003, equivalent to a 20.9% increase over 2001 test year retail revenues.
     o Fair value rate base of $142 million and allowed rate of return of 7.49%, based on a cost of capital of 9.05%, derived from a cost of equity of 11.00% and a cost of debt of 7.75% (based on a capital structure of 40% equity and 60% debt).
     o Change in rate design to include an increase in the monthly residential customer charge from $5 to $7 and an increase in the base cost of gas to $0.400 per therm from $0.250 in northern Arizona and $0.3884 in Santa Cruz County.
     o The then existing PGA rate change limit of $0.10 per therm over a twelve-month period was increased to $0.15 through July 2004 and thereafter reverted to $0.10.

     On September 9, 2003, the ACC approved a new PGA surcharge of $0.1155 per therm that took effect October 1, 2003 and ended November 1, 2004.

     In January 2005, UNS Gas requested that the ACC approve a PGA surcharge of $0.06 per therm beginning April 1, 2005 and remove it one year later, to recover its excess gas purchase costs. On March 3, 2005, the ACC staff in its proposed order, recommended the implementation of a $0.05 per therm surcharge beginning April 1, 2005 to recover the uncollected PGA balance. At December 31, 2004, the unrecovered PGA balance was $9 million.

     Under the terms of the ACC order, UNS Gas may not file for a general rate increase until August 2006 and any resulting rate increase may not become effective until August 1, 2007. UNS Gas expects to file a general rate case in August 2006. The settlement agreement also limits dividends payable by UNS Gas to 75% of earnings until the ratio of common equity to total capitalization reaches 40%. The ratio of common equity to total capitalization for UNS Gas at December 31, 2004 was 37%.

     On March 10, 2005, UniSource Energy made a $6 million equity investment in UNS Gas which increased its ratio of common equity to total capitalization to 40%.

UNS ELECTRIC
------------

     SERVICE TERRITORY AND CUSTOMERS

     UNS Electric is an electric transmission and distribution company serving approximately 85,000 retail customers in Mohave and Santa Cruz counties. These counties had a population of approximately 222,000 in 2004.

     UNS Electric's customer base is primarily residential, with some small commercial and both light and heavy industrial customers. Peak demand for 2004 was 383 MW.

     POWER SUPPLY AND TRANSMISSION

     UNS Electric has a full requirements power supply agreement with Pinnacle West Capital Corporation (PWCC). The agreement expires May 31, 2008. The agreement obligates PWCC to supply all of UNS Electric's power requirements at a fixed price. Payments under the contract are usage based, with no fixed customer or demand charges. UNS Electric imports the power it purchases from PWCC into its Mohave County and Santa Cruz County services territories over the Western Area Power Administration's (WAPA) transmission lines. UNS Electric's transmission capacity agreement with WAPA expires in February 2008. Under the terms of the agreement, UNS Electric's aggregate minimum fixed transmission charges are expected to be $5 million in 2005. UNS Electric also has a long-term electric transmission capacity agreement with WAPA that expires in 2011. Under the terms of this contract, the aggregate minimum transmission payments are $1 million per year.

     UNS Electric owns and operates the Valencia Power Plant (Valencia), located in Nogales, Arizona. The Valencia plant consists of three gas and diesel-fueled combustion turbine units and provides approximately 48 MW of peaking resources. The facility is directly interconnected with the distribution system serving the city of Nogales and the surrounding areas. Under the PWCC agreement, Valencia will be dispatched by PWCC when needed for local reliability or when it is economic relative to other PWCC resources.

     RATES AND REGULATION

     UNS Electric is regulated by the ACC with respect to retail electric rates, the issuance of securities, and transactions with affiliated parties, and by the FERC with respect to wholesale power contracts and interstate transmission service. UNS Electric's retail electric rates include a purchase power and fuel adjustment clause (PPFAC), which allows for adjustment to the base rate for delivered purchase power through a separate surcharge or credit.

     The ACC order and settlement agreement approving the acquisition of the Citizens gas and electric assets include the following terms related to UNS Electric rates:

     o A 22% increase in retail rates effective August 11, 2003 from the rates previously in effect for Citizens. This reflects the implementation of a PPFAC surcharge of $0.01825 per kWh, which combined with the current base rate of $0.05194 per kWh, results in a new delivered purchase power price of $0.07019 per kWh, to fully recover the cost of the current contract with PWCC, WAPA transmission charges and the cost of running the Valencia turbines.
     o UNS Electric must attempt to renegotiate the PWCC purchase power contract, and any savings that result from a renegotiated contract must be allocated in a ratio of 90% to ratepayers and 10% to shareholders. Discussions are underway relating to restructuring options, however to date, no agreement had been reached.

     Under the terms of the ACC order, UNS Electric may not file a general rate increase until August 2006 and any resulting rate increase may not become effective until August 1, 2007. UNS Electric expects to file a general rate case in August 2006. The settlement agreement also limits dividends payable by UNS Electric to 75% of earnings until the ratio of common equity to total capitalization reaches 40%. The ratio of common equity to total capitalization for UNS Electric at December 31, 2004 was 40%.

     On March 10, 2005, UniSource Energy made a $4 million equity investment in UNS Electric.

GLOBAL SOLAR ENERGY, INC.
-------------------------

     Global Solar Energy, Inc. (Global Solar) develops and manufactures light weight thin-film photovoltaic cells and panels. Global Solar's target markets have included military, space and commercial applications. Millennium owns 99% of Global Solar, and at December 31, 2004, Global Solar represented 1% of UniSource Energy's total assets. To date, Millennium has been authorized to fund up to an additional $5 million for capital expenditures and operations at Global Solar.

OTHER
-----

     OTHER MILLENNIUM INVESTMENTS

     Through affiliates, Millennium holds investments in unregulated energy and emerging technology companies. At December 31, 2004, Millennium's assets, excluding Global Solar, represented 6% of UniSource Energy's total assets. It is our intention for UniSource Energy to cease making capital contributions to Millennium. See Item 7. - Management's Discussion and Analysis of Financial Condition and Results of Operations, Millennium Energy Holdings, Inc., Results of Operations, Millennium Commitments.

     Millennium's other consolidated investments include:

     Infinite Power Solutions, Inc. (IPS) develops thin-film lithium ion batteries. Millennium owns 72% of IPS. To date, Millennium has been authorized to fund up to $3 million for capital and operations at IPS.

     Southwest Energy Solutions, Inc. (SES), a wholly-owned Millennium subsidiary, provides electrical contracting services in Arizona to commercial, industrial and governmental customers in both high voltage and inside wiring capacities and meter reading services to TEP.

     Millennium Environmental Group, Inc. (MEG), a wholly-owned Millennium subsidiary established in September 2001, manages and trades emission allowances, coal and other environmental related products including derivative instruments. In accordance with UniSource Energy's intention to cease making capital contributions to Millennium, Millennium has significantly reduced the holdings and activity of MEG. MEG is in the process of winding down its activities and does not anticipate engaging in any new activities after 2005.

     Nations Energy Corporation (Nations Energy), a wholly-owned subsidiary of Millennium, develops and invests in independent power projects worldwide. Nations Energy has one remaining investment, a 32% equity interest in an independent power producer that owns and operates a 43 MW power plant near Panama City, Panama.

     EQUITY METHOD MILLENNIUM INVESTMENTS

     Millennium has the following equity method investments:

     MicroSat Systems, Inc. (MicroSat) develops small-scale satellites under U.S. government contracts. Millennium owns 35% of MicroSat.

     Haddington Energy Partners II, LP (Haddington) is a limited partnership that funds energy-related investments. A member of the UniSource Energy Board of Directors has an investment in Haddington and is a managing director of the general partner of the limited partnership. Millennium committed $15 million in capital, excluding fees, to Haddington in exchange for approximately 31% ownership. At December 31, 2004, Millennium had $4 million remaining on this commitment, which is expected to be funded over the next two years.

     Valley Ventures III, LP (Valley Ventures) is a venture capital fund that focuses on investments in information technology, microelectronics and biotechnology, primarily within the southwestern U.S. Another member of the UniSource Energy Board of Directors is a general partner of the company that manages the fund. Millenium committed $6 million, including fees, to the fund and owns approximately 15% of the fund. At December 31, 2004, Millennium had $3 million remaining on this commitment, which is expected to be funded over the next four years.

     Carboelectrica Sabinas, S. de R.L. de C.V. (Sabinas) is a Mexican limited liability company created to develop up to 800 MW of coal-fired generation in the Sabinas region of Coahuila, Mexico. Sabinas also owns 19.5% of Minerales de Monclova, S.A. de C.V. (Mimosa). Mimosa is an owner of coal and associated gas reserves and a supplier of metallurgical coal to the Mexican steel industry and thermal coal to the major electric utility in Mexico. Millennium owns 50% of Sabinas. Altos Hornos de Mexico, S.A. de C.V. (AHMSA) and affiliates also own 50%. Also, UniSource Energy's Chairman, President and Chief Executive Officer is a member of the Board of Directors of AHMSA. Since 1999, both AHMSA and Mimosa are parties to a suspension of payments procedure, under applicable Mexican law, which is the equivalent of a U.S. Chapter 11 proceeding. Under certain circumstances, Millennium has the right to sell (a put option) its interest in Sabinas to an AHMSA affiliate for $20 million plus an accrued service fee. These circumstances include failure of Sabinas to reach financial closing on the generation project within a specified time. Millennium's put option is secured by collateral currently valued in excess of $20 million. In 2003, Millennium received $1 million of returned capital from the investment. At December 31, 2004, the book value of the investment in Sabinas was approximately $19 million.

     As technology developers, IPS and MicroSat face many challenges, such as developing technologies that can be manufactured on an economic scale, technological obsolescence, competitors and possible reductions in government spending to advance technological research and development activities. See Item
7. - Management's Discussion and Analysis of Financial Condition and Results of Operations, Other, Results of Operations for more information regarding Millennium's unregulated energy businesses and other investments, including research and development activities.

     UNISOURCE ENERGY DEVELOPMENT COMPANY

     In October 2003, UED, TEP, Tri-State and SRP entered into a joint development agreement, which provides for the development of two 400 MW coal-fired units at TEP's existing Springerville Generating Station by parties other than TEP. Based on this Agreement, TEP transferred the right to construct Unit 3, together with associated rights, to Tri-State.

     Springerville was originally designed for four units. Springerville Unit 3, and, if constructed, Unit 4, will each consist of a 400 MW coal-fired, base-load generating facility at the same site as Springerville Units 1 and 2. When Unit 3 (and possibly Unit 4) is built, TEP would spread the fixed costs of the existing common facilities over the additional generating unit (or units).

     In October 2003, Tri-State completed financing of Unit 3 and immediately began construction. UED received reimbursement of its development costs totaling $29 million, and an $11 million development fee.

     Once built, Tri-State will lease 100% of Unit 3 from a financial owner and take 300 MW of the 400 MW capacity. TEP will operate Unit 3 and will purchase up to 100 MW of Tri-State system capacity for no more than five years from the time the plant begins commercial operation. UED expects commercial operation of Unit 3 to occur in the third quarter of 2006. SRP will purchase 100 MW of capacity from Unit 3 under a 30 year power purchase agreement and will have the right to construct and own Unit 4 at a later date. If SRP decides to construct Unit 4, TEP may be required, along with Tri-State, to exercise best efforts to find a replacement purchaser for SRP to purchase 100 MW of capacity from Unit 3. If TEP and Tri-State are unable to find such a replacement purchaser, TEP would then purchase 100 MW of output from Unit 4, beginning with the commercial operation of Unit 4. Under the terms of the existing EPA permit, Unit 4 is required to be completed by December 31, 2009.

     Upon the completion of construction, TEP expects to receive annual pre-tax benefits of approximately $15 million in the form of cost savings, rental payments, transmission revenues, and other fees. TEP will also benefit from upgraded emissions controls for Units 1 and 2, totaling approximately $90 million, which will be paid for by the Unit 3 project.

EMPLOYEES (AS OF DECEMBER 31, 2004)
-----------------------------------

     TEP had 1,208 employees, of which approximately 56% are represented by the International Brotherhood of Electrical Workers (IBEW) Local No. 1116. A three-year collective bargaining agreement between the IBEW and TEP was ratified in December 2002 and extends through 2005. Wages for bargaining unit employees increased 3% effective January 3, 2005. Wage increases for 2005 and 2006 will be determined annually during July and August of each preceding year.

     UNS Gas had 195 employees, of which 108 employees were represented by IBEW Local No. 1116 and 6 employees were represented by IBEW Local No. 387. The agreements with the IBEW Local 1116 and No. 387 expire in June 2009 and February 2010, respectively.

     UNS Electric had 155 employees, of which 30 employees were represented by the IBEW Local No. 387 and 99 employees were represented by the IBEW Local No.
769. The existing agreement with the IBEW Local No. 387 expires in February 2010 and the agreement with IBEW Local No. 769 expires in July 2007.

     Global Solar had 82 employees.

     Millennium and its other wholly-owned subsidiaries, which include SES and MEG, had 190 employees. SES had 184 employees, of which approximately 95% are represented by unions. Of the employees represented by unions, 76% are represented by IBEW Local No. 1116, 15% by IBEW Local 769, 8% by IBEW Local No. 570 and 1% by IBEW Local No. 387. The existing agreements expire as follows:
IBEW Local No. 1116, October 2006; IBEW Local No. 769, July 2007; IBEW Local No. 570, May 2006; and IBEW Local No. 387, February 2010.

SEC REPORTS AVAILABLE ON UNISOURCE ENERGY'S WEBSITE
---------------------------------------------------

     UniSource Energy and TEP make available their annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after they electronically file them with, or furnish them to, the SEC. These reports are available free of charge through UniSource Energy's website address: http://www.unisourceenergy.com. A link from UniSource Energy's website to these SEC reports is accessible as follows: At the UniSource Energy main page, select Investor Relations from the menu shown at the top of the page; next select SEC filings from the menu shown on the Investor Relations page.

     Information contained at UniSource Energy's website is not part of any report filed with the SEC by UniSource Energy or TEP.

     The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The SEC website address is http://www.sec.gov. Interested parties may also read and copy any materials UniSource Energy or TEP file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, NW, Washington, DC 20549. Information on the operation of the Public Reference Room is available by calling the SEC at 1-800-SEC-0030.

ITEM 2. - PROPERTIES
--------------------------------------------------------------------------------

TEP PROPERTIES
--------------

     TEP's transmission facilities, located in Arizona and New Mexico, transmit electricity from TEP's remote electric generating stations at Four Corners, Navajo, San Juan and Springerville to the Tucson area for use by TEP's retail customers (see Item 1. - Business - Generating and Other Resources). The transmission system is interconnected at various points in Arizona and New Mexico with a number of regional utilities. TEP has arrangements with approximately 120 companies to interchange generation capacity and transmission of energy.

     As of December 31, 2004, TEP owned, or participated in, an overhead electric transmission and distribution system consisting of:

     o    512 circuit-miles of 500-kV lines;
     o    1,122 circuit-miles of 345-kV lines;
     o    371 circuit-miles of 138-kV lines;
     o    434 circuit-miles of 46-kV lines; and
     o    3,362 circuit-miles of lower voltage primary lines.

     The underground electric distribution system is comprised of 4,150 cable-miles. TEP owns approximately 77% of the poles on which the lower voltage lines are located. Electric substation capacity consisted of 198 substations with a total installed transformer capacity of 6,018,772 kilovolt amperes.

     The electric generating stations (except as noted below), operating headquarters, warehouse and service center are located on land owned by TEP. The electric distribution and transmission facilities owned by TEP are located:

     o    on property owned by TEP;

     o under or over streets, alleys, highways and other public places, the public domain and national forests and state lands under franchises, easements or other rights which are generally subject to termination;
     o under or over private property as a result of easements obtained primarily from the record holder of title; or
     o over American Indian reservations under grant of easement by the Secretary of Interior or lease by American Indian tribes.

     It is possible that some of the easements, and the property over which the easements were granted, may have title defects or may be subject to mortgages or liens existing at the time the easements were acquired.

     Springerville is located on land parcels held by TEP under a long-term surface ownership agreement with the State of Arizona.

     Four Corners and Navajo are located on properties held under easements from the United States and under leases from the Navajo Nation. TEP, individually and in conjunction with PNM in connection with San Juan, has acquired easements and leases for transmission lines and a water diversion facility located on land owned by the Navajo Nation. TEP has also acquired easements for transmission facilities, related to San Juan, Four Corners, and Navajo, across the Zuni, Navajo and Tohono O'odham Indian Reservations.

     TEP's rights under these various easements and leases may be subject to defects such as:

     o possible conflicting grants or encumbrances due to the absence of or inadequacies in the recording laws or record systems of the Bureau of Indian Affairs and the American Indian tribes;
     o possible inability of TEP to legally enforce its rights against adverse claimants and the American Indian tribes without Congressional consent; or
     o failure or inability of the American Indian tribes to protect TEP's interests in the easements and leases from disruption by the U.S. Congress, Secretary of the Interior, or other adverse claimants.

     These possible defects have not interfered and are not expected to materially interfere with TEP's interest in and operation of its facilities.

     TEP, under separate sale and leaseback arrangements, leases the following generation facilities (which do not include land):

     o    coal handling facilities at Springerville;
     o    a 50% undivided interest in the Springerville Common Facilities;
     o Springerville Unit 1 and the remaining 50% undivided interest in the Springerville Common Facilities; and
     o    Sundt Unit 4 and related common facilities.

     See Note 10 of Notes to Consolidated Financial Statements, and Item 7. - Management's Discussion and Analysis of Financial Condition and Results of Operations, Tucson Electric Power Company, Liquidity and Capital Resources, Contractual Obligations, for additional information on TEP's capital lease obligations.

     Substantially all of the utility assets owned by TEP are subject to the lien of the General First Mortgage and the General Second Mortgage. Springerville Unit 2, which is owned by San Carlos, is not subject to those liens.

UES PROPERTIES
--------------

     UNS GAS

     As of December 31, 2004, UNS Gas' transmission and distribution system consisted of approximately 78 miles of steel transmission mains, 3,399 miles of steel and plastic distribution mains, and 137,874 customer service lines.

     UNS ELECTRIC

     As of December 31, 2004, UNS Electric's transmission and distribution system consisted of approximately 56 circuit-miles of 115-kV transmission lines,

224 circuit-miles of 69-kV transmission lines, and 3,189 circuit-miles of underground and overhead distribution lines. UNS Electric also owns 38 substations having a total installed capacity of 1,131,300 kilovolt amperes and the 48 MW Valencia plant.

     The gas and electric distribution and transmission facilities owned by UNS Gas and UNS Electric are located:

     o    on property owned by UNS Gas or UNS Electric;
     o under or over streets, alleys, highways and other public places, the public domain and national forests and state lands under franchises, easements or other rights which are generally subject to termination; or
     o under or over private property as a result of easements obtained primarily from the record holder of title.

     It is possible that some of the easements, and the property over which the easements were granted, may have title defects or may be subject to mortgages or liens existing at the time the easements were acquired.

GLOBAL SOLAR PROPERTIES
-----------------------

     Global Solar leases its manufacturing facilities from Millennium. The manufacturing facility is located in Tucson, Arizona and is approximately 31,000 square feet.

ITEM 3 - LEGAL PROCEEDINGS
--------------------------------------------------------------------------------

     See Item 7. - Management's Discussion and Analysis of Financial Condition and Results of Operations, Tucson Electric Power Company, Factors Affecting Operations, for litigation related to ACC orders and retail competition.

     We discuss other legal proceedings in Note 8 of Notes to Consolidated Financial Statements.

     CROSS-COMPLAINTS IN WHOLESALE ELECTRICITY ANTITRUST CASES I AND II

     In late 2000, various California municipalities and citizens filed suits against Duke Energy Trading and Marketing, L.L.C., Reliant Energy Services, Inc. and other large suppliers of wholesale electricity alleging that Duke, Reliant, and the other large suppliers violated antitrust laws by colluding to effect the price of electricity in the California wholesale electricity market. These actions were subsequently consolidated in San Diego Superior Court in March 2002 as Wholesale Electricity Antitrust Cases I and II.

     Duke and Reliant responded by filing cross-complaints against TEP and numerous other wholesale electricity market participants in April 2002. The cross complaints allege that cross-defendants sold power in significant amounts at prices the antitrust plaintiffs allege were excessive, and as participants in power sales, cross-defendants are equally liable for plaintiffs alleged damages. The entire action was removed to the United States District Court for the Southern District of California in May 2002. The antitrust plaintiffs responded to the removal by filing a motion for remand, and on December 13, 2002, the District Court remanded the case back to state court.

     Duke and Reliant appealed the District Court's remand order and requested that the order be stayed pending resolution of their appeal. On December 8, 2004, the Ninth Circuit affirmed the District Court's remand. Once the mandate issues and the case is actually transferred, TEP and other defendants will then file a motion to dismiss the cross-complaint.

     TEP believes these claims are without merit and intends to vigorously contest them.

     CITY OF TACOMA

     On June 7, 2004, the City of Tacoma, Washington filed a lawsuit (City of Tacoma v. American Electric Power Services Corporation, et al. (U.S. District Ct. W. D. Wash.)) against TEP and various other electricity generators and marketers alleging that the defendants violated antitrust laws by colluding to effect the price of electricity in the Pacific Northwest from May 2000 through 2001. These claims are similar to those alleged in the antitrust cases against TEP and other wholesale electricity market participants described above in Cross-Complaints in Wholesale Electricity Antitrust Cases I and II. Accordingly, on September 14, 2004, the case was transferred to the United States District

Court for the Southern District of California and consolidated with the Wholesale Electricity Antitrust Cases I and II. TEP along with other defendants have filed a motion to dismiss the City of Tacoma complaint.

     TEP believes these claims are without merit and intends to vigorously contest them.

     CALIFORNIA ATTORNEY GENERAL'S UNFAIR COMPETITION LAWSUITS

     Beginning in April 2002, the California Attorney General filed complaints against TEP and other wholesale electricity suppliers or marketers in San Francisco Superior Court. The complaints seek to impose civil penalties under California's unfair competition law based upon allegations that defendants violated the Federal Power Act by failing to properly file their rates with FERC and by charging "unjust and unreasonable" rates.

     Defendants removed the cases to the United States District Court for the Northern District of California where they were consolidated. The District Court then dismissed the California Attorney General's complaints finding them barred by federal preemption and the filed rate doctrine. The California Attorney General appealed the District Court's dismissal of the complaints. On October 12, 2004, the Ninth Circuit Court of Appeals issued a memorandum decision affirming the dismissal and that decision is now final.

ITEM 4. - SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS
--------------------------------------------------------------------------------

     Not applicable.

                                     PART II


ITEM 5. - MARKET FOR REGISTRANT'S COMMON EQUITY RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF COMMON EQUITY
--------------------------------------------------------------------------------

     STOCK TRADING

     UniSource Energy's Common Stock is traded under the ticker symbol UNS. It is listed on the New York Stock Exchange and the Pacific Exchange. On March 11, 2005, the closing price was $30.54, with 13,196 shareholders of record. UniSource Energy did not purchase any shares of its common stock during the fourth quarter of 2004.

     DIVIDENDS

     UniSource Energy's Board of Directors currently expects to continue to pay regular quarterly cash dividends on our common stock subject, however, to the directors' evaluation of our financial condition, earnings, cash flows and dividend policy. On February 4, 2005, UniSource Energy's Board of Directors indicated its desire to target, over the next several years, a dividend payout level of up to 50 percent of net income.

     TEP pays dividends on its common stock after its Board of Directors declares them. UniSource Energy is the primary shareholder of TEP's common stock. UniSource Energy relies on dividends from its subsidiaries, primarily TEP, to declare and pay dividends to its shareholders. See Note 12 of Notes to Consolidated Financial Statements for a discussion of limitations on UniSource Energy's subsidiaries ability to pay dividends to UniSource Energy.

     See Item 7. - Management's Discussion and Analysis of Financial Condition and Results of Operations, UniSource Energy Consolidated, Dividends on Common Stock.

     COMMON STOCK DIVIDENDS AND PRICE RANGES

     ---------------------------------------------------------------------------
                             2004                            2003
     Quarter:   Market Price per   Dividends    Market Price per     Dividends
                Share of Common    Declared     Share of Common       Declared
                    Stock (1)                      Stock (1)
                 High       Low                  High      Low
                 ----       ---                  ----      ---


                                      K-22


     First      $24.74   $ 24.11   $0.16       $18.10   $ 16.00        $0.15
     Second      24.93     24.15    0.16        19.27     17.05         0.15
     Third       24.94     24.20    0.16        19.80     17.65         0.15
     Fourth      24.88     22.90    0.16        24.90     19.01         0.15
     ---------------------------------------------------------------------------
        Total                      $0.64                               $0.60
     ===========================================================================

     (1) UniSource Energy's Common Stock price as reported in the consolidated reporting system.

     On February 4, 2005, UniSource Energy declared a cash dividend of $0.19 per share on its Common Stock. The dividend was paid March 8, 2005 to shareholders of record at the close of business February 15, 2005.

     TEP declared and paid cash dividends of $32 million in 2004, $80 million in 2003, and $35 million in 2002.

     CONVERTIBLE SENIOR NOTES

     On March 1, 2005, UniSource Energy issued $150 million aggregate principal amount of 4.50% Convertible Senior Notes due 2035 through a domestic offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 (the Act) and to non-U.S. persons in offshore transactions in reliance on Regulation S under the Act. See Item 7. - Management's Discussion and Analysis of Financial Condition and Results of Operations, UniSource Energy Consolidated, Liquidity and Capital Resources, Financing Activities.

ITEM 6. - SELECTED CONSOLIDATED FINANCIAL DATA
--------------------------------------------------------------------------------


UNISOURCE ENERGY                                   2004             2003              2002             2001            2000
------------------------------------------------------------------------------------------------------------------------------
                                                                         - In Thousands -
                                                                      (except per share data)
SUMMARY OF OPERATIONS
------------------------------------------------------------------------------------------------------------------------------
Operating Revenues (1)                         $1,168,978      $   972,755       $   839,576      $ 1,613,304      $ 1,036,630
Loss Before Income Taxes of Millennium         $   (6,920)     $   (26,350)      $   (30,702)     $   (14,455)     $   (12,059)
 Energy Businesses
Income Before Extraordinary Item and           $   45,919      $    46,470       $    34,928      $    63,369      $    43,484
 Accounting Change (1)
Net Income (1) (2)                             $   45,919      $   113,941       $    34,928      $    63,839      $    43,484
Basic Earnings per Share:
Before Extraordinary Item & Accounting
 Change                                            $ 1.34           $ 1.38            $ 1.04           $ 1.90           $ 1.34
Net Income                                         $ 1.34           $ 3.37            $ 1.04           $ 1.91           $ 1.34
Diluted Earnings per Share:
Before Extraordinary Item & Accounting
 Change                                            $ 1.31           $ 1.35            $ 1.02           $ 1.86           $ 1.32
Net Income                                         $ 1.31           $ 3.32            $ 1.02           $ 1.87           $ 1.32
Shares of Common Stock Outstanding
 Average                                           34,380           33,828            33,665           33,398           32,445
End of Year                                        34,255           33,788            33,579           33,502           33,219

Year-end Book Value per Share                      $16.95           $16.47            $13.60           $13.17           $11.60
Cash Dividends Declared per Share                  $ 0.64           $ 0.60            $ 0.50           $ 0.40           $ 0.24
------------------------------------------------------------------------------------------------------------------------------
FINANCIAL POSITION
------------------------------------------------------------------------------------------------------------------------------
Total Utility Plant - Net                      $2,081,137      $ 2,069,215       $ 1,835,904      $ 1,832,164      $ 1,848,975
Investments in Lease Debt and Equity           $  170,893      $   178,789       $   191,867      $    84,459      $    71,639
Other Investments and Other Property           $   85,035      $   109,570       $   123,238      $    98,288      $    50,172
Total Assets                                   $3,175,518      $ 3,122,719       $ 2,885,954      $ 2,925,937      $ 2,834,289

Long-Term Debt (3)                             $1,257,595      $ 1,286,320       $ 1,128,963      $   802,804      $ 1,132,395
Non-Current Capital Lease Obligations             701,931          762,968           801,611          853,793          857,829


                                      K-23


Common Stock Equity                               580,718          556,472           456,640          441,133          385,483
------------------------------------------------------------------------------------------------------------------------------
Total Capitalization                           $2,540,244      $ 2,605,760       $ 2,387,214      $ 2,097,730      $ 2,375,707
------------------------------------------------------------------------------------------------------------------------------

SELECTED CASH FLOW DATA
------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows From Operating Activities       $  306,979      $   263,396       $   176,437      $   215,379      $   215,034

Capital Expenditures                           $ (167,017)     $  (137,282)      $  (112,706)     $  (121,735)     $  (105,996)
Other Investing Cash Flows                         10,828         (213,450)         (158,184)           4,888           (7,554)
------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows From Investing Activities       $ (156,189)     $  (350,732)      $  (270,890)     $  (116,847)     $  (113,550)
------------------------------------------------------------------------------------------------------------------------------

Net Cash Flows From Financing Activities       $  (98,028)     $    97,674       $   (42,773)     $   (33,382)     $   (83,768)
------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
Ratio of Earnings to Fixed Charges (4)               1.43             1.37              1.36             1.77             1.37
------------------------------------------------------------------------------------------------------------------------------

(1) In 2003, Operating Revenues, Income Before Extraordinary Item and Accounting Change and Net Income include results from UES for the period from August 11, 2003 to December 31, 2003.

(2) Net income includes an after-tax gain of $67 million for the Cumulative Effect of Accounting Change from the adoption of FAS 143 in 2003 and $0.5 million for the Cumulative Effect of Accounting Change from the Adoption of FAS 133 in 2001.

(3) TEP's tax-exempt variable rate bonds in the amount of $329 million are backed by LOCs issued under TEP's Credit Agreement. TEP's obligations under the Credit Agreement are collateralized with Second Mortgage Bonds. In November 2002, TEP obtained new LOCs in the amount of $341 million to replace the LOCs provided under its then existing Credit Agreement that would have expired on December 30, 2002. The 2002 LOCs would have expired in 2006. Accordingly, these IDBs were classified as short-term debt at December 31, 2001 and classified as long-term debt at December 31, 2002. TEP entered into a new Credit Agreement in March 2004, which provided LOCs that expire in 2009.

(4) For purposes of this computation, earnings are defined as pretax earnings from continuing operations before minority interest, plus interest expense, and amortization of debt discount and expense related to indebtedness. Fixed charges are interest expense, including amortization of debt discount and expense on indebtedness.

See Item 7. - Management's Discussion and Analysis of Financial Condition and Results of Operations.

ITEM 6. - SELECTED CONSOLIDATED FINANCIAL DATA
--------------------------------------------------------------------------------

TEP                                                  2004             2003              2002             2001            2000
                                               -------------------------------------------------------------------------------
                                                                         - Thousands of Dollars -
SUMMARY OF OPERATIONS
------------------------------------------------------------------------------------------------------------------------------
Operating Revenues                             $   889,298     $    851,551      $     834,447    $ 1,604,961      $ 1,031,329
Income Before Extraordinary Item and           $    46,127     $     61,442      $      55,390    $    77,308      $    52,762
 Accounting Change
Net Income (1)                                 $    46,127     $    128,913      $      55,390    $    77,778      $    52,762
------------------------------------------------------------------------------------------------------------------------------

FINANCIAL POSITION
------------------------------------------------------------------------------------------------------------------------------
Total Utility Plant - Net                      $ 1,816,782     $  1,832,156      $   1,835,904    $ 1,832,164      $ 1,848,975
Investments in Lease Debt and Equity           $   170,893     $    178,789      $     191,867    $    84,459      $    69,474
Other Investments and Other Property           $    23,393     $     41,285      $      21,358    $    21,416      $    22,860
Total Assets                                   $ 2,742,168     $  2,767,047      $   2,808,810    $ 2,824,555      $ 2,763,840

Long-Term Debt(2)                              $ 1,097,595     $  1,126,320      $   1,128,410    $   801,924      $ 1,132,395
Non-Current Capital Lease Obligations              701,405          762,323            801,508        853,447          857,519
Common Stock Equity                                414,510          406,054            353,832        337,082          307,596
------------------------------------------------------------------------------------------------------------------------------
Total Capitalization                           $ 2,213,510     $  2,294,697      $   2,283,750    $ 1,992,453      $ 2,297,510
------------------------------------------------------------------------------------------------------------------------------


                                      K-24


SELECTED CASH FLOW DATA
-------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows From Operating Activities       $   275,151     $    260,989      $     206,991    $   261,169      $   234,190
Capital Expenditures                           $  (129,505)    $   (121,854)     $    (103,307)   $  (103,913)     $   (98,063)
Other Investing Cash Flows                           3,743          11,408            (151,035)        (8,861)         (23,273)
-------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows From Investing Activities       $  (125,762)    $   (110,446)     $    (254,342)   $  (112,774)     $  (121,336)
-------------------------------------------------------------------------------------------------------------------------------
Net Cash Flows From Financing Activities       $  (101,444)    $   (141,059)     $     (56,551)   $   (77,427)     $  (112,544)
-------------------------------------------------------------------------------------------------------------------------------

RATIO OF EARNINGS TO FIXED CHARGES (3)                1.51             1.51               1.60           1.85             1.49
-------------------------------------------------------------------------------------------------------------------------------

(1) Net Income includes an after-tax gain of $67 million for the Cumulative Effect of Accounting change from the Adoption of FAS 143 in 2003 and $0.5 million for the Cumulative Effect of Accounting Change from the Adoption of FAS 133 in 2001.

(2) TEP's tax-exempt variable rate bonds in the amount of $329 million are backed by LOCs issued under TEP's Credit Agreement. TEP's obligations under the Credit Agreement are collateralized with Second Mortgage Bonds. In November 2002, TEP obtained new LOCs in the amount of $341 million to replace the LOCs provided under its then existing Credit Agreement that would have expired on December 30, 2002. The 2002 LOCs would have expired in 2006. Accordingly, these IDBs were classified as short-term debt at December 31, 2001 and classified as long-term debt at December 31, 2002. TEP entered into a new Credit Agreement in March 2004, which provided LOCs that expire in 2009.

(3) For purposes of this computation, earnings are defined as pre-tax earnings from continuing operations before minority interest, plus interest expense and amortization of debt discount and expense related to indebtedness. Fixed charges are interest expense, including amortization of debt discount and expense on indebtedness.

Note: Disclosure of earnings per share information for TEP is not presented as the common stock of TEP is not publicly traded.

     See Item 7. - Management's Discussion and Analysis of Financial Condition and Results of Operations.

NON-GAAP MEASURES

   ADJUSTED EBITDA
   ---------------

     Adjusted EBITDA represents EBITDA excluding the cumulative effect of accounting change which is a non-cash item. EBITDA is earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is presented here as a measure of liquidity because it can be used as an indication of a company's ability to incur and service debt and is commonly used as an analytical indicator in our industry. Adjusted EBITDA measures presented may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA is not a measurement presented in accordance with United States generally accepted accounting principles (GAAP), and we do not intend Adjusted EBITDA to represent cash flows from operations as defined by GAAP. Adjusted EBITDA should not be considered to be an alternative to cash flows from operations or any other items calculated in accordance with GAAP or an indicator of our operating performance.

     UniSource Energy and TEP view Adjusted EBITDA, a non-GAAP financial measure, as a liquidity measure. The most directly comparable GAAP measure to Adjusted EBITDA is Net Cash Flows from Operating Activities.

ADJUSTED EBITDA AND NET CASH FLOWS FROM OPERATING ACTIVITIES

UNISOURCE ENERGY                       2004       2003          2002       2001
--------------------------------------------------------------------------------
                                               - Millions of Dollars -
  Adjusted EBITDA                     $ 439      $ 395         $ 366      $ 419
  Net Cash Flows from Operating
   Activities                         $ 307      $ 263         $ 176      $ 215
--------------------------------------------------------------------------------

TEP                                    2004       2003          2002       2001
--------------------------------------------------------------------------------
                                               - Millions of Dollars -
  Adjusted EBITDA                     $ 411      $ 403         $ 399      $ 439
  Net Cash Flows from Operating
   Activities                         $ 275      $ 261         $ 207      $ 261
--------------------------------------------------------------------------------


                                      K-25


RECONCILIATION OF ADJUSTED EBITDA TO CASH FLOWS FROM OPERATIONS

UNISOURCE ENERGY                       2004       2003          2002       2001
--------------------------------------------------------------------------------
                                               - Millions of Dollars -
ADJUSTED EBITDA (1)                   $ 439      $ 395         $  366     $ 419
Amounts from the Income Statements:
  Less: Income Taxes                    (34)       (12)           (18)      (49)
  Less: Total Interest Expense         (168)      (167)          (155)     (159)
Changes in Assets and Liabilities
 and Other Non-Cash Items                70         47            (17)        4
--------------------------------------------------------------------------------
NET CASH FLOWS FROM OPERATING
ACTIVITIES                            $ 307      $ 263          $ 176     $ 215
================================================================================

TEP                                    2004        2003         2002       2001
--------------------------------------------------------------------------------
                                               - Millions of Dollars -
ADJUSTED EBITDA (1)                   $ 411      $ 403          $ 399     $ 439
Amounts from the Income Statements:
  Less: Income Taxes                    (35)       (21)           (36)      (58)
  Less: Total Interest Expense         (157)      (161)          (154)     (158)
Changes in Assets and Liabilities
 and Other Non-Cash Items                56         40             (2)       38
--------------------------------------------------------------------------------
NET CASH FLOWS FROM OPERATING
ACTIVITIES                            $ 275      $ 261          $ 207     $ 261
================================================================================

(1) ADJUSTED EBITDA WAS CALCULATED AS FOLLOWS:

     UNISOURCE ENERGY                  2004         2003        2002       2001
     ---------------------------------------------------------------------------
                                               - Millions of Dollars -
     NET INCOME                       $ 46       $ 114         $  35      $ 63
     Amounts from the Income
      Statements:
       Less: Cumulative Effect of
              Accounting Change          -         (67)            -        (1)
       Plus: Income Taxes               34          12            18        49
       Plus: Total Interest Expense    168         167           155       159
       Plus: Depreciation and
              Amortization             135         131           128       120
       Plus: Amortization of
              Transition
              Recovery Asset            50          32            24        23
       Plus: Depreciation included
              in Fuel and Other O&M
              Expense (see Note 20 of
              Notes to Consolidated
              Financial Statements)      6           6             6         6
     ---------------------------------------------------------------------------
     ADJUSTED EBITDA                  $439       $ 395         $ 366     $ 419
     ===========================================================================

     TEP                              2004        2003          2002      2001
     ---------------------------------------------------------------------------
                                               - Millions of Dollars -
     NET INCOME                       $ 46       $ 129         $  55     $  78
     Amounts from the Income
      Statements:
       Less: Cumulative Effect of
              Accounting Change          -         (67)            -        (1)
       Plus: Income Taxes               35          21            36        58
       Plus: Total Interest Expense    157         161           154       158
       Plus: Depreciation and
              Amortization             117         121           124       117
       Plus: Amortization of
              Transition Recovery
              Asset                     50          32            24        23
       Plus: Depreciation included in
              Fuel and Other O&M
              Expense (see Note 20
              of Notes to Consolidated
              Financial Statements)      6           6             6         6
     ---------------------------------------------------------------------------
     ADJUSTED EBITDA                  $411       $ 403         $ 399     $ 439
     ===========================================================================

NET DEBT AND TOTAL DEBT AND CAPITAL LEASE OBLIGATIONS - TEP
-----------------------------------------------------------

     Net Debt represents the current and non-current portions of TEP's long-term debt and capital lease obligations less investment in lease debt. We have subtracted investment in lease debt because it represents TEP's ownership of the debt component of its own capital lease obligations. Net Debt measures presented may not be comparable to similarly titled measures used by other companies. Net Debt is not a measurement presented in accordance with GAAP and we do not intend

Net Debt to represent debt as defined by GAAP. You should not consider Net Debt to be an alternative to debt or any other items calculated in accordance with GAAP.

AS OF DECEMBER 31,                      2004       2003          2002       2001
--------------------------------------------------------------------------------
                                               - Millions of Dollars -
Net Debt                              $1,684     $1,761        $1,783    $1,921
Total Debt and Capital Lease
 Obligations                          $1,855     $1,940        $1,975    $2,005
--------------------------------------------------------------------------------

RECONCILIATION OF TOTAL DEBT AND CAPITAL LEASE OBLIGATIONS TO NET DEBT

AS OF DECEMBER 31,                     2004      2003           2002       2001
--------------------------------------------------------------------------------
                                               - Millions of Dollars -
Long-Term Debt                        $1,098     $1,126        $1,128    $  802
Current Portion - Long-Term Debt           2          2             2       330
--------------------------------------------------------------------------------
  TOTAL DEBT                           1,100      1,128         1,130     1,132
--------------------------------------------------------------------------------

Capital Lease Obligations                701        762           802       853
Current Portion - Capital Lease
 Obligations                              54         50            43        20
--------------------------------------------------------------------------------
TOTAL DEBT AND CAPITAL LEASE
 OBLIGATIONS                           1,855      1,940         1,975     2,005
--------------------------------------------------------------------------------

Investment in Lease Debt                (171)      (179)         (192)      (84)
--------------------------------------------------------------------------------
NET DEBT                              $1,684     $1,761        $1,783    $1,921
================================================================================


ITEM 7. - MANAGEMENT'S DISCUSSI0N AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

     Management's Discussion and Analysis explains the results of operations, the general financial condition, and the outlook for UniSource Energy and its four primary business segments and includes the following:

     o    outlook and strategies,
     o operating results during 2004 compared with 2003, and 2003 compared with 2002,
     o    factors which affect our results and outlook,
     o liquidity, capital needs, capital resources, and contractual obligations,
     o    dividends, and
     o    critical accounting estimates.

     UniSource Energy is a holding company that has no significant operations of its own. Operations are conducted by UniSource Energy's subsidiaries, each of which is a separate legal entity with its own assets and liabilities. UniSource Energy owns substantially all of the outstanding common stock of TEP, and all of the outstanding common stock of UniSource Energy Services, Inc. (UES), Millennium Energy Holdings, Inc. (Millennium), and UniSource Energy Development Company (UED).

     TEP, an electric utility, has provided electric service to the community of Tucson, Arizona, for over 100 years. UES began operations in August 2003. UES, through its two operating subsidiaries, UNS Gas and UNS Electric, provides gas and electric service to 30 communities in northern and southern Arizona. Millennium invests in unregulated businesses, including Global Solar Energy (Global Solar) a developer and manufacturer of thin-film photovoltaic cells and modules. UED engages in developing generating resources and other project development activities, including facilitating the expansion of the Springerville Generating Station. We conduct our business in these four primary business segments - TEP's Electric Utility Segment, UNS Gas, UNS Electric and Global Solar.

     TEP is the principal operating subsidiary of UniSource Energy and, at December 31, 2004, represented approximately 84% of its assets. The seasonal nature of TEP's business causes operating results to vary significantly from quarter to quarter. UniSource Energy's results for 2004 include four full quarters of operations of UNS Gas and UNS Electric. UNS Gas and UNS Electric were not in operation during the first seven months and eleven days of 2003. Although representing approximately 1% of UniSource Energy's total assets, losses from Global Solar had a significant impact on earnings reported by UniSource Energy in 2004 and 2003. Results of operations from UniSource Energy's Other segment consist of the income and losses associated with Millennium's other investments, excluding Global Solar; results of operations at UED, which was established in February 2001 to oversee the development of Springerville

Unit 3; inter-company transactions; and UniSource Energy parent company expenses. UED had a significant impact on our consolidated net income and cash flows in the fourth quarter of 2003, as the financial closing of Springerville Unit 3 occurred on October 21, 2003. UED operations did not have a significant impact on net income or cash flow in 2004, nor is it expected to in future periods.

                          UNISOURCE ENERGY CONSOLIDATED

OUTLOOK AND STRATEGIES

     TERMINATION OF MERGER AGREEMENT

     In November 2003, UniSource Energy entered into an Agreement and Plan of Merger (the Agreement) with Saguaro Acquisition Corp. (Saguaro), an affiliate of Saguaro Utility Group L.P. (Saguaro LP) that provided for the acquisition of all of UniSource Energy's outstanding common stock for $25.25 per share by Saguaro. Saguaro LP was an Arizona limited partnership whose general partner was Sage Mountain, L.L.C. and whose limited partners included investment funds associated with Kohlberg Kravis Roberts & Co., L.P., J.P. Morgan Partners, LLC and Wachovia Capital Partners.

     On December 21, 2004, the ACC voted, at the end of a special open meeting, not to approve the application seeking its approval of the proposed acquisition.

     The Agreement provided that in the event that the ACC denies the acquisition, Saguaro or UniSource Energy could terminate the Agreement, and UniSource Energy would be obligated to reimburse up to $7 million of Saguaro's expenses. On December 30, 2004, Saguaro exercised its right to terminate the Agreement and UniSource Energy paid Saguaro $7 million to cover Saguaro's expenses.

     OPERATING PLANS AND STRATEGIES

     Our financial prospects and outlook for the next few years will be affected by many competitive, regulatory and economic factors. Our plans and strategies include the following:

     o Continue to integrate UES' businesses with UniSource Energy's other businesses.

     o Oversee the construction of Springerville Unit 3 and continue to enhance the value of existing assets by working with Salt River Project to facilitate the development of Springerville Unit 4.

     o Strengthen the capital structure of TEP by using proceeds from the UniSource Energy convertible notes, an additional debt issuance at UniSource Energy and some of our excess cash flows to reduce TEP's debt.

     o Enhance the value of TEP's transmission system while continuing to provide reliable access to generation for TEP's retail customers and market access for all generating assets. This will include focusing on constructing the Tucson - Nogales transmission line, which would improve reliability for customers of UNS Electric and could eventually be connected to Mexico's utility system.

     o    Promote economic development in our service territories.

     o Efficiently manage our generation, transmission and distribution resources and look for ways to control our operating expenses while maintaining and enhancing reliability and profitability.

     o Expand TEP's portfolio of generating and purchased power resources to meet growing retail energy demand.

     o Increase production and sales of Global Solar's thin-film photovoltaic cells and seek additional investors, or sell all or part of Millennium's interest, or a combination of both.

     o Manage the exit of our other Millennium investments to maximize its value to shareholders.

     To accomplish our goals, during 2005 we expect TEP to spend approximately $159 million on capital expenditures and UES to spend approximately $49 million on capital expenditures.

     While we believe that our plans and strategies will continue to have a positive impact on our financial prospects and position, we recognize that we continue to be highly leveraged, and as a result, our access to the capital markets may be limited or more expensive than for less leveraged companies.

RESULTS OF OPERATIONS
---------------------

     UniSource Energy recorded Net Income of $46 million in 2004. This compares with Net Income of $114 million in 2003, and $35 million in 2002. Net Income in 2003 includes an after-tax gain of $67 million for the Cumulative Effect of Accounting Change from the adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations (FAS 143). Income Before Cumulative Effect of Accounting Change was $46 million in 2003. Results in 2004 include a full year of operations at UNS Gas and UNS Electric; results in 2003 were for the period August 11 to December 31.

     FACTORS IMPACTING NET INCOME IN 2004 COMPARED WITH 2003

     o A $196 million increase in Total Operating Revenues resulting from additional Total Operating Revenues at UNS Gas and UNS Electric of $82 million and $89 million, respectively, and a 2.3% increase in TEP's number of retail customers.

     o Purchased Energy expense, which includes purchased power and purchased gas expense, was higher by $118 million. This resulted from additional Purchased Energy expense at UNS Gas and UNS Electric of $51 million and $57 million, respectively, and a $7 million increase at TEP due to higher economic wholesale electric purchases in lieu of running gas-fired generation.

     o Other Operations and Maintenance expense (O&M) was higher by $36 million due primarily to additional O&M at UES, $12 million of expenses related to the proposed acquisition of UniSource Energy by Saguaro and expenses related to planned and unplanned outages at some of TEP's generating facilities.

     o Scheduled Amortization of TEP's Transition Recovery Asset was $18 million higher than 2003.

     o Total Interest Expense increased $2 million due to a full year of interest expense at UES.

     o Income Tax Expense increased $22 million in 2004 due to higher Income Before Taxes and Cumulative Effect of Accounting Change and a $15 million tax benefit recorded in 2003 resulting from guidance issued by the IRS clarifying rules on limitations of the use of net operating loss carry forwards.

     o Global Solar recorded a net loss of $5 million in 2004 compared with losses of $7 million in 2003.

     o Millennium's other investments recorded income of $1 million in 2004 compared with losses of $9 million in 2003.

     o Results in 2003 included an $11 million pre-tax development fee received by UED at the financial closing of Springerville Unit 3.

     FACTORS IMPACTING NET INCOME IN 2003 COMPARED WITH 2002

     o A $133 million increase in Total Operating Revenues resulting from warm summer weather, a 2.2% increase in TEP's number of retail customers, and Total Operating Revenues of $47 million at UNS Gas and $56 million at UNS Electric.

     o A $6 million decline in TEP's revenues from Electric Wholesale Sales is primarily attributable to unplanned outages at several of TEP's coal-fired generating facilities during the first half of 2003, unfavorable wholesale opportunities for its gas generation resources and record retail kWh demand in the third quarter. In addition, TEP recorded a $2 million increase in reserves against receivables from California wholesale sales in 2003.

     o Purchased Energy expense, which includes purchased power and purchased gas expense, was higher by $90 million. This resulted from $31 million of Purchased Energy expense at UNS Gas and $39 million at UNS Electric, replacement power costs in the first half of 2003 related to planned and unplanned outages at TEP's generating facilities, and increased economic wholesale electric purchases in lieu of running gas-fired generation.

     o Other O&M was higher by $27 million due primarily to $8 million of O&M at UNS Gas and $6 million at UNS Electric, and increased costs resulting from planned and unplanned outages at TEP's generating facilities.

     o Higher Total Interest Expense of $12 million related to higher interest rates under TEP's Credit Agreement, interest expense at UNS Gas and UNS Electric, and interest expense related to UniSource Energy's borrowing under a bridge loan for the Citizens Acquisition.

     o Despite higher Income Before Taxes and Cumulative Effect of Accounting Change, income tax expense was $6 million less in 2003 than in 2002, due primarily to a $15 million tax benefit resulting from guidance issued by the IRS clarifying rules on limitations of the use of net operating loss carry forwards.

     o Expenses of $3 million related to the proposed acquisition of UniSource Energy by Saguaro.

     o UED's income in 2003 included an $11 million pre-tax development fee received at the financial closing of Springerville Unit 3.

     o 2002 results included a pre-tax coal contract termination fee of $11 million. TEP terminated a coal contract related to the Sundt Generating Station, eliminating annual take-or-pay payments of approximately $3 million.

   CONTRIBUTION BY BUSINESS SEGMENT

     The table below shows the contributions to our consolidated after-tax earnings by our four business segments.

                                      2004               2003              2002
--------------------------------------------------------------------------------
                                                -Millions of Dollars-
BUSINESS SEGMENT
  TEP (1)                             $ 46              $ 129             $  55
  UNS Gas (2)                            6                  1                 -
  UNS Electric (2)                       4                  2                 -
  Global Solar                          (5)                (7)              (14)
  Other (3)                             (5)               (11)               (6)
--------------------------------------------------------------------------------
    Consolidated Net Income           $ 46              $ 114             $  35
================================================================================

(1) TEP results in 2003 include an after-tax gain of $67 million for the Cumulative Effect of Accounting Change from the adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations (FAS 143).

(2) 2003 results are for the period from August 11, 2003 to December 31, 2003.

(3) Includes: interest expense (net of tax) on the note payable from UniSource Energy to TEP; costs in 2003 associated with the Citizens acquisition; costs associated with the failed acquisition of UniSource Energy by Saguaro as previously discussed; UniSource Energy parent company expenses; income and losses from other Millennium investments; and income and losses from UED.

LIQUIDITY AND CAPITAL RESOURCES
-------------------------------

UNISOURCE ENERGY CONSOLIDATED CASH FLOWS

                                               2004         2003          2002
         -----------------------------------------------------------------------
                                                -Millions of Dollars-
         Cash Provided by (used in):
            Operating Activities              $ 307        $ 263         $ 176
            Investing Activities               (156)        (351)         (271)
            Financing Activities                (98)          98           (42)
         -----------------------------------------------------------------------
         Net Increase (Decrease) in Cash      $  53        $  10         $(137)
         =======================================================================

     UniSource Energy's consolidated cash flows are provided primarily from retail and wholesale energy sales at TEP and UES, net of the related payments for fuel and purchased power. Cash from operations is lowest in the first quarter and highest in the third quarter due to TEP's summer peaking load.

     We use our available cash primarily to:
     o    finance capital expenditures at TEP and UES;
     o    pay dividends to shareholders;
     o    pay income taxes; and
     o reduce leverage at TEP by repaying or repurchasing debt and investing in lease debt.

     The primary source of liquidity for UniSource Energy, the parent company, is dividends it receives from its subsidiaries, primarily TEP, from their cash flow from operations. Under our tax sharing agreement, our subsidiaries make income tax payments to UniSource Energy, which makes payments on behalf of the consolidated group.

     As part of our ACC Holding Company Order, we must invest at least 30% of any proceeds of UniSource Energy equity issuances in TEP until TEP's equity reaches 37.5% of total capital (excluding capital leases).

     As of March 11, 2005, cash and cash equivalents available to UniSource Energy was approximately $215 million. This balance includes proceeds from UniSource Energy's Convertible Senior Notes issued March 1, 2005. See Convertible Senior Notes, below.

     OPERATING ACTIVITIES

     In 2004, net cash flows from operating activities increased by $44 million compared with 2003. The following factors contributed to the increase:

     o a $114 million increase in cash receipts from retail and wholesale energy customers, net of fuel and purchased energy costs, due to an increase in TEP's retail customers and the recognition of a full year of operations at UNS Gas and UNS Electric;

     o the return of a $17 million deposit made in 2003 related to TEP's second mortgage indentures; partially offset by:

          - a $55 million increase in income taxes and other tax paid, net of income tax refunds received, due primarily to higher taxable income, higher tax refunds received in 2003, and the recognition of a full year of operations at UNS Gas and UNS Electric;

          - a $10 million increase in wages paid due to the recognition of a full year of operations at UNS Gas and UNS Electric; and

          - $7 million paid to terminate the acquisition agreement with Saguaro.

     INVESTING ACTIVITIES

     Net cash used for investing activities was $195 million lower in 2004 than in 2003, primarily due to the following factors:

     o $223 million of cash used for the acquisition of the Citizens' Arizona gas and electric utility assets in 2003; and

     o    a $10 million return from a Millennium investment; partially offset by

          - a $16 million increase in capital expenditures, primarily related to UNS Gas and UNS Electric;

          - $13 million used by TEP to purchase a one-third interest in the Luna Energy Facility; and

          -    $4 million paid by TEP to purchase Springerville lease debt.

     Purchase of Citizens' Arizona Electric and Gas Utility Assets
     -------------------------------------------------------------

     In August 2003, UniSource Energy used approximately $50 million of its available cash and borrowed $35 million from a financial institution in the form of short-term debt to help finance the purchase of the Citizens' Arizona electric and gas utility assets. The funds were used as an equity contribution in the capitalization of UES. In October 2003, as required by the debt agreement, UniSource Energy repaid the $35 million loan with proceeds received upon the financial close of the Springerville Unit 3 project.

     FINANCING ACTIVITIES

     Net cash used for financing activities was $98 million in 2004 compared with net cash received from financing activities of $98 million in 2003. The following factors primarily contributed to the change:

     o In August 2003, UNS Gas issued $100 million of senior unsecured notes, UNS Electric issued $60 million of senior unsecured notes, and UniSource Energy obtained a $35 million short-term bridge loan to help finance the acquisition of the Citizens' Arizona gas and electric utility assets (see Guarantees and Indemnities, below); partially offset by:

          - TEP repaid $32 million more long-term debt and capital lease obligations in 2004 than in 2003; and

          - TEP paid $9 million in debt issuance costs related to the refinancing of its Credit Agreement.

     As a result of the activities described above, our consolidated cash and cash equivalents increased to $154 million at December 31, 2004, from $101 million at December 31, 2003. We invest cash balances in high-grade money market securities with an emphasis on preserving the principal amounts invested.

     At March 11, 2005, our consolidated cash balance, including cash equivalents, was approximately $215 million. This balance includes proceeds from UniSource Energy's Convertible Senior Notes issued March 1, 2005. See Convertible Senior Notes, below.

     In the event that we experience lower cash from operations in 2005, we will adjust our discretionary uses of cash accordingly. We believe, however, that we will continue to have sufficient cash flow to cover our capital needs, as well as required debt payments and dividends to shareholders.

     Convertible Senior Notes
     ------------------------

     On March 1, 2005, UniSource Energy issued $150 million aggregate principal amount of 4.50% Convertible Senior Notes due 2035 through a domestic offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 (the Act) and to non-U.S. persons in offshore transactions in reliance on Regulation S under the Act.

     Each $1,000 principal amount of notes will be convertible into 26.6667 shares of UniSource Energy common stock at any time, representing a conversion price of approximately $37.50 per share of UniSource Energy common stock, subject to adjustment in certain circumstances.

     Beginning on March 5, 2010, UniSource Energy will have the option to redeem the notes, in whole or in part, for cash, at a price equal to 100% of the principal amount plus accrued and unpaid interest. Holders of the notes will have the right to require UniSource Energy to repurchase the notes, in whole or in part, for cash on March 1, 2015, 2020, 2025 and 2030, or if certain specified fundamental changes involving UniSource Energy occur. The repurchase price will be 100% of the principal amount of the notes plus accrued and unpaid interest.

     In the event of a fundamental change that occurs prior to March 5, 2010, UniSource Energy may be required to pay a make-whole premium on notes converted in connection with the fundamental change. The make-whole premium will be payable in shares of UniSource Energy common stock or the consideration into which UniSource Energy common stock has been converted or exchanged in connection with such fundamental change.

     A fundamental change involving UniSource Energy will be deemed to have occurred if (1) certain transactions occur as a result of which there is a change in control of UniSource Energy; or (2) UniSource Energy common stock ceases to be listed on a national securities exchange or quoted on The Nasdaq National Market or another established automated over-the-counter trading market in the United States.

     The notes may be accelerated upon the occurrence and continuance of an event of default under the indenture governing the notes. The failure to make required payments on the notes or comply with the terms of the indenture may consitute an event of default. In addition, events of default may arise upon the acceleration of $50 million of indebtedness for borrowed money of UniSource Energy or TEP, or certain events of bankruptcy involving UniSource Energy or TEP.

     Use of Proceeds
     ---------------

     On March 1, 2005, UniSource Energy used $106 million of the $146 million of net proceeds from this offering to repay TEP a UniSource Energy debt obligation in the principal amount of $95 million plus accrued interest of $11 million. Approximately $25 million represents an equity contribution to TEP. TEP expects that it will use the proceeds during the first half of 2005 to redeem or repurchase certain of TEP's existing indebtedness through transactions that may include negotiated or market purchases, tender offers and redemptions. TEP has not determined the series of debt to be repaid or repurchased.

     On March 10, 2005, UniSource Energy used $10 million of the net proceeds from this offering to make an equity contribution of $6 million to UNS Gas and an equity contribution of $4 million to UNS Electric.

     UniSource Energy Debt Issuance
     ------------------------------

     UniSource Energy also expects to issue approximately $90 million of additional indebtedness. Most of the proceeds from this debt will be used to make an equity investment in TEP. It is anticipated that this equity investment, together with the proceeds realized through the $95 million inter-company note repayment, will be used by TEP to retire or repurchase up to $225 million of its outstanding debt obligations.

   GUARANTEES AND INDEMNITIES

     In the normal course of business, UniSource Energy and certain subsidiaries, including TEP, enter into various agreements providing financial or performance assurance to third parties on behalf of certain subsidiaries. We entered into these agreements primarily to support or enhance the creditworthiness of a subsidiary on a stand-alone basis. The most significant of these guarantees are UES' guarantee of $160 million of aggregate principal amount of senior unsecured notes issued by UNS Gas and UNS Electric to purchase the Citizens' Arizona gas and electric system assets, UniSource Energy's guarantee of approximately $8 million in natural gas and supply payments and building lease payments for UNS Gas and UNS Electric, and subsidiaries of Millennium, and Millennium's guarantee of approximately $3 million in commodity-related payments for MEG at December 31, 2004. To the extent liabilities exist under the contracts subject to these guarantees, such liabilities are included in the consolidated balance sheets.

     In addition, UniSource Energy and its subsidiaries have indemnified the purchasers of interests in certain investments from additional taxes due for years prior to the sale. The terms of the indemnifications provide for no limitation on potential future payments; however, we believe that we have abided by all tax laws and paid all tax obligations. We have not made any payments under the terms of these indemnifications to date.

     We believe that the likelihood that UniSource Energy or TEP would be required to perform or otherwise incur any significant losses associated with any of these guarantees is remote.

CONTRACTUAL OBLIGATIONS

     The following charts display UniSource Energy's consolidated contractual obligations by maturity and by type of obligation as of December 31, 2004.

-------------------------------------------------------------------------------------------------------------------
                                    UNISOURCE ENERGY'S CONTRACTUAL OBLIGATIONS
                                            - MILLIONS OF DOLLARS -
-------------------------------------------------------------------------------------------------------------------
                                                                                                    2011
Payment Due in Years                                                                                 and
  Ending December 31,                     2005      2006     2007      2008      2009     2010      after     Total
-------------------------------------------------------------------------------------------------------------------
Long Term Debt: (1)
     Principal(2)                         $  2     $  21     $  1      $227      $329     $  -      $ 679    $1,259
     Interest(3)                            77        78       77        71        61       62        846     1,272
Capital Lease Obligations:
     Springerville Unit 1                   85        85       86        85        34       57        430       862
     Springerville Coal Handling(4)         17        22       24        18        15       17         98       211
     Sundt Unit 4                           11        10       12        12        13       13          -        71


                                      K-33


     Springerville Common(4)                 6         6        6         6         6        7        159       196
     Rail Car Lease                          1         -        -         -         -        -          -         1
Operating Leases                             2         2        2         2         1        1          4        14
Purchased Obligations:(5)
     Coal and Rail Transportation(6)        89        87       79        79        79       79        278       770
     Purchase Power(7)                      17         4        -         -         -        -          -        21
     Transmission                            6         6        6         1         1        1          1        22
     Gas(8)                                 40        26       13         4         4        4          2        93
Other Long-Term Liabilities:
     Pension & Other Post-
              Retirement Obligations(9)     10         4        4         5         6        6        171       206
     MEH Funding Commitments(10)             2         4        1         -         -        -          -         7
-------------------------------------------------------------------------------------------------------------------
 Total Contractual Cash Obligations       $365     $ 355     $311      $510      $549     $247     $2,668    $5,005
===================================================================================================================

(1) In March 2005, TEP redeemed the remaining $52 million of its First Mortgage IDBs (defined below) at par. $21 million was due in 2006, and $31 million was due in 2008. Interest payments will be reduced by $3 million in 2005 and 2006 and $2 million in 2007 as a result of the bond redemption.
(2) TEP's tax-exempt variable rate bonds (IDBs) in the amount of $329 million are backed by LOCs issued pursuant to TEP's Credit Agreement. TEP's obligations under the Credit Agreement are collateralized with Second Mortgage Bonds.
(3) Includes letter of credit and remarketing fees on variable rate debt. The interest rates for variable rate bonds are estimated using Eurodollar futures rates for an approximation of LIBOR and adjusted down based on the historical discount the bonds have had to LIBOR.
(4) Upon commercial operation of Springerville Unit 3 in December 2006, Tri-State is obligated to reimburse TEP for various operating costs related to the common facilities, including 14 percent of the Springerville Common Lease payments and 17 percent of the Springerville Coal Handling Facilities Lease payments. Similar reimbursement obligations apply if Unit 4 is constructed. TEP remains the primary obligor under these capital leases. Capital Lease Obligations do not reflect any reduction associated with this reimbursement. Upon expiration of the Springerville Coal Handling Facilities and the Common Leases, TEP is obligated to acquire the facilities at fixed prices of $139 million in 2015, $38 million in 2017 and $68 million in 2021, and each of the owners of Unit 3 and Unit 4 (if constructed) have the obligation to purchase from TEP a 14 percent and 17 percent interest, respectively, in such facilities. The acquisition of the assets upon expiration of the lease terms is excluded from the table above.
(5) Purchase obligations reflect the minimum contractual obligation under legally enforceable contracts with contract terms that are both fixed and determinable. The total amount paid under these contracts depends on the quantity purchased and transported. UES and TEP's requirements are expected to be in excess of these minimums. UniSource Energy has excluded open purchase orders of approximately $3 million expected to be fulfilled in 2005.
(6) TEP expects to spend approximately $180 million annually for the purchase and transportation of coal through 2010. TEP is unable to estimate how much it will spend under these contracts beyond 2010 due to the impact of the amended Springerville coal contract.
(7) Excludes commitments in connection with the SCE and Sempra exchange agreements. TEP provides firm system capacity to SCE and Sempra in the winter and spring, and firm system capacity is returned to TEP during the summer. The agreement with SCE expires in May 2005, and the agreement with Sempra, which commences in January 2005, extends through September 2005. Also, UniSource Energy has not included amounts payable to PWCC under UNS Electric's full requirements power supply agreement as payments under this contract are usage based with no fixed demand charges and are recovered through the PPFAC mechanism. We expect to spend approximately $92 million annually under this contract through May 2008. Amounts also exclude TEP's swap agreements which are marked to market on a monthly basis. TEP entered into contracts for power purchases in 2005 totaling $8 million subsequent to December 31, 2004, which are excluded from the table above.
(8) Amounts include UNS Gas' forward gas purchases and firm transportation agreements with EPNG and Transwestern. Amounts also include TEP's minimum transportation obligation with SWG. Natural gas supply and management agreement commitments with BP are excluded as prices for incremental gas to be supplied vary. The initial term of the contract extends through August 31, 2005, and includes an automatic annual one year extension. UNS Gas entered into forward gas purchases for 2007 and 2008 totaling $1 million subsequent to December 31, 2004, which are excluded from the above table.
(9) These obligations represent TEP and UES' minimum required contributions to pension plans in 2005 and TEP's expected postretirement benefit costs to cover medical and life insurance claims as determined by the plans' actuaries. TEP and UES do not know and have not included pension contributions beyond 2005 due to the significant impact that returns on plan assets and changes in discount rates might have on such amounts. TEP funds the postretirement benefit plan on a pay-as-you-go basis.
(10) These obligations represent Millennium's equity commitments to fund subsidiaries (Haddington and Valley Ventures) as suitable investments are identified.

     The following obligations, incurred subsequent to December 31, 2004, are excluded from the table above, but are included in TEP's forecasted capital expenditures. In February 2005, TEP signed agreements to complete the construction of Luna. TEP expects to spend up to an additional $33 million for its one-third share of the costs of which $30 million will be spent in 2005 and the remainder in 2006.

     Under a settlement agreement signed in March 2005 with the New Mexico Environmental Department and environmental activist groups, the co-owners of San Juan will install new technology at the generating station to reduce mercury, particulate matter, NOx, and SO2 emissions over the next five years. TEP's share of the cost of new pollution control equipment based on its ownership of San Juan is anticipated to be approximately $2 million in 2006, $8 million in 2007, $9 million in 2008, $5 million in 2009, $3 million in 2010 and $1 million in 2011.

     MEG conducts its emissions and coal trading activities using certain contracts which contain provisions whereby MEG may be required to post margin collateral due to a change in contract values. As of December 31, 2004, MEG had no cash collateral posted to its trading counterparties.

     In September 2004, MEG reduced its bank line of credit from $5 million to $3 million. The purpose of this line of credit is to issue LOCs to counterparties to support its emission allowance and coal marketing and trading activities. As of December 31, 2004, MEG had $2 million in outstanding LOCs, all of which had expired by the end of February 2005. This facility expired in March 2005 and will not be renewed.

     In addition, UniSource Energy has contingent obligations under various surety bonds that total approximately $0.5 million.

     We have reviewed our contractual obligations and provide the following additional information:

     o We do not have any provisions in any of our debt or lease agreements that would cause an event of default or cause amounts to become due and payable in the event of a credit rating downgrade.
     o None of our contracts or financing structures contains provisions or acceleration clauses due to changes in our stock price.

   DIVIDENDS ON COMMON STOCK

     On February 4, 2005, UniSource Energy declared a cash dividend of $0.19 per share on its Common Stock. The dividend, totaling approximately $7 million, was paid March 8, 2005 to shareholders of record at the close of business February 15, 2005. During 2004, UniSource Energy paid quarterly dividends to its shareholders of $0.16, totaling approximately $22 million. In 2003, we paid quarterly dividends of $0.15 per share, totaling approximately $20 million.

   INCOME TAX POSITION

     At December 31, 2004, UniSource Energy and TEP had, for federal and state income tax filing purposes, the following carry forward amounts:

                                UNISOURCE ENERGY                                TEP
                               Amount               Expiring              Amount             Expiring
                       -Millions of Dollars-          Year         -Millions of Dollars-       Year
------------------------------------------------------------------------------------------------------
NET OPERATING LOSSES          $  18                2021-2022              $   -                  -
INVESTMENT TAX CREDIT             5                2004-2024                  5              2004-2024
AMT CREDIT                      100                    -                     92                  -
-------------------------------------------------------------------------------------------------------

     The $18 million in NOL carry forwards is subject to limitation due to a reorganization of certain Millennium entities in December 2002. The future use of these losses is dependent upon the generation of sufficient future taxable income at the separate company level. See Critical Accounting Estimates, Deferred Tax Valuation - TEP and Millennium, below.

                          TUCSON ELECTRIC POWER COMPANY

RESULTS OF OPERATIONS
---------------------

     The financial condition and results of operations of TEP are currently the principal factors affecting the financial condition and results of operations of UniSource Energy on an annual basis. The following discussion relates to TEP's utility operations, unless otherwise noted.

   UTILITY SALES AND REVENUES

     Customer growth, weather and other consumption factors affect retail sales of electricity. Electric wholesale revenues are affected by market prices in the wholesale energy market, availability of TEP generating resources, and the level of wholesale forward contract activity.

     The table below provides trend information on retail sales by major customer class and electric wholesale sales made by TEP in the last three years, as well as weather data for TEP's service territory.

                                                  SALES                          OPERATING REVENUE
                                     2004          2003       2002         2004         2003         2002
------------------------------------------------------------------------------------------------------------
                                             -Millions of kWh-                   -Millions of Dollars-
ELECTRIC RETAIL SALES:
  Residential                       3,460         3,390      3,181        $ 315        $ 310        $ 291
  Commercial                        1,788         1,689      1,605          187          176          169
  Industrial                        2,226         2,245      2,254          161          160          162
  Mining                              829           702        693           39           28           28
  Public Authorities                  240           250        257           17           18           19
------------------------------------------------------------------------------------------------------------
TOTAL ELECTRIC RETAIL SALES         8,543         8,276      7,990          719          692          669
------------------------------------------------------------------------------------------------------------
ELECTRIC WHOLESALE SALES
 DELIVERED:
   Long-term Contracts              1,227         1,199        982           33           31           29
   Other Sales                      2,065         2,165      3,035          121          115          125
   Transmission                         -             -          -            5            6            4
   Net Unrealized Gain (Loss) on
    Forward Sales of Energy             -             -          -            1           (1)          (1)
------------------------------------------------------------------------------------------------------------
TOTAL ELECTRIC WHOLESALE SALES      3,292         3,364      4,017          160          151          157
------------------------------------------------------------------------------------------------------------
       TOTAL ELECTRIC SALES        11,835        11,640     12,007        $ 879        $ 843        $ 826
============================================================================================================

WEATHER DATA:
Cooling Degree Days                 1,298         1,567      1,439
10-Year Average                     1,409         1,458      1,442
%Over/(Under)Prior Year              (17%)           9%        (3%)
%Over/(Under)10-Year Average          (8%)           7%        (1%)

Heating Degree Days                 1,631         1,327      1,440
10-Year Average                     1,481         1,459      1,462
%Over/(Under)Prior Year               23%           (8%)      (16%)
%Over/(Under)10-Year Average          10%           (9%)       (1%)
------------------------------------------------------------------------------------------------------------

     2004 COMPARED WITH 2003

     Total revenues from kWh sales to retail customers increased by $28 million, or 4%, in 2004, resulting from higher energy demand. Total retail kWh sales increased by 3% in 2004, despite mild summer weather. Cooling degree days were 17% lower than 2003 and 8% below the 10-year average. Kilowatt-hour sales to residential customers were 2% higher, while kWh sales to commercial customers were 6% higher, resulting from customer growth of 2.3% and cool winter weather. Heating degree days were 23% higher than 2003 and 10% above the 10-year average. The average price of copper was 59% higher in 2004, leading to increased mining activity and an 18% increase in kWh sales to TEP's mining customers; revenues from TEP's mining customers increased $11 million.

     Wholesale revenues increased $9 million, or 6%, in 2004, despite a 2% decrease in wholesale kWh sales. In the first nine months of 2004, TEP benefited from greater coal plant availability which allowed TEP to sell more excess power into the wholesale market compared to last year. Wholesale sales opportunities were limited in the fourth quarter of 2004 due to a planned outage at TEP's Springerville Unit 1. The average wholesale market price of energy was $44 per MWh in 2004, compared with $41 per MWh in 2003. See Factors Affecting Results of Operations, Western Energy Markets, Market Prices, below.

     TEP recorded a $3 million reserve in the second quarter of 2004 and a $2 million reserve in the first quarter of 2003 for revenue subject to refund related to wholesale sales made to the California Independent System Operator
(CISO) and the California Power Exchange (CPX) in 2001 and 2000. These amounts are recorded as a reduction to wholesale revenue.

     2003 COMPARED WITH 2002

     Total retail kWh sales in 2003 increased by 4% compared with 2002. Warmer summer weather and a 2.2% increase in the number of retail customers more than offset mild weather during the first six months of 2003. Kilowatt-hour sales to residential customers were up 7% and kWh sales to commercial customers were up 5% in 2003, resulting from customer growth and warmer weather compared with a year ago. Revenue from sales to retail customers increased by 3% in 2003, reflecting higher kWh demand.

     Electric wholesale revenues decreased by 4% in 2003. The 4% decline in wholesale revenues is not as large as the 16% decline in wholesale kWh sales due to higher average power prices. Average-around-the-clock energy prices based on the Dow Jones Palo Verde Index for 2003 were $42 per MWh compared with $27 per MWh during 2002, reflecting higher gas prices. Planned and unplanned outages at TEP's coal-fired generating plants, particularly in the first six months of 2003, reduced opportunities to sell excess power in the wholesale markets. In addition, the increase in the regional supply of gas-generated energy allowed TEP to decrease use of its less efficient gas generation units for wholesale market opportunities.

     Wholesale revenues were reduced by a $2 million reserve for doubtful accounts in 2003, related to wholesale sales made to CISO and CPX in 2001 and 2000.

   OPERATING EXPENSES

     2004 COMPARED WITH 2003

     FUEL AND PURCHASED POWER EXPENSE

     TEP's fuel and purchased power expense, and energy resources for 2004, 2003 and 2002 are detailed below:

                                               GENERATION                             EXPENSE
                                     2004          2003       2002         2004         2003         2002
------------------------------------------------------------------------------------------------------------
                                             -Millions of kWh-                   -Millions of Dollars-
Coal-Fired Generation              10,894        10,826     10,756      $   179      $   178       $  178
Gas-Fired Generation                  440           439        713           34           32           32
------------------------------------------------------------------------------------------------------------
Total Generation                   11,334        11,265     11,469          213          210          210
Purchased Power                     1,322         1,153      1,330           72           65           43
------------------------------------------------------------------------------------------------------------
Total Resources                    12,656        12,418     12,799      $   285      $   275       $  253
                                                                    ========================================
Less Line Losses and Company Use      821           778        792
--------------------------------------------------------------------
Total Energy Sold                  11,835        11,640     12,007
====================================================================

     Fuel expense at TEP's generating plants was $213 million in 2004 compared with $210 million in 2003. Gas-related fuel expense increased $2 million to $34 million, in 2004 due to an 11% increase in market price for gas. Coal-related fuel expense increased $1 million due to the higher availability and use of TEP's coal-fired generating plants. See Factors Affecting Results of Operations, Western Energy Markets, Market Prices, below.

     The table below shows the average cost per kWh for TEP's generating plants by fuel type.

                          2004              2003               2002
         ------------------------------------------------------------
                                      -cents per kWh-
         Coal             1.64              1.65               1.65
         Gas              7.86              7.40               4.45
         All fuels        1.88              1.87               1.83
         ------------------------------------------------------------

     The increase in the regional supply of new gas-generated energy and the completion of a 500-kV transmission connection allowed TEP to decrease use of its older, less efficient gas generation units in favor of more economical purchases of energy in the wholesale market. TEP's Purchased Power expense increased approximately $7 million, or 11% in 2004.

     OTHER OPERATING EXPENSES

     Other Operations and Maintenance expense increased by $20 million, or 12%, in 2004 primarily attributable to increased maintenance costs at the Springerville and San Juan generating facilities and approximately $8 million of costs related to the proposed acquisition of UniSource Energy by Saguaro.

     Amortization of the Transition Recovery Asset (TRA) increased $18 million in 2004 compared with 2003. Amortization of the TRA is the result of the 1999 Settlement Agreement (TEP Settlement Agreement) with the ACC, which changed the accounting method for TEP's generation operations. This item reflects the recovery, through 2008, of transition recovery assets which were previously regulatory assets of the generation business. The amount of amortization is a function of the TRA balance and total kWh consumption by TEP's distribution customers.

     The table below shows estimated TRA amortization and unamortized TRA balances for 2005-2008.

                               FUTURE ESTIMATED           UNAMORTIZED
                               TRA AMORTIZATION           TRA BALANCE
                                        -Millions of Dollars-
         ------------------------------------------------------------
              2005                  $ 57                   $ 168
              2006                    66                     102
              2007                    76                      26
              2008                    26                       -
         ------------------------------------------------------------


     OTHER INCOME (DEDUCTIONS)

     TEP's Income statement includes inter-company Interest Income of $9 million for 2004, and $10 million for 2003. This represents Interest Income on the promissory note TEP received from UniSource Energy in exchange for the transfer to UniSource Energy of its stock in Millennium in 1998. On UniSource Energy's Consolidated Statement of Income, this Interest Income, as well as UniSource Energy's related interest expense, is eliminated as an inter-company transaction.

     INTEREST EXPENSE

     Long-Term Debt Interest Expense decreased by $5 million, or 6%, in 2004 due to lower Letter of Credit fees under TEP's Credit Agreement entered into in March 2004 and lower interest expense related to the $27 million of 8.5% First Mortgage Bonds redeemed in July 2004. Interest on Capital Leases increased $2 million in 2004 due to a recalculation of interest expense related to a capitalized lease transaction.

     INCOME TAX EXPENSE

     Income Tax Expense Before Cumulative Effect of Accounting Change increased $14 million in 2004 compared with 2003, due primarily to a $15 million tax benefit recognized in 2003 resulting from guidance issued by the IRS clarifying rules on limitations of the use of net operating loss carry forwards.

     2003 COMPARED WITH 2002

     FUEL AND PURCHASED POWER EXPENSE

     Fuel expense at TEP's generating plants was approximately $210 million in both 2003 and 2002.

     TEP's Purchased Power expense increased approximately $22 million, or 51%, in 2003. In addition to energy purchases made during the third quarter of 2003, TEP purchased replacement power during the first half of 2003 due to planned and unplanned outages at some of its generating facilities.

     OTHER OPERATING EXPENSES

     Other Operations and Maintenance expense increased by $7 million, or 4%, in 2003 primarily attributable to unplanned outages and longer-than-expected planned outages at some of TEP's generating facilities during the first quarter of 2003.

     Depreciation and Amortization expense decreased $3 million in 2003. The adoption of FAS 143 in the first quarter of 2003 resulted in a $6 million decrease because asset retirement costs are no longer recorded as a component of depreciation expense. See Critical Accounting Estimates, Accounting for Asset Retirement Obligations, above.

     Amortization of the TRA increased $7 million in 2003 compared with 2002.

     OTHER INCOME (DEDUCTIONS)

     TEP's income statement includes inter-company Interest Income of $10 million for 2003, and $9 million for 2002. This Interest Income, as well as UniSource Energy's related interest expense, is eliminated as an inter-company transaction.

     INTEREST EXPENSE

     Long-Term Debt Interest Expense increased by $11 million, or 17%, in 2003 due to higher Letter of Credit fees under TEP's Credit Agreement entered into in November, 2002. Interest on Capital Leases decreased $4 million in 2003 due to scheduled repayments of lease debt.

     INCOME TAX EXPENSE

     Income Tax Expense, before Cumulative Effect of Accounting Change, decreased $15 million in 2003 compared with 2002, due primarily to a $15 million tax benefit resulting from guidance issued by the IRS clarifying rules on limitations of the use of net operating loss carry forwards.

     CUMULATIVE EFFECT OF ACCOUNTING CHANGE

     TEP adopted FAS 143 on January 1, 2003 and recorded a one-time $67 million after-tax gain. Upon adoption of FAS 143, TEP recorded an asset retirement obligation of $38 million at its net present value of $1 million, increased depreciable assets by $0.1 million for asset retirement costs, reversed $113 million of costs previously accrued for final removal recorded in accumulated depreciation, and reversed previously recorded deferred tax assets of $44 million. Adopting FAS 143 results in a reduction to depreciation expense charged throughout the year as well because asset retirement costs are no longer recorded as a component of depreciation expense. For the year 2003, the reduction in depreciation expense is approximately $6 million. See Critical Accounting Estimates, Accounting for Asset Retirement Obligations, below.

FACTORS AFFECTING RESULTS OF OPERATIONS
---------------------------------------

   COMPETITION

     The electric utility industry has undergone significant regulatory change in the last few years designed to encourage competition in the sale of electricity and related services. However, the recent experience in California with deregulation has caused many states, including Arizona, to re-examine the viability of retail electric deregulation.

     As of January 1, 2001, all of TEP's retail customers are eligible to choose an alternate energy supplier. Currently none of TEP's retail customers are receiving service from other providers. TEP has met all conditions required by the ACC to facilitate electric retail competition, including ACC approval of TEP's direct access tariffs. ESPs must meet certain conditions before electricity can be sold competitively in TEP's service territory. Examples of these conditions include ACC certification of ESPs, and execution of and compliance with direct access service agreements with TEP.

     In January 2005, an Arizona Court of Appeals decision became final in which the Court held invalid certain portions of the ACC rules on retail competition and related market pricing. Based on this decision, we expect that the ACC will address the competition rules in an administrative proceeding during 2005. We cannot predict what changes, if any, the ACC will make to the competition rules.

     TEP competes against gas service suppliers and others that provide energy services. Other forms of energy technologies may provide competition to TEP's services in the future, but to date, are not financially viable alternatives for its retail customers. Self-generation by TEP's large industrial customers could also provide competition for TEP's services in the future, but has not had a significant impact to date.

     In the wholesale market, TEP competes with other utilities, power marketers and independent power producers in the sale of electric capacity and energy.

   RATES

     TEP'S SETTLEMENT AGREEMENT AND RETAIL ELECTRIC COMPETITION RULES

     In September 1999, the ACC approved the Retail Electric Competition Rules (Rules) that provided a framework for the introduction of retail electric competition in Arizona. In November 1999, the ACC approved the Settlement Agreement between TEP and certain customer groups related to the implementation of retail electric competition in Arizona.

     The Rules and the Settlement Agreement established:
     o a period, November 1999 through 2008, for TEP to transition its generation assets from a cost of service based rate structure to a market, or competitive, rate structure;
     o the recovery through rates during the transition period of $450 million of stranded generation costs through a fixed competitive transition charge (fixed CTC);
     o    capped rates for TEP retail customers through 2008;
     o    an ACC interim review of TEP retail rates in 2004;
     o unbundling of electric services with separate rates or prices for generation, transmission, distribution, metering, meter reading, billing and collection, and ancillary services;
     o a process for Energy Service Providers (ESPs) to become licensed by the ACC to sell generation services at market prices to TEP retail customers;
     o access for TEP retail customers to buy market priced generation services from ESPs beginning in 2000 (currently, no TEP customers are purchasing generation services from ESPs);
     o transmission and distribution services would remain subject to regulation on a cost of service basis; and
     o beginning in 2009, TEP's generation would be market based and its retail customers would pay the market rate for generation services.

     Recent Court Action
     -------------------

     In January 2005, an Arizona Court of Appeals decision became final in which the Court held invalid certain portions of the ACC rules on retail competition and related market pricing. Based on this decision, we cannot predict what changes, if any, the ACC will make to the Rules and how this decision might ultimately impact our Settlement Agreement.

     2004 General Rate Case Information
     ----------------------------------

     On June 1, 2004, as required by the Settlement Agreement, TEP filed general rate case information with the ACC. TEP's filing does not propose any change in retail rates, and under the terms of the Settlement Agreement, no rate case filed by TEP through 2008 may result in a net rate increase. However, absent the restriction on raising rates, TEP believes that the data in its filing would justify an increase in retail rates of 16%.

     The general rate case information uses a historical test year ended December 31, 2003 and establishes, based on TEP's standard offer service, that TEP is experiencing a revenue deficiency of $111 million. The rate case information includes, among other things, Springerville Unit 1 costs and other generation costs including fuel cost in excess of those recovered through existing rates. The proposed weighted cost of capital for the test year ended December 31, 2003 is 8.78%, including an 11.5% return on equity (increased from 10.67% currently authorized). The rate case information uses a hypothetical 40% equity capitalization (excluding capital lease obligations) rather than the hypothetical 37.5% equity capitalization used in TEP's last general rate case. TEP's actual equity capitalization (excluding capital lease obligations) at December 31, 2004 was 27%. In the first half of 2005, TEP expects to increase common equity to 40% of capitalization (excluding capital lease obligations). See TEP, Dividends on Common Stock, below for further information regarding improvements to TEP's capital structure. Despite the indicated revenue deficiency, the ACC could conclude that TEP should decrease rates after June 1, 2005; any such determination would be strongly opposed by TEP.

     A procedural order was issued in February 2005 that outlined how the review of TEP's general rate case information will proceed. The schedule calls for staff and intervenor testimony to be filed by June 13, 2005 and hearings, as appropriate, before the administrative law judge to begin September 12, 2005.

     Transition
     ----------

     The Settlement Agreement provides that TEP's fixed CTC will expire when TEP's $450 million transition asset is fully amortized and recovered or on December 31, 2008, whichever is earlier. Based on current projections of retail sales, the transition recovery asset is expected to be fully amortized by mid-2008. The Settlement Agreement also specifies that TEP's floating competitive transition charge (floating CTC) will expire on December 31, 2008. This charge, which moves inversely to changes in market-based generation services rates, presently appears as a credit on retail customer bills. Based on current forward pricing in the wholesale energy markets, TEP anticipates that the floating CTC will continue to appear as a credit on retail customer bills through 2008. After the expiration of the floating CTC, TEP's rates for generation services should be market based. TEP anticipates that it will submit a rate filing to address the rates that will go into effect after the expiration of the 1999 Settlement Agreement.

     Absent any other change to TEP's retail rate structure, including continued inability to recover actual costs, TEP estimates that the expiration of the fixed CTC in 2008 (which has provided revenues, on average of .93 cents per kWh sold) would result in an average decrease in revenues from retail rates of approximately 12% relative to revenues from current retail rates. However, absent any other change except the expiration of the fixed CTC, the expiration in 2008 of the floating CTC would result in market-based generation services rates which would, based on current pricing in the wholesale energy markets, produce a retail rate increase in January 2009 of approximately 10-15% relative to current retail rates.

     Given the recent court action described above, the ACC may revise its Rules and rate methodologies prior to the expiration in 2008 of the Settlement Agreement. A new structure could replace that established pursuant to the Settlement Agreement prior to January 2009.

     We are operating pursuant to the Settlement Agreement. However, we cannot predict the future rate methodologies for TEP which the ACC could authorize, including whether the ACC will permit or require market-based rates for generation services, reinstate cost of service ratemaking for all or a portion of TEP's generation services or require an alternate methodology to determine rates for TEP's generation services. Under any circumstances, TEP will seek appropriate recovery and return on its investment in assets used to serve its customers.

     In the event that the ACC reinstates cost of service ratemaking for TEP's generation services and does not allow other factors that have changed in the intervening years to be considered, significant retail rate decreases could occur. TEP expects that, in establishing future rates, TEP and the ACC will review the entirety of the retail rate structure rather than focusing solely on any one of the elements noted above. Although TEP is unable to predict the type and level of future retail rates, TEP believes that the 2004 general rate case information filed with the ACC evidences that there have been a number of factors that have changed since the Settlement Agreement was approved that justify increasing or maintaining retail rates at current levels.

   WESTERN ENERGY MARKETS

     As a participant in the western U.S. wholesale power markets, TEP is directly and indirectly affected by changes in market conditions and market participants. TEP competes with other utilities, power marketers and independent power producers in the sale of electric capacity and energy at market-based rates in the wholesale market.

     As of the end of 2004, electric generating capacity in Arizona has grown to approximately 25,000 MW; an increase of nearly 60% since 2001. A majority of the growth over the last three years is the result of 16 new or upgraded gas-fired generating units with a combined capacity of approximately 9,200 MW. In addition, the presence of fewer creditworthy counterparties, as well as legal, political and regulatory uncertainties, has reduced market liquidity and trading volume.

     MARKET PRICES

     The average market price for around-the-clock energy based on the Dow Jones Palo Verde Index increased in 2004 compared with 2003, as did the average price for natural gas based on the Permian Index. Average market prices for around-the-clock energy began to rise back in February 2003 and stayed at these elevated levels during 2004 due to high natural gas prices from increased demand and production and storage level concerns. As a result of all of these factors, TEP's natural gas and purchased power expenses were higher in 2004 than in 2003. Prices have continued in this range to date; however, we cannot predict whether these higher prices will continue, or whether changes in various factors that influence demand and supply will cause prices to fall during 2005.

         AVERAGE MARKET PRICE FOR AROUND-THE-CLOCK ENERGY                 $/MWH
         -----------------------------------------------------------------------
              Quarter ended December 31, 2004                            $    46
              Quarter ended December 31, 2003                                 38

              12 months ended December 31, 2004                               44
              12 months ended December 31, 2003                               41
         -----------------------------------------------------------------------

         AVERAGE MARKET PRICE FOR NATURAL GAS                            $/MMBTU
         -----------------------------------------------------------------------
              Quarter ended December 31, 2004                            $  5.90
              Quarter ended December 31, 2003                               4.05

              12 months ended December 31, 2004                             5.44
              12 months ended December 31, 2003                             4.92
         -----------------------------------------------------------------------

     TEP typically uses generation from its facilities fueled by natural gas and purchased power, in addition to energy from its coal-fired facilities, to meet the summer peak demands of its retail customers and to meet local reliability needs. Some of these purchased power contracts are price indexed to natural gas prices. Short-term and spot power purchase prices are also closely correlated to natural gas prices. Due to its increasing seasonal gas and purchased power usage, TEP hedges a portion of its total natural gas exposure from plant fuel, gas-indexed purchased power and spot market purchases with fixed price contracts for a maximum of three years. TEP purchases its remaining gas fuel needs and purchased power in the spot and short-term markets.

     TEP entered into a Gas Procurement Agreement with SWG effective June 1, 2001 with a primary term of five years. The contract provided for a minimum volume obligation during the first two years of 10 million MMBtus annually. TEP negotiated new pricing and a lower minimum annual volume obligation of 4 million MMBtus for 2004 and subsequently for 2005. In 2004, TEP purchased 5.2 million MMBtus of gas and expects to use more than the minimum in 2005. In the event fewer MMBtus are purchased, TEP is obligated to pay only the transportation component for any shortfall. TEP made payments under this contract, which include transportation charges, of $34 million in 2004, $34 million in 2003 and $33 million in 2002. In 2004, the average transportation cost per MMBtu was $0.43, or $2 million, based on the volume of gas TEP purchased.

     We expect the market price and demand for capacity and energy to continue to be influenced by factors including:

     o    weather;
     o    continued population growth in the western U.S.;
     o    economic conditions in the western U.S.;
     o    availability of generating capacity throughout the western U.S.;
     o the extent of electric utility industry restructuring in Arizona, California and other western states;
     o    the effect of FERC regulation of wholesale energy markets;
     o    the availability and price of natural gas;
     o    availability of hydropower;
     o    transmission constraints; and
     o    environmental regulations and the cost of compliance.

LIQUIDITY AND CAPITAL RESOURCES

   TEP CASH FLOWS

     TEP's capital requirements consist primarily of capital expenditures and optional and mandatory redemptions of long-term debt and capital lease obligations. As shown in the chart below, during the last three years, TEP had sufficient cash available after capital expenditures, scheduled debt payments and capital lease obligations to provide for other investing and financing activities:

                                              2004           2003         2002
  ------------------------------------------------------------------------------
                                                     -Millions of Dollars-
   Cash from Operations                      $  275        $  261        $ 207
    Capital Expenditures                       (116)         (122)        (103)
    Capital Expenditures for Luna Energy        (13)            -            -
     Facility Assets
  ------------------------------------------------------------------------------
   Net Cash Flows after Capital Expenditures    146           139          104
  ------------------------------------------------------------------------------
    Debt Maturities                              (2)           (2)          (2)
    Retirement of Capital Lease Obligations     (49)          (43)         (20)
    Proceeds from Investment in
     Springerville Lease Debt and Equity         12            12            3
  ------------------------------------------------------------------------------
   Net Cash Flows Available after Required
   Payments                                  $  107        $  106        $  85
  ==============================================================================

     During 2005, TEP expects to generate sufficient internal cash flows to fund its operating activities, construction expenditures, required debt maturities, and to pay dividends to UniSource Energy. However, TEP's cash flows may vary due to changes in wholesale revenues, changes in short-term interest rates, and other factors. TEP currently has $60 million available under its Revolving Credit Facility which it may borrow if cash flows fall short of expectations or if monthly cash requirements temporarily exceed available cash balances.

     OPERATING ACTIVITIES

     In 2004, net cash flows from operating activities increased by $14 million compared with 2003. The following factors contributed to the increase:

     o a $29 million increase cash receipts from retail and wholesale electric customers, net of fuel and purchased energy costs, due primarily to higher retail energy demand;

     o the return of a $17 million deposit made in 2003 related to TEP's second mortgage indenture; and

     o a $12 million decrease in total interest paid due primarily to lower interest rates on TEP's Credit Facility, which was refinanced in March 2004, and lower capital lease obligations outstanding; partially offset by:

          - a $20 million receipt of interest in 2003 related to the inter-company note to UniSource Energy;

          - a $31 million increase in income taxes and other tax paid, net of income tax refunds received, due to higher estimated taxable income for 2004 and higher tax refunds received in 2003;

          - a $5 million increase in wages paid due to higher incentive compensation.

     In January 2004, TEP borrowed $20 million under its revolving credit facility and repaid it within 30 days. At December 31, 2004, there were no outstanding borrowings under the revolving credit facility.

     INVESTING ACTIVITIES

     Net cash used for investing activities was $15 million higher in 2004 compared with 2003, due primarily to the purchase of the Luna Energy Facility for $13 million and a $4 million investment in Springerville Lease Debt. These expenditures were partially offset by $4 million of lower capital expenditures at TEP, primarily the result of the timing of expected projects. We expect TEP's capital expenditures to be approximately $159 million in 2005. TEP's capital budget is established annually; however, it is subject to change as opportunities and requirements arise related to our service territory.

     Investments in Springerville Lease Debt and Equity
     --------------------------------------------------

                  PRINCIPAL                                            AVERAGE
    DATE           AMOUNT               DEBT PURCHASED               COUPON RATE
--------------------------------------------------------------------------------


                                      K-43


January 2002    $96 million   Springerville Coal Handling Lease Debt    14.3%
May 2002          3 million   Springerville Unit 1 Lease Debt           10.7%
September 2002   33 million   Springerville Unit 1 Lease Debt           10.6%
March 2004        4 million   Springerville Unit 1 Lease Debt           10.7%
--------------------------------------------------------------------------------

     As of March 11, 2005, TEP's total investment in Springerville Lease Debt was approximately $163 million, at yields at date of purchase ranging from 8.9% to 12.7%.

     See Note 10 of Notes to Consolidated Financial Statements - Debt and Capital Lease Obligations

     Capital Expenditures
     --------------------

     TEP's forecasted capital expenditures for the next five years are: $159 million in 2005, $141 million in 2006, $133 million in 2007, $124 million in 2008, and $198 million in 2009. Forecasted capital expenditures for 2009 include $54 million of additional local generation facilities to support anticipated growth in TEP's service territory. These estimated capital expenditures for 2005-2009 break down in the following categories:

     o    $447 million for transmission, distribution and other facilities;
     o    $158 million for production facilities;
     o    $54 million for new generation in service in 2010;
     o    $36 million for the Luna Energy Facility;
     o    $35 million for environmental projects; and
     o $25 million for renewable energy projects, including the expansion of TEP's solar generation portfolio.

     These estimated expenditures include costs for TEP to comply with current federal and state environmental regulations. All of these estimates are subject to continuing review and adjustment. Actual construction expenditures may be different from these estimates due to changes in business conditions, construction schedules, environmental requirements, and changes to TEP's business arising from retail competition. TEP plans to fund these expenditures through internally generated cash flow.

     If TEP obtains the required environmental permits to proceed with the planned transmission line to Nogales, it would expect to fund an additional $76 million during this five year period to complete the line. See Item 1. Business, Tucson Electric Utility Operations, Transmission Access, Tucson to Nogales Transmission Line.

     In addition to TEP's forecasted capital expenditures for construction, TEP's other capital requirements include its required debt maturities and capital lease obligations. See Note 10 of Notes to Consolidated Financial Statements - Debt and Capital Lease Obligations.

     FINANCING ACTIVITIES

     Net cash used for financing activities was $40 million lower in 2004 compared with 2003. The following factors contributed to the decrease:

     o    a decrease of $49 million in dividends paid by TEP to UniSource
          Energy; and

     o an increase in other net cash inflows of $33 million due primarily to an $11 million decrease in inter-company tax payments to UniSource Energy and an increase of $5 million from inter-company transactions with UES; partially offset by,

     o $34 million more in payments by TEP for long-term debt and capital lease obligations in 2004 than in 2003; and

     o $9 million paid in debt issuance costs related to the refinancing of its Credit Agreement.

     Inter-Company Note from UniSource Energy
     ----------------------------------------

     On March 1, 2005, UniSource Energy repaid to TEP a debt obligation in the principal amount of $95 million plus accrued interest of $11 million. TEP expects that it will use the proceeds during the first half of 2005 to redeem or repurchase certain of its existing indebtedness through transactions that may include negotiated or market purchases, tender offers and redemptions. TEP has not determined the series of debt to be repaid or repurchased.

     Bond Issuance and Redemption
     ----------------------------

     In July 2004, TEP redeemed the remaining $27 million of its 8.5% First Mortgage Bonds which were due in 2009. TEP paid a premium of $0.4 million related to this redemption. A portion of this premium was expensed immediately, while the remainder is being amortized over the original life of the bonds. During 2004, TEP also made required sinking fund payments of $2 million. During 2003, TEP purchased and retired $0.4 million of its 8.50% First Mortgage Bonds due in 2009 and made required sinking fund payments of $2 million.

     In March 2005, TEP redeemed $21 million of its 7.5% First Mortgage Bonds at par, which were due in 2006. TEP also redeemed in March 2005 $31 million of its 6.1% First Mortgage Bonds at par, which were due in 2008.

     Capital Lease Obligations
     -------------------------

     At December 31, 2004, TEP had $755 million of total capital lease obligations on its balance sheet. The table below provides a summary of the outstanding lease amounts at December 31, 2004.

                                               BALANCE AT
LEASED ASSET                                   12/31/2004             EXPIRATION
--------------------------------------------------------------------------------
                                            - In Millions -
Springerville Unit 1                             $  460                  2014
Springerville Coal Handling Facilities              126                  2015
Springerville Common Facilities                     105                  2020
Sundt Unit 4                                         63                  2010
Other Leases                                          1                  2006
-------------------------------------------------------------------
Total Capital Lease Obligations                  $  755
===================================================================

     TEP will not own these assets at the expiration of the lease. TEP may renew the leases or purchase the leased assets at such time. These renewal and purchase options are generally for fair market value as determined at that time.

     TEP Credit Agreement
     --------------------

     On March 25, 2004, TEP entered into a new $401 million Credit Agreement. The agreement replaces the credit facilities provided under TEP's $401 million Credit Agreement that would have expired in 2006. The new Credit Agreement includes a $60 million revolving credit facility for general corporate purposes and a $341 million letter of credit facility, to support $329 million aggregate principal amount of tax-exempt variable rate bonds. The Credit Agreement has a five year term through June 30, 2009 and is secured by $401 million in aggregate principal amount of Second Mortgage Bonds issued under TEP's General Second Mortgage Indenture.

     The Credit Agreement contains a number of restrictive covenants, including restrictions on additional indebtedness, liens, sale of assets and sale-leasebacks. The Credit Agreement also contains several financial covenants including: (a) minimum consolidated tangible net worth, (b) a minimum cash coverage ratio, and (c) a maximum leverage ratio. Under the terms of the Credit Agreement, TEP may pay dividends so long as it maintains compliance with the Credit Agreement. The Credit Agreement also provides that under certain circumstances, certain regulatory actions could result in a required reduction of the commitments. As of December 31, 2004, TEP was in compliance with the terms of the Credit Agreement.

     Upon the occurrence and continuance of an event of default under the Credit Agreement, outstanding borrowings under the Credit Agreement may become immediately due and payable. Events of default under the Credit Agreement include failure to make payments required thereunder, certain events of bankruptcy or commencement of similar liquidation or reorganization proceedings or a change of control of TEP. In addition, an event of default may occur if TEP or certain specified subsidiaries fail to make when due any payment of principal (regardless of amount) in respect of certain indebtedness the aggregate principal amount of which exceeds $15 million or if any such indebtedness becomes due or capable of being called for payment prior to its scheduled maturity.

     The letter of credit fee of 2.35% on the new facility is significantly lower than the previous Credit Agreement's weighted average letter of credit fee of approximately 5%. Unreimbursed drawings on a letter of credit bear a variable rate of interest based on LIBOR plus 2.25% per annum. Interest savings in 2004 were partially offset by the March 2004 write-off of $2 million of fees associated with the prior facility that were capitalized and being amortized through 2006. Fees of $9 million associated with the entry into the new facility are being amortized through June 2009. This expense is included in Long-Term Debt Interest Expense in UniSource Energy and TEP's income statements.

     At December 31, 2004, TEP had no outstanding borrowings under the revolving credit facility. If TEP borrows under the revolving credit facility, the borrowing costs would be at a variable interest rate consisting of a spread over LIBOR or an alternate base rate. The spread is based upon a pricing grid tied to TEP's leverage. The per annum rate currently in effect on borrowings under TEP's revolving credit facility, based on its leverage, is LIBOR plus 2.25%. If TEP's leverage were to change, the spread over LIBOR could range from 1.50% to 2.25%. TEP also pays a commitment fee of 0.50% on the unused portion of the revolving credit facility.

     TEP expects to refinance its current Credit Agreement in the first half of 2005.

     Springerville Common Facilities Leases
     --------------------------------------

     In 1985, TEP sold and leased back its undivided one-half ownership interest in the common facilities at the Springerville Generating Station. Under the terms of the Springerville Common Facilities Leases, TEP must periodically arrange for refinancing or refunding of the secured notes underlying the leases prior to the named date in order to avoid a special event of loss. TEP was required to arrange for the refinancing of the lease debt prior to the special event of loss date of June 30, 2003 or the leases would have been terminated and TEP would have been required to repurchase the facilities for $125 million.

     TEP finalized the arrangements for the refinancing of $70 million of lease debt on June 26, 2003 and the special event of loss date was reset for June 30, 2006. Interest on the new debt is payable at LIBOR plus 4.25%. The LIBOR rate is reset every six months and the rate in effect on December 31, 2004 was 1.92%, and was 0.99% on December 31, 2003, which resulted in a total interest rate on the lease debt of 6.17% at December 31, 2004 and 5.24% at December 31, 2003. Prior to the refinancing, the interest rate was LIBOR plus 2.50%. TEP will be required to arrange for the refinancing of the lease debt prior to the special event of loss date of June 30, 2006 or TEP will be required to repurchase the facilities for approximately $127 million.

     Tax-Exempt Local Furnishing Bonds
     ---------------------------------

     TEP has financed a substantial portion of utility plant assets with industrial development revenue bonds issued by the Industrial Development Authorities of Pima County and Apache County. The interest on these bonds is excluded from gross income of the bondholder for federal tax purposes. This exclusion is allowed because the facilities qualify as "facilities for the local furnishing of electric energy" as defined by the Internal Revenue Code. These bonds are sometimes referred to as "tax-exempt local furnishing bonds." To qualify for this exclusion, the facilities must be part of a system providing electric service to customers within not more than two contiguous counties. TEP provides electric service to retail customers in the City of Tucson and certain other portions of Pima County, Arizona and to Fort Huachuca in contiguous Cochise County, Arizona.

     TEP has financed the following facilities, in whole or in part, with the proceeds of tax-exempt local furnishing bonds: Springerville Unit 2, Sundt Unit 4, a dedicated 345-kV transmission line from Springerville Unit 2 to TEP's retail service area (the Express Line), and a portion of TEP's local transmission and distribution system in the Tucson metropolitan area. As of December 31, 2004, TEP had approximately $584 million of tax-exempt local furnishing bonds outstanding. Approximately $331 million in principal amount of such bonds financed Springerville Unit 2 and the Express Line. In addition, approximately $53 million of remaining lease debt related to the Sundt Unit 4 lease obligation was issued as tax-exempt local furnishing bonds.

     Various events might cause TEP to have to redeem or defease some or all of these bonds:

     o    formation of an RTO or ISO;
     o    asset divestiture;
     o    changes in tax laws; or
     o    changes in system operations.

     TEP believes that its qualification as a local furnishing system should not be lost so long as (1) the RTO or ISO would not change the operation of the Express Line or the transmission facilities within TEP's local service area, (2) the RTO or ISO allows pricing of transmission service such that the benefits of tax-exempt financing continue to accrue to retail customers, and (3) energy produced by Springerville Unit 2 and by TEP's local generating units continues to be consumed in TEP's local service area. However, there is no assurance that such qualification can be maintained. Any redemption or defeasance of these bonds, subsequent to the debt retirements contemplated in TEP's planned recapitalization, would likely require the issuance and sale of higher cost taxable debt securities in the same or a greater amount.

     Mortgage Indentures
     -------------------

     TEP's first mortgage indenture and second mortgage indenture create liens on and security interests in most of TEP's utility plant assets. Springerville Unit 2, which is owned by San Carlos, is not subject to these liens and security interests. TEP's mortgage indentures allow TEP to issue additional mortgage bonds on the basis of: (1) a percentage of net utility property additions and/or
(2) the principal amount of retired mortgage bonds. The amount of bonds that TEP may issue is also subject to a net earnings test under each mortgage indenture.

     TEP's Credit Agreement contains limits on the amount of First and Second Mortgage Bonds that may be outstanding. The Credit Agreement allows no more than $222 million of First Mortgage Bonds to be outstanding, and no more than a total of $650 million in First and Second Mortgage Bonds to be outstanding. At December 31, 2004, TEP had $191 million of First Mortgage Bonds and a total of $592 million in First and Second Mortgage Bonds outstanding. Although the first and second mortgage indentures would allow TEP to issue additional bonds based on property additions and/or retired bond credits, the limits imposed by the Credit Agreement are more restrictive and are currently the governing limitations.

     TEP also has the ability to release property from the liens of the mortgage indentures on the basis of net property additions and/or retired bond credits. TEP's Credit Agreement that was in effect in 2003 limited the amount of property that could be released from the second mortgage indenture to $25 million. As a result, TEP deposited $17 million in cash with the second mortgage trustee in the fourth quarter of 2003 in conjunction with the release of $42 million in property from its mortgage indentures related to the Springerville Unit 3 transaction. The $17 million deposit was refunded to TEP during 2004. This limitation was removed when TEP refinanced its Credit Agreement in March 2004.

CONTRACTUAL OBLIGATIONS

     The following charts display TEP's contractual obligations as of December 31, 2004 by maturity and by type of obligation.


--------------------------------------------------------------------------------------------------------------------------
                                          TEP'S CONTRACTUAL OBLIGATIONS
                                             - MILLIONS OF DOLLARS -
--------------------------------------------------------------------------------------------------------------------------
                                                                                                    2011
Payment Due in Years                                                                                and
Ending December 31,                        2005      2006     2007     2008      2009     2010      after    Total
--------------------------------------------------------------------------------------------------------------------
Long-Term Debt:
   Principal                                  $ 2      $21      $ 1     $ 167    $ 329  $     -   $   579   $ 1,099
   Interest                                    66       67       66        62       54       56       830     1,201
Capital Lease Obligations:
   Springerville Unit 1                        85       85       86        85       34       57       430       862
   Springerville Coal Handling                 17       22       24        18       15       17        98       211
   Sundt Unit 4                                11       10       12        12       13       13         -        71
   Springerville Common                         6        6        6         6        6        7       159       196
   Rail Car Lease                               1        -        -         -        -        -         -         1


                                      K-47


Operating Leases                                1        1        1         1        1        1         -         6
Purchase Obligations:
   Coal and Rail Transportation                89       87       79        79       79       79       278       770
   Purchase Power                              17        4        -         -        -        -         -        21
   Gas                                          2        -        -         -        -        -         -         2
Other Long-Term Liabilities:
    Pension & Other Post
          -Retirement Obligations               9        4        4         5        6        6       171       205
--------------------------------------------------------------------------------------------------------------------
Total Contractual Cash Obligations          $ 306    $ 307    $ 279     $ 435    $ 537    $ 236    $2,545   $ 4,645
====================================================================================================================

     See UniSource Energy Consolidated, Liquidity and Capital Resources, Contractual Obligations, above, for a description of these obligations.

     We have no other commercial commitments to report.

     We have reviewed our contractual obligations and provide the following additional information:

     o TEP's Credit Agreement contains pricing for its Revolving Credit Facility based on TEP's leverage ratio. A change in TEP's leverage ratio can cause an increase or decrease in the amount of interest TEP pays on its borrowings.

     o TEP's Credit Agreement contains certain financial and other restrictive covenants, including interest coverage, leverage and net worth tests. Failure to comply with these covenants would entitle the lenders to accelerate the maturity of all amounts outstanding. At December 31, 2004, TEP was in compliance with these covenants. See TEP Credit Agreement, above.

     o TEP conducts its wholesale trading activities under the Western System Power Pool Agreement (WSPP) which contains provisions whereby TEP may be required to post margin collateral due to a change in credit rating or changes in contract values. As of December 31, 2004, TEP has not been required to post such collateral.

   DIVIDENDS ON COMMON STOCK

     TEP declared and paid dividends of $32 million in 2004, $80 million in 2003 and $35 million in 2002. UniSource Energy is a primary holder of TEP's common stock.

     TEP can pay dividends if it maintains compliance with the TEP Credit Agreement and certain financial covenants, including a covenant that requires TEP to maintain a minimum level of net worth. As of December 31, 2004, the required minimum net worth was $352 million. TEP's actual net worth at December 31, 2004 was $415 million. As of December 31, 2004, TEP was in compliance with the terms of the Credit Agreement. See Financing Activities - TEP Credit Agreement, above.

     The ACC Holding Company Order stated that TEP may not pay dividends to UniSource Energy in excess of 75% of its earnings until TEP's common equity equals 37.5% of total capitalization (excluding capital lease obligations). The Citizens Settlement Agreement, as approved by the ACC, modified this dividend limitation so that it will remain in place until TEP's common equity equals 40% of total capitalization (excluding capital lease obligations). As of December 31, 2004, TEP's common equity (as determined by the ACC for the purpose of this limitation) equaled 27% of total capitalization (excluding capital lease obligations).

     In the first half of 2005, TEP expects to increase its common equity to 40% of total capitalization (excluding capital lease obligations). It is anticipated that an equity investment from UniSource Energy, together with the proceeds realized through the $95 million inter-company note repayment, will be used by TEP to retire or repurchase up to $225 million of its outstanding debt obligations.

     In addition to these limitations, the Federal Power Act states that dividends shall not be paid out of funds properly included in capital accounts. Although the terms of the Federal Power Act are unclear, we believe that there is a reasonable basis to pay dividends from current year earnings. Therefore, TEP declared its 2004, 2003 and 2002 dividends from its current year earnings since TEP had an accumulated deficit, rather than positive retained earnings.

                                     UNS GAS

RESULTS OF OPERATIONS
---------------------

     UniSource Energy formed two operating companies, UNS Gas and UNS Electric, to acquire the Arizona electric and gas assets from Citizens, as well as an intermediate holding company, UES, to hold the common stock of UNS Gas and UNS Electric. Results of operations in 2003 for UNS Electric and UNS Gas cover the period from August 11, 2003, the date the assets were acquired from Citizens, to December 31, 2003.

     In its first full year of operations, UNS Gas' net income for 2004 was approximately $6 million. We expect operations at UNS Gas to vary with the seasons, with peak energy usage occurring in the winter months.

     As of December 31, 2004, UNS Gas had approximately 133,400 retail customers, a 5% increase from last year. The table below shows UNS Gas' therm sales and revenues for 2004 and 2003. Results in 2003 are for the period August 11 to December 31.

                                         Sales                  Revenue
                                   2004         2003*      2004           2003*
--------------------------------------------------------------------------------
                                - Millions of Therms -   - Millions of Dollars -
RETAIL THERM SALES:
   Residential                       71          25        $ 76           $ 25
   Commercial                        29          12          27             11
   Industrial                         3           1           2              1
   Public Authorities                 7           3           6              2
--------------------------------------------------------------------------------
TOTAL RETAIL THERM SALES            110          41         111             39

   Transport                          -           -           3              1
   Negotiated Sales Program (NSP)    21          13          12              7
--------------------------------------------------------------------------------
TOTAL THERM SALES                   131          54       $ 126           $ 47
================================================================================

*For the period August 11 to December 31, 2003

     Through a Negotiated Sales Program (NSP) approved by the ACC, UNS Gas supplies natural gas to some of its large transportation customers. Approximately one half of the margin earned on these NSP sales is retained by UNS Gas, while the remainder benefits retail customers through a credit to the Purchased Gas Adjustor (PGA) mechanism which reduces the gas commodity price. See Factors Affecting Results of Operations, Rates and Regulation, Purchased Gas Adjustor, below.

     The table below provides summary financial information for UNS Gas.




                                                   2004       2003*
  -------------------------------------------------------------------
                                               -  Millions of Dollars -
  Gas Revenues                                      $ 127      $46
  Other Revenues                                        2        1
  -----------------------------------------------------------------
       Total Operating Revenues                       129       47

  Purchased Energy Expense                             82       31
  -----------------------------------------------------------------
        Utility Gross Margin                           47       16
  -----------------------------------------------------------------

  Other Operations and Maintenance Expense             23        8
  Depreciation and Amortization                         5        2
  Taxes other than Income Taxes                         3        2
  -----------------------------------------------------------------
       Total Other Operating Expenses                  31       12
  -----------------------------------------------------------------

            Operating Income                           16        4
  -----------------------------------------------------------------

  Total Interest Expense                                6        2
  Income Tax Expense                                    4        1
  -----------------------------------------------------------------
             NET INCOME                               $ 6      $ 1
  =================================================================

   *For the period August 11 to December 31, 2003

FACTORS AFFECTING RESULTS OF OPERATIONS
---------------------------------------

RATES AND REGULATION

     ACC ORDER ON CITIZENS' ASSET ACQUISITION

     On July 3, 2003, the ACC issued an order approving the acquisition of Citizens' Arizona gas assets. Concurrent with the closing of the acquisition, retail rate increases for customers of UNS Gas went into effect on August 11, 2003. Key provisions of the order include:

     o    20.9% overall increase in retail rates through a base rate increase.
     o Restricts the filing of a general rate case until August 2006 and any resulting rate increase shall not become effective prior to August 1, 2007.
     o Limits dividends payable by UNS Gas to UniSource Energy to 75% of earnings until the ratio of common equity to total capitalization reaches 40%.

     ENERGY COST ADJUSTMENT MECHANISMS

     UNS Gas' retail rates include a PGA mechanism intended to address the volatility of natural gas prices and allows UNS Gas to recover its costs through a price adjustor. The PGA charge may be changed monthly based on an ACC approved mechanism that compares the twelve-month rolling average gas cost to the base cost of gas, subject to limitations on how much the price per therm may change in a twelve month period. The difference between the actual cost of UNS Gas' gas supplies and transportation contracts and that currently allowed by the ACC are deferred and recovered or repaid through the PGA mechanism. When under or over recovery trigger points are met, UNS Gas may request a PGA surcharge or surcredit with the goal of collecting or returning the amount deferred from or to customers over a twelve month period.

     In January 2005, UNS Gas requested the ACC approve a PGA surcharge of $0.06 per therm beginning April 1, 2005 and removed one year later, to recover its excess gas purchase costs. On March 3, 2005, the ACC staff in its proposed order, recommended implementation of a $0.05 per therm surcharge beginning April 1, 2005 to recover the uncollected PGA balance. The previous PGA surcharge of $0.1155 per therm took effect October 1, 2003 and ended November 1, 2004.

LIQUIDITY AND CAPITAL RESOURCES
-------------------------------

     UNS Gas' capital requirements consist primarily of capital expenditures. In 2004, capital expenditures were approximately $19 million. During 2005, UNS Gas expects to generate sufficient internal cash flows to fund its operating activities and a portion of its construction expenditures. Remaining cash needed for construction expenditures is expected to be obtained through a combination of additional equity investments from UniSource Energy and borrowings under a revolving credit facility that UES expects to establish.

     In January 2005, UNS Gas established a short-term inter-company promissory note to UniSource Energy, by which it may borrow up to $10 million for general corporate purposes. This note bears an interest rate of LIBOR plus 2.50% and expires January 16, 2006.

     On March 10, 2005, UniSource Energy contributed an additional $6 million in equity to UNS Gas. On March 10, 2005, UNS Gas repaid the $6 million outstanding on this note from the proceeds of the $6 million equity contribution described above.

     The table below provides summary information for operating cash flow and capital expenditures for 2004 and 2003.

                                               2004             2003*
-----------------------------------------------------------------------
                                               -Millions of Dollars-
Net Cash Flows - Operating Activities          $ 21             $ 5
Capital Expenditures                             19               9
-----------------------------------------------------------------------

*For the period August 11 to December 31, 2003

Forecasted capital expenditures for UNS Gas are as follows:

                2005           2006           2007          2008            2009
--------------------------------------------------------------------------------
                                    - Millions of Dollars -
UNS Gas         $ 23           $ 20           $ 18          $ 19            $ 21
--------------------------------------------------------------------------------

     Senior Unsecured Notes
     ----------------------

     On August 11, 2003, UNS Gas issued a total of $100 million of aggregate principal amount of senior unsecured notes in a private placement consisting of $50 million of 6.23% Notes due in 2011 and $50 million of 6.23% Notes due in 2015. Proceeds from the note issuance were paid to Citizens to purchase the Arizona gas system assets. The notes are guaranteed by UES.

     The note purchase agreements for UNS Gas contain certain restrictive covenants, including restrictions on transactions with affiliates, mergers, liens to secure indebtedness, restricted payments, incurrence of indebtedness, and minimum net worth. Consolidated Net Worth, as defined by the note purchase agreement for UNS Gas, is approximately equal to the balance sheet line item, Common Stock Equity. The table below outlines the actual and required minimum net worth levels of UES and UNS Gas at December 31, 2004.

     COMPANY                  REQUIRED NET WORTH               ACTUAL NET WORTH
--------------------------------------------------------------------------------
                                           - Millions of Dollars -
UES                                  $ 50                            $ 100
UNS Gas                                43                               59
--------------------------------------------------------------------------------

     The incurrence of indebtedness covenant requires UNS Gas to meet certain tests before additional indebtedness may be incurred. These tests include:

     o A ratio of Consolidated Long-Term Debt to Consolidated Total Capitalization of no greater than 0.65 to 1.00.

     o An Interest Coverage Ratio (a measure of cash flow to cover interest expense) of at least 2.50 to 1.00.

     However, UNS Gas may, without meeting these tests, refinance indebtedness and incur short-term debt in an amount not to exceed $7 million. UNS Gas may not declare or make distributions or dividends (restricted payments) on its common stock unless (a) immediately after giving effect to such action no default or event of default would exist under its note purchase agreement and (b) immediately after giving effect to such action, it would be permitted to incur an additional dollar of indebtedness under the debt incurrence test. As of December 31, 2004, UNS Gas was in compliance with the terms of its note purchase agreement.

     The senior unsecured notes may be accelerated upon the occurrence and continuance of an event of default under the note purchase agreement. Events of default under the note purchase agreement include failure to make payments required thereunder, certain events of bankruptcy or commencement of similar liquidation or reorganization proceedings or a change of control of UES or UNS Gas. In addition, an event of default may occur if UNS Gas, UES or UNS Electric defaults on any payments required in respect of certain indebtedness that is outstanding in an aggregate principal amount of at least $4 million or if any such indebtedness becomes due or capable of being called for payment prior to its scheduled payment date or if there is a default in the performance or compliance with the other terms of such indebtedness and, as a result of such default, such indebtedness has become, or has been declared, due and payable, prior to its scheduled payment date.

   CONTRACTUAL OBLIGATIONS

     UNS GAS SUPPLY CONTRACTS

     UNS Gas has a natural gas supply and management agreement with BP Energy Company (BP). Under the contract, BP manages UNS Gas' existing supply and transportation contracts and its incremental requirements. The initial term of the agreement extends through August 31, 2005. The term of the agreement is automatically extended one year on an annual basis unless either party provides 180 days notice of its intent to terminate. Prices for incremental gas supplied by BP will vary based upon the period during which the gas is delivered.

     UNS Gas hedges its gas supply prices by entering into fixed price forward contracts at various times during the year to provide more stable prices to its customers. These purchases are made up to three years in advance with the goal of hedging at least 45% and not more than 80% of the expected monthly gas consumption with fixed prices prior to entering into the month. UNS Gas hedged approximately 60% of its expected monthly consumption for the 2004/2005 winter season (November through March). Additionally, UNS Gas has approximately 50% of its expected gas consumption hedged for April through July of 2005, and 35% hedged for the period August 2005 through July of 2006.

     UNS Gas has firm transportation agreements with El Paso Natural Gas (EPNG) and Transwestern Pipeline Company (Transwestern) with combined capacity sufficient to meet its load requirements.

     In July 2003, FERC required the conversion of UNS Gas' full requirements status under the EPNG agreement to contract demand starting on September 1, 2003. UNS Gas now has specific volume limits in each month and specific receipt point rights from the available supply basins (San Juan and Permian). The average daily capacity rights of UNS Gas after conversion to contract demand is approximately 870,000 therms per day, with an average of 1,200,000 therms per day in the winter season (November through March). These changes have also reduced the amount of less expensive San Juan gas available to UNS Gas. The impact, however, is not expected to be material. The annual cost of the EPNG capacity after conversion to contract demand did not change. These costs will be the same through 2005 (pending a 2006 EPNG rate case after which the rates are expected to increase) as under UNS Gas' existing full requirements contract. This contract expires in August 2011.

     UNS Gas has capacity rights of 250,000 therms per day on the San Juan Lateral and Mainline of the Transwestern pipeline. The Transwestern pipeline principally delivers gas to the portion of UNS Gas' distribution system serving customers in Flagstaff and Kingman, Arizona, and also delivers gas to UNS Gas' facilities serving the Griffith Power Plant in Mohave County. This contract expires in January 2007.

     The aggregate annual minimum transportation charges are expected to be approximately $4 million and $3 million for the EPNG and Transwestern contracts, respectively. These costs are passed through to our customers via the Purchased Gas Adjustor mechanism. See UniSource Energy Services, Factors Affecting Results of Operations, Rates and Regulations, Energy Cost Adjustment Mechanisms, above.

DIVIDENDS ON COMMON STOCK

     The Citizens Settlement Agreement, as approved by the ACC, limits dividends payable by UNS Gas to 75% of earnings until the ratio of common equity to total capitalization reaches 40%. At December 31, 2004, the ratio of common equity to total capitalization for UNS Gas was 37%.

     An equity investment of $6 million from UniSource Energy on March 10, 2005 increased UNS Gas' ratio of common equity to total capitalization to 40%.

     The note purchase agreements for UNS Gas contain restrictive covenants including restrictions on dividends. According to the note purchase agreements UNS Gas may not declare or make distributions or dividends (restricted payments) on its common stock unless, (a) immediately after giving effect to such action no default or event of default would exist under its note purchase agreement and
(b) immediately after giving effect to such action, it would be permitted to incur an additional dollar of indebtedness under the debt incurrence test. It is unlikely, however, that UNS Gas will pay dividends in the next five years due to expected cash requirements for capital expenditures.

                                  UNS ELECTRIC

RESULTS OF OPERATIONS
---------------------

     In its first full year of operations, UNS Electric's net income for 2004 was approximately $4 million. Similar to TEP's operations, we expect UNS Electric's operations to be seasonal in nature, with peak energy demand occurring in the summer months.

     As of December 31, 2004, UNS Electric had approximately 85,500 retail customers, a 5% increase from last year. The table below shows UNS Electric's kWh sales and revenues for 2004 and 2003. Results in 2003 are for the period August 11 to December 31.

                                         SALES                  REVENUE
                                   2004         2003*      2004         2003*
--------------------------------------------------------------------------------
                                  - Millions of kWh -    - Millions of Dollars -
ELECTRIC RETAIL SALES:
  Residential                       692         302        $ 70         $ 30
  Commercial                        574         153          58           16
  Industrial                        194          59          14            4
  Other                               3          47           1            5
------------------------------------------------------------------------------
TOTAL ELECTRIC RETAIL SALES       1,463         561        $143         $ 55
==============================================================================

*For the period August 11 to December 31, 2003

     The table below provides summary financial information for UNS Electric.

                                               2004             2003*
---------------------------------------------------------------------
                                               -Millions of Dollars-
Electric Revenues                              $ 143            $ 55
Other Revenues                                     1               1
---------------------------------------------------------------------
  Total Operating Revenues                       144              56
Purchased Energy Expense                          96              39
---------------------------------------------------------------------
  Utility Gross Margin                            48              17
---------------------------------------------------------------------

Other Operations and Maintenance Expense          24               6
Depreciation and Amortization                      9               3
Taxes other than Income Taxes                      3               3
---------------------------------------------------------------------
  Total Other Operating Expenses                  36              12
---------------------------------------------------------------------

    Operating Income                              12               5
---------------------------------------------------------------------

Total Interest Expense                             5               2
Income Tax Expense                                 3               1
---------------------------------------------------------------------
    NET INCOME                                  $  4            $  2
=====================================================================
*For the period August 11 to December 31, 2003


   FACTORS AFFECTING RESULTS OF OPERATONS
   --------------------------------------

   COMPETITION

     As required by the ACC order approving UniSource Energy's acquisition of the Citizens' Arizona gas and electric assets, on November 3, 2003, UNS Electric filed with the ACC a plan to open its service territories to retail competition by December 31, 2003. The plan addresses all aspects of implementation. It includes UNS Electric's unbundled distribution tariffs for both standard offer customers and customers that choose competitive retail access, as well as Direct Access and Settlement Fee schedules. UNS Electric direct access rates for both transmission and ancillary services will be based upon its FERC Open Access Transmission Tariff. The plan is subject to review and approval by the ACC. As a result of the court decisions concerning the ACC's Retail Electric Competition Rules, we are unable to predict when and how the ACC will address this plan. See Tucson Electric Power Company, Factors Affecting Results of Operations, Competition, above for information regarding the recent Arizona Court of Appeals decision.

   RATES AND REGULATION

     ACC ORDER ON CITIZENS' ASSET ACQUISITION

     On July 3, 2003, the ACC issued an order approving the acquisition of Citizens' Arizona electric assets. Concurrent with the closing of the acquisition, retail rate increases for customers of UNS Electric went into effect on August 11, 2003. Key provisions of the order include:

     o 22% overall increase in retail rates through its Purchased Power Fuel Adjustor Clause (PPFAC).
     o UNS Electric must file a plan with the ACC to open its service territories to retail competition by no later than December 31, 2003 (which was filed by UNS Electric on November 3, 2003).

     o Restricts the filing of a general rate case until August 2006 and any resulting rate increase shall not become effective prior to August 1, 2007.
     o Limits dividends payable by UNS Electric to UniSource Energy to 75% of earnings until the ratio of common equity to total capitalization reaches 40%.
     o Requires UNS Electric to enter into negotiations with Pinnacle West Capital Corporation (PWCC) to seek to reduce the cost of its purchased power contract with PWCC.

     ENERGY COST ADJUSTMENT MECHANISMS

     UNS Electric's retail rates include a PPFAC, which allows for a separate surcharge or surcredit to the base rate for delivered purchased power to collect or return under or over recovery of costs. As part of the July 3, 2003 ACC Order, a new PPFAC surcharge of $0.01825 per kWh was approved to fully recover the cost of the current full-requirements power supply agreement with PWCC. UNS Electric is required to enter into negotiations with PWCC to potentially reduce the cost of this purchased power contract; 90% of any savings from the negotiations is to be passed on to UNS Electric rate payers.

   LIQUIDITY AND CAPITAL RESOURCES
   -------------------------------

     UNS Electric's capital requirements consist primarily of capital expenditures. In 2004, capital expenditures were approximately $19 million. During 2005, UNS Electric expects to generate sufficient internal cash flows to fund its operating activities and a portion of its construction expenditures. Remaining cash needed for construction expenditures is expected to be obtained through a combination of additional equity investments from UniSource Energy and borrowings under a revolving credit facility that UES expects to establish.

     On March 10, 2005, UniSource Energy contributed an additional $4 million in equity to UNS Electric.

     The table below provides summary information for operating cash flow and capital expenditures for 2004 and 2003.

                                               2004             2003*
-----------------------------------------------------------------------
                                               -Millions of Dollars-
Net Cash Flows - Operating Activities          $ 19             $ 8
Capital Expenditures                             19               5
-----------------------------------------------------------------------

*For the period August 11 to December 31, 2003

     Forecasted capital expenditures for UNS Electric are as follows:

                2005           2006           2007          2008            2009
                                    - Millions of Dollars -
--------------------------------------------------------------------------------
UNS Electric    $ 26           $ 30           $ 26          $ 26            $ 27
--------------------------------------------------------------------------------

     Senior Unsecured Notes
     ----------------------

     On August 11, 2003, UNS Electric issued $60 million of aggregate principal amount of 7.61% senior unsecured notes due in 2008 in a private placement. Proceeds from the note issuance were paid to Citizens to purchase the Arizona electric system assets. The notes are guaranteed by UES.

     The note purchase agreements for UNS Electric contain certain restrictive covenants, including restrictions on transactions with affiliates, mergers, liens to secure indebtedness, restricted payments, incurrence of indebtedness, and minimum net worth. Consolidated Net Worth, as defined by the note purchase agreements for UNS Electric, is approximately equal to the balance sheet line item, Common Stock Equity. The table below outlines the actual and required minimum net worth levels of UES and UNS Electric at December 31, 2004.

       COMPANY         REQUIRED NET WORTH        ACTUAL NET WORTH
---------------------------------------------------------------------
                                   - Millions of Dollars -
UES                           $ 50                     $ 100
UNS Electric                    26                        41
---------------------------------------------------------------------

     The incurrence of indebtedness covenant requires UNS Electric to meet certain tests before additional indebtedness may be incurred. These tests include:

     o A ratio of Consolidated Long-Term Debt to Consolidated Total Capitalization of no greater than 0.65 to 1.00.

     o An Interest Coverage Ratio (a measure of cash flow to cover interest expense) of at least 2.50 to 1.00.

     However, UNS Electric may, without meeting these tests, refinance indebtedness and incur short-term debt in an amount not to exceed $5 million. UNS Electric may not declare or make distributions or dividends (restricted payments) on its common stock unless (a) immediately after giving effect to such action no default or event of default would exist under its note purchase agreement and (b) immediately after giving effect to such action, it would be permitted to incur an additional dollar of indebtedness under the debt incurrence test. As of December 31, 2004, UNS Electric was in compliance with the terms of the note purchase agreement.

     The senior unsecured notes may be accelerated upon the occurrence and continuance of an event of default under the note purchase agreement. Events of default under the note purchase agreement include failure to make payments required thereunder, certain events of bankruptcy or commencement of similar liquidation or reorganization proceedings or a change of control of UES or UNS Electric. In addition, an event of default may occur if UNS Electric, UES or UNS Gas defaults on any payments required in respect of certain indebtedness that is outstanding in an aggregate principal amount of at least $4 million or if any such indebtedness becomes due or capable of being called for payment prior to its scheduled payment date or if there is a default in the performance or compliance with the other terms of such indebtedness and, as a result of such default, such indebtedness has become, or has been declared, due and payable, prior to its scheduled payment date.

   CONTRACTUAL OBLIGATIONS

     UNS ELECTRIC POWER SUPPLY AND TRANSMISSION CONTRACTS

     UNS Electric has a full requirements power supply agreement with PWCC. The agreement expires May 31, 2008. The agreement obligates PWCC to supply all of UNS Electric's power requirements at a fixed price per MWh. Payments under the contract are usage based, with no fixed customer or demand charges. UNS Electric is currently evaluating potential replacement energy resources when its supply contract ends with PWCC in 2008.

     UNS Electric imports the power it purchases over the Western Area Power Administration's (WAPA) transmission lines. UNS Electric's transmission capacity agreements with WAPA provide for annual rate adjustments and expire in February 2008 and June 2011. The contract that expires in 2008 also contains a capacity adjustment clause. Under the terms of the agreements, UNS Electric's aggregated minimum fixed transmission charges are expected to be $1 million in 2005 through 2011. UNS Electric made payments under these contracts of $6 million in 2004 and $2 million in 2003.

   DIVIDENDS ON COMMON STOCK

     The Citizens Settlement Agreement, as approved by the ACC, limits dividends payable by UNS Electric to 75% of earnings until the ratio of common equity to total capitalization reaches 40%. At December 31, 2004, the ratio of common equity to total capitalization for UNS Electric was 40%.

     A $4 million equity investment from UniSource Energy on March 10, 2005 increased UNS Electric's ratio of common equity to total capitalization to more than 40%.

     The note purchase agreement for UNS Electric contains restrictive covenants including restrictions on dividends. According to the note purchase agreements UNS Electric may not declare or make distributions or dividends (restricted payments) on its common stock unless, (a) immediately after giving effect to such action no default or event of default would exist under its note purchase agreement and (b) immediately after giving effect to such action, it would be permitted to incur an additional dollar of indebtedness under the debt incurrence test.

                            GLOBAL SOLAR ENERGY, INC.

RESULTS OF OPERATIONS
---------------------

     UniSource Energy accounts for Global Solar under the consolidation method and recognizes 100% of Global Solar's losses. Global Solar recognizes expense when funding is used for research, development and administrative costs. Millennium made no contributions to Global Solar during 2004. However, UniSource Energy provided $7 million to Global Solar under a tax sharing agreement.

Millennium has been authorized to fund up to an additional $5 million for capital expenditures and operations at Global Solar.

     The table below provides a breakdown of the net losses recorded by Global Solar for the last three years.

                                                                         2004        2003        2002
----------------------------------------------------------------------------------------------------------
                                                                             - Millions of Dollars -
Global Solar
      Research & Development Contract Revenues from Third Parties       $   1       $   1       $   1
      Other Revenues                                                        8           9           7
      Research & Development Contract Expenses & Losses                    (4)         (5)         (4)
      Research & Development - Internal Development Expenses                -          (1)         (2)
      Depreciation & Amortization Expense                                  (3)         (3)         (3)
      Administrative & Other Costs                                        (11)        (13)        (14)
      Income Tax Benefits                                                   4           5           1
----------------------------------------------------------------------------------------------------------
Total Global Solar Net Loss                                             $  (5)      $  (7)      $ (14)
==========================================================================================================

   GLOBAL SOLAR COMMITMENTS

     It is our intention for UniSource Energy to cease additional funding of Global Solar. To that end, Millennium plans to seek additional investors for Global Solar, or sell all or part of its interest, or a combination of both, to preserve the value of Global Solar. We anticipate that any operating and capital funding required to maintain Global Solar in the interim will be provided only out of existing Millennium cash or cash returns from Millennium investments. We believe such cash and returns will be adequate for that purpose and to fund Millennium's remaining commitments to Global Solar. Millennium has been authorized to fund up to an additional $5 million for capital expenditures and operations at Global Solar. Global Solar has $1 million in commitments to incur future expenses related to government contracts.

                                      OTHER

RESULTS OF OPERATIONS
---------------------

     The Other segment consists of: UniSource Energy parent company expenses; income and losses from other Millennium investments; and income and losses from UED. UniSource Energy parent company expenses include: interest expense (net of tax) on the note payable from UniSource Energy to TEP and costs in 2003 associated with the Citizens acquisition.

     The table below summarizes the income and losses for the Other segment in the last three years.

                                         2004           2003          2002
-----------------------------------------------------------------------------
                                                - Millions of Dollars -
Other Millennium Investments             $   1       $    (9)      $    (2)
UED                                         (1)            7             1
UniSource Energy Parent Company             (5)           (9)           (5)
-----------------------------------------------------------------------------
     Total Other                         $  (5)      $   (11)      $    (6)
=============================================================================

     OTHER MILLENNIUM INVESTMENTS

     Millennium accounts for its investments under the consolidation method and the equity method. In some cases, Millennium is an investment's sole provider of funding. When this is the case, Millennium recognizes 100% of an investment's losses, because as sole provider of funds it bears all of the financial risk. To the extent that an investment becomes profitable and Millennium has recognized losses in excess of its percentage ownership, Millennium will recognize 100% of an investment's net income until Millennium's recognized losses equal its ownership percentage of losses.

     Results from Other Millennium Investments in 2004 include after-tax gains of $3 million from Haddington, $2 million from MicroSat and less than $1 million from SES. The gains were partially offset by after-tax losses of $2 million from

IPS and less than $1 million each from MEG, Nations Energy and POWERTRUSION International, Inc. (Powertrusion), a manufacturer of lightweight utility poles.

     Results from Other Millennium Investments in 2003 include after-tax losses of $2 million each from IPS and Powertrusion, $1 million from MicroSat, and less than $1 million each from MEG, SES, Nations Energy and TruePricing, Inc. (TruePricing).

     Results from Other Millennium Investments in 2002 include after-tax losses of $3 million from IPS, $2 million from Powertrusion and less than $1 million each from TruePricing, MEG and SES. These losses were partially offset by income tax benefits recorded by Advanced Energy Technologies, the holding company that holds Millennium's investments in Global Solar and IPS.

     CONSOLIDATED MILLENNIUM INVESTMENTS

     Millennium funded $1.5 million in debt commitments to IPS during 2004, and Dow Corning Enterprises, Inc. (DCEI) also funded its $1 million commitment. Pursuant to the terms of amended promissory notes with IPS, Millennium and DCEI have the right to convert at any time the outstanding debt amounts to equity ownership. DCEI holds warrants to purchase additional preferred shares of IPS that if exercised, could result in Millennium's ownership of IPS being reduced to as low as 59%. Millennium has been authorized to fund up to an additional $3.3 million for capital and operations at IPS. Millennium and DCEI are continuing to evaluate the ongoing viability of IPS. In the event the operations of IPS are discontinued, Millennium would recognize an after-tax loss of less than $1 million.

     MEG is in the process of winding down its activities and will not engage in any new activities after 2005. As of January 31, 2005, the fair value of MEG's trading assets was $62 million and the fair value of MEG's trading liabilities was $56 million.

     Through subsidiaries, Nations Energy has a 32% interest in a 43 MW power plant in Panama. Although Nations Energy still intends to sell its interest in this plant, the $0.8 million book value of the investment was written off in 2004 because attempts to sell the asset to date have been unsuccessful.

     EQUITY METHOD MILLENNIUM INVESTMENTS

     In 2004, Haddington sold one of its investments and recognized the related gain as income. Millennium's pre-tax share of the gain was $5 million and Millennium received a $7 million distribution from Haddington related to the sale. Haddington also wrote down another of its investments and recognized the related loss. Millennium's pre-tax share of the loss was $2 million. Millennium recorded its share of Haddington's income and loss during 2004, which includes Haddington's gains and losses on investments.

     Millennium's after-tax gains from MicroSat in 2004 resulted primarily from the settlement of a cost share agreement under a government contract and an overhead billing rate adjustment. Millennium made no contributions to MicroSat during 2004 and has no further funding commitments to MicroSat. As sole funder, Millennium recognizes 100% of MicroSat's net income/losses.

     As technology developers, Global Solar, IPS and MicroSat face many challenges, such as developing technologies that can be manufactured on an economic scale, technological obsolescence, competition and possible reductions in government spending to advance technological research and development activities.

     MILLENNIUM COMMITMENTS

     It is our intention for UniSource Energy to cease making capital contributions to Millennium. To that end, Millennium has eliminated its investment in TruePricing and significantly reduced the holdings and activities of MEG. Millennium is also in the process of selling its remaining interest in Nations Energy. Millennium plans to seek additional investors for Global Solar and IPS, or sell all or part of its interest in those entities, or a combination of both, to preserve the value of the investments. We anticipate that any operating and capital funding required to maintain Global Solar or IPS in the interim will be provided only out of existing Millennium cash or cash returns from Millennium investments. We believe such cash and returns will be adequate for that purpose and to fund Millennium's remaining commitments. To date, Millennium has been authorized to fund up to an additional $5 million for capital expenditures and operations at Global Solar, and up to $3.3 million for capital and operations at IPS. Millennium's remaining commitments for other Millennium investments are $4 million to Haddington and $3 million to Valley Ventures.

     UNISOURCE ENERGY DEVELOPMENT

     In June 2004, UED recognized an impairment loss on its note receivable from an independent power producer. As UED's recovery of the note receivable from the entity is subordinated to the rights of others, UED wrote off the entire $2 million balance due on the note at the time that Haddington, an investor in the independent power producer, determined that its investment was impaired. In 2004, UED's net loss was $1 million.

     UED recorded net income of $7 million in 2003 compared with $1 million in 2002. UED's income in 2003 primarily represents an $11 million pre-tax development fee received at the financial closing of the Springerville Unit 3 Project.

     UED's net income in 2002 represented rental income (less expenses) under an operating lease of the 20 MW North Loop turbine to TEP. The rental income was eliminated from UniSource Energy's consolidated after-tax earnings as an inter-company transaction. TEP purchased the turbine from UED in September 2002.

     On October 21, 2003, Tri-State completed financing of Unit 3 and began construction. UED received reimbursement of its development costs totaling $29 million, as well as an $11 million development fee. On October 24, 2003, UniSource Energy used the proceeds to repay a $35 million short-term bridge loan.

     TEP will manage the development of Unit 3. Upon the completion of construction in the third quarter of 2006, TEP expects to receive annual pre-tax benefits of approximately $15 million in the form of cost savings, rental payments, transmission revenues, and other fees. TEP will also benefit from upgraded emissions controls for Units 1 and 2, totaling approximately $90 million, which will be paid for by the Unit 3 project.

     UED has no significant current operations.

CRITICAL ACCOUNTING ESTIMATES
-----------------------------

     In preparing financial statements under Generally Accepted Accounting Principles (GAAP), management exercises judgment in the selection and application of accounting principles, including making estimates and assumptions. UniSource Energy and TEP consider Critical Accounting Estimates to be those that could result in materially different financial statement results if our assumptions regarding application of accounting principles were different. UniSource Energy and TEP describe their Critical Accounting Estimates below. Other significant accounting policies and recently issued accounting standards are discussed in Note 1 of Notes to Consolidated Financial Statements
- Nature of Operations and Summary of Significant Accounting Estimates.

   ACCOUNTING FOR RATE REGULATION

     TEP, UNS Gas and UNS Electric generally use the same accounting policies and practices used by unregulated companies for financial reporting under GAAP. However, sometimes these principles, such as the Financial Accounting Standards Board's (FASB) Statement of Financial Accounting Standards No. 71, Accounting for the Effects of Certain Types of Regulation (FAS 71), require special accounting treatment for regulated companies to show the effect of regulation. For example, in setting TEP, UNS Gas and UNS Electric's retail rates, the ACC may not allow TEP, UNS Gas or UNS Electric to currently charge their customers to recover certain expenses, but instead may require that these expenses be charged to customers in the future. In this situation, FAS 71 requires that TEP, UNS Gas and UNS Electric defer these items and show them as regulatory assets on the balance sheet until TEP, UNS Gas and UNS Electric are allowed to charge their customers. TEP, UNS Gas and UNS Electric then amortize these items as expense to the income statement as these charges are recovered from customers. Similarly, certain revenue items may be deferred as regulatory liabilities, which are also eventually amortized to the income statement as rates to customers are reduced.

     The conditions a regulated company must satisfy to apply the accounting policies and practices of FAS 71 include:

     o    an independent regulator sets rates;
     o the regulator sets the rates to recover specific costs of delivering service; and
     o the service territory lacks competitive pressures to reduce rates below the rates set by the regulator.

     TEP

     In November 1999, upon approval by the ACC of the TEP Settlement Agreement relating to recovery of TEP's transition costs and standard retail rates, TEP discontinued application of FAS 71 to its generation operations. TEP's transmission and distribution regulatory assets, net of regulatory liabilities, totaled $225 million at December 31, 2004, $23 million of which is not presently included in the rate base and consequently is not earning a return on investment.

     TEP continues to apply FAS 71 to its regulated operations, which include the transmission and distribution portions of its business. TEP regularly assesses whether it can continue to apply FAS 71 to these operations. If TEP stopped applying FAS 71 to its remaining regulated operations, it would write off the related balances of its regulatory assets as an expense and its regulatory liabilities as income on its income statement. Based on the regulatory asset balances, net of regulatory liabilities, at December 31, 2004, if TEP had stopped applying FAS 71 to its remaining regulated operations, it would have recorded an extraordinary after-tax loss of approximately $136 million. While regulatory orders and market conditions may affect cash flows, TEP's cash flows would not be affected if it stopped applying FAS 71 unless a regulatory order limited its ability to recover the cost of its regulatory assets.

     UNS GAS AND UNS ELECTRIC

     UNS Gas and UNS Electric's regulatory liabilities, net of regulatory assets, collectively totaled $4 million at December 31, 2004. UNS Gas and UNS Electric's regulatory assets and liabilities are included in rate base and consequently are earning a return on investment. If UNS Gas and UNS Electric stopped applying FAS 71 to their regulated operations, they would write off the related balances of regulatory assets as an expense and regulatory liabilities as income on their income statements. Based on the balances of regulatory liabilities and assets at December 31, 2004, if UNS Gas and UNS Electric had stopped applying FAS 71 to their regulated operations, they would have collectively recorded an extraordinary after-tax gain of $2 million. UNS Gas and UNS Electric's cash flows would not be affected if they stopped applying FAS 71 unless a regulatory order limited their ability to recover the cost of their regulatory assets.

   ACCOUNTING FOR ASSET RETIREMENT OBLIGATIONS

     FAS 143, issued by the FASB in June 2001, requires entities to record the fair value of a liability for a legal obligation to retire an asset in the period in which the liability is incurred. A legal obligation is a liability that a party is required to settle as a result of an existing or enacted law, statute, ordinance or contract. When the liability is initially recorded, the entity should capitalize a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is adjusted to its present value by recognizing accretion expense as an operating expense in the income statement each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss if the actual costs differ from the recorded amount.

     TEP

     Prior to adopting FAS 143, costs for final removal of all owned generation facilities were accrued as an additional component of depreciation expense. Under FAS 143, only the costs to remove an asset with legally binding retirement obligations will be accrued over time through accretion of the asset retirement obligation and depreciation of the capitalized asset retirement cost.

     TEP has identified legal obligations to retire generation plant assets specified in land leases for its jointly-owned Navajo and Four Corners Generating Stations. The land on which these stations reside is leased from the Navajo Nation. The provisions of the leases require the lessees to remove the facilities upon request of the Navajo Nation at the expiration of the leases. TEP also has certain environmental obligations at the San Juan Generating Station. TEP has estimated that its share of the cost to remove the Navajo and Four Corners facilities and settle the San Juan environmental obligations will be approximately $38 million at the date of retirement. No other legal obligations to retire generation plant assets were identified. As of December 31, 2002, TEP had accrued $113 million for the final decommissioning of its generating facilities. As discussed below, this amount was reversed for 2002 and included as part of the cumulative effect of accounting change adjustment when FAS 143 was adopted on January 1, 2003.

     On November 12, 2004, TEP, Phelps Dodge Energy Services, LLC and PNM Resources, Inc. each purchased from Duke Energy North America, LLC a one-third interest in a limited liability company which owns the partially constructed natural gas-fired Luna Energy Facility (Luna) in southern New Mexico. Luna is designed as a 570-MW combined cycle plant and is expected to be operational by the summer of 2006. See Item 1. - Future Generating Resources - TEP. The new owners assumed asset retirement obligations to remove certain piping and evaporation ponds and to restore the ground to its original condition. TEP has estimated its share to settle the obligations will be approximately $2 million at the date of retirement.

     TEP has various transmission and distribution lines that operate under land leases and rights of way that contain end dates and restorative clauses. TEP operates its transmission and distribution lines as if they will be operated in perpetuity and would continue to be used or sold without land remediation. As a result, TEP is not recognizing the costs of final removal of the transmission and distribution lines in the financial statements. As of December 31, 2004, TEP had accrued $67 million for the net cost of removal for the interim retirements from its transmission, distribution and general plant. As of December 31, 2003, TEP had accrued $60 million for these removal costs. The amount is recorded as a regulatory liability.

     Upon adoption of FAS 143 on January 1, 2003, TEP recorded an asset retirement obligation of $38 million at its net present value of $1 million, increased depreciable assets by $0.1 million for asset retirement costs, reversed $113 million of costs previously accrued for final removal from accumulated depreciation, reversed previously recorded deferred tax assets by $44 million and recognized the cumulative effect of accounting change as a gain of $112 million ($67 million net of tax). Adopting FAS 143 has resulted in a reduction to current depreciation expense charged throughout the year as well because asset retirement costs are no longer recorded as a component of depreciation expense. For the year ended December 31, 2003 and succeeding years, the annual reduction in depreciation expense is approximately $6 million.

     Amounts recorded under FAS 143 are subject to various assumptions and determinations, such as determining whether a legal obligation exists to remove assets, estimating the fair value of the costs of removal, estimating when final removal will occur, and the credit-adjusted risk-free interest rates to be used to discount future liabilities. Changes that may arise over time with regard to these assumptions and determinations will change amounts recorded in the future as expense for asset retirement obligations.

     If TEP retires any asset at the end of its useful life, without a legal obligation to do so, it will record retirement costs at that time as incurred or accrued. TEP does not believe that the adoption of FAS 143 will result in any change in retail rates since all matters relating to the rate-making treatment of TEP's generating assets have been determined pursuant to the TEP Settlement Agreement.

     UES

     UES has various transmission and distribution lines that operate under land leases and rights of way that contain end dates and restorative clauses. UES operates its transmission and distribution lines as if they will be operated in perpetuity and would continue to be used or sold without land remediation. As a result, UES is not recognizing the cost of final removal of the transmission and distribution lines in the financial statements. As of December 31, 2004, UES had accrued $2 million and as of December 31, 2003, UES had accrued $0.6 million for the net cost of removal for interim retirements from its transmission, distribution and general plant. The amount is recorded as a regulatory liability.

   PENSION AND OTHER POST RETIREMENT BENEFIT PLAN ASSUMPTIONS

     We record plan assets, obligations, and expenses related to pension and other postretirement benefit plans based on actuarial valuations. These valuations include key assumptions on discount rates, expected returns on plan assets, compensation increases and health care cost trend rates. These actuarial assumptions are reviewed annually and modified as appropriate. The effect of modifications is generally recorded or amortized over future periods. We believe that the assumptions used in recording obligations under the plans are reasonable based on prior experience, market conditions and the advice of plan actuaries.

     TEP

     TEP discounted its future pension plan obligations at December 31, 2004 using rates of 6.1% for its Salaried and Union Plans and 6.0% for its Excess Benefit Plan. The discount rate used at December 31, 2003 was 6.25% for all plans. TEP discounted its other postretirement plan obligations using a rate of 5.9% at December 31, 2004, compared with 5.5% at December 31, 2003. TEP determines the discount rate annually based on the rates currently available on high-quality, long-term bonds. TEP looks to bonds that receive one of the two highest ratings given by a recognized rating agency whose future cash flows match the timing and amount of expected future benefit payments.

     The pension liability and future pension expense both increase as the discount rate is reduced. A decrease in the discount rate results in an increase in the Projected Benefit Obligation (PBO) and the service cost component of pension expense. Additionally, the recognized actuarial loss is significantly impacted by a reduction in the discount rate. Since the PBO increases with the decrease in discount rate, the obligation is that much larger than would normally occur due to normal growth of the plan. This leads to an actuarial loss (or a greater actuarial loss than would occur in the absence of the discount rate change), which is amortized over future periods leading to a greater expense. The resulting change in the interest cost component of pension expense is dependent on the effect that the change in the discount rate has on the PBO and will vary based on employee demographics. The effect of the lower rate used to calculate the interest cost is offset to some degree by a larger obligation. The relative magnitude of these two changes determines whether interest cost will increase or decrease. For TEP's pension plans, a 25 basis point decrease in the discount rate would increase the accumulated benefit obligation (ABO) by approximately $5 million and the related plan expense for 2005 by approximately $1 million. A similar increase in the discount rate would decrease the ABO by approximately $5 million and the related plan expense for 2005 by approximately $1 million. For TEP's plan for other postretirement benefits, a 25 basis point change in the discount rate would increase or decrease the accumulated postretirement benefit obligation (APBO) by approximately $2 million. A 25 basis point change in the discount rate would not have a significant impact on the related plan expense for 2005.

     TEP calculates the market-related value of plan assets using the fair value of plan assets on the measurement date. TEP assumed that its plans' assets would generate a long-term rate of return of 8.5% at December 31, 2004 and 8.75% at December 31, 2003. In establishing its assumption as to the expected return on plan assets, TEP reviews the plans' asset allocation and develops return assumptions for each asset class based on advice from an investment consultant and the plans' actuary that includes both historical performance analysis and forward looking views of the financial markets. Pension expense increases as the expected rate of return on plan assets decreases. A 25 basis point change in the expected return on plan assets would not have a significant impact on pension expense for 2005.

     TEP used an initial health care cost trend rate of 11.0% in valuing its postretirement benefit obligation at December 31, 2004. This rate reflects both market conditions and the plan's experience. Assumed health care cost trend rates have a significant effect on the amounts reported for health care plans. A 1% increase in assumed health care cost trend rates would increase the postretirement benefit obligation by approximately $5 million and the related plan expense by approximately $1 million. A similar decrease in assumed health care cost trend rates would decrease the postretirement benefit obligation by approximately $4 million and the related plan expense by less than $1 million.

     TEP recorded a minimum pension liability in Other Comprehensive Income of approximately $20 million at December 31, 2004, compared with $3 million at December 31, 2003. This increase resulted primarily from changes in actuarial assumptions including revised retirements rates, updated mortality rates and a reduction in the assumed discount rate.

     Based on the above assumptions, TEP will record pension expense of approximately $10 million and other postretirement benefit expense of $7 million ratably throughout 2005. TEP will make required pension plan contributions of $6 million in 2005. TEP's other postretirement benefit plan is not funded. TEP expects to make benefit payments to retirees under the postretirement benefit plan of approximately $3 million in 2005.

     UES

     Concurrent with the acquisition of the Arizona gas and electric system assets from Citizens on August 11, 2003, UES established a pension plan for substantially all of its employees. UES did not assume the pension obligation for employees' years of service with Citizens.

     UES discounted its future pension plan obligations using a rate of 6.1% at December 31, 2004 and 6.25% at December 31, 2003. For UES' pension plan, a 25 basis point change in the discount rate would have minimal effect on either the ABO or the related pension expense. UES recorded a minimum pension liability and an offsetting Intangible Asset of less than $1 million at December 31, 2004 and approximately $1 million at December 31, 2003. UES will record pension expense of $1 million in 2005. UES will make a pension plan contribution of $1 million in 2005.

     On the acquisition date, UES assumed the obligation to provide postretirement benefits for a small population of former Citizens employees, both active and retired. The plan is not funded. UES discounted its other postretirement plan obligations using a rate of 5.9% at December 31, 2004, compared with 5.5% at December 31, 2003. Postretirement medical benefit expenses are insignificant to UES' operations.

   ACCOUNTING FOR DERIVATIVE INSTRUMENTS, TRADING ACTIVITIES AND HEDGING ACTIVITIES

     A derivative financial instrument or other contract derives its value from another investment or designated benchmark. TEP enters into forward contracts to purchase or sell a specified amount of capacity or energy at a specified price over a given period of time, typically for one month, three months, or one year, within established limits to take advantage of favorable market opportunities. In general, TEP enters into forward purchase contracts when market conditions provide the opportunity to purchase energy for its load at prices that are below the marginal cost of its supply resources or to supplement its own resources (e.g., during plant outages and summer peaking periods). TEP enters into forward sales contracts when it forecasts that it has excess supply and the market price of energy exceeds its marginal cost. The majority of TEP's forward contracts are considered to be normal purchases and sales and, therefore, are not required to be marked to market. However, some of these forward contracts are considered to be derivatives, which TEP marks to market by recording unrealized gains and losses and adjusting the related assets and liabilities on a monthly basis to reflect the market prices at the end of the month.

     TEP has a natural gas supply agreement under which it purchases all of its gas requirements at spot market prices from Southwest Gas Corporation (SWG). TEP also has agreements to purchase power that are priced using spot market gas prices. These contracts meet the definition of normal purchases and are not required to be marked to market. During 2004 and early 2005, in an effort to minimize price risk on these purchases, TEP entered into commodity price swap agreements under which TEP purchases gas at fixed prices and simultaneously sells gas at spot market prices. The spot market price in the swap agreements is tied to the same index as the purchases under the SWG and purchased power contracts. These swap agreements, which expire during the summer months through 2007, were entered into with the goal of locking in fixed prices on at least 45% and not more than 80% of TEP's expected summer monthly gas risk prior to entering into the month. The swap agreements are marked to market on a monthly basis; however, since the agreements satisfy the requirements for cash flow hedge accounting, the unrealized gains and losses are recorded in Other Comprehensive Income, a component of Common Stock Equity, rather than being reflected in the income statement. As the gains and losses on these cash flow hedges are realized, a reclassification adjustment is recorded in Other Comprehensive Income for realized gains and losses that are included in Net Income.

     TEP manages the risk of counterparty default by performing financial credit reviews, setting limits, monitoring exposures, requiring collateral when needed, and using a standardized agreement which allows for the netting of current period exposures to and from a single counterparty.

     UNS Gas and UNS Electric do not currently have any contracts that are required to be marked to market. UNS Gas does have a natural gas supply and management agreement under which it purchases substantially all of its gas requirements at market prices from BP Energy Company (BP). However, the contract terms allow UNS Gas to lock in fixed prices on a portion of its gas purchases by entering into fixed price forward contracts with BP at various times during the year. This enables UNS Gas to provide more stable prices to its customers. These purchases are made up to three years in advance with the goal of locking in fixed prices on at least 45% and not more than 80% of the expected monthly gas consumption prior to entering into the month. These forward contracts, as well as the main gas supply contract, meet the definition of normal purchases and therefore are not required to be marked to market.

     MEG, a wholly-owned subsidiary of Millennium, enters into swap agreements, options and forward contracts relating to Emissions Allowances and coal. MEG marks its trading contracts to market by recording unrealized gains and losses and adjusting the related assets and liabilities on a monthly basis to reflect the market prices at the end of the month. In accordance with UniSource Energy's intention to cease making capital contributions to Millennium, Millennium has significantly reduced the holdings and activity of MEG. MEG is in the process of winding down its activities and will not engage in any new activities after 2005.

     The market prices used to determine fair values for TEP and MEG's derivative instruments at December 31, 2004 are estimated based on various factors including broker quotes, exchange prices, over the counter prices and time value. For TEP's forward power contracts, a 10% decrease in market prices would result in an increase in unrealized gains of less than $1 million, while a 10% increase in market prices would result in a decrease in unrealized gains of less than $1 million. For TEP's gas swap agreements, a 10% decrease in market prices would result in a $2 million decrease in unrealized gains reported in Other Comprehensive Income, while a 10% increase in market prices would result in a $2 million increase in unrealized gains reported in Other Comprehensive Income. For MEG's remaining trading contracts, a 10% decrease in market prices would result in a decrease in unrealized gains of less than $1 million, while a 10% increase in market prices would result in an increase in unrealized gains of less than $1 million.

     Because of the complexity of derivatives, the FASB established a Derivatives Implementation Group (DIG). To date, the DIG has issued more than 100 interpretations to provide guidance in applying Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (FAS 133). As the DIG or the FASB continues to issue interpretations, TEP, UNS Gas and UNS Electric may change the conclusions they have reached and, as a result, the accounting treatment and financial statement impact could change in the future.

     See Market Risks - Commodity Price Risk in Item 7A.

   UNBILLED REVENUE - TEP AND UES

     TEP's, UNS Gas's and UNS Electric's retail revenues include an estimate of MWhs/therms delivered but unbilled at the end of each period. Unbilled revenues are dependent upon a number of factors that require management's judgment including estimates of retail sales and customer usage patterns. The unbilled revenue is estimated by comparing the estimated MWhs/therms delivered to the MWhs/therms billed to TEP, UNS Gas and UNS Electric retail customers. The excess of estimated MWhs/therms delivered over MWhs/therms billed is then allocated to the retail customer classes based on estimated usage by each customer class. TEP, UNS Gas and UNS Electric then record revenue for each customer class based on the various bill rates for each customer class. Due to the seasonal fluctuations of TEP's actual load, the unbilled revenue amount increases during the spring and summer months and decreases during the fall and winter months. The unbilled revenue amount for UNS Gas sales increases during the fall and winter months and decreases during the spring and summer months, whereas, the unbilled revenue amount for UNS Electric sales increases during the spring and summer months and decreases during the fall and winter months.

   PLANT ASSET DEPRECIABLE LIVES - TEP AND UES

     We calculate depreciation expense based on our estimate of the useful lives of our plant assets. The estimated useful lives, and resulting depreciation rates used to calculate depreciation expense for the transmission and distribution businesses of both UES and TEP have been approved by the ACC in prior rate decisions. Depreciation rates for transmission and distribution cannot be changed without ACC approval.

     The estimated remaining useful lives of TEP's generating facilities are based on management's best estimate of the economic life of the units. These estimates are based on engineering estimates, economic analysis, and statistical analysis of TEP's past experience in maintaining the stations. For 2004, depreciation expense related to generation assets was $35 million, and our generation assets are currently depreciated over periods ranging from 23 to 70 years from the original in-service dates.

     During the first quarter of 2004, TEP engaged an independent third party to review the economic estimated useful lives of its owned generating assets in Springerville, Arizona. TEP then hired a different independent third party to perform a depreciation study for its generation assets, taking into consideration the newly determined economic useful life for the Springerville assets, and changes in generation plant life information used by the operators and other participants of the joint power plants in which TEP participates. As a result of these analyses, TEP lengthened the useful lives of various generation assets for periods ranging from 11 to 22 years in July 2004. Consequently, depreciation rates and the corresponding depreciation expense have been revised prospectively to reflect the life extensions. The annual impact of these changes in depreciation rates is a reduction in depreciation expense of $9 million. A study is currently underway by the operating agent of the San Juan Generating Station to determine whether San Juan's economic useful life has changed from previous estimates. If the economic life of San Juan is extended by ten years, TEP's annual depreciation expense would decrease by an additional $4 million.

   DEFERRED TAX VALUATION - TEP AND MILLENNIUM

     We record deferred tax liabilities for amounts that will increase income taxes on future tax returns. We record deferred tax assets for amounts that could be used to reduce income taxes on future tax returns. We record a valuation allowance, or reserve, for the deferred tax asset amount that we may not be able to use on future tax returns. We estimate the valuation allowance based on our interpretation of the tax rules, prior tax audits, tax planning strategies, scheduled reversal of deferred tax liabilities, and projected future taxable income.

     The valuation allowance of $8 million at December 31, 2004 and $7 million at December 31, 2003, which reduces the Deferred Tax Asset balance, relates to net operating loss and investment tax credit carryforward amounts. The increase of $1 million reflects the expiration of unused investment tax credit.

     Of the $8 million valuation allowance balance at December 31, 2004, $7 million relates to losses generated by the Millennium entities. In the future if UniSource Energy and the Millennium entities determine that all or a portion of the remaining amounts may be used on tax returns, then UniSource Energy and the Millennium entities would reduce the valuation allowance and recognize a tax benefit of up to $7 million. The main factor that could cause UniSource Energy and the Millennium entities to recognize a tax benefit would be a change in expected future taxable income. The remaining $1 million of valuation allowance balance at December 31, 2004, relates to ITC carryforwards at TEP which may not be utilized on tax returns prior to their expiration. If in the future UniSource Energy and TEP determine that it is probable that TEP will not be able to use all or a portion of additional investment tax credit carryforward amounts, then UniSource Energy and TEP would record a valuation allowance and recognize tax expense. The primary factor that could cause TEP to record a valuation allowance would be a change in expected future taxable income.

     As of December 31, 2004, UniSource Energy's deferred income tax assets include $14 million related to unregulated investment losses of Millennium. TEP's deferred income tax assets include $1 million related to unregulated investment losses. These losses have not been reflected on UniSource Energy's consolidated income tax returns. If UniSource Energy is unable to recognize such losses through its consolidated income tax return in the foreseeable future, UniSource Energy and TEP would be required to write off these deferred tax assets. Millennium intends to restructure its ownership in one of these investments, Infinite Power Solutions (IPS), in 2005. As a result of this restructuring, UniSource Energy expects to liquidate IPS for tax purposes resulting in a taxable loss that will be reflected on UniSource Energy's consolidated income tax return. If this liquidation, or another action resulting in the recognition of the loss for tax purposes, does not occur UniSource Energy would be required to eliminate the deferred tax assets and recognize additional tax expense of $6 million.

NEW ACCOUNTING PRONOUNCEMENTS
-----------------------------

     The FASB recently issued the following Statements of Financial Accounting Standards (FAS) and FASB Interpretations (FIN):

     o FAS 123(R), Share Based Payment, issued December 2004, requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. FAS 123(R) is effective for financial periods beginning July 1, 2005. However, management early adopted FAS 123(R) effective January 1, 2005. The adoption of FAS 123(R) did not have a significant impact on our financial statements because stock options issued under UniSource Energy's Omnibus Plan vested upon the shareholder vote to approve the proposed acquisition of UniSource Energy by Saguaro. In addition, the Omnibus Plan expired in February 2004, and no new options can be issued. See Note 2 and Note 17 of Notes to Consolidated Financial Statements.

     o FAS 153, Exchanges of Nonmonetary Assets, issued December 2004, requires nonmonetary exchanges be accounted for at fair value, recognizing any gains or losses, if their fair value is determinable within reasonable limits and the transaction has commercial substance. A nonmonetary exchange has commercial substance if future cash flows of the entity are expected to change significantly as a result of the exchange. FAS 153 is effective for nonmonetary asset exchange transactions occurring in periods beginning July 1, 2005. The adoption of FAS 153 is not expected to have a significant impact on our financial statements.

     o FASB Staff Position (FSP) FAS 109-1, Application of FASB Statement No. 109, Accounting for Income Taxes, to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004, issued in December 2004, provides guidance on the application of FAS 109 to the provision within the American Jobs Creation Act of 2004 that provides a tax deduction, beginning in 2005, on qualified production activities, including a company's electric generation activities. Under FSP FAS 109-1, recognition of the tax deduction on qualified production activities is ordinarily reported in the year it is earned. We are evaluating the impact on our financial position and results of operations from the adoption of FSP FAS 109-1.

     o FAS 151, Inventory Costs, issued November 2004, is an amendment of Accounting Research Bulletin (ARB) No. 43, Chapter 4, Inventory Pricing. FAS 151 clarifies that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges. FAS 151 also requires the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. FAS 151 is effective for inventory costs incurred beginning January 1, 2006. The adoption of FAS 151 is not expected to have a significant impact on our financial statements.

     o FIN 46, Consolidation of Variable Interest Entities, was issued in January 2003, and was subsequently revised in December 2003. The guidance addresses when a company should include in its financial statements the assets and liabilities of another entity. The primary objectives of FIN 46 are to provide guidance on the identification of entities for which control is achieved through means other than through voting rights (variable interest entities) and to determine when and which business enterprises should consolidate the variable interest entity (primary beneficiary). FIN 46 requires that both the primary beneficiary and all other enterprises with a significant variable interest make additional disclosures. For public companies, the revised FIN 46 is effective for financial periods ending after March 15, 2004. Early application is permissible. Companies that implemented FIN 46 prior to its revision may continue to apply that guidance until the implementation date of the revision. The adoption of FIN 46 and revisions did not and are not expected to have a significant impact on our financial statements.

     In July 2004, the Emerging Issues Task Force (EITF) reached a consensus on Issue No. 02-14, Whether an Investor Should Apply the Equity Method of Accounting to Investments Other Than Common Stock (EITF 02-14). EITF 02-14 concludes that an investor that has the ability to exercise significant influence over the operating and financial policies of an investee should apply the equity method of accounting only when it has an investment in common stock or an investment that is in-substance common stock. EITF 02-14 is effective for reporting periods beginning after September 15, 2004. The adoption of EITF 02-14 did not have a significant impact on our financial statements.

     In June 2004, the EITF published Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments (EITF 03-1). EITF 03-1 provides application guidance on impairment of securities accounted for under FAS 115, Accounting for Certain Investments in Debt and Equity Securities, and cost method investments and requires certain quantitative and qualitative disclosures for securities that are impaired at the balance sheet date but for which an other-than-temporary impairment has not been recognized. The disclosure requirements are effective for reporting periods ending after December 31, 2003. The FASB issued FSP EITF Issue 03-1-1, Effective Date of Paragraphs 10-20 of EITF Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments in September 2004 delaying the effective date of the application guidance on impairment of securities until the final issuance of FSP EITF Issue 03-1-a. The adoption of EITF 03-1 is not expected to have a significant impact on our financial statements.

     In August 2003, the EITF published Issue No. 03-11, Reporting Realized Gains and Losses on Derivative Instruments That Are Subject to FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, and Not "Held for Trading Purposes" as Defined in EITF Issue No. 02-3 (EITF 03-11). EITF 03-11 discusses whether realized gains and losses should be shown gross or net in the income statement for contracts that are not held for trading purposes, as defined in EITF 02-3, but are derivatives subject to FAS 133, Accounting for Derivative Instruments and Hedging Activities. Determining whether realized gains and losses on derivative contracts not held for trading purposes should be reported in the income statement on a gross or net basis is a matter of judgment that depends on the relevant facts and circumstances with respect to the various activities of the entity. Retroactive application of EITF 03-11 is not required. Beginning January 1, 2004, the realized gains and losses on derivative instruments that are not held for trading purposes but are eventually net settled are shown net in the income statement. The impact of adopting EITF 03-11 was immaterial as of December 31, 2004. See Note 7.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS
------------------------------------------

     This Annual Report on Form 10-K contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. UniSource Energy and TEP are including the following cautionary statements to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by or for UniSource Energy or TEP in this Annual Report on Form 10-K. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are not statements of historical facts. Forward-looking statements may be identified by the use of words such as "anticipates", "estimates", "expects", "intends", "plans", "predicts", "projects", and similar expressions. From time to time, we may publish or otherwise make available forward-looking statements of this nature. All such forward-looking statements, whether written or oral, and whether made by or on behalf of UniSource Energy or TEP, are expressly qualified by these cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, UniSource Energy and TEP disclaim any obligation to update any forward-looking statements to reflect events or circumstances after the date of this report.

     Forward-looking statements involve risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. We express our expectations, beliefs and projections in good faith and believe them to have a reasonable basis. However, we make no assurances that management's expectations, beliefs or projections will be achieved or accomplished. We have identified the following important factors that could cause actual results to differ materially from those discussed in our forward-looking statements. These may be in addition to other factors and matters discussed in other parts of this report:

     1. Effects of restructuring initiatives in the electric industry and other energy-related industries.

     2.   Effects of competition in retail and wholesale energy markets.

     3. Changes in economic conditions, demographic patterns and weather conditions in our retail service areas.

     4. Supply and demand conditions in wholesale energy markets, including volatility in market prices and illiquidity in markets, which are affected by a variety of factors. These factors include the availability of generating capacity in the western U.S., including hydroelectric resources, weather, natural gas prices, the extent of utility restructuring in various states, transmission constraints, environmental regulations and cost of compliance, FERC regulation of wholesale energy markets, and economic conditions in the western U.S.

     5. The creditworthiness of the entities with which we transact business or have transacted business.

     6. Changes affecting our cost of providing electrical service including changes in fuel costs, generating unit operating performance, scheduled and unscheduled plant outages, interest rates, tax laws, environmental laws, and the general rate of inflation.

     7. Changes in governmental policies and regulatory actions with respect to financing and rate structures.

     8. Changes affecting the cost of competing energy alternatives, including changes in available generating technologies and changes in the cost of natural gas.

     9. Changes in accounting principles or the application of such principles to our businesses.

     10.  Changes in the depreciable lives of our assets.

     11. Market conditions and technological changes affecting our unregulated businesses.

     12. Unanticipated changes in future liabilities relating to employee benefit plans due to changes in market values of retirement plan assets and health care costs.

     13.  The outcome of any ongoing or future litigation.

     14. Ability to obtain financing through debt and/or equity issuance, which can be affected by various factors, including interest rate fluctuations and capital market conditions.


ITEM 7A. - QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
---------------------------------------------------------------------

MARKET RISKS

     We are exposed to various forms of market risk. Changes in interest rates, returns on marketable securities, and changes in commodity prices may affect our future financial results.

     For additional information concerning risk factors, including market risks, see Safe Harbor for Forward-Looking Statements, above.

     INTEREST RATE RISK

     TEP is exposed to risk resulting from changes in interest rates on certain of its variable rate debt obligations. At December 31, 2004 and 2003, TEP's debt included $329 million of tax-exempt variable rate debt. The average interest rate on TEP's variable rate debt (excluding letter of credit fees) was 1.25% in 2004 and 1.07% in 2003. TEP also has approximately $70 million in outstanding principal amount of variable rate lease debt related to its Springerville Common

Facilities Leases. Interest on this lease debt is payable at LIBOR plus 4.25%. The average interest rate on this lease debt was 5.92% in 2004 and 4.58% in 2003. A one percent increase (decrease) in average interest rates would result in a decrease (increase) in TEP's pre-tax net income of approximately $4 million.

     MARKETABLE SECURITIES RISK

     TEP is exposed to fluctuations in the return on its marketable securities, comprised of investments in debt securities. At December 31, 2004 and 2003, TEP had marketable debt securities with an estimated fair value of $182 million and $198 million. At December 31, 2004 and 2003, the fair value exceeded the carrying value by $11 million and $19 million, respectively. These debt securities represent TEP's investments in lease debt underlying certain of TEP's capital lease obligations. Changes in the fair value of such debt securities do not present a material risk to TEP, as TEP intends to hold these investments to maturity.

     RISK MANAGEMENT COMMITTEE

     We have a Risk Management Committee responsible for the oversight commodity price risk and credit risk related to the wholesale energy marketing activities of TEP, the emissions and coal trading activities of MEG, and the fuel and power procurement activities at TEP and UES. Our Risk Management Committee, which meets on a quarterly basis and as needed, consists of officers from the finance, accounting, legal, wholesale marketing, transmission and distribution operations, and the generation operations departments of UniSource Energy. To limit TEP's, UES' and MEG's exposure to commodity price risk, the Risk Management Committee sets trading and hedging policies and limits, which are reviewed frequently to respond to constantly changing market conditions. To limit TEP's, UES' and MEG's exposure to credit risk, the Risk Management Committee reviews counterparty credit exposure, as well as credit policies and limits.

     COMMODITY PRICE RISK

     We are exposed to commodity price risk primarily relating to changes in the market price of electricity, natural gas, coal and Emission Allowances.

     TEP

     To manage its exposure to energy price risk, TEP enters into forward contracts to buy or sell energy at a specified price and future delivery period. Generally, TEP commits to future sales based on expected excess generating capability, forward prices and generation costs, using a diversified market approach to provide a balance between long-term, mid-term and spot energy sales. TEP generally enters into forward purchases during its summer peaking period to ensure it can meet its load and reserve requirements and account for other contracts and resource contingencies. TEP also enters into limited forward purchases and sales to optimize its resource portfolio and take advantage of locational differences in price. These positions are managed on both a volumetric and dollar basis and are closely monitored using risk management policies and procedures overseen by the Risk Management Committee. For example, the risk management policies provide that TEP should not take a short position in the third quarter and must have owned generation backing up all forward sales positions at the time the sale is made. TEP's risk management policies also restrict entering into forward positions with maturities extending beyond the end of the next calendar year.

     The majority of TEP's forward contracts are considered to be "normal purchases and sales" of electric energy and are not considered to be derivatives under FAS 133. TEP records revenues on its "normal sales" and expenses on its "normal purchases" in the period in which the energy is delivered. From time to time, however, TEP enters into forward contracts that meet the definition of a derivative under FAS 133. When TEP has derivative forward contracts, it marks them to market on a daily basis using actively quoted prices obtained from brokers for power traded over-the-counter at Palo Verde and at other southwestern U.S. trading hubs. TEP believes that these broker quotations used to calculate the mark-to-market values represent accurate measures of the fair values of TEP's positions, because of the short-term nature of TEP's positions, as limited by risk management policies, and the liquidity in the short-term market. As of December 31, 2004, all of TEP's derivative forward contracts were for settlement within 18 months. To adjust the value of its derivative forward contracts to fair value on its income statement, TEP recorded an unrealized gain of $1.3 million and an unrealized loss of $0.4 million, respectively, on its income statements for the twelve months ended December 31, 2004 and December 31, 2003. This demonstrates the limited derivative forward contract activity conducted by TEP and the limited impact on TEP's operating results and financial condition.

     TEP is also subject to commodity price risk from changes in the price of natural gas. TEP typically uses generation from its facilities fueled by natural gas and purchased power, in addition to energy from its coal-fired facilities, to meet the summer peak demands of its retail customers and to meet local reliability needs. Some of these purchased power contracts are price indexed to natural gas prices. Short-term and spot power purchase prices are also closely correlated to natural gas prices. Due to its increasing seasonal gas and purchased power usage, TEP hedges a portion of its total natural gas exposure from plant fuel, gas-indexed purchase power and spot market purchases with fixed price contracts for a maximum of three years. TEP purchases its remaining gas fuel needs and purchased power in the spot and short-term markets.

     In 2004, the average price of natural gas was $5.44 per MMBtu, or 11% higher than 2003, due to low gas storage levels and reductions in gas production. The increase in the regional supply of gas-generated energy and the completion of a 500-kV transmission connection, in May 2003, however, allowed TEP to limit its use of its less efficient gas generation units in favor of more economical purchases of energy in the wholesale market. TEP's generation output fueled by natural gas was approximately 427,000 MWh, or 4% of total generation and purchased power in 2004. During 2004, TEP purchased a total of 1,400,000 MWh of energy, or 11% of total generation and purchased power, of which approximately 175,000 MWh were from gas-index priced energy under long-term purchased power contracts with the remainder being from short-term and spot power markets.

     In January 2005, TEP entered into a purchased power agreement with Panda Gila River. TEP will purchase 50 MW of firm energy during June through September 2005.

     TEP entered into two purchased power agreements in 2003 for the period 2003 through 2006. During 2003, TEP purchased approximately 125,000 MWh under these contracts; energy purchased under these agreements is adjusted for changes in the price of natural gas.

     UES

     UES is also subject to commodity price risk, primarily from the changes in the price of natural gas purchased for its UNS Gas customers. This risk is mitigated through the PGA mechanism in UNS Gas' retail rates which provides an adjustment to recover the actual costs of gas and transportation. UNS Gas further reduces this risk by purchasing forward fixed price contracts for a portion of its projected gas needs under its Price Stabilization Plan. UNS Gas purchases between 45% and 80% of its estimated gas needs in this manner.

     UNS Electric is not exposed to commodity price risk for its purchase of electricity as it has a fixed price full-requirements supply agreement with PWCC through May 2008.

     MEG

     During the fourth quarter of 2001, MEG began managing and trading Emission Allowances, coal and related instruments. We manage the market risk of this line of business by setting notional limits by product, as well as limits to the potential change in fair market value under a 33% change in price or volatility. We closely monitor MEG's trading activities, which include swap agreements, options and forward contracts, using risk management policies and procedures overseen by the Risk Management Committee. MEG marks its trading positions to market on a daily basis using actively quoted prices obtained from brokers and options pricing models for positions that extend through 2007. As of December 31, 2004 and December 31, 2003, the fair value of MEG's trading assets combined with Emission Allowances it holds in escrow was $76.5 million and $21.5 million, respectively. The fair value of MEG's trading liabilities was $65 million at December 31, 2004 and $18.7 million at December 31, 2003. During 2004, MEG reflected a $0.6 million unrealized gain and $0.7 million realized gain on its income statement, compared with an unrealized gain of $1.0 million and a realized loss of $0.4 million in 2003.

                              Unrealized Gain (Loss) of MEG's Trading Activities
                          ------------------------------------------------------
                                                                     Total
Source of Fair Value        Maturity    Maturity    Maturity    Unrealized Gain
At December 31, 2004       0 - 6 mos.  6 -12 mos.  over 1 yr.        (Loss)

                                            - Millions of Dollars -
Prices actively quoted      $ (12.1)     $  -       $  -           $ (12.1)
Prices based on models
  and other valuation
  methods                       8.0        0.1        5.2             13.3
--------------------------------------------------------------------------------
Total                       $  (4.1)     $ 0.1      $ 5.2          $   1.2
--------------------------------------------------------------------------------

     MEG is in the process of winding down its activities and will not engage in any new activities after 2005. As of January 31, 2005, the fair value of MEG's trading assets was $62 million and the fair value of its trading liabilities was $56 million.

     CREDIT RISK

     UniSource Energy is exposed to credit risk in its energy-related marketing and trading activities related to potential nonperformance by counterparties. We manage the risk of counterparty default by performing financial credit reviews, setting limits monitoring exposures, requiring collateral when needed, and using a standard agreement which allows for the netting of current period exposures to and from a single counterparty. Despite such mitigation efforts, there is a potential for defaults by counterparties. In the fourth quarter of 2000 and the first quarter of 2001, TEP was affected by payment defaults by SCE and PG&E for amounts owed to the CPX and CISO. In the fourth quarter of 2001, Enron defaulted on amounts owed to TEP for energy sales.

     We calculate counterparty credit exposure by adding any outstanding receivable (net of amounts payable if a netting agreement exists) to the mark-to-market value of any forward contracts. As of December 31, 2004, TEP's total credit exposure related to its wholesale marketing activities (excluding defaulted amounts owed by the CPX, the CISO and Enron), was approximately $17 million and MEG's total credit exposure related to its trading activities was $17 million. TEP and MEG's credit exposure is diversified across approximately 32 counterparties. Approximately $3 million of exposure is to non-investment grade companies. As a result of the reduction in MEG's trading activities described above, MEG's credit exposure as of January 31, 2005, decreased to $6 million.

     UniSource Energy is also exposed to credit risk related to the sale of assets owned by Nations Energy Corporation (Nations Energy). In September 2001, Nations Energy sold its 26% equity interest in a power project located in Curacao, Netherlands Antilles to Mirant Curacao Investments, Ltd. (Mirant Curacao) a subsidiary of Mirant Corporation (Mirant). Nations Energy received $5 million in cash and an $11 million note receivable from Mirant Curacao. The note was recorded at its net present value of $8 million using an 8% discount rate, the discount being recognized as interest income over the five-year life of the note. As of December 31, 2004, Nations Energy's receivable from Mirant Curacao is approximately $8 million. The note is primarily included in Investments and Other Property-Other on UniSource Energy's balance sheet. The first payment of $2 million on the receivable was received in July 2004. The remaining payments on the note receivable are expected to be received as follows: $4 million in July 2005; and $5 million in July 2006. The note is guaranteed by Mirant Americas, Inc., a subsidiary of Mirant. On July 14, 2003, Mirant, Mirant Americas, Inc. and various other Mirant companies filed for Chapter 11 bankruptcy protection. Mirant Curacao was not included in the Chapter 11 filings. Based on a review of the projected cash flows for the power project, it appears Mirant Curacao will have sufficient future cash flows to pay the note receivable and any applicable interest. However, we cannot predict the ultimate outcome that Mirant's bankruptcy will have on the collectibility of the note from Mirant Curacao. Nations Energy will continue to evaluate the collectibility of the receivable, but currently expects to collect the note in its entirety and has not recorded any reserve for this note.


ITEM 8. - CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
--------------------------------------------------------------------------------

        MANAGEMENT'S REPORT ON INTERNAL CONTROLS OVER FINANCIAL REPORTING

     UniSource Energy Corporation's management is responsible for establishing and maintaining adequate internal control over financial reporting. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

     Management assessed the effectiveness of UniSource Energy Corporation's internal control over financial reporting as of December 31, 2004. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control - Integrated Framework.

     Based on management's assessment using those criteria, management has concluded that, as of December 31, 2004, UniSource Energy Corporation's internal control over financial reporting was effective.

     Our management's assessment of the effectiveness of the Company's internal control over financial reporting as of December 31, 2004 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which appears herein.


             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of UniSource Energy Corporation:

We have completed an integrated audit of UniSource Energy Corporation's 2004 financial statements and of its internal control over financial reporting as of December 31, 2004 and audits of its 2003 and 2002 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements and financial statement schedule
------------------------------------------------------------------

In our opinion, the consolidated financial statements listed in the index appearing under Item 15(a)(1) present fairly, in all material respects, the financial position of UniSource Energy Corporation and its subsidiaries at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing under Item 15(a)(2) presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 5 to the consolidated financial statements, the Company changed the manner in which it accounts for asset retirement costs as of January 1, 2003.

Internal control over financial reporting
-----------------------------------------

Also, in our opinion, management's assessment, included in Management's Report on Internal Controls Over Financial Reporting appearing under Item 8, that the Company maintained effective internal control over financial reporting as of December 31, 2004 based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control-Integrated Framework issued by the COSO. The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management's assessment and on the effectiveness of the Company's internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.


/s/ PricewaterhouseCoopers LLP
------------------------------
PricewaterhouseCoopers LLP
Los Angeles, California
March 16, 2005

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Tucson Electric Power Company:

In our opinion, the consolidated financial statements listed in the index appearing under Item 15(a)(1) present fairly, in all material respects, the financial position of Tucson Electric Power Company and its subsidiaries at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing under Item 15(a)(2) presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 5 to the consolidated financial statements, the Company changed the manner in which it accounts for asset retirement costs as of January 1, 2003.


/s/ PricewaterhouseCoopers LLP
------------------------------
PricewaterhouseCoopers LLP
Los Angeles, California
March 16, 2005

UNISOURCE ENERGY CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

                                                                                   Years Ended December 31,
                                                                            2004            2003           2002
------------------------------------------------------------------------------------------------------------------
                                                                                  - Thousands of Dollars -
OPERATING REVENUES
  Electric Retail Sales                                                 $  862,258       $ 746,578       $ 668,721
  Electric Wholesale Sales                                                 160,154         151,111         157,108
  Gas Revenue                                                              126,666          46,520               -
  Other Revenues                                                            19,900          28,546          13,747
------------------------------------------------------------------------------------------------------------------
    TOTAL OPERATING REVENUES                                             1,168,978         972,755         839,576
------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
  Fuel                                                                     212,514         210,163         209,712
  Purchased Energy                                                         250,668         132,754          43,171
  Coal Contract Termination Fee                                                  -               -          11,250
  Other Operations and Maintenance                                         252,711         216,323         188,910
  Depreciation and Amortization                                            135,315         130,643         127,923
  Amortization of Transition Recovery Asset                                 50,153          31,752          24,489
  Taxes Other Than Income Taxes                                             48,227          48,115          45,508
------------------------------------------------------------------------------------------------------------------
    TOTAL OPERATING EXPENSES                                               949,588         769,750         650,963
------------------------------------------------------------------------------------------------------------------
      OPERATING INCOME                                                     219,390         203,005         188,613
------------------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
  Interest Income                                                           20,192          20,493          20,654
  Other Income                                                              15,030           7,306           6,200
  Other Expense                                                             (6,439)         (5,620)         (8,026)
------------------------------------------------------------------------------------------------------------------
    TOTAL OTHER INCOME (DEDUCTIONS)                                         28,783          22,179          18,828
------------------------------------------------------------------------------------------------------------------

INTEREST EXPENSE
  Long-Term Debt                                                            82,807          80,844          65,620
  Interest on Capital Leases                                                85,912          84,080          87,801
  Other Interest Expense, Net of Amounts Capitalized                          (411)          1,708           1,130
------------------------------------------------------------------------------------------------------------------
    TOTAL INTEREST EXPENSE                                                 168,308         166,632         154,551
------------------------------------------------------------------------------------------------------------------

INCOME BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE       79,865          58,552          52,890
  Income Tax Expense                                                        33,946          12,082          17,962
------------------------------------------------------------------------------------------------------------------

INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE                        45,919          46,470          34,928
CUMULATIVE EFFECT OF ACCOUNTING CHANGE - NET OF TAX                              -          67,471               -
------------------------------------------------------------------------------------------------------------------

NET INCOME                                                              $   45,919       $ 113,941       $  34,928
==================================================================================================================

WEIGHTED-AVERAGE SHARES OF COMMON STOCK OUTSTANDING (000)                   34,380          33,828          33,665
==================================================================================================================

BASIC EARNINGS PER SHARE
  INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE                       $1.34           $1.38           $1.04
  CUMULATIVE EFFECT OF ACCOUNTING CHANGE - NET OF TAX                            -           $1.99               -
------------------------------------------------------------------------------------------------------------------
  NET INCOME                                                                 $1.34           $3.37           $1.04
==================================================================================================================

DILUTED EARNINGS PER SHARE
  INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE                       $1.31           $1.35           $1.02
  CUMULATIVE EFFECT OF ACCOUNTING CHANGE - NET OF TAX                            -           $1.97               -
------------------------------------------------------------------------------------------------------------------
  NET INCOME                                                                 $1.31           $3.32           $1.02
==================================================================================================================
DIVIDENDS PAID PER SHARE                                                     $0.64           $0.60           $0.50
==================================================================================================================


See Notes to Consolidated Financial Statements.

UNISOURCE ENERGY CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                   Years Ended December 31,
                                                                            2004            2003            2002
------------------------------------------------------------------------------------------------------------------
                                                                                   - Thousands of Dollars -
CASH FLOWS FROM OPERATING ACTIVITIES
  Cash Receipts from Electric Retail Sales                              $   931,450      $ 814,425       $ 731,404
  Cash Receipts from Electric Wholesale Sales                               204,902        203,717         248,305
  Cash Receipts from Gas Sales                                              136,386         38,306               -
  Other Cash Receipts                                                        18,837         11,982          28,047
  MEG Cash Receipts from Trading Activity                                   170,506        101,368          57,889
  UED Springerville 3 Financial Closing Proceeds                                  -         43,265               -
  Interest Received                                                          22,608         22,428          13,820
  Income Tax Refunds Received                                                 5,427         17,093             921
  Deposit-Second Mortgage Indenture                                          17,040        (17,040)              -
  Fuel Costs Paid                                                          (208,549)      (204,920)       (201,124)
  Purchased Energy Costs Paid                                              (286,115)      (187,933)       (135,320)
  Wages Paid, Net of Amounts Capitalized                                    (92,781)       (82,482)        (75,479)
  Payment of Other Operations and Maintenance Costs                        (124,786)      (114,864)       (124,417)
  MEG Cash Payments for Trading Activity                                   (162,609)      (100,963)        (63,766)
  Capital Lease Interest Paid                                               (70,752)       (74,865)        (68,975)
  Taxes Paid, Net of Amounts Capitalized                                   (139,637)      (110,391)       (106,550)
  Interest Paid, Net of Amounts Capitalized                                 (75,957)       (73,565)        (62,241)
  Income Taxes Paid                                                         (20,483)        (6,716)        (29,238)
  Coal Contract Termination and Amendment Fees Paid                               -              -         (26,649)
  Performance Deposits                                                       (6,487)        (3,124)          6,147
  Other Cash Payments                                                       (12,021)       (12,325)        (16,337)
------------------------------------------------------------------------------------------------------------------
    NET CASH FLOWS - OPERATING ACTIVITIES                                   306,979        263,396         176,437
------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Capital Expenditures                                                     (153,684)      (137,282)       (112,706)
  Capital Expenditure for Luna Energy Facility Assets                       (13,333)             -               -
  Purchase of Citizens Assets                                                     -       (223,430)              -
  Proceeds from Investment in Springerville Lease Debt and Equity            11,590         12,078           3,078
  Return of Investment from Millennium Energy Businesses                     10,120              -               -
  Other Proceeds from Investing Activities                                    2,712          1,876           1,590
  Payments for Investment in Springerville Lease Debt and Equity             (4,499)             -        (138,067)
  Investments in and Loans to Equity Investees                               (4,095)        (2,072)        (23,592)
  Other Payments for Investing Activities                                    (5,000)        (1,902)         (1,193)
------------------------------------------------------------------------------------------------------------------
    NET CASH FLOWS - INVESTING ACTIVITIES                                  (156,189)      (350,732)       (270,890)
------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Payments of Capital Lease Obligations                                     (49,378)       (42,657)        (19,842)
  Repayment of Long-Term Debt                                               (28,732)        (2,976)         (2,138)
  Payment of Debt Issue Costs                                                (9,364)        (3,283)         (5,410)
  Proceeds from Borrowings under the Revolving Credit Facility               20,000         45,000               -
  Payments for Borrowings under the Revolving Credit Facility               (20,000)       (45,000)              -
  Proceeds from Issuance of Short-Term Debt                                       -         36,125           1,194
  Repayments of Short-Term Debt                                                   -        (35,960)         (1,078)
  Proceeds from Issuance of Long-Term Debt                                        -        160,000               -
  Common Stock Dividends Paid                                               (21,879)       (20,208)        (16,806)
  Other Proceeds from Financing Activities                                   12,657          7,949           2,249
  Other Payments for Financing Activities                                    (1,332)        (1,316)           (942)
------------------------------------------------------------------------------------------------------------------
    NET CASH FLOWS - FINANCING ACTIVITIES                                   (98,028)        97,674         (42,773)
------------------------------------------------------------------------------------------------------------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                         52,762         10,338        (137,226)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                101,266         90,928         228,154
------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF YEAR                                  $   154,028      $ 101,266       $  90,928
==================================================================================================================


See Note 20 for supplemental cash flow information.

See Notes to Consolidated Financial Statements.

UNISOURCE ENERGY CORPORATION
CONSOLIDATED BALANCE SHEETS

                                                                                  December 31,
                                                                             2004            2003
-----------------------------------------------------------------------------------------------------
ASSETS                                                                      - Thousands of Dollars -
UTILITY PLANT
  Plant in Service                                                       $ 3,033,405      $ 2,899,305
  Utility Plant under Capital Leases                                         723,901          748,239
  Construction Work in Progress                                              116,161          105,804
-----------------------------------------------------------------------------------------------------
    TOTAL UTILITY PLANT                                                    3,873,467        3,753,348
  Less Accumulated Depreciation and Amortization                          (1,348,017)      (1,262,962)
  Less Accumulated Amortization of Capital Lease Assets                     (444,313)        (421,171)
-----------------------------------------------------------------------------------------------------
    TOTAL UTILITY PLANT - NET                                              2,081,137        2,069,215
-----------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER PROPERTY
  Investments in Lease Debt                                                  170,893          178,789
  Other                                                                       85,035          109,570
-----------------------------------------------------------------------------------------------------
    TOTAL INVESTMENTS AND OTHER PROPERTY                                     255,928          288,359
-----------------------------------------------------------------------------------------------------

CURRENT ASSETS
  Cash and Cash Equivalents                                                  154,028          101,266
  Trade Accounts Receivable                                                  107,694           97,904
  Unbilled Accounts Receivable                                                55,350           53,590
  Allowance for Doubtful Accounts                                            (16,492)         (11,522)
  Materials and Fuel Inventory                                                62,225           58,299
  Trading Assets                                                              70,958           19,987
  Current Regulatory Assets                                                   11,515           12,129
  Deferred Income Taxes - Current                                             24,055           15,925
  Interest Receivable - Current                                               10,475           11,561
  Other                                                                       26,751           21,534
-----------------------------------------------------------------------------------------------------
    TOTAL CURRENT ASSETS                                                     506,559          380,673
-----------------------------------------------------------------------------------------------------

REGULATORY AND OTHER ASSETS
  Transition Recovery Asset                                                  224,029          274,182
  Income Taxes Recoverable Through Future Revenues                            44,624           49,849
  Other Regulatory Assets                                                     13,961           12,327
  Other Assets                                                                49,280           48,114
-----------------------------------------------------------------------------------------------------
    TOTAL REGULATORY AND OTHER ASSETS                                        331,894          384,472
-----------------------------------------------------------------------------------------------------

TOTAL ASSETS                                                             $ 3,175,518      $ 3,122,719
=====================================================================================================

CAPITALIZATION AND OTHER LIABILITIES
CAPITALIZATION
  Common Stock Equity                                                      $ 580,718        $ 556,472
  Capital Lease Obligations                                                  701,931          762,968
  Long-Term Debt                                                           1,257,595        1,286,320
-----------------------------------------------------------------------------------------------------
    TOTAL CAPITALIZATION                                                   2,540,244        2,605,760
-----------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
  Current Obligations under Capital Leases                                    53,694           50,269
  Current Maturities of Long-Term Debt                                         1,725            1,742
  Accounts Payable                                                            95,276           65,745
  Interest Accrued                                                            60,679           62,927
  Trading Liabilities                                                         65,022           18,238
  Taxes Accrued                                                               53,192           50,625
  Accrued Employee Expenses                                                   19,216           16,081
  Other                                                                       19,350           16,256
-----------------------------------------------------------------------------------------------------
    TOTAL CURRENT LIABILITIES                                                368,154          281,883
-----------------------------------------------------------------------------------------------------

DEFERRED CREDITS AND OTHER LIABILITIES
  Deferred Income Taxes - Noncurrent                                         101,753           96,270
  Regulatory Liability - Net Cost of Removal for Interim Retirements          69,585           60,998
  Other                                                                       95,782           77,808
-----------------------------------------------------------------------------------------------------
    TOTAL DEFERRED CREDITS AND OTHER LIABILITIES                             267,120          235,076
-----------------------------------------------------------------------------------------------------

COMMITMENTS AND CONTINGENCIES (NOTE 8)
-----------------------------------------------------------------------------------------------------

TOTAL CAPITALIZATION AND OTHER LIABILITIES                               $ 3,175,518      $ 3,122,719
=====================================================================================================


See Notes to Consolidated Financial Statements.

UNISOURCE ENERGY CORPORATION
CONSOLIDATED STATEMENTS OF CAPITALIZATION

                                                                                                        December 31,
                                                                                                   2004             2003
---------------------------------------------------------------------------------------------------------------------------
COMMON STOCK EQUITY                                                                              - Thousands of Dollars -
  Common Stock--No Par Value                                                                   $    677,119    $    668,022
                                                              2004              2003
                                                    ------------------------------------
    Shares Authorized                                      75,000,000        75,000,000
    Shares Outstanding                                     34,255,070        33,787,942
  Accumulated Deficit                                                                               (85,666)       (109,706)
  Accumulated Other Comprehensive Loss                                                              (10,735)         (1,844)
---------------------------------------------------------------------------------------------------------------------------
           TOTAL COMMON STOCK EQUITY                                                                580,718         556,472
---------------------------------------------------------------------------------------------------------------------------

PREFERRED STOCK
  No Par Value, 1,000,000 Shares Authorized, None Outstanding                                             -               -
---------------------------------------------------------------------------------------------------------------------------

CAPITAL LEASE OBLIGATIONS
  Springerville Unit 1                                                                              459,815         484,219
  Springerville Coal Handling Facilities                                                            126,538         129,415
  Springerville Common Facilities                                                                   105,529         125,717
  Sundt Unit 4                                                                                       62,607          72,196
  Other Leases                                                                                        1,136           1,690
---------------------------------------------------------------------------------------------------------------------------
        Total Capital Lease Obligations                                                             755,625         813,237
        Less Current Maturities                                                                     (53,694)        (50,269)
---------------------------------------------------------------------------------------------------------------------------
          TOTAL LONG-TERM CAPITAL LEASE OBLIGATIONS                                                 701,931         762,968
---------------------------------------------------------------------------------------------------------------------------

LONG-TERM DEBT
                ISSUE                                   MATURITY        INTEREST RATE
---------------------------------------------------------------------------------------------------------------------------
  First Mortgage Bonds
    Corporate                                             2009              8.50%                         -          27,000
    Industrial Development Revenue Bonds (IDBs)        2006 - 2008      6.10% to 7.50%               53,150          54,875
    First Collateral Trust Bonds                          2008              7.50%                   138,300         138,300
  Second Mortgage IDBs*                                2018 - 2022        Variable**                328,600         328,600
  Unsecured IDBs                                       2020 - 2033      5.85% to 7.13%              579,270         579,270
  Senior Unsecured Notes                               2008 - 2015      6.23% to 7.61%              160,000         160,000
  Other Long-Term Debt                                                                                    -              17
---------------------------------------------------------------------------------------------------------------------------
        Total Stated Principal Amount                                                             1,259,320       1,288,062
        Less Current Maturities                                                                      (1,725)         (1,742)
---------------------------------------------------------------------------------------------------------------------------
          TOTAL LONG-TERM DEBT                                                                    1,257,595       1,286,320
---------------------------------------------------------------------------------------------------------------------------

TOTAL CAPITALIZATION                                                                           $  2,540,244    $  2,605,760
===========================================================================================================================


* The Second Mortgage IDBs (defined below) are backed by $341 million of LOCs under TEP's Credit Agreement. TEP's obligations under the Credit Agreement are collateralized with Second Mortgage Bonds. At December 31, 2004, the annual LOC fees (including fronting fees) were 2.60%. At December 31, 2003, the annual LOC fees (including fronting fees) ranged from 4.25% to 5.75%. See Note 10.

** Weighted average interest rates on variable rate tax-exempt debt (IDBs) ranged from 0.78% to 2.01% during 2004 and 2003, and the average interest rate on such debt was 1.25% in 2004 and 1.07% in 2003.

UniSource Energy also has stock options outstanding.  See Note 17.

See Notes to Consolidated Financial Statements.

UNISOURCE ENERGY CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                                   ACCUMULATED
                                                         COMMON                    ACCUMULATED       OTHER         TOTAL
                                                         SHARES        COMMON        EARNINGS     COMPREHENSIVE  STOCKHOLDERS'
                                                      OUTSTANDING*      STOCK        (DEFICIT)    INCOME (LOSS)     EQUITY
------------------------------------------------------------------------------------------------------------------------------
                                                                                 - In Thousands -
BALANCES AT DECEMBER 31, 2001                             33,502     $  662,694     $ (221,561)     $       -     $ 441,133

Comprehensive Income:
    2002 Net Income                                            -              -         34,928              -        34,928

    Minimum Pension Liability
      (net of $2,639 income tax benefit)                       -              -              -          (4,024)       (4,024)
                                                                                                               ------------
Total Comprehensive Income                                                                                           30,904
                                                                                                               ------------

    Dividends Declared                                         -              -        (16,806)             -       (16,806)
    Shares Issued under Stock Compensation Plans               9             80              -              -            80
    Shares Distributed by Deferred Compensation Trust          3             48              -              -            48
    Shares Issued for Stock Options                           65            934              -              -           934
    Other                                                      -            347              -              -           347
---------------------------------------------------------------------------------------------------------------------------

BALANCES AT DECEMBER 31, 2002                             33,579        664,103       (203,439)        (4,024)      456,640

Comprehensive Income:
    2003 Net Income                                            -              -        113,941              -       113,941

    Minimum Pension Liability Adjustment
      (net of $1,430 income tax expense)                       -              -              -           2,180         2,180
                                                                                                               ------------
Total Comprehensive Income                                                                                          116,121
                                                                                                               ------------

    Dividends Declared                                         -              -        (20,208)             -       (20,208)
    Shares Issued under Stock Compensation Plans               7             55              -              -            55
    Shares Distributed by Deferred Compensation Trust          3             52              -              -            52
    Shares Issued for Stock Options                          199          3,489              -              -         3,489
    Other                                                      -            323              -              -           323
---------------------------------------------------------------------------------------------------------------------------

BALANCES AT DECEMBER 31, 2003                             33,788        668,022       (109,706)        (1,844)      556,472

Comprehensive Income:
    2004 Net Income                                            -              -         45,919              -        45,919

    Minimum Pension Liability Adjustment
      (net of $6,858 income tax benefit)                       -              -              -        (10,460)      (10,460)

    Unrealized Gain on Cash Flow Hedges
      (net of $960 income tax expense)                         -              -              -          1,465         1,465

    Reclassification of Realized Loss on
      Cash Flow Hedges to Net Income
      (net of $68 income tax benefit)                          -              -              -            104           104
                                                                                                               ------------
Total Comprehensive Income                                                                                           37,028
                                                                                                               ------------

    Dividends Declared                                         -              -        (21,879)             -       (21,879)
    Shares Issued under Stock Compensation Plans              63          1,307              -              -         1,307
    Shares Distributed by Deferred Compensation Trust          4             50              -              -            50
    Shares Issued for Stock Options                          400          7,576              -              -         7,576
    Other                                                      -            164              -              -           164
---------------------------------------------------------------------------------------------------------------------------

BALANCES AT DECEMBER 31, 2004                             34,255     $  677,119     $  (85,666)     $ (10,735)    $ 580,718
===========================================================================================================================


* UniSource Energy has 75 million authorized shares of common stock.



We describe limitations on our ability to pay dividends in Note 12.

See Notes to Consolidated Financial Statements.

TUCSON ELECTRIC POWER COMPANY
CONSOLIDATED STATEMENTS OF INCOME

                                                                          Years Ended December 31,
                                                                  2004              2003           2002
----------------------------------------------------------------------------------------------------------
                                                                            - Thousands of Dollars -
OPERATING REVENUES
  Electric Retail Sales                                         $ 719,341        $ 691,503       $ 668,721
  Electric Wholesale Sales                                        159,918          151,030         157,108
  Other Revenues                                                   10,039            9,018           8,618
----------------------------------------------------------------------------------------------------------
    TOTAL OPERATING REVENUES                                      889,298          851,551         834,447
----------------------------------------------------------------------------------------------------------

OPERATING EXPENSES
  Fuel                                                            212,514          210,163         209,712
  Purchased Power                                                  72,558           65,127          43,171
  Coal Contract Termination Fee                                         -                -          11,250
  Other Operations and Maintenance                                190,347          170,086         163,084
  Depreciation and Amortization                                   117,109          121,037         124,054
  Amortization of Transition Recovery Asset                        50,153           31,752          24,489
  Taxes Other Than Income Taxes                                    39,933           42,388          44,228
----------------------------------------------------------------------------------------------------------
    TOTAL OPERATING EXPENSES                                      682,614          640,553         619,988
----------------------------------------------------------------------------------------------------------
      OPERATING INCOME                                            206,684          210,998         214,459
----------------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
  Interest Income                                                  20,021           20,328          20,094
  Interest Income - Note Receivable from UniSource Energy           9,329           10,242           9,329
  Other Income                                                      6,520            3,272           3,570
  Other Expense                                                    (4,600)          (1,604)         (1,779)
----------------------------------------------------------------------------------------------------------
    TOTAL OTHER INCOME (DEDUCTIONS)                                31,270           32,238          31,214
----------------------------------------------------------------------------------------------------------

INTEREST EXPENSE
  Long-Term Debt                                                   71,743           76,585          65,620
  Interest on Capital Leases                                       85,869           84,053          87,783
  Other Interest Expense, Net of Amounts Capitalized                 (600)              66             446
----------------------------------------------------------------------------------------------------------
    TOTAL INTEREST EXPENSE                                        157,012          160,704         153,849
----------------------------------------------------------------------------------------------------------

INCOME BEFORE INCOME TAXES AND
CUMULATIVE EFFECT OF ACCOUNTING CHANGE                             80,942           82,532          91,824
  Income Tax Expense                                               34,815           21,090          36,434
----------------------------------------------------------------------------------------------------------

INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE               46,127           61,442          55,390

CUMULATIVE EFFECT OF ACCOUNTING CHANGE - NET OF TAX                     -           67,471               -
----------------------------------------------------------------------------------------------------------

NET INCOME                                                      $  46,127        $ 128,913        $ 55,390
==========================================================================================================


See Notes to Consolidated Financial Statements.

TUCSON ELECTRIC POWER COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                Years Ended December 31,
                                                                          2004            2003          2002
--------------------------------------------------------------------------------------------------------------
                                                                               - Thousands of Dollars -
CASH FLOWS FROM OPERATING ACTIVITIES
  Cash Receipts from Electric Retail Sales                             $  780,335     $  753,424     $ 731,404
  Cash Receipts from Electric Wholesale Sales                             204,643        203,644       248,305
  Interest Received                                                        21,928         22,049        13,288
  Interest Received from UniSource Energy                                       -         19,571             -
  Income Tax Refunds Received                                               3,712         16,926           921
  Deposit-Second Mortgage Indenture                                        17,040        (17,040)            -
  Other Cash Receipts                                                       8,720          3,935         4,975
  Fuel Costs Paid                                                        (208,549)      (204,920)     (201,124)
  Purchased Power Costs Paid                                             (115,323)      (119,635)     (135,320)
  Wages Paid, Net of Amounts Capitalized                                  (68,832)       (63,409)      (60,871)
  Payment of Other Operations and Maintenance Costs                       (99,382)       (96,380)     (103,638)
  Capital Lease Interest Paid                                             (70,748)       (74,851)      (68,911)
  Taxes Paid, Net of Amounts Capitalized                                 (102,648)      (100,622)     (101,866)
  Interest Paid, Net of Amounts Capitalized                               (65,504)       (73,071)      (62,209)
  Income Taxes Paid                                                       (21,402)        (5,230)      (29,109)
  Coal Contract Termination and Amendment Fees Paid                             -              -       (26,649)
  Other Cash Payments                                                      (8,839)        (3,402)       (2,205)
--------------------------------------------------------------------------------------------------------------
    NET CASH FLOWS - OPERATING ACTIVITIES                                 275,151        260,989       206,991
--------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Capital Expenditures                                                   (116,172)      (121,854)     (103,307)
  Capital Expenditure for Luna Energy Facility Assets                     (13,333)             -             -
  Proceeds from Investment in Springerville Lease Debt and Equity          11,590         12,078         3,078
  Other Proceeds from Investing Activities                                  1,652          1,232             -
  Payments for Investment in Springerville Lease Debt and Equity           (4,499)             -      (138,067)
  Purchase of North Loop Gas Turbine from UED                                   -              -       (14,853)
  Other Payments for Investing Activities                                  (5,000)        (1,902)       (1,193)
--------------------------------------------------------------------------------------------------------------
    NET CASH FLOWS - INVESTING ACTIVITIES                                (125,762)      (110,446)     (254,342)
--------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Payments of Capital Lease Obligations                                   (49,431)       (42,553)      (19,544)
  Repayments of Long-Term Debt                                            (28,725)        (2,090)       (2,114)
  Proceeds from Borrowings under Revolving Credit Facility                 20,000         45,000             -
  Payments for Borrowings under Revolving Credit Facility                 (20,000)       (45,000)            -
  Payment of Debt Issue Costs                                              (8,890)          (788)       (5,410)
  Dividends Paid to UniSource Energy                                      (31,500)       (80,000)      (35,000)
  Other Proceeds from Financing Activities                                 18,435          1,916         6,458
  Other Payments for Financing Activities                                  (1,333)       (17,544)         (941)
--------------------------------------------------------------------------------------------------------------
    NET CASH FLOWS - FINANCING ACTIVITIES                                (101,444)      (141,059)      (56,551)
--------------------------------------------------------------------------------------------------------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                       47,945          9,484      (103,902)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                               65,262         55,778       159,680
--------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF YEAR                                 $  113,207     $   65,262     $  55,778
==============================================================================================================


See Note 20 for supplemental cash flow information.

See Notes to Consolidated Financial Statements.

TUCSON ELECTRIC POWER COMPANY
CONSOLIDATED BALANCE SHEETS

                                                                                        December 31,
                                                                                   2004            2003
-----------------------------------------------------------------------------------------------------------
ASSETS                                                                           - Thousands of Dollars -
UTILITY PLANT
  Plant in Service                                                           $  2,771,665      $  2,681,133
  Utility Plant under Capital Leases                                              723,195           747,533
  Construction Work in Progress                                                    94,336            82,210
-----------------------------------------------------------------------------------------------------------
    TOTAL UTILITY PLANT                                                         3,589,196         3,510,876
  Less Accumulated Depreciation and Amortization                               (1,328,228)       (1,257,585)
  Less Accumulated Amortization of Capital Lease Assets                          (444,186)         (421,135)
-----------------------------------------------------------------------------------------------------------
    TOTAL UTILITY PLANT - NET                                                   1,816,782         1,832,156
-----------------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER PROPERTY
  Investments in Lease Debt                                                       170,893           178,789
  Other                                                                            23,393            41,285
-----------------------------------------------------------------------------------------------------------
    TOTAL INVESTMENTS AND OTHER PROPERTY                                          194,286           220,074
-----------------------------------------------------------------------------------------------------------

NOTE RECEIVABLE FROM UNISOURCE ENERGY                                              79,462            70,132
-----------------------------------------------------------------------------------------------------------

CURRENT ASSETS
  Cash and Cash Equivalents                                                       113,207            65,262
  Trade Accounts Receivable                                                        72,042            70,415
  Unbilled Accounts Receivable                                                     33,179            31,104
  Allowance for Doubtful Accounts                                                 (14,166)          (11,034)
  Intercompany Accounts Receivable                                                 10,111            10,938
  Materials and Fuel Inventory                                                     51,207            50,107
  Current Regulatory Assets                                                         9,653             8,969
  Deferred Income Taxes - Current                                                  24,157            18,847
  Interest Receivable - Current                                                    10,475            11,561
  Other                                                                            18,330             8,861
-----------------------------------------------------------------------------------------------------------
    TOTAL CURRENT ASSETS                                                          328,195           265,030
-----------------------------------------------------------------------------------------------------------

REGULATORY AND OTHER ASSETS
  Transition Recovery Asset                                                       224,029           274,182
  Income Taxes Recoverable Through Future Revenues                                 44,624            49,849
  Other Regulatory Assets                                                          13,684            11,973
  Other Assets                                                                     41,106            43,651
-----------------------------------------------------------------------------------------------------------
    TOTAL REGULATORY AND OTHER ASSETS                                             323,443           379,655
-----------------------------------------------------------------------------------------------------------

TOTAL ASSETS                                                                 $  2,742,168      $  2,767,047
===========================================================================================================

CAPITALIZATION AND OTHER LIABILITIES
CAPITALIZATION
  Common Stock Equity                                                           $ 414,510         $ 406,054
  Capital Lease Obligations                                                       701,405           762,323
  Long-Term Debt                                                                1,097,595         1,126,320
------------------------------------------------------------------------------------------------------------
    TOTAL CAPITALIZATION                                                        2,213,510         2,294,697
------------------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
  Current Obligations under Capital Leases                                         53,611            50,126
  Current Maturities of Long-Term Debt                                              1,725             1,725
  Accounts Payable                                                                 46,377            37,998
  Intercompany Accounts Payable                                                    20,026             8,413
  Interest Accrued                                                                 56,514            58,620
  Taxes Accrued                                                                    44,938            38,024
  Accrued Employee Expenses                                                        17,594            14,716
  Other                                                                             9,592             8,480
------------------------------------------------------------------------------------------------------------
    TOTAL CURRENT LIABILITIES                                                     250,377           218,102
------------------------------------------------------------------------------------------------------------

DEFERRED CREDITS AND OTHER LIABILITIES
  Deferred Income Taxes - Noncurrent                                              129,842           128,336
  Regulatory Liability - Net Cost of Removal for Interim Retirements               67,485            60,417
  Other                                                                            80,954            65,495
------------------------------------------------------------------------------------------------------------
    TOTAL DEFERRED CREDITS AND OTHER LIABILITIES                                  278,281           254,248
------------------------------------------------------------------------------------------------------------

COMMITMENTS AND CONTINGENCIES (NOTE 8)
------------------------------------------------------------------------------------------------------------

TOTAL CAPITALIZATION AND OTHER LIABILITIES                                   $  2,742,168      $  2,767,047
============================================================================================================


See Notes to Consolidated Financial Statements.

TUCSON ELECTRIC POWER COMPANY
CONSOLIDATED STATEMENTS OF CAPITALIZATION

                                                                                                              December 31,
                                                                                                       2004               2003
---------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK EQUITY                                                                                    - Thousands of Dollars -
  Common Stock--No Par Value                                                                         $   658,254      $   655,534
                                                                    2004                2003
                                                               --------------------------------
    Shares Authorized                                            75,000,000         75,000,000
    Shares Outstanding*                                          32,139,555         32,139,555
  Capital Stock Expense                                                                                   (6,357)          (6,357)
  Accumulated Deficit                                                                                   (226,652)        (241,279)
  Accumulated Other Comprehensive Loss                                                                   (10,735)          (1,844)
----------------------------------------------------------------------------------------------------------------------------------
           TOTAL COMMON STOCK EQUITY                                                                     414,510          406,054
----------------------------------------------------------------------------------------------------------------------------------

PREFERRED STOCK
  No Par Value, 1,000,000 Shares Authorized, None Outstanding                                                  -                -
----------------------------------------------------------------------------------------------------------------------------------

CAPITAL LEASE OBLIGATIONS
  Springerville Unit 1                                                                                   459,815          484,219
  Springerville Coal Handling Facilities                                                                 126,538          129,415
  Springerville Common Facilities                                                                        105,529          125,717
  Sundt Unit 4                                                                                            62,607           72,196
  Other Leases                                                                                               527              902
----------------------------------------------------------------------------------------------------------------------------------
        Total Capital Lease Obligations                                                                  755,016          812,449
        Less Current Maturities                                                                          (53,611)         (50,126)
----------------------------------------------------------------------------------------------------------------------------------
          TOTAL LONG-TERM CAPITAL LEASE OBLIGATIONS                                                      701,405          762,323
----------------------------------------------------------------------------------------------------------------------------------

LONG-TERM DEBT
                ISSUE                                        MATURITY           INTEREST RATE
----------------------------------------------------------------------------------------------------------------------------------
  First Mortgage Bonds
    Corporate                                                  2009                8.50%                       -           27,000
    Industrial Development Revenue Bonds (IDBs)             2006 - 2008       6.10% to 7.50%              53,150           54,875
    First Collateral Trust Bonds                               2008                7.50%                 138,300          138,300
  Second Mortgage IDBs**                                    2018 - 2022         Variable***              328,600          328,600
  Unsecured IDBs                                            2020 - 2033        5.85% to 7.13%            579,270          579,270
----------------------------------------------------------------------------------------------------------------------------------
        Total Stated Principal Amount                                                                  1,099,320        1,128,045
        Less Current Maturities                                                                           (1,725)          (1,725)
----------------------------------------------------------------------------------------------------------------------------------
          TOTAL LONG-TERM DEBT                                                                         1,097,595        1,126,320
----------------------------------------------------------------------------------------------------------------------------------

TOTAL CAPITALIZATION                                                                                 $ 2,213,510      $ 2,294,697
==================================================================================================================================


* UniSource Energy is the holder of all but 121 shares of TEP's outstanding common stock.

** The Second Mortgage IDBs are backed by $341 million of LOCs under TEP's Credit Agreement. TEP's obligations under the Credit Agreement are collateralized with Second Mortgage Bonds. At December 31, 2004, the annual LOC fees (including fronting fees) were 2.60%. At December 31, 2003, the annual LOC fees (including fronting fees) ranged from 4.25% to 5.75%. See Note 10.

*** Weighted average interest rates on variable rate tax-exempt debt (IDBs) ranged from 0.78% to 2.01% during 2004 and 2003, and the average interest rate on such debt was 1.25% in 2004 and 1.07% in 2003.




See Notes to Consolidated Financial Statements.

TUCSON ELECTRIC POWER COMPANY
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                                  ACCUMULATED
                                                                   CAPITAL      ACCUMULATED          OTHER               TOTAL
                                                     COMMON         STOCK        EARNINGS         COMPREHENSIVE       STOCKHOLDERS'
                                                     STOCK         EXPENSE       (DEFICIT)        INCOME (LOSS)          EQUITY
-----------------------------------------------------------------------------------------------------------------------------------
                                                                              - Thousands of Dollars -
BALANCES AT DECEMBER 31, 2001                     $  654,021      $ (6,357)      $ (310,582)       $       -           $   337,082

Comprehensive Income:
    2002 Net Income                                        -             -           55,390                -                55,390

    Minimum Pension Liability
      (net of $2,639 income tax benefit)                   -             -                -           (4,024)               (4,024)
                                                                                                                       -----------
Total Comprehensive Income                                                                                                  51,366
                                                                                                                       -----------

    Dividends Paid                                         -             -          (35,000)               -               (35,000)
    Capital Contribution from UniSource Energy           346             -                -                -                   346
    Other                                                 38             -                -                -                    38
----------------------------------------------------------------------------------------------------------------------------------

BALANCES AT DECEMBER 31, 2002                        654,405        (6,357)        (290,192)          (4,024)              353,832

Comprehensive Income:
    2003 Net Income                                        -             -          128,913                -               128,913

    Minimum Pension Liability Adjustment
      (net of $1,430 income tax expense)                   -             -                -            2,180                 2,180

                                                                                                                       -----------
Total Comprehensive Income                                                                                                131,093
                                                                                                                       -----------

    Dividends Paid                                         -             -          (80,000)               -               (80,000)
    Capital Contribution from UniSource Energy         1,129             -                -                -                 1,129
----------------------------------------------------------------------------------------------------------------------------------

BALANCES AT DECEMBER 31, 2003                        655,534        (6,357)        (241,279)          (1,844)              406,054

Comprehensive Income:
    2004 Net Income                                        -             -           46,127                -                46,127

    Minimum Pension Liability Adjustment
      (net of $6,858 income tax benefit)                   -             -                -          (10,460)              (10,460)

    Unrealized Gain on Cash Flow Hedges
      (net of $960 income tax expense)                     -             -                -            1,465                 1,465

    Reclassification of Realized Loss on
      Cash Flow Hedges to Net Income
      (net of $68 income tax benefit)                      -             -                -              104                   104
                                                                                                                       -----------
Total Comprehensive Income                                                                                                  37,236
                                                                                                                       -----------

    Dividends Paid                                         -             -          (31,500)               -               (31,500)
    Capital Contribution from UniSource Energy         2,720             -                -                -                 2,720
----------------------------------------------------------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 2004                     $  658,254      $ (6,357)      $ (226,652)       $ (10,735)          $   414,510
===================================================================================================================================


We describe limitations on TEP's ability to pay dividends in Note 12.

See Notes to Consolidated Financial Statements.

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 1.  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
----------------------------------------------------------------------------

   NATURE OF OPERATIONS

      UniSource Energy Corporation (UniSource Energy) is an exempt holding company under the Public Utility Holding Company Act of 1935. UniSource Energy has no significant operations of its own, but owns substantially all of the common stock of Tucson Electric Power Company (TEP) and all of the common stock of UniSource Energy Services, Inc. (UES), Millennium Energy Holdings, Inc. (Millennium) and UniSource Energy Development Company (UED).

      TEP, a regulated public utility incorporated in Arizona since 1963, is UniSource Energy's largest operating subsidiary and represented approximately 84% of UniSource Energy's assets as of December 31, 2004. TEP generates, transmits and distributes electricity. TEP serves approximately 375,000 retail electric customers in a 1,155 square mile area in Southern Arizona. TEP also sells electricity to other utilities and power marketing entities primarily located in the western U.S.

      On August 11, 2003, UniSource Energy completed the purchase of the Arizona gas and electric system assets from Citizens Communications Company (Citizens) and established UES to hold such assets. UES' businesses are described in Note 3.

      Millennium's unregulated businesses and UED's services are described in
Note 6.

      References to "we" and "our" are to UniSource Energy and its subsidiaries, collectively.

   BASIS OF PRESENTATION

      We use the following accounting methods to report investments in subsidiaries or other companies:

      o CONSOLIDATION: The consolidation method is used where a majority of the voting stock of a subsidiary is held and control over the subsidiary is exercised. The accounts of the subsidiary are combined with the accounts of the parent and intercompany balances and transactions are eliminated.

      o THE EQUITY METHOD: The equity method is used to report corporate joint ventures, partnerships, and affiliated company investments when the ability to exercise significant influence over the operating and financial policies of an investee company is demonstrated. The equity method is typically used when 20% to 50% of the voting interest is held. Under the equity method:

          + The investment appears on a single line item on the balance sheet; and
          + The net income (loss) from the entity is reflected in Other Income on the income statements. For investments where UniSource Energy, TEP, UES or Millennium is committed to providing all of the financing, they recognize 100% of the losses.

      o THE COST METHOD: The cost method is used when not enough shares are owned to exercise significant influence over an investee company. Typically the cost method is used for investments of less than 20% of the voting interest in an investee company. Under the cost method:

          + The investment appears on a single line item on the balance sheet; and
          + Income from investee dividend distributions is reflected as Other Income on the income statements; and
          + Loss is included in Other Income on the income statements when impairment of the value of the investment is other than temporary.

   USE OF ACCOUNTING ESTIMATES

      Management makes estimates and assumptions when preparing financial statements under accounting principles generally accepted in the United States of America (GAAP). These estimates and assumptions affect:

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

      o A portion of the reported amounts of assets and liabilities at the dates of the financial statements;
      o Our disclosures regarding contingent assets and liabilities at the dates of the financial statements; and
      o A portion of the reported revenues and expenses during the financial statement reporting periods.

      Because these estimates involve judgments, the actual amounts may differ from the estimates.

   ACCOUNTING FOR RATE REGULATION

      The Arizona Corporation Commission (ACC) and the Federal Energy Regulatory Commission (FERC) regulate portions of TEP's, UNS Gas' and UNS Electric's utility accounting practices and rates. The ACC has authority over certain rates charged to retail customers, the issuance of securities, and transactions with affiliated parties. The FERC regulates TEP's and UNS Electric's rates for wholesale power sales and transmission services.

      TEP, UNS Gas and UNS Electric generally use the same accounting policies and practices used by unregulated companies for financial reporting under GAAP. However, sometimes these principles, such as the Financial Accounting Standards Board's (FASB) Statement of Financial Accounting Standards No. 71, Accounting for the Effects of Certain Types of Regulation (FAS 71), require special accounting treatment for regulated companies to show the effect of regulation. For example, in setting TEP, UNS Gas and UNS Electric's retail rates, the ACC may not allow TEP, UNS Gas or UNS Electric to currently charge their customers to recover certain expenses, but instead may require that these expenses be charged to customers in the future. In this situation, FAS 71 requires that TEP, UNS Gas and UNS Electric defer these items and show them as regulatory assets on the balance sheet until TEP, UNS Gas and UNS Electric are allowed to charge their customers. TEP, UNS Gas and UNS Electric then amortize these items as expense to the income statement as these charges are recovered from customers. Similarly, certain revenue items may be deferred as regulatory liabilities, which are also eventually amortized to the income statement as rates to customers are reduced.

      The conditions a regulated company must satisfy to apply the accounting policies and practices of FAS 71 include:

      o   an independent regulator sets rates;
      o the regulator sets the rates to recover specific costs of delivering service; and
      o the service territory lacks competitive pressures to reduce rates below the rates set by the regulator.

   CASH AND CASH EQUIVALENTS

      UniSource Energy and TEP define Cash and Cash Equivalents as cash (unrestricted demand deposits) and all highly liquid investments purchased with an original maturity of three months or less.

   UTILITY PLANT

      TEP reports its utility plant on its balance sheets at cost. UES reports the utility plant of its two operating companies, UNS Gas and UNS Electric, at cost. Utility plant includes:

      o   Material and labor costs,
      o   Contractor costs,
      o   Construction overhead costs (where applicable), and
      o An Allowance for Funds Used During Construction (AFUDC) or capitalized interest during construction.

      AFUDC reflects the cost of financing construction for transmission and distribution projects with borrowed and equity funds.

      TEP imputed the cost of capital on transmission and distribution construction expenditures at an average of 8.67% in 2004, 8.43% in 2003, and 8.40% in 2002, to reflect the cost of using borrowed and equity funds to finance construction. The component of AFUDC attributable to borrowed funds is included as a reduction of Other Interest Expense on the income statement and totaled $1 million in 2004, 2003, and 2002. The equity component is included in Other Income and totaled $1 million in 2004, 2003, and 2002.

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------


      The interest capitalized during construction of TEP's generation-related construction projects is included as a reduction of Other Interest Expense on the income statement and totaled $1 million in 2004, 2003, and $0.5 million in 2002. The average capitalized interest rate during construction applied to generation-related construction expenditures was 4.33% in 2004, 4.14% in 2003, and 4.26% in 2002.

      For 2004 and the period August 11, 2003 through December 31, 2003, UES imputed the cost of capital on construction expenditures at an average of 8.73% for UNS Electric and 7.85% for UNS Gas. The component of AFUDC attributable to borrowed funds is included as a reduction of Other Interest Expense on the income statement and totaled $0.5 million in 2004 and $0.2 million in 2003. The equity component is included in Other Income and totaled $0.5 million in 2004 and $0.2 million in 2003.

      DEPRECIATION

      TEP and UES compute depreciation for owned utility plant on a straight-line basis at rates based on the economic lives of the assets. See Note
9. The depreciation rates are approved by the ACC for all plant except TEP's deregulated generation assets. The depreciable lives for TEP's generation plant are based on remaining useful lives. Changes made to the depreciable lives of TEP's generation plant are discussed in Note 9. The depreciation rates for generation plant reflect interim retirements. Interim retirements of generation plant, together with removal costs less salvage, are charged to accumulated depreciation. The costs of planned major maintenance activities are recorded as the costs are actually incurred and are not accrued in advance of the planned maintenance. Planned major maintenance activities include the scheduled overhauls at TEP's generation plants. Minor replacements and repairs are expensed as incurred.

      The depreciable lives for transmission, distribution, general and intangible plant are based on average lives. The rates reflect estimated removal costs, net of estimated salvage value for interim retirements. Retirements of transmission plant, distribution plant, general plant and intangible plant, together with the cost of removal less salvage, are charged to accumulated depreciation. Amounts collected through revenues for the net cost of removal of interim retirements for transmission, distribution, general and intangible plant which are not yet expended, are reflected as a regulatory liability.

      The average annual depreciation rates for TEP's utility plant were 3.80% in 2004, 3.78% in 2003, and 4.01% in 2002. The average annual depreciation rates for UES' utility plant in 2004 were 4.38% for UNS Electric and 2.81% for UNS Gas. The average annualized depreciation rates for UES' utility plant for the period of August 11, 2003 through December 31, 2003 were 4.25% for UNS Electric and 2.67% for UNS Gas.

      COMPUTER SOFTWARE COSTS

      TEP and UES capitalize all costs incurred to purchase computer software and amortize those costs over the estimated economic life of the product. Capitalized computer software costs would be immediately charged to expense if the software is determined to be no longer useful. TEP's amortization of capitalized computer software costs was $8 million in 2004 and $6 million in 2003 and 2002.

      TEP UTILITY PLANT UNDER CAPITAL LEASES

      TEP financed the following generation assets with capital leases:

      o   Springerville Common Facilities,
      o   Springerville Unit 1,
      o   Springerville Coal Handling Facilities, and
      o   Sundt Unit 4.

      The following table shows the amount of lease expense incurred for TEP's generation-related capital leases. We describe the lease terms in TEP Capital Lease Obligations in Note 10.

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------


                                                                    Years Ended December 31,
                                                                 2004         2003         2002
--------------------------------------------------------------------------------------------------
                                                                    -Millions of Dollars-
Lease Expense:
   Interest Expense on Capital Leases                           $   86        $    84     $     88
   Amortization - Included in:
      Operating Expenses - Fuel                                      4              4            4
      Operating Expenses - Depreciation and Amortization            18             25           25
--------------------------------------------------------------------------------------------------
      Total Lease Expense                                       $  108        $   113     $    117
==================================================================================================



   GLOBAL SOLAR PROPERTIES AND EQUIPMENT

      Global Solar's properties and equipment are included, net of accumulated depreciation, in UniSource Energy's balance sheets in the Investments and Other Property - Other line item. Properties and equipment are stated at original cost and are depreciated using the straight-line method over the estimated useful lives of the assets. Maintenance, repairs and minor renewals are charged to expense as incurred, while major renewals and betterments are capitalized.

   EVALUATION OF ASSETS FOR IMPAIRMENT

      TEP, UNS Gas and UNS Electric evaluate their Utility Plant and other long-lived assets for impairment whenever events or circumstances occur that may indicate the carrying value of the assets may be impaired. If the fair value of the asset determined based on the undiscounted expected future cash flows from the long-lived asset is less than the carrying value of the asset, an impairment would be recorded.

   DEBT

      We defer costs related to the issuance of debt. These costs include underwriters' commissions, discounts or premiums, and other costs such as legal, accounting and regulatory fees and printing costs. We amortize these costs over the life of the debt using the straight-line method, which approximates the effective interest method.

      TEP recognizes gains and losses on reacquired debt associated with the generation portion of its operations as incurred. TEP defers and amortizes the gains and losses on reacquired debt associated with its regulated operations to interest income or interest expense over the remaining life of the original debt.

   UTILITY OPERATING REVENUES

       TEP and UES record utility operating revenues when services are provided or commodities are delivered to customers. Operating revenues include unbilled revenues which are earned (service has been provided) but not billed by the end of an accounting period.

      Unbilled sales are estimated for the month by reviewing the meter reading schedules and determining the number of billed and unbilled kWhs or therms, as applicable, for each cycle. Current month estimated unbilled kWhs or therms are allocated by customer class. New unbilled revenue estimates are recorded and unbilled revenue estimates from the prior month are reversed.

      An Allowance for Doubtful Accounts is recorded as an expense and reduces accounts receivable for revenue amounts that are estimated to become uncollectible. TEP and UES establish an allowance for doubtful accounts receivable based on historical experience and any specific customer collection issues identified. TEP's Allowance for Doubtful Accounts was $14 million at December 31, 2004 and $11 million at December 31, 2003. See Note 13 for further discussion of TEP's wholesale accounts receivable and allowances. UES' Allowance for Doubtful Accounts was $2 million at December 31, 2004 and $0.4 million at December 31, 2003.

   REVENUE FROM LONG-TERM RESEARCH AND DEVELOPMENT CONTRACTS

      UniSource Energy's income statement includes Global Solar's long-term contract revenue in Other Operating Revenues. Global Solar recognized long-term contract revenue of less than $1 million in 2004 and just over $1 million in 2003 and 2002. Global Solar and IPS recognized total research and development expense of $5 million in 2004, $7 million in 2003 and $8 million in 2002. These expenses include both costs associated with revenue producing contracts and internal development costs. Global Solar derives much of its revenue from funding received under research and development contracts with various U.S. governmental agencies. Revenues on these contracts are recognized as follows:

      o COST REIMBURSEMENT CONTRACTS - Revenue is recognized as costs are incurred;
      o COST PLUS FIXED FEE CONTRACTS - Revenues are recognized using the percentage of completion method of accounting by relating contract costs incurred to date to total contract costs; and

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------


      o FIXED FEE CONTRACTS - Revenues are recognized when applicable milestones are met.

      Contract costs include direct material, direct labor and overhead costs.

   FUEL AND PURCHASED ENERGY COSTS

      TEP

      Fuel inventory, primarily coal, is recorded at weighted average cost. TEP uses full absorption costing. Under full absorption costing, all handling and procurement costs are included in the cost of the inventory. Examples of these costs are direct material, direct labor and overhead costs. TEP has long-term contracts for the purchase and transportation of coal with expiration dates from 2006 through 2020. The contracts require TEP to pay a take-or-pay fee if certain minimum quantities of coal are not purchased or transported. TEP expenses such fees as they are incurred. TEP recorded minimal take-or-pay fees in 2004 and less than $1 million of take-or-pay fees in 2003 and 2002. See Purchase and Transportation Commitments in Note 8, below. Fuel costs include coal mine reclamation expenses as they are charged to TEP on an ongoing basis.

      UES

      UNS Gas defers differences between actual gas purchase costs and the recovery of such costs in revenues under a Purchased Gas Adjustor (PGA) mechanism. The PGA mechanism is intended to address the volatility of natural gas prices and allows UNS Gas to recover its costs through a price adjustor. The PGA charge may be changed monthly based on an ACC approved mechanism that compares the twelve-month rolling average gas cost to the base cost of gas, subject to limitations on how much the price per therm may change in a twelve month period. The difference between the actual cost of UNS Gas' gas supplies and transportation contracts and that currently allowed by the ACC is deferred and recovered or repaid through the PGA mechanism. When under or over recovery trigger points are met, UNS Gas may request a PGA surcharge or surcredit with the goal of collecting or returning the amount deferred from or to customers over a twelve month period. UNS Gas had an asset for under recovered purchased gas costs of $2 million at December 31, 2004 and $3 million at December 31, 2003 that is included in Current Regulatory Assets on UniSource Energy's consolidated balance sheet.

      UNS Electric defers differences between purchased energy costs and the recovery of such costs in revenues. Future billings are adjusted for such deferrals through use of a Purchased Power and Fuel Adjustment Clause (PPFAC) approved by the ACC. The PPFAC allows for a revenue surcharge or surcredit (that adjusts the customer's base rate for delivered purchased power) to collect or return under or over recovery of costs. UNS Electric had a liability for over recovered purchased power costs of $3 million at December 31, 2004 and less than $1 million at December 31, 2003 that is included in Deferred Credits and Other Liabilities - Other on UniSource Energy's consolidated balance sheet. See Note 3.

   INCOME TAXES

      We are required by GAAP to report some of our assets and liabilities differently for our financial statements than we do for income tax purposes. The tax effects of differences in these items are reported as deferred income tax assets or liabilities in our balance sheets. We measure these tax assets and liabilities using income tax rates that are currently in effect. Federal Investment Tax Credits (ITC) as well as applicable state income tax credits are accounted for as a reduction of income tax expense in the year in which the credit arises.

      We allocate income taxes to the subsidiaries based on their taxable income and deductions as reported in the consolidated and/or combined tax return filings.

   EMISSIONS ALLOWANCES

      Emissions Allowances are issued to qualifying utilities by the Environmental Protection Agency (EPA) based on past operational history. Each allowance permits emission of one ton of sulfur dioxide (SO2) in its vintage year or a subsequent year. TEP receives an allotment of these allowances annually, but UNS Electric doesn't receive any since it has no coal-fired generation. When issued from the EPA, these allowances have no book value for accounting purposes but may be sold if TEP does not need them for operations.

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------


TEP also may purchase additional allowances if needed. See Note 8. In December 2004, TEP sold 4,000 allowances that were in excess of those required for compliance to a third party at their fair market value of $3 million. In 2002, TEP also sold 4,000 excess allowances to Millennium Environmental Group, Inc.
(MEG) at their fair market value of less than $1 million. MEG subsequently sold these allowances to a third party. The gains from these sales of excess allowances are reflected as a reduction of Other Operations and Maintenance expense on TEP's income statement. TEP did not sell any excess allowances in 2003.

   DERIVATIVE FINANCIAL INSTRUMENTS

      TEP enters into forward contracts to purchase or sell a specified amount of capacity or energy at a specified price over a given period of time, typically for one month, three months, or one year, within established limits to take advantage of favorable market opportunities. The majority of TEP's forward contracts are considered to be normal purchases and sales and, therefore, are not required to be marked to market. However, some of these forward contracts are considered to be derivatives, which TEP marks to market by recording unrealized gains and losses and adjusting the related assets and liabilities on a monthly basis to reflect the market prices at the end of the month.

      TEP also periodically enters into commodity price swap agreements in an effort to minimize commodity price risk on its spot market purchases of natural gas. Under these agreements, TEP purchases gas at fixed prices and simultaneously sells gas at spot market prices. The swap agreements are accounted for as cash flow hedges by recording the unrealized gains and losses in Other Comprehensive Income on the balance sheet and adjusting the related assets and liabilities on a monthly basis to reflect the market prices at the end of the month. As the gains and losses on these cash flow hedges are realized, a reclassification adjustment is recorded in Other Comprehensive Income for realized gains and losses that are included in Net Income. See Note 7.

      UNS Gas and UNS Electric do not currently have any contracts that are required to be marked to market.

      MEG enters into swap agreements, options and forward contracts relating to Emissions Allowances and coal. MEG marks its trading contracts to market by recording unrealized gains and losses and adjusting the related assets and liabilities on a monthly basis to reflect the market prices at the end of the month.

   STOCK-BASED COMPENSATION

      At December 31, 2004, UniSource Energy had outstanding awards issued under two stock-based compensation plans, the 1994 Outside Director Stock Option Plan (Directors' Plan) and the 1994 Omnibus Stock and Incentive Plan (Omnibus Plan). See Note 17. Through December 31, 2004, we accounted for those plans under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), as allowed by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (FAS 123). However, management early adopted Statement of Financial Accounting Standards No. 123R, Share Based Payment effective January 1, 2005. See New Accounting Standards, below.

      Our stock options are granted with an exercise price equal to the market value of the stock at the date of the grant. Accordingly, no compensation expense is recorded for these awards. However, compensation expense is recognized for restricted stock, stock unit, and performance share awards over the performance/vesting period.

      The following table illustrates the effect on UniSource Energy's net income and earnings per share and TEP's net income had we applied the fair value recognition provisions of FAS 123 and recognized compensation expense for all stock-based employee compensation awards:

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

UNISOURCE ENERGY:
----------------

                                                                                  Years Ended December 31,
                                                                           2004             2003              2002
----------------------------------------------------------------------------------------------------------------------
                                                                                   -Thousands of Dollars-
                                                                                   (except per share data)
Net Income - As Reported                                              $   45,919       $   113,941          $   34,928
Add: Stock-based employee compensation expense included in
   reported net income, net of related tax effects                         1,535               850                 486
Deduct: Total stock-based employee compensation expense
   determined under fair value based method for all awards,
   net of related tax effects                                             (2,314)           (1,840)             (1,757)
----------------------------------------------------------------------------------------------------------------------
Pro Forma Net Income                                                  $   45,140       $   112,951          $   33,657
======================================================================================================================

Earnings per Share:
Basic - As Reported                                                   $     1.34       $      3.37          $     1.04
Basic - Pro Forma                                                     $     1.31       $      3.34          $     1.00

Diluted - As Reported                                                 $     1.31       $      3.32          $     1.02
Diluted - Pro Forma                                                   $     1.29       $      3.29          $     0.98
----------------------------------------------------------------------------------------------------------------------


TEP:
---

                                                                                  Years Ended December 31,
                                                                           2004             2003              2002
----------------------------------------------------------------------------------------------------------------------
                                                                                   -Thousands of Dollars-
Net Income - As Reported                                              $   46,127       $   128,913          $   55,390
Add: Stock-based employee compensation expense included in
   reported net income, net of related tax effects
                                                                           1,355               787                 467
Deduct: Total stock-based employee compensation expense
   determined under fair value based method for all awards,
   net of related tax effects                                             (2,116)           (1,761)             (1,725)
----------------------------------------------------------------------------------------------------------------------
Pro Forma Net Income                                                  $   45,366       $   127,939          $   54,132
======================================================================================================================


      The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. There were no stock options granted during 2004. For the options granted during 2003 and 2002, the following weighted average assumptions were used:

                                                                   2003             2002
------------------------------------------------------------------------------------------
Expected life (years)                                                  5               5
Interest rate                                                       2.78%           1.45%
Volatility                                                         23.38%          23.74%
Dividend yield                                                      3.44%           2.83%
Weighted-average grant-date fair value of options granted
  during the period                                               $ 2.92          $ 2.90
------------------------------------------------------------------------------------------


   NEW ACCOUNTING STANDARDS

      The FASB recently issued the following Statements of Financial Accounting Standards (FAS) and FASB Interpretations (FIN):

      o FAS 123(R), Share Based Payment, issued December 2004, requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their grant-date fair values. For public companies, FAS 123(R) is effective for financial periods beginning after June 15, 2005. However, management adopted FAS 123(R) effective January 1, 2005. The adoption of FAS 123(R) did not have a significant impact on our financial statements because stock options issued under UniSource Energy's Omnibus Plan vested upon the shareholder vote to approve the proposed acquisition of UniSource Energy. In addition, the Omnibus Plan expired in February 2004, and no new stock options can be issued. See Note 2 and Note 17.
      o FAS 153, Exchanges of Nonmonetary Assets, issued December 2004, requires nonmonetary exchanges be accounted for at fair value, recognizing any gains or losses, if their fair value is determinable within reasonable limits and the transaction has commercial substance. A nonmonetary exchange has commercial substance if future cash flows of the entity are expected to change significantly as a result of the exchange. FAS 153 is

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------


          effective for nonmonetary asset exchange transactions occurring in fiscal periods beginning after June 15, 2005. The adoption of FAS 153 is not expected to have a significant impact on our financial statements.
     o FASB Staff Position (FSP) FAS 109-1, Application of FASB Statement No. 109, Accounting for Income Taxes, to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004, issued in December 2004, provides guidance on the application of FAS 109 to the provision within the American Jobs Creation Act of 2004 that provides a tax deduction, beginning in 2005, on qualified production activities, including a company's electric generation activities. Under FSP FAS 109-1, recognition of the tax deduction on qualified production activities is ordinarily reported in the year it is earned. We are evaluating the impact on our financial position and results of operations from the adoption of FSP FAS 109-1.
      o FAS 151, Inventory Costs, issued November 2004, is an amendment of Accounting Research Bulletin (ARB) No. 43, Chapter 4,
          Inventory Pricing. FAS 151 clarifies that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges. FAS 151 also requires the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. FAS 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption of FAS 151 is not expected to have a significant impact on our financial statements.
      o FIN 46, Consolidation of Variable Interest Entities, was issued in January 2003, and was subsequently revised in December 2003
          (FIN 46R). The primary objectives of FIN 46R are to provide guidance on the identification of entities for which control is achieved through means other than through voting rights (variable interest entities) and to determine when and which business enterprises should consolidate the variable interest entity
          (primary beneficiary). FIN 46R requires that both the primary beneficiary and all other enterprises with a significant variable interest make additional disclosures. For public companies, the revised FIN 46R is effective for financial periods ending after March 15, 2004. The adoption of FIN 46R did not have a significant impact on our financial statements.

          See our discussion of FSP 106-2 in Note 16.

          In July 2004, the Emerging Issues Task Force (EITF) reached a consensus on Issue No. 02-14, Whether an Investor Should Apply the Equity Method of Accounting to Investments Other Than Common Stock (EITF 02-14). EITF 02-14 concludes that an investor that has the ability to exercise significant influence over the operating and financial policies of an investee should apply the equity method of accounting only when it has an investment in common stock or an investment that is in-substance common stock. EITF 02-14 is effective for reporting periods beginning after September 15, 2004. The adoption of EITF 02-14 did not have a significant impact on our financial statements.

          In June 2004, the EITF published Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments (EITF 03-1). EITF 03-1 provides application guidance on impairment of securities accounted for under FAS 115, Accounting for Certain Investments in Debt and Equity Securities, and cost method investments and requires certain quantitative and qualitative disclosures for securities that are impaired at the balance sheet date but for which an other-than-temporary impairment has not been recognized. The disclosure requirements are effective for reporting periods ending after December 31, 2003. The FASB issued FSP EITF Issue 03-1-1, Effective Date of Paragraphs 10-20 of EITF Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments in September 2004 delaying the effective date of the application guidance on impairment of securities. The adoption of EITF 03-1 is not expected to have a significant impact on our financial statements.

         In August 2003, the EITF published Issue No. 03-11, Reporting Realized Gains and Losses on Derivative Instruments That Are Subject to FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, and Not "Held for Trading Purposes" as Defined in EITF Issue No. 02-3 (EITF 03-11). EITF 03-11 discusses whether realized gains and losses should be shown gross or net in the income statement for contracts that are not held for trading purposes, as defined in EITF 02-3, but are derivatives subject to FAS 133, Accounting for Derivative Instruments and Hedging Activities. Determining whether realized gains and losses on derivative contracts not held for trading purposes should be reported in the income statement on a gross or net basis is a matter of judgment that depends on the relevant facts and circumstances with respect to the various activities of the entity. Retroactive application of EITF 03-11 is not required. Beginning January 1, 2004, the realized gains and losses on derivative instruments that are not held for trading purposes but are eventually net settled are shown net in the income statement. The impact of adopting EITF 03-11 was immaterial as of December 31, 2004. See Note 7.

   RECLASSIFICATIONS

      UniSource Energy and TEP have made reclassifications to the prior year financial statements and footnotes for comparative purposes. See Note 5 and Note
7. These reclassifications had no effect on Net Income.

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

NOTE 2.  TERMINATION OF PROPOSED ACQUISITION OF UNISOURCE ENERGY
----------------------------------------------------------------

         On November 21, 2003, UniSource Energy and Saguaro Acquisition Corp., a Delaware corporation, entered into an acquisition agreement, providing for the acquisition of all of the common stock of UniSource Energy for $25.25 per share by an affiliate of Saguaro Utility Group L.P., an Arizona limited partnership (Saguaro Utility), whose general partner is Sage Mountain, L.L.C. and whose limited partners include investment funds affiliated with Kohlberg Kravis Roberts & Co., L.P., J.P. Morgan Partners, LLC and Wachovia Capital Partners.

         On December 21, 2004, the ACC voted, at the end of a special meeting, not to approve the application seeking its approval of the proposed acquisition. On December 30, 2004, Saguaro Utility exercised its right to terminate the acquisition agreement, and UniSource Energy paid Saguaro Utility $7 million to cover Saguaro Utility's expenses, pursuant to the terms of the acquisition agreement. This termination fee, which was expensed as incurred, is included in Other Operations and Maintenance expense in UniSource Energy and TEP's Statements of Income and in Other Cash Payments in UniSource Energy and TEP's Statements of Cash Flows. UniSource Energy allocated $5 million of this termination fee to TEP with the balance allocated to UNS Gas, UNS Electric, and Millennium.

         UniSource Energy entered into agreements with New Harbor Incorporated (New Harbor) and Morgan Stanley & Co. Incorporated (Morgan Stanley) in connection with the acquisition of UniSource Energy by Saguaro Utility. UniSource Energy expensed $3 million in fees upon announcement of the transaction in November 2003, which are included in Other Operations and Maintenance Expense in UniSource Energy's Statements of Income.

      LITIGATION CONCERNING THE PROPOSED ACQUISITION AGREEMENT

         On August 26, 2004, the Pennsylvania Avenue Event Driven Fund filed a class action complaint in the Superior Court of the State of Arizona on behalf of the holders of UniSource Energy Common Stock against UniSource Energy and its directors (Pennsylvania Ave. Event Driven Fund v. UniSource Energy Corp., et al. (D. Ariz.)) relating to the proposed acquisition of UniSource Energy by an affiliate of Saguaro Utility. The plaintiff alleged, among other things, that members of UniSource Energy's board of directors breached their fiduciary duties to UniSource Energy's shareholders in connection with the proposed acquisition by tailoring the acquisition to meet the specific needs of Saguaro Utility and basing the acquisition on financial results of UniSource Energy that were subsequently restated to recognize additional net income. The court dismissed the action in February 2005.

         On March 17, 2004, plaintiffs withdrew two shareholder derivative lawsuits, McBride v. Pignatelli, et al. and Zetooney v. Pignatelli, et al., filed in the Superior Court of the State of Arizona on November 24, 2003, the same day that UniSource Energy announced details of its proposed acquisition by Saguaro Utility Group, L.P. UniSource Energy paid no consideration in connection with the withdrawal of the lawsuits. In these two lawsuits, which were virtually identical, the plaintiffs alleged that UniSource Energy's Board of Directors, in its consideration and approval of the acquisition agreement, breached its fiduciary duty to UniSource Energy's shareholders in approving the acquisition agreement.


NOTE 3.  UNISOURCE ENERGY SERVICES
----------------------------------

      On August 11, 2003, UniSource Energy acquired the Arizona gas and electric system assets from Citizens for $223 million, comprised of the base purchase price plus other operating capital adjustments and transaction costs. This acquisition added over 132,000 retail gas customers and 85,000 retail electric customers in Arizona to UniSource Energy's customer base as of December 31, 2004. UniSource Energy formed UNS Gas, Inc. (UNS Gas) and UNS Electric, Inc. (UNS Electric) to acquire these assets, as well as, UES, to hold the common stock of UNS Gas and UNS Electric. The operating results of UNS Gas, UNS Electric, and UES have been included in UniSource Energy's consolidated financial statements since the acquisition date.

      The purchase price and the final allocation of the assets acquired and the liabilities assumed based on their estimated fair market values as of the acquisition date are as follows:

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

         PURCHASE PRICE:                                 -Thousands of Dollars-
         ----------------------------------------------------------------------
            Cash Paid                                               $   218,558
            Transaction Costs                                             4,838
         ----------------------------------------------------------------------
               TOTAL PURCHASE PRICE                                 $   223,396
         ======================================================================


         ALLOCATION OF PURCHASE PRICE:                   -Thousands of Dollars-
         ----------------------------------------------------------------------
            Property, Plant & Equipment                             $   229,703
            Current Assets                                               31,377
            Regulatory Assets                                               384
            Other Assets                                                    580
            Long-Term Debt                                               (1,119)
            Current Liabilities                                         (31,176)
            Deferred Credits and Other Liabilities                       (6,353)
         ----------------------------------------------------------------------
               TOTAL PURCHASE PRICE                                 $   223,396
         ======================================================================



   RATES AND REGULATION

      Concurrent with the closing of the acquisition, retail rate increases for customers of both UNS Electric and UNS Gas went into effect on August 11, 2003. These rate increases were approved by the ACC on July 3, 2003, when it approved the acquisition and the terms of the April 1, 2003 settlement agreement (UES Settlement Agreement) among UniSource Energy, Citizens, and the ACC Staff.

      UNS GAS

      UNS Gas is regulated by the ACC with respect to retail gas rates, the issuance of securities, and transactions with affiliated parties. UNS Gas' retail gas rates include a monthly customer charge, a base rate charge for delivery services and the cost of gas (expressed in cents per therm), and a PGA mechanism.

      The related ACC order and the UES Settlement Agreement include the following terms related to UNS Gas rates:

      o An increase in retail delivery base rates, effective August 11, 2003, equivalent to a 20.9% overall increase over 2001 test year retail revenues through a base rate increase.
      o Fair value rate base of $142 million and allowed rate of return of 7.49%, based on a cost of capital of 9.05%, derived from a cost of equity of 11.00% and a cost of debt of 7.75% (based on a capital structure of 60% debt and 40% equity).
      o The existing PGA rate may not change more than $0.15 per therm through July 2004. Thereafter, the PGA rate may not change more than $0.10 per therm.

      Under the terms of the ACC order, UNS Gas may not file a general rate increase until August 2006 and any resulting rate increase shall not become effective prior to August 1, 2007.

      The UES Settlement Agreement also limits dividends payable by UNS Gas to UniSource Energy to 75% of earnings until the ratio of common equity to total capitalization reaches 40%. The ratio of common equity to total capitalization for UNS Gas is 37% at December 31, 2004.

      In January 2005, UNS Gas requested the ACC approve a PGA surcharge of $0.06 per therm beginning April 1, 2005 and removed one year later, to recover its excess gas purchase costs. At December 31, 2004, the PGA bank balance was $9 million. The previous PGA surcharge of $0.1155 per therm took effect October 1, 2003 and ended November 1, 2004.

      UNS ELECTRIC

      UNS Electric is regulated by the ACC with respect to retail electric rates, the issuance of securities, and transactions with affiliated parties, and by the FERC with respect to wholesale power contracts and interstate transmission service.

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------


      The ACC order and UES Settlement Agreement include the following terms related to UNS Electric rates:

      o A 22% overall increase in retail rates effective August 11, 2003 from the rates previously in effect for Citizens. This reflects the implementation of a PPFAC of $0.01825 per kWh, which combined with the current base purchased power rate of $0.05194 per kWh, results in a new PPFAC rate of $0.07019. This allows UNS Electric to fully recover the cost of purchased power under its current contract with its sole energy supplier, Pinnacle West Capital Corporation (PWCC).
      o UNS Electric must attempt to renegotiate the PWCC purchase power contract, and any savings that result from a renegotiated contract must be allocated in a ratio of 90% to ratepayers and 10% to shareholders.

      Under the terms of the ACC order, UNS Electric may not file a general rate increase until August 2006 and any resulting rate increase shall not become effective prior to August 1, 2007.

      The UES Settlement Agreement also limits dividends payable by UNS Electric to UniSource Energy to 75% of earnings until the ratio of common equity to total capitalization reaches 40%. The ratio of common equity to total capitalization for UNS Electric was 40% at December 31, 2004.

      INCOME STATEMENT IMPACT OF APPLYING FAS 71

      If UES had not applied FAS 71, net income would have been $4 million greater in 2004 and $2 million higher in 2003, primarily as a result of the recovery of deferred purchased power and gas costs.

      FUTURE IMPLICATIONS OF DISCONTINUING APPLICATION OF FAS 71

      UES' regulatory liabilities exceed its regulatory assets by $4 million at December 31, 2004. At December 31, 2003, UES' regulatory assets, net of regulatory liabilities, totaled $1 million. UNS Gas and UNS Electric's regulatory assets and liabilities are included in rate base and consequently are earning a return on investment. If UES stopped applying FAS 71 to its regulated operations, it would write off the related balances of its regulatory assets as an expense and would write off its regulatory liabilities as income on its income statement. Based on the regulatory asset and liability balances, if UES had stopped applying FAS 71 to its regulated operations, it would have recorded an extraordinary after-tax gain of $2 million at December 31, 2004. UES' cash flows would not be affected if it stopped applying FAS 71 unless a regulatory order limited its ability to recover the cost of its regulatory assets.

   UES COMMITMENTS

      UNS Gas has firm transportation agreements with El Paso Natural Gas (EPNG) and Transwestern Pipeline Company (Transwestern) with combined capacity sufficient to meet its load requirements. The EPNG and Transwestern contracts expire in August 2011 and January 2007, respectively. EPNG provides gas transportation service under a converted full requirements contract in which UNS Gas pays a fixed reservation charge. In July 2003, FERC required the conversion of UNS Gas' full requirements status under the EPNG agreement to contract demand starting on September 1, 2003. Upon conversion to contract demand status, UNS Gas now has specific volume limits in each month and specific receipt point rights from the available supply basins (San Juan and Permian). These changes will reduce the amount of less expensive San Juan gas available to UNS Gas. The impact, however, is not expected to be material. The annual cost of the EPNG capacity after conversion to contract demand will not change through 2005 (pending a 2006 EPNG rate case after which the rates are expected to increase). UNS Gas made payments under these contracts of $7 million in 2004 and $2 million from August 11, 2003 through December 31, 2003.

      UNS Electric imports the power it purchases over the Western Area Power Administration's (WAPA) transmission lines. UNS Electric's transmission capacity agreements with WAPA provide for annual rate adjustments and expire in February 2008 and June 2011. The contract that expires in 2008 also contains a capacity adjustment clause. UNS Electric made payments under these contracts of $6 million in 2004 and $2 million from August 11, 2003 through December 31, 2003.

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

      At December 31, 2004, UES estimates its future minimum payments under these contracts to be:


                                        MINIMUM
                                       PURCHASE
                                      OBLIGATIONS
                --------------------------------------
                                 -Millions of Dollars-

                2005                        $     14
                2006                              13
                2007                              10
                2008                               5
                2009                               5
                -------------------------------------
                Total 2005 - 2009                 47
                Thereafter                         7
                -------------------------------------
                Total                       $     54
                =====================================


      See Note 10 for a description of UES' long-term debt.

   UES SUBSEQUENT EVENTS

      In January 2005, UNS Gas established a short-term inter-company promissory note to UniSource Energy, by which it may borrow up to $10 million for general corporate purposes. This note bears an interest rate of LIBOR plus 2.50% and expires January 16, 2006. In March 2005, UniSource Energy contributed an additional $6 million in equity to UNS Gas and an additional $4 million in equity to UNS Electric, and UNS Gas repaid the $6 million outstanding on this note from the proceeds of the $6 million equity contribution.


NOTE 4.  TEP REGULATORY MATTERS
-------------------------------

      Upon approval of the TEP Settlement Agreement in November 1999, TEP discontinued regulatory accounting under FAS 71 for its generation operations. TEP continues to report its transmission and distribution operations under FAS 71.

      TEP SETTLEMENT AGREEMENT

      In November 1999, the ACC approved the TEP Settlement Agreement between TEP and certain customer groups relating to recovery of TEP's transition costs and standard retail rates. The TEP Settlement Agreement included:

      o Consumer choice: By January 1, 2001, consumer choice for energy supply was available to all customers.

      o No rate increase: TEP's retail rates may not be increased until December 31, 2008. TEP expects to recover the costs of transmission and distribution under regulated unbundled rates both during and after this period.

      o Recovery of transition costs: TEP's rates include Fixed and Floating Competition Transition Charge (CTC) components designated for the recovery of transition costs, including generation-related regulatory assets and a portion of TEP's generation plant assets. Retail rates will decrease by the Fixed CTC amount after TEP has recovered $450 million or on December 31, 2008, whichever occurs first. The Floating CTC equals retail rates less the price of retail electric service. The price of retail electric service includes TEP's transmission and distribution charge and a market energy component based on a market index for electric energy. Because TEP's total retail rates are effectively frozen, the Floating CTC is expected to allow TEP to recoup the balance of transition recovery assets not otherwise recovered through the Fixed CTC. The Floating CTC will end no later than December 31, 2008.

      o General rate information: TEP was required to file general rate information by June 1, 2004, including an updated cost-of-service study. See Recent Regulatory Action, below.

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

      RECENT COURT ACTION

         In January 2005, an Arizona Court of Appeals decision became final in which the Court held invalid certain portions of the ACC rules on retail competition and related market pricing. Based on this decision, we cannot predict what changes, if any, the ACC will make to the Rules and how this decision might ultimately impact our Settlement Agreement.

      2004 GENERAL RATE CASE INFORMATION

         On June 1, 2004, as required by the Settlement Agreement, TEP filed general rate case information with the ACC. TEP's filing does not propose any change in retail rates, and under the terms of the Settlement Agreement, no rate case filed by TEP through 2008 may result in a net rate increase. However, absent the restriction on raising rates, TEP believes that the data in it's filing would justify an increase in retail rates of 16%.

         The general rate case information uses a historical test year ended December 31, 2003 and establishes, based on TEP's standard offer service, that TEP is experiencing a revenue deficiency of $111 million. The rate case information includes, among other things, Springerville Unit 1 costs and other generation costs including fuel costs in excess of those recovered through existing rates. The proposed weighted cost of capital for the test year ended December 31, 2003 is 8.78%, including an 11.5% return on equity (increased from 10.67% currently authorized). The rate case information uses a hypothetical 40% equity capitalization (excluding capital lease obligations) rather than the hypothetical 37.5% equity capitalization used in TEP's last general rate case. TEP's actual equity capitalization (excluding capital lease obligations) at December 31, 2004 was 27%. In the first half of 2005, TEP expects to increase common equity to 40% of capitalization (excluding capital lease obligations). Despite the indicated revenue deficiency, the ACC could conclude that TEP should decrease rates after June 1, 2005; any such determination would be strongly opposed by TEP.

         A procedural order was issued in February 2005 that outlined how the review of TEP's general rate case information will proceed. The schedule calls for staff and intervenor testimony to be filed by June 13, 2005 and hearings, as appropriate, before the administrative law judge to begin September 12, 2005.

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

      TRANSITION RECOVERY ASSET

      TEP's Transition Recovery Asset consists of generation-related regulatory assets and a portion of TEP's generation plant asset costs. Transition costs being recovered through the Fixed CTC include: (1) the Transition Recovery Asset; (2) generation-related plant assets included in Plant in Service on the balance sheet; and (3) excess capacity deferrals related to operating and capital costs associated with Springerville Unit 2 which were amortized as an off-balance sheet regulatory asset through 2003. These transition costs were amortized as follows:


                                                                                       Years Ended December 31,
                                                                                      2004       2003        2002
---------------------------------------------------------------------------------------------------------------------
                                                                                         -Millions of Dollars-
AMORTIZATION OF TRANSITION COSTS BEING RECOVERED THROUGH THE FIXED CTC:
   Transition Costs Being Recovered through the Fixed CTC, beginning of year         $  302     $  348      $  384
   Amortization of Transition Recovery Asset Recorded on the Income Statement           (50)       (32)        (24)
   Amortization of Generation-Related Plant Assets                                       (5)        (5)         (3)
   Amortization of Excess Capacity Deferrals (off-balance sheet)                          -         (9)         (9)
---------------------------------------------------------------------------------------------------------------------
     TRANSITION COSTS BEING RECOVERED THROUGH THE FIXED CTC, END OF YEAR             $  247     $  302      $  348
=====================================================================================================================


      The portion of the Transition Recovery Asset that is recorded on the balance sheet was amortized as follows:

                                                                                     Years Ended December 31,
                                                                                    2004       2003       2002
  ----------------------------------------------------------------------------------------------------------------
                                                                                     -Millions of Dollars-
  AMORTIZATION OF TRANSITION RECOVERY ASSET RECORDED ON THE BALANCE SHEET:
     Transition Recovery Asset, beginning of year                                  $  274      $  306     $ 330
     Amortization of Transition Recovery Asset Recorded on the Income Statement       (50)        (32)      (24)
  ----------------------------------------------------------------------------------------------------------------
       TRANSITION RECOVERY ASSET, END OF YEAR                                      $  224      $  274     $ 306
  ================================================================================================================


      The remaining transition costs being recovered through the Fixed CTC differ from the Transition Recovery Asset recorded on the balance sheet as follows:

                                                                               December 31,
                                                                            2004         2003
--------------------------------------------------------------------------------------------------
                                                                          -Millions of Dollars-
  Transition Costs Being Recovered through the Fixed CTC, end of year      $  247       $  302
  Unamortized Generation-Related Plant Assets                                 (23)         (28)
--------------------------------------------------------------------------------------------------
     TRANSITION RECOVERY ASSET, END OF YEAR                                $  224      $   274
==================================================================================================


      The remaining Transition Recovery Asset balance will be amortized as costs are recovered through rates until TEP has recovered $450 million of transition costs or until December 31, 2008, whichever occurs first.

   OTHER REGULATORY ASSETS AND LIABILITIES

      In addition to the Transition Recovery Asset related to TEP's generation assets, the following regulatory assets and liabilities are being recovered through TEP's transmission and distribution businesses:

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

                                                            December 31,
                                                         2004         2003
--------------------------------------------------------------------------------
                                                         -Millions of Dollars-
OTHER REGULATORY ASSETS
   Income Taxes Recoverable through Future Revenues     $    45      $    50
   Current Regulatory Assets                                 10            9
   Other Regulatory Assets                                   14           12
--------------------------------------------------------------------------------
      TOTAL REGULATORY ASSETS                           $    69      $    71
================================================================================
OTHER REGULATORY LIABILITIES
   Net Cost of Removal for Interim Retirements          $    67      $    60
================================================================================



      Regulatory assets of approximately $23 million are not presently included in rate base and consequently are not earning a return on investment. These regulatory assets are being recovered through cost of service or are authorized to be collected in future base rates. Current regulatory assets of $10 million are related to differences between expenses recorded on the accrual basis for GAAP accounting and on a pay-as-you-go basis for regulatory accounting. The remaining recovery period generally ranges from 1 to 1.5 years. Regulatory compliance costs of $11 million require specific rate action and the recovery period will be determined in the 2004 rate information filing with the ACC. The remaining $3 million represents unamortized loss on reacquired debt that is not included in rate base, but the amortization of these costs is included in the ratemaking calculation of the cost of debt, which is a component of the cost of capital (rate of return). All regulatory assets are probable of recovery.

      See Note 5 for a discussion of the amounts included in Other Regulatory Liabilities.

   INCOME STATEMENT IMPACT OF APPLYING FAS 71

      The amortization of TEP's regulatory assets had the following effect on UniSource Energy's and TEP's income statements:

                                                      Years Ended December 31,
                                                    2004        2003       2002
-----------------------------------------------------------------------------------
                                                       -Millions of Dollars-
OPERATING EXPENSES
   Amortization of Transition Recovery Asset       $    50    $    32    $    24
INTEREST EXPENSE
   Long-Term Debt                                        -          -          1
INCOME TAXES                                             5          7          7
-----------------------------------------------------------------------------------
    TOTAL                                          $    55    $    39    $    32
===================================================================================


      If TEP had not applied FAS 71 in these years, the above amounts would have been reflected in the income statements in prior periods. The reclassification of TEP's generation-related regulatory assets to the Transition Recovery Asset shortened the amortization period for these assets to nine years.

   FUTURE IMPLICATIONS OF DISCONTINUING APPLICATION OF FAS 71

      TEP continues to apply FAS 71 to its regulated operations, which include the transmission and distribution portions of its business. TEP regularly assesses whether it can continue to apply FAS 71 to these operations. If TEP stopped applying FAS 71 to its remaining regulated operations, it would write off the related balances of its regulatory assets as an expense and its regulatory liabilities as income on its income statement. Based on the regulatory asset balances, net of regulatory liabilities, at December 31, 2004, if TEP had stopped applying FAS 71 to its remaining regulated operations, it would have recorded an extraordinary after-tax loss of approximately $136 million. While regulatory orders and market conditions may affect cash flows,

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

TEP's cash flows would not be affected if it stopped applying FAS 71 unless a regulatory order limited its ability to recover the cost of its regulatory assets.


NOTE 5.  ACCOUNTING CHANGE:  ACCOUNTING FOR ASSET RETIREMENT OBLIGATIONS
------------------------------------------------------------------------

      In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations (FAS 143). It requires entities to record the fair value of a liability for a legal obligation to retire an asset in the period in which the liability is incurred. A legal obligation is a liability that a party is required to settle as a result of an existing or enacted law, statute, ordinance or contract. When the liability is initially recorded, the entity should capitalize a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is adjusted to its present value by recognizing accretion expense as an operating expense in the income statement each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss if the actual costs differ from the recorded amount.

      Prior to adopting FAS 143, costs for final removal of all owned generation facilities were accrued as an additional component of depreciation expense. Under FAS 143, only the costs to remove an asset with legally binding retirement obligations will be accrued over time through accretion of the asset retirement obligation and depreciation of the capitalized asset retirement cost.

      TEP has identified legal obligations to retire generation plant assets specified in land leases for its jointly-owned Navajo and Four Corners Generating Stations. The land on which these stations reside is leased from the Navajo Nation. The provisions of the leases require the lessees to remove the facilities upon request of the Navajo Nation at the expiration of the leases. TEP also has certain environmental obligations at the San Juan Generating Station (San Juan). TEP has estimated that its share of the cost to remove the Navajo and Four Corners facilities and to settle the San Juan environmental obligations will be approximately $38 million at the date of retirement. No other legal obligations to retire generation plant assets were identified. As of December 31, 2002, TEP had accrued $113 million for the final decommissioning of its generating facilities. As discussed below, this amount was reversed for 2002 and included as part of the cumulative effect of accounting change adjustment when FAS 143 was adopted on January 1, 2003.

      On November 12, 2004, TEP, Phelps Dodge Energy Services, LLC and PNM Resources, Inc. each purchased from Duke Energy North America, LLC a one-third interest in a limited liability company which owns the partially constructed natural gas-fired Luna Energy Facility (Luna) in southern New Mexico. Luna is designed as a 570-MW combined cycle plant and is expected to be operational by the summer of 2006. The new owners assumed asset retirement obligations to remove certain piping and evaporation ponds and to restore the ground to its original condition. TEP has estimated its share to settle the obligations will be approximately $2 million at the date of retirement.

      TEP and UES have various transmission and distribution lines that operate under land leases and rights of way that contain end dates and restorative clauses. TEP and UES operate their transmission and distribution systems as if they will be operated in perpetuity and would continue to be used or sold without land remediation. As a result, TEP and UES are not recognizing the costs of final removal of the transmission and distribution lines in their financial statements. As of December 31, 2004, TEP had accrued $67 million and UES had accrued $2 million for the net cost of removal for interim retirements from its transmission, distribution and general plant. As of December 31, 2003, TEP had accrued $60 million and UES had accrued $0.6 million for these removal costs. These amounts are reflected in the financial statements as a regulatory liability.

      Upon adoption of FAS 143 on January 1, 2003, TEP recorded an asset retirement obligation of $38 million at its net present value of $1.1 million, increased depreciable assets by $0.1 million for asset retirement costs, reversed $112.8 million of costs previously accrued for final removal from accumulated depreciation, reversed previously recorded deferred tax assets of $44.2 million and recognized the cumulative effect of accounting change as a gain of $111.7 million ($67.5 million net of tax). The adoption of FAS 143 also resulted in a $6 million reduction of current depreciation expense charged throughout the year because asset retirement costs are no longer recorded as a component of depreciation expense.

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

      The following table illustrates on a pro forma basis the amount of the asset retirement obligation as if FAS 143 had been applied during all periods presented:

                                                                                Years Ended December 31,
                                                                        2004            2003             2002
                                                                       ACTUAL          ACTUAL         Pro Forma
----------------------------------------------------------------------------------------------------------------------
                                                                                    -Thousands of Dollars-
Asset Retirement Obligation, beginning of year                       $   1,231       $   1,119       $   1,017
Accretion Expense                                                          146             112             102
----------------------------------------------------------------------------------------------------------------------
ASSET RETIREMENT OBLIGATION, END OF YEAR                             $   1,377       $   1,231       $   1,119
======================================================================================================================

      The following tables illustrate on a pro forma basis the effect on UniSource Energy's net income and earnings per share and TEP's net income as if FAS 143 had been in effect for all income statement periods presented:

UNISOURCE ENERGY:
----------------

                                                                           Year Ended
                                                                        December 31, 2002
----------------------------------------------------------------------------------------------
                                                                     -Thousands of Dollars-
                                                                     (except per share data)
Net Income - As Reported                                                   $      34,928
   Adjustment to accrued expense (net of tax) as if FAS 143
      had been applied effective January 1, 2002                                   3,461
----------------------------------------------------------------------------------------------
PRO FORMA NET INCOME                                                       $      38,389
==============================================================================================
Basic Earnings per Share:
   As Reported                                                             $        1.04
   Adjustment to accrued expense (net of tax) as if FAS 143
      had been applied effective January 1, 2002                                    0.10
----------------------------------------------------------------------------------------------
PRO FORMA                                                                  $        1.14
==============================================================================================
Diluted Earnings per Share:
   As Reported                                                             $        1.02
   Adjustment to accrued expense (net of tax) as if FAS 143
      had been applied effective January 1, 2002                                    0.10
----------------------------------------------------------------------------------------------
PRO FORMA                                                                  $        1.12
==============================================================================================


TEP:
---

                                                                           Year Ended
                                                                        December 31, 2002
----------------------------------------------------------------------------------------------
                                                                     -Thousands of Dollars-
Net Income - As Reported                                                   $      55,390
   Adjustment to accrued expense (net of tax) as if FAS 143
      had been applied effective January 1, 2002                                   3,461
----------------------------------------------------------------------------------------------
PRO FORMA NET INCOME                                                       $      58,851
==============================================================================================


      Amounts recorded under FAS 143 are subject to various assumptions and determinations, such as determining whether a legal obligation exists to remove assets, estimating the fair value of the costs of removal, estimating when final removal will occur, and the credit-adjusted risk-free interest rates to be used to discount future liabilities. Changes that may arise over time with regard to these assumptions and determinations will change amounts recorded in the future as expense for asset retirement obligations.

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

      If TEP retires any asset at the end of its useful life, without a legal obligation to do so, it will record retirement costs at that time as incurred or accrued. TEP does not believe that the adoption of FAS 143 will result in any change in retail rates since all matters relating to the rate-making treatment of TEP's generating assets were determined pursuant to the TEP Settlement Agreement.


NOTE 6.  SEGMENT AND RELATED INFORMATION
----------------------------------------

      Based on the way we organize our operations and evaluate performance, we have four reportable segments:

      (1) TEP, a vertically integrated electric utility business, is UniSource Energy's largest subsidiary.
      (2) UNS Gas is a regulated gas distribution business. Results from UNS Gas are for the period from August 11, 2003 through December 31, 2004 only (see Notes 1 and 3).
      (3) UNS Electric is a regulated electric distribution utility business. Results from UNS Electric are also for the period from August 11, 2003 through December 31, 2004 only (see Notes 1 and
           3).
      (4) Global Solar, a developer and manufacturer of light-weight thin-film photovoltaic cells and panels, is the largest investment held by Millennium.

      The UniSource Energy, UES and Millennium holding companies, UED, and several other subsidiaries and equity investments, which are not considered reportable segments, are included in All Other. Through affiliates, Millennium holds investments in several unregulated energy and emerging technology companies. UED, a wholly-owned subsidiary of UniSource Energy, developed generating resources and performed other project development activities, including the expansion of the Springerville Generating Station.

      Significant revenues and expenses included in All Other include the following:

      o In 2004, Millennium recorded its share of income and losses related to gains and losses on sales of investments by its investees.
      o In 2004, UED recognized an impairment loss on the entire $2 million balance of a note receivable.
      o In 2003, UED received a development fee (including accrued interest on development funds advanced) of $11 million in connection with expansion of the Springerville Generating Station. See Note 14.

      Our reportable segments have changed from the segments reported in prior years. We have reclassified information for earlier periods to conform to the current year's presentation.

      Significant reconciling adjustments consist of the elimination of intercompany activity and balances. Global Solar recorded revenue from transactions with TEP of $4 million, $8 million and $7 million in 2004, 2003 and 2002, respectively. Millennium's other subsidiaries also recorded revenue from transactions with TEP of $13 million, $8 million and $8 million in 2004, 2003 and 2002, respectively. TEP's related expense is reported in Other Operations and Maintenance expense on its income statement. Global Solar's and Millennium's revenue and TEP's related expense are eliminated in UniSource Energy consolidation. Other significant reconciling adjustments include the elimination of investments in subsidiaries held by UniSource Energy, the intercompany note between UniSource Energy and TEP, the related interest income and expense on the note, reclassifications of deferred tax assets and liabilities, and the elimination of UED's rental income and TEP's rental expense resulting from UED's turbine lease to TEP prior to UED's sale of the turbine to TEP in September 2002.

      As discussed in Note 1, we record our percentage share of the earnings of affiliated companies when we hold a 20% to 50% voting interest, except for investments where we provide all of the financing, in which case we recognize 100% of the losses. Our portion of the net income (loss) of the entities in which TEP and Millennium own a 20-50% interest or have the ability to exercise significant influence is shown below in Net Income (Loss) from Equity Method Entities.

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

         We disclose selected financial data for our reportable segments in the following tables:

                                                        REPORTABLE SEGMENTS
                                                 ------------------------------------                                  UNISOURCE
                                                            UNS        UNS     GLOBAL      ALL       RECONCILING        ENERGY
 2004                                            TEP        GAS     ELECTRIC    SOLAR     OTHER      ADJUSTMENTS     CONSOLIDATED
----------------------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT                                                              -Millions of Dollars-
----------------
   Operating Revenues - External              $    887    $   129   $   144    $     5   $     4     $        -       $      1,169
   Operating Revenues - Intersegment                 2          -         -          4        14            (20)                 -
   Depreciation and Amortization                   117          5         9          3         1              -                135
   Amortization of Transition Recovery
     Asset                                          50          -         -          -         -              -                 50
   Interest Income                                  29          -         -          -         -             (9)                20
   Net Income from Equity Method Entities            -          -         -          -         6              -                  6
   Interest Expense                                157          6         5          -         9             (9)               168
   Income Tax Expense (Benefit)                     35          4         3         (4)       (4)             -                 34
   Net Income (Loss)                                46          6         4         (5)       (5)             -                 46
----------------------------------------------------------------------------------------------------------------------------------
  CASH FLOW STATEMENT
  -------------------
   Net Cash Flows - Operating Activities           275         21        19        (10)        7             (5)               307
   Net Cash Flows - Investing Activities -
    Capital Expenditures                          (116)       (19)      (19)         -         -              1               (153)
   Net Cash Flows - Investing Activities -
    Investments in and Loans to Equity
    Method Entities                                  -          -         -          -        (4)             -                 (4)
   Net Cash Flows - Investing Activities -
    Other                                          (10)         -         -          -        11              -                  1
   Net Cash Flows - Financing Activities          (101)        (1)       (2)         9        (7)             4                (98)
----------------------------------------------------------------------------------------------------------------------------------
  BALANCE SHEET
  -------------
   Total Assets                                  2,742        201       135         20       930           (852)             3,176
   Investments in Equity Method Entities             2          -         -          -        34              -                 36
----------------------------------------------------------------------------------------------------------------------------------
  2003
----------------------------------------------------------------------------------------------------------------------------------
  INCOME STATEMENT
  ----------------
   Operating Revenues - External              $    851    $    47   $    56    $     2   $    17     $        -       $        973
   Operating Revenues - Intersegment                 1          -         -          8         9            (18)                 -
   Depreciation and Amortization                   121          2         3          3         2              -                131
   Amortization of Transition Recovery
    Asset                                           32          -         -          -         -              -                 32
   Interest Income                                  31          -         -          -         -            (11)                20
   Net Loss from Equity Method Entities              -          -         -          -        (3)             -                 (3)
   Interest Expense                                161          2         2          1        12            (11)               167
   Income Tax Expense (Benefit)                     21          1         1         (5)       (6)             -                 12
   Net Income (Loss)                               129          1         2         (7)      (11)             -                114
----------------------------------------------------------------------------------------------------------------------------------
  CASH FLOW STATEMENT
  -------------------
   Net Cash Flows - Operating Activities           261          5         8        (13)        2              -                263
   Net Cash Flows - Investing Activities -
    Capital Expenditures                          (122)        (9)       (5)        (2)        1              -               (137)
   Net Cash Flows - Investing Activities -
    Investments in and Loans to Equity
    Method Entities                                  -          -         -          -        (2)             -                 (2)
   Net Cash Flows - Investing Activities -
    Other                                           11       (137)      (84)         -        (2)             -               (212)
   Net Cash Flows - Financing Activities          (141)       149        93         16       (19)             -                 98
----------------------------------------------------------------------------------------------------------------------------------
  BALANCE SHEET
  -------------
     Total Assets                                2,767        185       125         26       845           (825)             3,123
     Investments in Equity Method Entities           5          -         -          -        31              -                 36
----------------------------------------------------------------------------------------------------------------------------------


UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
    2002
----------------------------------------------------------------------------------------------------------------------------------
  INCOME STATEMENT
  ----------------
   Operating Revenues - External               $   834    $     -   $     -    $     1   $     5     $        -       $        840
   Operating Revenues - Intersegment                 -          -         -          7        10            (17)                 -
   Depreciation and Amortization                   124          -         -          3         1              -                128
   Amortization of Transition Recovery
     Asset                                          24          -         -          -         -              -                 24
   Interest Income                                  29          -         -          -         1             (9)                21
   Net Loss from Equity Method Entities             (1)         -         -          -        (3)             -                (4)
   Interest Expense                                154          -         -          -        10             (9)               155
   Income Tax Expense (Benefit)                     36          -         -         (1)      (17)             -                 18
   Net Income (Loss)                                55          -         -        (14)       (6)             -                 35
----------------------------------------------------------------------------------------------------------------------------------
  CASH FLOW STATEMENT
  -------------------
   Net Cash Flows - Operating Activities           207          -         -        (10)      (21)             -                176
   Net Cash Flows - Investing Activities -
    Capital Expenditures                          (103)         -         -         (9)       (1)             -               (113)
   Net Cash Flows - Investing Activities -
    Purchase of North Loop Gas Turbine
    from UED                                       (15)         -         -          -        15              -                  -
   Net Cash Flows - Investing Activities -
    Investments in and Loans to Equity
    Method Entities                                  -          -         -          -       (24)             -                (24)
   Net Cash Flows - Investing Activities -
     Other                                        (136)         -         -          -         1              -               (135)
   Net Cash Flows - Financing Activities           (57)         -         -         18        (4)             -                (43)
----------------------------------------------------------------------------------------------------------------------------------
  BALANCE SHEET
  -------------
   Total Assets                                  2,809          -         -         22       797           (742)             2,886
   Investments in Equity Method Entities             6          -         -          -        35              -                 41
----------------------------------------------------------------------------------------------------------------------------------


NOTE 7.  ACCOUNTING FOR DERIVATIVE INSTRUMENTS, TRADING ACTIVITIES AND HEDGING
------------------------------------------------------------------------------
ACTIVITIES
----------

      TEP enters into forward contracts to purchase or sell a specified amount of capacity or energy at a specified price over a given period of time, typically for one month, three months, or one year, within established limits to take advantage of favorable market opportunities. In general, TEP enters into forward purchase contracts when market conditions provide the opportunity to purchase energy for its load at prices that are below the marginal cost of its supply resources or to supplement its own resources (e.g., during plant outages and summer peaking periods). TEP enters into forward sales contracts when it forecasts that it has excess supply and the market price of energy exceeds its marginal cost. The majority of TEP's forward contracts are considered to be normal purchases and sales and, therefore, are not required to be marked to market. However, some of these forward contracts are considered to be derivatives, which TEP marks to market by recording unrealized gains and losses and adjusting the related assets and liabilities on a monthly basis to reflect the market prices at the end of the month.

      TEP has a natural gas supply agreement under which it purchases all of its gas requirements at spot market prices from Southwest Gas Corporation (SWG). TEP also has agreements to purchase power that are priced using spot market gas prices. These contracts meet the definition of normal purchases and are not required to be marked to market. During 2004 and early 2005, in an effort to minimize price risk on these purchases, TEP entered into commodity price swap agreements under which TEP purchases gas at fixed prices and simultaneously sells gas at spot market prices. The spot market price in the swap agreements is tied to the same index as the purchases under the SWG and purchased power contracts. These swap agreements, which expire during the summer months through 2007, were entered into with the goal of locking in fixed prices on at least 45% and not more than 80% of TEP's expected summer monthly gas risk prior to entering into the month. The swap agreements entered into in 2004 are accounted for as cash flow hedges in the financial statements as of December 31, 2004. TEP's swap agreements are marked to market on a monthly basis; however, since the agreements satisfy the requirements for cash flow hedge accounting, the unrealized gains and losses are recorded in Other Comprehensive Income, a

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------


component of Common Stock Equity, rather than being reflected in the income statement. As the gains and losses on these cash flow hedges are realized, a reclassification adjustment is recorded in Other Comprehensive Income for realized gains and losses that are included in Net Income. At December 31, 2003, TEP had no such material cash flow hedges.

      TEP manages the risk of counterparty default by performing financial credit reviews, setting limits, monitoring exposures, requiring collateral when needed, and using a standardized agreement which allows for the netting of current period exposures to and from a single counterparty.

      UNS Gas and UNS Electric do not currently have any contracts that are required to be marked to market. UNS Gas does have a natural gas supply and management agreement under which it purchases substantially all of its gas requirements at market prices from BP Energy Company (BP). However, the contract terms allow UNS Gas to lock in fixed prices on a portion of its gas purchases by entering into fixed price forward contracts with BP at various times during the year. This enables UNS Gas to provide more stable prices to its customers. These purchases are made up to three years in advance with the goal of locking in fixed prices on at least 45% and not more than 80% of the expected monthly gas consumption prior to entering into the month. These forward contracts, as well as the main gas supply contract, meet the definition of normal purchases and therefore are not required to be marked to market.

      MEG, a wholly-owned subsidiary of Millennium, enters into swap agreements, options and forward contracts relating to Emissions Allowances and coal. MEG marks its trading contracts to market by recording unrealized gains and losses and adjusting the related assets and liabilities on a monthly basis to reflect the market prices at the end of the month.

      The market prices used to determine fair values for TEP and MEG's derivative instruments are estimated based on various factors including broker quotes, exchange prices, over the counter prices and time value.

      TEP and MEG's derivative activities are reported as follows:


                                             INCOME STATEMENT LINE
-------------------------------------------------------------------------------------------------
                                            NET UNREALIZED GAINS         NET REALIZED GAINS
                                                AND LOSSES                   AND LOSSES
-------------------------------------------------------------------------------------------------
TEP Forward Sales Contracts          Electric Wholesale Sales          Electric Wholesale Sales
TEP Forward Purchase Contracts       Purchased Power                   Purchased Power
TEP Commodity Price Swaps            Other Comprehensive Income        Fuel Expense
                                     (Balance Sheet)
MEG Trading Activities               Other Operating Revenues          Other Operating Revenues
-------------------------------------------------------------------------------------------------


     Although MEG's realized gains and losses on trading activities are reported net on UniSource Energy's income statement, the related cash receipts and cash payments are reported separately on UniSource Energy's statement of cash flows.

     The net pre-tax gains and losses from TEP and MEG's derivative activities were as follows:

                                                      Years Ended December 31,
                                                2004          2003          2002
--------------------------------------------------------------------------------
                                                       -Millions of Dollars-
TEP:
   Net Unrealized Gain (Loss)
     on Forward Sales Contracts                $ 1.5         $(0.8)       $(1.3)
   Net Unrealized Gain (Loss)
     on Forward Purchase Contracts              (0.2)          0.4          1.8
   Net Unrealized Gain on Commodity
     Price Swaps                                 2.6             -           -
   Net Realized Loss on Commodity
     Price Swaps                                (0.2)            -           -
MEG:
   Net Gain from Trading Activities              1.3           0.6          0.1
--------------------------------------------------------------------------------


UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------


         TEP and MEG's derivative assets and liabilities are reported as follows:

                                          BALANCE SHEET LINE
                            ----------------------------------------------------
                                  ASSETS                  LIABILITIES
--------------------------------------------------------------------------------
TEP - Current               Other Current Assets    Other Current Liabilities
TEP - Noncurrent            Other Assets            Other Liabilities
MEG - Current (including
       Emissions Allowance
       Inventory)           Trading Assets          Trading Liabilities
MEG - Noncurrent            Other Assets            Other Liabilities
--------------------------------------------------------------------------------


     The fair value of TEP and MEG's derivative assets and liabilities were as follows:

                                                  December 31,
                                           2004                2003
--------------------------------------------------------------------------------
                                            -Millions of Dollars-
TEP:
   Derivative Assets - Current         $    2.3             $   0.4
   Derivative Assets - Noncurrent           1.3                 -
   Derivative Liabilities - Current        (0.1)               (0.8)
MEG:
   Trading Assets - Current                71.0                20.0
   Trading Assets - Noncurrent              5.5                 1.5
   Trading Liabilities - Current          (65.0)              (18.2)
   Trading Liabilities - Noncurrent         -                  (0.5)
--------------------------------------------------------------------------------


         Beginning January 1, 2004, the settlement of forward purchase and sales contracts that do not result in physical delivery are recorded net as a component of Electric Wholesale Sales in TEP's income statement. During 2004, $5 million in sales were netted against $5 million in purchases.

         In accordance with UniSource Energy's intention to cease making capital contributions to Millennium, Millennium has significantly reduced the holdings and activity of MEG. MEG is in the process of winding down its activities and will not engage in any new activities after 2005. As of January 31, 2005, the fair value of MEG's trading assets was $62 million and the fair value of MEG's trading liabilities was $56 million.


NOTE 8.  COMMITMENTS AND CONTINGENCIES
--------------------------------------

   TEP COMMITMENTS

      PURCHASE AND TRANSPORTATION COMMITMENTS

      In 2003, the ACC issued the Track B Order which defined the competitive bidding process TEP must use to obtain capacity and energy requirements beyond what is supplied by TEP's existing resources for the period 2003 through 2006. TEP estimated this to be approximately 0.5% of its retail load in the first year and gradually increasing over the period. This order further required TEP to bid out short-term energy purchases that it estimated it will make in the 2003 to 2006 period. The order does not require TEP to purchase any power that it deems to be uneconomical, unreasonable or unreliable. The Track B Order did not address TEP's purchased power or asset acquisitions occurring subsequent to the 2003 competitive solicitation. In 2003, TEP entered into two power purchase agreements for the period 2003 through 2006 as listed below:

      o PPL Energy Plus, LLC supplied 37 MW from June 2003 through December 2003 and supplies 75 MW from January 2004 through December 2006, under a unit contingent contract.
      o Panda Gila River generating station supplies 50 MW on-peak from June through September, from 2003 through 2005, under a unit contingent contract between TEP and Panda Gila River, L.P.

      These purchases are intended to provide adequate reserve margins during the summer peak period. TEP made payments under these contracts of $14 million in 2004 and $8 million in 2003.

      TEP has several long-term contracts for the purchase and transportation of coal with expiration dates from 2006 through 2020. The total amount paid under these contracts depends on the number of tons of coal purchased and transported. All of these contracts (i) include a price adjustment clause that will affect

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------


the future cost of coal and (ii) require TEP to pay a take-or-pay charge or liquidated damages if certain minimum quantities of coal are not purchased and/or transported. TEP's present fuel requirements are in excess of the take-or-pay minimums. At times, TEP has purchased coal from other suppliers, resulting in take-or-pay minimum charges, but a lower overall cost of fuel. TEP made payments under these contracts of $175 million in 2004, $167 million in 2003, and $161 million in 2002.

      TEP has a Gas Procurement Agreement with Southwest Gas Corporation that expires in June 2006. The contract has minimum volume obligations. TEP used more gas than this minimum requirement in 2004 and expects to use more than the minimum in 2005. In the event TEP purchases fewer MMBtus, TEP is obligated to pay only the transportation component for any shortfall. TEP made total payments for commodity and transportation under this contract of $34 million in 2004 and 2003, and $33 million in 2002.

     At December 31, 2004, TEP estimates that future minimum payments under the contracts for purchased power, coal, and gas referred to above are as follows:

                                                     MINIMUM
                                                    PURCHASE
                                                   OBLIGATIONS
               ------------------------------------------------------
                                              -Millions of Dollars-

               2005                                             $  96
               2006                                                90
               2007                                                79
               2008                                                79
               2009                                                79
               ------------------------------------------------------
               Total 2005 - 2009                                  423
               Thereafter                                         357
               ------------------------------------------------------
               Total                                            $ 780
               ======================================================


      OPERATING LEASES

      TEP, Millennium, UES and UED have entered into operating leases, primarily for office facilities and computer equipment, with varying terms, provisions, and expiration dates. UniSource Energy's consolidated operating lease expense was $3 million in each of 2004, 2003, and 2002. TEP's operating lease expense was $1 million in 2004 and $2 million in each of 2003 and 2002. UniSource Energy and TEP's estimated future minimum payments under non-cancelable operating leases at December 31, 2004 are as follows:

                                UNISOURCE
                                  ENERGY
                               CONSOLIDATED             TEP
               -------------------------------------------------
                                     -Millions of Dollars-

               2005                $ 2                  $ 1
               2006                  2                    1
               2007                  2                    1
               2008                  2                    1
               2009                  1                    1
               -------------------------------------------------
               Total 2005 - 2009     9                    5
               Thereafter            4                    1
               -------------------------------------------------
               Total               $13                  $ 6
               =================================================


      ENVIRONMENTAL REGULATION

      The 1990 Federal Clean Air Act Amendments call for reductions of SO2 and nitrogen oxide (NOx) emissions in two phases. TEP is subject only to Phase II of the SO2 and NOx emissions reductions which was effective January 1, 2000. All of TEP's generating facilities (except existing internal combustion turbines) are affected. TEP capitalized $9 million in 2004, $11 million in 2003 and $8 million in 2002 in construction costs to comply with environmental requirements and

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------


expects to capitalize $1 million in 2005 and $2 million in 2006. These amounts exclude the upgraded emissions control equipment at the Springerville Generating Station that will be paid for by the Unit 3 project and recorded at zero basis by TEP. See Note 14. In addition, TEP recorded expenses of $9 million in 2004, $8 million in 2003, and $6 million in 2002 related to environmental compliance, including the cost of lime used to scrub the stacks. TEP expects environmental expenses to be $8 million in 2005 and 2006.

         In 1993, TEP's generating units affected by Phase II were allocated SO2 Emissions Allowances based on past operational history. Beginning in the year 2000, Phase II generating units were required to hold Emissions Allowances equal to the level of emissions in the compliance year or pay penalties and offset excess emissions in future years. TEP had sufficient Emissions Allowances to comply with the Phase II SO2 regulations for compliance year 2004. However, due to potential changes in the legislation affecting SO2 Emission Allowances allocation, TEP may have to purchase additional Emissions Allowances for future compliance years 2010 or beyond.

         The EPA has issued a determination that coal and oil-fired electric utility steam generating units must control their mercury emissions. On March 15, 2005, the EPA adopted regulations relating to mercury emissions under
Section 111 of the Clean Air Act. Additional rule-making procedures will take place at the state level prior to implementation of the new regulations. TEP is analyzing the potential impact of the regulations on its operations. Until these state procedures are adopted, TEP can not determine if it will be significantly affected. If TEP is not allocated sufficient allowances for its current emissions, it may have to purchase additional allowances on the market, or implement additional controls to reduce emissions.

      INCOME TAX ASSESSMENTS

      In 2004, the Company settled the audit of state income tax returns for the period 1990 - 2000 with the Arizona Department of Revenue. As a result, UniSource Energy and TEP recorded $1 million of income. Expense of $1 million had been recorded at TEP and Nations Energy in 2003 when the preliminary audit report was received. No additional tax assessments were levied in 2004.

      In 2002, the Company settled an IRS audit for 1997-2000, and after reviewing the impact of the audit findings as well as the effect of tax positions established in relation to future tax years, TEP reversed $1 million of the deferred tax valuation allowance. See Note 15.

      SALES TAX ASSESSMENTS

      In 2004, the City of Tucson issued its assessment for the 1998 - 2001 sales tax audit. After reviewing the audit findings, as well as assessing their impact on years subsequent to the audit period, TEP recorded a combined $1 million of sales tax and interest expense.

     TUCSON TO NOGALES TRANSMISSION LINE

     In January 2001, TEP and Citizens (now UES) entered into a project development agreement for the joint construction of a 62-mile transmission line from Tucson to Nogales, Arizona. This project was initiated by Citizens (now
UES) in response to an order by the ACC to improve reliability to its retail customers in Nogales, Arizona. TEP is currently seeking approvals for the project from the ACC, the Department of Energy (DOE), the U.S. Forest Service, the U.S. Bureau of Land Management, and the International Boundary and Water Commission. Through December 31, 2004, approximately $10 million in land acquisition, engineering and environmental expenses have been capitalized related to this project. If TEP does not receive the required approvals, it may be required to expense $8 million of costs that have been capitalized related to the project.

   RESOLUTION OF TEP COMMITMENTS

      SUNDT COAL CONTRACT TERMINATION

      In the third quarter of 2002, TEP terminated a coal supply agreement for the Sundt Generating Station. As a result, TEP recorded a pre-tax charge of $11 million and made an $11 million payment in the third quarter of 2002. The additional expense was mitigated by TEP not being required to make a take-or-pay penalty payment of approximately $3 million for the year 2002 and subsequent years.

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------


     UES COMMITMENTS

     See Note 3 for a description of UES' commitments.

     MILLENNIUM COMMITMENTS

     Millennium has been authorized to fund its subsidiaries up to an additional $15 million for capital and operations out of its existing cash or returns from its investments. Millennium may commit to provide additional funding to its investments in the future. In addition, at December 31, 2004, Global Solar has commitments to incur $1 million of expenses related to government contracts.

     TEP CONTINGENCIES

     SPRINGERVILLE GENERATING STATION COMPLAINT

     Environmental activist groups have expressed concerns regarding the construction of any new units at the Springerville Generating Station. In January 2003, environmental activist groups appealed an ACC Order affirming the ACC's approval of the expansion at the Springerville Generating Station to the Superior Court of the State of Arizona. On October 22, 2003, the Superior Court affirmed the ACC's issuance of the Certificate of Environmental Compatibility for Springerville Generating Station. The environmental activist groups appealed the Superior Court decision on December 30, 2003 and filed an amended notice of appeal on January 2, 2004 with the Arizona Court of Appeals. In February 2005, the Arizona Court of Appeals upheld the lower court's ruling affirming the ACC's approval of the expansion at Springerville Generating Station. The Grand Canyon Trust (GCT), one of the environmental activist groups associated with this appeal, agreed to resolve this claim against TEP. See Resolution of TEP Contingencies below. The other environmental activist group has 30 days to petition the Arizona Supreme Court for review.

     LITIGATION AND CLAIMS RELATED TO SAN JUAN GENERATING STATION

     The EPA has listed San Juan as a potential damage case pursuant to the Resource Conservation and Recovery Act due to claims by third parties that the San Juan Generating Station has contaminated water resources in the region as a result of disposing of fly ash in the surface mine pits adjacent to the generating station. PNM and the coal supplier to San Juan vigorously deny these allegations. The EPA is investigating the claims.

     LITIGATION AND CLAIMS RELATED TO NAVAJO GENERATING STATION

     On October 15, 2004, Peabody Western Coal Company (Peabody), the coal suppler to the Navajo Generating Station, filed a complaint in the Circuit Court for the City of St. Louis, Missouri against the participants at Navajo, including TEP, for reimbursement of royalties and other costs and breach of the coal supply agreement. Because TEP only owns 7.5% of the Navajo Generating Station, its share of the current claimed damages would be approximately $35 million. TEP believes these claims are without merit and intends to continue to contest them.

     POSTRETIREMENT AND PENSION BENEFIT COSTS AT VARIOUS GENERATING STATIONS

     The coal suppliers to Springerville Generating Station and some of TEP's remote generating stations have submitted demands for payment by TEP of postretirement and pension benefit costs for these coal suppliers' employees under the coal supply agreements with TEP.

     Springerville Generating Station: In June 2004, TEP paid $3 million in settlement of a claim for postretirement benefit costs related to the coal supply agreement at Springerville Generating Station. In addition, a clause was deleted from the coal supply agreement that would have allowed costs related to increases in welfare and pension benefits resulting from attempts to unionize or union negotiations to be passed to TEP. TEP recorded costs of $0.5 million in 2003 and 2004 associated with the settlement for the period April 2002 through June 2004. The remaining settlement of $2 million represents a prepayment and will be amortized to coal inventory over the remaining life of the coal supply agreement through 2010 and expensed as fuel is burned.

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------


     Four Corners Generating Station: The claim for postretirement benefits at Four Corners was settled as part of the coal contract extension. TEP paid $0.3 million for postretirement benefits in 2003.

     Navajo Generating Station: Peabody has filed a lawsuit against the participants at Navajo, including TEP, for retiree postretirement benefit costs. The Navajo participants and Peabody have agreed to stay the discovery process in this litigation until August 31, 2005 to allow the parties additional time to negotiate a potential settlement.

     San Juan Generating Station: The cost of postretirement benefits is included in the cost of coal to San Juan.

     To the extent that amounts become estimatable and payment probable, TEP will record a liability for additional postretirement and pension benefit costs at the Navajo Generating Station. TEP does not expect any settlement to be material to TEP.

     ENVIRONMENTAL RECLAMATION AT REMOTE GENERATING STATIONS

     TEP currently pays on-going reclamation costs related to the coal mines which supply the remote generating stations, and it is probable that TEP will have to pay a portion of final reclamation costs upon mine closure. When a reasonable estimate of final reclamation costs is available, the liability is recognized as a cost of coal over the remaining term of the respective coal supply agreement. At December 31, 2004, TEP estimates its undiscounted final reclamation liability to be $42 million, and the present value of TEP's liability for final reclamation approximates $12 million at the expiration dates of the coal supply agreements.

     Amounts recorded for final reclamation are subject to various assumptions and determinations, such as estimating the costs of reclamation, estimating when final reclamation will occur, and the credit-adjusted risk-free interest rate to be used to discount future liabilities. Changes that may arise over time with regard to these assumptions and determinations will change amounts recorded in the future as expense for post-term reclamation. TEP does not believe that recognition of its final reclamation obligations will be material to TEP in any single year since recognition occurs over the remaining lives of its coal supply agreements.

   RESOLUTION OF TEP CONTINGENCY

     GRAND CANYON TRUST

     In November 2001, GCT filed a complaint in U.S. District Court against TEP for alleged violations of the Clean Air Act at the Springerville Generating Station. The complaint alleged that more stringent emission standards should apply to Units 1 and 2. In February 2005, TEP and the GCT reached a settlement under which the GCT will resolve all claims against TEP regarding Springerville Generating Station. TEP will implement new emission limits at Units 1 and 2 by January 1, 2006, and, if SRP decides to construct Unit 4 (see Note 14), $1 million will be contributed for each of five years to a demand side management fund. This settlement is not expected to be material to TEP.

     LITIGATION AND CLAIMS RELATED TO SAN JUAN GENERATING STATION

     On May 16, 2002, the GCT and the Sierra Club filed a citizen lawsuit under the Clean Air Act in federal district court in New Mexico against Public Service Company of New Mexico (PNM) as operator of San Juan. TEP owns 50% of San Juan Units 1 and 2, which equates to 19.8% of the total San Juan Generating Station. The lawsuit alleges two violations of the Clean Air Act and related regulations and permits. One of the two claims, concerning the initial permitting of San Juan, was dismissed by the court in August 2003. The remaining claim alleged that PNM violated its present Title V operating permit for Units 1, 3 and 4 by exceeding the 20% opacity standard on numerous occasions between 1998 and 2002; opacity is a means to monitor the particulate matter contained in an emission.

     In September 2003, the New Mexico Environment Department (NMED) notified PNM, operator of San Juan, of alleged excess emissions and opacity in violation of the air quality permits at San Juan. The NMED issued a draft compliance order assessing unspecified civil penalties; however, no compliance order has been issued.

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------


     PNM has reached a settlement agreement with the parties that will cause the above-described actions to be dismissed. Under the agreement, the co-owners of San Juan will install new technology at the generating station to reduce mercury, particulate matter, NOx, and SO2 emissions over the next five years. TEP's share of the cost of new pollution control equipment based on its ownership of San Juan is anticipated to be approximately $25 million. The majority of those capital expenditures will be incurred in calendar years 2007, 2008, and 2009. In addition, TEP's share of increased operating and maintenance costs associated with the new technologies is expected to be approximately $12 million over the next 10 years.

     UES CONTINGENCY

     See Note 3 for a description of UES' contingency.

     MILLENNIUM CONTINGENCY - NATIONS ENERGY

     In September 2001, Nations Energy sold its 26% equity interest in a power project located in Curacao, Netherlands Antilles to Mirant Curacao Investments, Ltd. (Mirant Curacao) a subsidiary of Mirant Corporation (Mirant). Nations Energy received $5 million in cash and an $11 million note receivable from Mirant Curacao. The note was recorded at its net present value of $8 million using an 8% discount rate, the discount being recognized as interest income over the five-year life of the note. As of December 31, 2004, Nations Energy's receivable from Mirant Curacao is approximately $8 million. The note is primarily included in Investments and Other Property - Other on UniSource Energy's balance sheet. The first payment of $2 million on the receivable was received in June 2004. The remaining payments on the note receivable are expected to be received as follows: $4 million in July 2005 and $5 million in July 2006.

     The note is guaranteed by Mirant Americas, Inc., a subsidiary of Mirant. On July 14, 2003, Mirant, Mirant Americas, Inc. and various other Mirant companies filed for Chapter 11 bankruptcy protection. Mirant Curacao was not included in the Chapter 11 filings. Based on a review of the projected cash flows for the power project, it appears Mirant Curacao will have sufficient future cash flows to pay the note receivable and any applicable interest. However, we cannot predict the ultimate outcome that Mirant's bankruptcy will have on the collectibility of the note from Mirant Curacao. Nations Energy will continue to evaluate the collectibility of the receivable, but currently expects to collect the note in its entirety and has not recorded any reserve for this note.

     GUARANTEES AND INDEMNITIES

     In the normal course of business, UniSource Energy and certain subsidiaries enter into various agreements providing financial or performance assurance to third parties on behalf of certain subsidiaries. We enter into these agreements primarily to support or enhance the creditworthiness of a subsidiary on a stand-alone basis. The most significant of these guarantees are:

     o UES' guarantee of $160 million of aggregate principal amount of senior unsecured notes issued by UNS Gas and UNS Electric to purchase the Citizens Arizona gas and electric utility assets,
     o UniSource Energy's guarantee of approximately $8 million in natural gas transportation and supply payments in addition to building and equipment lease payments for UNS Gas, UNS Electric, and subsidiaries of Millennium, and
     o Millennium's guarantee of approximately $3 million in commodity-related payments for MEG and building lease payments for a subsidiary at December 31, 2004.

To the extent liabilities exist under the contracts subject to these guarantees, such liabilities are included in UniSource Energy's consolidated balance sheets.

     In addition, UniSource Energy and its subsidiaries have indemnified the purchasers of interests in certain investments from additional taxes due for years prior to the sale of such investments. The terms of the indemnifications provide for no limitation on potential future payments; however, we believe that we have abided by all tax laws and paid all tax obligations. We have not made any payments under the terms of these indemnifications to date.

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------


     We believe that the likelihood UniSource Energy, UES, or Millennium would be required to perform or otherwise incur any significant losses associated with any of these guarantees or indemnities is remote.


NOTE 9.  UTILITY PLANT AND JOINTLY-OWNED FACILITIES
---------------------------------------------------

   UTILITY PLANT

     The following table shows Utility Plant in Service by company and major class at December 31:

                                                       2004                                       2003
-------------------------------------------------------------------------------------------------------------------------
                                                                   - Millions of Dollars -
                                                                 UniSource                                 UniSource
                                                                   Energy                                    Energy
                                         TEP         UES        Consolidated        TEP         UES       Consolidated
                                      -----------------------------------------------------------------------------------
Plant in Service:
 Electric Generation Plant              $1,206      $   5           $1,211       $1,187       $   5          $1,192
 Electric Transmission Plant               539         13              552          531          11             542
 Electric Distribution Plant               823         74              897          780          61             841
 Gas Distribution Plant                      -        135              135            -         120             120
 Gas Transmission Plant                      -         12               12            -           9               9
 General Plant                             146         14              160          133          10             143
 Intangible Plant                           56          7               63           49           2              51
 Electric Plant Held for Future
   Use                                      2           1                3            1           -               1
-------------------------------------------------------------------------------------------------------------------------
   Total Plant in Service               $2,772      $ 261           $3,033       $2,681       $ 218          $2,899
=========================================================================================================================

Utility Plant under Capital
  Leases                                $  723      $   1            $ 724       $  747       $   1          $  748
=========================================================================================================================


     Intangible Plant primarily represents computer software costs. TEP's unamortized computer software costs were $24 million as of December 31, 2004 and December 31, 2003. UES' unamortized computer software costs were $2 million as of December 31, 2004 and December 31, 2003.

     All TEP Utility Plant under Capital Leases is used in TEP's generation operations.

     The depreciable lives currently used by TEP are as follows:


        MAJOR CLASS OF UTILITY PLANT IN SERVICE              DEPRECIABLE LIVES
        ------------------------------------------------------------------------
        Electric Generation Plant                               23-70 years
        Electric Transmission Plant                             10-50 years
        Electric Distribution Plant                             24-60 years
        General Plant                                            5-45 years
        Intangible Plant                                         3-10 years
        ------------------------------------------------------------------------


     During the first quarter of 2004, TEP engaged an independent third party to review the economic estimated useful lives of its owned generating assets in Springerville, Arizona. TEP then hired a different independent third party to perform a depreciation study for its generation assets, taking into consideration the newly determined economic useful life for the Springerville assets, and changes in generation plant life information used by the operators and other participants of the joint power plants in which TEP participates. As a result of these analyses, in July 2004, TEP lengthened the useful lives of various generation assets for periods ranging from 11 to 22 years. Consequently, depreciation rates and the corresponding depreciation expense have been revised to reflect the life extensions. The annual impact of these changes in depreciation rates is a reduction in depreciation expense of $9 million. A study is currently underway by the operating agent of the San Juan Generating Station

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------


to determine whether San Juan's economic useful life has changed from previous estimates. If the economic life of San Juan is extended by ten years, TEP's annual depreciation expense would decrease by an additional $4 million.

     In the fourth quarter of 2004, TEP determined that one of its capital lease assets and the corresponding obligation were overstated. To reduce the asset, a net adjustment of $18 million was recorded and a $20 million reduction to the obligation was recorded. In addition, a $2 million pre-tax net cumulative reduction of previously overstated depreciation and interest expense was recored. See Note 10 and 21.

     See TEP Utility Plant in Note 1 and TEP Capital Lease Obligations in Note
10.

     The depreciable lives currently used by UES are as follows:

        MAJOR CLASS OF UTILITY PLANT IN SERVICE              DEPRECIABLE LIVES
        ------------------------------------------------------------------------
        Electric Generation Plant                                23-40 years
        Electric Transmission Plant                              11-45 years
        Electric Distribution Plant                              14-26 years
        Gas Distribution Plant                                   17-48 years
        Gas Transmission Plant                                   37-55 years
        General Plant                                             3-33 years
        ------------------------------------------------------------------------


   JOINTLY-OWNED FACILITIES

      At December 31, 2004, TEP's interests in generating stations and transmission systems that are jointly-owned with other utilities were as follows:

                              Percent     Plant   Construction
                             Owned by      in        Work in     Accumulated
                                TEP      Service*   Progress    Depreciation
--------------------------------------------------------------------------------
                                            -Millions of Dollars-
San Juan Units 1 and 2         50.0%      $302        $  1           $211
Navajo Station Units 1,
 2 and 3                        7.5        128           3             69
Four Corners Units 4 and 5      7.0         80           3             65
Transmission Facilities     7.5 to 95.0    226           -            148
Luna Energy Facility           33.3          -          13              -
--------------------------------------------------------------------------------
   Total                                  $736         $20           $493
================================================================================

*Included in Utility Plant shown above.


     TEP has financed or provided funds for the above facilities and TEP's share of their operating expenses is reflected in the income statements. See Note 8 for commitments related to TEP's jointly-owned facilities.

     On November 12, 2004, TEP, Phelps Dodge Energy Services, LLC and PNM Resources, Inc. (PNMR) each purchased from Duke Energy North America, LLC a one-third interest in a limited liability company which owned the partially constructed natural gas-fired Luna Energy Facility (Luna). In February 2005, most of the assets of the limited liability company were transferred to the new owners so that each owner directly owns a one-third interest in the plant.
Luna is designed as a 570-MW combined cycle plant in southern New Mexico and is expected to be operational by the summer of 2006. Luna is expected to provide TEP with 190 MW of power to serve its wholesale and retail customers. PNM, an affiliate of PNMR, will oversee the completion of construction of Luna, which is approximately 50 percent complete, and will operate Luna.

     TEP paid $13 million for its one-third interest in Luna. TEP expects to spend up to an additional $33 million for its one-third share of the costs to complete construction of Luna and purchase necessary inventory items, of which $30 million will be spent in 2005 and the remainder in 2006. In addition, TEP expects to spend $3 million for its share of the capital expenditures related to an anticipated outage in 2009. TEP anticipates that internal cash flows will fund its share of the costs related to the plant.

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------


NOTE 10.  DEBT AND CAPITAL LEASE OBLIGATIONS
--------------------------------------------

     Long-term debt matures more than one year from the date of the financial statements. UniSource Energy and TEP's long-term debt is summarized in the statements of capitalization.

     UNISOURCE ENERGY DEBT

     INTERCOMPANY NOTE PAYABLE

     On January 1, 1998, TEP and UniSource Energy exchanged all the outstanding common stock of TEP on a share-for-share basis for the Common Stock of UniSource Energy. Following the share exchange, TEP transferred the stock of Millennium to UniSource Energy for a $95 million promissory note due in 2008. Approximately $25 million of this note represented a gain to TEP. TEP did not record this gain in income. Instead, this gain was reflected as an increase in TEP's common stock equity when UniSource Energy repaid the note on March 1, 2005 (see Subsequent Events below). In accordance with the ACC order authorizing the formation of the holding company, interest was payable on the note every two years beginning January 1, 2000 at a rate of 9.78% per year.

     BRIDGE LOAN

     In August 2003, UniSource Energy borrowed $35 million from a financial institution in the form of short-term debt to help finance the purchase of Citizens Arizona electric and gas utility assets. The funds were recorded as an equity contribution in the capitalization of UNS Gas and UNS Electric. In October 2003, as required by the debt agreement, UniSource Energy repaid the $35 million loan upon the financial close of the Springerville Unit 3 project. See
Note 14.

   TEP DEBT

     LONG-TERM DEBT

     TEP made the required sinking fund payments of $2 million on its First Mortgage IDBs in each of 2004 and 2003. TEP redeemed $0.4 million of its 8.5% First Mortgage Bonds in 2003 and the remaining $27 million in 2004. TEP paid a premium of $0.4 million related to the 2004 redemption. A portion of this premium was expensed immediately, while the remainder is being amortized over the original life of the bonds. TEP did not issue any new bonds in 2004 or 2003.

     FIRST AND SECOND MORTGAGE INDENTURES

     TEP's first and second mortgage indentures create liens on and security interests in most of TEP's utility plant assets, with the exception of Springerville Unit 2. San Carlos Resources Inc., a wholly-owned subsidiary of TEP, holds title to Springerville Unit 2. Utility Plant under Capital Leases is not subject to such liens or available to TEP creditors, other than the lessors. The net book value of TEP's utility plant subject to the lien of the indentures was $1,166 million at December 31, 2004.

     BANK CREDIT AGREEMENT

     On March 25, 2004, TEP entered into a new $401 million credit agreement. The agreement replaces the credit facilities provided under TEP's $401 million credit agreement that would have expired in 2006. The new credit agreement includes a $60 million revolving credit facility for general corporate purposes and a $341 million letter of credit facility, to support $329 million aggregate principal amount of tax-exempt variable rate bonds. The credit agreement has a five year term through June 30, 2009 and is secured by $401 million in aggregate principal amount of Second Mortgage Bonds issued under TEP's General Second Mortgage Indenture.

     The credit agreement contains a number of restrictive covenants, including restrictions on additional indebtedness, liens, sale of assets and sale-leasebacks. The credit agreement also contains several financial covenants including: (a) minimum consolidated tangible net worth, (b) a minimum cash coverage ratio, and (c) a maximum leverage ratio. Under the terms of the credit agreement, TEP may pay dividends so long as it maintains compliance with the credit agreement. The credit agreement also provides that under certain

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------


circumstances, certain regulatory actions could result in a required reduction of the commitments. As of December 31, 2004, TEP was in compliance with the terms of the credit agreement.

     The letter of credit fee of 2.35% on the new facility is significantly lower than the previous credit agreement's weighted average letter of credit fee of approximately 5%. The agreement also provides for letter of credit fronting fees of 0.25%, the same rate as the previous agreement. Unreimbursed drawings on a letter of credit bear a variable rate of interest based on LIBOR plus 2.25% per annum. Interest savings in 2004 were partially offset by the March 2004 write-off of $2 million of fees associated with the prior facility that were capitalized and being amortized through 2006. These fees were related to debt associated with the generation portion of TEP's operations. Fees of $9 million associated with the entry into the new facility are being amortized through June 2009. This expense is included in Long-Term Debt Interest Expense in UniSource Energy and TEP's income statements.

     At December 31, 2004, TEP had no outstanding borrowings under the revolving credit facility. If TEP borrows under the revolving credit facility, the borrowing costs would be at a variable interest rate consisting of a spread over LIBOR or an alternate base rate. The spread is based upon a pricing grid tied to TEP's leverage. The per annum rate currently in effect on borrowings under TEP's revolving credit facility, based on its leverage, is LIBOR plus 2.25%. If TEP's leverage were to change, the spread over LIBOR could range from 1.50% to 2.25%. TEP also pays a commitment fee of 0.50% on the unused portion of the revolving credit facility.

   TEP CAPITAL LEASE OBLIGATIONS

     The terms of TEP's capital leases are as follows:

     o The Sundt Lease has an initial term to January 2011 and provides for renewal periods of two or more years through 2020.
     o The Springerville Common Facilities Leases have an initial term to December 2017 for one lease and January 2021 for the other two leases, subject to optional renewal periods of two or more years through 2025.
     o The Springerville Unit 1 Leases have an initial term to January 2015 and provide for renewal periods of three or more years through 2030.
     o The Springerville Coal Handling Facilities Leases have an initial term to April 2015 and provide for one renewal period of six years, then additional renewal periods of five or more years through 2035.

     On or before each lease expiration date, TEP will determine if it will purchase the assets at the value stipulated in the lease or renegotiate the lease term. In some of the leases, the stipulated value is a fixed amount, and in others it is at fair market value.

     SPRINGERVILLE LEASE DEBT AND EQUITY

     TEP held an investment in Springerville Unit 1 lease debt totaling $98 million at December 31, 2004 and $100 million at December 31, 2003. TEP purchased an additional $4 million of Springerville Unit 1 lease debt in 2004, but made no comparable purchases in 2003. TEP received $7 million in principal payments related to this investment in each of 2004 and 2003.

     In the fourth quarter of 2004, TEP determined that one of its capital lease assets and the corresponding obligation were overstated. To reduce the obligation, an adjustment of $20 million was recorded. See Note 9 and 21.

     TEP also held an investment in Springerville Coal Handling Facilities lease debt totaling $73 million at December 31, 2004 and $79 million at December 31, 2003. TEP received $5 million in principal payments related to this investment in each of 2004 and 2003. TEP purchased a 13% ownership interest in the Springerville Coal Handling Facilities Leases for $13 million in December 2001 and all $96 million of the debt related to these capital leases in January 2002. In March 2002, TEP terminated the lease related to its equity interest and cancelled the associated debt. As a result of the lease termination, TEP recorded a $21 million reduction to the capital lease obligation, a $27 million reduction of its investment, and a $6 million increase in the capital lease asset, which represented the residual value of TEP's interest in the leased asset.

      TEP recognizes interest income on these investments. TEP's purchases of lease debt and equity are reflected in investing activities on TEP's cash flow statements.

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------


     In 1985, TEP sold and leased back its undivided one-half ownership interest in the common facilities at the Springerville Generating Station. Under the terms of the Springerville Common Facilities Leases, TEP must periodically arrange for refinancing or refunding of the secured notes underlying the leases prior to the named date in order to avoid a special event of loss. The special event of loss date is currently set at June 30, 2006. Interest on the debt is payable at LIBOR plus 4.25%. The LIBOR rate is reset every six months and the average rate in effect on December 31, 2004 was 1.92%, which resulted in a total average interest rate on the lease debt of 6.17% at year end.

   UNS GAS AND UNS ELECTRIC LONG-TERM DEBT

     SENIOR UNSECURED NOTES

     On August 11, 2003, UNS Gas and UNS Electric issued a total of $160 million of aggregate principal amount of senior unsecured notes in a private placement. Proceeds from the note issuance were paid to Citizens to purchase the Arizona gas and electric system assets. UNS Gas issued $50 million of 6.23% notes due August 11, 2011 and $50 million of 6.23% notes due August 11, 2015. UNS Electric issued $60 million of 7.61% notes due August 11, 2008. All three series of notes may be prepaid with a make-whole call premium reflecting a discount rate equal to an equivalent maturity U.S. Treasury security yield plus 50 basis points. UNS Gas and UNS Electric incurred a total of $2 million in debt costs related to the issuance of the notes. These costs were deferred and are being amortized over the life of the notes. The notes are guaranteed by UES.

     The note purchase agreements for both UNS Gas and UNS Electric contain certain restrictive covenants, including restrictions on transactions with affiliates, mergers, liens to secure indebtedness, restricted payments, incurrence of indebtedness, and minimum net worth. For purposes of these notes, net worth equals common stock equity less amounts attributable to minority interests and intangible assets not recoverable through rates. The actual and required minimum net worth levels at December 31, 2004 were as follows:

                                Required
                                Minimum Net       Actual
                                Net Worth       Net Worth
            ---------------------------------------------
                                  -Millions of Dollars-
            UES                   $ 50            $ 100
            UNS Gas                 43               59
            UNS Electric            26               41
            ---------------------------------------------

      The incurrence of indebtedness covenant requires each of UNS Gas and UNS Electric to meet certain tests before an additional dollar of indebtedness may be incurred. These tests include (a) a ratio of Consolidated Long-Term Debt to Consolidated Total Capitalization of no greater than 0.65 to 1.00, and (b) an Interest Coverage Ratio (a measure of cash flow to cover interest expense) of at least 2.50 to 1.00. However, UNS Gas and UNS Electric may, without meeting these tests, refinance indebtedness and incur short-term debt in an amount not to exceed $7 million in the case of UNS Gas, and $5 million in the case of UNS Electric. Neither UNS Gas nor UNS Electric, may declare or make distributions or dividends (restricted payments) on their common stock unless (a) immediately after giving effect to such action no default or event of default would exist under such company's note purchase agreement and (b) immediately after giving effect to such action, such company would be permitted to incur an additional dollar of indebtedness under the debt incurrence test for such company. As of December 31, 2004, UNS Gas and UNS Electric were in compliance with the terms of the note purchase agreements.

     MEG LINE OF CREDIT

     MEG has a bank line of credit for the purpose of issuing letters of credit to counterparties to support its emissions allowance and coal trading activities. In September 2004, MEG reduced this bank line of credit from $5 million to $3 million. As of December 31, 2004, MEG had $2 million in outstanding LOCs, all of which had expired by the end of February 2005. In accordance with UniSource Energy's intention to cease making capital contributions to Millennium, Millennium has significantly reduced the holdings and activity of MEG. MEG is in the process of winding down its activities and will not engage in any new activities after 2005. MEG's bank line of credit will expire on March 27, 2005 and will not be renewed.

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------


   MATURITIES AND SINKING FUND REQUIREMENTS

      Long-term debt, including sinking funds, and capital lease obligations mature on the following dates:

                                                Scheduled
                                  IDBs          Long-Term          Capital                                              UniSource
                               Supported           Debt             Lease           TEP          UNS          UNS         Energy
                                by LOCs      Retirements (1)     Obligations       Total         Gas       Electric       Total
                              ------------- ------------------- --------------- -----------  ----------- ------------ -------------
                                                                    -Millions of Dollars-
   2005                       $         -       $       2       $        120    $     122    $     -     $      -     $     122
   2006                                 -              21                123          144          -            -           144
   2007                                 -               1                128          129          -            -           129
   2008                                 -             167                121          288          -           60           348
   2009                               329               -                 68          397          -            -           397
   --------------------------------------------------------------------------------------------------------------------------------
   Total 2005-2009                    329             191                560        1,080          -           60         1,140
   Thereafter                           -             579                780        1,359        100            -         1,459
   Less: Imputed Interest               -               -               (585)        (585)         -            -          (585)
   --------------------------------------------------------------------------------------------------------------------------------
   Total                      $       329       $     770       $        755    $   1,854    $   100     $     60     $   2,014
   ================================================================================================================================

   (1) As discussed above, TEP redeemed its remaining First Mortgage IDBs in March 2005. If this redemption were reflected in this table, the only remaining Scheduled Long-Term Debt Retirement for 2005-2009 would be $138 million in 2008.



   SUBSEQUENT EVENTS

      On March 1, 2005, UniSource Energy issued $150 million aggregate principal amount of 4.50% Convertible Senior Notes due 2035 through a domestic offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 (the Act) and to persons in offshore transactions in reliance on Regulation S under the Act. Each $1,000 principal amount of notes is convertible into
26.6667 shares of UniSource Energy Common Stock at any time, representing a conversion price of approximately $37.50 per share of UniSource Energy Common Stock, subject to adjustment in certain circumstances. Beginning on March 5, 2010, UniSource Energy will have the option to redeem the notes, in whole or in part, for cash, at a price equal to 100% of the principal amount plus accrued and unpaid interest. Holders of the notes will have the ability to require UniSource Energy to repurchase the notes, in whole or in part, for cash on March 1, 2015, 2020, 2025 and 2030, or if certain specified fundamental changes involving UniSource Energy occur. The repurchase price will be 100% of the principal amount of the notes plus accrued and unpaid interest.

      On March 1, 2005, UniSource Energy used $106 million of the net proceeds from this offering to repay the $95 million promissory note to TEP plus accrued interest of $11 million. UniSource Energy expects that TEP will use these funds to redeem or repurchase certain of TEP's existing indebtedness through transactions that may include negotiated or market purchases, tender offers and redemptions. TEP has not yet determined the series of debt to be redeemed or repurchased.

      TEP made the required sinking fund payment of $1 million on its 6.1% First Mortgage IDBs in January 2005. In March 2005, TEP redeemed at par the remaining $31 million of its 6.1% First Mortgage IDBs, which were due in 2008, as well as the remaining $21 million of its 7.5% First Mortgage IDBs, which were due in 2006.


NOTE 11. FAIR VALUE OF FINANCIAL INSTRUMENTS
---------------------------------------------

      The carrying values and fair values of our financial instruments are as follows:

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------


                                                                                      December 31,
                                                                            2004                      2003
                                                                  ---------------------------------------------------
                                                                   Carrying       Fair       Carrying       Fair
                                                                    Value         Value        Value        Value
                                                                  ---------------------------------------------------
                                                                                -Millions of Dollars-
ASSETS:
   TEP Springerville Lease Debt Securities (included in
      Investments and Other Property)                              $    171     $     182    $     179    $     198
LIABILITIES:
   TEP First Mortgage Bonds - Fixed Rate:
      Corporate                                                           -             -           27           27
      IDBs                                                               53            53           55           55
      First Collateral Trust Bonds                                      138           153          138          155
   TEP Second Mortgage Bonds - IDBs (Variable Rate)                     329           329          329          329
   TEP Unsecured IDBs - Fixed Rate                                      579           568          579          582
   UNS Gas Senior Unsecured Notes                                       100           108          100          100
   UNS Electric Senior Unsecured Notes                                   60            64           60           60
                                                                  ---------------------------------------------------


     See Note 10 for a description of TEP's investment in Springerville Lease Debt. TEP intends to hold the $171 million investment in Springerville Lease Debt Securities to maturity ($39 million matures through January 1, 2009, $73 million matures through July 1, 2011, and $59 million matures through January 1,
2013). This investment is stated at amortized cost, which means the purchase cost has been adjusted for the amortization of the premium and discount to maturity. TEP determined the fair value of this investment by calculating the present value of the cash flows of each note, using a discount rate consistent with market yields generally available as of December 31, 2004 and December 31, 2003 for bonds with similar characteristics with respect to credit rating and time-to-maturity. The use of different market assumptions and/or estimation methodologies may yield different estimated fair value amounts.

     TEP considers the principal amounts of variable rate debt outstanding to be reasonable estimates of their fair value. TEP determined the fair value of its taxable fixed rate obligations including the Corporate First Mortgage Bonds and First Collateral Trust Bonds by calculating the present value of the cash flows of each fixed rate obligation. TEP used a rate consistent with market yields generally available as of December 31, 2004 and December 31, 2003 for bonds with similar characteristics with respect to credit rating and time-to-maturity. The use of different market assumptions and/or estimation methodologies may yield different estimated fair value amounts. TEP based the fair value of its tax-exempt fixed rate obligations including the First Mortgage IDBs and the Unsecured IDBs on quoted market prices for the same or similar debt.

     As of December 31, 2004, UNS Gas and UNS Electric determined the fair value of the $160 million of senior unsecured notes by calculating the present value of the cash flows of each note, using a discount rate consistent with market yields generally available as of December 31, 2004 for bonds with similar characteristics with respect to credit rating and time-to-maturity. The use of different market assumptions and/or estimation methodologies may yield different estimated fair value amounts. As of December 31, 2003, UNS Gas and UNS Electric considered the principal amounts of these notes, which were issued in August 2003, to be reasonable estimates of their fair value.

     The carrying amounts of our current assets and liabilities approximate fair value.


NOTE 12.  STOCKHOLDERS' EQUITY
------------------------------

   DIVIDEND LIMITATIONS

     UNISOURCE ENERGY

     In February 2005, UniSource Energy declared a quarterly dividend to the shareholders of $0.19 per share of UniSource Energy Common Stock. The dividend, totaling approximately $7 million, was paid on March 8, 2005 to common shareholders of record as of February 15, 2005. In 2004, UniSource Energy paid quarterly dividends to the shareholders of $0.16 per share, for a total of $0.64 per share, or $22 million, for the year. During 2003, UniSource Energy paid quarterly dividends to the shareholders of $0.15 per share, for a total of $0.60

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------


per share, or $20 million, for the year. During 2002, UniSource Energy paid quarterly dividends to the shareholders of $0.125 per share, for a total of $0.50 per share, or $17 million, for the year.

      Our ability to pay cash dividends on Common Stock outstanding depends, in part, upon cash flows from our subsidiaries: TEP, UES, Millennium and UED. Additionally, as a result of the acquisition agreement discussed in Note 2, UniSource Energy's quarterly dividend payment was limited to no more than $0.16 per share in 2004.

      TEP

      TEP paid dividends of $32 million in 2004, $80 million in 2003, and $35 million in 2002. UniSource Energy is the primary holder of TEP's common stock. TEP met the following requirements before paying these dividends:

      o  BANK CREDIT AGREEMENT

      TEP's new Credit Agreement as of March 2004 allows TEP to pay dividends as long as TEP maintains compliance with the agreement and certain financial covenants.

      o  ACC HOLDING COMPANY ORDER

      The ACC Holding Company Order does not allow TEP to pay dividends in excess of 75% of its annual earnings until TEP's equity ratio equals 37.5% of total capitalization, excluding capital lease obligations. The UES Settlement Agreement, as approved by the ACC, modifies this dividend limitation so that it will remain in place until TEP's common equity equals 40% of total capitalization (excluding capital lease obligations).

      o  FEDERAL POWER ACT

      This Act states that dividends shall not be paid out of funds properly included in capital accounts. TEP's 2004, 2003 and 2002 dividends were paid from current year earnings.

      UES

      UES did not pay any dividends to UniSource Energy in 2004 or 2003. UES' ability to pay dividends is limited by restrictions placed on its subsidiaries, UNS Gas and UNS Electric. As discussed in Note 3, the UES Settlement Agreement limits dividends payable by both UNS Gas and UNS Electric to UniSource Energy to 75% of earnings until the ratio of common equity to total capitalization reaches 40%. UNS Electric met this ratio requirement at December 31, 2004. Additionally, the terms of the senior unsecured note agreements entered into by both UNS Gas and UNS Electric contain dividend restrictions. See Note 10.

      MILLENNIUM AND UED

      Millennium did not pay any dividends to UniSource Energy in 2004, 2003 or 2002. UED did not pay any dividends to UniSource Energy in 2004 or 2002. UED paid a dividend to UniSource Energy of $50 million in 2003. Millennium and UED have no dividend restrictions.

   UNISOURCE ENERGY SHAREHOLDER RIGHTS PLAN

      In March 1999, UniSource Energy adopted a Shareholder Rights Plan. As of April 1, 1999, each Common Stock shareholder receives one Right for each share held. Each Right initially allows shareholders to purchase UniSource Energy's Series X Preferred Stock at a specified purchase price. However, the Rights are exercisable only if a person or group (the "acquirer") acquires or commences a tender offer to acquire 15% or more of UniSource Energy Common Stock. Each Right would entitle the holder (except the acquirer) to purchase a number of shares of UniSource Energy Common or Preferred Stock (or, in the case of a merger of UniSource Energy into another person or group, common stock of the acquiring person) having a fair market value equal to twice the specified purchase price. At any time until any person or group has acquired 15% or more of the Common Stock, UniSource Energy may redeem the Rights at a redemption price of $0.001 per Right. The Rights trade automatically with the Common Stock when it is bought and sold. The Rights expire on March 31, 2009.

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

NOTE 13.  TEP WHOLESALE ACCOUNTS RECEIVABLE AND ALLOWANCES
----------------------------------------------------------

      TEP's Accounts Receivable from Electric Wholesale Sales, included in Trade Accounts Receivable on the balance sheet, totaled $22 million at December 31, 2004 and $26 million at December 31, 2003, net of allowances. TEP's Allowance for Doubtful Accounts on the balance sheet includes $13 million at December 31, 2004 and $10 million at December 31, 2003 related to sales to the California Power Exchange (CPX) and the California Independent System Operator (CISO) in 2001 and 2000. Excluding the receivables from the CPX and the CISO, substantially all of the December 31, 2004 wholesale receivable balance has been collected as of the date of this filing.

      TEP's collection shortfall from the CPX and the CISO was approximately $9 million for sales made in 2000 and $7 million for sales made in 2001. Since that time, the FERC staff has proposed various methodologies for calculating amounts of refunds/offsets applicable to wholesale sales made into the CISO's spot markets from October 2000 to June 2001. Based upon a FERC order in March 2003 (as reaffirmed by the FERC on October 16, 2003), TEP estimated that it would receive approximately $6 million of its $16 million receivable. In May 2004, the FERC issued two separate orders addressing numerous issues in the refund calculation and the fuel cost allowance calculation (an offset to the refund obligation). Based on these new orders, TEP increased its reserve for sales to the CPX and the CISO by $3 million by recording a reduction of wholesale revenues.

      There are several other outstanding legal issues, complaints and lawsuits concerning the California energy crisis related to the FERC, wholesale power suppliers, Southern California Edison Company, Pacific Gas and Electric Company, the CPX and the CISO. We cannot predict the outcome of these issues or lawsuits. We believe, however, that TEP is adequately reserved for its transactions with the CPX and the CISO.

NOTE 14.  SPRINGERVILLE EXPANSION
---------------------------------

      On October 21, 2003 (the Closing Date), UED, TEP, Tri-State Generation and Transmission Association, Inc. (Tri-State) and Salt River Project Agricultural Improvement and Power District (SRP) entered into an Amended and Restated Joint Development Agreement, which provides for the development of two 400 MW coal-fired units at TEP's existing Springerville Generating Station by parties other than TEP.

      On the Closing Date, TEP transferred the right to construct Unit 3, together with associated rights, to Tri-State. Tri-State completed financing of Unit 3 on that date and immediately began construction. Once the unit is completed, Tri-State will lease 100% of Unit 3 through a 34-year leveraged lease agreement with GE Structured Finance and will take 300 MW of the 400 MW capacity.

      Under the Joint Development Agreement, SRP will purchase 100 MW of Unit 3's capacity from Tri-State under a 30-year power purchase agreement and will have the right to construct and own Unit 4 at a later date. If SRP decides to construct Unit 4, TEP and Tri-State may be required to find a replacement purchaser for SRP's 100 MW power purchase obligation from Unit 3. If TEP and Tri-State are unable to find a replacement purchaser, TEP would then purchase 100 MW of output from Unit 4, beginning with its commercial operation.

      TEP executed contracts to provide operating, maintenance and other services to Units 3 and 4. TEP also agreed to purchase up to 100 MW of Tri-State system capacity for no more than five years from the time Unit 3 begins commercial operation, which we expect to occur in December 2006. TEP will benefit from approximately $90 million in upgraded emissions control equipment for Units 1 and 2 and other facilities at the Springerville Generating Station that will be paid for by the Unit 3 project. Due to the transfer of Unit 3 rights to Tri-State, in November 2003 TEP deposited $17 million with TEP's Second Mortgage Trustee in compliance with TEP's Credit Agreement. Such deposit was returned to TEP in 2004 when TEP refinanced its Credit Agreement and eliminated this requirement.

      On the Closing Date, UED received reimbursement of all project development costs which it incurred in connection with Units 3 and 4 of approximately $29 million, plus a development fee (including accrued interest on development funds advanced) of $11 million. We recognized the development fee as income in the fourth quarter of 2003. On October 24, 2003, UniSource Energy repaid its $35 million short-term bridge loan with the proceeds.

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

NOTE 15.  INCOME AND OTHER TAXES
--------------------------------

   INCOME TAXES

      We record deferred tax liabilities for amounts that will increase income taxes on future tax returns. We record deferred tax assets for amounts that could be used to reduce income taxes on future tax returns. We record a Deferred Tax Assets Valuation Allowance for the amount of Deferred Tax Assets that we may not be able to use on future tax returns. We estimate the valuation allowance based on our interpretation of the tax rules, prior tax audits, tax planning strategies, scheduled reversal of deferred tax liabilities, and projected future taxable income.

      Deferred tax assets (liabilities) consist of the following:

                                                               UNISOURCE ENERGY                        TEP
                                                        ----------------------------------------------------------------
                                                                  December 31,                    December 31,
                                                              2004             2003           2004            2003
------------------------------------------------------------------------------------------------------------------------
                                                                             -Millions of Dollars-
GROSS DEFERRED INCOME TAX LIABILITIES
   Plant - Net                                              $    (478)       $   (476)       $    (470)    $    (474)
   Income Taxes Recoverable Through Future
      Revenues Regulatory Asset                                   (20)            (22)             (20)          (22)
   Transition Recovery Asset                                      (89)           (108)             (89)         (108)
   Other                                                          (33)            (31)             (27)          (27)
------------------------------------------------------------------------------------------------------------------------
      GROSS DEFERRED INCOME TAX LIABILITY                        (620)           (637)            (606)         (631)
------------------------------------------------------------------------------------------------------------------------

GROSS DEFERRED INCOME TAX ASSETS
   Capital Lease Obligations                                      314             337              314           337
   Net Operating Loss Carryforwards (NOL)                           7              18                -            11
   Investment Tax Credit Carryforwards                              5               8                5             8
   Alternative Minimum Tax Credit (AMT)                           100              88               92            85
   Accrued Postretirement Benefits                                 19              17               19            17
   Emission Allowance Inventory                                    14              14               14            14

   Coal Contract Termination Fees                                  14              16               14            16
   Springerville Coal Handling Facility                             6               7                6             7
   Reserve for Uncollectible Accounts                               6               4                6             4
   Unregulated Investment Losses                                   30              30                1             1
   Minimum Pension Liability                                        7               1                7             1
   Vacation & Sick Accrual                                          3               3                3             3
   Other                                                           25              21               20            18
------------------------------------------------------------------------------------------------------------------------
GROSS DEFERRED INCOME TAX ASSET                                   550             564              501           522
DEFERRED TAX ASSETS VALUATION ALLOWANCE                            (8)             (7)              (1)            -
------------------------------------------------------------------------------------------------------------------------
      NET DEFERRED INCOME TAX LIABILITY                     $     (78)       $    (80)       $    (106)    $    (109)
========================================================================================================================


      The net deferred income tax liability is included in the balance sheets in the following accounts:

                                                               UNISOURCE ENERGY                         TEP
                                                          --------------------------------------------------------------
                                                                   December 31,                   December 31,
                                                               2004            2003           2004            2003
------------------------------------------------------------------------------------------------------------------------
                                                                              -Millions of Dollars-
Deferred Income Taxes - Current Assets                       $     24        $     16        $      24     $      19
Deferred Income Taxes - Noncurrent Liabilities                   (102)            (96)            (130)         (128)
------------------------------------------------------------------------------------------------------------------------
   NET DEFERRED INCOME TAX LIABILITY                         $    (78)       $    (80)       $    (106)    $    (109)
========================================================================================================================


      The valuation allowance of $8 million at December 31, 2004 and $7 million at December 31, 2003, which reduces the Deferred Tax Asset balance, relates to Net Operating Loss (NOL) and Investment Tax Credit (ITC) carryforward amounts.

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------


The increase of $1 million is related to TEP's ITC carryforward. Of the $8 million valuation allowance at December 31, 2004, $7 million relates to losses generated by the Millennium entities. In the future, if UniSource Energy and the Millennium entities determine that all or a portion of the losses may be used on tax returns, then UniSource Energy and the Millennium entities would reduce the valuation allowance and recognize benefit of up to $7 million. The primary factor that could cause the Millennium entities to recognize a tax benefit would be a change in expected future taxable income. The remaining $1 million valuation allowance at December 31, 2004 relates to ITC carryfowards at TEP which may not be utilized on tax returns prior to their expiration. If in the future UniSource Energy and TEP determine that it is probable that TEP will not use all or a portion of additional ITC carryforward amounts, then UniSource Energy and TEP would record additional valuation allowance and recognize tax expense. The primary factor that could cause TEP to record additional valuation allowance would be a change in expected future taxable income.

      In 2003, the Deferred Tax Assets Valuation Allowance decreased $15 million due primarily to TEP's expectation of using a portion of its NOL and ITC carryforward amounts. This resulted in the reduction of Income Tax Expense for the year ended December 31, 2003.

      In 2002, the Deferred Tax Assets Valuation Allowance decreased $1 million due primarily to the settlement of audits.

       As of December 31, 2004 UniSource Energy's deferred income tax assets include $14 million related to unregulated investment losses of Millennium. TEP's deferred income tax assets include $1 million related to unregulated investment losses. These losses have not been reflected on UniSource Energy consolidated income tax returns. If UniSource Energy is unable to recognize such losses through its consolidated income tax return in the forseeable future, UniSource Energy and TEP would be required to write off these deferred tax assets. Millennium intends to restructure its ownership in one of these investments, Infinite Power Solutions (IPS), in 2005. As a result of this restructuring, we expect to liquidate IPS for tax purposes resulting in a taxable loss that will be reflected on UniSource Energy's consolidated income tax return. If this liquidation, or another action resulting in the recognition of the loss for tax purposes, does not occur UniSource Energy would be required to eliminate the deferred tax assets and recognize additional tax expense of $6 million.

      TEP had a net intercompany tax payable to affiliates of $4 million at December 31, 2004 and $2 million at December 31, 2003. These amounts are included in TEP's intercompany accounts on its balance sheet.

      In 2004, UniSource Energy recognized $1 million of tax benefit as a result of the settlement of a state income tax audit. This amount is included in the income tax expense (benefit) tables below.

      In 2003, UniSource Energy recognized $1 million of tax and interest expense in anticipation of settlement of state income tax audits and settlement of a state sales tax audit. The income taxes are included in the expense (benefit) tables below.

      In 2002, UniSource Energy recognized a tax benefit of $1.5 million as a result of final agreement with the IRS on audit issues and a tax benefit of $1 million from recognition of losses generated by the sale of a Nations Energy foreign entity.

      In 2004, the tax effect of the exercise of certain employee stock options that are recognized differently for financial reporting and tax purposes was not recorded as a timing difference, but rather was credited to shareholder's equity. This resulted in a $1.5 million increase to the capital of UniSource Energy.

      Additionally, in 2004, as a result of the termination of the UniSource Energy acquisition, UniSource Energy and TEP deducted certain legal and advisory fees which had previously been treated as permanently nondeductible expense. As a result, a current tax benefit of $1.1 million was recognized in the fourth quarter of 2004.

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------


      Income tax expense (benefit) included in the income statements consists of the following:

                                                 UNISOURCE ENERGY                         TEP
                                             ------------------------------   ----------------------------
                                                                 Years Ended December 31,
                                              2004       2003       2002       2004      2003       2002
---------------------------------------------------------------------------   ----------------------------
                                                                  -Millions of Dollars-
  Current Tax Expense
     Federal                                 $  21      $  11       $ 20       $  28    $ 14      $  23
     State                                       7          5          7           8       7          8
---------------------------------------------------------------------------   ----------------------------
        Total                                   28         16         27          36      21         31
---------------------------------------------------------------------------   ----------------------------
  Deferred Tax Expense (Benefit)
     Federal                                     7         12         (1)          -      16          9
     State                                      (2)        (1)        (7)         (2)     (1)        (3)
---------------------------------------------------------------------------   ----------------------------
        Total                                    5         11         (8)         (2)     15          6
---------------------------------------------------------------------------   ----------------------------
  Increase (Reduction) in Valuation
   Allowance                                     1        (15)        (1)          1     (15)        (1)
---------------------------------------------------------------------------   ----------------------------
Total Federal and State Income Tax
 Expense Before Cumulative Effect
 of Accounting Change                           34         12         18          35      21         36
---------------------------------------------------------------------------   ----------------------------
Tax On Cumulative Effect of
 Accounting Change (See Note 5)                  -         44          -           -      44          -
---------------------------------------------------------------------------   ----------------------------
Total Federal and State Income
 Tax Expense Including Cumulative
 Effect of Accounting Change                 $  34      $  56       $ 18       $  35    $ 65      $  36
===========================================================================   ============================

     The differences between the income tax expense and the amount obtained by multiplying pre-tax income by the U.S. statutory federal income tax rate of 35% are as follows:

                                                    UNISOURCE ENERGY                        TEP
                                           ---------------------------------------------------------------
                                                               Years Ended December 31,
                                              2004       2003       2002       2004      2003       2002
----------------------------------------------------------------------------------------------------------
                                                                -Millions of Dollars-
FEDERAL INCOME TAX EXPENSE AT
 STATUTORY RATE                              $  28      $  21      $  19       $ 28     $  29      $  33
   State Income Tax Expense,
    Net of Federal Deduction                     4          3          2          4         4          4
   Depreciation Differences
    (Flow Through Basis)                         3          4          4          3         4          4
   Federal/State Credits                        (1)        (2)        (4)        (1)       (2)        (4)
   Increase (Reduction) in Valuation
    Allowance                                    1        (15)        (1)         1       (15)        (1)
   Other                                        (1)         1         (2)         -         1          -
----------------------------------------------------------------------------------------------------------
Total Federal and State Income Tax
Expense Before Cumulative Effect
of Accounting Change                         $  34      $  12      $  18       $ 35     $  21      $  36
==========================================================================================================


      The Total Federal and State Income Tax Expense in the tables above is included on UniSource Energy and TEP's income statements.

      At December 31, 2004, UniSource Energy and TEP had, for federal and state income tax filing purposes, the following carryforward amounts:

                                    UNISOURCE ENERGY                                    TEP
                         ----------------------------------------   --------------------------------------
                                  Amount             Expiring                Amount             Expiring
                         ----------------------------------------   --------------------------------------
                          -Millions of Dollars-        Year           -Millions of Dollars-       Year
----------------------------------------------------------------------------------------------------------
Net Operating Losses              $ 18               2021-2022                $ -                   -
Investment Tax Credit                5               2004-2024                  5               2004-2024
AMT Credit                         100                   -                     92                   -
----------------------------------------------------------------------------------------------------------


UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------


      The $18 million in NOL carryforwards at UniSource Energy is subject to limitation due to a reorganization of certain Millennium entities in December 2002. The future utilization of these losses is dependant upon the generation of sufficient future taxable income at the separate company level.

   OTHER TAXES

      TEP and UES act as conduits or collection agents for excise tax (sales tax) as well as franchise fees and regulatory assessments. They record liabilities payable to governmental agencies when they bill their customers for these amounts. Neither the amounts billed nor payable are reflected in the income statement.

NOTE 16.  EMPLOYEE BENEFIT PLANS
--------------------------------

   PENSION BENEFIT PLANS

      TEP and UES maintain noncontributory, defined benefit pension plans for substantially all regular employees and certain affiliate employees. Benefits are based on years of service and the employee's average compensation. TEP and UES fund the plans by contributing at least the minimum amount required under Internal Revenue Service regulations. Additionally, we provide supplemental retirement benefits to certain employees whose benefits are limited by IRS benefit or compensation limitations.

   OTHER POSTRETIREMENT BENEFIT PLANS

      TEP provides limited health care and life insurance benefits for retirees. All regular employees may become eligible for these benefits if they reach retirement age while working for TEP or an affiliate.

      TEP amended its other postretirement benefit plan to cap Medicare supplement payments for all current retirees under age 65 and all classified employees retiring after December 31, 2002 and eliminate post-65 medical benefits for all salaried employees retiring after January 1, 2002. These amendments required TEP to recalculate benefits related to participants' past service. TEP is amortizing the change in the benefit cost from these plan amendments on a straight-line basis over 10 years.

      UniSource Energy acquired the Arizona gas and electric system assets from Citizens on August 11, 2003, assuming a $2 million liability for postretirement medical benefits for current retirees and a small group of active employees. The majority of UES employees do not currently participate in the postretirement medical plan.

      The ACC allows TEP and UES to recover postretirement costs through rates only as benefit payments are made to or on behalf of retirees. The postretirement benefits are currently funded entirely on a pay-as-you-go basis. Under current accounting guidance, TEP and UES cannot record a regulatory asset for the excess of expense calculated per Statement of Financial Accounting Standards No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, over actual benefit payments.

      FASB Staff Position No. FAS 106-2, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (FSP 106-2), provides guidance related to accounting for the federal subsidy available to certain employers providing retirees with prescription drug benefits. For public companies, FSP 106-2 is effective for the first interim or annual period beginning after June 15, 2004. Adoption of FSP 106-2 did not have a significant impact on our postretirement benefit costs or cash flows because prescription drug coverage is only available to a limited number of UniSource Energy retirees who are Medicare eligible.

      The actuarial present values of all pension benefit obligations and other postretirement benefit plans were measured at December 1. The tables below include both TEP and UES plans. Amounts included for UES plans are not significant. The change in benefit obligation and plan assets and reconciliation of the funded status are as follows:

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

                                                                                            OTHER POSTRETIREMENT
                                                               PENSION BENEFITS                    BENEFITS
                                                          ------------------------------------------------------------
                                                                        Years Ended December 31,
                                                           2004           2003           2004           2003
----------------------------------------------------------------------------------------------------------------------
                                                                              -Millions of Dollars-
CHANGE IN BENEFIT OBLIGATION
 Benefit Obligation at Beginning of Year                  $ 162          $ 133          $  68         $  59
 Actuarial (Gain) Loss                                       16             16             (1)            3
 Interest Cost                                               10              9              3             4
 Service Cost                                                 6              5              2             2
 Benefits Paid                                               (6)            (5)            (2)           (2)
 Plan Amendments                                              -              4              -             -
 Acquisition Adjustment                                       -              -              -             2
----------------------------------------------------------------------------------------------------------------------
   Benefit Obligation at End of Year                        188            162             70            68
----------------------------------------------------------------------------------------------------------------------
CHANGE IN PLAN ASSETS
 Fair Value of Plan Assets at Beginning of Year             124            106              -            -
 Actual Return on Plan Assets                                12             20              -            -
 Benefits Paid                                               (6)            (5)            (2)          (2)
 Employer Contributions                                       6              3              2            2
----------------------------------------------------------------------------------------------------------------------
   Fair Value of Plan Assets at End of Year                 136            124              -            -
----------------------------------------------------------------------------------------------------------------------
RECONCILIATION OF FUNDED STATUS TO BALANCE SHEET
 Funded Status (Difference between Benefit
  Obligation and Fair Value of Plan Assets)                 (52)           (38)           (70)         (68)
 Unrecognized Net Loss                                       50             37             30           33
 Unrecognized Prior Service Cost (Benefit)                   13             15            (10)         (11)
----------------------------------------------------------------------------------------------------------------------
   Net Amount Recognized in the Balance Sheets            $  11          $  14          $ (50)      $  (46)
======================================================================================================================

AMOUNTS RECOGNIZED IN THE BALANCE SHEETS
 CONSIST OF:
  Prepaid Pension Costs Included in Other Assets          $  17          $  10          $   -       $    -
  Accrued Benefit Liability Included in Other
   Liabilities                                              (35)            (9)           (50)         (46)
  Intangible Asset Included in Other Assets                   9             10              -            -
  Accumulated Other Comprehensive Income                     20              3              -            -
------------------------------------------------------------------------------------------------------------------------
      Net Amount Recognized                               $  11          $  14          $ (50)      $  (46)
========================================================================================================================


     The accumulated benefit obligation (ABO) for all defined benefit pension plans was $154 million and $130 million at December 31, 2004 and 2003, respectively. The ABO was impacted by changes in actuarial assumptions including revised retirement rates and updated mortality rates in addition to a reduction in the discount rate.

                                                      DECEMBER 31,
                                               2004                  2003
--------------------------------------------------------------------------------
                                                 -Millions of Dollars-
INFORMATION FOR PENSION PLANS WITH AN
 ACCUMULATED BENEFIT OBLIGATION IN
 EXCESS OF PLAN ASSETS:
  Projected Benefit Obligation at
   End of Year                                 $ 188                 $ 87
  Accumulated Benefit Obligation at
   End of Year                                   154                   70
  Fair Value of Plan Assets at
   End of Year                                 $ 136                 $ 61
--------------------------------------------------------------------------------


UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------


     The components of net periodic benefit costs are as follows:

                                                                                            OTHER POSTRETIREMENT
                                                               PENSION BENEFITS                    BENEFITS
                                                          ------------------------------------------------------------
                                                                          Years Ended December 31,
                                                                2004     2003     2002     2004     2003     2002
----------------------------------------------------------------------------------------------------------------------
                                                                            -Millions of Dollars-
COMPONENTS OF NET PERIODIC COST
 Service Cost                                                  $  6     $  5     $  5     $  2     $  2     $  2
 Interest Cost                                                   10        9        8        3        4        4
 Expected Return on Plan Assets                                 (10)      (9)     (11)       -        -        -
 Prior Service Cost Amortization                                  2        2        2       (1)      (1)       -
 Recognized Actuarial Loss                                        2        2        -        2        2        2
----------------------------------------------------------------------------------------------------------------------
   Net Periodic Benefits Cost (Benefit)                        $ 10     $  9     $  4     $  6     $  7     $  8
======================================================================================================================

     For all pension plans, prior service costs are amortized on a straight-line basis over the average remaining service period of employees expected to receive benefits under the plan.


ADDITIONAL INFORMATION                                                                      OTHER POSTRETIREMENT
                                                               PENSION BENEFITS                    BENEFITS
                                                          ------------------------------------------------------------
                                                                        Years Ended December 31,
                                                           2004           2003           2004           2003
----------------------------------------------------------------------------------------------------------------------
                                                                              -Millions of Dollars-
Minimum Pension Liability Included in
  Other Comprehensive Income                               $ 20           $  3            N/A            N/A
----------------------------------------------------------------------------------------------------------------------


                                                                                            OTHER POSTRETIREMENT
                                                               PENSION BENEFITS                    BENEFITS
                                                          ------------------------------------------------------------
                                                           2004           2003           2004           2003
----------------------------------------------------------------------------------------------------------------------
WEIGHTED-AVERAGE ASSUMPTIONS USED TO DETERMINE
  BENEFIT OBLIGATIONS AS OF DECEMBER 1,
   Discount Rate                                       6.00 - 6.10%       6.25%          5.90%          5.50%
   Rate of Compensation Increase                       3.00 - 5.00%       4.00%             -              -
----------------------------------------------------------------------------------------------------------------------


                                                                                            OTHER POSTRETIREMENT
                                                               PENSION BENEFITS                    BENEFITS
                                                          ------------------------------------------------------------
                                                           2004           2003           2004           2003
----------------------------------------------------------------------------------------------------------------------
WEIGHTED-AVERAGE ASSUMPTIONS USED TO DETERMINE
 NET PERIODIC BENEFIT COST FOR YEARS ENDED
 DECEMBER 31,
  Discount Rate                                               6.25%       6.75%         5.50%           6.75%
  Rate of Compensation Increase                        3.00 - 5.00%       4.00%            -              -
  Expected Return on Plan Assets                              8.75%       8.75%            -              -
----------------------------------------------------------------------------------------------------------------------

      Net periodic benefit cost is subject to various assumptions and determinations, such as the discount rate, the rate of compensation increase, and the expected return on plan assets. We estimated the expected return on plan assets based on a review of the plans' asset allocations and consultations with a third-party investment consultant and the plans' actuary considering market and economic indicators, historical market returns, correlations and volatility, central banks' and government treasury departments' forecasts and objectives, and recent professional or academic research. Changes that may arise over time with regard to these assumptions and determinations will change amounts recorded in the future as net periodic benefit cost.

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

                                                        DECEMBER 31,
                                               2004                     2003
--------------------------------------------------------------------------------
ASSUMED HEALTH CARE COST TREND RATES
  Health Care Cost Trend Rate Assumed
   for Next Year                              11.00%                   12.10%
  Ultimate Health Care Cost Trend Rate
   Assumed                                     5.00%                    5.00%
  Year that the Rate Reaches the
   Ultimate Trend Rate                         2013                     2013
--------------------------------------------------------------------------------


     Assumed health care cost trend rates have a significant effect on the amounts reported for health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects on the December 31, 2004 amounts:

                                  ONE-PERCENTAGE-POINT      ONE-PERCENTAGE-POINT
                                        INCREASE                  DECREASE
--------------------------------------------------------------------------------
                                              -Millions of Dollars-
Effect on Total of Service and
 Interest Cost Components                 $  1                      $  -
Effect on Postretirement Benefit
 Obligation                               $  5                      $ (4)
--------------------------------------------------------------------------------

      PLAN ASSETS

      TEP and UES calculate the market-related value of plan assets using the fair value of plan assets on the measurement date. The UES pension plan was initially funded during 2004. TEP and UES' pension plan asset allocations at December 31, 2004 and TEP's pension plan asset allocations at December 31, 2003, by asset category are as follows:


                                     PLAN ASSETS
                                     DECEMBER 31,
                            2004                     2003
-------------------------------------------------------------
ASSET CATEGORY
 Equity Securities         68.25%                68.1%
 Debt Securities           18.23%                18.2%
 Real Estate               13.52%                13.7%
 Other                        -                     -
-------------------------------------------------------------
  Total                   100.0%                100.0%
=============================================================


      TEP's investment policy for the pension plans targets a range of exposure to the various asset classes surrounding the following allocations: equity securities 65%, debt securities 23% and real estate 12%. TEP rebalances the portfolio periodically when the portfolio allocation is not within the desired range of exposure. The plan seeks to provide returns in excess of the portfolio benchmark. The portfolio benchmark consists of the following indices: 55% S&P 500; 10% MSCI EAFE; 23% Lehman Aggregate; and 12% NCREIF. A third party investment consultant tracks the plan's portfolio relative to the benchmark and provides quarterly investment reviews which consist of a performance and risk assessment on all investment managers and on the portfolio.

      Certain managers within the plan use, or have authorization to use, derivative financial instruments for risk management purposes or as a part of their investment strategy. Currency hedges have also been used for defensive purposes. Leverage is used by real estate managers but is limited by investment policy.

      The policy for the UES pension plan is to provide exposures to equity and debt securities by investing in a balanced fund. As of December 31, 2004, the fund had approximately 60% of its assets invested in stocks and 40% in fixed income securities. The fund will hold no more than 75% of its total assets in stocks.

      CONTRIBUTIONS

      TEP expects to contribute $6 million to its pension plans in 2005 and UES expects to contribute $1 million.

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

      ESTIMATED FUTURE BENEFIT PAYMENTS

      The following benefit payments, which reflect future service, as appropriate, are expected to be paid:


                         PENSION        OTHER
                         BENEFITS      BENEFITS
-----------------------------------------------------
                          -Millions of Dollars-
2005                     $    4        $    3
2006                          5             4
2007                          6             4
2008                          7             5
2009                          8             6
Years 2010-2014              56            34



   DEFINED CONTRIBUTION PLANS

      TEP and UES sponsor defined contribution savings plans that are offered to all eligible employees. Certain affiliate employees are also eligible to participate. The plans are qualified 401(k) plans under the Internal Revenue Code. In a defined contribution plan, the benefits a participant is to receive result from regular contributions to a participant account. Participants direct the investment of contributions to certain funds in their account. Matching contributions to participant accounts are made under these plans. Matching contributions to these plans were approximately $4 million in 2004 and $3 million in each of 2003 and 2002.


NOTE 17.  STOCK-BASED COMPENSATION PLANS
----------------------------------------

      Through December 31, 2004, we accounted for UniSource Energy's two stock-based compensation plans, the Director's Plan and the Omnibus Plan, under the recognition and measurement principles of APB 25 as allowed under FAS 123. However, management early adopted Statement of Financial Accounting Standards No. 123R, Share Based Payment effective January 1, 2005. See New Accounting Standards.

      The Directors' Plan provides for annual awards of non-qualified stock options and restricted shares or stock units to each eligible director. Under the Directors' Plan, we are authorized to grant up to a total of 324,000 shares. The Omnibus Plan, which expired on February 3, 2004, allowed the Compensation Committee, a committee of non-employee directors, to grant the following types of awards to each eligible employee: stock options; stock appreciation rights; restricted stock; stock units; performance shares; and dividend equivalents. A total of 4.1 million shares were previously available under the Omnibus Plan provisions.

       The terminated acquisition agreement discussed in Note 2 limited the amount of capital stock that UniSource Energy could issue under its stock plans in 2004. Additionally, both plans contain "Change in Control" provisions that provide for accelerated vesting of awards when certain conditions are met. The March 29, 2004 shareholder vote to approve the proposed merger triggered 100% vesting of all awards under the Omnibus Plan. The provision in the Directors' Plan did not take effect as it requires consummation of a merger to accelerate vesting.

      At December 31, 2004, we had stock options, stock units, performance shares and restricted stock grants outstanding as discussed below.

      STOCK OPTIONS

      No stock options were granted during 2004. We granted stock options to key TEP and Millennium employees and members of the Board of Directors during 2003 and 2002. All stock options were granted at exercise prices equal to the market price of the Common Stock at the grant date. Director stock options currently vest over three years, become exercisable in one-third increments on each anniversary date of the grant and expire on the tenth anniversary of the grant.

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------


      A summary of the stock option activity of the Directors' Plan and Omnibus Plan is as follows:

                                              2004                         2003                          2002
-------------------------------------------------------------------------------------------------------------------------
                                                    WEIGHTED                      Weighted                     Weighted
                                                    AVERAGE                       Average                      Average
                                                    EXERCISE                      Exercise                     Exercise
                                      SHARES         PRICE           Shares        Price          Shares        Price
-------------------------------------------------------------------------------------------------------------------------
Options Outstanding,
  Beginning of Year                 2,478,551        $16.04        2,572,551         $15.77      2,071,503      $15.05
   Granted                                  -             -          120,236         $17.77        590,000      $18.14
   Exercised                         (400,003)       $15.29         (199,400)        $13.72        (64,851)     $14.42
   Forfeited                           (2,996)       $13.66          (14,836)        $14.20        (24,101)     $15.43
                                  ------------                    ------------                  -----------
Options Outstanding,
  End of Year                       2,075,552        $16.19        2,478,551         $16.04      2,572,551      $15.77
                                  ============                    ============                  ===========
Options Exercisable,
  End of Year                       2,053,281        $16.17        1,676,803         $15.27      1,441,829      $14.47

Exercise Price Range of Options Outstanding at December 31, 2004:  $11.00 to $18.84
Weighted Average Remaining Contractual Life at December 31, 2004:  5.68 years
-------------------------------------------------------------------------------------------------------------------------

      As discussed in Note 1, through December 31, 2004 we applied APB 25 in accounting for our stock option plans. We have not recognized any compensation cost for these options because our stock options are granted with an exercise price equal to the market value of the stock at the grant date. We have also adopted the disclosure-only provisions of FAS 123. We present, in Note 1, the effect on net income and earnings per share as if the company had applied the fair value recognition provisions of FAS 123, as required by Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation
- Transition and Disclosure.

      Stock options awarded on January 1, 2002 accrue dividend equivalents that are paid in cash on the earlier of the date of exercise of the underlying option or the date the option expires. Compensation expense is recognized as dividends are declared. In 2004, 2003 and 2002, we recognized compensation expense of $0.3 million for dividend equivalents on stock option grants.

      RESTRICTED STOCK AND STOCK UNITS

      In 2004, 2003 and 2002, we granted restricted stock awards to directors totaling 6,480 shares, 5,157 shares and 4,644 shares, respectively. The grant date fair value of the shares was $24.68 per share in 2004, $17.44 per share in 2003 and $19.35 per share in 2002. Directors may elect to receive stock units in lieu of restricted shares. The restricted shares or stock units become 100% vested on the third anniversary of the grant date. As discussed above, Directors' awards were not affected by the shareholders' vote to approve the proposed merger. Compensation expense equal to the fair market value on the date of the award is recognized over the vesting period. We recorded compensation expense of $0.1 million in 2004 and less than $0.1 million in 2003 and 2002 related to these awards.

      There were no new stock unit awards granted under the Omnibus Plan in 2004, 2003 or 2002. When prior awards were granted, compensation expense equal to the fair market value on the date of the award was recognized over a three or four year vesting period. All stock unit awards under the Omnibus Plan were fully vested as of March 6, 2004, and were not impacted by the shareholder vote to approve the proposed merger. We recognized compensation expense related to earlier awards of less than $1 million in each of the last three years.

      Fully vested but undistributed stock unit awards accrue dividend equivalent stock units based on the fair market value of common shares on the date the dividend is paid. Compensation expense is recognized when dividends are declared. We recorded compensation expense of $0.2 million in 2004 and 2003 for dividend equivalent stock units.

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------


      PERFORMANCE SHARES

      In May 2003, the Board of Directors approved a grant of performance shares to key employees under the Omnibus Plan. The shares were to be awarded at the end of a three-year performance period based on goal attainment. The grant date fair value was $17.84 per share. Compensation expense was initially recorded over the performance period based on the anticipated number and market value of shares to be awarded. As a result of the shareholder vote to approve the proposed merger, 53,566 performance shares vested and were distributed. Compensation expense of $2 million was recorded in the first quarter of 2004 for this award. Compensation expense of $0.7 million was recorded in 2003 for this award.


NOTE 18.  UNISOURCE ENERGY EARNINGS PER SHARE (EPS)
---------------------------------------------------

      Basic EPS is computed by dividing net income by the weighted average number of common shares outstanding during the period. Diluted EPS assumes that proceeds from the hypothetical exercise of stock options and other stock-based awards are used to repurchase outstanding shares of stock at the average fair market price during the reporting period. The numerator in calculating both basic and diluted EPS for each period is Net Income. The following table shows the effects of potential dilutive common stock on the weighted average number of shares:

                                                     Years Ended December 31,
                                                  2004        2003        2002
--------------------------------------------------------------------------------
                                                        - In Thousands-
Denominator:
 Average Shares of Common Stock Outstanding       34,380      33,828      33,665
 Effect of Dilutive Securities:
   Warrants                                            -          -           81
   Options and Stock Issuable under Employee
    Benefit Plans and the Directors' Plan            661         511         476
--------------------------------------------------------------------------------
Total Shares                                      35,041      34,339      34,222
================================================================================


      There were no antidilutive options outstanding during the year ended December 31, 2004. Options to purchase an average of 274,000 and 525,000 shares of Common Stock were outstanding during the years 2003 and 2002, respectively, but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common stock.

      At December 31, 2004, UniSource Energy had no outstanding warrants. There were 4.6 million warrants that were exercisable into TEP common stock until December 15, 2002, when they expired. The dilutive effect of these warrants was the same as it would have been if the warrants were exercisable into UniSource Energy Common Stock.


NOTE 19.  RELATED PARTIES
-------------------------

      UniSource Energy incurs corporate costs that are allocated to TEP and its other affiliates. Certain corporate costs are directly assigned to TEP. Other corporate costs are allocated based on a weighted-average residual allocation factor. Management believes this method of allocation is reasonable and approximates the cost that TEP and its other affiliates would have incurred as stand-alone entities. Charges allocated to TEP were $12 million in 2004, $5 million in 2003 and $3 million in 2002.

      TEP provides all corporate services (finance, accounting, tax, information technology services, etc.) to UniSource Energy, UNS Gas and UNS Electric as well as to UniSource Energy's non-utility businesses. Costs are directly assigned to the benefiting entity where possible. Common costs are allocated on a transaction-oriented basis. Management believes this method of allocation is reasonable. The charges by TEP were $7 million in 2004, $5 million in 2003 and $2 million in 2002.

      Southwest Energy Solutions, Inc. (SES), a subsidiary of Millennium, provides a supplemental workforce for TEP. Types of services provided for TEP are dusk to dawn lighting, facilities maintenance, meter reading, solar work, transmission and distribution, and general supplemental support. SES bills TEP

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------


for providing these services. Management believes that the charges for services are reasonable and approximates the cost that TEP would have incurred if it performed these services directly. The charges to TEP for these services were $13 million in 2004, $8 million in 2003 and $8 million in 2002.

      Haddington Energy Partners II, LP (Haddington) funds energy-related investments. A member of the UniSource Energy Board of Directors has an investment in Haddington and is a managing director of the general partner of the limited partnership. Millennium owns 31% of Haddington and accounts for this investment under the equity method.

      Valley Ventures III, LP (Valley Ventures) is a venture capital fund that invests in information technology, microelectronics and biotechnology, primarily within the southwestern U.S. Another member of the UniSource Energy Board of Directors is a general partner of the company that manages the fund. Millennium owns 15% of the fund and accounts for this investment under the equity method due to an ability to exercise significant influence over the fund based on the related party disclosure above.

         Carboelectrica Sabinas, S. de R.L. de C.V. (Sabinas) is a Mexican limited liability company created to develop up to 800 megawatts (MW) of coal-fired generation in the Sabinas region of Coahuila, Mexico. Millennium owns 50% of Sabinas. Altos Hornos de Mexico, S.A. de C.V. (AHMSA) and affiliates own the remaining 50%. UniSource Energy's Chairman, President and Chief Executive Officer is a member of the board of directors of AHMSA. As of December 31, 2004, Millennium's investment in Sabinas is approximately $19 million. Millennium accounts for the investment in Sabinas under the cost method.

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

NOTE 20.  SUPPLEMENTAL CASH FLOW INFORMATION
--------------------------------------------

      A reconciliation of net income to net cash flows from operating activities follows:

                                                                                        UNISOURCE ENERGY
                                                                        ----------------------------------------------
                                                                                     Years Ended December 31,
                                                                              2004          2003            2002
                                                                        ----------------------------------------------
                                                                                     -Thousands of Dollars-
NET INCOME                                                                  $45,919        $113,941       $ 34,928
ADJUSTMENTS TO RECONCILE NET INCOME
  TO NET CASH FLOWS FROM OPERATING ACTIVITIES
     Cumulative Effect of Accounting Change-Net of Tax                            -         (67,471)             -
     Depreciation and Amortization Expense                                  135,315         130,643        127,923
     Depreciation Recorded to Fuel and Other O&M Expense                      6,175           6,230          5,701
     Coal Contract Amendment Fee                                                  -               -        (14,248)
     Amortization of Transition Recovery Asset                               50,153          31,752         24,489
     Net Unrealized (Gain) Loss on TEP Forward Electric Sales                (1,509)            761          1,302
     Net Unrealized Loss (Gain) on TEP Forward Electric Purchases               250            (378)        (1,835)
     Net Unrealized Gain on MEG Trading Activities                             (551)         (1,046)          (188)
     Amortization of Deferred Debt-Related Costs included in
       Interest Expense                                                       5,413           2,972          2,058
    Provision for Bad Debts                                                   2,821           4,820          1,688
     Deferred Income Taxes                                                    5,303          (3,002)        (8,694)
     (Gain) Loss from Equity Method Investment Entities                      (7,326)          2,984          3,560
     Gain on Sale of Real Estate                                               (725)           (467)             -
     Other                                                                  (10,981)         46,052        (13,953)
     Changes in Assets and Liabilities which Provided (Used)
       Cash Exclusive of Changes Shown Separately
         Accounts Receivable                                                (13,927)        (18,622)        37,591
         Materials and Fuel Inventory                                        (3,926)         (7,412)        (2,118)
         Accounts Payable                                                    29,531          (7,944)       (35,193)
         Interest Accrued                                                     9,890          13,151         18,542
         Taxes Accrued                                                       15,684          10,353         (8,331)
         Other Current Assets                                               (49,781)         (7,011)       (12,199)
         Other Current Liabilities                                           53,396          12,688          5,991
         Other Deferred Credits and Other Liabilities                        18,815          17,442          9,423
         Deposit - Second Mortgage Indenture                                 17,040         (17,040)             -
----------------------------------------------------------------------------------------------------------------------
NET CASH FLOWS - OPERATING ACTIVITIES                                      $306,979        $263,396       $176,437
======================================================================================================================

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

                                                                                             TEP
                                                                     ----------------------------------------------
                                                                                   Years Ended December 31,
                                                                           2004          2003            2002
-------------------------------------------------------------------------------------------------------------------
                                                                                  -Thousands of Dollars-
NET INCOME                                                               $ 46,127       $ 128,913        $ 55,390
ADJUSTMENTS TO RECONCILE NET INCOME
  TO NET CASH FLOWS FROM OPERATING ACTIVITIES
     Cumulative Effect of Accounting Change-Net of Tax                          -         (67,471)              -
     Depreciation and Amortization Expense                                117,109         121,037         124,054
     Depreciation Recorded to Fuel and Other O&M Expense                    6,175           6,230           5,701
     Coal Contract Amendment Fee                                                -               -         (14,248)
     Amortization of Transition Recovery Asset                             50,153          31,752          24,489
     Net Unrealized (Gain) Loss on Forward Electric Sales                  (1,509)            761           1,302
     Net Unrealized Loss (Gain) on Forward Electric Purchases                 250            (378)         (1,835)
     Amortization of Deferred Debt-Related Costs included in
       Interest Expense                                                     5,104           2,921           2,058
     Provision for Bad Debts                                                1,691           4,460           1,688
     Deferred Income Taxes                                                 (1,011)          1,136           5,522
     (Gains) Losses from Equity Method Investment Entities                   (168)           (142)            530
     Interest Accrued on Note Receivable from UniSource Energy             (9,329)        (10,242)         (9,329)
     Gain on Sale of Real Estate                                             (725)           (467)              -
     Other                                                                 (3,219)         15,927            (250)
     Changes in Assets and Liabilities which Provided (Used)
       Cash Exclusive of Changes Shown Separately
         Accounts Receivable                                              (23,774)         (8,717)         32,318
         Materials and Fuel Inventory                                      (1,100)         (5,607)         (1,331)
         Accounts Payable                                                  24,958           8,225         (35,011)
         Interest Accrued                                                  10,264          28,576          18,542
         Taxes Accrued                                                     20,031           1,281          (3,663)
         Other Current Assets                                              (5,328)            581         (12,771)
         Other Current Liabilities                                          4,790           1,468           6,157
         Other Deferred Credits and Other Liabilities                      17,622          17,785           7,678
         Deposit - Second Mortgage Indenture                               17,040         (17,040)              -
--------------------------------------------------------------------------------------------------------------------
NET CASH FLOWS - OPERATING ACTIVITIES                                    $275,151       $ 260,989        $206,991
====================================================================================================================



     Non-cash investing and financing activities of UniSource Energy and TEP that affected recognized assets and liabilities but did not result in cash receipts or payments were as follows:

                                        Years Ended December 31,
                                     2004        2003         2002
------------------------------------------------------------------------
                                         -Thousands of Dollars-

Capital Lease Obligations         $ 12,273     $ 10,731     $ 11,604
------------------------------------------------------------------------



      The non-cash change in capital lease obligations represents interest accrued for accounting purposes in excess of interest payments in 2004, 2003, and 2002.

       On August 11, 2003, UniSource Energy acquired the Arizona gas and electric system assets from Citizens for $223 million, comprised of the base purchase price plus other operating capital adjustments and transaction costs. In conjunction with the acquisition, liabilities were assumed as follows:

UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
--------------------------------------------------------------------------------

                                           - Thousands of Dollars -
--------------------------------------------------------------------
Fair Value of Assets Acquired                      $262,044
Liabilities Assumed                                  38,648
--------------------------------------------------------------------
 Assets/Liabilities Purchased                      $223,396
====================================================================

Cash Paid for Citizens Assets                      $218,558
Transaction Costs                                     4,838
--------------------------------------------------------------------
 Total Purchase Price                              $223,396
====================================================================



NOTE 21.  QUARTERLY FINANCIAL DATA (UNAUDITED)
----------------------------------------------

      Our quarterly financial information has not been audited but, in management's opinion, includes all adjustments necessary for a fair presentation. Our utility businesses are seasonal in nature with peak sales periods for TEP and UNS Electric generally occurring during the summer months and peak sales periods for UNS Gas generally occurring during the winter months. Accordingly, comparisons among quarters of a year may not represent overall trends and changes in operations.


                                                                                           UNISOURCE ENERGY
                                                                    -------------------------------------------------------------
                                                                      FIRST          SECOND         THIRD         FOURTH
                                                                    -------------------------------------------------------------
                                                                                        -Thousands of Dollars-
                                                                                        (except per share data)
2004

Operating Revenue                                                   $270,084        $290,081       $335,309     $273,504
Operating Income                                                      42,710          61,571         75,461       39,648
Net Income                                                             6,421          12,801         23,799        2,898

Basic EPS                                                              $0.19           $0.37          $0.69        $0.08
Diluted EPS                                                            $0.18           $0.37          $0.68        $0.08

2003

Operating Revenue                                                   $172,247        $216,073       $304,252     $280,183
Operating Income                                                      12,069          46,981         83,719       60,236
Income (Loss) Before Cumulative Effect of Accounting Change          (15,125)          6,920         27,376       27,299
Cumulative Effect of Accounting Change - Net of Tax                   67,471               -              -            -
Net Income                                                            52,346           6,920         27,376       27,299

Basic EPS:
----------
Income (Loss) Before Cumulative Effect of Accounting Change           $(0.45)          $0.20          $0.81        $0.81
Cumulative Effect of Accounting Change - Net of Tax                     2.00               -              -            -
Net Income                                                              1.55            0.20           0.81         0.81

Diluted EPS:
------------
Income (Loss) Before Cumulative Effect of Accounting Change            (0.45)           0.20           0.80         0.79
Cumulative Effect of Accounting Change - Net of Tax                     2.00               -              -            -
Net Income                                                              1.55            0.20           0.80         0.79


UNISOURCE ENERGY, TEP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONCLUDED)


                                                                                                  TEP
                                                                    -------------------------------------------------------------
                                                                      FIRST          SECOND         THIRD         FOURTH
                                                                    -------------------------------------------------------------
                                                                                        -Thousands of Dollars-
2004

Operating Revenue                                                   $186,974        $233,742       $272,085     $196,497
Operating Income                                                      35,688          62,269         74,531       34,196


Interest Income - Note Receivable from UniSource Energy                2,320           2,319          2,345        2,345

Net Income                                                               794          18,017         26,222        1,094

2003

Operating Revenues                                                   $171,627       $214,688       $265,871     $199,365
Operating Income                                                       19,641         55,825         87,015       48,517

Interest Income - Note Receivable from UniSource Energy                 2,525          2,554          2,581        2,582

Income (Loss) Before Cumulative Effect of Accounting Change            (8,100)        13,511         32,194       23,837
Cumulative Effect of Accounting Change - Net of Tax                    67,471              -              -            -
Net Income                                                             59,371         13,511         32,194       23,837



EPS is computed independently for each of the quarters presented. Therefore, the sum of the quarterly EPS amounts may not equal the total for the year.

      The principal unusual items for TEP and UniSource Energy include:

      TEP AND UNISOURCE ENERGY

      o FOURTH QUARTER 2004: UniSource Energy recorded a $7 million pre-tax acquisition termination fee of which 77% was allocated to TEP. See Note 2. UniSource Energy recognized a current income tax benefit of $1.1 million as a result of deducting certain acquisition-related legal and advisory fees that had previously been treated as permanently nondeductible expenses, 77% of which was recognized by TEP. TEP recorded a $2 million pre-tax net cumulative reduction of previously overstated depreciation and interest expense related to a capitalized lease transaction. See Notes 9 and 10. TEP recognized a $1 million income tax expense due to the uncertainty of future use of certain ITC carryforwards. See Note 15.

      o FIRST QUARTER 2003: TEP recorded an after-tax gain of $67 million for the cumulative effect of adopting FAS 143. See Note 5.

      o FOURTH QUARTER 2003: TEP recognized a $15 million tax benefit due to a reduction in its NOL valuation allowance. See Note 15. UniSource Energy recorded $3 million of acquisition-related fees, 80% of which were allocated to TEP. These fees did not result in a current tax deduction. See Note 15.

      UNISOURCE ENERGY

      o FIRST QUARTER 2004: MEH recognized a $3.1 million after-tax gain from the sale of Sago Energy, LP's operating subsidiaries, a Haddington investment.

      o FOURTH QUARTER 2003: UED recognized an $11 million pre-tax development fee for closing the Springerville expansion project. See Note 14. This quarter also includes the first full quarter of activity for UES which was established on August 11, 2003. UES contributed Operating Revenues of $69 million, Operating Income of $7 million and Net Income of $3 million to fourth quarter results.

UNISOURCE ENERGY
SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

                                                           ADDITIONS-
                                               BEGINNING   CHARGED TO                ENDING
          DESCRIPTION                           BALANCE      INCOME     DEDUCTIONS   BALANCE
--------------------------------------------------------------------------------------------
       Year Ended December 31,                             -Millions of Dollars-
Deferred Tax Assets Valuation Allowance (1)
                2004                             $  7         $ 1           $ -       $ 8
                2003                               22           -            15         7
                2002                               16           7             1        22

Allowance for Doubtful Accounts (2)
                2004                             $ 12         $ 7           $ 2       $ 17
                2003                                9           5             2         12
                2002                                9           2             2          9
--------------------------------------------------------------------------------------------

(1) The deferred tax assets valuation allowance reduces the deferred tax asset balance. It relates to NOL and ITC carryforward amounts. UniSource, TEP and Subsidiaries charged $1 million to income in 2004 related to TEP's ITC carryforwards that may not be utilized prior to their expiration. UniSource, TEP and Subsidiaries reduced the deferred tax assets valuation in 2003 primarily based on guidance issued by the Internal Revenue Service in September, 2003 (see
Note 15 of Notes to Consolidated Financial Statements). UniSource, TEP and Subsidiaries charged approximately $7 million to income in 2002 relating to the limitation on the utilization of operating losses generated by certain Millennium entities. UniSource, TEP and Subsidiaries reduced the deferred tax assets valuation in 2002 due to the settlement of Internal Revenue Service audits.

(2) TEP and UES record additions to the Allowance for Doubtful accounts based on historical experience and any specific customer collection issues identified. Deductions principally reflect amounts charged off as uncollectible, less amounts recovered. Balances related primarily to TEP reserves for sales to the CPX and CISO in 2000 and 2001. See Note 13 of Notes to Consolidated Financial Statements.



TEP
SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS


                                                           ADDITIONS-
                                               BEGINNING   CHARGED TO                ENDING
          DESCRIPTION                           BALANCE      INCOME     DEDUCTIONS   BALANCE
--------------------------------------------------------------------------------------------
       Year Ended December 31,                             -Millions of Dollars-
Deferred Tax Assets Valuation Allowance (1)
               2004                               $ -         $ 1          $ -         $  1
               2003                                15           -           15            -
               2002                                16           -            1           15

Allowance for Doubtful Accounts (2)
               2004                               $11         $ 5          $ 2         $ 14
               2003                                 9           5            3           11
               2002                                 9           2            2            9
-------------------------------------------------------------------------------------------

(1) The deferred tax assets valuation allowance reduces the deferred tax asset balance. It relates to NOL and ITC carryforward amounts. TEP charged $1 million to income in 2004 related to ITC carryforwards that may not be utilized prior to their expiration. TEP reduced the deferred tax assets valuation in 2003 primarily based on guidance issued by the Internal Revenue Service in September, 2003 (see Note 15 of Notes to Consolidated Financial Statements). TEP reduced the deferred tax assets valuation in 2002 due to the settlement of Internal Revenue Service audits.

(2) TEP recorded $7 million of expense in the first quarter of 2001 and $9 million in the fourth quarter of 2000 to reserve for uncollectible amounts related to sales to the state of California in 2000 and the first quarter of 2001. TEP reversed $8 million of the $16 million reserve in the fourth quarter of 2001. In the first quarter of 2003, TEP increased its reserve for sales to the CPX and the CISO by $2 million by recording a reduction of wholesale revenues. In the second quarter of 2004, TEP increased its reserve for sales to the CPX and the CISO by an additional $3 million based on new FERC orders. Deductions principally reflect amounts charged off as uncollectible, less amounts recovered (see Note 13 of Notes to Consolidated Financial Statements).



ITEM 9. - CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
--------------------------------------------------------------------------------

     None.

ITEM 9A. - CONTROLS AND PROCEDURES
--------------------------------------------------------------------------------

     UniSource Energy and TEP's Chief Executive Officer and Chief Financial Officer supervised and participated in UniSource Energy and TEP's evaluation of their disclosure controls and procedures as of December 31, 2004. Disclosure controls and procedures are controls and procedures designed to ensure that information required to be disclosed in UniSource Energy and TEP's periodic reports filed or submitted under the Securities Exchange Act of 1934, as amended, is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission's rules and forms. These disclosure controls and procedures can only provide reasonable, not absolute, assurance that the above objectives have been met. Based upon the evaluation performed, UniSource Energy and TEP's Chief Executive Officer and Chief Financial Officer concluded that UniSource Energy and TEP's disclosure controls and procedures are effective.

     While UniSource Energy and TEP continually strive to improve their disclosure controls and procedures to enhance the quality of their financial reporting, there has been no change in UniSource Energy or TEP's internal control over financial reporting during the fourth quarter of 2004, that has materially affected, or is reasonably likely to materially affect, UniSource Energy or TEP's internal control over financial reporting.

     UniSource Energy's Management's Report on Internal Control Over Financial Reporting Under 404 of Sarbanes-Oxley appears as the first report under Item 8 and the Report of Independent Registered Public Accounting Firm appears as the second report under Item 8 in this Annual Report on Form 10-K.

ITEM 9B. - OTHER INFORMATION
--------------------------------------------------------------------------------

     In December 1998, TEP entered into change in control agreements (the "Agreements") with all of the officers of TEP. As of March 1, 2005, the Agreements were in effect with respect to the following officers: Thomas A. Delawder, Michael DeConcini, Steven J. Glaser, Thomas N. Hansen, Karen G. Kissinger, Kevin P. Larson, Steven W. Lynn, Dennis R. Nelson, Vincent Nitido Jr. and James S. Pignatelli.

     The Agreements provide that each officer shall be employed by TEP, or one of its subsidiaries or affiliates, in a position comparable to his or her current position, with compensation and benefits, which are at least equal to their then current compensation and benefits, for a period of five years after a change in control (subject to earlier termination due to the officer's acceptance of a position with another company or termination for cause). In the event that the officer's employment is terminated by TEP (with the exception of termination due to the officer's acceptance of another position or for cause), or if the officer terminates employment because of a reduction in position, responsibility, compensation or for certain other stated reasons, the officer is entitled to certain severance benefits. Under the terms of the Agreements, the approval by UniSource Energy's shareholders at the March 29, 2004 special meeting of the proposed acquisition of all of UniSource Energy's outstanding Common Stock by Saguaro constituted a change of control.

     On March 3, 2005, TEP provided the officers with respect to which the Agreements were in effect at that time, written notice of the termination of the Agreements. Pursuant to the terms of the Agreements, the termination will become effective on March 3, 2010, the fifth anniversary of the date of the written notice of termination.

ITEM 10. - DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANTS
--------------------------------------------------------------------------------

   DIRECTORS
   ---------

     Certain of the individuals serving as Directors of UniSource Energy also serve as the Directors of TEP. Information concerning Directors will be contained under Election of Directors in UniSource Energy's Proxy Statement relating to the 2005 Annual Meeting of Shareholders, which will be filed with the SEC not later than 120 days after December 31, 2004, which information is incorporated herein by reference.

   EXECUTIVE OFFICERS - UNISOURCE ENERGY
   -------------------------------------

     Executive Officers of UniSource Energy, who are elected annually by UniSource Energy's Board of Directors, are as follows:

                                                                  EXECUTIVE
                                                                   OFFICER
NAME                   AGE   POSITION(S) HELD                       SINCE
--------------------------------------------------------------------------------
James S. Pignatelli    61    Chairman, President and
                             Chief Executive Officer                1998
Michael J. DeConcini   40    Senior Vice President, Investments
                             and Planning                           1999
Dennis R. Nelson       54    Senior Vice President, Utility
                             Services                               1998
Karen G. Kissinger     50    Vice President, Controller and
                             Chief Compliance Officer               1998
Kevin P. Larson        48    Vice President, Chief Financial
                             Officer and Treasurer                  2000
Steven W. Lynn         58    Vice President, Communications
                             and Government Relations               2003
Vincent Nitido, Jr.    49    Vice President, General Counsel
                             and Chief Administrative Officer       2000
Catherine A. Nichols   46    Corporate Secretary                    2003
--------------------------------------------------------------------------------

JAMES S. PIGNATELLI         Mr. Pignatelli joined TEP as Senior Vice President
                            in August 1994 and was elected Senior Vice President and Chief Operating Officer in 1996. He was named
                            Senior Vice President and Chief Operating Officer of
                            UniSource Energy in January 1998, and Executive Vice
                            President and Chief Operating Officer of TEP in
                            March 1998. On June 23, 1998, Mr. Pignatelli was named Chairman, President and CEO of UniSource
                            Energy and TEP. Prior to joining TEP, he was President and Chief Executive Officer from 1988 to
                            1993 of Mission Energy Company, a subsidiary of SCE
                            Corp.

MICHAEL J. DECONCINI        Mr. DeConcini joined TEP in 1988 and served in
                            various positions in finance, strategic planning and wholesale marketing. He was Manager of TEP's
                            Wholesale Marketing Department in 1994, adding
                            Product Development and Business Development in
                            1997. In November 1998, he was elected Vice
                            President of MEH, and elected Vice President,
                            Strategic Planning of UniSource Energy in February
                            1999. He was named Senior Vice President,
                            Investments and Planning of UniSource Energy in
                            October 2000. Mr. DeConcini was elected Senior Vice
                            President and Chief Operating Officer of the Energy
                            Resources business unit of TEP, effective January 1, 2003.

DENNIS R. NELSON            Mr. Nelson joined TEP as a staff attorney in 1976.
                            He was manager of the Legal Department from 1985 to 1990. He was elected Vice President, General Counsel and Corporate Secretary in January 1991. He was named Vice President, General Counsel and Corporate
                            Secretary of UniSource Energy in January 1998. Mr.
                            Nelson was named Senior Vice President and General
                            Counsel of TEP in November 1998. In December 1998, he was named Chief Operating Officer, Corporate
                            Services of TEP. In October 2000, he was named
                            Senior Vice President, Governmental Affairs of
                            UniSource Energy and Senior Vice President and Chief
                            Operating Officer of the Energy Resources business unit of TEP. Mr. Nelson was elected Senior Vice
                            President of Utility Services, effective January 1,
                            2003 and named Chief Operating Officer of UES on
                            August 11, 2003.

KAREN G. KISSINGER          Ms. Kissinger joined TEP as Vice President and
                            Controller in January 1991. She was named Vice
                            President, Controller and Principal Accounting
                            Officer of UniSource Energy in January 1998. In
                            November 1998, Ms. Kissinger was also named Chief
                            Information Officer of TEP. She was named Chief
                            Compliance Officer of UniSource Energy and TEP, effective January 1, 2003.

KEVIN P. LARSON             Mr. Larson joined TEP in 1985 and thereafter held
                            various positions in its finance department and at TEP's investment subsidiaries. In January 1991, he was elected Assistant Treasurer of TEP and named
                            Manager of Financial Programs. He was elected
                            Treasurer of TEP in August 1994 and Vice President in March 1997. In October 2000, he was elected Vice
                            President and Chief Financial Officer of both
                            UniSource Energy and TEP and remains Treasurer of both organizations.

STEVEN W. LYNN              Mr. Lynn joined TEP in 2000 as Manager of Corporate
                            Relations for UniSource Energy and was named Manager of Corporate Relations of both TEP and UniSource
                            Energy during 2000. In January 2003, he was elected
                            Vice President of Communications and Government
                            Relations at UniSource Energy and TEP. Prior to joining TEP, Mr. Lynn was an owner-partner from 1984
                            - 2000 of Nordensson Lynn & Associates, Inc., a
                            Tucson-based advertising, marketing and public relations firm.

VINCENT NITIDO, JR.         Mr. Nitido joined TEP as a staff attorney in 1991.
                            He was promoted to Manager of the Legal Department in 1994, and elected Vice President and Assistant
                            General Counsel in 1998. In October 2000, he was elected Vice President, General Counsel of both
                            UniSource Energy and TEP and Corporate Secretary of
                            UniSource Energy. Mr. Nitido was also named Chief
                            Administrative Officer of UniSource Energy and TEP, effective January 1, 2003.

CATHERINE A. NICHOLS        Ms. Nichols joined TEP as a staff attorney in 1989.
                            She was promoted to Manager of the Legal Department and elected Corporate Secretary of TEP in 1998. She assumed the additional role of Manager of the Human
                            Resources Department in 1999. Ms. Nichols was elected Corporate Secretary of UniSource Energy, effective January 1, 2003, and remains Corporate
                            Secretary of TEP.

   EXECUTIVE OFFICERS - TUCSON ELECTRIC POWER COMPANY
   --------------------------------------------------

     Executive Officers of TEP, who are elected annually by TEP's Board of Directors, are:

                                                                    EXECUTIVE
                                                                     OFFICER
NAME                   AGE   POSITION(S) HELD                        SINCE
--------------------------------------------------------------------------------
James S. Pignatelli    61    Chairman, President and
                             Chief Executive Officer                1994
Michael J. DeConcini   40    Senior Vice President, Energy
                             Resources Business Unit                2003
Steven J. Glaser       47    Senior Vice President and
                             Chief Operating Officer,
                             Transmission and Distribution
                             Business Unit                          1994
Thomas A. Delawder     58    Vice President, Energy Resources
                             Business Unit                          1985
Thomas N. Hansen       54    Vice President / Technical Advisor     1992
Karen G. Kissinger     50    Vice President, Controller and Chief
                             Compliance Officer                     1991
Kevin P. Larson        48    Vice President, Chief Financial
                             Officer and Treasurer                  1994
Steven W. Lynn         58    Vice President, Communications and
                             Government Relations                   2003
Vincent Nitido, Jr.    49    Vice President, General Counsel
                             and Chief Administrative Officer       1998
Catherine A. Nichols   46    Corporate Secretary                    1998
--------------------------------------------------------------------------------

JAMES S. PIGNATELLI         See description shown under UniSource Energy
                            Corporation above.

MICHAEL J. DECONCINI        See description shown under UniSource Energy
                            Corporation above.

STEVEN J. GLASER            Mr. Glaser joined TEP in 1990 as a Senior Attorney
                            in charge of Regulatory Affairs. He was Manager of TEP's Legal Department from 1992 to 1994, and
                            Manager of Contracts and Wholesale Marketing from
                            1994 until elected Vice President, Business
                            Development. In 1995, he was named Vice President,
                            Wholesale/Retail Pricing and System Planning. He was named Vice President, Energy Services in 1996 and
                            Vice President, Rates and Regulatory Support and
                            Utility Distribution Company Energy Services in
                            November 1998. In October 2000, he was named Senior
                            Vice President and Chief Operating Officer of the
                            Transmission and Distribution business unit.

THOMAS A. DELAWDER          Mr. Delawder joined TEP in 1974 and thereafter
                            served in various engineering and operations positions. In April 1985, he was named Manager, Systems Operations and was elected Vice President,
                            Power Supply and System Control in November 1985. In
                            February 1991, he became Vice President, Engineering and Power Supply and in January 1992 he became Vice
                            President, System Operations. In 1994, he became
                            Vice President of the Energy Resources business unit. Mr. Delawder has submitted his intent to retire, after 30 years of service, effective April
                            1, 2005.

THOMAS N. HANSEN            Mr. Hansen joined TEP in December 1992 as Vice
                            President, Power Production. Prior to joining TEP,
                            Mr. Hansen was Century Power Corporation's Vice
                            President, Operations from 1989 and Plant Manager at
                            Springerville from 1987 through 1988. In 1994, he was named Vice President / Technical Advisor.

KAREN G. KISSINGER          See description shown under UniSource Energy
                            Corporation above.

KEVIN P. LARSON             See description shown under UniSource Energy
                            Corporation above.

STEVEN W. LYNN              See description shown under UniSource Energy
                            Corporation above.

VINCENT NITIDO, JR.         See description shown under UniSource Energy
                            Corporation above.

CATHERINE A. NICHOLS        See description shown under UniSource Energy
                            Corporation above.

     Information required by Items 405 and 406 of SEC Regulation S-K will be included in UniSource Energy's Proxy Statement relating to the 2005 Annual Meeting of Shareholders, which will be filed with the SEC not later than 120 days after December 31, 2004, which information is incorporated herein by reference.

ITEM 11. - EXECUTIVE COMPENSATION
--------------------------------------------------------------------------------

     Information concerning Executive Compensation will be contained under Executive Compensation and Other Information in UniSource Energy's Proxy Statement relating to the 2005 Annual Meeting of Shareholders, which will be filed with the SEC not later than 120 days after December 31, 2004, which information is incorporated herein by reference.


ITEM 12. - SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
--------------------------------------------------------------------------------

   GENERAL

     At March 11, 2005, UniSource Energy had outstanding 34.5 million shares of Common Stock. As of March 11, 2005, the number of shares of Common Stock beneficially owned by all directors and officers of UniSource Energy as a group amounted to approximately 6% of the outstanding Common Stock.

     At March 11, 2005, UniSource Energy owned greater than 99.9% of the outstanding shares of common stock of TEP.

   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     Information concerning the security ownership of certain beneficial owners of UniSource Energy will be contained under Security Ownership of Certain Beneficial Owners in UniSource Energy's Proxy Statement relating to the 2005 Annual Meeting of Shareholders, which will be filed with the SEC not later than 120 days after December 31, 2004, which information is incorporated herein by reference.

   SECURITY OWNERSHIP OF MANAGEMENT

     Information concerning the security ownership of the Directors and Executive Officers of UniSource Energy and TEP will be contained under Security Ownership of Management in UniSource Energy's Proxy Statement relating to the 2005 Annual Meeting of Shareholders, which will be filed with the SEC not later than 120 days after December 31, 2004, which information is incorporated herein by reference.

     SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

     Information concerning securities authorized for issuance under equity compensation plans will be contained under Securities Authorized for Issuance under Equity Compensation Plans in UniSource Energy's Proxy Statement relating to the 2005 Annual Meeting of Shareholders, which will be filed with the SEC not later than 120 days after December 31, 2004, which information is incorporated herein by reference.

ITEM 13. - CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
--------------------------------------------------------------------------------

     Information concerning certain relationships and related transactions of UniSource Energy and TEP will be contained under Transactions with Management and Others and Compensation Committee Interlocks and Insider Participation in UniSource Energy's Proxy Statement relating to the 2005 Annual Meeting of Shareholders, which will be filed with the SEC not later than 120 days after December 31, 2004, which information is incorporated herein by reference.

ITEM 14. - PRINCIPAL ACCOUNTANT FEES AND SERVICES
--------------------------------------------------------------------------------

     Information concerning principal accountant fees and services will be contained in UniSource Energy's Proxy Statement relating to the 2005 Annual Meeting of Shareholders, which will be filed with the SEC not later than 120 days after December 31, 2004, which information is incorporated herein by reference.

                                     PART IV


ITEM 15. - EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
--------------------------------------------------------------------------------

                                                                           Page
                                                                           ----
(a)  1.    Consolidated Financial Statements as of December 31, 2004
           and 2003 and for Each of the Three Years in the Period
           Ended December 31, 2004

           UNISOURCE ENERGY CORPORATION
           Report of Independent Registered Public Accounting Firm          69
           Consolidated Statements of Income                                70
           Consolidated Statements of Cash Flows                            71
           Consolidated Balance Sheets                                      72
           Consolidated Statements of Capitalization                        73
           Consolidated Statements of Changes in Stockholders' Equity       74
           Notes to Consolidated Financial Statements                       80

           TUCSON ELECTRIC POWER COMPANY
           Report of Independent Registered Public Accounting Firm          69
           Consolidated Statements of Income                                75
           Consolidated Statements of Cash Flows                            76
           Consolidated Balance Sheets                                      77
           Consolidated Statements of Capitalization                        78
           Consolidated Statements of Changes in Stockholders' Equity       79
           Notes to Consolidated Financial Statements                       80

     2.    Financial Statement Schedule
           Schedule II
               Valuation and Qualifying Accounts                            133

     3.    Exhibits


     Reference is made to the Exhibit Index commencing on page 144.

                                   SIGNATURES

     Pursuant to the requirements of Section 13 and 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                       UNISOURCE ENERGY CORPORATION


Date:    March 16, 2005                By: /s/ Kevin P. Larson
                                       -----------------------------------------
                                               Kevin P. Larson
                                               Vice President and Principal
                                               Financial Officer


     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


Date:    March 16, 2005                /s/     James S. Pignatelli*
                                       -----------------------------------------
                                               James S. Pignatelli
                                               Chairman of the Board, President
                                               and Principal Executive Officer


Date:    March 16, 2005                /s/     Kevin P. Larson
                                       -----------------------------------------
                                               Kevin P. Larson
                                               Principal Financial Officer


Date:    March 16, 2005                /s/     Karen G. Kissinger*
                                       -----------------------------------------
                                               Karen G. Kissinger
                                               Principal Accounting Officer


Date:    March 16, 2005                /s/     Lawrence J. Aldrich*
                                       -----------------------------------------
                                               Lawrence J. Aldrich
                                               Director


Date:    March 16, 2005                /s/     Larry W. Bickle*
                                       -----------------------------------------
                                               Larry W. Bickle
                                               Director


Date:    March 16, 2005                /s/     Elizabeth T. Bilby*
                                       -----------------------------------------
                                               Elizabeth T. Bilby
                                               Director


Date:    March 16, 2005                /s/     Harold W. Burlingame*
                                       -----------------------------------------
                                               Harold W. Burlingame
                                               Director


Date:    March 16, 2005                /s/     John L. Carter*
                                       -----------------------------------------
                                               John L. Carter
                                               Director


Date:    March 16, 2005                /s/     Robert A. Elliott*
                                       -----------------------------------------
                                               Robert A. Elliott
                                               Director

Date:    March 16, 2005                /s/     Kenneth Handy*
                                       -----------------------------------------
                                               Kenneth Handy
                                               Director


Date:    March 16, 2005                /s/     Warren Y. Jobe*
                                       -----------------------------------------
                                               Warren Y. Jobe
                                               Director


Date:    March 16, 2005              * By: /s/ Kevin P. Larson
                                       -----------------------------------------
                                               Kevin P. Larson
                                               As attorney-in-fact for each
                                               of the persons indicated

                                   SIGNATURES
                                   ----------

         Pursuant to the requirements of Section 13 and 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                       TUCSON ELECTRIC POWER COMPANY


Date:    March 16, 2005                By: /s/ Kevin P. Larson
                                       -----------------------------------------
                                               Kevin P. Larson
                                               Vice President and Principal
                                               Financial Officer

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


Date:    March 16, 2005                /s/     James S. Pignatelli*
                                       -----------------------------------------
                                               James S. Pignatelli
                                               Chairman of the Board, President
                                               and Principal Executive Officer


Date:    March 16, 2005                /s/     Kevin P. Larson
                                       -----------------------------------------
                                               Kevin P. Larson
                                               Principal Financial Officer


Date:    March 16, 2005                /s/     Karen G. Kissinger*
                                       -----------------------------------------
                                               Karen G. Kissinger
                                               Principal Accounting Officer


Date:    March 16, 2005                /s/     Lawrence J. Aldrich*
                                       -----------------------------------------
                                               Lawrence J. Aldrich
                                               Director


Date:    March 16, 2005                /s/     Elizabeth T. Bilby*
                                       -----------------------------------------
                                               Elizabeth T. Bilby
                                               Director


Date:    March 16, 2005                /s/     Harold W. Burlingame*
                                       -----------------------------------------
                                               Harold W. Burlingame
                                               Director


Date:    March 16, 2005                /s/     John L. Carter*
                                       -----------------------------------------
                                               John L. Carter
                                               Director


Date:    March 16, 2005                /s/     Robert A. Elliott*
                                       -----------------------------------------
                                               Robert A. Elliott
                                               Director

Date:    March 16, 2005                /s/     Kenneth Handy*
                                       -----------------------------------------
                                               Kenneth Handy
                                               Director


Date:    March 16, 2005                /s/     Warren Y. Jobe*
                                       -----------------------------------------
                                               Warren Y. Jobe
                                               Director


Date:    March 16, 2005              * By: /s/ Kevin P. Larson
                                       -----------------------------------------
                                               Kevin P. Larson
                                               As attorney-in-fact for each
                                               of the persons indicated

                                  EXHIBIT INDEX
                                  -------------


*2(a)      --  Agreement and Plan of Exchange, dated as of March 20, 1995, between TEP, UniSource Energy and NCR Holding, Inc.

*2(b)      --  Agreement and Plan of Merger between UniSource Energy
               Corporation and Saguaro Acquisition Corp., dated as of November 21, 2003. (Form 8-K dated November 21, 2003, File
               No. 1-13739 -- Exhibit 10.)

*3(a)      --  Restated Articles of Incorporation of TEP, filed with the ACC on
               August 11, 1994, as amended by Amendment to Article Fourth of our Restated Articles of Incorporation, filed with the ACC on May 17, 1996. (Form 10-K for year ended December 31, 1996,
               File No. 1-5924 -- Exhibit 3(a).)

*3(b)      --  Bylaws of TEP, as amended May 20, 1994. (Form 10-Q for the quarter ended June 30, 1994, File No. 1-5924 -- Exhibit 3.)

*3(c)      --  Amended and Restated Articles of Incorporation of UniSource
               Energy. (Form 8-A/A, dated January 30, 1998, File No. 1-13739
               -- Exhibit 2(a).)

*3(d)      --  Bylaws of UniSource Energy, as amended December 11, 1997. (Form
               8-A, dated December 23, 1997, File No. 1-13739 -- Exhibit 2(b).)

*4(a)(1)   --  Indenture dated as of April 1, 1941, to The Chase National Bank of the City of New York, as Trustee. (Form S-7, File No. 2-59906
               -- Exhibit 2(b)(1).)

*4(a)(2)   --  First Supplemental Indenture, dated as of October 1, 1946.
               (Form S-7, File No. 2-59906 -- Exhibit 2(b)(2).)

*4(a)(3)   --  Second Supplemental Indenture dated as of October 1, 1947.
               (Form S-7, File No. 2-59906 -- Exhibit 2(b)(3).)

*4(a)(4)   --  Third Supplemental Indenture, dated as of April 1, 1949. (Form
               S-7, File No. 2-59906 -- Exhibit 2(b)(4).)

*4(a)(5)   --  Fourth Supplemental Indenture, dated as of December 1, 1952.
               (Form S-7, File No. 2-59906 -- Exhibit 2(b)(5).)

*4(a)(6)   --  Fifth Supplemental Indenture, dated as of January 1, 1955.
               (Form S-7, File No. 2-59906 -- Exhibit 2(b)(6).)

*4(a)(7)   --  Sixth Supplemental Indenture, dated as of January 1, 1958.
               (Form S-7, File No. 2-59906 -- Exhibit 2(b)(7).)

*4(a)(8)   --  Seventh Supplemental Indenture, dated as of November 1, 1959.
               (Form S-7, File No. 2-59906 -- Exhibit 2(b)(8).)

*4(a)(9)   --  Eighth Supplemental Indenture, dated as of November 1, 1961.
               (Form S-7, File No. 2-59906 -- Exhibit 2(b)(9).)

*4(a)(10)  --  Ninth Supplemental Indenture, dated as of February 20, 1964.
               (Form S-7, File No. 2-59906 -- Exhibit 2(b)(10).)

*4(a)(11)  --  Tenth Supplemental Indenture, dated as of February 1, 1965.
               (Form S-7, File No. 2-59906 -- Exhibit 2(b)(11).)

*4(a)(12)  --  Eleventh Supplemental Indenture, dated as of February 1, 1966.
               (Form S-7, File No. 2-59906 -- Exhibit 2(b)(12).)

*4(a)(13)  --  Twelfth Supplemental Indenture, dated as of November 1, 1969.
               (Form S-7, File No. 2-59906 -- Exhibit 2(b)(13).)

*4(a)(14)  --  Thirteenth Supplemental Indenture, dated as of January 20, 1970.
               (Form S-7, File No. 2-59906 -- Exhibit 2(b)(14).)

*4(a)(15)  --  Fourteenth Supplemental Indenture, dated as of September 1, 1971.
               (Form S-7, File No. 2-59906 -- Exhibit 2(b)(15).)

*4(a)(16)  --  Fifteenth Supplemental Indenture, dated as of March 1, 1972.
               (Form S-7, File No. 2-59906 -- Exhibit 2(b)(16).)

*4(a)(17)  --  Sixteenth Supplemental Indenture, dated as of May 1, 1973. (Form
               S-7, File No. 2-59906 -- Exhibit 2(b)(17).)

*4(a)(18)  --  Seventeenth Supplemental Indenture, dated as of November 1, 1975.
               (Form S-7, File No. 2-59906 -- Exhibit 2(b)(18).)

*4(a)(19)  --  Eighteenth Supplemental Indenture, dated as of November 1, 1975.
               (Form S-7, File No. 2-59906 -- Exhibit 2(b)(19).)

*4(a)(20)  --  Nineteenth Supplemental Indenture, dated as of July 1, 1976.
               (Form S-7, File No. 2-59906 -- Exhibit 2(b)(20).)

*4(a)(21)  --  Twentieth Supplemental Indenture, dated as of October 1, 1977.
               (Form S-7, File No. 2-59906 -- Exhibit 2(b)(21).)

*4(a)(22)  --  Twenty-first Supplemental Indenture, dated as of November 1,
               1977. (Form 10-K for year ended December 31, 1980, File No. 1-5924 -- Exhibit 4(v).)

*4(a)(23)  --  Twenty-second Supplemental Indenture, dated as of January 1,
               1978. (Form 10-K for year ended December 31, 1980, File No. 1-5924 -- Exhibit 4(w).)

*4(a)(24)  --  Twenty-third Supplemental Indenture, dated as of July 1, 1980.
               (Form 10-K for year ended December 31, 1980, File No. 1-5924 --
               Exhibit 4(x).)

*4(a)(25)  --  Twenty-fourth Supplemental Indenture, dated as of October 1,
               1980. (Form 10-K for year ended December 31, 1980, File No. 1-5924 -- Exhibit 4(y).)

*4(a)(26)  --  Twenty-fifth Supplemental Indenture, dated as of April 1, 1981.
               (Form 10-Q for quarter ended March 31, 1981, File No. 1-5924 --
               Exhibit 4(a).)

*4(a)(27)  --  Twenty-sixth Supplemental Indenture, dated as of April 1, 1981.
               (Form 10-Q for quarter ended March 31, 1981, File No. 1-5924 --
               Exhibit 4(b).)

*4(a)(28)  --  Twenty-seventh Supplemental Indenture, dated as of October 1,
               1981. (Form 10-Q for quarter ended September 30, 1982, File No. 1-5924 -- Exhibit 4(c).)

*4(a)(29)  --  Twenty-eighth Supplemental Indenture, dated as of June 1, 1990.
               (Form 10-Q for quarter ended June 30, 1990, File No. 1-5924 --
               Exhibit 4(a)(1).)

*4(a)(30)  --  Twenty-ninth Supplemental Indenture, dated as of December 1,
               1992. (Form S-1, Registration No. 33-55732 -- Exhibit 4(a)(30).)

*4(a)(31)  --  Thirtieth Supplemental Indenture, dated as of December 1, 1992.
               (Form S-1, Registration No. 33-55732 -- Exhibit 4(a)(31).)

*4(a)(32)  --  Thirty-first Supplemental Indenture, dated as of May 1, 1996.
               (Form 10-K for the year ended December 31, 1996, File No. 1-5924 -- Exhibit 4(a)(32).)

*4(a)(33)  --  Thirty-second Supplemental Indenture, dated as of May 1, 1996.
               (Form 10-K for the year ended December 31, 1996, File No. 1-5924 -- Exhibit 4(a)(33).)

*4(a)(34)  --  Thirty-third Supplemental Indenture, dated as of May 1, 1998.
               (Form 10-Q for the quarter ended June 30, 1998, File No. 1-5924 -- Exhibit 4(a).)

*4(a)(35)  --  Thirty-fourth Supplemental Indenture, dated as of August 1, 1998.
               (Form 10-Q for the quarter ended June 30, 1998, File No. 1-5924 -- Exhibit 4(b).)

*4(b)(1)   --  Installment Sale Agreement, dated as of December 1, 1973, among the City of Farmington, New Mexico, Public Service Company of New
               Mexico and TEP. (Form 8-K for the month of January 1974, file No.
               0-269 -- Exhibit 3.)

*4(b)(2)   --  Ordinance No. 486, adopted December 17, 1973, of the City of
               Farmington, New Mexico. (Form 8-K for the month of January 1974,
               File No. 0-269 -- Exhibit 4.)

*4(b)(3)   --  Amended and Restated Installment Sale Agreement dated as of April
               1, 1997, between the City of Farmington, New Mexico and TEP relating to Pollution Control Revenue bonds, 1997 Series A
               (Tucson Electric Power Company San Juan Project). (Form 10-Q for the quarter ended March 31,1997, File No. 1-5924 -- Exhibit
               4(a).)

*4(b)(4)   --  City of Farmington, New Mexico Ordinance No. 97-1055, adopted
               April 17, 1997, authorizing Pollution Control Revenue bonds, 1997
               Series A (Tucson Electric Power Company San Juan Project). (Form
               10-Q for the quarter ended March 31, 1997, File No. 1-5924 --
               Exhibit 4(b).)

*4(c)(1)   --  Loan Agreement, dated as of October 1, 1982, between the Pima
               County Authority and TEP relating to Floating Rate Monthly Demand
               Industrial Development Revenue Bonds, 1982 Series A (Tucson
               Electric Power Company Sundt Project). (Form 10-Q for the quarter ended September 30, 1982, File No. 1-5924 -- Exhibit 4(a).)

*4(c)(2)   --  Indenture of Trust, dated as of October 1, 1982, between the Pima
               County Authority and Morgan Guaranty authorizing Floating Rate
               Monthly Demand Industrial Development Revenue Bonds, 1982 Series
               A (Tucson Electric Power Company Sundt Project). (Form 10-Q for the quarter ended September 30, 1982, File No. 1-5924 -- Exhibit
               4(b).)

*4(c)(3)   --  First Supplemental Loan Agreement, dated as of March 31, 1992, between the Pima County Authority and TEP relating to Industrial
               Development Revenue Bonds, 1982 Series A (Tucson Electric Power
               Company Sundt Project). (Form S-4, Registration No. 33-52860 --
               Exhibit 4(h)(3).)

*4(c)(4)   --  First Supplemental Indenture of Trust, dated as of March 31,
               1992, between the Pima County Authority and Morgan Guaranty relating to Industrial Development Revenue Bonds, 1982 Series A
               (Tucson Electric Power Company Sundt Project). (Form S-4,
               Registration No. 33-52860 -- Exhibit 4(h)(4).)

*4(d)(1)   --  Loan Agreement, dated as of December 1, 1982, between the Pima
               County Authority and TEP relating to Floating Rate Monthly Demand
               Industrial Development Revenue Bonds, 1982 Series A (Tucson
               Electric Power Company Projects). (Form 10-K for the year ended
               December 31, 1982, File No. 1-5924 -- Exhibit 4(k)(1).)

*4(d)(2)   --  Indenture of Trust dated as of December 1, 1982, between the Pima
               County Authority and Morgan Guaranty authorizing Floating Rate
               Monthly Demand Industrial Development Revenue Bonds, 1982 Series
               A (Tucson Electric Power Company Projects). (Form 10-K for the year ended December 31, 1982, File No. 1-5924 -- Exhibit
               4(k)(2).)

*4(d)(3)   --  First Supplemental Loan Agreement, dated as of March 31, 1992, between the Pima County Authority and TEP relating to Industrial
               Development Revenue Bonds, 1982 Series A (Tucson Electric Power
               Company Projects). (Form S-4, Registration No. 33-52860 --
               Exhibit 4(i)(3).)

*4(d)(4)   --  First Supplemental Indenture of Trust, dated as of March 31,
               1992, between the Pima County Authority and Morgan Guaranty relating to Industrial Development Revenue Bonds, 1982 Series A

               (Tucson Electric Power Company Projects). (Form S-4, Registration No. 33-52860 -- Exhibit 4(i)(4).)

*4(e)(1)   --  Loan Agreement, dated as of December 1, 1983, between the Apache
               County Authority and TEP relating to Floating Rate Monthly Demand
               Industrial Development Revenue Bonds, 1983 Series A (Tucson
               Electric Power Company Springerville Project). (Form 10-K for the year ended December 31, 1983, File No. 1-5924 -- Exhibit
               4(I)(1).)

*4(e)(2)   --  Indenture of Trust, dated as of December 1, 1983, between the
               Apache County Authority and Morgan Guaranty authorizing Floating
               Rate Monthly Demand Industrial Development Revenue Bonds, 1983
               Series A (Tucson Electric Power Company Springerville Project).
               (Form 10-K for the year ended December 31, 1983, File no. 1-5924
               -- Exhibit 4(I)(2).)

*4(e)(3)   --  First Supplemental Loan Agreement, dated as of December 1, 1985, between the Apache County Authority and TEP relating to Floating
               Rate Monthly Demand Industrial Development Revenue Bonds, 1983
               Series A (Tucson Electric Power Company Springerville Project).
               (Form 10-K for the year ended December 31, 1987, File No. 1-5924
               -- Exhibit 4(k)(3).)

*4(e)(4)   --  First Supplemental Indenture, dated as of December 1, 1985, between the Apache County Authority and Morgan Guaranty relating to Floating Rate Monthly Demand Industrial Development Revenue
               Bonds, 1983 Series A (Tucson Electric Power Company Springerville
               Project). (Form 10-K for the year ended December 31, 1987, File
               No. 1-5924 -- Exhibit 4(k)(4).)

*4(e)(5)   --  Second Supplemental Loan Agreement, dated as of March 31, 1992, between the Apache County Authority and TEP relating to Industrial Development Revenue Bonds, 1983 Series A (Tucson
               Electric Power Company Springerville Project). (Form S-4,
               Registration No. 33-52860 -- Exhibit 4(k)(5).)

*4(e)(6)   --  Second Supplemental Indenture of Trust, dated as of March 31,
               1992, between the Apache County Authority and Morgan Guaranty relating to Industrial Development Revenue Bonds, 1983 Series A
               (Tucson Electric Power Company Springerville Project). (Form S-4,
               Registration No. 33-52860 -- Exhibit 4(k)(6).)

*4(f)(1)   --  Loan Agreement, dated as of December 1, 1983, between the Apache
               County Authority and TEP relating to Variable Rate Demand
               Industrial Development Revenue Bonds, 1983 Series B (Tucson
               Electric Power Company Springerville Project). (Form 10-K for the year ended December 31, 1983, File No. 1-5924 -- Exhibit
               4(m)(1).)

*4(f)(2)   --  Indenture of Trust dated as of December 1, 1983, between the
               Apache County Authority and Morgan Guaranty authorizing Variable
               Rate Demand Industrial Development Revenue Bonds. 1983 Series B
               (Tucson Electric Power Company Springerville Project). (Form 10-K for the year ended December 31, 1983, File No. 1-5924 -- Exhibit
               4(m)(2).)

*4(f)(3)   --  First Supplemental Loan Agreement, dated as of December 1, 1985, between the Apache County Authority and TEP relating to Floating
               Rate Monthly Demand Industrial Developmental Revenue Bonds, 1983
               Series B (Tucson Electric Power Company Springerville Project).
               (Form 10-K for the year ended December 31, 1987, File No. 1-5924
               -- Exhibit 4(I)(3).)

*4(f)(4)   --  First Supplemental Indenture, dated as of December 1, 1985, between the Apache County Authority and Morgan Guaranty relating to Floating Rate Monthly Demand Industrial Development Revenue
               Bonds, 1983 Series B (Tucson Electric Power Company Springerville
               Project). (Form 10-K for the year ended December 31, 1987, File
               No. 1-5924 -- Exhibit 4(I)(4).)

*4(f)(5)   --  Second Supplemental Loan Agreement, dated as of March 31, 1992, between the Apache County Authority and TEP relating to Industrial Development Revenue Bonds, 1983 Series B (Tucson
               Electric Power Company Springerville Project). (Form S-4,
               Registration No. 33-52860 -- Exhibit 4(I)(5).)

*4(f)(6)   --  Second Supplemental Indenture of Trust, dated as of March 31,
               1992, between the Apache County Authority and Morgan Guaranty relating to Industrial Development Revenue Bonds, 1983 Series B
               (Tucson Electric Power Company Springerville Project). (Form S-4,
               Registration No. 33-52860 -- Exhibit 4(I)(6).)

*4(g)(1)   --  Loan Agreement, dated as of December 1, 1983, between the Apache
               County Authority and TEP relating to Variable Rate Demand
               Industrial Development Revenue Bonds, 1983 Series C (Tucson
               Electric Power Company Springerville Project). (Form 10-K for year ended December 31, 1983, File No. 1-5924 -- Exhibit
               4(n)(1).)

*4(g)(2)   --  Indenture of Trust dated as of December 1, 1983, between the
               Apache County Authority and Morgan Guaranty authorizing Variable
               Rate Demand Industrial Development Revenue Bonds, 1983 Series C
               (Tucson Electric Power Company Springerville Project). (Form 10-K for the year ended December 31, 1983, File No. 1-5924 -- Exhibit
               4(n)(2).)

*4(g)(3)   --  First Supplemental Loan Agreement, dated as of December 1, 1985, between the Apache County Authority and TEP relating to Floating
               Rate Monthly Demand Industrial Development Revenue Bonds, 1983
               Series C (Tucson Electric Power Company Springerville Project).
               (Form 10-K for the year ended December 31, 1987, File No. 1-5924
               -- Exhibit 4(m)(3).)

*4(g)(4)   --  First Supplemental Indenture, dated as of December 1, 1985, between the Apache County Authority and Morgan Guaranty relating to Floating Rate Monthly Demand Industrial Development Revenue
               Bonds, 1983 Series C (Tucson Electric Power Company Springerville
               Project). (Form 10-K for the year ended December 31, 1987, File
               No. 1-5924 -- Exhibit 4(m)(4).)

*4(g)(5)   --  Second Supplemental Loan Agreement, dated as of March 31, 1992, between the Apache County Authority and TEP relating to Industrial Development Revenue Bonds, 1983 Series C (Tucson
               Electric Power Company Springerville Project). (Form S-4,
               Registration No. 33-52860 -- Exhibit 4(m)(5).)

*4(g)(6)   --  Second Supplemental Indenture of Trust, dated as of March 31,
               1992, between the Apache County Authority and Morgan Guaranty relating to Industrial Development Revenue Bonds, 1983 Series C
               (Tucson Electric Power Company Springerville Project). (Form S-4,
               Registration No. 33-52860 -- Exhibit 4(m)(6).)

*4(h)      --  Reimbursement Agreement, dated as of September 15, 1981, as amended, between TEP and Manufacturers Hanover Trust Company.
               (Form 10-K for the year ended December 31, 1984, File No. 1-5924
               -- Exhibit 4(o)(4).)

*4(i)(1)   --  Loan Agreement, dated as of December 1, 1985, between the Apache
               County Authority and TEP relating to Variable Rate Demand
               Industrial Development Revenue Bonds, 1985 Series A (Tucson
               Electric Power Company Springerville Project). (Form 10-K for the year ended December 31, 1985, File No. 1-5924 -- Exhibit
               4(r)(1).)

*4(i)(2)   --  Indenture of Trust dated as of December 1, 1985, between the
               Apache County Authority and Morgan Guaranty authorizing Variable
               Rate Demand Industrial Development Revenue Bonds, 1985 Series A
               (Tucson Electric Power Company Springerville Project). (Form 10-K for the year ended December 31, 1985, File No. 1-5924 -- Exhibit
               4(r)(2).)

*4(i)(3)   --  First Supplemental Loan Agreement, dated as of March 31, 1992, between the Apache County Authority and TEP relating to Industrial Development Revenue Bonds, 1985 Series A (Tucson
               Electric Power Company Springerville Project). (Form S-4,
               Registration No. 33-52860 -- Exhibit 4(o)(3).)

*4(i)(4)   --  First Supplemental Indenture of Trust, dated as of March 31,
               1992, between the Apache County Authority and Morgan Guaranty relating to Industrial Development Revenue Bonds, 1985 Series A
               (Tucson Electric Power Company Springerville Project). (Form S-4,
               Registration No. 33-52860 -- Exhibit 4(o)(4).)

*4(j)(1)   --  Indenture of Mortgage and Deed of Trust dated as of December 1,
               1992, to Bank of Montreal Trust Company, Trustee. (Form S-1,
               Registration No. 33-55732 -- Exhibit 4(r)(1).)

*4(j)(2)   --  Supplemental Indenture No. 1 creating a series of bonds designated Second Mortgage Bonds, Collateral Series A, dated as of December 1, 1992. (Form S-1, Registration No. 33-55732 --
               Exhibit 4(r)(2).)

*4(j)(3)   --  Supplemental Indenture No. 2 creating a series of bonds designated Second Mortgage Bonds, Collateral Series B, dated as of December 1, 1997. (Form 10-K for year ended December 31, 1997,
               File No. 1-5924 -- Exhibit 4(m)(3).)

*4(j)(4)   --  Supplemental Indenture No. 3 creating a series of bonds designated Second Mortgage Bonds, Collateral Series, dated as of
               August 1, 1998. (Form 10-Q for the quarter ended June 30, 1998,
               File No. 1-5924 -- Exhibit 4(c).)

*4(j)(5)   --  Supplemental Indenture No. 4 creating a series of bonds designated Second Mortgage Bonds, Collateral Series C, dated as of November 1, 2002. (Form 8-K dated November 27, 2002, File Nos.
               1-05924 and 1-13739 -- Exhibit 99.2.)

*4(j)(6)   --  Supplemental Indenture No. 5 creating a series of bonds designated Second Mortgage Bonds, Collateral Series D, dated as of March 1, 2004. (Form 8-K dated March 31, 2004, File Nos.
               1-05924 and 1-13739 -- Exhibit 10(b).)

*4(k)(1)   --  Loan Agreement, dated as of April 1, 1997 between Coconino
               County, Arizona Pollution Control Corporation and TEP relating to
               Pollution Control Revenue Bonds, 1997 Series A (Tucson Electric
               Power Company Navajo Project). (Form 10-Q for the quarter ended
               March 31, 1997, File No. 1-5924 -- Exhibit 4(c).)

*4(k)(2)   --  Indenture of Trust, dated as of April 1, 1997, between Coconino
               County, Arizona Pollution Control Corporation and First Trust of
               New York, National Association, authorizing Pollution Control
               Revenue Bonds, 1997 Series A (Tucson Electric Power Company
               Navajo Project). (Form 10-Q for the quarter ended March 31, 1997,
               File No. 1-5924 -- Exhibit 4(d).)

*4(l)(1)   --  Loan Agreement, dated as of April 1, 1997, between Coconino
               County, Arizona Pollution Control Corporation and TEP relating to
               Pollution Control Revenue Bonds, 1997 Series B (Tucson Electric
               Power Company Navajo Project). (Form 10-Q for the quarter ended
               March 31, 1997, File No. 1-5924 -- Exhibit 4(e).)

*4(l)(2)   --  Indenture of Trust, dated as of April 1, 1997, between Coconino
               County, Arizona Pollution Control Corporation and First Trust of
               New York, National Association, authorizing Pollution Control
               Revenue Bonds, 1997 Series B (Tucson Electric Power Company
               Navajo Project). (Form 10-Q for the quarter ended March 31, 1997,
               File No. 1-5924 -- Exhibit 4(f).)

*4(m)(1)   --  Loan Agreement, dated as of September 15, 1997, between The
               Industrial Development Authority of the County of Pima and TEP relating to Industrial Development Revenue Bonds, 1997 Series A
               (Tucson Electric Power Company Project). (Form 10-Q for the quarter ended September 30, 1997, File No. 1-5924 -- Exhibit
               4(a).)

*4(m)(2)   --  Indenture of Trust, dated as of September 15, 1997, between The
               Industrial Development Authority of the County of Pima and First
               Trust of New York, National Association, authorizing Industrial
               Development Revenue Bonds, 1997 Series A (Tucson Electric Power
               Company Project). (Form 10-Q for the quarter ended September 30,
               1997, File No. 1-5924 -- Exhibit 4(b).)

*4(n)(1)   --   Loan Agreement, dated as of September 15, 1997, between The
               Industrial Development Authority of the County of Pima and TEP relating to Industrial Development Revenue Bonds, 1997 Series B (Tucson Electric Power Company Project). (Form 10-Q for the quarter ended September 30, 1997, File No. 1-5924 -- Exhibit 4(c).)

*4(n)(2)   --  Indenture of Trust, dated as of September 15, 1997, between The
               Industrial Development Authority of the County of Pima and First
               Trust of New York, National Association, authorizing Industrial

               Development Revenue Bonds, 1997 Series B (Tucson Electric Power Company Project). (Form 10-Q for the quarter ended September 30, 1997, File No. 1-5924 -- Exhibit 4(d).)

*4(o)(1)   --  Loan Agreement, dated as of September 15, 1997, between The
               Industrial Development Authority of the County of Pima and TEP relating to Industrial Development Revenue Bonds, 1997 Series C
               (Tucson Electric Power Company Project). (Form 10-Q for the quarter ended September 30, 1997, File No. 1-5924 -- Exhibit
               4(e).)

*4(o)(2)   --  Indenture of Trust, dated as of September 15, 1997, between The
               Industrial Development Authority of the County of Pima and First
               Trust of New York, National Association, authorizing Industrial
               Development Revenue Bonds, 1997 Series C (Tucson Electric Power
               Company Project). (Form 10-Q for the quarter ended September 30,
               1997, File No. 1-5924 -- Exhibit 4(f).)

*4(p)(1)   --  Loan Agreement, dated as of March 1, 1998, between The Industrial
               Development Authority of the County of Apache and TEP relating to Pollution Control Revenue Bonds, 1998 Series A (Tucson
               Electric Power Company Project). (Form 10-Q for the quarter ended
               March 31, 1998, File No. 1-5924 -- Exhibit 4(a).)

*4(p)(2)   --  Indenture of Trust, dated as of March 1, 1998, between The
               Industrial Development Authority of the County of Apache and
               First Trust of New York, National Association, authorizing
               Pollution Control Revenue Bonds, 1998 Series A (Tucson Electric
               Power Company Project). (Form 10-Q for the quarter ended March
               31, 1998, File No. 1-5924 -- Exhibit 4(b).)

*4(q)(1)   --  Loan Agreement, dated as of March 1, 1998, between The Industrial
               Development Authority of the County of Apache and TEP relating to Pollution Control Revenue Bonds, 1998 Series B (Tucson Electric
               Power Company Project). (Form 10-Q for the quarter ended March
               31, 1998, File No. 1-5924 -- Exhibit 4(c).)

*4(q)(2)   --  Indenture of Trust, dated as of March 1, 1998, between The
               Industrial Development Authority of the County of Apache and
               First Trust of New York, National Association, authorizing
               Pollution Control Revenue Bonds, 1998 Series B (Tucson Electric
               Power Company Project). (Form 10-Q for the quarter ended March
               31, 1998, File No. 1-5924 -- Exhibit 4(d).)

*4(r)(1)   --  Loan Agreement, dated as of March 1, 1998, between The Industrial
               Development Authority of the County of Apache and TEP relating to Industrial Development Revenue Bonds, 1998 Series C (Tucson
               Electric Power Company Project). (Form 10-Q for the quarter ended
               March 31, 1998, File No. 1-5924 -- Exhibit 4(e).)

*4(r)(2)   --  Indenture of Trust, dated as of March 1, 1998, between The
               Industrial Development Authority of the County of Apache and
               First Trust of New York, National Association, authorizing
               Industrial Development Revenue Bonds, 1998 Series C (Tucson
               Electric Power Company Project). (Form 10-Q for the quarter ended
               March 31, 1998, File No. 1-5924 -- Exhibit 4(f).)

*4(s)(1)   --  Indenture of Trust, dated as of August 1, 1998, between TEP and the Bank of Montreal Trust Company. (Form 10-Q for the quarter ended June 30, 1998, File No. 1-5924 -- Exhibit 4(d).)

*4(t)(1)   --  Rights Agreement dated as of March 5, 1999, between UniSource
               Energy Corporation and The Bank of New York, as Rights Agent.
               (Form 8-K dated March 5, 1999, File No. 1-13739 -- Exhibit 4.)

*4(u)(1)   --  Credit Agreement dated as of March 25, 2004, among TEP, JP Morgan
               Chase Bank, Credit Suisse First Boston and Lehman Brothers, Inc., as Co-Administrative Agents, The Bank of New York and Union Bank of California, N.A., as Documentation Agents, and Credit Suisse
               First Boston, as Paying Agent, the Lenders party Thereto, and the
               Issuing Banks Party Thereto. (Form 8-K dated March 31, 2004, File
               Nos. 1-5924 and 1-13739 -- Exhibit 10(a).)

*4(v)(1)   --  Note Purchase and Guaranty Agreement dated August 11, 2003 among
               UNS Gas, Inc., and UniSource Energy Services, Inc., and certain institutional investors. (Form 8-K dated August 21, 2003, File
               Nos. 1-5924 and 1-13739 -- Exhibit 99.2.)

*4(w)(1)   --  Note Purchase and Guaranty Agreement date August 11, 2003 among
               UNS Electric, Inc., and UniSource Energy Services, Inc., and certain institutional investors. (Form 8-K dated August 21, 2003,
               File Nos. 1-5924 and 1-13739 -- Exhibit 99.3.)

*4(x)(1)   --  Indenture dated as of March 1, 2005, to The Bank of New York, as
               Trustee. (Form 8-K dated March 3, 2005, File Nos. 1-5924 and
               1-13739 -- Exhibit 4.1).

*4(y)(1)   --  Registration Rights Agreement, dated as of March 1, 2005, between
               UniSource Energy Corporation and Credit Suisse First Boston LLC, as representative of the several initial purchasers (Form 8-K dated March 3, 2005, File Nos. 1-5924 and 1-13739 -- Exhibit
               4.2).

*10(a)(1)  --  Lease Agreements, dated as of December 1, 1984, between Valencia and United States Trust Company of New York, as Trustee, and Thomas B. Zakrzewski, as Co-Trustee, as amended and supplemented. (Form 10-K for the year ended December 31, 1984, File No. 1-5924 -- Exhibit 10(d)(1).)

*10(a)(2)  --  Guaranty and Agreements, dated as of December 1, 1984, between
               TEP and United States Trust Company of New York, as Trustee, and Thomas B. Zakrzewski, as Co-Trustee. (Form 10-K for the year ended December 31, 1984, File No. 1-5924 -- Exhibit 10(d)(2).)

*10(a)(3)  --  General Indemnity Agreements, dated as of December 1, 1984, between Valencia and TEP, as Indemnitors; General Foods Credit Corporation, Harvey Hubbell Financial, Inc. and J.C. Penney Company, Inc. as Owner Participants; United States Trust Company of New York, as Owner Trustee; Teachers Insurance and Annuity Association of America as Loan Participant; and Marine Midland Bank, N.A., as Indenture Trustee. (Form 10-K for the year ended December 31, 1984, File No. 1-5924 -- Exhibit 10(d)(3).)

*10(a)(4)  --  Tax Indemnity Agreements, dated as of December 1, 1984, between
               General Foods Credit Corporation, Harvey Hubbell Financial, Inc. and J.C. Penney Company, Inc., each as Beneficiary under a separate Trust Agreement dated December 1, 1984, with United States Trust of New York as Owner Trustee, and Thomas B. Zakrzewski as Co-Trustee, Lessor, and Valencia, Lessee, and TEP, Indemnitors. (Form 10-K for the year ended December 31, 1984, File No. 1-5924 -- Exhibit 10(d)(4).)

*10(a)(5)  --  Amendment No. 1, dated December 31, 1984, to the Lease
               Agreements, dated December 1, 1984, between Valencia and United States Trust Company of New York, as Owner Trustee, and Thomas B. Zakrzewski as Co-Trustee. (Form 10-K for the year ended December 31, 1986, File No. 1-5924 -- Exhibit 10(e)(5).)

*10(a)(6)  --  Amendment No. 2, dated April 1, 1985, to the Lease Agreements, dated December 1, 1984, between Valencia and United States Trust Company of New York, as Owner Trustee, and Thomas B. Zakrzewski as Co-Trustee. (Form 10-K for the year ended December 31, 1986, File No. 1-5924 -- Exhibit 10(e)(6).)

*10(a)(7)  --  Amendment No. 3 dated August 1, 1985, to the Lease Agreements, dated December 1, 1984, between Valencia and United States Trust Company of New York, as Owner Trustee, and Thomas Zakrzewski as Co-Trustee. (Form 10-K for the year ended December 31, 1986, File No. 1-5924 -- Exhibit 10(e)(7).)

*10(a)(8)  --  Amendment No. 4, dated June 1, 1986, to the Lease Agreement, dated December 1, 1984, between Valencia and United States Trust Company of New York as Owner Trustee, and Thomas Zakrzewski as Co-Trustee, under a Trust Agreement dated as of December 1, 1984, with General Foods Credit Corporation as Owner Participant. (Form 10-K for the year ended December 31, 1986, File No. 1-5924 --
               Exhibit 10(e)(8).)

*10(a)(9)  --  Amendment No. 4, dated June 1, 1986, to the Lease Agreement, dated December 1, 1984, between Valencia and United States Trust Company of New York as Owner Trustee, and Thomas Zakrzewski as

               Co-Trustee, under a Trust Agreement dated as of December 1, 1984, with J.C. Penney Company, Inc. as Owner Participant. (Form 10-K for the year ended December 31, 1986, File No. 1-5924 -- Exhibit 10(e)(9).)

*10(a)(10) --  Amendment No. 4, dated June 1, 1986, to the Lease Agreement, dated December 1, 1984, between Valencia and United States Trust Company of New York as Owner Trustee, and Thomas Zakrzewski as Co-Trustee, under a Trust Agreement dated as of December 1, 1984, with Harvey Hubbell Financial Inc. as Owner Participant. (Form 10-K for the year ended December 31, 1986, File No. 1-5924 --
               Exhibit 10(e)(10).)

*10(a)(11) --  Lease Amendment No. 5 and Supplement No. 2, to the Lease
               Agreement, dated July 1, 1986, between Valencia, United States Trust Company of New York as Owner Trustee, and Thomas Zakrzewski as Co-Trustee and J.C. Penney as Owner Participant. (Form 10-K for the year ended December 31, 1986, File No. 1-5924 -- Exhibit 10(e)(11).)

*10(a)(12) --  Lease Amendment No. 5, to the Lease Agreement, dated June 1,
               1987, between Valencia, United States Trust Company of New York as Owner Trustee, and Thomas Zakrzewski as Co-Trustee and General Foods Credit Corporation as Owner Participant. (Form 10-K for the year ended December 31, 1988, File No. 1-5924 -- Exhibit 10(f)(12).)

*10(a)(13) --  Lease Amendment No. 5, to the Lease Agreement, dated June 1,
               1987, between Valencia, United States Trust Company of New York as Owner Trustee, and Thomas Zakrzewski as Co-Trustee and Harvey Hubbell Financial Inc. as Owner Participant. (Form 10-K for the year ended December 31, 1988, File No. 1-5924 -- Exhibit 10(f)(13).)

*10(a)(14) --  Lease Amendment No. 6, to the Lease Agreement, dated June 1,
               1987, between Valencia, United States Trust Company of New York as Owner Trustee, and Thomas Zakrzewski as Co-Trustee and J.C. Penney Company, Inc. as Owner Participant. (Form 10-K for the year ended December 31, 1988, File No. 1-5924 -- Exhibit 10(f)(14).)

*10(a)(15) --  Lease Supplement No. 1, dated December 31, 1984, to Lease
               Agreements, dated December 1, 1984, between Valencia, as Lessee and United States Trust Company of New York and Thomas B. Zakrzewski, as Owner Trustee and Co-Trustee, respectively (document filed relates to General Foods Credit Corporation; documents relating to Harvey Hubbell Financial, Inc. and JC Penney Company, Inc. are not filed but are substantially similar). (Form S-4 Registration No. 33-52860 -- Exhibit 10(f)(15).)

*10(a)(16) --  Amendment No. 1, dated June 1, 1986, to the General Indemnity
               Agreement, dated as of December 1, 1984, between Valencia and TEP, as Indemnitors, General Foods Credit Corporation, as Owner Participant, United States Trust Company of New York, as Owner Trustee, Teachers Insurance and Annuity Association of America, as Loan Participant, and Marine Midland Bank, N.A., as Indenture Trustee. (Form 10-K for the year ended December 31, 1986, File No. 1-5924 -- Exhibit 10(e)(12).)

*10(a)(17) --  Amendment No. 1, dated June 1, 1986, to the General Indemnity
               Agreement, dated as of December 1, 1984, between Valencia and TEP, as Indemnitors, J.C. Penney Company, Inc., as Owner Participant, United States Trust Company of New York, as Owner Trustee, Teachers Insurance and Annuity Association of America, as Loan Participant, and Marine Midland Bank, N.A., as Indenture Trustee. (Form 10-K for the year ended December 31, 1986, File No. 1-5924 -- Exhibit 10(e)(13).)

*10(a)(18) --  Amendment No. 1, dated June 1, 1986, to the General Indemnity
               Agreement, dated as of December 1, 1984, between Valencia and TEP, as Indemnitors, Harvey Hubbell Financial, Inc., as Owner Participant, United States Trust Company of New York, as Owner Trustee, Teachers Insurance and Annuity Association of America, as Loan Participant, and Marine Midland Bank, N.A., as Indenture Trustee. (Form 10-K for the year ended December 31, 1986, File No. 1-5924 -- Exhibit 10(e)(14).)

*10(a)(19) --  Amendment No. 2, dated as of July 1, 1986, to the General
               Indemnity Agreement, dated as of December 1, 1984, between Valencia and TEP, as Indemnitors, J.C. Penney Company, Inc., as

               Owner Participant, United States Trust Company of New York, as Owner Trustee, Teachers Insurance and Annuity Association of America, as Loan Participant, and Marine Midland Bank, N.A., as Indenture Trustee. (Form S-4, Registration No. 33-52860 --
               Exhibit 10(f)(19).)

*10(a)(20) --  Amendment No. 2, dated as of June 1, 1987, to the General
               Indemnity Agreement, dated as of December 1, 1984, between Valencia and TEP, as Indemnitors, General Foods Credit Corporation, as Owner Participant, United States Trust Company of New York, as Owner Trustee, Teachers Insurance and Annuity Association of America, as Loan Participant, and Marine Midland Bank, N.A., as Indenture Trustee. (Form S-4, Registration No. 33-52860 --Exhibit 10(f)(20).)

*10(a)(21) --  Amendment No. 2, dated as of June 1, 1987, to the General
               Indemnity Agreement, dated as of December 1, 1984, between Valencia and TEP, as Indemnitors, Harvey Hubbell Financial, Inc., as Owner Participant, United States Trust Company of New York, as Owner Trustee, Teachers Insurance and Annuity Association of America, as Loan Participant, and Marine Midland Bank, N.A., as Indenture Trustee. (Form S-4, Registration No. 33-52860 --
               Exhibit 10(f)(21).)

*10(a)(22) --  Amendment No. 3, dated as of June 1, 1987, to the General
               Indemnity Agreement, dated as of December 1, 1984, between Valencia and TEP, as Indemnitors, J.C. Penney Company, Inc., as Owner Participant, United States Trust Company of New York, as Owner Trustee, Teachers Insurance and Annuity Association of America, as Loan Participant, and Marine Midland Bank, N.A., as Indenture Trustee. (Form S-4, Registration No. 33-52860 --
               Exhibit 10(f)(22).)

*10(a)(23) --  Supplemental Tax Indemnity Agreement, dated July 1, 1986, between
               J.C. Penney Company, Inc., as Owner Participant, and Valencia and TEP, as Indemnitors. (Form 10-K for the year ended December 31, 1986, File No. 1-5924 -- Exhibit 10(e)(15).)

*10(a)(24) --  Supplemental General Indemnity Agreement, dated as of July 1,
               1986, among Valencia and TEP, as Indemnitors, J.C. Penney Company, Inc., as Owner Participant, United States Trust Company of New York, as Owner Trustee, Teachers Insurance and Annuity Association of America, as Loan Participant, and Marine Midland Bank, N.A., as Indenture Trustee. (Form 10-K for the year ended December 31, 1986, File No. 1-5924 -- Exhibit 10(e)(16).)

*10(a)(25) --  Amendment No. 1, dated as of June 1, 1987, to the Supplemental
               General Indemnity Agreement, dated as of July 1, 1986, among Valencia and TEP, as Indemnitors, J.C. Penney Company, Inc., as Owner Participant, United States Trust Company of New York, as Owner Trustee, Teachers Insurance and Annuity Association of America, as Loan Participant, and Marine Midland Bank, N.A., as Indenture Trustee. (Form S-4, Registration No. 33-52860 --
               Exhibit 10(f)(25).)

*10(a)(26) --  Valencia Agreement, dated as of June 30, 1992, among TEP, as
               Guarantor, Valencia, as Lessee, Teachers Insurance and Annuity Association of America, as Loan Participant, Marine Midland Bank, N.A., as Indenture Trustee, United States Trust Company of New York, as Owner Trustee, and Thomas B. Zakrzewski, as Co-Trustee, and the Owner Participants named therein relating to the Restructuring of Valencia's lease of the coal-handling facilities at the Springerville Generating Station. (Form S-4, Registration No. 33-52860 -- Exhibit 10(f)(26).)

*10(a)(27) --  Amendment, dated as of December 15, 1992, to the Lease
               Agreements, dated December 1, 1984, between Valencia, as Lessee, and United States Trust Company of New York, as Owner Trustee, and Thomas B. Zakrzewski, as Co-Trustee. (Form S-1, Registration No. 33-55732 -- Exhibit 10(f)(27).)

*10(b)(1)  --  Lease Agreements, dated as of December 1, 1985, between TEP and
               San Carlos Resources Inc. (San Carlos) (a wholly-owned subsidiary of the Registrant) jointly and severally, as Lessee, and Wilmington Trust Company, as Trustee, as amended and supplemented. (Form 10-K for the year ended December 31, 1985, File No. 1-5924 -- Exhibit 10(f)(1).)

*10(b)(2)  --  Tax Indemnity Agreements, dated as of December 1, 1985, between
               Philip Morris Credit Corporation, IBM Credit Financing Corporation and Emerson Finance Co., each as beneficiary under a separate trust agreement, dated as of December 1, 1985, with Wilmington Trust Company, as Owner Trustee, and William J. Wade, as Co-Trustee, and TEP and San Carlos, as Lessee. (Form 10-K for the year ended December 31, 1985, File No. 1-5924 -- Exhibit 10(f)(2).)

*10(b)(3)  --  Participation Agreement, dated as of December 1, 1985, among TEP and San Carlos as Lessee, Philip Morris Credit Corporation, IBM Credit Financing Corporation, and Emerson Finance Co. as Owner Participants, Wilmington Trust Company as Owner Trustee, The Sumitomo Bank, Limited, New York Branch, as Loan Participant, and Bankers Trust Company, as Indenture Trustee. (Form 10-K for the year ended December 31, 1985, File No. 1-5924 -- Exhibit 10(f)(3).)

*10(b)(4)  --  Restructuring Commitment Agreement, dated as of June 30, 1992, among TEP and San Carlos, jointly and severally, as Lessee, Philip Morris Credit Corporation, IBM Credit Financing Corporation and Emerson Capital Funding, William J. Wade, as Owner Trustee and Co-Trustee, respectively, The Sumitomo Bank, Limited, New York Branch, as Loan Participant and United States Trust Company of New York, as Indenture Trustee. (Form S-4, Registration No. 33-52860 -- Exhibit 10(g)(4).)

*10(b)(5)  --  Lease Supplement No.1, dated December 31, 1985, to Lease
               Agreements, dated as of December 1, 1985, between TEP and San Carlos, jointly and severally, as Lessee Trustee and Co-Trustee, respectively (document filed relates to Philip Morris Credit Corporation; documents relating to IBM Credit Financing Corporation and Emerson Financing Co. are not filed but are substantially similar). (Form S-4, Registration No. 33-52860 --
               Exhibit 10(g)(5).)

*10(b)(6)  --  Amendment No. 1, dated as of December 15, 1992, to Lease
               Agreements, dated as of December 1, 1985, between TEP and San Carlos, jointly and severally, as Lessee, and Wilmington Trust Company and William J. Wade, as Owner Trustee and Co-Trustee, respectively, as Lessor. (Form S-1, Registration No. 33-55732 --
               Exhibit 10(g)(6).)

*10(b)(7)  --  Amendment No. 1, dated as of December 15, 1992, to Tax Indemnity
               Agreements, dated as of December 1, 1985, between Philip Morris Credit Corporation, IBM Credit Financing Corporation and Emerson Capital Funding Corp., as Owner Participants and TEP and San Carlos, jointly and severally, as Lessee. (Form S-1, Registration No. 33-55732 -- Exhibit 10(g)(7).)

*10(b)(8)  --  Amendment No. 2, dated as of December 1, 1999, to Lease
               Agreement, dated as of December 1, 1985, between TEP and San Carlos, jointly and severally, as Lessee, and Wilmington Trust Company and William J. Wade, as Owner Trustee and Co-Trustee, respectively, under a Trust Agreement with Philip Morris Capital Corporation as Owner Participant. (Form 10-K for the year ended December 31, 1999, File No. 1-5924 -- Exhibit 10(b)(8).)

*10(b)(9)  --  Amendment No. 2, dated as of December 1, 1999, to Lease
               Agreement, dated as of December 1, 1985, between TEP and San Carlos, jointly and severally, as Lessee, and Wilmington Trust Company and William J. Wade, as Owner Trustee and Co-Trustee, respectively, under a Trust Agreement with IBM Credit Financing Corporation as Owner Participant. (Form 10-K for the year ended December 31, 1999, File No. 1-5924 -- Exhibit 10(b)(9).)

*10(b)(10) --  Amendment No. 2, dated as of December 1, 1999, to Lease
               Agreement, dated as of December 1, 1985, between TEP and San Carlos, jointly and severally, as Lessee, and Wilmington Trust Company and William J. Wade, as Owner Trustee and Co-Trustee, respectively, under a Trust Agreement with Emerson Finance Co. as Owner Participant. (Form 10-K for the year ended December 31, 1999, File No. 1-5924 -- Exhibit 10(b)(10).)

*10(b)(11) --  Amendment No. 2, dated as of December 1, 1999, to Tax Indemnity
               Agreement, dated as of December 1, 1985, between TEP and San Carlos, jointly and severally, as Lessee, and Philip Morris Capital Corporation as Owner Participant, beneficiary under a Trust Agreement dated as of December 1, 1985, with Wilmington

               Trust Company and William J. Wade, as Owner Trustee and Co-Trustee, respectively, together as Lessor. (Form 10-K for the year ended December 31, 1999, File No. 1-5924 -- Exhibit 10(b)(11).)

*10(b)(12) --  Amendment No. 2, dated as of December 1, 1999, to Tax Indemnity
               Agreement, dated as of December 1, 1985, between TEP and San Carlos, jointly and severally, as Lessee, and IBM Credit Financing Corporation as Owner Participant, beneficiary under a Trust Agreement dated as of December 1, 1985, with Wilmington Trust Company and William J. Wade, as Owner Trustee and Co-Trustee, respectively, together as Lessor. (Form 10-K for the year ended December 31, 1999, File No. 1-5924 -- Exhibit 10(b)(12).)

*10(b)(13) --  Amendment No. 2, dated as of December 1, 1999, to Tax Indemnity
               Agreement, dated as of December 1, 1985, between TEP and San Carlos, jointly and severally, as Lessee, and Emerson Finance Co. as Owner Participant, beneficiary under a Trust Agreement dated as of December 1, 1985, with Wilmington Trust Company and William
               J. Wade, as Owner Trustee and Co-Trustee, respectively, together as Lessor. (Form 10-K for the year ended December 31, 1999, File No. 1-5924 -- Exhibit 10(b)(13).)

*10(b)(14) --  Amendment No. 3 dated as of June 1, 2003, to Lease Agreements, dated as of December 1, 1985, between TEP and San Carlos, jointly and severally, as Lessee, and Wilmington Trust Company and William J. Wade, as Owner Trustee and Co-Trustee, respectively, under a Trust Agreement with Philip Morris Capital Corporation as Owner Participant.

*10(b)(15) --  Amendment No. 3 dated as of June 1, 2003, to Lease Agreements, dated as of December 1, 1985, between TEP and San Carlos, jointly and severally, as Lessee, and Wilmington Trust Company and William J. Wade, as Owner Trustee and Co-Trustee, respectively, under a Trust Agreement with IBM Credit, LLC as Owner Participant.

*10(b)(16) --  Amendment No. 3 dated as of June 1, 2003, to Lease Agreements, dated as of December 1, 1985, between TEP and San Carlos, jointly and severally, as Lessee, and Wilmington Trust Company and William J. Wade, as Owner Trustee and Co-Trustee, respectively, under a Trust Agreement with Emerson Finance Co. as Owner Participant.

*10(b)(17) --  Amendment No. 3 dated as of June 1, 2003, to Tax Indemnity
               Agreement, dated as of December 1, 1985, between TEP and San Carlos, jointly and severally, as Lessee, and Philip Morris Capital Corporation as Owner Participant, beneficiary under a Trust Agreement dated as of December 1, 1985, with Wilmington Trust Company and William J. Wade, as Owner Trustee and Co-Trustee, respectively, together as Lessor.

*10(b)(18) --  Amendment No. 3 dated as of June 1, 2003, to Tax Indemnity
               Agreement, dated as of December 1, 1985, between TEP and San Carlos, jointly and severally, as Lessee, and IBM Credit, LLC as Owner Participant, beneficiary under a Trust Agreement dated as of December 1, 1985, with Wilmington Trust Company and William J. Wade, as Owner Trustee and Co-Trustee, respectively, together as Lessor.

*10(b)(19) --  Amendment No. 3 dated as of June 1, 2003, to Tax Indemnity
               Agreement, dated as of December 1, 1985, between TEP and San Carlos, jointly and severally, as Lessee, and Emerson Finance Co. as Owner Participant, beneficiary under a Trust Agreement dated as of December 1, 1985, with Wilmington Trust Company and William
               J. Wade, as Owner Trustee and Co-Trustee, respectively, together as Lessor.

*10(c)(1)  --  Amended and Restated Participation Agreement, dated as of
               November 15, 1987, among TEP, as Lessee, Ford Motor Credit Company, as Owner Participant, Financial Security Assurance Inc., as Surety, Wilmington Trust Company and William J. Wade in their respective individual capacities as provided therein, but otherwise solely as Owner Trustee and Co-Trustee under the Trust Agreement, and Morgan Guaranty, in its individual capacity as provided therein, but Secured Party. (Form 10-K for the year ended December 31, 1987, File No. 1-5924 -- Exhibit 10(j)(1).)

*10(c)(2)  --  Lease Agreement, dated as of January 14, 1988, between Wilmington
               Trust Company and William J. Wade, as Owner Trust Agreement described therein, dated as of November 15, 1987, between such parties and Ford Motor Credit Company, as Lessor, and TEP, as Lessee. (Form 10-K for the year ended December 31, 1987, File No.1-5924 -- Exhibit 10(j)(2).)

*10(c)(3)  --  Tax Indemnity Agreement, dated as of January 14, 1988, between
               TEP, as Lessee, and Ford Motor Credit Company, as Owner Participant, beneficiary under a Trust Agreement, dated as of November 15, 1987, with Wilmington Trust Company and William J. Wade, Owner Trustee and Co-Trustee, respectively, together as Lessor. (Form 10-K for the year ended December 31, 1987, File No. 1-5924 -- Exhibit 10(j)(3).)

*10(c)(4)  --  Loan Agreement, dated as of January 14, 1988, between the Pima
               County Authority and Wilmington Trust Company and William J. Wade in their respective individual capacities as expressly stated, but otherwise solely as Owner Trustee and Co-Trustee, respectively, under and pursuant to a Trust Agreement, dated as of November 15, 1987, with Ford Motor Credit Company as Trustor and Debtor relating to Industrial Development Lease Obligation Refunding Revenue Bonds, 1988 Series A (TEP's Sundt Project). (Form 10-K for the year ended December 31, 1987, File No. 1-5924 -- Exhibit 10(j)(4).)

*10(c)(5)  --  Indenture of Trust, dated as of January 14, 1988, between the
               Pima County Authority and Morgan Guaranty authorizing Industrial Development Lease Obligation Refunding Revenue Bonds, 1988 Series A (Tucson Electric Power Company Sundt Project). (Form 10-K for the year ended December 31, 1987, File No. 1-5924 -- Exhibit 10(j)(5).)

*10(c)(6)  --  Lease Amendment No. 1, dated as of May 1, 1989, between TEP,
               Wilmington Trust Company and William J. Wade as Owner Trustee and Co-Trustee, respectively under a Trust Agreement dated as of November 15, 1987 with Ford Motor Credit Company. (Form 10-K for the year ended December 31, 1990, File No. 1-5924 -- Exhibit 10(i)(6).)

*10(c)(7)  --  Lease Supplement, dated as of January 1, 1991, between TEP,
               Wilmington Trust Company and William J. Wade as Owner Trustee and Co-Trustee, respectively, under a Trust Agreement dated as of November 15, 1987, with Ford. (Form 10-K for the year ended December 31, 1991, File No. 1-5924 -- Exhibit 10(i)(8).)

*10(c)(8)  --  Lease Supplement, dated as of March 1, 1991, between TEP,
               Wilmington Trust Company and William J. Wade as Owner Trustee and Co-Trustee, respectively, under a Trust Agreement dated as of November 15, 1987, with Ford. (Form 10-K for the year ended December 31, 1991, File No. 1-5924 -- Exhibit 10(i)(9).)

*10(c)(9)  --  Lease Supplement No. 4, dated as of December 1, 1991, between
               TEP, Wilmington Trust Company and William J. Wade as Owner Trustee and Co-Trustee, respectively, under a Trust Agreement dated as of November 15, 1987, with Ford. (Form 10-K for the year ended December 31, 1991, File No. 1-5924 -- Exhibit 10(i)(10).)

*10(c)(10) --  Supplemental Indenture No. 1, dated as of December 1, 1991, between the Pima County Authority and Morgan Guaranty relating to Industrial Lease Development Obligation Revenue Project. (Form 10-K for the year ended December 31, 1991, File No. 1-5924 --
               Exhibit 10(l)(11).)

*10(c)(11) --  Restructuring Commitment Agreement, dated as of June 30, 1992, among TEP, as Lessee, Ford Motor Credit Company, as Owner Participant, Wilmington Trust Company and William J. Wade, as Owner Trustee and Co-Trustee, respectively, and Morgan Guaranty, as Indenture Trustee and Refunding Trustee, relating to the restructuring of the Registrant's lease of Unit 4 at the Sundt Generating Station. (Form S-4, Registration No. 33-52860 --
               Exhibit 10(i)(12).)

*10(c)(12) --  Amendment No. 1, dated as of December 15, 1992, to Amended and
               Restated Participation Agreement, dated as of November 15, 1987, among TEP, as Lessee, Ford Motor Credit Company, as Owner Participant, Wilmington Trust Company and William J. Wade, as Owner Trustee and Co-Trustee, respectively, Financial Security Assurance Inc., as Surety, and Morgan Guaranty, as Indenture Trustee. (Form S-1, Registration No. 33-55732 -- Exhibit 10(h)(12).)

*10(c)(13) --  Amended and Restated Lease, dated as of December 15, 1992, between TEP as Lessee and Wilmington Trust Company and William J. Wade, as Owner Trustee and Co-Trustee, respectively, as Lessor. (Form S-1, Registration No. 33-55732 -- Exhibit 10(h)(13).)

*10(c)(14) --  Amended and Restated Tax Indemnity Agreement, dated as of
               December 15, 1992, between TEP as Lessee and Ford Motor Credit Company, as Owner Participant. (Form S-1, Registration No. 33-55732 -- Exhibit 10(h)(14).)

*10(d)     --  Power Sale Agreement for the years 1990 to 2011, dated as of
               March 10, 1988, between TEP and Salt River Project Agricultural
               Improvement and Power District. (Form 10-K for the year ended
               December 31, 1987, File No. 1-5924 -- Exhibit 10(k).)

*10(e)     --  Participation Agreement, dated as of June 30, 1992, among TEP, as
               Lessee, various parties thereto, as Owner, Wilmington Trust
               Company and William J. Wade, as Owner Trustee and Co-Trustee, respectively, and LaSalle National Bank, as Indenture Trustee relating to TEP's lease of Springerville Unit 1. (Form S-1,
               Registration No. 33-55732 -- Exhibit 10(u).)

*10(f)     --  Lease Agreement, dated as of December 15, 1992, between TEP, as
               Lessee and Wilmington Trust Company and William J. Wade, as Owner
               Trustee and Co-Trustee, respectively, as Lessor. (Form S-1,
               Registration No. 33-55732 -- Exhibit 10(v).)

*10(g)     --  Tax Indemnity Agreements, dated as of December 15, 1992, between the various Owner Participants parties thereto and TEP, as Lessee. (Form S-1, Registration No. 33-55732 -- Exhibit 10(w).)

*10(h)     --  Restructuring Agreement, dated as of December 1, 1992, between
               TEP and Century Power Corporation. (Form S-1, Registration No.
               33-55732 -- Exhibit 10(x).)

*10(i)     --  Voting Agreement, dated as of December 15, 1992, between TEP and
               Chrysler Capital Corporation (documents relating to CILCORP Lease
               Management, Inc., MWR Capital Inc., US West Financial Services,
               Inc. and Philip Morris Capital Corporation are not filed but are substantially similar). (Form S-1, Registration No. 33-55732 --
               Exhibit 10(y).)

*10(j)(1)  --  Wholesale Power Supply Agreement between TEP and Navajo Tribal
               Utility Authority dated January 5, 1993. (Form 10-K for the year ended December 31, 1992, File No. 1-5924 -- Exhibit 10(t).)

*10(j)(2)  --  Amended and Restated Wholesale Power Supply Agreement between TEP and Navajo Tribal Utility Authority, dated June 25, 1997. (Form 10-Q for the quarter ended June 30, 1997, File No. 1-5924 --
               Exhibit 10.)

+*10(k)    --  1994 Omnibus Stock and Incentive Plan of UniSource Energy. (Form
               S-8 dated January 6, 1998, File No. 333-43767.)

+*10(l)    --  Management and Directors Deferred Compensation Plan of UniSource
               Energy. (Form S-8 dated January 6, 1998, File No. 333-43769.)

+*10(m)    --  TEP Supplemental Retirement Account for Classified Employees.
               (Form S-8 dated May 21, 1998, File No. 333-53309.)

+*10(n)    --  TEP Triple Investment Plan for Salaried Employees. (Form S-8
               dated May 21, 1998, File No. 333-53333.)

+*10(o)    --  UniSource Energy Management and Directors Deferred Compensation
               Plan. (Form S-8 dated May 21, 1998, File No. 333-53337.)

+10(p)     --  Officer Change in Control Agreement between TEP and Karen G.
               Kissinger, dated as of December 4, 1998 (including a schedule of other officers who are covered by substantially identical agreements.)

+10(q)     --  Notice of Termination of Change in Control Agreement from TEP to Karen G. Kissinger, dated as of March 3, 2005 (including a schedule of other officers who received substantially identical notices.)

+*10(r)    --  Amended and Restated UniSource Energy 1994 Outside Director Stock
               Option Plan of UniSource Energy. (Form S-8 dated September 9,
               2002, File No. 333-99317.)

*10(s)(1)  --  Asset Purchase Agreement dated as of October 29, 2002, by and between UniSource Energy and Citizens Communications Company relating to the Purchase of Citizens' Electric Utility Business in the State of Arizona. (Form 8-K dated October 31, 2002. File No. 1-13739 -- Exhibit 99-1.)

*10(s)(2)  --  Asset Purchase Agreement dated as of October 29, 2002, by and between UniSource Energy and Citizens Communications Company relating to the Purchase of Citizens' Gas Utility Business in the State of Arizona. (Form 8-K dated October 31, 2002. File No. 1-13739 -- Exhibit 99-2.)

12(a)      --  Computation of Ratio of Earnings to Fixed Charges - TEP.

12(b)      --  Computation of Ratio of Earnings to Fixed Charges - UniSource
               Energy.

21         --  Subsidiaries of the Registrants.

23(a)      --  Consent of Independent Registered Public Accounting Firm -
               UniSource Energy

23(b)      --  Consent of Independent Registered Public Accounting Firm - Tucson
               Electric Power Company

24(a)      --  Power of Attorney - UniSource Energy.

24(b)      --  Power of Attorney - TEP.

31(a)      --  Certification Pursuant to Section 302 of the Sarbanes-Oxley Act -
               UniSource Energy, by James S. Pignatelli.

31(b)      --  Certification Pursuant to Section 302 of the Sarbanes-Oxley Act -
               UniSource Energy by Kevin P. Larson.

31(c)      --  Certification Pursuant to Section 302 of the Sarbanes-Oxley Act -
               TEP, by James S. Pignatelli.

31(d)      --  Certification Pursuant to Section 302 of the Sarbanes-Oxley Act -
               TEP, by Kevin P. Larson.

**32       --  Statements of Corporate Officers (pursuant to Section 906 of the
               Sarbanes-Oxley Act of 2002).


(*)  Previously filed as indicated and incorporated herein by reference.

(+) Management contracts or compensatory plans or arrangements required to be filed as exhibits to this Form 10-K by item 601(b)(10)(iii) of Regulation S-K.

** Pursuant to Item 601(b)(32)(ii) of Regulation S-K, this certificate is not being filed for purposes of Section 18 of the Securities Act of 1934.

                                   APPENDIX B



--------------------------------------------------------------------------------
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 10-Q

     (Mark One)
         [X]  QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                  For The Quarterly Period Ended March 31, 2005

                                       OR

         [ ]  TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

            For the transition period from __________ to __________.

Commission        Registrant; State of Incorporation;      IRS Employer
File Number       Address; and Telephone Number            Identification Number
-----------       -----------------------------            ---------------------
1-13739           UNISOURCE ENERGY CORPORATION             86-0786732
                  (An Arizona Corporation)
                  One South Church Avenue, Suite 100
                  Tucson, AZ  85701
                  (520) 571-4000

1-5924            TUCSON ELECTRIC POWER COMPANY            86-0062700
                  (An Arizona Corporation)
                  One South Church Avenue, Suite 100
                  Tucson, AZ  85701
                  (520) 571-4000

     Indicate by check mark whether each registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days.     Yes   X     No
                                                  -----     -----

     Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Exchange Act).

        UniSource Energy Corporation                Yes     X   No
                                                          -----     -----
        Tucson Electric Power Company               Yes         No    X
                                                          -----     -----

     At May 4, 2005, 34,556,088 shares of UniSource Energy Corporation Common Stock, no par value (the only class of Common Stock), were outstanding.

     At May 4, 2005, 32,139,555 shares of Tucson Electric Power Company's common stock, no par value, were outstanding, of which 32,139,434 shares were held by UniSource Energy Corporation.


--------------------------------------------------------------------------------

This combined Form 10-Q is separately filed by UniSource Energy Corporation and Tucson Electric Power Company. Information contained in this document relating to Tucson Electric Power Company is filed by UniSource Energy Corporation and separately by Tucson Electric Power Company on its own behalf. Tucson Electric Power Company makes no representation as to information relating to UniSource Energy Corporation or its subsidiaries, except as it may relate to Tucson Electric Power Company.

TABLE OF CONTENTS


Definitions                                                                    v
                                  -- PART I --

Reports of Independent Registered Public Accounting Firm                       1

Item 1. - Financial Statements                                                 3
  UniSource Energy Corporation
    Comparative Condensed Consolidated Statements of Income (Loss)             3
    Comparative Condensed Consolidated Statements of Cash Flows                4
    Comparative Condensed Consolidated Balance Sheets                          5
    Condensed Consolidated Statement of Changes in Stockholders' Equity        6
  Tucson Electric Power Company
    Comparative Condensed Consolidated Statements of Income (Loss)             7
    Comparative Condensed Consolidated Statements of Cash Flows                8
    Comparative Condensed Consolidated Balance Sheets                          9
    Condensed Consolidated Statement of Changes in Stockholders' Equity       10
  Notes to Condensed Consolidated Financial Statements                        11
  Note 1.  Nature of Operations, Basis of Accounting Presentation and
           Equity-Based Compensation                                          11
  Note 2.  Regulatory Matters                                                 13
  Note 3.  Debt and Credit Facilities                                         14
  Note 4.  Business Segments                                                  17
  Note 5.  Accounting for Derivative Instruments and Trading Activities       18
  Note 6.  Commitments and Contingencies                                      20
  Note 7.  TEP Wholesale Accounts Receivable and Allowances                   22
  Note 8.  UniSource Energy Earnings Per Share (EPS)                          22
  Note 9.  Employee Benefit Plans                                             23
  Note 10. Share-Based Compensation Plans                                     24
  Note 11. Income and Other Taxes                                             25
  Note 12. New Accounting Pronouncements                                      26
  Note 13. Supplemental Cash Flow Information                                 27
  Note 14. Review by Independent Accountants                                  28

Item 2. - Management's Discussion and Analysis of Financial Condition
          and Results of Operations                                           29
  UniSource Energy Consolidated                                               29
    Results of Operations                                                     30
    Contribution by Business Segment                                          30
    Liquidity and Capital Resources                                           31
  Tucson Electric Power Company                                               35
    Results of Operations                                                     35
    Factors Affecting Results of Operations                                   37
    Liquidity and Capital Resources                                           40
  UNS Gas                                                                     44
    Results of Operations                                                     44
    Factors Affecting Results of Operations                                   45
    Liquidity and Capital Resources                                           45
  UNS Electric                                                                47
    Results of Operations                                                     47
    Factors Affecting Results of Operations                                   48
    Liquidity and Capital Resources                                           48
  Global Solar Energy, Inc.                                                   50
    Results of Operations                                                     50
  Other                                                                       50
    Results of Operations                                                     50
  Critical Accounting Estimates                                               51
  New Accounting Pronouncements                                               57
  Safe Harbor for Forward-Looking Statements                                  58

Item 3. - Quantitative and Qualitative Disclosures about Market Risk          59

Item 4. - Controls and Procedures                                             62

                           PART II - OTHER INFORMATION

Item 1. - Legal Proceedings                                                   62
Item 5. - Other Information                                                   63
     TEP Credit Agreement                                                     63
     Non-GAAP Measures                                                        63
     SEC Reports Available on UniSource Energy's Website                      66

Item 6. Exhibits                                                              67

Signatures                                                                    68

Exhibit Index                                                                 69

                                   DEFINITIONS

The abbreviations and acronyms used in the 2005 First Quarter 10-Q are defined below:

--------------------------------------------------------------------------------

ACC...........................     Arizona Corporation Commission.
ACC Holding Company Order.....     The order approved by the ACC in November
                                   1997 allowing TEP to form a holding company.
AHMSA.........................     Altos Hornos de Mexico, S.A. de C.V. AHMSA
                                   owns 50% of Sabinas.
AMT...........................     Alternative Minimum Tax.
APS...........................     Arizona Public Service Company.
Btu...........................     British thermal unit(s).
Capacity......................     The ability to produce power; the most power
                                   a unit can produce or the maximum that can
                                   be taken under a contract; measured in MWs.
CISO..........................     California Independent System Operator.
Citizens......................     Citizens Communications Company.
Citizens Settlement Agreement.     An agreement with the ACC Staff dated
                                   April 1, 2003, addressing rate case and
                                   financing issues in the acquisition by
                                   UniSource Energy of Citizens' Arizona gas and
                                   electric assets.
Common Stock..................     UniSource Energy's common stock, without
                                   par value.
Company or UniSource Energy...     UniSource Energy Corporation.
Convertible Senior Notes......     UniSource Energy's 4.50% Convertible Senior
                                   Notes due March 1, 2035.
Emissions Allowance(s)........     An allowance issued by the EPA which permits
                                   emission of one ton of sulfur dioxide or one
                                   ton of nitrogen oxide. These allowances
                                   can be bought and sold.
Energy........................     The amount of power produced over a
                                   given period of time; measured in MWh.
EPA...........................     The Environmental Protection Agency.
ESP...........................     Energy Service Provider.
Express Line..................     345-kV circuit connecting Springerville
                                   Unit 2 to the Tucson 138-kV system.
FAS 71........................     Statement of Financial Accounting Standards
                                   No. 71: Accounting for the Effects of
                                   Certain Types of Regulation.
FAS 133.......................     Statement of Financial Accounting
                                   Standards No 133: Accounting for Derivative
                                   Instruments and Hedging Activities,
                                   as amended.
FAS 143.......................     Statement of Financial Accounting
                                   Standards No. 143: Accounting for Asset
                                   Retirement Obligations.
FERC..........................     Federal Energy Regulatory Commission.
First Collateral Trust Bonds..     Bonds issued under the Indenture of Trust,
                                   dated as of August 1, 1998, of TEP to the
                                   Bank of New York, successor trustee.
First Mortgage Bonds..........     First mortgage bonds issued under the
                                   Indenture, dated as of April 1, 1941, of TEP
                                   to J.P. Morgan Chase Bank, successor trustee,
                                   as supplemented and amended.
Four Corners..................     Four Corners Generating Station.
Global Solar..................     Global Solar Energy, Inc., a company that
                                   develops and manufactures thin-film
                                   photovoltaic cells.  Millennium owns 99% of
                                   Global Solar.
Haddington....................     Haddington Energy Partners II, LP, a limited
                                   partnership that funds energy-related
                                   investments.
Heating Degree Days...........     An index used to measure the impact of
                                   weather on energy usage calculated by
                                   subtracting the average of the high and low
                                   daily temperatures from 65.
IDBs..........................     Industrial development revenue or pollution
                                   control revenue bonds.
IPS...........................     Infinite Power Solutions, Inc., a company
                                   that develops thin-film batteries.
                                   Millennium owns 72% of IPS.
IRS...........................     Internal Revenue Service.
ISO...........................     Independent System Operator.
ITC...........................     Investment Tax Credit.
kWh...........................     Kilowatt-hour(s).
kV............................     Kilovolt(s).

LIBOR.........................     London Interbank Offered Rate.
LOC...........................     Letter of Credit.
Luna..........................     Luna Energy Facility.
MEG...........................     Millennium Environment Group, Inc., a
                                   wholly-owned subsidiary of Millennium,
                                   which manages and trades emission
                                   allowances, coal, and related
                                   financial instruments.
MicroSat......................     MicroSat Systems, Inc. is a company
                                   formed to develop and commercialize
                                   small-scale satellites. Millennium
                                   currently owns 35%.
Millennium....................     Millennium Energy Holdings, Inc.,
                                   a wholly-owned subsidiary of
                                   UniSource Energy.
Mimosa........................     Minerales de Monclova, S.A. de C.V.,
                                   an owner of coal and associated gas
                                   reserves and a supplier of
                                   metallurgical coal to the steel
                                   industry and thermal coal to the
                                   Mexican electricity commission.
                                   Sabinas owns 19.5% of Mimosa.
MMBtus........................     Million British Thermal Units.
MW............................     Megawatt(s).
MWh...........................     Megawatt-hour(s).
Navajo........................     Navajo Generating Station.
NOL...........................     Net Operating Loss carryback or
                                   carryforward for income tax purposes.
PGA...........................     Purchased Gas Adjustor, a retail rate
                                   mechanism designed to recover the cost
                                   of gas purchased for retail gas customers.
PNM...........................     Public Service Company of New Mexico.
PNMR..........................     PNM Resources, Inc.
Powertrusion..................     POWERTRUSION International, Inc., a
                                   company owned 77% by Millennium,
                                   which manufactures lightweight utility poles.
PPFAC.........................     Purchased Power and Fuel Adjustment Clause.
PWCC..........................     Pinnacle West Capital Corporation.
Repurchased Bonds.............     $221 million of fixed-rate tax-exempt bonds
                                   that TEP will purchase from bondholders on
                                   May 11, 2005, pursuant to a tender offer
                                   that expired on May 5, 2005.
RTO...........................     Regional Transmission Organization.
Rules.........................     Retail Electric Competition Rules.
Sabinas.......................     Carboelectrica Sabinas, S. de R.L. de C.V.,
                                   a Mexican limited liability company.
                                   Millennium owns 50% of Sabinas.
Saguaro Utility...............     An Arizona limited partnership, whose
                                   general partner was Sage Mountain, L.L.C.
                                   and whose limited partners included
                                   investment funds affiliated with Kohlberg
                                   Kravis Roberts & Co., L.P., J.P. Morgan
                                   Partners, L.L.C. and Wachovia Capital
                                   Partners.
San Carlos....................     San Carlos Resources Inc., a wholly-owned
                                   subsidiary of TEP.
San Juan......................     San Juan Generating Station.
Second Mortgage Bonds.........     TEP's second mortgage bonds issued under
                                   the Indenture of Mortgage and Deed of Trust,
                                   dated as of December 1, 1992, of TEP to The
                                   Bank of New York, successor trustee, as
                                   supplemented.
Sempra........................     Sempra Energy Trading Company.
SCE...........................     Southern California Edison Company.
SES...........................     Southwest Energy Solutions, Inc., a
                                   wholly-owned subsidiary of Millennium.
Settlement Agreement..........     TEP's Settlement Agreement approved by the
                                   ACC in November 1999 that provided for
                                   electric retail competition and
                                   transition asset recovery.
Springerville.................     Springerville Generating Station.
Springerville Coal Handling
     Facilities Leases........     Leveraged lease arrangements relating to the
                                   coal handling facilities serving
                                   Springerville.
Springerville Common
     Facilities...............     Facilities at Springerville used in common
                                   with Springerville Unit 1 and Springerville
                                   Unit 2.
Springerville Common
     Facilities Leases........     Leveraged lease arrangements relating to an
                                   undivided one-half interest in certain
                                   Springerville Common Facilities.
Springerville Unit 1..........     Unit 1 of the Springerville Generating
                                   Station.

Springerville Unit 1 Lease....     Leveraged lease arrangement relating to
                                   Springerville Unit 1 and an undivided
                                   one-half interest in certain Springerville
                                   Common Facilities.
Springerville Unit 2..........     Unit 2 of the Springerville Generating
                                   Station.
SRP...........................     Salt River Project Agricultural Improvement
                                   and Power District.
Sundt.........................     H. Wilson Sundt Generating Station
                                   (formerly known as the Irvington Generating
                                   Station).
Sundt Lease...................     The leveraged lease arrangement relating to
                                   Sundt Unit 4.
SWG...........................     Southwest Gas Corporation.
TEP...........................     Tucson Electric Power Company, the principal
                                   subsidiary of UniSource Energy.
TEP Credit Agreement..........     Credit Agreement between TEP and a syndicate
                                   of banks, dated as of May 4, 2005.
TEP Revolving Credit Facility.     $60 million revolving credit facility
                                   entered into under the TEP Credit Agreement,
                                   dated as of May 4, 2005, between a
                                   syndicate of banks and TEP.
Therm.........................     A unit of heating value equivalent to
                                   100,000 British thermal units (Btu).
Tri-State.....................     Tri-State Generation and Transmission
                                   Association.
TruePricing...................     TruePricing, Inc., a start-up company
                                   established to market energy related
                                   products.
UED...........................     UniSource Energy Development Company,
                                   a wholly-owned subsidiary of UniSource
                                   Energy, which engages in developing
                                   generation resources and other project
                                   development services and related
                                   activities.
UES...........................     UniSource Energy Services, Inc., an
                                   intermediate holding company
                                   established to own the operating
                                   companies (UNS Gas and UNS Electric)
                                   which acquired the Citizens Arizona
                                   gas and electric utility assets.
UniSource Credit Agreement....     Credit Agreement between UniSource Energy
                                   and a syndicate of banks, dated
                                   as of April 15, 2005.
UniSource Energy..............     UniSource Energy Corporation.
UNS Electric..................     UNS Electric, Inc., a wholly-owned
                                   subsidiary of UES, which acquired
                                   the Citizens Arizona electric utility assets.
UNS Gas.......................     UNS Gas, Inc., a wholly-owned subsidiary of
                                   UES, which acquired the Citizens Arizona gas
                                   utility assets.
UNS Gas/UNS Electric Revolver.     A $40 million revolving credit facility
                                   entered into by UNS Gas and UNS Electric
                                   on April 15, 2005.
Valencia......................     Valencia power plant owned by UNS Electric.
WestConnect...................     The proposed for-profit RTO in which TEP is
                                   a participant.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and Stockholders of UniSource Energy Corporation:

We have reviewed the accompanying condensed consolidated balance sheet of UniSource Energy Corporation and its subsidiaries (the Company) as of March 31, 2005, and the related condensed consolidated statements of income (loss) and of cash flows for each of the three-month periods ended March 31, 2005 and 2004 and the condensed consolidated statement of changes in stockholders' equity for the three-month period ended March 31, 2005. These interim financial statements are the responsibility of the Company's management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying condensed consolidated interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet as of December 31, 2004, and the related consolidated statements of income, of cash flows and of changes in stockholders' equity for the year then ended, management's assessment of the effectiveness of the Company's internal control over financial reporting as of December 31, 2004 and the effectiveness of the Company's internal control over financial reporting as of December 31, 2004; and in our report dated March 16, 2005, we expressed unqualified opinions thereon. The consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting referred to above are not presented herein. In our opinion, the information set forth in the accompanying consolidated balance sheet information as of March 31, 2005, is fairly stated in all material respects in relation to the consolidated balance sheet from which it has been derived.


PRICEWATERHOUSECOOPERS LLP
Los Angeles, California
May 6, 2005

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Tucson Electric Power Company:

We have reviewed the accompanying condensed consolidated balance sheet of Tucson Electric Power Company (the Company) as of March 31, 2005, and the related condensed consolidated statements of income (loss) and of cash flows for each of the three-month periods ended March 31, 2005 and 2004 and the condensed consolidated statement of changes in stockholders' equity for the three-month period ended March 31, 2005. These interim financial statements are the responsibility of the Company's management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying condensed consolidated interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We previously audited in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet as of December 31, 2004, and the related consolidated statements of income, of cash flows, and of changes in stockholders' equity for the year then ended (not presented herein), and in our report dated March 16, 2005 we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying consolidated balance sheet information as of March 31, 2005, is fairly stated in all material respects in relation to the consolidated balance sheet from which it has been derived.


PRICEWATERHOUSECOOPERS LLP
Los Angeles, California
May 6, 2005

                         PART I - FINANCIAL INFORMATION

ITEM 1.  FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

UNISOURCE ENERGY CORPORATION
COMPARATIVE CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

                                                                         Three Months Ended
                                                                             March 31,
                                                                        2005            2004
                                                                            (UNAUDITED)
-------------------------------------------------------------------------------------------------
                                                                       -Thousands of Dollars-
OPERATING REVENUES
  Electric Retail Sales                                              $   171,590     $   174,363
  Electric Wholesale Sales                                                39,180          41,700
  Gas Revenue                                                             46,549          48,801
  Other Revenues                                                           3,610           5,220
-------------------------------------------------------------------------------------------------
    TOTAL OPERATING REVENUES                                             260,929         270,084
-------------------------------------------------------------------------------------------------

OPERATING EXPENSES
  Fuel                                                                    47,291          47,449
  Purchased Energy                                                        64,407          59,502
  Other Operations and Maintenance                                        61,492          63,579
  Depreciation and Amortization                                           34,824          35,136
  Amortization of Transition Recovery Asset                                9,487           8,597
  Taxes Other Than Income Taxes                                           13,499          13,111
-------------------------------------------------------------------------------------------------
    TOTAL OPERATING EXPENSES                                             231,000         227,374
-------------------------------------------------------------------------------------------------
      OPERATING INCOME                                                    29,929          42,710
-------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
  Interest Income                                                          4,961           4,869
  Other Income                                                             2,261           8,715
  Other Expense                                                           (2,351)         (1,016)
-------------------------------------------------------------------------------------------------
    TOTAL OTHER INCOME (DEDUCTIONS)                                        4,871          12,568
-------------------------------------------------------------------------------------------------

INTEREST EXPENSE
  Long-Term Debt                                                          20,352          23,118
  Interest on Capital Leases                                              19,746          20,044
  Other Interest Expense, Net of Amounts Capitalized                          11            (214)
-------------------------------------------------------------------------------------------------
    TOTAL INTEREST EXPENSE                                                40,109          42,948
-------------------------------------------------------------------------------------------------

INCOME (LOSS) BEFORE INCOME TAXES                                         (5,309)         12,330
  Income Tax Expense (Benefit)                                            (1,526)          5,909
-------------------------------------------------------------------------------------------------

NET INCOME (LOSS)                                                    $    (3,783)    $     6,421
=================================================================================================


WEIGHTED-AVERAGE SHARES OF COMMON STOCK OUTSTANDING (000)                 34,635          34,185
=================================================================================================

BASIC EARNINGS (LOSS) PER SHARE                                      $     (0.11)    $      0.19
=================================================================================================

DILUTED EARNINGS (LOSS) PER SHARE                                    $     (0.11)    $      0.18
=================================================================================================
DIVIDENDS PAID PER SHARE                                             $      0.19     $      0.16
=================================================================================================

See Notes to Condensed Consolidated Financial Statements.


UNISOURCE ENERGY CORPORATION
COMPARATIVE CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                         Three Months Ended
                                                                             March 31,
                                                                        2005            2004
                                                                            (UNAUDITED)
-------------------------------------------------------------------------------------------------
                                                                       -Thousands of Dollars-
CASH FLOWS FROM OPERATING ACTIVITIES
  Cash Receipts from Electric Retail Sales                           $   206,194     $   200,489
  Cash Receipts from Electric Wholesale Sales                             52,111          56,327
  Cash Receipts from Gas Sales                                            55,568          56,981
  MEG Cash Receipts from Trading Activity                                 38,566          34,357
  Interest Received                                                       10,488          10,504
  Income Tax Refunds Received                                                928             286
  Performance Deposits                                                     6,349          (7,052)
  Other Cash Receipts                                                      2,666           4,121
  Fuel Costs Paid                                                        (48,503)        (46,073)
  Purchased Energy Costs Paid                                            (82,143)        (76,681)
  Wages Paid, Net of Amounts Capitalized                                 (29,336)        (25,051)
  Payment of Other Operations and Maintenance Costs                      (39,059)        (35,905)
  MEG Cash Payments for Trading Activity                                 (39,044)        (28,278)
  Capital Lease Interest Paid                                            (38,387)        (40,308)
  Taxes Paid, Net of Amounts Capitalized                                 (22,774)        (22,336)
  Interest Paid, Net of Amounts Capitalized                              (29,142)        (30,135)
  Income Taxes Paid                                                       (3,500)         (7,000)
  Other Cash Payments                                                       (930)           (207)
-------------------------------------------------------------------------------------------------
NET CASH FLOWS - OPERATING ACTIVITIES                                     40,052          44,039
-------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Capital Expenditures                                                   (44,872)        (31,370)
  Proceeds from Investment in Springerville Lease Debt and Equity          8,251           8,054
  Other Cash Receipts                                                      5,616               -
  Investment in and Loans to Equity Investees                               (216)           (628)
  Return of Investment from Millennium Energy Business                         -             267
  Payments for Investment in Springerville Lease Debt and Equity               -          (4,499)
  Other Cash Payments                                                          -              (4)
-------------------------------------------------------------------------------------------------
NET CASH FLOWS - INVESTING ACTIVITIES                                    (31,221)        (28,180)
-------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from Issuance of Long-Term Debt                               150,000               -
  Repayments of Long-Term Debt                                           (53,150)         (1,232)
  Payments on Capital Lease Obligations                                  (48,377)        (43,632)
  Proceeds from Borrowings under Revolving Credit Facility                     -          20,000
  Payments on Borrowings under Revolving Credit Facility                       -         (20,000)
  Other Cash Receipts                                                      5,960           4,615
  Payment of Debt Issue/Retirement Costs                                  (5,126)         (8,959)
  Common Stock Dividends Paid                                             (6,537)         (5,439)
  Other Cash Payments                                                     (1,375)         (1,253)
-------------------------------------------------------------------------------------------------
NET CASH FLOWS - FINANCING ACTIVITIES                                     41,395         (55,900)
-------------------------------------------------------------------------------------------------

Net Increase (Decrease) in Cash and Cash Equivalents                      50,226         (40,041)
Cash and Cash Equivalents, Beginning of Year                             154,028         101,266
-------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF PERIOD                             $   204,254     $    61,225
=================================================================================================

See Note 13 for supplemental cash flow information.

See Notes to Condensed Consolidated Financial Statements.


UNISOURCE ENERGY CORPORATION
COMPARATIVE CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                      March 31,      December 31,
                                                                         2005           2004
                                                                     (UNAUDITED)
-------------------------------------------------------------------------------------------------
ASSETS                                                                 - Thousands of Dollars -
UTILITY PLANT
  Plant in Service                                                   $ 3,064,432     $ 3,033,405
  Utility Plant under Capital Leases                                     723,901         723,901
  Construction Work in Progress                                          126,633         116,161
-------------------------------------------------------------------------------------------------
    TOTAL UTILITY PLANT                                                3,914,966       3,873,467
  Less Accumulated Depreciation and Amortization                      (1,377,294)     (1,348,017)
  Less Accumulated Amortization of Capital Lease Assets                 (451,323)       (444,313)
-------------------------------------------------------------------------------------------------
    TOTAL UTILITY PLANT - NET                                          2,086,349       2,081,137
-------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER PROPERTY
  Investments in Lease Debt and Equity                                   162,406         170,893
  Other                                                                   82,642          85,035
-------------------------------------------------------------------------------------------------
    TOTAL INVESTMENTS AND OTHER PROPERTY                                 245,048         255,928
-------------------------------------------------------------------------------------------------

CURRENT ASSETS
  Cash and Cash Equivalents                                              204,254         154,028
  Trade Accounts Receivable                                               87,652         107,694
  Unbilled Accounts Receivable                                            39,861          55,350
  Allowance for Doubtful Accounts                                        (16,604)        (16,492)
  Materials and Fuel Inventory                                            67,593          62,225
  Trading Assets                                                          50,761          70,958
  Current Regulatory Assets                                                9,922           9,653
  Income Taxes Receivable                                                  6,045               -
  Deferred Income Taxes - Current                                         14,719          24,055
  Interest Receivable - Current                                            5,409          10,475
  Other                                                                   21,290          26,751
-------------------------------------------------------------------------------------------------
    TOTAL CURRENT ASSETS                                                 490,902         504,697
-------------------------------------------------------------------------------------------------

REGULATORY AND OTHER ASSETS
  Transition Recovery Asset                                              214,541         224,029
  Income Taxes Recoverable Through Future Revenues                        43,498          44,624
  Other Regulatory Assets                                                 16,693          15,823
  Other Assets                                                            55,735          49,280
-------------------------------------------------------------------------------------------------
    TOTAL REGULATORY AND OTHER ASSETS                                    330,467         333,756
-------------------------------------------------------------------------------------------------

TOTAL ASSETS                                                         $ 3,152,766     $ 3,175,518
=================================================================================================

CAPITALIZATION AND OTHER LIABILITIES
CAPITALIZATION
  Common Stock Equity                                                $   578,524     $   580,718
  Capital Lease Obligations                                              655,957         701,931
  Long-Term Debt                                                       1,356,170       1,257,595
-------------------------------------------------------------------------------------------------
    TOTAL CAPITALIZATION                                               2,590,651       2,540,244
-------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
  Current Obligations under Capital Leases                                56,227          53,694
  Current Maturities of Long-Term Debt                                         -           1,725
  Accounts Payable                                                        62,159          95,276
  Interest Accrued                                                        26,414          60,679
  Trading Liabilities                                                     50,962          65,022
  Taxes Accrued                                                           45,528          53,192
  Accrued Employee Expenses                                               14,479          19,216
  Customer Deposits                                                       15,183          14,794
  Other                                                                    6,794           4,556
-------------------------------------------------------------------------------------------------
    TOTAL CURRENT LIABILITIES                                            277,746         368,154
-------------------------------------------------------------------------------------------------

DEFERRED CREDITS AND OTHER LIABILITIES
  Deferred Income Taxes - Noncurrent                                     113,212         101,753
  Regulatory Liability - Net Cost of Removal for Interim Retirements      71,795          69,585
  Other                                                                   99,362          95,782
-------------------------------------------------------------------------------------------------
    TOTAL DEFERRED CREDITS AND OTHER LIABILITIES                         284,369         267,120
-------------------------------------------------------------------------------------------------

COMMITMENTS AND CONTINGENCIES (NOTE 6)
-------------------------------------------------------------------------------------------------

TOTAL CAPITALIZATION AND OTHER LIABILITIES                           $ 3,152,766     $ 3,175,518
=================================================================================================

See Notes to Condensed Consolidated Financial Statements.


UNISOURCE ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                                      Accumulated
                                                         Common                        Accumulated       Other            Total
                                                         Shares         Common          Earnings      Comprehensive    Stockholders'
                                                      Outstanding*      Stock           (Deficit)     Income (Loss)       Equity
------------------------------------------------------------------------------------------------------------------------------------
                                                                                       (UNAUDITED)
                                                                                - Thousands of Dollars -

BALANCES AT DECEMBER 31, 2004                             34,255       $ 677,119       $ (85,666)      $ (10,735)      $ 580,718
------------------------------------------------------------------------------------------------------------------------------------

Comprehensive Income (Loss):
  2005 Year-to-Date Net Loss                                   -               -          (3,783)              -          (3,783)

  Unrealized Gain on Cash Flow Hedges
     (net of $2,315 income tax expense)                        -               -               -           3,531           3,531

  Reclassification of Realized Gain on
     Cash Flow Hedges to Net Income
     (net of $48 income tax expense)                           -               -               -             (73)            (73)

                                                                                                                      --------------
Total Comprehensive Loss                                                                                                    (325)
                                                                                                                      --------------

  Dividends Declared                                           -               -          (6,537)              -          (6,537)
  Shares Issued under Stock Compensation Plans                37               -               -               -               -
  Shares Issued for Stock Options                            212           4,538               -               -           4,538
  Other                                                        -             130               -               -             130
------------------------------------------------------------------------------------------------------------------------------------

BALANCES AT MARCH 31, 2005                                34,504       $ 681,787       $ (95,986)      $  (7,277)      $ 578,524
====================================================================================================================================

* UniSource Energy has 75 million authorized shares of common stock.

See Notes to Condensed Consolidated Financial Statements.


TUCSON ELECTRIC POWER COMPANY
COMPARATIVE CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

                                                                         Three Months Ended
                                                                             March 31,
                                                                        2005            2004
                                                                            (UNAUDITED)
-------------------------------------------------------------------------------------------------
                                                                       -Thousands of Dollars-
OPERATING REVENUES
  Electric Retail Sales                                              $   140,206     $   143,176
  Electric Wholesale Sales                                                39,128          41,649
  Other Revenues                                                           2,572           2,149
-------------------------------------------------------------------------------------------------
    TOTAL OPERATING REVENUES                                             181,906         186,974
-------------------------------------------------------------------------------------------------

OPERATING EXPENSES
  Fuel                                                                    47,291          47,449
  Purchased Power                                                         12,861           6,252
  Other Operations and Maintenance                                        47,977          47,829
  Depreciation and Amortization                                           30,020          30,413
  Amortization of Transition Recovery Asset                                9,487           8,597
  Taxes Other Than Income Taxes                                           11,149          10,746
-------------------------------------------------------------------------------------------------
    TOTAL OPERATING EXPENSES                                             158,785         151,286
-------------------------------------------------------------------------------------------------
      OPERATING INCOME                                                    23,121          35,688
-------------------------------------------------------------------------------------------------

OTHER INCOME (DEDUCTIONS)
  Interest Income                                                          4,816           4,861
  Interest Income - Note Receivable from UniSource Energy                  1,684           2,320
  Other Income                                                             1,765           1,164
  Other Expense                                                           (1,432)           (936)
-------------------------------------------------------------------------------------------------
    TOTAL OTHER INCOME (DEDUCTIONS)                                        6,833           7,409
-------------------------------------------------------------------------------------------------

INTEREST EXPENSE
  Long-Term Debt                                                          16,979          20,381
  Interest on Capital Leases                                              19,737          20,037
  Other Interest Expense, Net of Amounts Capitalized                          90            (189)
-------------------------------------------------------------------------------------------------
    TOTAL INTEREST EXPENSE                                                36,806          40,229
-------------------------------------------------------------------------------------------------

INCOME (LOSS) BEFORE INCOME TAXES                                         (6,852)          2,868
  Income Tax Expense (Benefit)                                            (2,162)          2,074
-------------------------------------------------------------------------------------------------

NET INCOME (LOSS)                                                    $    (4,690)    $       794
=================================================================================================

See Notes to Condensed Consolidated Financial Statements.


TUCSON ELECTRIC POWER COMPANY
COMPARATIVE CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                         Three Months Ended
                                                                             March 31,
                                                                        2005            2004
                                                                            (UNAUDITED)
-------------------------------------------------------------------------------------------------
                                                                       -Thousands of Dollars-
Cash Flows from Operating Activities
  Cash Receipts from Electric Retail Sales                           $   168,807     $   165,683
  Cash Receipts from Electric Wholesale Sales                             52,047          56,258
  Interest Received                                                       10,327          10,452
  Interest Received -- UniSource                                          11,013               -
  Other Cash Receipts                                                      1,090           1,257
  Income Taxes Refunds Received                                              713             286
  Fuel Costs Paid                                                        (48,503)        (46,073)
  Purchased Power Costs Paid                                             (24,763)        (22,380)
  Wages Paid, Net of Amounts Capitalized                                 (22,949)        (17,985)
  Payment of Other Operations and Maintenance Costs                      (32,983)        (27,868)
  Capital Lease Interest Paid                                            (38,378)        (40,304)
  Taxes Paid, Net of Amounts Capitalized                                 (14,325)        (13,841)
  Interest Paid, Net of Amounts Capitalized                              (24,059)        (24,949)
  Income Taxes Paid                                                            -          (5,000)
  Other Cash Payments                                                       (766)              -
-------------------------------------------------------------------------------------------------
NET CASH FLOWS - OPERATING ACTIVITIES                                     37,271          35,536
-------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES

  Capital Expenditures                                                   (33,513)        (22,956)
  Proceeds from Investment in Springerville Lease Debt and Equity          8,251           8,054
  Payments for Investment in Springerville Lease Debt and Equity               -          (4,499)
  Other Cash Receipts                                                      5,000               -
-------------------------------------------------------------------------------------------------
NET CASH FLOWS - INVESTING ACTIVITIES                                    (20,262)        (19,401)
-------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from Repayment of UniSource Energy Note                        95,393               -
  Repayments of Long-Term Debt                                           (53,150)         (1,225)
  Payments on Capital Lease Obligations                                  (48,357)        (43,599)
  Proceeds from Borrowings under Revolving Credit Facility                     -          20,000
  Payments on Borrowings under Revolving Credit Facility                       -         (20,000)
  Other Cash Receipts                                                      1,532           3,269
  Payment of Debt Issue/Retirement Costs                                    (122)         (8,583)
  Other Cash Payments                                                     (5,920)           (423)
-------------------------------------------------------------------------------------------------
NET CASH FLOWS - FINANCING ACTIVITIES                                    (10,624)        (50,561)
-------------------------------------------------------------------------------------------------

Net Increase (Decrease) in Cash and Cash Equivalents                       6,385         (34,426)
Cash and Cash Equivalents, Beginning of Year                             113,207          65,262
-------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF PERIOD                             $   119,592     $    30,836
=================================================================================================

See Note 13 for supplemental cash flow information.

See Notes to Condensed Consolidated Financial Statements.


TUCSON ELECTRIC POWER COMPANY
COMPARATIVE CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                      March 31,      December 31,
                                                                        2005            2004
                                                                     (UNAUDITED)
-------------------------------------------------------------------------------------------------
ASSETS                                                                 - Thousands of Dollars -
UTILITY PLANT
  Plant in Service                                                   $ 2,793,624     $ 2,771,665
  Utility Plant under Capital Leases                                     723,195         723,195
  Construction Work in Progress                                          104,844          94,336
-------------------------------------------------------------------------------------------------
    TOTAL UTILITY PLANT                                                3,621,663       3,589,196
  Less Accumulated Depreciation and Amortization                      (1,353,442)     (1,328,228)
  Less Accumulated Amortization of Capital Lease Assets                 (451,173)       (444,186)
-------------------------------------------------------------------------------------------------
    TOTAL UTILITY PLANT - NET                                          1,817,048       1,816,782
-------------------------------------------------------------------------------------------------

INVESTMENTS AND OTHER PROPERTY
  Investments in Lease Debt and Equity                                   162,406         170,893
  Other                                                                   23,284          23,393
-------------------------------------------------------------------------------------------------
    TOTAL INVESTMENTS AND OTHER PROPERTY                                 185,690         194,286
-------------------------------------------------------------------------------------------------

NOTE RECEIVABLE FROM UNISOURCE ENERGY                                          -          79,462
-------------------------------------------------------------------------------------------------

CURRENT ASSETS
  Cash and Cash Equivalents                                              119,592         113,207
  Trade Accounts Receivable                                               67,719          72,042
  Unbilled Accounts Receivable                                            23,061          33,179
  Allowance for Doubtful Accounts                                        (14,301)        (14,166)
  Intercompany Accounts Receivable                                         7,962          10,111
  Materials and Fuel Inventory                                            54,580          51,207
  Current Regulatory Assets                                                9,922           9,653
  Income Taxes Receivable                                                  6,972               -
  Deferred Income Taxes - Current                                         15,030          24,157
  Interest Receivable - Current                                            5,405          10,475
  Other                                                                   15,895          18,330
-------------------------------------------------------------------------------------------------
    TOTAL CURRENT ASSETS                                                 311,837         328,195
-------------------------------------------------------------------------------------------------

REGULATORY AND OTHER ASSETS
  Transition Recovery Asset                                              214,541         224,029
  Income Taxes Recoverable Through Future Revenues                        43,498          44,624
  Other Regulatory Assets                                                 14,103          13,684
  Other Assets                                                            42,728          41,106
-------------------------------------------------------------------------------------------------
    TOTAL REGULATORY AND OTHER ASSETS                                    314,870         323,443
-------------------------------------------------------------------------------------------------

TOTAL ASSETS                                                         $ 2,629,445     $ 2,742,168
=================================================================================================

CAPITALIZATION AND OTHER LIABILITIES
CAPITALIZATION
  Common Stock Equity                                                $   439,934     $   414,510
  Capital Lease Obligations                                              655,453         701,405
  Long-Term Debt                                                       1,046,170       1,097,595
-------------------------------------------------------------------------------------------------
    TOTAL CAPITALIZATION                                               2,141,557       2,213,510
-------------------------------------------------------------------------------------------------

CURRENT LIABILITIES
  Current Obligations under Capital Leases                                56,143          53,611
  Current Maturities of Long-Term Debt                                         -           1,725
  Accounts Payable                                                        37,649          46,377
  Intercompany Accounts Payable                                            9,816          20,026
  Interest Accrued                                                        24,406          56,514
  Taxes Accrued                                                           36,712          44,938
  Accrued Employee Expenses                                               12,553          17,594
  Other                                                                   12,015           9,592
-------------------------------------------------------------------------------------------------
    TOTAL CURRENT LIABILITIES                                            189,294         250,377
-------------------------------------------------------------------------------------------------

DEFERRED CREDITS AND OTHER LIABILITIES
  Deferred Income Taxes - Noncurrent                                     145,195         129,842
  Regulatory Liability - Net Cost of Removal for Interim Retirements      69,306          67,485
  Other                                                                   84,093          80,954
-------------------------------------------------------------------------------------------------
    TOTAL DEFERRED CREDITS AND OTHER LIABILITIES                         298,594         278,281
-------------------------------------------------------------------------------------------------

COMMITMENTS AND CONTINGENCIES (NOTE 6)
-------------------------------------------------------------------------------------------------

TOTAL CAPITALIZATION AND OTHER LIABILITIES                           $ 2,629,445     $ 2,742,168
=================================================================================================

See Notes to Condensed Consolidated Financial Statements.


TUCSON ELECTRIC POWER COMPANY
CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                                      Accumulated
                                                                        Capital        Accumulated       Other            Total
                                                         Common          Stock          Earnings      Comprehensive    Stockholders'
                                                         Stock          Expense         (Deficit)     Income (Loss)       Equity
------------------------------------------------------------------------------------------------------------------------------------
                                                                                       (UNAUDITED)
                                                                                - Thousands of Dollars -


BALANCES AT DECEMBER 31, 2004                          $ 658,254       $  (6,357)      $(226,652)      $ (10,735)      $ 414,510
------------------------------------------------------------------------------------------------------------------------------------

Comprehensive Income:
    2005 Year-to-Date Net Loss                                 -               -          (4,690)              -          (4,690)

    Unrealized Gain on Cash Flow Hedges
       (net of $2,315 income tax expense)                      -               -               -           3,531           3,531

    Reclassification of Realized Gain on
       Cash Flow Hedges to Net Income
       (net of $48 income tax expense)                         -               -               -             (73)            (73)

                                                                                                                    ----------------
Total Comprehensive Loss                                                                                                  (1,232)
                                                                                                                    ----------------

    Equity Contribution from UniSource Energy (Note 3)    25,261               -               -               -          25,261

    Capital Contribution from UniSource Energy             1,395               -               -               -           1,395
------------------------------------------------------------------------------------------------------------------------------------

BALANCES AT MARCH 31, 2005                             $ 684,910       $  (6,357)      $(231,342)      $  (7,277)      $ 439,934
====================================================================================================================================

See Notes to Condensed Consolidated Financial Statements.


NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 1. NATURE OF OPERATIONS, BASIS OF ACCOUNTING PRESENTATION AND EQUITY-BASED COMPENSATION

     UniSource Energy Corporation (UniSource Energy) is an exempt holding company under the Public Utility Holding Company Act of 1935. UniSource Energy has no significant operations of its own, but owns substantially all of the common stock of Tucson Electric Power Company (TEP) and all of the common stock of UniSource Energy Services, Inc. (UES), Millennium Energy Holdings, Inc. (Millennium) and UniSource Energy Development Company (UED).

     TEP, a regulated public utility incorporated in Arizona since 1963, is UniSource Energy's largest operating subsidiary and represented approximately 84% of UniSource Energy's assets as of March 31, 2005. TEP generates, transmits and distributes electricity. TEP serves approximately 378,000 retail electric customers in a 1,155 square mile area in Southern Arizona. TEP also sells electricity to other utilities and power marketing entities primarily located in the western U.S.

     UES holds the common stock of UNS Gas, Inc. (UNS Gas) and UNS Electric, Inc. (UNS Electric). UES has no significant operations of its own. UNS Gas is a gas distribution company serving approximately 135,600 retail customers in Mohave, Yavapai, Coconino, and Navajo Counties in northern Arizona, as well as Santa Cruz County in southeast Arizona. UNS Electric is an electric transmission and distribution company serving approximately 86,500 retail customers in Mohave and Santa Cruz counties.

     Millennium invests in unregulated businesses, including Global Solar Energy (Global Solar), a developer and manufacturer of thin-film photovoltaic cells and modules. UED engages in developing generating resources and other project development activities, including facilitating the expansion of the Springerville Generating Station, but has no significant operations.

     We conduct our business in four primary business segments - TEP's Electric Utility segment, UNS Gas, UNS Electric and Global Solar.

     References to "we" and "our" are to UniSource Energy and its subsidiaries, collectively.

     The accompanying quarterly financial statements of UniSource Energy and TEP are unaudited but reflect all normal recurring accruals and other adjustments which we believe are necessary for a fair presentation of the results for the interim periods presented. These financial statements are presented in accordance with the Securities and Exchange Commission's (SEC) interim reporting requirements which do not include all the disclosures required by accounting principles generally accepted in the United States of America (GAAP) for audited annual financial statements. The year-end condensed balance sheet data was derived from audited financial statements, but does not include disclosures required by GAAP for audited annual financial statements. This quarterly report should be reviewed in conjunction with UniSource Energy and TEP's 2004 Annual Report on Form 10-K.

     Weather, among other factors, causes seasonal fluctuations in TEP, UNS Gas and UNS Electric's sales; therefore, quarterly results are not indicative of annual operating results. UniSource Energy and TEP have made minor reclassifications to the prior year financial statements for comparative purposes. These reclassifications had no effect on net income.

  EQUITY-BASED COMPENSATION

     UniSource Energy has two equity-based compensation plans, the 1994 Outside Director Stock Option Plan (Directors' Plan) and the 1994 Omnibus Stock and Incentive Plan (Omnibus Plan). See Note 10. We early adopted Statement of Financial Accounting Standards No. 123(R), Share Based Payment (FAS 123(R)) effective January 1, 2005. The adoption of FAS 123(R) did not have a significant impact on our financial statements because stock options issued under UniSource Energy's Omnibus Plan vested upon the shareholder vote to approve the proposed acquisition of UniSource Energy, see UniSource Energy's 2004 Annual Report on Form 10-K, Note 17 in Notes to Consolidated Financial Statements - Stock-Based Compensation. In addition, no new stock options can be issued under the Omnibus Plan after 2004. Prior to January 1, 2005, we accounted for those plans under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), and related interpretations.

--------------------------------------------------------------------------------

     Prior to January 1, 2005, our stock options were granted with an exercise price equal to the market value of the stock at the date of the grant. Accordingly, under the provisions of APB 25 no compensation expense was recorded for these awards. However, compensation expense was recognized for restricted stock, stock unit and performance share awards over the performance/vesting period.

     The following table illustrates the effect on UniSource Energy's net income and earnings per share and TEP's net income as if we had applied the fair value recognition provisions of FAS 123(R) to all equity-based employee compensation awards for the three months ended March 31, 2004:

UNISOURCE ENERGY:
----------------
                                                                          Three Months Ended March 31,
-------------------------------------------------------------------------------------------------------
                                                                                      2004
-------------------------------------------------------------------------------------------------------
                                                                             -Thousands of Dollars-
                                                                             (except per share data)
Net Income - As Reported                                                         $    6,421
Add: Equity-based compensation expense included in reported net
   income, net of related tax effects                                                 1,243
Deduct: Total equity-based employee compensation expense
   determined under fair value based method for all awards, net
   of related tax effects                                                            (1,866)
-------------------------------------------------------------------------------------------------------
Pro Forma Net Income                                                             $    5,798
=======================================================================================================
Basic Earnings per Share:
  As Reported                                                                         $0.19
  Pro Forma                                                                           $0.17
=======================================================================================================
Diluted Earnings per Share:
  As Reported                                                                         $0.18
  Pro Forma                                                                           $0.17
=======================================================================================================


TEP:
----
                                                                         Three Months Ended March 31,
-------------------------------------------------------------------------------------------------------
                                                                                     2004
-------------------------------------------------------------------------------------------------------
                                                                            -Thousands of Dollars-
Net Income - As Reported                                                         $      794
Add: Equity-based compensation expense included in reported net
    income, net of related tax effects                                                1,119
Deduct: Total equity-based employee compensation expense
   determined under fair value based method for all awards, net
   of related tax effects                                                            (1,730)
-------------------------------------------------------------------------------------------------------
Pro Forma Net Income                                                             $      183
=======================================================================================================

     The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. There were no stock options granted in the first quarter of 2004. For the 21,222 options granted under the Directors' Plan in 2003, the following weighted average assumptions were used:

                                                                                     2003
-------------------------------------------------------------------------------------------------------
Expected life (years)                                                                  6
Interest rate                                                                          3.34%
Volatility                                                                            23.74%
Dividend yield                                                                         3.55%
Weighted-average grant-date fair value of options
    granted during the period                                                         $3.16
-------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

NOTE 2.  REGULATORY MATTERS
---------------------------

  REGULATORY ACCOUNTING

     TEP, UNS Gas and UNS Electric generally use the same accounting policies and practices used by unregulated companies for financial reporting under GAAP. However, sometimes these principles, such as Statement of Financial Accounting Standards No. 71, Accounting for the Effects of Certain Types of Regulation (FAS
71), require special accounting treatment for regulated companies to show the effect of regulation. For example, in setting TEP, UNS Gas and UNS Electric's retail rates, the Arizona Corporation Commission (ACC) may not allow TEP, UNS Gas or UNS Electric to currently charge their customers to recover certain expenses, but instead requires that these expenses be charged to customers in the future. In this situation, FAS 71 requires that TEP and UES defer these items and show them as regulatory assets on the balance sheet until TEP, UNS Gas and UNS Electric are allowed to charge their customers. TEP, UNS Gas and UNS Electric then amortize these items as expense to the income statement as these charges are recovered from customers. Similarly, certain revenue items may be deferred as regulatory liabilities, which are also eventually amortized to the income statement as rates to customers are reduced.

     The conditions a regulated company must satisfy to apply the accounting policies and practices of FAS 71 include:

     o    an independent regulator sets rates;
     o the regulator sets the rates to recover specific costs of delivering service; and
     o the service territory lacks competitive pressures to reduce rates below the rates set by the regulator.

  IMPLICATIONS OF DISCONTINUING APPLICATION OF FAS 71

     TEP

     Upon approval by the ACC of a settlement agreement (TEP Settlement Agreement) in November 1999, TEP discontinued application of FAS 71 for its generation operations. TEP continues to apply FAS 71 to its regulated operations, which include the transmission and distribution portions of its business.

     TEP's transmission and distribution regulatory assets, net of regulatory liabilities, totaled $213 million at March 31, 2005. Regulatory assets of $24 million are not presently included in rate base and consequently are not earning a return on investment. TEP's transmission and distribution regulatory assets, net of regulatory liabilities, totaled $225 million at December 31, 2004.

     TEP regularly assesses whether it can continue to apply FAS 71 to its regulated operations. If TEP stopped applying FAS 71 to these operations, it would write off the related balances of its regulatory assets as an expense and its regulatory liabilities as income on its income statement. Based on the regulatory asset balances, net of regulatory liabilities, at March 31, 2005, if TEP had stopped applying FAS 71 to its remaining regulated operations, it would have recorded an extraordinary after-tax loss of $129 million. While regulatory orders and market conditions may affect cash flows, TEP's cash flows would not be affected if it stopped applying FAS 71 unless a regulatory order limited its ability to recover the cost of its regulatory assets.

     UNS GAS AND UNS ELECTRIC

     UNS Gas and UNS Electric's regulatory liabilities exceed their regulatory assets by $5 million at March 31, 2005. At December 31, 2004, UNS Gas and UNS Electric's regulatory assets, net of regulatory liabilities, totaled $4 million. UNS Gas and UNS Electric's regulatory assets and liabilities are included in rate base and consequently are earning a return on investment. If UNS Gas and UNS Electric stopped applying FAS 71 to their regulated operations, they would write off the related balances of their regulatory assets as an expense and would write off their regulatory liabilities as income on their income statements. Based on the regulatory asset and liability balances, if UNS Gas and UNS Electric had stopped applying FAS 71 to their regulated operations, they would have recorded an extraordinary after-tax gain of $3 million at March 31, 2005. UNS Gas and UNS Electric's cash flows would not be affected if they stopped applying FAS 71 unless a regulatory order limited their ability to recover the cost of their regulatory assets.

--------------------------------------------------------------------------------

  RECENT REGULATORY ACTION

     TEP

     Given recent court action, the ACC may revise its Rules and rate methodologies prior to the expiration in 2008 of the TEP Settlement Agreement. A new structure could replace that established pursuant to the TEP Settlement Agreement prior to January 2009.

     In an effort to resolve the uncertainty surrounding the continued applicability of the Rules and the methodology that will be applied to determine TEP's rates for generation service after the CTCs expire, TEP filed a motion with the ACC on May 4, 2005 requesting that the ACC issue an order declaring its position regarding the status of the Rules and the rate treatment that will be afforded to TEP's generation assets after 2008.

     The motion states TEP's preference for the ACC to adhere to the 1999 Settlement Agreement and continue to authorize TEP to charge market-based rates for generation services after December 31, 2008. The motion also states that, if the ACC intends to rescind TEP's authorization to charge market-based rates for its generation services, that change will have immediate consequences for the Settlement Agreement, the 2004 general rate case information filing and future TEP rate cases. Accordingly, TEP requested that the ACC clarify its intentions in this regard. In addition, TEP requested that a procedural conference be held in the 2004 rate review proceedings to discuss the status of that case pending the issuance of an order in response to TEP's motion. TEP cannot predict when, or how, the ACC will respond to the motion.

     UES

     In January 2005, UNS Gas requested the ACC approve a PGA surcharge of $0.06 per therm beginning April 1, 2005 and removed one year later, to recover its excess gas purchase costs. The previous PGA surcharge of $0.1155 per therm took effect October 1, 2003 and ended November 1, 2004. On March 31, 2005, the ACC approved a PGA surcharge of $0.03 per therm beginning April 11, 2005 and lasting until the excess gas purchase costs are fully recovered. Based on the rates currently in effect, we do not expect the PGA balance to be fully recovered until 2008. The under recovered gas purchase costs of $2.3 million as of March 31, 2005, are recorded in Other Regulatory Assets on UniSource Energy's balance sheet.


NOTE 3.  DEBT AND CREDIT FACILITIES
-----------------------------------

     Long-term debt matures more than one year from the date of the financial statements.

  UNISOURCE ENERGY DEBT

     CONVERTIBLE SENIOR NOTES

     On March 1, 2005, UniSource Energy issued $150 million aggregate principal amount of 4.50% Convertible Senior Notes (Convertible Senior Notes) due 2035 in a private placement. The Convertible Senior Notes are unsecured. Each $1,000 principal amount of Convertible Senior Notes is convertible into 26.6667 shares of UniSource Energy Common Stock at any time, representing a conversion price of approximately $37.50 per share of our Common Stock, subject to adjustment in certain circumstances.

     The Convertible Senior Notes bear interest at an annual rate of 4.50% payable semi-annually in arrears on each March 1 and September 1, commencing on September 1, 2005. In addition, beginning on March 1, 2015, the Convertible Senior Notes will also, in certain circumstances, bear contingent interest at the annual rate of 0.35%.

     Beginning on March 5, 2010, we will have the option to redeem the Convertible Senior Notes, in whole or in part, for cash, at a price equal to 100% of the principal amount plus accrued interest. If certain change of control transactions occur, or our common stock is no longer listed on a national securities exchange, holders of the Convertible Senior Notes may require UniSource Energy to repurchase the Convertible Senior Notes, in whole or in

--------------------------------------------------------------------------------

part, for cash. If one of these events occurs prior to March 5, 2010, we may be required to pay a make-whole premium payable in shares of common stock. Additionally, the holders of the Convertible Senior Notes may require us to repurchase for cash, all or part, of the Convertible Senior Notes on March 1, 2015, 2020, 2025 and 2030. The repurchase price will be 100% of the principal amount of the Convertible Senior Notes plus accrued interest.

     The Convertible Senior Notes may become immediately payable if an event of default occurs. An event of default includes failure to make required payments on the Convertible Senior Notes, acceleration of $50 million or more of indebtedness for borrowed money at UniSource Energy or TEP or certain bankruptcy events at UniSource Energy or TEP. Neither TEP nor any other subsidiary of UniSource Energy has guaranteed UniSource Energy's obligations on the Convertible Senior Notes.

     On March 1, 2005, UniSource Energy used $106 million of the net proceeds from the sale of the Convertible Senior Notes to repay its $95 million promissory note to TEP plus accrued interest of $11 million. See Inter-Company Notes Payable, below. TEP will use these funds to retire or repurchase $225 million of its outstanding debt obligations. See TEP Debt - Bond Repurchase and Redemptions, below.

     UNISOURCE CREDIT AGREEMENT

     On April 15, 2005, UniSource Energy entered into a $105 million five-year credit agreement with a group of lenders (UniSource Credit Agreement) which expires on April 15, 2010. The UniSource Credit Agreement includes a $90 million term loan facility and a $15 million revolving credit facility. In addition, UniSource Energy is required to make quarterly payments of $1.25 million beginning June 2005 with the balance due at maturity.

     Interest is payable on borrowings under the UniSource Credit Agreement at a Eurodollar rate or Alternate Base Rate rate. Eurodollar loans would bear interest at adjusted LIBOR plus 1.75%. Alternate Base Rate loans would bear interest in an amount equal to the sum of (1) the greater of the federal funds rate plus 1/2 of 1% or the agent bank's reference rate, and (2) 0.75%. In the event that, after June 30, 2005, TEP, because of regulatory restrictions, does not have the ability to pay 100% of its current year net income as dividends, interest rates would increase by 0.25%.


     The UniSource Credit Agreement contains a number of covenants restricting additional indebtedness, liens, mergers, sales of assets and investments and acquisitions. Additionally, the UniSource Credit Agreement contains several financial covenants including: (1) a minimum cash flow to interest coverage ratio determined on a UniSource Energy standalone basis and (2) a maximum leverage ratio determined on a consolidated basis. The UniSource Credit Agreement allows UniSource Energy to pay dividends, if after giving effect to the dividend payment, UniSource Energy and it subsidiaries have more than $15 million of unrestricted cash and unused revolving credit.

     The UniSource Credit Agreement may become immediately payable if an event of default occurs. An event of default includes failure to make required payments under the UniSource Credit Agreement, failure of UniSource Energy or certain subsidiaries to make payments or default on debt greater than $20 million, or certain bankruptcy events at UniSource Energy or certain subsidiaries. The UniSource Credit Agreement is collateralized by a pledge of the capital stock of Millennium, UES and UED.

     INTER-COMPANY NOTES PAYABLE

     In January 2005, UNS Gas established a short-term inter-company promissory note to UniSource Energy, by allowing UNS Gas to borrow up to $10 million for general corporate purposes. In March 2005, UniSource Energy contributed an additional $6 million in equity to UNS Gas and an additional $4 million in equity to UNS Electric, and UNS Gas repaid the $6 million outstanding on this note from the proceeds of the $6 million equity contribution.

     On January 1, 1998, TEP and UniSource Energy exchanged all the outstanding common stock of TEP on a share-for-share basis for the Common Stock of UniSource Energy in a transaction which resulted in UniSource Energy becoming a holding company with TEP as its subsidiary. Following the share exchange, TEP transferred the stock of Millennium to UniSource Energy for a $95 million promissory note due in 2008. On March 1, 2005, UniSource Energy used $106 million of the $146 million of net proceeds from the convertible debt offering, see above, to repay the $95 million promissory note to TEP plus accrued interest of $11 million. Approximately $25 million of this note represented a gain to

--------------------------------------------------------------------------------

TEP. TEP did not record this gain in income. Instead, this gain was reflected as an increase in TEP's common stock equity when UniSource Energy repaid the note.

  TEP DEBT

     BOND REPURCHASE AND REDEMPTIONS

     TEP made the required sinking fund payment of $1 million on its 6.1% First Mortgage IDBs in January 2005. In March 2005, TEP redeemed at par the remaining $31 million of its 6.1% First Mortgage IDBs, which were due in 2008, as well as the remaining $21 million of its 7.5% First Mortgage IDBs, which were due in 2006.

     As stated in a recently expired tender offer, TEP has agreed to purchase $147 million of its 1997 Pima Series B and $74 million of its 1997 Pima Series C fixed-rate tax-exempt debt obligations (Repurchased Bonds) from bondholders on May 11, 2005, at a price of $101.50 per $100 principal amount. Additionally, TEP will redeem at par $4 million of bonds not tendered on May 18, 2005. TEP does not plan on canceling the Repurchased Bonds. The Repurchased Bonds will remain outstanding under their respective indentures; however, the Repurchased Bonds will not be presented in our financial statements. TEP may choose to cancel or resell the Repurchased Bonds to third parties in the future.

     TEP CREDIT AGREEMENT

     On May 4, 2005, TEP entered into a new $401 million Credit Agreement (TEP Credit Agreement) to replace its previous $401 million credit agreement. The TEP Credit Agreement includes a $60 million revolving credit facility and a $341 million letter of credit facility to support $329 million aggregate principal amount of tax-exempt variable rate bonds. The TEP Credit Agreement expires May 4, 2010 and is secured by $401 million of Second Mortgage Bonds.

     Covenants in the TEP Credit Agreement restrict additional indebtedness, liens and sale of assets and sale-leasebacks agreements. The TEP Credit Agreement also contains several financial covenants including: (1) a minimum cash coverage ratio, and (2) a maximum leverage ratio. If TEP complies with the terms of the TEP Credit Agreement, TEP may pay dividends to UniSource Energy. Certain regulatory actions may cause a decrease in the amount that may be borrowed.

     The TEP Credit Agreement may become immediately due and payable if an event of default occurs. An event of default includes failure to make required payments under the TEP Credit Agreement; change in control, as defined; failure of TEP or certain subsidiaries to make payments or default on debt greater than $20 million; or certain bankruptcy events at TEP.

     Interest rates and fees under the TEP Credit Agreement are based on a pricing grid tied to TEP's credit ratings. The letter of credit fees are 0.875% under the TEP Credit Agreement. Amounts drawn under the letter of credit would currently bear interest based on LIBOR plus 0.875% per annum. Borrowings under the revolving credit facility bear interest at a variable interest consisting of a spread over LIBOR or an alternate base rate. The per annum rate currently in effect on borrowings under TEP's revolving credit facility is LIBOR plus 0.875%. TEP also pays a commitment fee of 0.20% on the unused portion of the revolving credit facility.

     At May 6, 2005, TEP had no outstanding borrowings under the revolving credit facility component of the TEP Credit Agreement.

  UNS GAS/UNS ELECTRIC REVOLVER

     On April 15, 2005, UNS Gas and UNS Electric, each as a borrower, and UES, as guarantor, entered into a $40 million three-year unsecured revolving credit agreement with a group of lenders (the UNS Gas/UNS Electric Revolver). Either borrower may borrow up to a maximum of $30 million; however, the total combined amount borrowed can not exceed $40 million. The UNS Gas/UNS Electric Revolver expires on April 15, 2008.

     UNS Gas is only liable for UNS Gas' borrowings, and similarly, UNS Electric is only liable for UNS Electric's borrowings under the UNS Gas/UNS Electric Revolver. UES guarantees the obligations of both UNS Gas and UNS Electric.

--------------------------------------------------------------------------------

     Interest is payable at LIBOR plus 1.50%; or at a rate equal to the sum of:
(1) the greater of the federal funds rate plus 1/2 of 1% or a bank reference rate, and (2) 0.50%.

     The UNS Gas/UNS Electric Revolver contains a number of covenants which restrict additional indebtedness, liens, mergers and sales of assets. The UNS Gas/UNS Electric Revolver also contains several financial covenants including:
(1) a maximum consolidated leverage ratio and (2) a minimum cash flow to interest coverage ratio, in each case determined for each borrower on a standalone basis.

     The UNS Gas/UNS Electric Revolver may become immediately due and payable if an event of default occurs. An event of default includes failure to make required payments under the UNS Gas/UNS Electric Revolver; a change in control, as defined, or certain bankruptcy events of UNS Gas or UNS Electric; or failure of UES, UNS Gas or UNS Electric to make payments or default on debt greater than $4 million.


NOTE 4.  BUSINESS SEGMENTS
--------------------------

     Based on the way we organize our operations and evaluate performance, we have four reportable segments:

     (1) TEP, a vertically integrated electric utility business, is UniSource Energy's largest subsidiary.
     (2)  UNS Gas is a regulated gas distribution business.
     (3)  UNS Electric is a regulated electric distribution utility business.
     (4) Global Solar, a developer and manufacturer of light-weight thin-film photovoltaic cells and panels, is the largest investment held by Millennium.

     The UniSource Energy, UES and Millennium holding companies, UED, and several other subsidiaries and equity investments, which are not considered reportable segments, are included in All Other. Through affiliates, Millennium holds investments in several unregulated energy and emerging technology companies. UED, a wholly-owned subsidiary of UniSource Energy, developed generating resources and performed other project development activities, including the expansion of the Springerville Generating Station.

     Our reportable segments have changed from the segments reported in prior years. We have reclassified information for earlier periods to conform to the current year's presentation.

     Significant reconciling adjustments consist of the elimination of inter-company activity and balances. Other Millennium subsidiaries recorded revenue from transactions with TEP of $3 million during each of the three-month periods ended March 31, 2005 and March 31, 2004. TEP's related expense is reported in Other Operations and Maintenance expense on its income statement. Millennium's revenue and TEP's related expense are eliminated in UniSource Energy consolidation. Other significant reconciling adjustments include the elimination of investments in subsidiaries held by UniSource Energy, the inter-company note between UniSource Energy and TEP, the related interest income and expense on the note and reclassifications of deferred tax assets and liabilities. The inter-company note between UniSource Energy and TEP was repaid on March 1, 2005. See Note 3.

     We record our percentage share of the earnings of affiliated companies when we hold a 20% to 50% voting interest, except for investments where we provide all of the financing, in which case we recognize 100% of the losses.

--------------------------------------------------------------------------------

     We disclose selected financial data for our reportable segments in the following table:

                                                        REPORTABLE SEGMENTS
                                              -----------------------------------------                                UNISOURCE
                                                            UNS        UNS     GLOBAL       ALL       RECONCILING        ENERGY
                                                 TEP        GAS     ELECTRIC    SOLAR      OTHER      ADJUSTMENTS     CONSOLIDATED
------------------------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT                                                              -Millions of Dollars-
------------------------------------------------------------------------------------------------------------------------------------
THREE MONTHS ENDED MARCH 31, 2005:
------------------------------------------------------------------------------------------------------------------------------------
Operating Revenues - External                 $    181    $   47    $    32     $   -    $     1        $     -        $     261
------------------------------------------------------------------------------------------------------------------------------------
   Operating Revenues - Intersegment                 1         -          -         -          3             (4)               -
------------------------------------------------------------------------------------------------------------------------------------
   Income (Loss) Before Income Taxes                (7)        7          1        (3)        (3)             -               (5)
------------------------------------------------------------------------------------------------------------------------------------
   Net Income (Loss)                                (5)        4          1        (2)        (2)             -               (4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
THREE MONTHS ENDED MARCH 31, 2004:
   Operating Revenues - External              $    187    $   49    $    31     $   1    $     2        $     -        $     270
------------------------------------------------------------------------------------------------------------------------------------
   Operating Revenues - Intersegment                -         -          -         -           3             (3)               -
------------------------------------------------------------------------------------------------------------------------------------
   Income (Loss) Before Income Taxes                 3         7          1        (2)         3              -               12
------------------------------------------------------------------------------------------------------------------------------------
   Net Income (Loss)                                 1         4          1        (1)         1              -                6
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET
------------------------------------------------------------------------------------------------------------------------------------
     Total Assets, March 31, 2005             $  2,629    $  204    $   139     $  21    $   843        $  (683)       $   3,153
------------------------------------------------------------------------------------------------------------------------------------
     Total Assets, December 31, 2004             2,742       201        135        21        930           (853)           3,176
------------------------------------------------------------------------------------------------------------------------------------


NOTE 5.  ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND TRADING ACTIVITIES
---------------------------------------------------------------------

     TEP enters into forward contracts to purchase or sell a specified amount of capacity or energy at a specified price over a given period of time, typically for one month, three months, or one year, within established limits to take advantage of favorable market opportunities. In general, TEP enters into forward purchase contracts when market conditions provide the opportunity to purchase energy for its load at prices that are below the marginal cost of its supply resources or to supplement its own resources (e.g., during plant outages and summer peaking periods). TEP enters into forward sales contracts when it forecasts that it has excess supply and the market price of energy exceeds its marginal cost. The majority of TEP's forward contracts are considered to be normal purchases and sales and, therefore, are not required to be marked to market. However, some of these forward contracts are considered to be derivatives, which TEP marks to market by recording unrealized gains and losses and adjusting the related assets and liabilities on a monthly basis to reflect the market prices at the end of the month.

     TEP has a natural gas supply agreement under which it purchases all of its gas requirements at spot market prices from Southwest Gas Corporation (SWG). TEP also has agreements to purchase power that are priced using spot market gas prices. These contracts meet the definition of normal purchases and are not required to be marked to market. During 2004 and early 2005, in an effort to minimize price risk on these purchases, TEP entered into commodity price swap agreements under which TEP purchases gas at fixed prices and simultaneously sells gas at spot market prices. The spot market price in the swap agreements is tied to the same index as the purchases under the SWG and purchased power contracts. These swap agreements, which expire during the summer months through 2007, were entered into with the goal of locking in fixed prices on at least 45% and not more than 80% of TEP's expected summer monthly gas risk prior to entering into the month. TEP's swap agreements are marked to market on a monthly basis; however, since the agreements satisfy the requirements for cash flow hedge accounting, the unrealized gains and losses are recorded in Other Comprehensive Income, a component of Common Stock Equity, rather than being reflected in the income statement. As the gains and losses on these cash flow hedges are realized, a reclassification adjustment is recorded in Other Comprehensive Income for realized gains and losses that are included in Net Income.

     TEP manages the risk of counterparty default by performing financial credit reviews, setting limits, monitoring exposures, requiring collateral when needed, and using a standardized agreement which allows for the netting of current period exposures to and from a single counterparty.

     UNS Gas and UNS Electric do not currently have any contracts that are required to be marked to market. UNS Gas does have a natural gas supply and management agreement under which it purchases substantially all of its gas

--------------------------------------------------------------------------------

requirements at market prices from BP Energy Company (BP). However, the contract terms allow UNS Gas to lock in fixed prices on a portion of its gas purchases by entering into fixed price forward contracts with BP at various times during the year. This enables UNS Gas to provide more stable prices to its customers. These purchases are made up to three years in advance with the goal of locking in fixed prices on at least 45% and not more than 80% of the expected monthly gas consumption prior to entering into the month. These forward contracts, as well as the main gas supply contract, meet the definition of normal purchases and therefore are not required to be marked to market.

     Millenium Environmental Group, Inc. (MEG), a wholly-owned subsidiary of Millennium, enters into swap agreements, options and forward contracts relating to Emissions Allowances and coal. MEG marks its trading contracts to market by recording unrealized gains and losses and adjusting the related assets and liabilities on a monthly basis to reflect the market prices at the end of the month.

     The market prices used to determine fair values for TEP and MEG's derivative instruments are estimated based on various factors including broker quotes, exchange prices, over the counter prices and time value.

     TEP and MEG's derivative activities are reported as follows:


                                                                      INCOME STATEMENT LINE
                                             ------------------------------------------------------------------------
                                                     NET UNREALIZED GAINS                  NET REALIZED GAINS
                                                          AND LOSSES                           AND LOSSES
---------------------------------------------------------------------------------------------------------------------
TEP Forward Sales Contracts                  Electric Wholesale Sales               Electric Wholesale Sales
TEP Forward Purchase Contracts               Purchased Power                        Purchased Power
TEP Commodity Price Swaps                    Other Comprehensive Income             Fuel Expense
                                             (Balance Sheet)
MEG Trading Activities                       Other Operating Revenues               Other Operating Revenues
---------------------------------------------------------------------------------------------------------------------


     Although MEG's realized gains and losses on trading activities are reported net on UniSource Energy's income statement, the related cash receipts and cash payments are reported separately on UniSource Energy's statement of cash flows.

     The net pre-tax gains and losses from TEP and MEG's derivative activities were as follows:

                                                                                     Three Months Ended
                                                                                         March 31,
                                                                             -----------------------------------
                                                                                   2005              2004
---------------------------------------------------------------------------------------------------------------------
                                                                                   -Millions of Dollars-
TEP:
   Net Unrealized (Loss) Gain on Forward Sales Contracts                          $  (0.8)          $   0.5
   Net Unrealized Gain (Loss) on Forward Purchase Contracts                           1.2              (0.3)
   Net Unrealized Gain on Commodity Price Swaps                                       5.7               1.5
   Net Realized Gain on Commodity Price Swaps                                         0.1                -
MEG:
   Net Gain from Trading Activities                                                   0.3               0.2
---------------------------------------------------------------------------- ------------------ ----------------


      TEP and MEG's derivative assets and liabilities are reported as follows:

                                                                                      BALANCE SHEET LINE
                                                                     -----------------------------------------------------
                                                                              ASSETS                  LIABILITIES
---------------------------------------------------------------------------------------------------------------------
TEP - Current                                                        Other Current Assets      Other Current Liabilities
TEP - Noncurrent                                                     Other Assets              Other Liabilities
MEG - Current (including Emissions Allowance Inventory)              Trading Assets            Trading Liabilities
MEG - Noncurrent                                                     Other Assets              Other Liabilities
---------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     The fair value of TEP and MEG's derivative assets and liabilities were as follows:

                                        March 31,             December 31,
                                          2005                    2004
--------------------------------------------------------------------------------
                                             -Millions of Dollars-
TEP:
   Derivative Assets - Current         $   5.7                $   2.3
   Derivative Assets - Noncurrent          4.2                    1.3
   Derivative Liabilities - Current          -                   (0.1)
MEG:
   Trading Assets - Current               50.8                   71.0
   Trading Assets - Noncurrent             5.6                    5.5
   Trading Liabilities - Current         (51.0)                 (65.0)
--------------------------------------------------------------------------------

     Beginning January 1, 2004, the settlement of forward purchase and sales contracts that do not result in physical delivery are recorded net as a component of Electric Wholesale Sales in TEP's income statement. For the three months ended March 31, 2005, $5 million in sales were netted against $4 million in purchases and for the three months ended March 31, 2004, $1 million in sales were netted against $1 million in purchases.

     In accordance with UniSource Energy's intention to cease making capital contributions to Millennium, Millennium has significantly reduced the holdings and activity of MEG. MEG is in the process of winding down its activities and will not engage in any new activities after 2005.


NOTE 6.  COMMITMENTS AND CONTINGENCIES
--------------------------------------

  TEP CONTINGENCIES

     SPRINGERVILLE GENERATING STATION COMPLAINT

     Environmental activist groups have expressed concerns regarding the construction of any new units at the Springerville Generating Station. In January 2003, environmental activist groups appealed an ACC Order affirming the ACC's approval of the expansion at the Springerville Generating Station to the Superior Court of the State of Arizona. On October 22, 2003, the Superior Court affirmed the ACC's issuance of the Certificate of Environmental Compatibility for Springerville Generating Station. The environmental activist groups appealed the Superior Court decision on December 30, 2003 and filed an amended notice of appeal on January 2, 2004 with the Arizona Court of Appeals. In February 2005, the Arizona Court of Appeals upheld the lower court's ruling affirming the ACC's approval of the expansion at Springerville Generating Station. The Grand Canyon Trust (GCT), one of the environmental activist groups with this appeal, agreed to resolve this claim against TEP. The other environmental activist group petitioned the Arizona Supreme Court for review on March 24, 2005.

     LITIGATION AND CLAIMS RELATED TO SAN JUAN GENERATING STATION

     The Environmental Protection Agency (EPA) has listed San Juan as a potential damage case pursuant to the Resource Conservation and Recovery Act due to claims by third parties that the San Juan Generating Station has contaminated water resources in the region as a result of disposing of fly ash in the surface mine pits adjacent to the generating station. Public Service Company of New Mexico (PNM), operator of San Juan, and the coal supplier to San Juan vigorously deny these allegations. In November 2004, a contractor for the EPA determined that any contamination at San Juan cannot be conclusively attributed to the disposal of fly ash, however, the EPA has not made a final determination. TEP owns 50% of San Juan Units 1 and 2, which equates to 19.8% of the total San Juan Generating Station. TEP does not believe that this issue will have a material adverse impact on TEP or its operations.

     LITIGATION AND CLAIMS RELATED TO NAVAJO GENERATING STATION

     On October 15, 2004, Peabody Western Coal Company (Peabody), the coal supplier to the Navajo Generating Station, filed a complaint in the Circuit Court for the City of St. Louis, Missouri against the participants at Navajo, including TEP, for reimbursement of royalties and other costs and breach of the coal supply agreement. The case was removed to Federal District Court Eastern District of Missouri on February 10, 2005. Peabody subsequently filed a motion

--------------------------------------------------------------------------------

to remand to superior court. Because TEP owns 7.5% of the Navajo Generating Station, its share of the current claimed damages would be approximately $35 million. TEP believes these claims are without merit and intends to continue to contest them.

     POSTRETIREMENT AND PENSION BENEFIT COSTS AT NAVAJO GENERATING STATION

     Peabody has filed a lawsuit against the participants at Navajo Generating Station, including TEP, for postretirement benefit costs payable to the coal supplier's employees under the coal supply agreements. The Navajo participants and Peabody have agreed to stay the discovery process in this litigation until August 31, 2005 to allow the parties additional time to negotiate a potential settlement. To the extent that amounts become estimable and payment probable, TEP will record a liability for additional postretirement benefit costs at the Navajo Generating Station. TEP does not expect any settlement to be material to TEP.

     TEP has previously settled claims for postretirement benefit costs with the coal suppliers at Springerville Generating Station and Four Corners Generating Station. The cost of postretirement benefits is included in the cost of coal to San Juan.

     ENVIRONMENTAL RECLAMATION AT REMOTE GENERATING STATIONS

     TEP currently pays on-going reclamation costs related to the coal mines which supply the remote generating stations, and it is probable that TEP will have to pay a portion of final reclamation costs upon mine closure. When a reasonable estimate of final reclamation costs is available, the liability is recognized as a cost of coal over the remaining term of the respective coal supply agreement. At March 31, 2005, TEP estimates its undiscounted final reclamation liability to be $42 million, and the present value of TEP's liability for final reclamation approximates $12 million at the expiration dates of the coal supply agreements.

     Amounts recorded for final reclamation are subject to various assumptions and determinations, such as estimating the costs of reclamation, estimating when final reclamation will occur, and the credit-adjusted risk-free interest rate to be used to discount future liabilities. Changes that may arise over time with regard to these assumptions and determinations will change amounts recorded in the future as expense for post-term reclamation. TEP does not believe that recognition of its final reclamation obligations will be material to TEP in any single year since recognition occurs over the remaining lives of its coal supply agreements.

  MILLENNIUM CONTINGENCY - NATIONS ENERGY

     In September 2001, Nations Energy sold its 26% equity interest in a power project located in Curacao, Netherlands Antilles to Mirant Curacao Investments, Ltd. (Mirant Curacao) a subsidiary of Mirant Corporation (Mirant). Nations Energy received $5 million in cash and an $11 million note receivable from Mirant Curacao. The note was recorded at its net present value of $8 million using an 8% discount rate, the discount being recognized as interest income over the five-year life of the note. As of March 31, 2005, Nations Energy's receivable from Mirant Curacao is approximately $8 million. The note is primarily included in Investments and Other Property - Other on UniSource Energy's balance sheet. The first payment of $2 million on the receivable was received in June 2004. The remaining payments on the note receivable are expected to be received as follows: $4 million in July 2005 and $5 million in July 2006.

     The note is guaranteed by Mirant Americas, Inc., a subsidiary of Mirant. On July 14, 2003, Mirant, Mirant Americas, Inc. and various other Mirant companies filed for Chapter 11 bankruptcy protection. Mirant Curacao was not included in the Chapter 11 filings. Based on a review of the projected cash flows for the power project, it appears Mirant Curacao will have sufficient future cash flows to pay the note receivable and any applicable interest. However, we cannot predict the ultimate outcome that Mirant's bankruptcy will have on the collectibility of the note from Mirant Curacao. Nations Energy will continue to evaluate the collectibility of the receivable, but currently expects to collect the note in its entirety and has not recorded any reserve for this note.

  MILLENNIUM COMMITMENT

     In April 2005, Millennium committed to fund $3 million to an investment of Infinite Power Solutions, Inc. (IPS).

--------------------------------------------------------------------------------

  GUARANTEES AND INDEMNITIES

     In the normal course of business, UniSource Energy and certain subsidiaries enter into various agreements providing financial or performance assurance to third parties on behalf of certain subsidiaries. We enter into these agreements primarily to support or enhance the creditworthiness of a subsidiary on a stand-alone basis. The most significant of these guarantees are:

     o UES' guarantee of $160 million of aggregate principal amount of senior unsecured notes issued by UNS Gas and UNS Electric to purchase the Citizens Arizona gas and electric utility assets,
     o UES' guarantee of a $40 million unsecured revolving credit agreement for UNS Gas and UNS Electric,
     o UniSource Energy's guarantee of approximately $8 million in natural gas transportation and supply payments in addition to building and equipment lease payments for UNS Gas, UNS Electric, and subsidiaries of Millennium, and
     o Millennium's guarantee of approximately $3 million in commodity-related payments for MEG and building lease payments for a subsidiary.

     In addition, UniSource Energy and its subsidiaries have indemnified the purchasers of interests in certain investments from additional taxes due for years prior to the sale of such investments. The terms of the indemnifications provide for no limitation on potential future payments; however, we believe that we have abided by all tax laws and paid all tax obligations. We have not made any payments under the terms of these indemnifications to date.

     We believe that the likelihood UniSource Energy, UES, or Millennium would be required to perform or otherwise incur any significant losses associated with any of these guarantees or indemnities is remote.


NOTE 7.  TEP WHOLESALE ACCOUNTS RECEIVABLE AND ALLOWANCES
---------------------------------------------------------

     TEP's Accounts Receivable from Electric Wholesale Sales, included in Trade Accounts Receivable on the balance sheet, totaled $21 million at March 31, 2005 and $22 million at December 31, 2004, net of allowances. TEP's Allowance for Doubtful Accounts on the balance sheet includes $13 million at March 31, 2005 and $13 million at December 31, 2004 related to sales to the California Power Exchange (CPX) and the California Independent System Operator (CISO) in 2001 and 2000. Excluding the receivables from the CPX and the CISO, substantially all of the December 31, 2004 wholesale receivable balance has been collected as of the date of this filing.

     TEP's collection shortfall from the CPX and the CISO was approximately $9 million for sales made in 2000 and $7 million for sales made in 2001. Since that time, the FERC staff has proposed various methodologies for calculating amounts of refunds/offsets applicable to wholesale sales made into the CISO's spot markets from October 2000 to June 2001. Based upon a FERC order in March 2003 (as reaffirmed by the FERC on October 16, 2003), TEP estimated that it would receive approximately $6 million of its $16 million receivable. In May 2004, the FERC issued two separate orders addressing numerous issues in the refund calculation and the fuel cost allowance calculation (an offset to the refund obligation). Based on these new orders, TEP increased its reserve for sales to the CPX and the CISO by $3 million by recording a reduction of wholesale revenues.

     There are several other outstanding legal issues, complaints and lawsuits concerning the California energy crisis related to the FERC, wholesale power suppliers, Southern California Edison Company, Pacific Gas and Electric Company, the CPX and the CISO. We cannot predict the outcome of these issues or lawsuits. We believe, however, that TEP is adequately reserved for its transactions with the CPX and the CISO.


NOTE 8.  UNISOURCE ENERGY EARNINGS PER SHARE (EPS)
--------------------------------------------------

     Basic EPS is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Except when the effect would be anti-dilutive, the diluted EPS calculation includes the impact of shares that could be issued upon exercise of outstanding stock options, contingently issuable shares under equity-based awards or common shares that would result from the conversion of convertible notes. The numerator in

--------------------------------------------------------------------------------

calculating diluted earnings per share is net income (loss) adjusted for the interest on convertible notes (net of tax) that would not be paid if the notes were converted to common shares.

     The following table shows the effects of potential dilutive common stock on the weighted average number of shares:

                                                             Three Months Ended
                                                                  March 31,
                                                               2005        2004
--------------------------------------------------------------------------------
                                                               - In Thousands -
Denominator:
 Weighted-average Shares of Common Stock Outstanding        34,635      34,185
 Effect of Dilutive Securities:
  Convertible Senior Notes                                       -           -
  Options and Stock Issuable under Employee Benefit Plans
     and the Directors' Plan                                     -         703
--------------------------------------------------------------------------------
Total Shares                                                34,635      34,888
================================================================================

     Due to UniSource Energy's net loss for the quarter ended March 31, 2005, the following potential shares of common stock were excluded from the diluted EPS calculation because the effect would be anti-dilutive:

     o 1,377,780 shares: the $150 million aggregate principal amount of convertible notes issued on March 1, 2005 and convertible into 1,377,780 shares (weighted for the number of days outstanding in the period) at a conversion price of approximately $37.50 per share.
     o 746,937 incremental common shares related to options and contingently issuable shares.

     There were no antidilutive options excluded as of March 31, 2004.


NOTE 9.  EMPLOYEE BENEFITS PLANS
--------------------------------

  PENSION BENEFIT PLANS

     TEP and UES maintain noncontributory, defined benefit pension plans for substantially all regular employees and certain affiliate employees. Benefits are based on years of service and the employee's average compensation. TEP and UES fund the plans by contributing at least the minimum amount required under Internal Revenue Service regulations. Additionally, we provide supplemental retirement benefits to certain employees whose benefits are limited by Internal Revenue Service benefit or compensation limitations.

  OTHER POSTRETIREMENT BENEFIT PLANS

     TEP provides limited health care and life insurance benefits for retirees. All regular employees may become eligible for these benefits if they reach retirement age while working for TEP or an affiliate. UES provides postretirement medical benefits for current retirees and a small group of active employees. The majority of UES employees do not participate in the postretirement medical plan.

     The ACC allows TEP and UES to recover postretirement costs through rates only as benefit payments are made to or on behalf of retirees. The postretirement benefits are currently funded entirely on a pay-as-you-go basis. Under current accounting guidance, TEP and UES cannot record a regulatory asset for the excess of expense calculated per Statement of Financial Accounting Standards No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, over actual benefit payments.

--------------------------------------------------------------------------------

  COMPONENTS OF NET PERIODIC BENEFIT COST

      The components of net periodic benefit costs are as follows:

                                                                                     OTHER POSTRETIREMENT
                                                            PENSION BENEFITS               BENEFITS
                                                     --------------------------------------------------------
                                                           Three Months Ended         Three Months Ended
                                                               March 31,                   March 31,
                                                          2005           2004          2005        2004
-------------------------------------------------------------------------------------------------------------
                                                                      -Millions of Dollars -

COMPONENTS OF NET PERIODIC BENEFIT COST
   Service Cost                                            $  1.7          $ 1.5      $  0.5       $  0.5
   Interest Cost                                              2.8            2.4         1.0          0.9
   Expected Return on Plan Assets                            (2.9)          (2.7)          -            -
   Prior Service Cost Amortization                            0.5            0.5        (0.3)        (0.4)
   Recognized Actuarial (Gain) Loss                           0.7            0.4         0.5          0.5
-------------------------------------------------------------------------------------------------------------
      NET PERIODIC BENEFIT COST                            $  2.8          $ 2.1      $  1.7       $  1.5
=============================================================================================================


NOTE 10.  SHARE-BASED COMPENSATION PLANS
----------------------------------------

     UniSource Energy has issued equity-based compensation awards under the Directors' Plan and the Omnibus Plan. After February 4, 2004, no new awards can be granted under the Omnibus Plan. Effective January 1, 2005, we early adopted the accounting for our share-based plans. Prior to January 1, 2005, we accounted for those plans under the recognition and measurement principles of APB 25. See
Note 1.

     At March 31, 2004, we had stock options, stock units and restricted stock grants outstanding as discussed below.

  STOCK OPTIONS

     There were no stock options granted under the Directors' Plan during the three-month period ended March 31, 2005. Also, there were no stock options granted under the Omnibus Plan or the Directors' Plan during the three-month period ended March 31, 2004. Director stock option awards currently vest over three years, become exercisable in one-third increments on each anniversary date of the grant and expire on the tenth anniversary of the grant.

     A summary of the stock option activity of the Directors' Plan and Omnibus Plan is as follows:

                                                            Three Months Ended March 31,
                                                    2005                              2004
--------------------------------------------------------------------------------------------------------
                                                            WEIGHTED                          Weighted
                                                             AVERAGE                           Average
                                                            EXERCISE                          Exercise
                                            SHARES            PRICE              Shares         Price
--------------------------------------------------------------------------------------------------------
Options Outstanding,
  Beginning of Period                     2,076,055         $ 16.19          2,478,551       $  16.04
   Granted                                        -               -                  -             -
   Exercised                               (212,279)        $ 16.44           (203,791)      $  14.90
   Forfeited                                   (483)        $ 12.28             (1,134)      $  13.85
                                      -----------------                  ----------------
Options Outstanding,
  End of Period                           1,863,293         $ 16.16          2,273,626       $  16.15
                                      =================                  ================
Options Exercisable,
  End of Period                           1,855,402         $ 16.16          2,249,624       $  16.13

Weighted Average Remaining Contractual Life at March 31, 2005:                           5.42 years
--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     Stock options awarded on January 1, 2002 accrue dividend equivalents that are paid in cash on the earlier of the date of exercise of the underlying option or the date the option expires. Compensation expense is recognized as dividends are declared. In the first quarter of 2005 and 2004, we recognized compensation expense of less than $0.1 million for dividend equivalents on stock option grants.

  RESTRICTED STOCK AND STOCK UNITS

     In the first quarter of 2005 and 2004, we granted restricted stock awards to directors totaling 6,528 shares and 6,480 shares, respectively. The grant date fair value of the shares was $24.51 per share in 2005 and $24.68 per share in 2004. Directors may elect to receive stock units in lieu of restricted shares. The restricted shares or stock units become 100% vested on the third anniversary of the grant date. Compensation expense equal to the fair market value on the date of the award is recognized over the vesting period. We recorded compensation expense of less than $0.1 million in the first quarter of 2005 and 2004 related to these awards.

     There were no new stock unit awards granted under the Omnibus Plan in the first quarter of 2005 or 2004. When awards are granted, compensation expense equal to the fair market value on the date of the award is recognized over a three or four year vesting period. All stock unit awards under the Omnibus Plan had fully vested as of March 6, 2004. We recognized compensation expense related to earlier awards of less than $0.1 million in the first quarter of 2004.

     Fully vested but undistributed stock unit awards accrue dividend equivalent stock units based on the fair market value of common shares on the date the dividend is paid. Compensation expense is recognized when dividends are declared. We recorded compensation expense of less than $0.1 million in the first quarter of 2005 and 2004 for dividend equivalent stock units.

  PERFORMANCE SHARES

     In May 2003, the Board of Directors approved a grant of performance shares to key employees under the Omnibus Plan. The shares were to be awarded at the end of a three-year performance period based on goal attainment. The grant date fair value was $17.84 per share. Compensation expense was initially recorded over the performance period based on the anticipated number and market value of shares to be awarded. As a result of the shareholder vote to approve the proposed merger, 53,566 performance shares vested and were distributed in March, 2004. See the 2004 Annual Report on Form 10-K, Note 17 of Notes to Consolidated Financial Statements - Stock-Based Compensation Plans. Compensation expense of $2 million was recorded in the first quarter of 2004 for this award.


NOTE 11.  INCOME AND OTHER TAXES
--------------------------------

  INCOME TAXES

     The differences between the income tax expense (benefit) and the amount obtained by multiplying pre-tax income (loss) by the U.S. statutory federal income tax rate of 35% are as follows:

                                                                                UNISOURCE ENERGY                     TEP
                                                                           ---------------------------------------------------------
                                                                               Three Months Ended              Three Months Ended
                                                                                    March 31,                      March 31,
                                                                               2005          2004             2005            2004
------------------------------------------------------------------------------------------------------------------------------------
                                                                                            -Thousands of Dollars -

FEDERAL INCOME TAX EXPENSE (BENEFIT) AT STATUTORY RATE                     $ (1,858)    $    4,316      $   (2,398)     $    1,004
   State Income Tax Expense (Benefit), Net of Federal Deduction                (244)           566            (315)            130
   Depreciation Differences (Flow Through Basis)                                680            789             680             789
   Tax Credits                                                                 (131)          (129)           (131)           (129)
   Other                                                                         27            367               2             280
------------------------------------------------------------------------------------------------------------------------------------
TOTAL FEDERAL AND STATE INCOME TAX EXPENSE (BENEFIT)                       $ (1,526)    $    5,909      $   (2,162)     $    2,074
====================================================================================================================================

--------------------------------------------------------------------------------

     The total Federal and State Income Tax Expense (Benefit) in the table above is included in UniSource Energy and TEP's income statements.

  OTHER TAXES

     TEP and UES act as conduits or collection agents for excise tax (sales tax) as well as franchise fees and regulatory assessments. They record liabilities payable to governmental agencies when they bill their customers for these amounts. Neither the amounts billed nor payable are reflected in the income statement.


NOTE 12.  NEW ACCOUNTING PRONOUNCEMENTS
---------------------------------------

     The FASB recently issued the following Statements of Financial Accounting Standards (FAS), FASB Interpretations (FIN), and FASB Staff Positions (FSP):

     o FIN 47, Accounting for Conditional Asset Retirement Obligations, issued March 2005, provides guidance for a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement. FIN 47 requires a liability be recognized for the fair value of a conditional asset retirement obligation if the fair value can be reasonably estimated. FIN 47 is required to be applied by December 31, 2005. We are evaluating the impact on our financial position and results of operations of the adoption of FIN 47.
     o FSP FIN 46(R)-5, Implicit Variable Interests under FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, issued March 2005, addresses whether a reporting enterprise should consider whether it holds an implicit variable interest in a variable interest entity (VIE) or potential VIE when specific conditions exist. The guidance in FSP FIN 46(R)-5 was effective April 1, 2005, and did not have a significant impact on our financial statements.
     o FAS 153, Exchanges of Nonmonetary Assets, issued December 2004, requires nonmonetary exchanges be accounted for at fair value, recognizing any gains or losses, if their fair value is determinable within reasonable limits and the transaction has commercial substance. A nonmonetary exchange has commercial substance if future cash flows of the entity are expected to change significantly as a result of the exchange. FAS 153 is effective for nonmonetary asset exchange transactions occurring in fiscal periods beginning after June 15, 2005. The adoption of FAS 153 is not expected to have a significant impact on our financial statements.
     o FSP FAS 109-1, Application of FASB Statement No. 109, Accounting for Income Taxes, to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004, issued in December 2004, provides guidance on the application of FAS 109 to the provision within the American Jobs Creation Act of 2004 that provides a tax deduction, beginning in 2005, on qualified production activities, including a company's electric generation activities. Under FSP FAS 109-1, recognition of the tax deduction on qualified production activities is ordinarily reported in the year it is earned. FSP FAS 109-1 did not have a significant impact on our financial statements in the first quarter. We are evaluating the impact of FSP FAS 109-1 on our financial position and results of operations for the remainder of the year.
     o FAS 151, Inventory Costs, issued November 2004, is an amendment of Accounting Research Bulletin (ARB) No. 43, Chapter 4, Inventory Pricing. FAS 151 clarifies that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges. FAS 151 also requires the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. FAS 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption of FAS 151 is not expected to have a significant impact on our financial statements.

     In June 2004, the EITF published Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments (EITF 03-1). EITF 03-1 provides application guidance on impairment of securities accounted for under FAS 115, Accounting for Certain Investments in Debt and Equity Securities, and cost method investments and requires certain quantitative and qualitative disclosures for securities that are impaired at the balance sheet date but for which an other-than-temporary impairment has not been recognized. The disclosure requirements are effective for reporting periods ending after December 31, 2003. The FASB issued FSP EITF Issue 03-1-1, Effective Date of Paragraphs 10-20 of EITF Issue No. 03-1, The Meaning of

--------------------------------------------------------------------------------

Other-Than-Temporary Impairment and Its Application to Certain Investments in September 2004 delaying the effective date of the application guidance on impairment of securities until the final issuance of FSP EITF Issue 03-1-a. As of May 6, 2005, a final FSP EITF Issue 03-1-a has not been issued. The adoption of EITF 03-1 is not expected to have a significant impact on our financial statements.


NOTE 13.  SUPPLEMENTAL CASH FLOW INFORMATION
--------------------------------------------

     A reconciliation of net income to net cash flows from operating activities follows:

                                                                                                UNISOURCE ENERGY
                                                                                         --------------------------------
                                                                                               Three Months Ended
                                                                                                    March 31,
                                                                                              2005             2004
-------------------------------------------------------------------------------------------------------------------------
                                                                                             -Thousands of Dollars-

NET INCOME                                                                                 $  (3,783)         $  6,421


ADJUSTMENTS TO RECONCILE NET INCOME
  TO NET CASH FLOWS
     Depreciation and Amortization Expense                                                     34,824           35,136
     Depreciation Recorded to Fuel and Other O&M Expense                                        1,570            1,556
     Amortization of Transition Recovery Asset                                                  9,487            8,597
     Net Unrealized Gain on TEP Forward Electric Sales                                            817             (509)
     Net Unrealized Loss on TEP Forward Electric Purchases                                     (1,151)             327
     Net Unrealized Gain on MEG Trading Activities                                              2,203           (1,584)
     Amortization of Deferred Debt-Related Costs included in Interest Expense                   1,030            2,394
     Provision for Bad Debts                                                                      824              943
     Deferred Income Taxes                                                                     18,942           21,061
     (Gains) Losses from Equity Method Entities                                                  (563)          (6,893)
     Other                                                                                     12,936            2,595
     Changes in Assets and Liabilities which Provided (Used)
       Cash Exclusive of Changes Shown Separately
         Accounts Receivable                                                                   34,038           15,343
         Materials and Fuel Inventory                                                          (5,368)            (621)
         Accounts Payable                                                                     (33,660)         (11,984)
         Interest Accrued                                                                     (29,329)         (30,826)
         Income Tax Receivable                                                                 (6,045)          (3,561)
         Taxes Accrued                                                                         (7,958)          (3,313)
         Other Current Assets                                                                  27,676          (17,357)
         Other Current Liabilities                                                            (16,438)          26,314
-------------------------------------------------------------------------------------------------------------------------
NET CASH FLOWS - OPERATING ACTIVITIES                                                      $   40,052         $ 44,039
=========================================================================================================================

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONCLUDED)
--------------------------------------------------------------------------------

                                                                                                       TEP
                                                                                         --------------------------------
                                                                                               Three Months Ended
                                                                                                    March 31,
                                                                                              2005             2004
-------------------------------------------------------------------------------------------------------------------------
                                                                                             -Thousands of Dollars-

NET INCOME                                                                                   $ (4,690)        $    794
ADJUSTMENTS TO RECONCILE NET INCOME
  TO NET CASH FLOWS
     Depreciation and Amortization Expense                                                     30,020           30,413
     Depreciation Recorded to Fuel and Other O&M Expense                                        1,570            1,556
     Amortization of Transition Recovery Asset                                                  9,487            8,597
     Net Unrealized Gain on TEP Forward Electric Sales                                            817             (509)
     Net Unrealized Loss on TEP Forward Electric Purchases                                     (1,151)             327
     Amortization of Deferred Debt-Related Costs included in Interest Expense                     917            2,317
     Provision for Bad Debts                                                                      719              560
     Deferred Income Taxes                                                                     22,615           21,970
     Gains from Equity Method Entities                                                            (23)             (33)
     Interest on Note Receivable from UniSource Energy                                         (1,683)          (2,320)
     Other                                                                                      3,241             (218)
     Changes in Assets and Liabilities which Provided (Used)
       Cash Exclusive of Changes Shown Separately
         Accounts Receivable                                                                   22,786           10,149
         Materials and Fuel Inventory                                                          (3,373)             257
         Accounts Payable                                                                     (16,105)          (6,611)
         Interest Accrued                                                                     (27,171)         (27,943)
         Interest Received from UniSource Energy                                               11,013                -
         Income Tax Receivable                                                                 (6,972)          (8,813)
         Taxes Accrued                                                                         (8,520)          (1,628)
         Other Current Assets                                                                   6,660            5,506
         Other Current Liabilities                                                             (2,886)           1,165
-------------------------------------------------------------------------------------------------------------------------
NET CASH FLOWS - OPERATING ACTIVITIES                                                        $ 37,271         $ 35,536
=========================================================================================================================


NOTE 14.  REVIEW BY INDEPENDENT ACCOUNTANTS
-------------------------------------------

     With respect to the unaudited condensed consolidated financial information of UniSource Energy and TEP for the three-month period ended March 31, 2005 and 2004, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated May 6, 2005 appearing herein states that they did not audit and they do not express an opinion on that unaudited condensed consolidated financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the Act) for their report on the unaudited condensed consolidated financial information because that report is not a "report" or a "part" of a registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Act.

ITEM 2. - MANAGEMENT'S DISCUSSI0N AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------


     Management's Discussion and Analysis explains the results of operations, the general financial condition, and the outlook for UniSource Energy and its four primary business segments and includes the following:

     o    outlook and strategies,
     o operating results during the first quarter of 2005 compared with the same period in 2004,
     o    factors which affect our results and outlook,
     o liquidity, capital needs, capital resources, and contractual obligations,
     o    dividends, and
     o    critical accounting estimates.

     Management's Discussion and Analysis should be read in conjunction with UniSource Energy and TEP's 2004 Annual Report on Form 10-K and with the Condensed Consolidated Financial Statements, beginning on page 2, which present the results of operations for the three months ended March 31, 2005 and 2004. Management's Discussion and Analysis explains the differences between periods for specific line items of the Condensed Consolidated Financial Statements.

     References in this report to "we" and "our" are to UniSource Energy and its subsidiaries, collectively.


                          UNISOURCE ENERGY CONSOLIDATED

OVERVIEW OF CONSOLIDATED BUSINESS
---------------------------------

     UniSource Energy is a holding company that has no significant operations of its own. Operations are conducted by UniSource Energy's subsidiaries, each of which is a separate legal entity with its own assets and liabilities. UniSource Energy owns substantially all of the outstanding common stock of TEP, and all of the outstanding common stock of UniSource Energy Services, Inc. (UES), Millennium Energy Holdings, Inc. (Millennium), and UniSource Energy Development Company (UED).

     TEP, an electric utility, has provided electric service to the community of Tucson, Arizona, for over 100 years. UES began operations in August 2003. UES through its two operating subsidiaries, UNS Gas, Inc. (UNS Gas) and UNS Electric, Inc. (UNS Electric), provides gas and electric service to 30 communities in northern and southern Arizona. Millennium invests in unregulated businesses, including Global Solar Energy, Inc. (Global Solar), a developer and manufacturer of thin-film photovoltaic cells and modules. UED engages in developing generating resources and other project development activities, including facilitating the expansion of the Springerville Generating Station, but has no significant operations. We conduct our business in four primary business segments - TEP's Electric Utility segment, UNS Gas, UNS Electric and Global Solar.

     UniSource Energy was incorporated in the State of Arizona on March 8, 1995 and obtained regulatory approval to form a holding company in November 1997. On January 1, 1998, TEP and UniSource Energy exchanged shares of stock resulting in TEP becoming a subsidiary of UniSource Energy. Following the share exchange, TEP transferred the stock of its subsidiary Millennium to UniSource Energy. See Note 3 of Notes to Condensed Consolidated Financial Statements - Debt and Credit Facilities.

OUTLOOK AND STRATEGIES
----------------------

     OPERATING PLANS AND STRATEGIES

     Our financial prospects and outlook for the next few years will be affected by many competitive, regulatory and economic factors. Our plans and strategies include the following:

     o Continue to integrate UES' businesses with UniSource Energy's other businesses.

     o Oversee the construction of Springerville Unit 3 and continue to enhance the value of existing assets by working with Salt River Project to facilitate the development of Springerville Unit 4.

     o Strengthen the capital structure of TEP by using proceeds from the UniSource Energy convertible notes, borrowings under the UniSource Energy term loan and some of our excess cash flows to make capital contributions to TEP and reduce TEP's debt.

     o Enhance the value of TEP's transmission system while continuing to provide reliable access to generation for TEP and UES' retail customers and market access for all generating assets.

     o    Promote economic development in our service territories.

     o Efficiently manage our generation, transmission and distribution resources and look for ways to control our operating expenses while maintaining and enhancing reliability and profitability.

     o Expand TEP's and UNS Electric's portfolio of generating and purchased power resources to meet growing retail energy demand.

     o Increase production and sales of Global Solar's thin-film photovoltaic cells and seek additional investors, or sell all or part of Millennium's interest, or a combination of both.

     o Manage the exit of our other Millennium investments to maximize their value to shareholders.

     To accomplish our goals, during 2005 we expect TEP to spend approximately $153 million on capital expenditures, and UNS Gas and UNS Electric to spend approximately $23 million and $26 million, respectively, on capital expenditures.

     While we believe that our plans and strategies will continue to have a positive impact on our financial prospects and position, we recognize that we continue to be highly leveraged, and as a result, our access to the capital markets may be limited or more expensive than for less leveraged companies.

RESULTS OF OPERATIONS
---------------------

     UniSource Energy recorded a net loss of $4 million, or 11 cents per average basic share of Common Stock, in the first three months of 2005, compared with net income of $6 million, or 19 cents per average basic share of Common Stock, in the same period of 2004. The following factors contributed to the decline:

     o a $12 million decrease in TEP's gross margin (total operating revenues less fuel and purchased power expense) due to mild winter weather, resulting in lower retail kWh sales, and higher purchased power costs related to the planned outage at Springerville Unit 2;

     o losses of $2 million at Global Solar, compared with losses of $1 million in the first quarter of 2004; and

     o a net loss of $1 million at MEH's other investments, compared with net income of $3 million in the first quarter of 2004, due primarily to the sale of an investment; partially offset by

     o a $3 million decrease in total interest expense due to lower balances on long-term debt and capital lease obligations, and lower fees on the Credit Agreement entered into by TEP in March 2004, compared to the first quarter of 2004; and

     o a $2 million decrease in Other Operations and Maintenance (O&M) expense. In the first quarter of 2004, O&M included $1 million of expenses related to the proposed acquisition of UniSource Energy by Saguaro Utility (Saguaro), while in the first quarter of 2005, TEP reduced O&M expense due to a $1 million pre-tax gain on the sale of emissions allowances.

  CONTRIBUTION BY BUSINESS SEGMENT

     The table below shows the contributions to our consolidated after-tax earnings by our four business segments.

     THREE MONTHS ENDED MARCH 31,                2005                2004
                                                   -Millions of Dollars-
     ------------------------------------- --------------------------------------
     BUSINESS SEGMENT
        TEP                                      $   (5)            $    1
        UNS Gas                                       4                  4
        UNS Electric                                  1                  1
        Global Solar                                 (2)                (1)
        Other (1)                                    (2)                 1
     ------------------------------------- ------------------ -------------------
            Consolidated Net Income              $   (4)            $    6
     ===================================== ================== ===================

     (1) Includes: for 2005, interest expense (net of tax) on the convertible note offering by UniSource Energy; interest expense (net of tax) on the note payable from UniSource Energy to TEP; costs associated with the proposed acquisition of UniSource Energy by Saguaro as previously discussed; UniSource Energy parent company expenses; income and losses from other Millennium investments; and income and losses from UED.


LIQUIDITY AND CAPITAL RESOURCES
-------------------------------

  UNISOURCE ENERGY CONSOLIDATED CASH FLOWS

     THREE MONTHS ENDED MARCH 31,              2005              2004
                                                -Millions of Dollars-
     ------------------------------------ ---------------- -----------------
     Cash provided by (used in):
        Operating Activities                   $ 40              $ 44
        Investing Activities                    (31)              (28)
        Financing Activities                     41               (56)
     ------------------------------------ ---------------- -----------------
     Net Increase (Decrease) in Cash           $ 50             $ (40)
     ==================================== ================ =================


     UniSource Energy's consolidated cash flows are provided primarily from retail and wholesale energy sales at TEP and UES, net of the related payments for fuel and purchased power. Cash from operations is lowest in the first quarter and highest in the third quarter due to TEP's summer peaking load.

     We use our available cash primarily to:

     o    finance capital expenditures at TEP, UNS Gas and UNS Electric;
     o    pay dividends to shareholders; and
     o reduce leverage at TEP by repaying or repurchasing debt and investing in lease debt.

     The primary source of liquidity for UniSource Energy, the parent company, is dividends it receives from its subsidiaries, primarily TEP. Under our tax sharing agreement, our subsidiaries make income tax payments to UniSource Energy, which makes payments on behalf of the consolidated group.

     As part of our ACC Holding Company Order, we must invest at least 30% of any proceeds of UniSource Energy equity issuances in TEP until TEP's equity reaches 37.5% of total capital (excluding capital leases).

     As of May 4, 2005, cash and cash equivalents available to UniSource Energy was approximately $94 million. This balance includes proceeds from UniSource Energy's Convertible Senior Notes issued March 1, 2005. See Convertible Senior Notes, below.

     OPERATING ACTIVITIES

     In the first three months of 2005, net cash flows from operating activities decreased by $4 million compared with the same period in 2004. The following factors contributed to the increase:

     o an $8 million decline in cash receipts from electric and gas sales, net of fuel and purchased power costs paid, due to the planned outage at Springerville Unit 2 and mild winter weather in TEP's service territory; partially offset by

     o a $4 million decrease in total taxes paid, net of income tax refunds received, due to a smaller final tax payment related to prior year consolidated income tax returns.

     INVESTING ACTIVITIES

     Net cash used for investing activities was $3 million higher in the first three months of 2005 compared with the same period in 2004, primarily due to the following factors:

     o capital expenditures were $14 million higher in the first three months of 2005 due primarily to a planned maintenance outage at Springerville and TEP's share of the construction costs of the Luna Energy Facility; partially offset by

     o other cash receipts of $6 million in the first three months of 2005 due primarily to the redemption of a $5 million certificate of deposit at TEP; and

     o $4 million used in the first three months of 2004 to purchase Springerville lease debt at TEP.

     FINANCING ACTIVITIES

     Net cash flows from financing activities was $41 million in the first three months of 2005 compared with net cash used for financing activities of $56 million in the first three months of 2004. The following factors contributed to the change:

     o UniSource Energy issued $150 million of Convertible Senior Notes in March 2005;

     o    TEP redeemed $53 million of First Mortgage Bonds in March 2005; and

     o TEP's payments on capital lease obligations were $5 million higher in the first three months of 2005.

     As a result of the activities described above, our consolidated cash and cash equivalents increased to $204 million at March 31, 2005, from $154 million at December 31, 2004. We invest cash balances in high-grade money market securities with an emphasis on preserving the principal amounts invested.

     At May 4, 2005, our consolidated cash balance, including cash equivalents, was approximately $94 million. This balance includes proceeds from UniSource Energy's Convertible Senior Notes issued March 1, 2005. See Convertible Senior Notes, below.

     In the event that we experience lower cash from operations in 2005, we will adjust our discretionary uses of cash accordingly. We believe, however, that we will continue to have sufficient cash flow to cover our capital needs, as well as required debt payments and dividends to shareholders.

     Convertible Senior Notes
     ------------------------

     On March 1, 2005, UniSource Energy issued $150 million aggregate principal amount of 4.50% Convertible Senior Notes (Convertible Senior Notes) due 2035 in a private placement. The Convertible Senior Notes are unsecured. Each $1,000 principal amount of Convertible Senior Notes is convertible into 26.6667 shares of UniSource Energy Common Stock at any time, representing a conversion price of approximately $37.50 per share of our Common Stock, subject to adjustment in certain circumstances.

     The Convertible Senior Notes bear interest at an annual rate of 4.50% payable semi-annually in arrears on each March 1 and September 1, commencing on September 1, 2005. In addition, beginning on March 1, 2015, the Convertible Senior Notes will also, in certain circumstances, bear contingent interest at the annual rate of 0.35%.

     Beginning on March 5, 2010, we will have the option to redeem the Convertible Senior Notes, in whole or in part, for cash, at a price equal to 100% of the principal amount plus accrued interest. If certain change of control transactions occur, or our common stock is no longer listed on a national securities exchange, holders of the Convertible Senior Notes may require

UniSource Energy to repurchase the Convertible Senior Notes, in whole or in part, for cash. If one of these events occurs prior to March 5, 2010, we may be required to pay a make-whole premium payable in shares of common stock. Additionally, the holders of the Convertible Senior Notes may require us to repurchase for cash, all or part, of the Convertible Senior Notes on March 1, 2015, 2020, 2025 and 2030. The repurchase price will be 100% of the principal amount of the Convertible Senior Notes plus accrued interest.

     The Convertible Senior Notes may become immediately payable if an event of default occurs. An event of default includes failure to make required payments on the Convertible Senior Notes, acceleration of $50 million or more of indebtedness for borrowed money at UniSource Energy or TEP or certain bankruptcy events at UniSource Energy or TEP. Neither TEP nor any other subsidiary of UniSource Energy has guaranteed UniSource Energy's obligations on the Convertible Senior Notes.


     UniSource Credit Agreement
     --------------------------

     On April 15, 2005, UniSource Energy entered into a $105 million five-year credit agreement with a group of lenders (UniSource Credit Agreement) which expires on April 15, 2010. The UniSource Credit Agreement includes a $90 million term loan facility and a $15 million revolving credit facility. In addition, UniSource Energy is required to make quarterly payments of $1.25 million beginning June 2005 with the balance due at maturity.

     Interest is payable on borrowings under the UniSource Credit Agreement at a Eurodollar rate or Alternate Base Rate rate. Eurodollar loans would bear interest at adjusted LIBOR plus 1.75%. Alternate Base Rate loans would bear interest in an amount equal to the sum of (1) the greater of the federal funds rate plus 1/2 of 1% or the agent bank's reference rate, and (2) 0.75%. In the event that, after June 30, 2005, TEP, because of regulatory restrictions, does not have the ability to pay 100% of its current year net income as dividends, interest rates would increase by 0.25%.

     The UniSource Credit Agreement contains a number of covenants restricting additional indebtedness, liens, mergers, sales of assets and investments and acquisitions. Additionally, the UniSource Credit Agreement contains several financial covenants including: (1) a minimum cash flow to interest coverage ratio determined on a UniSource Energy standalone basis and (2) a maximum leverage ratio determined on a consolidated basis. The UniSource Credit Agreement allows UniSource Energy to pay dividends, if after giving effect to the dividend payment, UniSource Energy and it subsidiaries have more than $15 million of unrestricted cash and unused revolving credit.

     The UniSource Credit Agreement may become immediately payable if an event of default occurs. An event of default includes failure to make required payments under the UniSource Credit Agreement, failure of UniSource Energy or certain subsidiaries to make payments or default on debt greater than $20 million, or certain bankruptcy events at UniSource Energy or certain subsidiaries. The UniSource Credit Agreement is collateralized by a pledge of the capital stock of Millennium, UES and UED.

     UniSource Energy expects that borrowings will be made from time to time under the revolving credit facility component of the UniSource Credit Agreement to meet temporary cash needs.

     Use of Proceeds
     ---------------

     On March 1, 2005, UniSource Energy used $106 million of the net proceeds from the sale of the Convertible Senior Notes to repay its $95 million promissory note to TEP plus accrued interest of $11 million.

     UniSource Energy expects to borrow the entire $90 million available under the term loan facility by June 30, 2005 and use the proceeds to make a capital contribution to TEP. It is anticipated that this $90 million capital contribution, together with the proceeds TEP received from the $95 million inter-company note repayment in March 2005 (described above) and any additional capital contributions to TEP from the proceeds of UniSource Energy's issuance of the Convertible Senior Notes in March 2005, will be used by TEP to repurchase or redeem $225 million of fixed-rate tax-exempt debt obligations.

     As stated in a recently expired tender offer, TEP has agreed to purchase $147 million of its 1997 Pima Series B and $74 million of its 1997 Pima Series C fixed-rate tax-exempt debt obligations (Repurchased Bonds) from bondholders on May 11, 2005, at a price of $101.50 per $100 principal amount. Additionally, TEP will redeem at par $4 million of bonds not tendered on May 18, 2005. TEP does not plan on canceling the Repurchased Bonds. The Repurchased Bonds will remain outstanding under their respective indentures; however, the Repurchased Bonds will not be presented in our financial statements. TEP may choose to cancel or resell the Repurchased Bonds to third parties in the future. Upon completion of these purchases and redemptions in the principal amount of $225 million, TEP expects its ratio of equity to total capitalization (excluding capital leases) will improve to 40%, thereby allowing TEP to dividend up to 100% of its current year net income to UniSource Energy. See, Tucson Electric Power, Bond Repurchases and Redemptions, and Tucson Electric Power Company, Liquidity and Capital Resources, Dividends on Common Stock, below.

     On March 10, 2005, UniSource Energy used $10 million of the net proceeds from the sale of the Convertible Senior Notes to make an equity contribution of $6 million to UNS Gas and an equity contribution of $4 million to UNS Electric.

  GUARANTEES AND INDEMNITIES

     In the normal course of business, UniSource Energy and certain subsidiaries enter into various agreements providing financial or performance assurance to third parties on behalf of certain subsidiaries. We enter into these agreements primarily to support or enhance the creditworthiness of a subsidiary on a stand-alone basis. The most significant of these guarantees are UES' guarantee of $160 million of aggregate principal amount of senior unsecured notes issued by UNS Gas and UNS Electric to purchase the Citizens Communication Company (Citizens') Arizona gas and electric system assets, UES' guarantee of a $40 million revolving credit facility available to UNS Gas and UNS Electric, UniSource Energy's guarantee of approximately $8 million in natural gas and supply payments and building lease payments for UNS Gas and UNS Electric, and subsidiaries of Millennium, and Millennium's guarantee of approximately $2 million in commodity-related payments for MEG at March 31, 2005. To the extent liabilities exist under the contracts subject to these guarantees, such liabilities are included in the consolidated balance sheets.

     In addition, UniSource Energy and its subsidiaries have indemnified the purchasers of interests in certain investments from additional taxes due for years prior to the sale. The terms of the indemnifications provide for no limitation on potential future payments; however, we believe that we have abided by all tax laws and paid all tax obligations. We have not made any payments under the terms of these indemnifications to date.

     We believe that the likelihood that UniSource Energy or TEP would be required to perform or otherwise incur any significant losses associated with any of these guarantees is remote.

  CONTRACTUAL OBLIGATIONS

     There are no significant changes in our contractual obligations or other commercial commitments from those reported in our 2004 Annual Report on Form 10-K, other than the UniSource Energy Credit Agreement (described above) and the UNS Gas/UNS Electric Credit Agreement, described below.

  DIVIDENDS ON COMMON STOCK

     The following table shows the declared dividends to UniSource Energy shareholders for 2005.

                                                            DIVIDEND AMOUNT
DECLARATION DATE     RECORD DATE       PAYABLE DATE   PER SHARE OF COMMON STOCK
----------------  -------------------  -------------  --------------------------
February 4, 2005  February 15, 2005    March 8, 2005            $0.19
  May 6, 2005        May 18, 2005      June 10, 2005            $0.19
----------------  -------------------  -------------  --------------------------


  INCOME TAX POSITION

     At March 31, 2005, UniSource Energy and TEP had, for federal and state income tax filing purposes, the following carryforward amounts:

                                        UNISOURCE ENERGY                            TEP
                                      Amount            Expiring            Amount            Expiring
------------------------------ ---------------------- ------------- ----------------------- -------------
                               -Millions of Dollars-      Year      -Millions of Dollars-       Year
NET OPERATING LOSSES                   $ 18            2021-2022             $ -                -
INVESTMENT TAX CREDIT                     5            2004-2024               5            2004-2024
AMT CREDIT                              100                -                  92                -
------------------------------ ---------------------- ------------- ----------------------- -------------


     The $18 million in NOL carryforwards is subject to limitation due to a reorganization of certain Millennium entities in December 2002. The future use of these losses is dependant upon the generation of sufficient future taxable income at the separate company level. See Critical Accounting Estimates, Deferred Tax Valuation - TEP and Millennium, below.

                          TUCSON ELECTRIC POWER COMPANY

RESULTS OF OPERATIONS
---------------------

     The financial condition and results of operations of TEP are currently the principal factors affecting the financial condition and results of operations of UniSource Energy on an annual basis. The following discussion relates to TEP's utility operations, unless otherwise noted.


                                                         SALES                 OPERATING REVENUE
THREE MONTHS ENDED MARCH 31,                      2005           2004         2005          2004
                                                   -Millions of kWh-         -Millions of Dollars-
--------------------------------------------- -------------- ------------- ------------ --------------
ELECTRIC RETAIL SALES:
  Residential                                         649           719      $    55      $    58
  Commercial                                          351           358           36           37
  Industrial                                          512           490           36           36
  Mining                                              220           192           10            9
  Public Authorities                                   44            50            3            3
--------------------------------------------- -------------- ------------- ------------ --------------
TOTAL ELECTRIC RETAIL SALES                         1,776         1,809          140          143
--------------------------------------------- -------------- ------------- ------------ --------------
ELECTRIC WHOLESALE SALES DELIVERED:
  Long-term Contracts                                 308           346           14           15
  Other Sales                                         454           543           24           25
  Transmission                                          -             -            2            2
  Net Unrealized Gain (Loss) on Forward
     Sales of Energy                                    -             -           (1)          -
--------------------------------------------- -------------- ------------- ------------ --------------
TOTAL ELECTRIC WHOLESALE SALES                        762           889           39           42
--------------------------------------------- -------------- ------------- ------------ --------------
         TOTAL ELECTRIC SALES                       2,538         2,698      $   179      $   185
============================================= ============== ============= ============ ==============

WEATHER DATA:
   Heating Degree Days                                775           877
   10-Year Average                                    796           796
   % Over / (Under) Prior Year                      (12%)           28%
   % Over / (Under) 10-Year Average                  (3%)           10%
--------------------------------------------- -------------- ------------- ------------ --------------


     Total revenues from kWh sales to retail customers decreased by $3 million, or 2%, in the first quarter of 2005 compared with the first quarter of 2004, resulting from lower energy demand from residential customers. Heating degree days were 12% lower than last year and 3% lower than the 10-year average. Higher mining and industrial kWh sales partially offset the lower residential demand. The average price of copper was 10% higher in first quarter of 2005 compared with the same period last year, leading to increased mining activity and a 15% increase in kWh sales to TEP's mining customers; revenues from TEP's mining customers increased $1 million. Total retail kWh sales decreased by 2% in the first quarter of 2005 compared with the same period last year.

     Wholesale revenues decreased $3 million, or 7%, in the first quarter of 2005 compared with the first quarter of 2004. Wholesale sales opportunities were limited in the first quarter of 2005 due to a planned outage at TEP's Springerville Unit 2. The average wholesale market price of energy was $45 per MWh in 2005, compared with $40 per MWh in 2004. See Factors Affecting Results of Operations, Western Energy Markets, Market Prices, below.

  OPERATING EXPENSES

     FUEL AND PURCHASED POWER EXPENSE

     TEP's fuel and purchased power expense, and energy resources for the first quarters of 2005 and 2004 are shown in the table below.

                                                   GENERATION                 EXPENSE
THREE MONTHS ENDED MARCH 31,                   2005        2004         2005          2004
                                               -Millions of kWh-      -Millions of Dollars-
-------------------------------------------- ----------------------- -------------------------

Coal-Fired Generation                            2,405     2,763       $    42      $    47
Gas-Fired Generation                                56        12             5            -
-------------------------------------------- --------- ------------- ------------ -------------
Total Generation                                 2,461     2,775            47           47
Purchased Power                                    268        95            13            6
-------------------------------------------- --------- ------------- ------------ -------------
Total Resources                                  2,729     2,870       $    60      $    53
                                                                     ============ =============
Less Line Losses, Company Use and Other            191       172
-------------------------------------------- --------- -------------
Total Energy Sold                                2,538     2,698
-------------------------------------------- --------- -------------


     A planned outage at TEP's 380-megawatt coal-fired Springerville Unit 2 facility led to higher gas-related fuel costs and higher purchased power expenses during the first three months of 2005. Total fuel expense at TEP's generating plants was $47 million in the first three months of both 2005 and 2004. Coal-related fuel expense was $5 million lower than last year due to the planned outage of Springerville Unit 2. Gas-related fuel expense increased $5 million due to the higher use of TEP's gas-fired generating resources as well as higher commodity prices for gas. The average price per MMBtu of gas at the Permian basin was up 11% compared with the first quarter of 2004.

     Purchased power expense increased $7 million compared with the first quarter of 2004, due to replacement power purchases and higher wholesale energy prices. Average wholesale energy prices on the Dow Jones Palo Verde Index were up 13% compared with last year. See Factors Affecting Results of Operations, Western Energy Markets, Market Prices, below.

     The table below shows the average cost per kWh for TEP's generating plants by fuel type.

                                      2005               2004
                                          -cents per kWh-
------------------------------ ------------------- ------------------
Coal                                   1.75                1.70
Gas                                    8.93                8.33
All fuels                              1.91                1.71
------------------------------ ------------------- ------------------


     OTHER OPERATING EXPENSES

     Other O&M expense was unchanged in the first quarter of 2005 compared with the same period in 2004.

     Amortization of the Transition Recovery Asset (TRA) increased $1 million in the first quarter of 2005. Amortization of the TRA is the result of the 1999 Settlement Agreement (TEP Settlement Agreement) with the ACC, which changed the accounting method for TEP's generation operations. This item reflects the recovery, through 2008, of transition recovery assets which were previously regulatory assets of the generation business. The amount of amortization is a function of the TRA balance and total kWh consumption by TEP's distribution customers.

     The table below shows estimated TRA amortization and unamortized TRA balances for the remainder of 2005 through 2008.

                                  FUTURE ESTIMATED           UNAMORTIZED
                                  TRA AMORTIZATION           TRA BALANCE
                                            -Millions of Dollars-
     ----------------------- ---------------------------- -------------------
     2005                              $  55                  $  169
     2006                                 64                     105
     2007                                 73                      32
     2008                                 32                       -
     ----------------------- ---------------------------- -------------------

     OTHER INCOME (DEDUCTIONS)

     TEP's Income statement includes inter-company Interest Income of $2 million in the first quarter of 2005, and $2 million in the first quarter of 2004. This represented Interest Income on a promissory note TEP received from UniSource Energy in exchange for the transfer to UniSource Energy of its stock in Millennium in 1998. On UniSource Energy's Consolidated Statement of Income, this Interest Income, as well as UniSource Energy's related interest expense, was eliminated as an inter-company transaction. In March 2005, UniSource Energy repaid the inter-company promissory note. See Liquidity and Capital Resources, TEP Cash Flows, Inter-Company Note from UniSource Energy, below.

     INTEREST EXPENSE

     Total Interest Expense decreased by $3 million, or 9%, in the first quarter of 2005 due to: lower Letter of Credit fees on the Credit Agreement entered into by TEP in March 2004; lower interest expense resulting from the July 2004 redemption of $27 million of 8.5% First Mortgage Bonds; and fees written off in March 2004 when TEP refinanced its Credit Agreement.

     INCOME TAX EXPENSE

     TEP recorded Income Tax Benefits of $2 million in the first quarter of 2005 due to a $7 million Loss Before Income Taxes. In the first quarter of 2004, TEP recorded Income Tax Expense of $2 million.

FACTORS AFFECTING RESULTS OF OPERATIONS
---------------------------------------

  COMPETITION

     The electric utility industry has undergone significant regulatory change in the last few years designed to encourage competition in the sale of electricity and related services. However, the recent experience in California with deregulation has caused many states, including Arizona, to re-examine the viability of retail electric deregulation.

     As of January 1, 2001, all of TEP's retail customers are eligible to choose an alternate energy supplier. Currently none of TEP's retail customers are receiving service from other providers. TEP has met all conditions required by the ACC to facilitate electric retail competition, including ACC approval of TEP's direct access tariffs. ESPs must meet certain conditions before electricity can be sold competitively in TEP's service territory. Examples of these conditions include ACC certification of ESPs, and execution of and compliance with direct access service agreements with TEP.

     In January 2005, an Arizona Court of Appeals decision became final in which the Court held invalid certain portions of the ACC rules on retail competition and related market pricing. Based on this decision, we expect that the ACC will address the competition rules in an administrative proceeding during 2005. We cannot predict what changes, if any, the ACC will make to the competition rules. See Rates, Recent Motion Filed with ACC, below.

     TEP competes against gas service suppliers and others that provide energy services. Other forms of energy technologies may provide competition to TEP's services in the future, but to date, are not financially viable alternatives for its retail customers. Self-generation by TEP's large industrial customers could also provide competition for TEP's services in the future, but has not had a significant impact to date.

     In the wholesale market, TEP competes with other utilities, power marketers and independent power producers in the sale of electric capacity and energy.

  RATES

     TEP'S SETTLEMENT AGREEMENT AND RETAIL ELECTRIC COMPETITION RULES

     In September 1999, the ACC approved the Retail Electric Competition Rules (Rules) that provided a framework for the introduction of retail electric competition in Arizona. In November 1999, the ACC approved the Settlement Agreement between TEP and certain customer groups related to the implementation of retail electric competition in Arizona.

     The Rules and the Settlement Agreement established:

     o a period, November 1999 through 2008, for TEP to transition its generation assets from a cost of service based rate structure to a market, or competitive, rate structure;

     o the recovery through rates during the transition period of $450 million of stranded generation costs through a fixed competitive transition charge (fixed CTC);
     o    capped rates for TEP retail customers through 2008;
     o    an ACC interim review of TEP retail rates in 2004;
     o unbundling of electric services with separate rates or prices for generation, transmission, distribution, metering, meter reading, billing and collection, and ancillary services;
     o a process for Energy Service Providers (ESPs) to become licensed by the ACC to sell generation services at market prices to TEP retail customers;
     o access, as noted above, for TEP retail customers to buy market priced generation services from ESPs beginning in 2000 (currently, no TEP customers are purchasing generation services from ESPs);
     o transmission and distribution services would remain subject to regulation on a cost of service basis; and
     o beginning in 2009, TEP's generation would be market based and its retail customers would pay the market rate for generation services.

     2004 General Rate Case Information
     ----------------------------------

     On June 1, 2004, as required by the Settlement Agreement, TEP filed general rate case information with the ACC. TEP's filing does not propose any change in retail rates, and under the terms of the Settlement Agreement, no rate case filed by TEP through 2008 may result in a net rate increase. However, absent the restriction on raising rates, TEP believes that the data in its filing would justify an increase in retail rates of 16%.

     The general rate case information uses a historical test year ended December 31, 2003 and establishes, based on TEP's standard offer service, that TEP is experiencing a revenue deficiency of $111 million. The rate case information includes, among other things, Springerville Unit 1 costs and other generation costs including fuel costs in excess of those recovered through existing rates. The proposed weighted cost of capital for the test year ended December 31, 2003 is 8.78%, including an 11.5% return on equity (increased from 10.67% currently authorized). The rate case information uses a hypothetical 40% equity capitalization (excluding capital lease obligations) rather than the hypothetical 37.5% equity capitalization used in TEP's last general rate case. TEP's actual equity capitalization (excluding capital lease obligations) at March 31, 2005 was 29.6%. As discussed above, in the first half of 2005, TEP expects to increase common equity to 40% of capitalization (excluding capital lease obligations). See TEP, Dividends on Common Stock, below for further information regarding improvements to TEP's capital structure. Despite the indicated revenue deficiency, the ACC could conclude that TEP should decrease rates after June 1, 2005; any such determination would be strongly opposed by TEP.

     A procedural order was issued in February 2005 that outlined how the review of TEP's general rate case information will proceed. The schedule calls for staff and intervenor testimony to be filed by June 13, 2005 and hearings, as appropriate, before the administrative law judge to begin September 12, 2005.

     Transition
     ----------

     The Settlement Agreement provides that TEP's fixed CTC will expire when TEP's $450 million transition asset is fully amortized and recovered or on December 31, 2008, whichever is earlier. Based on current projections of retail sales, the transition recovery asset is expected to be fully amortized by mid-2008. The Settlement Agreement also specifies that TEP's floating competitive transition charge (floating CTC) will expire on December 31, 2008. This charge, which moves inversely to changes in market-based generation services rates, presently appears as a credit on retail customer bills. Based on current forward pricing in the wholesale energy markets, TEP anticipates that the floating CTC will continue to appear as a credit on retail customer bills through 2008. After the expiration of the floating CTC, TEP's rates for generation services should be market based. TEP anticipates that it will submit a rate filing to address the rates that will go into effect after the expiration of the 1999 Settlement Agreement.

     Absent any other change to TEP's retail rate structure, including continued inability to recover actual costs, TEP estimates that the expiration of the fixed CTC in 2008 (which has provided revenues, on average of .93 cents per kWh sold) would result in an average decrease in revenues from retail rates of approximately 12% relative to revenues from current retail rates. However, absent any other change except the expiration of the fixed CTC, the expiration in 2008 of the floating CTC would result in market-based generation services rates which would, based on current pricing in the wholesale energy markets, produce a retail rate increase in January 2009 of approximately 10-15% relative to current retail rates.

     We are operating pursuant to the TEP Settlement Agreement. However, we cannot predict the future rate methodologies for TEP which the ACC could authorize, including whether the ACC will permit or require market-based rates for generation services, reinstate cost of service ratemaking for all or a portion of TEP's generation services or require an alternate methodology to determine rates for TEP's generation services. Under any circumstances, TEP will seek appropriate recovery and return on its investment in assets used to serve its customers.

     In the event that the ACC reinstates cost of service ratemaking for TEP's generation services and does not allow other factors that have changed in the intervening years to be considered, significant retail rate decreases could occur. TEP expects that, in establishing future rates, TEP and the ACC will review the entirety of the retail rate structure rather than focusing solely on any one of the elements noted above. Although TEP is unable to predict the type and level of future retail rates, TEP believes that the 2004 general rate case information filed with the ACC evidences that there have been a number of factors that have changed since the Settlement Agreement was approved that justify increasing or maintaining retail rates at current levels.

     Recent Motion Filed with ACC
     ----------------------------

     Given the recent court action described above, the ACC may revise its Rules and rate methodologies prior to the expiration in 2008 of the TEP Settlement Agreement. A new structure could replace that established pursuant to the TEP Settlement Agreement prior to January 2009.

     In an effort to resolve the uncertainty surrounding the continued applicability of the Rules and the methodology that will be applied to determine TEP's rates for generation service after the CTCs expire, TEP filed a motion with the ACC on May 4, 2005 requesting that the ACC issue an order declaring its position regarding the status of the Rules and the rate treatment that will be afforded to TEP's generation assets after 2008.

     The motion states TEP's preference for the ACC to adhere to the 1999 Settlement Agreement and continue to authorize TEP to charge market-based rates for generation services after December 31, 2008. The motion also states that, if the ACC intends to rescind TEP's authorization to charge market-based rates for its generation services, that change will have immediate consequences for the Settlement Agreement, the 2004 general rate case information filing and future TEP rate cases. Accordingly, TEP requested that the ACC clarify its intentions in this regard. In addition, TEP requested that a procedural conference be held in the 2004 rate review proceedings to discuss the status of that case pending the issuance of an order in response to TEP's motion. TEP cannot predict when, or how, the ACC will respond to the motion.

     WESTERN ENERGY MARKETS

     As a participant in the western U.S. wholesale power markets, TEP is directly and indirectly affected by changes in market conditions and market participants. TEP competes with other utilities, power marketers and independent power producers in the sale of electric capacity and energy at market-based rates in the wholesale market.

     As of March 31, 2005, electric generating capacity in Arizona has grown to approximately 25,000 MW; an increase of nearly 60% since 2001. A majority of the growth over the last three years is the result of 16 new or upgraded gas-fired generating units with a combined capacity of approximately 9,200 MW. In addition, the presence of fewer creditworthy counterparties, as well as legal, political and regulatory uncertainties, has reduced market liquidity and trading volume.

     MARKET PRICES

     The average market price for around-the-clock energy based on the Dow Jones Palo Verde Index increased in the first quarter 2005, as did the average price for natural gas based on the Permian Index. Average market prices for around-the-clock energy began to rise in February 2003 and stayed at elevated levels during 2004 and the first three months of 2005 due to high natural gas prices from increased demand and production and storage level concerns. As a result of all of these factors, TEP's natural gas and purchased power expenses were higher in the first three months of 2005 than the same period in 2004. Prices have continued in this range to date; however, we cannot predict whether these higher prices will continue, or whether changes in various factors that influence demand and supply will cause prices to fall during 2005.

     AVERAGE MARKET PRICE FOR AROUND-THE-CLOCK ENERGY               $/MWH
     --------------------------------------------------------- ----------------
          Quarter ended March 31, 2005                              $ 45
          Quarter ended March 31, 2004                                40
     --------------------------------------------------------- ----------------

     AVERAGE MARKET PRICE FOR NATURAL GAS                          $/MMBTU
     --------------------------------------------------------- ----------------
          Quarter ended March 31, 2005                              $   5.55
          Quarter ended March 31, 2004                                  5.02


     TEP typically uses generation from its facilities fueled by natural gas and purchased power, in addition to energy from its coal-fired facilities, to meet the summer peak demands of its retail customers and to meet local reliability needs. Some of these purchased power contracts are price indexed to natural gas prices. Short-term and spot power purchase prices are also closely correlated to natural gas prices. Due to its increasing seasonal gas and purchased power usage, TEP hedges a portion of its total natural gas exposure from plant fuel and gas-indexed purchased power with fixed price contracts for a maximum of three years. TEP currently has approximately 50% of this exposure hedged for the May through October summer peak period of 2005 at a weighted average price of $5.50 per MMBtu. TEP purchases its remaining gas fuel needs and purchased power in the spot and short-term markets.

     We expect the market price and demand for capacity and energy to continue to be influenced by factors including:

     o    weather;
     o    continued population growth in the western U.S.;
     o    economic conditions in the western U.S.;
     o    availability of generating capacity throughout the western U.S.;
     o the extent of electric utility industry restructuring in Arizona, California and other western states;
     o    the effect of FERC regulation of wholesale energy markets;
     o    the availability and price of natural gas;
     o    availability of hydropower;
     o    transmission constraints; and
     o    environmental regulations and the cost of compliance.


LIQUIDITY AND CAPITAL RESOURCES
-------------------------------

  TEP CASH FLOWS

     TEP's capital requirements consist primarily of capital expenditures and optional and mandatory redemptions of long-term debt and capital lease obligations. Cash flow from operations typically is the lowest in the first quarter and highest in the third quarter due to TEP's summer peaking load.

     THREE MONTHS ENDED MARCH 31,                                     2005           2004
                                                                     -Millions of Dollars-
     ----------------------------------------------------------- --------------- --------------
     Net Cash Flows - Operating Activities                           $  37            $ 36
        Capital Expenditures                                           (34)            (23)
     ----------------------------------------------------------- --------------- --------------
               Net Cash Flows after Capital Expenditures*                3              13
     ----------------------------------------------------------- --------------- --------------
        Debt Maturities                                                 (1)             (1)
        Retirement of Capital Lease Obligations                        (48)            (44)
        Proceeds from Investment in Springerville
           Lease Debt and Equity                                         8               8
     ----------------------------------------------------------- --------------- -------------
     Net Cash Flows Available after Required Payments*               $ (38)          $ (24)
     =========================================================== =============== ==============

     * We believe that Net Cash Flows after Capital Expenditures and Net Cash
     Flows Available After Required Payments, which are non-GAAP financial measures, provide useful information to investors as measures of liquidity and our ability to meet our capital requirements and mandatory redemptions of debt and capital lease obligations.


     During 2005, TEP expects to generate sufficient internal cash flows to fund its operating activities, construction expenditures, required debt maturities, and to pay dividends to UniSource Energy. However, TEP's cash flows may vary due to changes in wholesale revenues, changes in short-term interest rates, and other factors. TEP currently has $60 million available under its Revolving Credit Facility which it may borrow if cash flows fall short of expectations or if monthly cash requirements temporarily exceed available cash balances. TEP may temporarily borrow funds under its Revolving Credit Facility in May 2005 in connection with the redemption of $225 million of fixed-rate tax-exempt debt. See UniSource Energy, Liquidity and Capital Resources, UniSource Energy Credit Agreement, Use of Proceeds, above, and Bond Issuances and Redemptions, below.

     OPERATING ACTIVITIES

     In the first three months of 2005, net cash flows from operating activities increased by $1 million compared with the same period in 2004. The following factors contributed to the increase:

     o an $11 million increase in interest received, due primarily to interest received from UniSource Energy when it repaid its $95 million inter-company loan to TEP;

     o a $5 million decrease in Income Taxes Paid due the timing of payments in the first three months of 2005 compared with the same period last year;

     o a $3 million decrease in total interest paid due to lower capital lease obligation balances, lower fees under TEP's Credit Agreement that was entered into in March 2004 and lower long-term debt balances; partially offset by

     o a $6 million decrease in total cash receipts from retail and electric wholesale sales, net of fuel and purchased power costs, due to the planned outage at Springerville Unit 2 and mild winter weather;

     o a $5 million increase in wages paid due to higher incentive compensation compared to last year; and

     o a $5 million increase in O&M expense related to the planned outage at Springerville Unit 2 and maintenance costs at the San Juan Generating Station.

     FINANCING ACTIVITIES

     Net cash used for financing activities was $40 million lower in the first three months of 2005 compared with the same period in 2004. The following factors contributed to the decrease:

     o TEP received $95 million from UniSource Energy as a repayment for an inter-company loan; and

     o TEP spent $8 million in the first three months of 2004 related to refinancing its Credit Agreement; partially offset by

     o a $52 million increase in repayments on long-term debt related to TEP's early redemption of First Mortgage Bonds in the first three months of 2005;

     o a $5 million increase in scheduled payments made on capital lease obligations; and

     o    an increase of $5 million in other cash payments.

     At March 31, 2005, there were no outstanding borrowings under TEP's revolving credit facility.

     Inter-Company Note from UniSource Energy
     ----------------------------------------

     On March 1, 2005, UniSource Energy repaid to TEP a debt obligation in the principal amount of $95 million plus accrued interest of $11 million. TEP expects that it will use the proceeds during May 2005 to redeem or repurchase certain of its existing indebtedness through tender offers and redemptions. See Bond Issuance and Redemptions, below.

     Bond Issuance and Redemptions
     -----------------------------

     TEP made the required sinking fund payment of $1 million on its 6.1% First Mortgage IDBs in January 2005.

     In March 2005, TEP redeemed at par the remaining $31 million of its 6.1% First Mortgage IDBs, which were due in 2008, as well as the remaining $21 million of its 7.5% First Mortgage IDBs, which were due in 2006.

     Pursuant to a recently expired tender offer, TEP has agreed to purchase $147 million of its 1997 Pima Series B and $74 million of its 1997 Pima Series C fixed-rate tax-exempt debt obligations from bondholders on May 11, 2005, at a price of $101.50 per $100 principal amount. Additionally, TEP will redeem at par $4 million of bonds not tendered on May 18, 2005. Upon completion of these purchases and redemptions in the principal amount of $225 million, TEP expects the ratio of equity to total capitalization (excluding capital leases) will improve to 40%, thereby allowing TEP to dividend up to 100% of its current year net income to UniSource Energy.

     Capital Lease Obligations
     -------------------------

     At March 31, 2005, TEP had $712 million of total capital lease obligations on its balance sheet. The table below provides a summary of the outstanding lease amounts.

                                                      BALANCE AT
     LEASED ASSET                                     03/31/2005               EXPIRATION
     ---------------------------------------- --------------------------- ---------------------
                                                   - In Millions -
     Springerville Unit 1                               $427                      2014
     Springerville Coal Handling Facilities              126                      2015
     Springerville Common Facilities                     104                      2020
     Sundt Unit 4                                         54                      2010
     Other Leases                                          1                      2006
     ---------------------------------------- --------------------------- ---------------------
     Total Capital Lease Obligations                    $712
     ======================================== =========================== =====================


     Except for TEP's 13% equity interest in the Springerville Coal Handling Facilities, TEP will not own these assets at the expiration of the leases. TEP may renew the leases or purchase the leased assets at such time. These renewal and purchase options are generally for fair market value as determined at that time.

     TEP Credit Agreement
     --------------------

     On May 4, 2005, TEP entered into a new $401 million Credit Agreement (TEP Credit Agreement) to replace its previous $401 million credit agreement. The TEP Credit Agreement includes a $60 million revolving credit facility and a $341 million letter of credit facility to support $329 million aggregate principal amount of tax-exempt variable rate bonds. The TEP Credit Agreement expires May 4, 2010 and is secured by $401 million of Second Mortgage Bonds.

     Covenants in the TEP Credit Agreement restrict additional indebtedness, liens and sale of assets and sale-leasebacks agreements. The TEP Credit Agreement also contains several financial covenants including: (1) a minimum cash coverage ratio, and (2) a maximum leverage ratio. If TEP complies with the terms of the TEP Credit Agreement, TEP may pay dividends to UniSource Energy. Certain regulatory actions may cause a decrease in the amount that may be borrowed.

     The TEP Credit Agreement may become immediately due and payable if an event of default occurs. An event of default includes failure to make required payments under the TEP Credit Agreement; change in control, as defined; failure of TEP or certain subsidiaries to make payments or default on debt greater than $20 million; or certain bankruptcy events at TEP or certain subsidiaries.

     Interest rates and fees under the TEP Credit Agreement are based on a pricing grid tied to TEP's credit ratings. The letter of credit fees are 0.875% under the TEP Credit Agreement. Amounts drawn under the letter of credit would currently bear interest based on LIBOR plus 0.875% per annum. Borrowings under the revolving credit facility bear interest at a variable interest rate consisting of a spread over LIBOR or an alternate base rate. The per annum rate currently in effect on borrowings under TEP's revolving credit facility is LIBOR plus 0.875%. TEP also pays a commitment fee of 0.20% on the unused portion of the revolving credit facility.

     At May 9, 2005, TEP had no outstanding borrowings under the revolving credit facility component of the TEP Credit Agreement. However, TEP may temporarily borrow funds in May 2005 in connection with the repurchase and redemption of $225 million of fixed-rate tax-exempt debt. See UniSource Energy, Liquidity and Capital Resources, UniSource Energy Credit Agreement, Use of Proceeds, above, and Bond Issuances and Redemptions, above.

     Mortgage Indentures
     -------------------

     TEP's first mortgage indenture and second mortgage indenture create liens on and security interests in most of TEP's utility plant assets. Springerville Unit 2, which is owned by San Carlos Resources Inc, a wholly owned subsidiary of TEP, is not subject to these liens and security interests. TEP's mortgage indentures allow TEP to issue additional mortgage bonds on the basis of: (1) a percentage of net utility property additions and/or (2) the principal amount of retired mortgage bonds. The amount of bonds that TEP may issue is also subject to a net earnings test under each mortgage indenture.

     TEP's Credit Agreement contains limits on the amount of First and Second Mortgage Bonds that may be outstanding. The TEP Credit Agreement allows no more than $138 million of First Mortgage Bonds to be outstanding, and no more than a total of $650 million in First and Second Mortgage Bonds to be outstanding. At March 31, 2005, TEP had $138 million of First Mortgage Bonds and a total of $539 million in First and Second Mortgage Bonds outstanding. Although the first and second mortgage indentures would allow TEP to issue additional bonds based on property additions and/or retired bond credits, the limits imposed by the TEP Credit Agreement are more restrictive and are currently the governing limitations.

     Under the terms of the TEP Credit Agreement, TEP has committed to use commercially reasonable efforts to substitute Second Mortgage Bonds for First Mortgage Bonds collateralizing the $138 million of First Collateral Trust Bonds outstanding, and to terminate TEP's First Mortgage Indenture.

  CONTRACTUAL OBLIGATIONS

     There have been no significant changes in TEP's contractual obligations or other commercial commitments from those reported in TEP's 2004 Annual Report on Form 10-K.

  DIVIDENDS ON COMMON STOCK

     TEP can pay dividends if it maintains compliance with the TEP Credit Agreement and certain financial covenants. As of March 31, 2005, TEP was in compliance with the terms of its then existing Credit Agreement.

     The ACC Holding Company Order stated that TEP may not pay dividends to UniSource Energy in excess of 75% of its earnings until TEP's common equity equals 37.5% of total capitalization (excluding capital lease obligations). The Citizens Settlement Agreement, as approved by the ACC, modified this dividend limitation so that it will remain in place until TEP's common equity equals 40% of total capitalization (excluding capital lease obligations). As of March 31, 2005, TEP's common equity equaled 29.6% of total capitalization (excluding capital lease obligations).

     UniSource Energy expects to borrow the entire $90 million available under its term loan facility by June 30, 2005 and use the loan proceeds to make a capital contribution to TEP. It is anticipated that this capital contribution, together with the proceeds TEP received from the inter-company note repayment in March 2005 and any additional capital contributions to TEP from the proceeds of UniSource Energy's issuance of convertible senior notes in March 2005, will be used by TEP to retire or repurchase $225 million of its outstanding debt obligations. After these transactions are complete, TEP expects its common equity ratio to equal 40% of total capitalization (excluding capital leases).

     In addition to the dividend limitations noted above, the Federal Power Act states that dividends shall not be paid out of funds properly included in capital accounts. Although the terms of the Federal Power Act are unclear, we believe that there is a reasonable basis to pay dividends from current year earnings.

                                     UNS GAS

RESULTS OF OPERATIONS
---------------------

     UNS Gas reported net income of $4 million in both the first quarters of 2005 and 2004.

     As of March 31, 2005, UNS Gas had approximately 135,600 retail customers, a 5% increase from last year. The table below shows UNS Gas' therm sales and revenues for the first quarters of 2005 and 2004.

                                                        SALES                     REVENUE
     THREE MONTHS ENDED MARCH 31,                2005             2004         2005           2004
     -------------------------------------- --------------------------- ---------------------------
                                              - Millions of Therms -     - Millions of Dollars -
     RETAIL THERM SALES:
        Residential                                30               31         $ 30           $ 31
        Commercial                                 10               11            9             10
        Industrial                                  1                1            1              1
        Public Authorities                          3                3            3              2
     -------------------------------------- ---------- ---------------- ------------ --------------
     TOTAL RETAIL THERM SALES                      44               46           43             44
        Transport                                   -                -            1              1
        Negotiated Sales Program (NSP)              5                6            3              4
     -------------------------------------- ---------- ---------------- ------------ --------------
     TOTAL THERM SALES                             49               52         $ 47           $ 49
     ====================================== ========== ================ ============ ==============


     Retail therm sales were 4% lower in the first quarter of 2005 compared with the same period last year due to mild winter weather. Retail revenues fell $1 million, or 2%, in the first three months of 2005.

     Through a Negotiated Sales Program (NSP) approved by the ACC, UNS Gas supplies natural gas to some of its large transportation customers. Approximately one half of the margin earned on these NSP sales is retained by UNS Gas, while the remainder benefits retail customers through a credit to the Purchased Gas Adjustor (PGA) mechanism which reduces the gas commodity price. See Factors Affecting Results of Operations, Rates and Regulation, Energy Cost Adjustment Mechanism, below.

     The table below provides summary financial information for UNS Gas.

     THREE MONTHS ENDED MARCH 31,                           2005             2004
     ------------------------------------------------- ---------------------------
                                                        - Millions of Dollars -
     Gas Revenues                                             $ 46            $49
     Other Revenues                                              1              -
     ------------------------------------------------- ------------ --------------
          Total Operating Revenues                              47             49
     ------------------------------------------------- ------------ --------------
     Purchased Gas Expense                                      31             32
     ------------------------------------------------- ------------ --------------
     Other Operations and Maintenance Expense                    6              6
     Depreciation and Amortization                               1              1
     Taxes other than Income Taxes                               1              1
     ------------------------------------------------- ------------ --------------
          Total Other Operating Expenses                         8              8
     ------------------------------------------------- ------------ --------------

               Operating Income                                  8              9
     ------------------------------------------------- ------------ --------------

     Total Interest Expense                                      1              2
     Income Tax Expense                                          3              3
     ------------------------------------------------- ------------ --------------
                NET INCOME                                     $ 4            $ 4
     ================================================= ============ ==============


FACTORS AFFECTING RESULTS OF OPERATIONS
---------------------------------------

  RATES AND REGULATION

     ENERGY COST ADJUSTMENT MECHANISM

     UNS Gas' retail rates include a PGA mechanism intended to address the volatility of natural gas prices and allows UNS Gas to recover its costs through a price adjustor. The PGA charge may be changed monthly based on an ACC approved mechanism that compares the twelve-month rolling average gas cost to the base cost of gas, subject to limitations on how much the price per therm may change in a twelve month period. The difference between the actual cost of UNS Gas' gas supplies and transportation contracts and that currently allowed by the ACC are deferred and recovered or repaid through the PGA mechanism. When under or over recovery trigger points are met, UNS Gas may request a PGA surcharge or surcredit with the goal of collecting or returning the amount deferred from or to customers over a twelve month period.

     In January 2005, UNS Gas requested the ACC approve a PGA surcharge of $0.06 per therm to begin April 1, 2005 and end one year later, to recover its excess gas purchase costs. The previous PGA surcharge of $0.1155 per therm took effect October 1, 2003 and ended November 1, 2004. On March 31, 2005, the ACC approved a PGA surcharge of $0.03 per therm beginning April 11, 2005 and to last until the excess gas purchase costs are fully recovered. Based on current and projected gas prices and the rates currently in effect, we do not expect the PGA balance at March 31, 2005, to be fully recovered until 2008.

LIQUIDITY AND CAPITAL RESOURCES
-------------------------------

     UNS Gas' capital requirements consist primarily of capital expenditures. In the first three months of 2005, capital expenditures were $7 million. During 2005, UNS Gas expects to generate sufficient internal cash flows to fund its operating activities and a portion of its construction expenditures. Remaining cash needed for construction expenditures is expected to be obtained through a combination of the equity investment from UniSource Energy and borrowings under a revolving credit facility that was established in April 2005. See Credit Agreement, below.

     In January 2005, UNS Gas established a short-term inter-company promissory note to UniSource Energy, by which it may borrow up to $10 million for general corporate purposes. On March 10, 2005, UniSource Energy contributed an additional $6 million in equity to UNS Gas. On March 10, 2005, UNS Gas repaid the $6 million outstanding on this note from the proceeds of the $6 million equity contribution.

     The table below provides summary information for operating cash flow and capital expenditures for the first three months of 2005 and 2004.

     THREE MONTHS ENDED MARCH 31,                   2005            2004
     ----------------------------------------- -------------------------------
                                                  - Millions of Dollars -
     Net Cash Flows - Operating Activities           $ 6            $ 11
     Capital Expenditures                              7               4
     ----------------------------------------- ---------------- --------------


     UNS Gas/UNS Electric Revolver
     -----------------------------

     On April 15, 2005, UNS Gas and UNS Electric, each as a borrower, and UES, as guarantor, entered into a $40 million three-year unsecured revolving credit agreement with a group of lenders (the UNS Gas/UNS Electric Revolver). Either borrower may borrow up to a maximum of $30 million; however, the total combined amount borrowed can not exceed $40 million. The UNS Gas/UNS Electric Revolver expires on April 15, 2008. The proceeds of any loans or letters of credit are expected to be used for general corporate purposes.

     UNS Gas is only liable for UNS Gas' borrowings, and similarly, UNS Electric is only liable for UNS Electric's borrowings under the UNS Electric/UNS Gas Revolver. UES guarantees the obligations of both UNS Gas and UNS Electric.

     Interest is payable at LIBOR plus 1.50%; or at a rate equal to the sum of:
(1) the greater of the federal funds rate plus 1/2 of 1% or a bank reference rate, and (2) 0.50%.

     The UNS Gas/UNS Electric Revolver contains a number of covenants which restrict additional indebtedness, liens, mergers and sales of assets. The UNS Gas/UNS Electric Revolver also contains several financial covenants including:
(1) a maximum consolidated leverage ratio and (2) a minimum cash flow to interest coverage ratio, in each case determined for each borrower on a standalone basis.

     The UNS Gas/UNS Electric Revolver may become immediately payable if an event of default occurs. An event of default includes failure to make required payments under the UNS Gas/UNS Electric Revolver; certain change in control transactions or certain bankruptcy events of UNS Gas or UNS Electric; or failure of UES, UNS Gas or UNS Electric to make payments or default on debt greater than $4 million.

     UNS Gas and UNS Electric expect to draw upon the UNS Gas/UNS Electric Revolver from time to time primarily for seasonal working capital purposes.

     Senior Unsecured Notes
     ----------------------

     On August 11, 2003, UNS Gas issued a total of $100 million of aggregate principal amount of senior unsecured notes in a private placement consisting of $50 million of 6.23% Notes due in 2011 and $50 million of 6.23% Notes due in 2015. Proceeds from the note issuance were paid to Citizens to purchase the Arizona gas system assets. The notes are guaranteed by UES.

     The note purchase agreement for UNS Gas contains certain restrictive covenants, including restrictions on transactions with affiliates, mergers, liens to secure indebtedness, restricted payments, incurrence of indebtedness, and minimum net worth. Consolidated Net Worth, as defined by the note purchase agreement for UNS Gas, is approximately equal to the balance sheet line item, Common Stock Equity. The table below outlines the actual and required minimum net worth levels of UES and UNS Gas at March 31, 2005.


                                REQUIRED MINIMUM
             COMPANY                NET WORTH                ACTUAL NET WORTH
     --------------------- --------------------------------------------------
                                           - Millions of Dollars -
     UES                          $  50                           $114
     UNS Gas                         43                             69
     --------------------- ---------------------------- ---------------------


     The incurrence of indebtedness covenant requires UNS Gas to meet certain tests before additional indebtedness may be incurred. These tests include:

     o A ratio of Consolidated Long-Term Debt to Consolidated Total Capitalization of no greater than 0.65 to 1.00.

     o An Interest Coverage Ratio (a measure of cash flow to cover interest expense) of at least 2.50 to 1.00.

     However, UNS Gas may, without meeting these tests, refinance indebtedness and incur short-term debt in an amount not to exceed $7 million. UNS Gas may not declare or make distributions or dividends (restricted payments) on its common stock unless (a) immediately after giving effect to such action no default or event of default would exist under its note purchase agreement and (b) immediately after giving effect to such action, it would be permitted to incur an additional dollar of indebtedness under the debt incurrence test. As of March 31, 2005, UNS Gas was in compliance with the terms of its note purchase agreement.

     The senior unsecured notes may become due earlier than the maturity date upon the occurrence and continuance of an event of default under the note purchase agreement. Events of default under the note purchase agreement include: failure to make payments required by the note purchase agreement; certain events of bankruptcy or similar liquidation or reorganization proceedings; and a change of control of UES or UNS Gas.

     In addition, an event of default may occur in the following situations: UNS Gas, UES or UNS Electric defaults on any payments required of certain indebtedness in an aggregate principal amount of at least $4 million; any such indebtedness becomes due or is called for payment prior to its scheduled payment date; or if there is a default in the compliance with the other terms of such indebtedness and, as a result of such default, such indebtedness has become due and payable, prior to its scheduled payment date.

  DIVIDENDS ON COMMON STOCK

     The Citizens Settlement Agreement, as approved by the ACC, limits dividends payable by UNS Gas to 75% of earnings until the ratio of common equity to total capitalization reaches 40%. An equity investment of $6 million was made to UNS Gas by UniSource Energy on March 10, 2005. At March 31, 2005, the ratio of common equity to total capitalization for UNS Gas was 41%.

     The note purchase agreement for UNS Gas contains restrictive covenants including restrictions on dividends. According to the note purchase agreements UNS Gas may not declare or make distributions or dividends (restricted payments) on its common stock unless, (a) immediately after giving effect to such action no default or event of default would exist under its note purchase agreement and
(b) immediately after giving effect to such action, it would be permitted to incur an additional dollar of indebtedness under the debt incurrence test. It is unlikely, however, that UNS Gas will pay dividends in the next five years due to expected cash requirements for capital expenditures.

                                  UNS ELECTRIC

RESULTS OF OPERATIONS
---------------------

     UNS Electric reported net income of approximately $1 million in the first quarters of both 2005 and 2004. Similar to TEP's operations, we expect UNS Electric's operations to be seasonal in nature, with peak energy demand occurring in the summer months.

     As of March 31, 2005, UNS Electric had approximately 86,500 retail customers, a 5% increase from last year. The table below shows UNS Electric's kWh sales and revenues for the first quarters of 2005 and 2004.

                                                    SALES                               REVENUE
  THREE MONTHS ENDED MARCH 31,             2005               2004               2005             2004
  ---------------------------------- ------------------------------------- ----------------------------------
                                             - Millions of kWh -                - Millions of Dollars -
  ELECTRIC RETAIL SALES:
     Residential                             152               153              $   16           $   16
     Commercial                              122               120                  12               12
     Industrial                               42                43                   3                3
     Other                                     1                 1                   -                -
  ---------------------------------- ----------------- ------------------- ---------------- -----------------
  TOTAL ELECTRIC RETAIL SALES                317               317              $   31           $   31
  ================================== ================= =================== ================ =================


     Retail kWh sales and revenues were unchanged in the first quarter of 2005 compared with the same period last year. Mild winter weather offset the growth in retail customers.

     The table below provides summary financial information for UNS Electric.

     THREE MONTHS ENDED MARCH 31,                        2005             2004
     ---------------------------------------------- ---------------------------
                                                     - Millions of Dollars -
     Electric Revenues                                  $  31         $   31
     Other Revenues                                         1              -
     ---------------------------------------------- ------------ --------------
          Total Operating Revenues                         32             31
     ---------------------------------------------- ------------ --------------
     Purchased Energy Expense                              21             21
     ---------------------------------------------- ------------ --------------
     Other Operations and Maintenance Expense               6              5
     Depreciation and Amortization                          2              2
     Taxes other than Income Taxes                          1              1
     ---------------------------------------------- ------------ --------------
          Total Other Operating Expenses                    9              8
     ---------------------------------------------- ------------ --------------

               Operating Income                             2              2
     ---------------------------------------------- ------------ --------------

     Total Interest Expense                                 1              1
     Income Tax Expense                                     -              -
     ---------------------------------------------- ------------ --------------
                NET INCOME                              $   1         $    1
     ============================================== ============ ==============


FACTORS AFFECTING RESULTS OF OPERATIONS
---------------------------------------

  COMPETITION

     As required by the ACC order approving UniSource Energy's acquisition of the Citizens' Arizona gas and electric assets, on November 3, 2003, UNS Electric filed with the ACC a plan to open its service territories to retail competition by December 31, 2003. The plan addresses all aspects of implementation. It includes UNS Electric's unbundled distribution tariffs for both standard offer customers and customers that choose competitive retail access, as well as Direct Access and Settlement Fee schedules. UNS Electric's direct access rates for both transmission and ancillary services will be based upon its FERC Open Access Transmission Tariff. The plan is subject to review and approval by the ACC. As a result of the court decisions concerning the ACC's Retail Electric Competition Rules, we are unable to predict when and how the ACC will address this plan. See Tucson Electric Power Company, Factors Affecting Results of Operations, Competition, above for information regarding the recent Arizona Court of Appeals decision.

  RATES AND REGULATION

     ENERGY COST ADJUSTMENT MECHANISM

     UNS Electric's retail rates include a PPFAC, which allows for a separate surcharge or surcredit to the base rate for delivered purchased power to collect or return under or over recovery of costs. The ACC has approved a PPFAC surcharge of $0.01825 per kWh to recover the cost of the current full-requirements power supply agreement with PWCC. UNS Electric is required to enter into negotiations with PWCC to potentially reduce the cost of this purchased power contract; 90% of any savings from the negotiations is to be passed on to UNS Electric rate payers.

LIQUIDITY AND CAPITAL RESOURCES
-------------------------------

     UNS Electric's capital requirements consist primarily of capital expenditures. In the first three months of 2005, capital expenditures were $5 million. During 2005, UNS Electric expects to generate sufficient internal cash flows to fund its operating activities and a portion of its construction expenditures. Remaining cash needed for construction expenditures is expected to be obtained through a combination of the equity investment from UniSource Energy and borrowings under a revolving credit facility that was established in April 2005.

     On March 10, 2005, UniSource Energy contributed an additional $4 million in equity to UNS Electric.

     The table below provides summary information for operating cash flow and capital expenditures for the first quarters of 2005 and 2004.

     THREE MONTHS ENDED MARCH 31,                    2005            2004
     ------------------------------------------ -------------------------------
                                                   - Millions of Dollars -
     Net Cash Flows - Operating Activities            $ 7             $ 5
     Capital Expenditures                               5               4
     ------------------------------------------ ---------------- --------------


     UNS Gas/UNS Electric Revolver
     -----------------------------

     See UNS Gas, Liquidity and Capital Resources, UNS Gas/UNS Electric Revolver above for description of UNS Electric's unsecured revolving credit agreement.

     Senior Unsecured Notes
     ----------------------

     On August 11, 2003, UNS Electric issued $60 million of aggregate principal amount of 7.61% senior unsecured notes due in 2008. Proceeds from the note issuance were paid to Citizens to purchase the Arizona electric system assets. The notes are guaranteed by UES.

     The note purchase agreement for UNS Electric contains certain restrictive covenants, including restrictions on transactions with affiliates, mergers, liens to secure indebtedness, restricted payments, incurrence of indebtedness, and minimum net worth. Consolidated Net Worth, as defined by the note purchase agreement for UNS Electric, is approximately equal to the balance sheet line item, Common Stock Equity. The table below outlines the actual and required minimum net worth levels of UES and UNS Electric at March 31, 2005.

                                 REQUIRED MINIMUM
            COMPANY                  NET WORTH                ACTUAL NET WORTH
     ----------------------- ---------------------------------------------------
                                             - Millions of Dollars -
     UES                             $    50                       $  114
     UNS Electric                         26                           45
     ----------------------- --------------------------- -----------------------


     The incurrence of indebtedness covenant requires UNS Electric to meet certain tests before additional indebtedness may be incurred. These tests include:

     o A ratio of Consolidated Long-Term Debt to Consolidated Total Capitalization of no greater than 0.65 to 1.00.

     o An Interest Coverage Ratio (a measure of cash flow to cover interest expense) of at least 2.50 to 1.00.

     However, UNS Electric may, without meeting these tests, refinance indebtedness and incur short-term debt in an amount not to exceed $5 million. UNS Electric may not declare or make distributions or dividends (restricted payments) on its common stock unless (a) immediately after giving effect to such action no default or event of default would exist under its note purchase agreement and (b) immediately after giving effect to such action, it would be permitted to incur an additional dollar of indebtedness under the debt incurrence test. As of March 31, 2005, UNS Electric was in compliance with the terms of the note purchase agreement.

     The senior unsecured notes may become due earlier than the maturity date upon the occurrence and continuance of an event of default under the note purchase agreement. Events of default under the note purchase agreement include: failure to make payments required by the note purchase agreement; certain events of bankruptcy or similar liquidation or reorganization proceedings; and a change of control of UES or UNS Electric.

     In addition, an event of default may occur in the following situations: UNS Electric, UES or UNS Gas defaults on any payments required of certain indebtedness in an aggregate principal amount of at least $4 million; any such indebtedness becomes due or is called for payment prior to its scheduled payment date; or if there is a default in the compliance with the other terms of such indebtedness and, as a result of such default, such indebtedness has become due and payable, prior to its scheduled payment date.

  DIVIDENDS ON COMMON STOCK

     The Citizens Settlement Agreement, as approved by the ACC, limits dividends payable by UNS Electric to 75% of earnings until the ratio of common equity to total capitalization reaches 40%. A $4 million equity investment from UniSource Energy to UNS Electric was made on March 10, 2005. At March 31, 2005, the ratio of common equity to total capitalization for UNS Electric was 43%.

     The note purchase agreement for UNS Electric contains restrictive covenants including restrictions on dividends. According to the note purchase agreements UNS Electric may not declare or make distributions or dividends (restricted payments) on its common stock unless, (a) immediately after giving effect to such action no default or event of default would exist under its note purchase agreement and (b) immediately after giving effect to such action, it would be permitted to incur an additional dollar of indebtedness under the debt incurrence test. It is unlikely, however, that UNS Electric will pay dividends in the next five years due to expected cash requirements for capital expenditures.


                            GLOBAL SOLAR ENERGY, INC.

RESULTS OF OPERATIONS
---------------------

     UniSource Energy accounts for Global Solar under the consolidation method and recognizes 100% of Global Solar's losses. Global Solar recognizes expense when funding is used for research, development and administrative costs. The table below provides a breakdown of the net losses recorded by Global Solar:

  THREE MONTHS ENDED MARCH 31,                                2005           2004
  ------------------------------------------------------- ----------------------------
                                                            - Millions of Dollars -
  Global Solar
     Other Revenues                                         $   -          $   1
     Research & Development Contract Expenses & Losses          -             (1)
     Depreciation & Amortization Expense                       (1)            (1)
     Administrative & Other Costs                              (2)            (1)
     Income Tax Benefits                                        1              1
  ------------------------------------------------------- -------------- -------------
  Total Global Solar Net Loss                               $  (2)         $  (1)
  ======================================================= ============== =============


  GLOBAL SOLAR COMMITMENTS

     It is our intention for UniSource Energy to cease additional funding of Global Solar. To that end, Millennium plans to seek additional investors for Global Solar, or sell all or part of its interest, or a combination of both, to preserve the value of Global Solar. We anticipate that any operating and capital funding required to maintain Global Solar in the interim will be provided only out of existing Millennium cash or cash returns from Millennium investments. We believe such cash and returns will be adequate for that purpose and to fund Millennium's remaining commitments to Global Solar. Millennium has been authorized to fund up to an additional $5 million for capital expenditures and operations at Global Solar. Millennium funded $1.3 million of this commitment during the first quarter of 2005. Global Solar has $1 million in commitments to incur future expenses related to government contracts.

                                      OTHER

RESULTS OF OPERATIONS
---------------------

     Other non-reportable segments consist of UniSource Energy parent company expenses, which includes interest expense related to the convertible note offering as previously discussed, income and losses from other Millennium investments, and income and losses from UED. UniSource Energy parent company expenses include interest on the convertible notes and interest expense (net of tax) on a note payable from UniSource Energy to TEP. The note payable was repaid in March 2005.

     The table below summarizes the income and losses for the Other non-reportable segments:

  THREE MONTHS ENDED MARCH 31,                2005            2004
  --------------------------------------- ------------------------------
                                             - Millions of Dollars -

  Other Millennium Investments                $  (1)        $     3
  UniSource Energy Parent Company                (1)             (2)
  --------------------------------------- -------------- ---------------
       Total Other                            $  (2)        $     1
  ======================================= ============== ===============


     OTHER MILLENNIUM INVESTMENTS

     Millennium accounts for its investments under the consolidation method and the equity method. In some cases, Millennium is an investment's sole provider of funding. When this is the case, Millennium recognizes 100% of an investment's losses, because as sole provider of funds it bears all of the financial risk. To the extent that an investment becomes profitable and Millennium has recognized losses in excess of its percentage ownership, Millennium will recognize 100% of an investment's net income until Millennium's recognized losses equal its ownership percentage of losses.

     Results from Other Millennium Investments for the three months ended March 31, 2005 include after-tax losses of less than $1 million each from several of Millennium's other investments.

     Results from Other Millennium Investments for the three months ended March 31, 2004 include after-tax gains of $3 million from Haddington and $1 million from MicroSat. These gains were partially offset by after-tax losses of less than $1 million each from several of Millennium's other investments.

     CONSOLIDATED MILLENNIUM INVESTMENTS AND COMMITMENTS

     Millennium funded $1.5 million in debt commitments to Infinite Power Solutions, Inc. (IPS) during 2004, and Dow Corning Enterprises, Inc. (DCEI) also funded its $1 million commitment. Pursuant to the terms of amended promissory notes with IPS, Millennium and DCEI have the right to convert at any time the outstanding debt amounts to equity ownership. DCEI holds warrants to purchase additional preferred shares of IPS that if exercised, could result in Millennium's ownership of IPS being reduced to as low as 59%. Millennium and DCEI are continuing to evaluate the ongoing viability of IPS. In the event the operations of IPS are discontinued, Millennium would recognize an after-tax loss of less than $1 million.

     In April 2005, Millennium, through Advanced Energy Technologies, Inc., entered into a transaction with SpringWorks, LLC (SpringWorks) (the investment arm of Petters Group Worldwide, LLC), Symmorphix, Inc. (Symmorphix) (a subsidiary of SpringWorks), DCEI, and IPS that included the formation of a new Delaware corporation, Battco, Inc. (Battco), intended to carry on the current business of IPS. As its contribution to the transaction, IPS transferred substantially all of its assets to Battco in exchange for five million shares of Battco common stock. Symmorphix contributed a royalty-free license to its technologies and will provide Battco with development work and equipment at discounted rates, also in exchange for five million shares of Battco common stock. The transaction further contemplates that SpringWorks, Millennium and DCEI will contribute a combined total of approximately $9 million to a subsequent round of Battco preferred stock financing, contingent on the close of the preferred financing. Battco expects to raise up to $25 million in preferred stock financing, $16 million of which will be from additional investors. Millennium committed to fund $3.3 million of the $9 million, of which $0.4 million has already been funded as a secured convertible loan, which is intended to be converted to shares of Battco preferred stock at the close of the $25 million financing. The remainder of the preferred stock financing will come from outside investors.

     MEG is in the process of winding down its activities and does not expect to engage in any new activities after 2005. Millennium is in the process of selling its remaining interest in Nations Energy Corporation (Nations Energy). Millennium's remaining commitments for other Millennium investments are $4 million to Haddington and $3 million to Valley Ventures.

     It is our intention for UniSource Energy to cease making capital contributions to Millennium. We anticipate that the funding required to fund Millennium's remaining commitments will be provided only out of existing Millennium cash or cash returns from Millennium investments. We believe such cash and returns will be adequate for that purpose and to fund Millennium's remaining commitments.

CRITICAL ACCOUNTING ESTIMATES
-----------------------------

     In preparing financial statements under Generally Accepted Accounting Principles (GAAP), management exercises judgment in the selection and application of accounting principles, including making estimates and assumptions. UniSource Energy and TEP consider Critical Accounting Estimates to be those that could result in materially different financial statement results if our assumptions regarding application of accounting principles were different. UniSource Energy and TEP describe their Critical Accounting Estimates below. Other significant accounting policies and recently issued accounting standards are discussed in the 2004 Annual Report on Form 10-K, Note 1 of Notes to Consolidated Financial Statements - Nature of Operations and Summary of Significant Accounting Estimates.

  ACCOUNTING FOR RATE REGULATION

     TEP, UNS Gas and UNS Electric generally use the same accounting policies and practices used by unregulated companies for financial reporting under GAAP. However, sometimes these principles, such as the Financial Accounting Standards Board's (FASB) Statement of Financial Accounting Standards No. 71, Accounting for the Effects of Certain Types of Regulation (FAS 71), require special accounting treatment for regulated companies to show the effect of regulation. For example, in setting TEP, UNS Gas and UNS Electric's retail rates, the ACC may not allow TEP, UNS Gas or UNS Electric to currently charge their customers to recover certain expenses, but instead may require that these expenses be charged to customers in the future. In this situation, FAS 71 requires that TEP, UNS Gas and UNS Electric defer these items and show them as regulatory assets on the balance sheet until TEP, UNS Gas and UNS Electric are allowed to charge their customers. TEP, UNS Gas and UNS Electric then amortize these items as expense to the income statement as these charges are recovered from customers. Similarly, certain revenue items may be deferred as regulatory liabilities, which are also eventually amortized to the income statement as rates to customers are reduced.

     The conditions a regulated company must satisfy to apply the accounting policies and practices of FAS 71 include:

     o    an independent regulator sets rates;
     o the regulator sets the rates to recover specific costs of delivering service; and
     o the service territory lacks competitive pressures to reduce rates below the rates set by the regulator.

     TEP

     In November 1999, upon approval by the ACC of the TEP Settlement Agreement relating to recovery of TEP's transition costs and standard retail rates, TEP discontinued application of FAS 71 to its generation operations. TEP's transmission and distribution regulatory assets, net of regulatory liabilities, totaled $213 million at March 31, 2005, $24 million of which is not presently included in the rate base and consequently is not earning a return on investment. TEP's transmission and distribution regulatory assets, net of regulatory liabilities, totaled $225 million at December 31, 2004.

     TEP continues to apply FAS 71 to its regulated operations, which include the transmission and distribution portions of its business. TEP regularly assesses whether it can continue to apply FAS 71 to these operations. If TEP stopped applying FAS 71 to its remaining regulated operations, it would write off the related balances of its regulatory assets as an expense and its regulatory liabilities as income on its income statement. Based on the regulatory asset balances, net of regulatory liabilities, at March 31, 2005, if TEP had stopped applying FAS 71 to its remaining regulated operations, it would have recorded an extraordinary after-tax loss of approximately $129 million. While regulatory orders and market conditions may affect cash flows, TEP's cash flows would not be affected if it stopped applying FAS 71 unless a regulatory order limited its ability to recover the cost of its regulatory assets.

     UNS GAS AND UNS ELECTRIC

     UNS Gas and UNS Electric's regulatory liabilities, net of regulatory assets, collectively totaled $5 million at March 31, 2005 and $4 million at December 31, 2004. UNS Gas and UNS Electric's regulatory assets and liabilities are included in rate base and consequently are earning a return on investment. If UNS Gas and UNS Electric stopped applying FAS 71 to their regulated operations, they would write off the related balances of regulatory assets as an expense and regulatory liabilities as income on their income statements. Based on the balances of regulatory liabilities and assets at March 31, 2005, if UNS Gas and UNS Electric had stopped applying FAS 71 to their regulated operations, they would have collectively recorded an extraordinary after-tax gain of $3 million. UNS Gas and UNS Electric's cash flows would not be affected if they stopped applying FAS 71 unless a regulatory order limited their ability to recover the cost of their regulatory assets.

  ACCOUNTING FOR ASSET RETIREMENT OBLIGATIONS

     FAS 143, issued by the FASB in June 2001, requires entities to record the fair value of a liability for a legal obligation to retire an asset in the period in which the liability is incurred. A legal obligation is a liability that a party is required to settle as a result of an existing or enacted law, statute, ordinance or contract. When the liability is initially recorded, the entity should capitalize a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is adjusted to its present value by recognizing accretion expense as an operating expense in the income statement each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss if the actual costs differ from the recorded amount.

     TEP

     Prior to adopting FAS 143, costs for final removal of all owned generation facilities were accrued as an additional component of depreciation expense. Under FAS 143, only the costs to remove an asset with legally binding retirement obligations will be accrued over time through accretion of the asset retirement obligation and depreciation of the capitalized asset retirement cost.

     TEP has identified legal obligations to retire generation plant assets specified in land leases for its jointly-owned Navajo and Four Corners Generating Stations. The land on which these stations reside is leased from the Navajo Nation. The provisions of the leases require the lessees to remove the facilities upon request of the Navajo Nation at the expiration of the leases. TEP also has certain environmental obligations at the San Juan Generating Station. TEP has estimated that its share of the cost to remove the Navajo and Four Corners facilities and settle the San Juan environmental obligations will be approximately $38 million at the date of retirement. No other legal obligations to retire generation plant assets were identified.

     On November 12, 2004, TEP, Phelps Dodge Energy Services, LLC and PNM Resources, Inc. each purchased from Duke Energy North America, LLC a one-third interest in a limited liability company which owns the partially constructed natural gas-fired Luna Energy Facility (Luna) in southern New Mexico. Luna is designed as a 570-MW combined cycle plant and is expected to be operational by the summer of 2006. The new owners assumed asset retirement obligations to remove certain piping and evaporation ponds and to restore the ground to its original condition. TEP has estimated its share to settle the obligations will be approximately $2 million at the date of retirement.

     TEP has various transmission and distribution lines that operate under land leases and rights of way that contain end dates and restorative clauses. TEP operates its transmission and distribution lines as if they will be operated in perpetuity and would continue to be used or sold without land remediation. As a result, TEP is not recognizing the costs of final removal of the transmission and distribution lines in the financial statements. As of March 31, 2005, TEP had accrued $69 million for the net cost of removal for the interim retirements from its transmission, distribution and general plant. As of December 31, 2004, TEP had accrued $67 million for these removal costs. The amount is recorded as a regulatory liability.

     Amounts recorded under FAS 143 are subject to various assumptions and determinations, such as determining whether a legal obligation exists to remove assets, estimating the fair value of the costs of removal, estimating when final removal will occur, and the credit-adjusted risk-free interest rates to be used to discount future liabilities. Changes that may arise over time with regard to these assumptions and determinations will change amounts recorded in the future as expense for asset retirement obligations.

     If TEP retires any asset at the end of its useful life, without a legal obligation to do so, it will record retirement costs at that time as incurred or accrued. TEP does not believe that the adoption of FAS 143 will result in any change in retail rates since all matters relating to the rate-making treatment of TEP's generating assets have been determined pursuant to the TEP Settlement Agreement.

     UES

     UES has various transmission and distribution lines that operate under land leases and rights of way that contain end dates and restorative clauses. UES operates its transmission and distribution lines as if they will be operated in perpetuity and would continue to be used or sold without land remediation. As a result, UES is not recognizing the cost of final removal of the transmission and distribution lines in the financial statements. UES had accrued $2 million as of March 31, 2005 and as of December 31, 2004, for the net cost of removal for interim retirements from its transmission, distribution and general plant. The amount is recorded as a regulatory liability.

  PENSION AND OTHER POST RETIREMENT BENEFIT PLAN ASSUMPTIONS

     We record plan assets, obligations, and expenses related to pension and other postretirement benefit plans based on actuarial valuations. These valuations include key assumptions on discount rates, expected returns on plan assets, compensation increases and health care cost trend rates. These actuarial assumptions are reviewed annually and modified as appropriate. The effect of modifications is generally recorded or amortized over future periods. We believe that the assumptions used in recording obligations under the plans are reasonable based on prior experience, market conditions and the advice of plan actuaries.

     TEP

     TEP discounted its future pension plan obligations at December 31, 2004 using rates of 6.1% for its Salaried and Union Plans and 6.0% for its Excess Benefit Plan. The discount rate used at December 31, 2003 was 6.25% for all plans. TEP discounted its other postretirement plan obligations using a rate of 5.9% at December 31, 2004, compared with 5.5% at December 31, 2003. TEP determines the discount rate annually based on the rates currently available on high-quality, long-term bonds. TEP looks to bonds that receive one of the two highest ratings given by a recognized rating agency whose future cash flows match the timing and amount of expected future benefit payments.

     The pension liability and future pension expense both increase as the discount rate is reduced. A decrease in the discount rate results in an increase in the Projected Benefit Obligation (PBO) and the service cost component of pension expense. Additionally, the recognized actuarial loss is significantly impacted by a reduction in the discount rate. Since the PBO increases with the decrease in discount rate, the obligation is that much larger than would normally occur due to normal growth of the plan. This leads to an actuarial loss (or a greater actuarial loss than would occur in the absence of the discount rate change), which is amortized over future periods leading to a greater expense. The resulting change in the interest cost component of pension expense is dependent on the effect that the change in the discount rate has on the PBO and will vary based on employee demographics. The effect of the lower rate used to calculate the interest cost is offset to some degree by a larger obligation. The relative magnitude of these two changes determines whether interest cost will increase or decrease. For TEP's pension plans, a 25 basis point decrease in the discount rate would increase the accumulated benefit obligation (ABO) by approximately $5 million and the related plan expense for 2005 by approximately $1 million. A similar increase in the discount rate would decrease the ABO by approximately $5 million and the related plan expense for 2005 by approximately $1 million. For TEP's plan for other postretirement benefits, a 25 basis point change in the discount rate would increase or decrease the accumulated postretirement benefit obligation (APBO) by approximately $2 million. A 25 basis point change in the discount rate would not have a significant impact on the related plan expense for 2005.

     TEP calculates the market-related value of plan assets using the fair value of plan assets on the measurement date. TEP assumed that its plans' assets would generate a long-term rate of return of 8.5% at December 31, 2004 and 8.75% at December 31, 2003. In establishing its assumption as to the expected return on plan assets, TEP reviews the plans' asset allocation and develops return assumptions for each asset class based on advice from an investment consultant and the plans' actuary that includes both historical performance analysis and forward looking views of the financial markets. Pension expense increases as the expected rate of return on plan assets decreases. A 25 basis point change in the expected return on plan assets would not have a significant impact on pension expense for 2005.

     TEP used an initial health care cost trend rate of 11.0% in valuing its postretirement benefit obligation at December 31, 2004. This rate reflects both market conditions and the plan's experience. Assumed health care cost trend rates have a significant effect on the amounts reported for health care plans. A 1% increase in assumed health care cost trend rates would increase the postretirement benefit obligation by approximately $5 million and the related plan expense by approximately $1 million. A similar decrease in assumed health care cost trend rates would decrease the postretirement benefit obligation by approximately $4 million and the related plan expense by less than $1 million.

     TEP recorded a minimum pension liability in Other Comprehensive Income of approximately $20 million at December 31, 2004, compared with $3 million at December 31, 2003. This increase resulted primarily from changes in actuarial assumptions including revised retirements rates, updated mortality rates and a reduction in the assumed discount rate.

     Based on the above assumptions, TEP will record pension expense of approximately $10 million and other postretirement benefit expense of $7 million ratably throughout 2005. TEP will make required pension plan contributions of $6 million in 2005. TEP's other postretirement benefit plan is not funded. TEP expects to make benefit payments to retirees under the postretirement benefit plan of approximately $3 million in 2005.


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


     UNS GAS AND UNS ELECTRIC

     Concurrent with the acquisition of the Arizona gas and electric system assets from Citizens on August 11, 2003, UES established a pension plan for substantially all employees of UNS Gas and UNS Electric. UES did not assume the pension obligation for employees' years of service with Citizens.

     UES discounted its future pension plan obligations using a rate of 6.1% at December 31, 2004 and 6.25% at December 31, 2003. For UES' pension plan, a 25 basis point change in the discount rate would have minimal effect on either the ABO or the related pension expense. UES recorded a minimum pension liability and an offsetting Intangible Asset of less than $1 million at December 31, 2004 and approximately $1 million at December 31, 2003. UES will record pension expense of $1 million in 2005. UES will make a pension plan contribution of $1 million in 2005.

     On the acquisition date, UES assumed the obligation to provide postretirement benefits for a small population of former Citizens employees, both active and retired. The plan is not funded. UES discounted its other postretirement plan obligations using a rate of 5.9% at December 31, 2004, compared with 5.5% at December 31, 2003. Postretirement medical benefit expenses are insignificant to UES' operations.

  ACCOUNTING FOR DERIVATIVE INSTRUMENTS, TRADING ACTIVITIES AND
  HEDGING ACTIVITIES

     A derivative financial instrument or other contract derives its value from another investment or designated benchmark. TEP enters into forward contracts to purchase or sell a specified amount of capacity or energy at a specified price over a given period of time, typically for one month, three months, or one year, within established limits to take advantage of favorable market opportunities. In general, TEP enters into forward purchase contracts when market conditions provide the opportunity to purchase energy for its load at prices that are below the marginal cost of its supply resources or to supplement its own resources (e.g., during plant outages and summer peaking periods). TEP enters into forward sales contracts when it forecasts that it has excess supply and the market price of energy exceeds its marginal cost. The majority of TEP's forward contracts are considered to be normal purchases and sales and, therefore, are not required to be marked to market. However, some of these forward contracts are considered to be derivatives, which TEP marks to market by recording unrealized gains and losses and adjusting the related assets and liabilities on a monthly basis to reflect the market prices at the end of the month.

     TEP has a natural gas supply agreement under which it purchases all of its gas requirements at spot market prices from Southwest Gas Corporation (SWG). TEP also has agreements to purchase power that are priced using spot market gas prices. These contracts meet the definition of normal purchases and are not required to be marked to market. During 2004 and early 2005, in an effort to minimize price risk on these purchases, TEP entered into commodity price swap agreements under which TEP purchases gas at fixed prices and simultaneously sells gas at spot market prices. The spot market price in the swap agreements is tied to the same index as the purchases under the SWG and purchased power contracts. These swap agreements, which expire during the summer months through 2007, were entered into with the goal of locking in fixed prices on at least 45% and not more than 80% of TEP's expected summer monthly gas risk prior to entering into the month. The swap agreements are marked to market on a monthly basis; however, since the agreements satisfy the requirements for cash flow hedge accounting, the unrealized gains and losses are recorded in Other Comprehensive Income, a component of Common Stock Equity, rather than being reflected in the income statement. As the gains and losses on these cash flow hedges are realized, a reclassification adjustment is recorded in Other Comprehensive Income for realized gains and losses that are included in Net Income.

     TEP manages the risk of counterparty default by performing financial credit reviews, setting limits, monitoring exposures, requiring collateral when needed, and using a standardized agreement which allows for the netting of current period exposures to and from a single counterparty.

     UNS Gas and UNS Electric do not currently have any contracts that are required to be marked to market. UNS Gas does have a natural gas supply and management agreement under which it purchases substantially all of its gas requirements at market prices from BP Energy Company (BP). However, the contract terms allow UNS Gas to lock in fixed prices on a portion of its gas purchases by entering into fixed price forward contracts with BP at various times during the year. This enables UNS Gas to provide more stable prices to its customers. These purchases are made up to three years in advance with the goal of locking in fixed prices on at least 45% and not more than 80% of the expected monthly gas consumption prior to entering into the month. These forward contracts, as well as the main gas supply contract, meet the definition of normal purchases and therefore are not required to be marked to market.

     MEG, a wholly-owned subsidiary of Millennium, enters into swap agreements, options and forward contracts relating to Emissions Allowances and coal. MEG marks its trading contracts to market by recording unrealized gains and losses and adjusting the related assets and liabilities on a monthly basis to reflect the market prices at the end of the month. In accordance with UniSource Energy's intention to cease making capital contributions to Millennium, Millennium has significantly reduced the holdings and activity of MEG. MEG is in the process of winding down its activities and will not engage in any new activities after 2005.

     The market prices used to determine fair values for TEP and MEG's derivative instruments at March 31, 2005 are estimated based on various factors including broker quotes, exchange prices, over the counter prices and time value. For TEP's forward power contracts, a 10% decrease in market prices would result in a decrease in unrealized gains of less than $1 million, while a 10% increase in market prices would result in an increase in unrealized gains of less than $1 million. For TEP's gas swap agreements, a 10% decrease in market prices would result in a $4 million decrease in unrealized gains reported in Other Comprehensive Income, while a 10% increase in market prices would result in a $4 million increase in unrealized gains reported in Other Comprehensive Income. For MEG's remaining trading contracts, a 10% decrease in market prices would result in an increase in unrealized losses of less than $1 million, while a 10% increase in market prices would result in a decrease in unrealized losses of less than $1 million.

     Because of the complexity of derivatives, the FASB established a Derivatives Implementation Group (DIG). To date, the DIG has issued more than 100 interpretations to provide guidance in applying Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (FAS 133). As the DIG or the FASB continues to issue interpretations, TEP, UNS Gas and UNS Electric may change the conclusions they have reached and, as a result, the accounting treatment and financial statement impact could change in the future.

     See Market Risks - Commodity Price Risk in Item 3.

  UNBILLED REVENUE - TEP, UNS GAS AND UNS ELECTRIC

     TEP's, UNS Gas's and UNS Electric's retail revenues include an estimate of MWhs/therms delivered but unbilled at the end of each period. Unbilled revenues are dependent upon a number of factors that require management's judgment including estimates of retail sales and customer usage patterns. The unbilled revenue is estimated by comparing the estimated MWhs/therms delivered to the MWhs/therms billed to TEP, UNS Gas and UNS Electric retail customers. The excess of estimated MWhs/therms delivered over MWhs/therms billed is then allocated to the retail customer classes based on estimated usage by each customer class. TEP, UNS Gas and UNS Electric then record revenue for each customer class based on the various bill rates for each customer class. Due to the seasonal fluctuations of TEP's actual load, the unbilled revenue amount increases during the spring and summer months and decreases during the fall and winter months. The unbilled revenue amount for UNS Gas sales increases during the fall and winter months and decreases during the spring and summer months, whereas, the unbilled revenue amount for UNS Electric sales increases during the spring and summer months and decreases during the fall and winter months.

  PLANT ASSET DEPRECIABLE LIVES - TEP, UNS GAS AND UNS ELECTRIC

     We calculate depreciation expense based on our estimate of the useful lives of our plant assets. The estimated useful lives, and resulting depreciation rates used to calculate depreciation expense for the transmission and distribution businesses of TEP, UNS Gas and UNS Electric have been approved by the ACC in prior rate decisions. Depreciation rates for transmission and distribution cannot be changed without ACC approval.

     The estimated remaining useful lives of TEP's generating facilities are based on management's best estimate of the economic life of the units. These estimates are based on engineering estimates, economic analysis, and statistical analysis of TEP's past experience in maintaining the stations. For 2004, depreciation expense related to generation assets was $35 million, and our generation assets are currently depreciated over periods ranging from 23 to 70 years from the original in-service dates.

     During the first quarter of 2004, TEP engaged an independent third party to review the economic estimated useful lives of its owned generating assets in Springerville, Arizona. TEP then hired a different independent third party to perform a depreciation study for its generation assets, taking into


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


consideration the newly determined economic useful life for the Springerville assets, and changes in generation plant life information used by the operators and other participants of the joint power plants in which TEP participates. As a result of these analyses, TEP lengthened the useful lives of various generation assets for periods ranging from 11 to 22 years in July 2004. Consequently, depreciation rates and the corresponding depreciation expense have been revised prospectively to reflect the life extensions. The annual impact of these changes in depreciation rates is a reduction in depreciation expense of $9 million. A study is currently underway by the operating agent of the San Juan Generating Station to determine whether San Juan's economic useful life has changed from previous estimates. If the economic life of San Juan is extended by ten years, TEP's annual depreciation expense would decrease by an additional $4 million.

  DEFERRED TAX VALUATION - TEP AND MILLENNIUM

     We record deferred tax liabilities for amounts that will increase income taxes on future tax returns. We record deferred tax assets for amounts that could be used to reduce income taxes on future tax returns. We record a valuation allowance, or reserve, for the deferred tax asset amount that we may not be able to use on future tax returns. We estimate the valuation allowance based on our interpretation of the tax rules, prior tax audits, tax planning strategies, scheduled reversal of deferred tax liabilities, and projected future taxable income.

     At March 31, 2005 and December 31, 2004, UniSource Energy and TEP had a valuation allowance of $8 million relating to net operating loss (NOL) and investment tax credit (ITC) carryforward amounts.

     Of the $8 million valuation allowance balance at March 31, 2005 and December 31, 2004, $7 million relates to losses generated by the Millennium entities. In the future, if UniSource Energy and the Millennium entities determine that all or a portion of the losses may be used on tax returns, then UniSource Energy and the Millennium entities would reduce the valuation allowance and recognize a tax benefit of up to $7 million. The primary factor that could cause the Millennium entities to recognize a tax benefit would be a change in expected future taxable income.

     The remaining $1 million of valuation allowance balance at March 31, 2005 and December 31, 2004, relates to ITC carryforwards at TEP which may not be utilized on tax returns prior to their expiration. If in the future UniSource Energy and TEP determine that it is probable that TEP will not use all or a portion of additional ITC carryforward amounts, then UniSource Energy and TEP would record additional valuation allowance and recognize tax expense. The primary factor that could cause TEP to record additional valuation allowance would be a change in expected future taxable income.

     As of March 31, 2005 and December 31, 2004, UniSource Energy's deferred income tax assets include $14 million related to unregulated investment losses of Millennium. TEP's deferred income tax assets include $1 million related to TEP's unregulated investment losses. These losses have not been reflected on UniSource Energy's consolidated income tax returns. If UniSource Energy is unable to recognize such losses through its consolidated income tax return in the foreseeable future, UniSource Energy and TEP would be required to write off these deferred tax assets. Millennium intends to restructure its ownership in two of these investments, Infinite Power Solutions (IPS) and Corporacion Panama de Energia S.A. (Copesa), in 2005. As a result of these actions, UniSource Energy expects to liquidate IPS for tax purposes and dispose of its stock interest in Copesa, both resulting in taxable losses that will be reflected on UniSource Energy's consolidated income tax return. If these actions, or other actions resulting in the recognition of the losses for tax purposes, do not occur, UniSource Energy would be required to eliminate the deferred tax assets and recognize additional tax expense of $9 million.

NEW ACCOUNTING PRONOUNCEMENTS
-----------------------------

     The FASB recently issued the following Statements of Financial Accounting Standards (FAS), FASB Interpretations (FIN), and FASB Staff Positions (FSP):

     o FIN 47, Accounting for Conditional Asset Retirement Obligations, issued March 2005, provides guidance for a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement. FIN 47 requires a liability be recognized for the fair value of a conditional asset retirement obligation if the fair value can be reasonably estimated. FIN 47 is required to be applied by December 31, 2005. We are evaluating the impact on our financial position and results of operations of the adoption of FIN 47.
     o FSP FIN 46(R)-5, Implicit Variable Interests under FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, issued March 2005, addresses whether a reporting enterprise should consider whether it holds an implicit variable interest in a variable interest entity (VIE) or potential VIE when specific conditions exist. The guidance in FSP FIN 46(R)-5 was effective April 1, 2005, and did not have a significant impact on our financial statements.
     o FAS 153, Exchanges of Nonmonetary Assets, issued December 2004, requires nonmonetary exchanges be accounted for at fair value, recognizing any gains or losses, if their fair value is determinable within reasonable limits and the transaction has commercial substance. A nonmonetary exchange has commercial substance if future cash flows of the entity are expected to change significantly as a result of the exchange. FAS 153 is effective for nonmonetary asset exchange transactions occurring in fiscal periods beginning after June 15, 2005. The adoption of FAS 153 is not expected to have a significant impact on our financial statements.
     o FSP FAS 109-1, Application of FASB Statement No. 109, Accounting for Income Taxes, to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004, issued in December 2004, provides guidance on the application of FAS 109 to the provision within the American Jobs Creation Act of 2004 that provides a tax deduction, beginning in 2005, on qualified production activities, including a company's electric generation activities. Under FSP FAS 109-1, recognition of the tax deduction on qualified production activities is ordinarily reported in the year it is earned. FSP FAS 109-1 did not have a significant impact on our financial statements in the first quarter. We are evaluating the impact of FSP FAS 109-1 on our financial position and results of operations for the remainder of the year.
     o FAS 151, Inventory Costs, issued November 2004, is an amendment of Accounting Research Bulletin (ARB) No. 43, Chapter 4, Inventory Pricing. FAS 151 clarifies that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges. FAS 151 also requires the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. FAS 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption of FAS 151 is not expected to have a significant impact on our financial statements.

In June 2004, the EITF published Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments (EITF 03-1). EITF 03-1 provides application guidance on impairment of securities accounted for under FAS 115, Accounting for Certain Investments in Debt and Equity Securities, and cost method investments and requires certain quantitative and qualitative disclosures for securities that are impaired at the balance sheet date but for which an other-than-temporary impairment has not been recognized. The disclosure requirements are effective for reporting periods ending after December 31, 2003. The FASB issued FSP EITF Issue 03-1-1, Effective Date of Paragraphs 10-20 of EITF Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments in September 2004 delaying the effective date of the application guidance on impairment of securities until the final issuance of FSP EITF Issue 03-1-a. As of May 9, 2005, a final FSP EITF Issue 03-1-a has not been issued. The adoption of EITF 03-1 is not expected to have a significant impact on our financial statements.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS
------------------------------------------

     This Quarterly Report on Form 10-Q contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. UniSource Energy and TEP are including the following cautionary statements to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by or for UniSource Energy or TEP in this Quarterly Report on Form 10-Q. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are not statements of historical facts. Forward-looking statements may be identified by the use of words such as "anticipates", "estimates", "expects", "intends", "plans", "predicts", "projects", and similar expressions. From time to time, we may publish or otherwise make available forward-looking statements of this nature. All such forward-looking statements, whether written or oral, and whether made by or on behalf of UniSource Energy or TEP, are expressly qualified by these cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, UniSource Energy and TEP disclaim any obligation to update any forward-looking statements to reflect events or circumstances after the date of this report.

     Forward-looking statements involve risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. We express our expectations, beliefs and projections in good faith and believe them to have a reasonable basis. However,


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


we make no assurances that management's expectations, beliefs or projections will be achieved or accomplished. We have identified the following important factors that could cause actual results to differ materially from those discussed in our forward-looking statements. These may be in addition to other factors and matters discussed in other parts of this report:

     1. Effects of restructuring initiatives in the electric industry and other energy-related industries.

     2.   Effects of competition in retail and wholesale energy markets.

     3. Changes in economic conditions, demographic patterns and weather conditions in our retail service areas.

     4. Supply and demand conditions in wholesale energy markets, including volatility in market prices and illiquidity in markets, which are affected by a variety of factors. These factors include the availability of generating capacity in the western U.S., including hydroelectric resources, weather, natural gas prices, the extent of utility restructuring in various states, transmission constraints, environmental regulations and cost of compliance, FERC regulation of wholesale energy markets, and economic conditions in the western U.S.

     5. The creditworthiness of the entities with which we transact business or have transacted business.

     6. Changes affecting our cost of providing electrical service including changes in fuel costs, generating unit operating performance, scheduled and unscheduled plant outages, interest rates, tax laws, environmental laws, and the general rate of inflation.

     7. Changes in governmental policies and regulatory actions with respect to financing and rate structures.

     8. Changes affecting the cost of competing energy alternatives, including changes in available generating technologies and changes in the cost of natural gas.

     9. Changes in accounting principles or the application of such principles to our businesses.

     10.  Changes in the depreciable lives of our assets.

     11. Market conditions and technological changes affecting our unregulated businesses.

     12. Unanticipated changes in future liabilities relating to employee benefit plans due to changes in market values of retirement plan assets and health care costs.

     13.  The outcome of any ongoing or future litigation.

     14. Ability to obtain financing through debt and/or equity issuance, which can be affected by various factors, including interest rate fluctuations and capital market conditions.

ITEM 3. - QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
--------------------------------------------------------------------

     The information contained in this Item updates, and should be read in conjunction with, information included in Part II, Item 7A in UniSource Energy and TEP's Annual Report on Form 10-K for the year ended December 31, 2004, in addition to the interim condensed consolidated financial statements and accompanying notes presented in Items 1 and 2 of this Form 10-Q.

     We are exposed to various forms of market risk. Changes in interest rates, returns on marketable securities, and changes in commodity prices may affect our future financial results. The market risks resulting from changes in interest rates and returns on marketable securities have not changed materially from the market risks reported in the 2004 Annual Report on Form 10-K. For additional information concerning risk factors, including market risks, see Safe Harbor for Forward-Looking Statements, above.

     RISK MANAGEMENT COMMITTEE

     We have a Risk Management Committee responsible for the oversight commodity price risk and credit risk related to the wholesale energy marketing activities of TEP, the emissions and coal trading activities of MEG, and the fuel and power


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


procurement activities at TEP and UES. Our Risk Management Committee, which meets on a quarterly basis and as needed, consists of officers from the finance, accounting, legal, wholesale marketing, transmission and distribution operations, and the generation operations departments of UniSource Energy. To limit TEP's, UES' and MEG's exposure to commodity price risk, the Risk Management Committee sets trading and hedging policies and limits, which are reviewed frequently to respond to constantly changing market conditions. To limit TEP's, UES' and MEG's exposure to credit risk, the Risk Management Committee reviews counterparty credit exposure, as well as credit policies and limits.

     COMMODITY PRICE RISK

     We are exposed to commodity price risk primarily relating to changes in the market price of electricity, natural gas, coal and Emission Allowances.

     TEP

     To manage its exposure to energy price risk, TEP enters into forward contracts to buy or sell energy at a specified price and future delivery period. Generally, TEP commits to future sales based on expected excess generating capability, forward prices and generation costs, using a diversified market approach to provide a balance between long-term, mid-term and spot energy sales. TEP generally enters into forward purchases during its summer peaking period to ensure it can meet its load and reserve requirements and account for other contracts and resource contingencies. TEP also enters into limited forward purchases and sales to optimize its resource portfolio and take advantage of locational differences in price. These positions are managed on both a volumetric and dollar basis and are closely monitored using risk management policies and procedures overseen by the Risk Management Committee. For example, the risk management policies provide that TEP should not take a short position in the third quarter and must have owned generation backing up all forward sales positions at the time the sale is made. TEP's risk management policies also restrict entering into forward positions with maturities extending beyond the end of the next calendar year.

     The majority of TEP's forward contracts are considered to be "normal purchases and sales" of electric energy and are not considered to be derivatives under FAS 133. TEP records revenues on its "normal sales" and expenses on its "normal purchases" in the period in which the energy is delivered. From time to time, however, TEP enters into forward contracts that meet the definition of a derivative under FAS 133. When TEP has derivative forward contracts, it marks them to market on a daily basis using actively quoted prices obtained from brokers for power traded over-the-counter at Palo Verde and at other southwestern U.S. trading hubs. TEP believes that these broker quotations used to calculate the mark-to-market values represent accurate measures of the fair values of TEP's positions, because of the short-term nature of TEP's positions, as limited by risk management policies, and the liquidity in the short-term market. As of March 31, 2005, all of TEP's derivative forward contracts were for settlement within 6 months. To adjust the value of its derivative forward contracts to fair value on its income statement, TEP recorded net unrealized gains of $0.4 million and $0.2 million on its income statements for the three month periods ended March 31, 2005 and 2004, respectively.

     TEP is also subject to commodity price risk from changes in the price of natural gas. TEP typically uses generation from its facilities fueled by natural gas and purchased power, in addition to energy from its coal-fired facilities, to meet the summer peak demands of its retail customers and to meet local reliability needs. Some of these purchased power contracts are price indexed to natural gas prices. Short-term and spot power purchase prices are also closely correlated to natural gas prices. Due to its increasing seasonal gas and purchased power usage, TEP hedges a portion of its total natural gas exposure from plant fuel, gas-indexed purchase power and spot market purchases with fixed price contracts for a maximum of three years. TEP purchases its remaining gas fuel needs and purchased power in the spot and short-term markets.

     In 2004, the average price of natural gas was $5.44 per MMBtu, or 11% higher than 2003, due to low gas storage levels and reductions in gas production. The increase in the regional supply of gas-generated energy and the completion of a 500-kV transmission connection, in May 2003, however, allowed TEP to limit its use of its less efficient gas generation units in favor of more economical purchases of energy in the wholesale market. TEP's generation output fueled by natural gas was approximately 427,000 MWh, or 4% of total generation and purchased power in 2004. During 2004, TEP purchased a total of 1,400,000 MWh of energy, or 11% of total generation and purchased power, of which approximately 175,000 MWh were from gas-index priced energy under long-term purchased power contracts with the remainder being from short-term and spot power markets.

     In the first three months of 2005, the average price of natural gas was $5.55 per MMBtu, or 11% higher than the same period in 2004. TEP's generation output fueled by natural gas was approximately 56,000 MWh, or 2% of total generation and purchased power in the first quarter of 2005. During the first quarter of 2005, TEP purchased a total of 268,000 MWh of energy, or 10% of total generation and purchased power, of which approximately 29,100 MWh were from gas-index priced energy under long-term purchased power contracts, with the remainder being from short-term and spot power markets.

     In January 2005, TEP entered into a purchased power agreement with Panda Gila River. TEP will purchase 50 MW of firm energy during June through September 2005.

     TEP entered into two purchased power agreements in 2003 for the period 2003 through 2006. During 2003, TEP purchased approximately 125,000 MWh under these contracts; energy purchased under these agreements is adjusted for changes in the price of natural gas.

     UES

     UES is also subject to commodity price risk, primarily from the changes in the price of natural gas purchased for its UNS Gas customers. This risk is mitigated through the PGA mechanism in UNS Gas' retail rates which provides an adjustment to recover the actual costs of gas and transportation. UNS Gas further reduces this risk by purchasing forward fixed price contracts for a portion of its projected gas needs under its Price Stabilization Plan. UNS Gas purchases between 45% and 80% of its estimated gas needs in this manner.

     UNS Electric is not exposed to commodity price risk for its purchase of electricity as it has a fixed price full-requirements supply agreement with PWCC through May 2008.

     MEG

     During the fourth quarter of 2001, MEG began managing and trading Emission Allowances, coal and related instruments. We manage the market risk of this line of business by setting notional limits by product, as well as limits to the potential change in fair market value under a 33% change in price or volatility. We closely monitor MEG's trading activities, which include swap agreements, options and forward contracts, using risk management policies and procedures overseen by the Risk Management Committee. MEG marks its trading positions to market on a daily basis using actively quoted prices obtained from brokers and options pricing models for positions that extend through 2007. As of March 31, 2005 and December 31, 2004, the fair value of MEG's trading assets combined with Emission Allowances it holds in escrow was $56.4 million and $76.5 million, respectively. The fair value of MEG's trading liabilities was $51 million at March 31, 2005 and $65 million at December 31, 2004. For the three months ended March 31, 2005, MEG reflected a $2.2 million unrealized loss and $2.5 million realized gain on its income statement, compared with an unrealized gain of $1.6 million and a realized loss of $1.4 million for the three months ended March 31, 2004.

                                                              Unrealized Gain (Loss) of MEG's Trading Activities
                                                                            - Millions of Dollars -
                                                      Maturity 0 - 6    Maturity 6 - 12   Maturity over        Total
Source of Fair Value At March 31, 2005                    months            months            1 yr.       Unrealized Gain
                                                                                                               (Loss)
---------------------------------------------------- ----------------- ------------------ --------------- -----------------
Prices actively quoted                                   $   (6.0)        $     -           $      -        $     (6.0)
Prices based on models and other valuation methods            0.1               -                5.4               5.5
---------------------------------------------------- ----------------- ------------------ --------------- -----------------
Total                                                    $   (5.9)        $     -           $    5.4        $     (0.5)
==================================================== ================= ================== =============== =================


     MEG is in the process of winding down its activities and does not expect to engage in any new activities after 2005.

     CREDIT RISK

     UniSource Energy is exposed to credit risk in its energy-related marketing and trading activities related to potential nonperformance by counterparties. We manage the risk of counterparty default by performing financial credit reviews, setting limits monitoring exposures, requiring collateral when needed, and using a standard agreement which allows for the netting of current period exposures to and from a single counterparty. Despite such mitigation efforts, there is a potential for defaults by counterparties. In the fourth quarter of 2000 and the first quarter of 2001, TEP was affected by payment defaults by SCE and PG&E for amounts owed to the CPX and CISO. In the fourth quarter of 2001, Enron defaulted on amounts owed to TEP for energy sales.

     We calculate counterparty credit exposure by adding any outstanding receivable (net of amounts payable if a netting agreement exists) to the mark-to-market value of any forward contracts. As of March 31, 2005, TEP's total credit exposure related to its wholesale marketing activities (excluding defaulted amounts owed by the CPX, the CISO and Enron), was approximately $21 million and MEG's total credit exposure related to its trading activities was $6 million. TEP and MEG's credit exposure is diversified across approximately 16 counterparties. Approximately $3 million of exposure is to non-investment grade companies.

     UniSource Energy is also exposed to credit risk related to the sale of assets owned by Nations Energy Corporation (Nations Energy). In September 2001, Nations Energy sold its 26% equity interest in a power project located in Curacao, Netherlands Antilles to Mirant Curacao Investments, Ltd. (Mirant Curacao) a subsidiary of Mirant Corporation (Mirant). Nations Energy received $5 million in cash and an $11 million note receivable from Mirant Curacao. The note was recorded at its net present value of $8 million using an 8% discount rate, the discount being recognized as interest income over the five-year life of the note. As of March 31, 2005, Nations Energy's receivable from Mirant Curacao is approximately $8 million. The note is primarily included in Investments and Other Property-Other on UniSource Energy's balance sheet. The first payment of $2 million on the receivable was received in July 2004. The remaining payments on the note receivable are expected to be received as follows: $4 million in July 2005; and $5 million in July 2006. The note is guaranteed by Mirant Americas, Inc. a subsidiary of Mirant. On July 14, 2003, Mirant, Mirant Americas, Inc. and various other Mirant companies filed for Chapter 11 bankruptcy protection. Mirant Curacao was not included in the Chapter 11 filings. Based on a review of the projected cash flows for the power project, it appears Mirant Curacao will have sufficient future cash flows to pay the note receivable and any applicable interest. However, we cannot predict the ultimate outcome that Mirant's bankruptcy will have on the collectibility of the note from Mirant Curacao. Nations Energy will continue to evaluate the collectibility of the receivable, but currently expects to collect the note in its entirety and has not recorded any reserve for this note.

ITEM 4. - CONTROLS AND PROCEDURES
--------------------------------------------------------------------------------

     UniSource Energy and TEP have disclosure controls and procedures to ensure that material information recorded, processed, summarized and reported in their filings with the SEC is on an accurate and timely basis. Management of UniSource Energy and TEP, with the participation of the principal executive officer and principal financial officer of UniSource Energy and TEP, have evaluated these disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended) as of March 31, 2005. Based on such evaluation, the principal executive officer and principal financial officer of UniSource Energy and TEP have concluded that such disclosure controls and procedures were, as of such date, effective at ensuring that material information is recorded, processed, summarized and reported accurately and within the time periods specified by the SEC's rules and forms.

     During the fiscal quarter ending March 31, 2005, there have not been any changes in UniSource Energy or TEP's internal controls over financial reporting that have materially affected, or are reasonably likely to materially affect, these controls.

                           PART II - OTHER INFORMATION

ITEM 1. - LEGAL PROCEEDINGS
--------------------------------------------------------------------------------

     See Item 7. - Management's Discussion and Analysis of Financial Condition and Results of Operations, Tucson Electric Power Company, Factors Affecting Operations, for litigation related to ACC orders and retail competition.

     We discuss other legal proceedings in Note 6 of Notes to Consolidated Financial Statements.

     CROSS-COMPLAINTS IN WHOLESALE ELECTRICITY ANTITRUST CASES I AND II

     In late 2000, various California municipalities and citizens filed suits against Duke Energy Trading and Marketing, L.L.C., Reliant Energy Services, Inc. and other large suppliers of wholesale electricity alleging that Duke, Reliant, and the other large suppliers violated antitrust laws by colluding to effect the price of electricity in the California wholesale electricity market. These actions were subsequently consolidated in San Diego Superior Court in March 2002 as Wholesale Electricity Antitrust Cases I and II.

     Duke and Reliant responded by filing cross-complaints against TEP and numerous other wholesale electricity market participants in April 2002. The cross complaints allege that cross-defendants sold power in significant amounts at prices the antitrust plaintiffs allege were excessive, and as participants in power sales, cross-defendants are equally liable for plaintiffs alleged damages. The entire action was removed to the United States District Court for the Southern District of California in May 2002. The antitrust plaintiffs responded to the removal by filing a motion for remand, and on December 13, 2002, the District Court remanded the case back to state court.

     Duke and Reliant appealed the District Court's remand order and requested that the order be stayed pending resolution of their appeal. On December 8, 2004, the Ninth Circuit affirmed the District Court's remand and similarly denied a subsequent petition for rehearing and motion to recall the mandate. The mandate has now been issued and the case is in the process of being removed to state court. Upon remand, TEP expects to file a motion to dismiss the cross-complaint.

     TEP believes these claims are without merit and intends to vigorously contest them.

     CITY OF TACOMA

     On June 7, 2004, the City of Tacoma, Washington filed a lawsuit (City of Tacoma v. American Electric Power Services Corporation, et al. (U.S. District Ct. W. D. Wash.)) against TEP and various other electricity generators and marketers alleging that the defendants violated antitrust laws by colluding to effect the price of electricity in the Pacific Northwest from May 2000 through 2001. These claims are similar to those alleged in the antitrust cases against TEP and other wholesale electricity market participants described above in Cross-Complaints in Wholesale Electricity Antitrust Cases I and II. On September 14, 2004, the case was transferred to the United States District Court for the Southern District of California. TEP along with other defendants filed a joint motion to dismiss and the motion was granted on February 11, 2005. The City of Tacoma appealed the dismissal to the Ninth Circuit and the appeal is now pending.

     TEP believes these claims are without merit and intends to vigorously contest them.

ITEM 5. - OTHER INFORMATION
--------------------------------------------------------------------------------

TEP CREDIT AGREEMENT

     See Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations, Tucson Electric Power Company, Liquidity and Capital Resources, for a description of the TEP Credit Agreement entered into on May 4, 2005.

NON-GAAP MEASURES

     ADJUSTED EBITDA
     ---------------

     Adjusted EBITDA represents EBITDA excluding the cumulative effect of accounting change which is a non-cash item. EBITDA is earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is presented here as a measure of liquidity because it can be used as an indication of a company's ability to incur and service debt and is commonly used as an analytical indicator in our industry. Adjusted EBITDA measures presented may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA is not a measurement presented in accordance with United States generally accepted accounting principles (GAAP), and we do not intend Adjusted EBITDA to represent cash flows from operations as defined by GAAP. Adjusted EBITDA should not be considered to be an alternative to cash flows from operations or any other items calculated in accordance with GAAP or an indicator of our operating performance.

     UniSource Energy and TEP view Adjusted EBITDA, a non-GAAP financial measure, as a liquidity measure. The most directly comparable GAAP measure to Adjusted EBITDA is Net Cash Flows from Operating Activities.

ADJUSTED EBITDA AND NET CASH FLOWS FROM OPERATING ACTIVITIES

                                                  THREE MONTHS ENDED MARCH 31,

UNISOURCE ENERGY                                      2005           2004
------------------------------------------------- -----------------------------
                                                    - Millions of Dollars -
  Adjusted EBITDA                                     $  80         $  101
  Net Cash Flows from Operating Activities            $  40         $   44
------------------------------------------------- -------------- --------------

                                                  THREE MONTHS ENDED MARCH 31,

TEP                                                   2005           2004
------------------------------------------------- -----------------------------
                                                    - Millions of Dollars -
  Adjusted EBITDA                                     $  71         $   84
  Net Cash Flows from Operating Activities            $  37         $   36
------------------------------------------------- -------------- --------------



RECONCILIATION OF ADJUSTED EBITDA TO CASH FLOWS FROM OPERATIONS

                                                                    THREE MONTHS ENDED MARCH 31,

UNISOURCE ENERGY                                                        2005           2004
------------------------------------------------------------------- -------------- --------------
                                                                      - Millions of Dollars -
ADJUSTED EBITDA (1)                                                     $  80          $ 101
Amounts from the Income Statements:
  Less:  Income Taxes                                                      (2)             6
  Less:  Total Interest Expense                                            40             43
Changes in Assets and Liabilities and Other Non-Cash Items                 (2)            (8)
------------------------------------------------------------------- -------------- --------------
NET CASH FLOWS FROM OPERATING ACTIVITIES                                $  40          $  44
=================================================================== ============== ==============


                                                              THREE MONTHS ENDED MARCH 31,


TEP                                                               2005           2004
------------------------------------------------------------- -----------------------------
                                                                - Millions of Dollars -
ADJUSTED EBITDA (1)                                               $  71          $  84
Amounts from the Income Statements:
  Less:  Income Taxes                                                (2)             2
  Less:  Total Interest Expense                                      37             40
Changes in Assets and Liabilities and Other Non-Cash Items            1             (6)
------------------------------------------------------------- -------------- --------------
NET CASH FLOWS FROM OPERATING ACTIVITIES                          $  37          $  36
============================================================= ============== ==============

(1) ADJUSTED EBITDA WAS CALCULATED AS FOLLOWS:

                                                              THREE MONTHS ENDED MARCH 31,

UNISOURCE ENERGY                                                  2005           2004
------------------------------------------------------------- -----------------------------
                                                                - Millions of Dollars -
NET INCOME                                                        $  (4)         $   6
Amounts from the Income Statements:
  Plus:  Income Taxes                                                (2)             6
  Plus:  Total Interest Expense                                      40             43
  Plus:  Depreciation and Amortization                               35             35
  Plus:  Amortization of Transition Recovery Asset                    9              9
  Plus:  Depreciation included in Fuel and Other O&M
         Expense (see Note 13 of Notes to Consolidated
         Financial Statements)                                        2              2
------------------------------------------------------------- -------------- --------------
ADJUSTED EBITDA                                                   $  80          $ 101
============================================================= ============== ==============

                                                              THREE MONTHS ENDED MARCH 31,

TEP                                                               2005           2004
------------------------------------------------------------- -----------------------------
                                                                - Millions of Dollars -
NET INCOME                                                        $  (5)         $   1
Amounts from the Income Statements:
  Plus:  Income Taxes                                                (2)             2
  Plus:  Total Interest Expense                                      37             40
  Plus:  Depreciation and Amortization                               30             30
  Plus:  Amortization of Transition Recovery Asset                    9              9
  Plus:  Depreciation included in Fuel and Other O&M
         Expense (see Note 13 of Notes to Consolidated
         Financial Statements)                                        2              2
------------------------------------------------------------- -------------- --------------
ADJUSTED EBITDA                                                   $  71          $  84
============================================================= ============== ==============


NET DEBT AND TOTAL DEBT AND CAPITAL LEASE OBLIGATIONS - TEP
-----------------------------------------------------------

     Net Debt represents the current and non-current portions of TEP's long-term debt and capital lease obligations less investment in lease debt. We have subtracted investment in lease debt because it represents TEP's ownership of the debt component of its own capital lease obligations. Net Debt measures presented may not be comparable to similarly titled measures used by other companies. Net Debt is not a measurement presented in accordance with GAAP and we do not intend Net Debt to represent debt as defined by GAAP. You should not consider Net Debt to be an alternative to debt or any other items calculated in accordance with GAAP.

                                                                           AS OF MARCH     AS OF DECEMBER
                                                                            31, 2005          31, 2004
------------------------------------------------------------------------- -------------- -------------------
                                                                               - Millions of Dollars -
Net Debt                                                                    $  1,595          $  1,684
Total Debt and Capital Lease Obligations                                    $  1,757          $  1,855
------------------------------------------------------------------------- -------------- -------------------

RECONCILIATION OF TOTAL DEBT AND CAPITAL LEASE OBLIGATIONS TO NET DEBT

                                                                           AS OF MARCH     AS OF DECEMBER
                                                                            31, 2005          31, 2004
------------------------------------------------------------------------- -------------- -------------------
                                                                               - Millions of Dollars -
Long-Term Debt                                                              $  1,046          $  1,098
Current Portion - Long-Term Debt                                                   -                 2
------------------------------------------------------------------------- -------------- -------------------
  TOTAL DEBT                                                                   1,046             1,100
------------------------------------------------------------------------- -------------- -------------------

Capital Lease Obligations                                                        655               701
Current Portion - Capital Lease Obligations                                       56                54
------------------------------------------------------------------------- -------------- -------------------
TOTAL DEBT AND CAPITAL LEASE OBLIGATIONS                                       1,757             1,855
------------------------------------------------------------------------- -------------- -------------------

Investment in Lease Debt                                                        (162)             (171)
------------------------------------------------------------------------- -------------- -------------------
NET DEBT                                                                    $  1,595          $  1,684
========================================================================= ============== ===================


RATIO OF EARNINGS TO FIXED CHARGES
----------------------------------

     The following table reflects the ratio of earnings to fixed charges for UniSource Energy and TEP:


                             3 Months Ended          12 Months Ended
                             March 31, 2005           March 31, 2005
------------------------- ---------------------- -------------------------
UniSource Energy                  0.88*                    1.37

TEP                               0.82**                   1.46

* UniSource Energy's Ratio of Earnings to Fixed Charges for the 3 months ended
March 31, 2005 is less than one-to-one coverage due to: the seasonal nature of TEP's business; losses incurred by Global Solar; and losses from other non-reportable segments. In the first quarter of 2005, TEP incurred a net loss of $5 million, Global Solar incurred a net loss of $2 million and other non-reportable segments incurred a net loss of $2 million. The amount of the deficiency needed to attain a one-to-one coverage would be $4 million.

**TEP's Ratio of Earnings to Fixed Charges for the 3 months ended March 31, 2005 is less than one-to-one coverage as a result of the seasonal nature of TEP's business. In the first quarter of 2005, TEP incurred a net loss of $5 million.
The amount of the deficiency needed to attain a one-to-one coverage would be $7 million.



SEC REPORTS AVAILABLE ON UNISOURCE ENERGY'S WEBSITE
---------------------------------------------------

     UniSource Energy and TEP make available their annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after they electronically file them with, or furnish them to, the SEC. These reports are available free of charge through UniSource Energy's website address: http://www.unisourceenergy.com. A link from UniSource Energy's website to these SEC reports is accessible as follows: At the UniSource Energy main page, select Investor Relations from the menu shown at the top of the page; next select SEC filings from the menu shown on the Investor Relations page.

     Information contained at UniSource Energy's website is not part of any report filed with the SEC by UniSource Energy or TEP.

     The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The SEC website address is http://www.sec.gov. Interested parties may also read and copy any materials UniSource Energy or TEP file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, NW, Washington, DC 20549. Information on the operation of the Public Reference Room is available by calling the SEC at 1-800-SEC-0030.


ITEM 6. - EXHIBITS
--------------------------------------------------------------------------------

     See Exhibit Index.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized. The signature for each undersigned company shall be deemed to relate only to matters having reference to such company or its subsidiaries.


                                        UNISOURCE ENERGY CORPORATION
                                        ----------------------------
                                                (Registrant)


Date:  May 9, 2005                      /s/           Kevin P. Larson
                                        ----------------------------------------
                                                      Kevin P. Larson
                                                Vice President and Principal
                                                      Financial Officer



                                        TUCSON ELECTRIC POWER COMPANY
                                                (Registrant)


Date:  May 9, 2005                      /s/           Kevin P. Larson
                                        ----------------------------------------
                                                      Kevin P. Larson
                                                Vice President and Principal
                                                      Financial Officer

                                  EXHIBIT INDEX
                                  -------------


4(a)     --  TEP Credit Agreement, dated as of May 4, 2005, among TEP, the
             Lenders Party Thereto, the Issuing Banks Party Thereto,
             Union Bank of California, N.A., as Lead Arranger and
             Administrative Agent, Wells Fargo Bank, National
             Association, as Syndication Agent, and Allied Irish Banks,
             P.L.C., as Documentation Agent.

4(b)     --  Supplemental Indenture No.6, dated as of May 1, 2005, creating a series of bonds designated Second Mortgage Bonds, Collateral Series E.

12(a)    --  Computation of Ratio of Earnings to Fixed Charges -
             UniSource Energy.

12(b)    --  Computation of Ratio of Earnings to Fixed Charges - TEP.

15       --  Letter regarding unaudited interim financial information.

31(a)    --  Certification Pursuant to Section 302 of the Sarbanes-Oxley Act -
             UniSource Energy, by James S. Pignatelli.

31(b)    --  Certification Pursuant to Section 302 of the Sarbanes-Oxley Act -
             UniSource Energy, by Kevin P. Larson.

31(c)    --  Certification Pursuant to Section 302 of the Sarbanes-Oxley Act -
             TEP, by James S. Pignatelli.

31(d)    --  Certification Pursuant to Section 302 of the Sarbanes-Oxley Act -
             TEP, by Kevin P. Larson.

*32      --  Statements of Corporate Officers (pursuant to Section 906 of the
             Sarbanes-Oxley Act of 2002).

*Pursuant to Item 601(b)(32)(ii) of Regulation S-K, this certificate is not being filed for purposes of Section 18 of the Securities Exchange Act of 1934.

                                   APPENDIX C


                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON D.C.  20549

                               SCHEDULE 14A

               Proxy Statement Pursuant to Section 14(a) of the
                     Securities Exchange Act of 1934
                            (Amendment No.  )


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
     14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Sections 240.14a-11(c) or 240.14a-12

                         UNISOURCE ENERGY CORPORATION
--------------------------------------------------------------------------------

               (Name of the Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------

   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
    1)  Title of each class of securities to which transaction applies:
    2)  Aggregate number of securities to which transaction applies:
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(set forth the amount on which the filing fee is calculated and state how it was determined):
    4)  Proposed maximum aggregate value of transaction:
    5)  Total fee paid:
[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1)  Amount Previously Paid:
     2)  Form, Schedule or Registration Statement No.:
     3)  Filing Party:
     4)  Date Filed:

                          UNISOURCE ENERGY CORPORATION
                            One South Church Avenue
                              Tucson, Arizona 85701


                                  April 6, 2005

James S. Pignatelli                                               (520) 571-4000
Chairman of the Board

Dear Shareholders:


         You are cordially invited to attend the UniSource Energy Corporation 2005 Annual Shareholders' Meeting to be held on Friday, May 6, 2005, at the Marriott University Park Hotel, 880 East Second Street, Tucson, Arizona. The meeting will begin promptly at 10:00 a.m., Mountain Standard Time, so please plan to arrive earlier. No admission tickets will be required for attendance at the meeting.

         Directors and officers will be available before and after the meeting to speak with you. During the meeting, we will answer your questions regarding our business affairs and we will consider the matters explained in the enclosed Proxy Statement.

         We have enclosed a proxy card that lists all matters that require your vote. Please complete, sign, date and mail the proxy card as soon as possible, whether or not you plan to attend the meeting. You may also vote by telephone or the Internet, as explained on the enclosed proxy card. If you attend the meeting and wish to vote your shares personally, you may revoke your proxy at that time.

         Your interest in and continued support of UniSource Energy Corporation are much appreciated.

                                         Sincerely,

                                         UNISOURCE ENERGY CORPORATION

                                         /s/ James S. Pignatelli
                                         -----------------------
                                         James S. Pignatelli
                                         Chairman of the Board, President and
                                         Chief Executive Officer

                     NOTICE OF ANNUAL SHAREHOLDERS' MEETING



To the Holders of Common Stock of
UniSource Energy Corporation

         We will hold the 2005 Annual Shareholders' Meeting ("Meeting") of UniSource Energy Corporation at the Marriott University Park Hotel, 880 East Second Street, Tucson, Arizona, on May 6, 2005, at 10:00 a.m., Mountain Standard Time ("MST"). The purpose of the Meeting is to:

1. elect nine directors to our Board of Directors for the ensuing year; and

2. consider any other matters which properly come before the Meeting.

         Only shareholders of record at the close of business on March 28, 2005, are entitled to vote at the Meeting.

         We have enclosed our 2004 Annual Report, including audited financial statements, and the Proxy Statement with this notice. Proxy soliciting material is first being sent or given to shareholders on or about April 6, 2005. Your proxy is being solicited by our Board of Directors.

         Please complete, sign, date and mail the enclosed proxy card as soon as possible, or vote by telephone or the Internet, as explained on the enclosed proxy card.

                                         /s/ Catherine A. Nichols
                                         ------------------------
                                         Catherine A. Nichols
                                         Corporate Secretary



Dated: April 6, 2005


                             YOUR VOTE IS IMPORTANT

EACH SHAREHOLDER IS URGED TO COMPLETE, SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED PROXY CARD BY zMAIL, OR TO VOTE BY TELEPHONE OR THE INTERNET, AS EXPLAINED ON THE ENCLOSED PROXY CARD. IF THE MAIL OPTION IS SELECTED, USE THE ENCLOSED ENVELOPE, WHICH DOES NOT REQUIRE POSTAGE IF MAILED IN THE UNITED STATES. RETURNING A SIGNED PROXY WILL NOT PROHIBIT YOU FROM ATTENDING THE MEETING AND VOTING IN PERSON IF YOU SO DESIRE.

                          UNISOURCE ENERGY CORPORATION

                             One South Church Avenue
                              Tucson, Arizona 85701

                          ANNUAL SHAREHOLDERS' MEETING
                                 PROXY STATEMENT

   Annual Meeting   May 6, 2005                Marriott University Park Hotel
                    10:00 a.m., MST            880 East Second Street
                                               Tucson, Arizona 85719


      Record Date   The record date is March 28, 2005  ("Record Date").   If you
                    were  a  shareholder  of  record at the close of business on
                    the  Record   Date,  you   may   vote  at  the  2005  Annual
                    Shareholders'    Meeting   ("Meeting") of  UniSource  Energy
                    Corporation  ("UniSource  Energy"  as  well as references to
                    "we,"  "our"  and  "us").   At  the close of business on the
                    Record Date, we had 34,547,161 shares of common stock outstanding.

           Agenda      1.   Proposal One: Elect  nine  directors  to  our  Board
                            of Directors ("Board") for the ensuing year.

                       2. Consider any other matters which properly come before the Meeting and any adjournments.

      Independent   Representatives of PricewaterhouseCoopers, LLP  are expected
         Auditors   to be  present at the Meeting with the opportunity to make a
                    statement  and  respond   to  appropriate questions from our
                    shareholders.

          Proxies   A form  of proxy  for execution by shareholders is enclosed.
                    Unless you tell us on the proxy card to vote differently, we
We will             we  will  vote  signed  returned  proxies "for" differently,
follow your         the  Board's  nominees.  The Board or proxy holders will use
voting              their  discretion on other matters that properly come before
instructions.       the Meeting.  If  a  nominee  cannot  or will not serve as a
If none, we         director,  the  Board  or  the persons designated as proxies
will vote           will  vote  for  a person who they believe will carry on our
signed              our present policies.
proxies
"for" the
nominees.

          Proxies
     Solicited by   The Board.

    First Mailing   We anticipate first mailing  this Proxy Statement along with
             Date   the proxy card on or about April 6, 2005.

    Revoking Your   You may revoke your proxy before it is voted at the Meeting.
            Proxy   To  revoke,  follow  the  procedures  listed on page 3 under
                    "Voting Procedures/Revoking Your Proxy."

         Comments   Your  comments  about  any  aspects  of  our  business   are
                    welcome.  You  may  use the space provided on the proxy card
We welcome your     for  this  urpose,  if  desired. Although we may not respond
comments. The       on an individual basis, your  comments  help  us  to measure proxy card has your satisfaction, and we may benefit from your suggestions. room for them.

                      PLEASE VOTE - YOUR VOTE IS IMPORTANT

   Prompt return of your proxy will help reduce the costs of re-solicitation.

                                    CONTENTS

Voting Procedures/Revoking Your Proxy........................................  2

UniSource Energy Share Ownership.............................................  3

Proposal One: Election of Directors*.........................................  6

Board Information............................................................  8

Board Compensation........................................................... 11

Executive Compensation and Other Information**............................... 13

Equity Compensation Plan Information......................................... 15

Officer Change in Control Agreements......................................... 18

Director Independence Criteria............................................... 19

Transactions with Management and Others...................................... 20

Compensation Committee Report on Executive Compensation...................... 21

Audit Committee Report....................................................... 24

Performance Graph**.......................................................... 27

Submission of Shareholder Proposals.......................................... 28

Other Business............................................................... 28

Appendix A.................................................................. A-1

-------------------

*   We expect to vote on this item at the Meeting.
** The Compensation Committee Report and the Performance Graph will not be incorporated by reference into any present or future filings we make with the Securities and Exchange Commission ("SEC"), even if those reports incorporate all or any part of this Proxy Statement.

                      VOTING PROCEDURES/REVOKING YOUR PROXY


You can vote by      You can vote your shares by telephone,  the Internet,  mail
telephone, the       or in person  at the  Meeting.  Your  proxy  card  contains
Internet, mail or    instructions  for  voting  by  telephone  or the  Internet,
in person. We        which  are the  least  expensive  and  fastest  methods  of encourage you to voting. To vote by mail, complete, sign and date your vote by telephone proxy card, or your broker's voting instruction card if or the Internet to your shares are held by your broker, and return it in the help us save money. enclosed return envelope.

                     Under Arizona law, a majority of the shares entitled to vote on any single matter which may be brought before the Meeting will constitute a quorum. Business may be conducted once a quorum is represented at the Meeting. Except as otherwise specified by law or in our Articles of Incorporation or Bylaws, if a quorum exists, action on a matter other than the election of directors will be deemed approved if the votes cast in favor of the matter exceed votes cast against it.

                     Directors are elected by a plurality of the votes cast by the shares entitled to vote if a quorum is present. A plurality means receiving the largest number of votes, regardless of whether that is a majority. Withheld votes will be counted as being represented at the Meeting for quorum purposes but will not have an effect on the vote.

You may cumulate      In the election of  directors,  each  shareholder  has the
your votes for        right to cumulate  his votes by casting a total  number of
directors.            votes  equal to the number of his  shares of common  stock multiplied  by the number of directors  to be elected.  He may cast all of such votes for one  nominee or  distribute
                      such  votes  among  two or more  nominees.   For any other
                      matter that may properly come before the Meeting, each share of common stock will be entitled to one vote.

You can revoke your   Any shareholder  giving a proxy has a right to revoke that
proxy after sending   proxy by giving  notice  to  UniSource  Energy in  writing it in by following directed to the Corporate Secretary, UniSource Energy these procedures. Corporation, One South Church Avenue, Suite 200, Tucson,
                      Arizona 85701, or in person at the Meeting at any time before the proxy is exercised. Those who fail to return a proxy or fail to attend the Meeting will not count towards determining any required plurality, majority or quorum.

                      The shares represented by an executed proxy will be voted for the election of directors or withheld in accordance with the specifications in the proxy. If no specification is made in an executed proxy, the proxy will be voted in favor of the nominees as set forth herein.

 Proxy Solicitation   We  will  bear  the  entire  cost of the  solicitation  of proxies.  Solicitations  will be made  primarily  by mail.
                      Additional  solicitation of brokers,  banks,  nominees and institutional  investors may be made pursuant to a special
                      engagement  of  DF  King  &  Co.,   Inc.,  at  a  cost  of
                      approximately   $7,500   plus   reasonable   out-of-pocket
                      expenses.  Solicitations  may  also be made by  telephone, facsimile or personal interview,  if necessary,  to obtain reasonable  representation of shareholders at the Meeting.
                      Our  employees  may  solicit  proxies  for  no  additional compensation.  We will  request  brokers or other  persons holding  stock in their  names,  or in the  names of their nominees,  to forward  proxy  materials to the  beneficial
                      owners  of  such  stock  or  request   authority  for  the
                      execution of the proxies. We will reimburse brokers and other persons for reasonable expenses they incur in sending these proxy materials to you if you are a beneficial holder of our shares.


                        UNISOURCE ENERGY SHARE OWNERSHIP

 Security Ownership   The following  table sets forth the number and  percentage
      of Management   of shares  beneficially  owned as of the  Record  Date and the  nature of such  ownership  by each of  our  directors
                      (all of which are nominees), our Chief Executive Officer and our five other most highly compensated executive officers at January 5, 2005 (the "Named Executives") and all directors and officers as a group. Ownership includes direct and indirect (beneficial) ownership, as defined by the SEC rules.

                                  Name and                              Amount and
             Title                 Title of                         Nature of Beneficial          Percent
           of Class            Beneficial Owner                         Ownership (1)             of Class
           --------            ----------------                     --------------------          --------
             Common         James S. Pignatelli                            737,547 (2)               2.2%
                            Chairman, President and
                            Chief Executive Officer

             Common         Lawrence J. Aldrich                             11,484 (3)                *
                            Director

                                  Name and                              Amount and
             Title                 Title of                         Nature of Beneficial          Percent
           of Class            Beneficial Owner                         Ownership (1)             of Class
           --------            ----------------                     --------------------          --------
             Common         Larry W. Bickle                                 17,424 (4)                *
                            Director

             Common         Elizabeth T. Bilby                              15,077 (5)                *
                            Director

             Common         Harold W. Burlingame                            13,677 (4)                *
                            Director

             Common         John L. Carter                                  24,231 (6)                *
                            Director

             Common         Robert A. Elliott                                1,610 (7)
                            Director

             Common         Kenneth Handy                                    8,477 (8)                *
                            Director

             Common         Warren Y. Jobe                                   6,885 (8)                *
                            Director

             Common         Steven J. Glaser                               211,371 (9)                *
                            Senior Vice President and
                            Chief Operating Officer, Transmission
                            & Distribution - Tucson Electric
                            Power Company ("TEP")

             Common         Dennis R. Nelson                               195,490 (10)               *
                            Senior Vice President and Chief Operating
                            Officer - UniSource Energy Services, Inc.
                            ("UES")

             Common         Michael J. DeConcini                           144,888 (11)               *
                            Senior Vice President, Investments
                            and Planning / Senior Vice President
                            and Chief Operating Officer,
                            Energy Resources - TEP

             Common         Kevin P. Larson                                126,255 (12)               *
                            Vice President, Chief Financial Officer and
                            Treasurer

             Common         Vincent Nitido, Jr.                            159,565 (13)               *
                            Vice President, General Counsel and Chief
                            Administrative Officer

             Common         All directors and executive officers as a    2,016,052 (14)              5.8%
                            group

-------------------

  * Represents less than 1% of the outstanding common stock of UniSource Energy.

  (1) Amounts include the following:
      o Any shares held in the name of the spouse, minor children or other relatives sharing the home of the director or officer. Except as otherwise indicated below, the directors and officers have sole voting and investment power over the shares shown. Voting power includes the power to direct the voting of the shares held, and investment power includes the power to direct the disposition of the shares held.
      o Shares subject to options exercisable within 60 days, based on information from E*Trade, UniSource Energy's stock option plan administrator.

      o Equivalent share amounts allocated to the individuals' 401(k) Plan which, since June 1, 1998, has included a UniSource Energy Stock Fund investment option.

  (2) Includes 707,764 shares subject to options exercisable within 60 days, and 15,708 shares purchased under the 401(k) Plan UniSource Energy Stock Fund as of December 31, 2004.

  (3) Includes  7,572  shares  subject  to  options  exercisable within 60 days.

  (4) Includes 10,772 shares subject to  options  exercisable  within  60  days.

  (5) Includes 14,372 shares subject  to  options  exercisable  within 60  days.

  (6) Includes 13,172 shares subject to  options  exercisable  within  60  days.

  (7) Includes  797  shares subject  to  options  exercisable  within  60  days.

  (8) Includes 5,572 shares subject  to  options  exercisable  within  60  days.

  (9) Includes 186,201 shares subject to options exercisable within 60 days,and 2,693 shares purchased under the 401(k) Plan UniSource Energy Stock Fund as of December 31, 2004.

 (10) Includes 178,988 shares subject to options exercisable within 60 days, and 8,420 shares purchased under the 401(k) Plan UniSource Energy Stock Fund as of December 31, 2004.

 (11) Includes 135,008 shares subject to options exercisable within 60 days, and 4,910 shares purchased under the 401(k) Plan UniSource Energy Stock Fund as of December 31, 2004.

 (12) Includes 105,154 shares subject to options exercisable within 60 days, and 2,337 shares purchased under the 401(k) Plan UniSource Energy Stock Fund as of December 31, 2004.

 (13) Includes 139,654 shares subject to options exercisable within 60 days, and 4,017 shares purchased under the 401(k) Plan UniSource Energy Stock Fund as of December 31, 2004.

 (14) Includes 1,818,311 shares subject to options exercisable within 60 days, and 39,386 shares purchased under the 401(k) Plan UniSource Energy Stock Fund as of December 31, 2004.


          Security As of March 28, 2005, based on information reported in Ownership of filings made by the following persons with the SEC or
           Certain   information   otherwise   known  to  us,    the   following
 Beneficial Owners   persons  were   known  or  reasonably   believed  to be, as
                     more  fully  described  below,  the   beneficial  owners of
                     more than 5% of our common stock:


                                                                                    Amount and
                                          Name and Address                          Nature of                      Percent
       Title of Class                    of Beneficial Owner                   Beneficial Ownership                of Class
       --------------                    -------------------                   --------------------                --------
           Common             Third Point Management Co., LLC                        2,900,000 (1)                   8.5%
                              360 Madison Ave., 24th Floor
                              New York, NY 10017

           Common             Zimmer Lucas Capital, LLC                              2,429,000 (2)                   7.1%
                              45 Broadway, 28th Floor
                              New York, NY 10006

           Common             White Mountains Insurance Group                        2,293,100 (3)                   6.7%
                              80 South Main Street
                              Hanover, NH 03755

           Common             Shumway Capital Partners, LLC                          2,205,600 (4)                   6.4%
                              600 Steamboat Road
                              Greenwich, CT 06830
-------------------

(1) In a statement (Schedule 13D) filed with the SEC on February 7, 2005, Third Point Management Co., LLC ("Third Point") indicated it has shared voting and shared dispositive power over 2,900,000 shares of our common stock. Third Point indicated that 1,714,700 shares are beneficially owned by the Third Point Offshore Fund, Ltd.
(2) In a statement (Schedule 13G) filed with the SEC on January 3, 2005, Zimmer Lucas Capital, LLC indicated that it has shared voting and shared dispositive power over 2,429,000 shares of our common stock.
(3)  In  a  statement  (Schedule 13G)  filed  with the SEC on February 11, 2005,
     White Mountains Insurance Group ("WMIG") indicated that it has shared voting and shared dispositive power over 2,293,100 shares of our common stock. WMIG indicated that it indirectly controls, through various wholly-owned subsidiaries and certain of its employee benefit plans, 2,293,100 shares. WMIG stated that the shares are beneficially owned by (i) wholly-owned subsidiaries of WMIG which are controlled by either White Mountains Advisors LLC (1,215,000 shares) or a third party pursuant to an investment advisory agreement (28,100 shares), (ii) employee benefit plans of WMIG which are controlled by White Mountains Advisors LLC (830,000 shares) and (iii) third parties which are controlled by White Mountains Advisors LLC pursuant to an investment advisory agreement (220,000 shares).

(4) In a statement (Schedule 13G) filed with the SEC on February 4, 2005, Shumway Capital Partners, LLC indicated that it has shared voting and shared dispositive power over 2,205,600 shares of our common stock.


      Section 16(a)        Section 16(a) of the Securities Exchange Act of 1934,
         Beneficial        as  amended,  and  regulations of the SEC require our
          Ownership        executive   officers,   directors   and  persons  who
          Reporting        beneficially own more than 10% of  our  common stock,
         Compliance        as  well  as  certain affiliates of those persons, to
                           file   initial  reports  of  ownership  and   monthly
                           transaction reports covering any changes in ownership
                           with  the  SEC  and  the  New  York  Stock   Exchange
                           ("NYSE").   SEC  regulations require these persons to
                           furnish us with copies of all reports they file pursuant to Section 16(a).

                           Based solely upon a review of the copies of the reports received by us and on written representations of our directors and officers, we believe that, during fiscal year 2004, except as described below, all filing requirements applicable to executive officers and directors were complied with in a timely manner. Forms 4 reporting our January 2, 2004 restricted stock grants and restricted stock unit grants to our non-employee directors (Mr. Aldrich, Mr. Bickle, Ms. Bilby, Mr. Burlingame, Mr. Carter, Mr. Elliott, Mr. Handy, and Mr. Jobe) were filed late. Forms 4 reporting stock option exercises by Mr. Delawder on February 12, 2004, Ms. Nichols on March 24, 2004, Ms. Kissinger on May 28, 2004, Mr. Hansen on June 4, 2004, and Mr. DeConcini on June 7, 2004 and, in the case of Mr. Delawder, Ms. Nichols, and Mr. DeConcini, related sales of stock on the option exercise dates, were filed late. Forms 4 reporting dividend equivalent stock units credited under our Omnibus Stock and Incentive Plan, our Outside Director Stock Optio n Plan, and our Management and Director Deferred Compensation Plan, as applicable, on June 10, 2004 and again on October 4, 2004 for each of our non-employee directors identified above and for each of Mr. DeConcini, Mr. Delawder, Mr. Glaser, Mr. Hansen, Ms. Kissinger, Mr. Larson, Mr. Nelson, Mr. Nitido and Mr. Pignatelli were filed late.


                      PROPOSAL ONE: ELECTION OF DIRECTORS

            General        At the  Meeting,  our  shareholders  of  record  will
                           elect nine  directors  to serve on  our Board for the
       We will elect       ensuing year and until their  successors  are elected
       nine directors      and  qualified.  The shares  represented  by executed
       this year.          proxies in the form enclosed,  unless withheld,  will
                           be voted for the nine nominees listed below,  or,  in
                           the  discretion  of the  persons  acting as  proxies,
                           will be voted  cumulatively  for  one or more of such
                           nominees.  All of the current  nominees  are  present
                           members  of the  Board.   All of  the  nominees  have
                           consented  to  serve  if  elected.  If  any   nominee
                           becomes  unavailable  for any  reason,  or a  vacancy
                           should  occur  before  the   election,   it  is   the
                           intention of the persons designated as proxies to vote, in their discretion, for other nominees.

BOARD NOMINEES

           James S.        Chairman   of  the   Board,   President   and  Chief
         Pignatelli        Executive  Officer of  UniSource  Energy  since July
                           1998;  Senior  Vice  President  and Chief  Operating
                           Officer of UniSource  Energy from  December  1997 to
                           July  1998;  Chairman  of the  Board  of  Directors,
                           President  and Chief  Executive  Officer of TEP, the
                           principal  subsidiary  of  UniSource  Energy,  since
                           July  1998;   Executive  Vice  President  and  Chief
                           Operating  Officer  of TEP from  March  1998 to July
                           1998;  Senior  Vice  President  and Chief  Operating
                           Officer  of TEP from 1996 to 1998;  Chairman  of the
                           Board of Directors,  President  and Chief  Executive
                           Officer  of   Millennium   Energy   Holdings,   Inc.
                           ("Millennium"),   a  wholly  owned   subsidiary   of
                           UniSource Energy, since 1997; Director of UES, a wholly-owned subsidiary of UniSource Energy, since
                           2003. Board member since 1998. Age 61.

        Lawrence J.        General   Partner,   Valley   Ventures,   LP,  since
            Aldrich        September  2002;   Managing  Director  and  Founder,
                (4)        Tucson   Ventures,   LLC,   from  February  2000  to
                           September   2002;   President  and  Chief  Executive
                           Officer of Tucson  Newspapers  from  January 1992 to
                           February 2000;  Director of TEP and Millennium since
                           2000; Director of UES since 2004. Board member since 2000. Age 52.

    Larry W. Bickle        Managing  Director of Haddington  Ventures,  LLC, an
                (4)        investment  company,  since  1997;  Director  of St.
                           Mary Land and  Exploration  since 1995;  Director of
                           Millennium  since 1998;  Director of UES since 2004;
                           Responsible  Director of Infinite  Power  Solutions,
                           Inc.  ("IPS")  since 2004.  Board member since 1998.
                           Age 59.

       Elizabeth T.        Retired  President  of Gourmet  Products,  Inc.,  an
              Bilby        agricultural  product  marketing  company;   Retired
                (4)        Director  of  Marketing  of  Green  Valley   Pecans.
                           Director of TEP since 1995; Director of Millennium from 1998-2003; Director of UES since 2004. Board member since 1995. Age 65.

          Harold W.        Senior  Executive   Advisor  for  Cingular  Wireless
         Burlingame        Services  (formerly AT&T Wireless)  since July 2001;
          (1)(2)(3)        Executive Vice President,  Communications  and Human
                           Resources of AT&T Wireless  Services from April 2000
                           to June 2001;  Executive Vice President,  Merger and
                           Joint  Venture  Integration  of AT&T from March 1999
                           to March 2000;  Executive  Vice  President  of Human
                           Resources  of AT&T from 1987 to March  1999;  Member
                           of  the  AT&T   Foundation  from  November  1986  to
                           December   2002;   Chair,    Executive    Committee,
                           Organization  Resources  Counselors since June 1999;
                           Director  of TEP  since  1998.  Board  member  since
                           1998. Age 64.

     John L. Carter        Retired from IBM in 1987;  held executive  positions
       (1)(2)(3)(4)        at  various  locations  in  IBM,  including  General
                           Manager  of  IBM,  Tucson,  Arizona.  President  and
                           Chief     Executive     Officer    of    Qualtronics
                           Manufacturing,  Inc.  from 1987 to 1993.  Retired as
                           Executive   Vice   President  and  Chief   Financial
                           Officer of Burr-Brown  Corporation in 1996. Director
                           of TEP since  1996;  Director  of  Millennium  since
                           1998;  Director  of  UES  since  2004;   Responsible
                           Director of Global Solar Energy,  Inc. ("GSE") since
                           2004. Board member since 1996. Age 70.

  Robert A. Elliott        President and owner of The Elliott  Accounting Group
          (1)(2)(3)        since 1983;  Director  and Minority  Shareholder  of
                           Southern   Arizona   Community   Bank  since   1998;
                           Director of Tucson  Urban  League from 1998 to 2004;
                           Television  Analyst/Pre-game  Show  Co-host  for Fox
                           Sports  Arizona since 1999;  Corporate  Secretary of
                           Southern  Arizona  Community Bank since 1999;  Radio
                           Host of "In the  Paint"  Sports  Talk Show from 2000
                           to  2004;   Chairman   of  the   Board   of   Tucson
                           Metropolitan   Chamber  of   Commerce   since  2002;
                           Treasurer  of Tucson Urban League from 2002 to 2003;
                           Chairman  of the Board of Tucson  Urban  League from
                           2003 to 2004; Director of TEP since May 2003. Board member since 2003. Age 49.

      Kenneth Handy        Retired  CPA;  Vice  President  and Chief  Financial
          (1)(2)(3)        Officer of The Permanente  Medical Group,  Inc. (the
                           physician   services   component   of   the   Kaiser
                           Permanente   Medical   Care   Program  in   Northern
                           California)  from 1978 to 1998;  Partner  at Ernst &
                           Ernst  (now  Ernst  &  Young)  from  1972  to  1978;
                           Director of TEP since 2001; Director of Millennium from 2001 to 2003; Lead Director of UES since 2004.
                           Board member since 2001. Age 66.

     Warren Y. Jobe        Retired  CPA;  Senior  Vice  President  of  Southern
          (2)(3)(4)        Company from 1998 to 2001;  Executive Vice President
                           and Chief Financial  Officer and member of the Board
                           of Directors of Georgia  Power  Company from 1982 to
                           1998;   former   President  of  the  Georgia   Power
                           Foundation  Inc.  from  1986 to  2001;  Director  of
                           Wellpoint,  Inc.  since 2001;  Director of TEP since
                           2001;  Director  of  Millennium  from  2001 to 2003;
                           Director   of  HomeBanc   Corporation   since  2004;
                           Director of STI Classic Funds since 2004. Board member since 2001. Age 64.

(1)  Member of the Corporate Governance and Nominating Committee.
(2)  Member of the Audit Committee.
(3)  Member of the Compensation Committee.
(4)  Member of the Finance Committee.


            The Board recommends that you vote "FOR" these nominees.

                               BOARD INFORMATION

      Board Meetings   In  2004,  the  Board  held a  total  of 13  regular  and
                       special meetings.  Each director attended at least 75% of
                       his or her Board and  committee  meetings.  Additionally,
                       the non-management  directors met at regularly  scheduled
                       executive  sessions  without  management   present.   Mr.
                       Carter was the Lead Director at these executive sessions.

               Board Shareholders or other interested parties wishing to Communication communicate with the Board, the non-management directors or any individual  director may contact the Lead Director
                       by mail,  addressed  to UniSource  Energy Lead  Director,
                       c/o Corporate  Secretary,  UniSource Energy  Corporation,
                       One South  Church  Avenue,  Suite  200,  Tucson,  Arizona
                       85701. The  communications  will be kept confidential and
                       forwarded to the Lead Director.  Communications  received
                       by  the  Lead   Director   will  be   forwarded   to  the
                       appropriate    director(s)    or   to    an    individual
                       non-management director.

                       Shareholders or other interested parties wishing to communicate with the Board regarding non-financial matters may contact the Chairperson of the Corporate Governance and Nominating Committee either by mail, addressed to

                       Chairperson, Corporate Governance and Nominating Committee, UniSource Energy Corporation, P. O. Box 30430, Tucson, Arizona 85751-0430, or by e-mail at
                       unscorpgov@earthlink.net.       Shareholders   or   other
                       interested parties wishing to communicate with the Board regarding financial matters may contact the
                       Chairperson  of  the  Audit  Committee  either  by  mail,
                       addressed to Chairperson, Audit Committee, UniSource Energy Corporation, P.O. Box 191191, Atlanta,Georgia
                       31119,   or  by  e-mail  at unscorpaudit@earthlink.net.

                       Items that are unrelated to a director's duties and responsibilities as a Board member may be excluded from consideration, including, without limitation, solicitations and advertisements, junk mail, product-related communications, job referral materials such as resumes, surveys and material that is determined to be illegal or otherwise inappropriate.

  Board Committees     THE  AUDIT  COMMITTEE   reviews  current  and   projected
                       financial  results  of  operations,  selects  a  firm  of
                       independent  registered  public  accountants to audit our
                       financial statements annually,  reviews and discusses the
                       scope of such  audit,  receives  and  reviews  the  audit
                       reports    and     recommendations,     transmits     its
                       recommendations to the Board,  reviews our accounting and
                       internal  control  procedures  with  our  internal  audit
                       department from time to time,  makes  recommendations  to
                       the  Board  for  any  changes  deemed  necessary  in such
                       procedures   and   performs   such  other   functions  as
                       delegated by the Board. Our Audit Committee held 11 meetings in 2004 and was in full compliance with its written charter, as amended on October 5, 2004 and attached to this Proxy Statement as Appendix A.

                       Upon  the  recommendation  of the  Audit  Committee,  our
                       Board   adopted  a code  of  ethics  for  our  directors,
                       officers and employees.

                       THE COMPENSATION COMMITTEE reviews the performance of our directors and officers and reviews and approves directors' and officers' compensation. Our Compensation Committee held three meetings in 2004 and was in full compliance with its written charter.

                       THE FINANCE COMMITTEE reviews and recommends to the Board long-range financial policies, objectives and actions required to achieve those objectives. Specifically, the Finance Committee reviews capital and operating budgets, current and projected financial results of operations, short-term and long-range financing plans, dividend policy, risk management activities and major commercial banking, investment banking, financial consulting and other financial relations of UniSource Energy. Our Finance Committee held three meetings in 2004 and was in full compliance with its written charter.

                       THE CORPORATE GOVERNANCE AND NOMINATING COMMITTEE reviews and recommends corporate governance principles, interviews potential directors and nominates and recommends to the shareholders and directors, as the case may be, qualified persons to serve as directors. The Corporate Governance and Nominating Committee also reviews and recommends membership for all the committees to the Board and reviews applicable rules and regulations relating to the duties and responsibilities of the Board. The Corporate Governance and Nominating Committee held two meetings in 2004 and was in full compliance with its written charter.

                       The Corporate Governance and Nominating Committee identifies and considers nominee candidates supplied by shareholders and Board members. The Corporate Secretary, as directed by the Corporate Governance and Nominating Committee, prepares portfolios for nominee candidates that include confirmation of the candidate's interest, independence, biographical information, review of business background and experience and reference checks. The Corporate Governance and Nominating Committee then evaluates candidates using, in large part, the criteria set forth in the next paragraph and any other criteria the Committee deems appropriate, and conducts a personal interview with each candidate. Upon completion of this process, formal invitations are extended to accept election to the Board.

                       The Corporate Governance and Nominating Committee has not adopted specific minimum qualifications with respect to a Committee-recommended Board nominee, but desirable qualifications are set forth in the Board manual and include prior community, professional or business experience that demonstrates leadership capabilities, the ability to review and analyze complex business issues, the ability to effectively represent the interests of our shareholders while keeping in perspective the interests of our customers, the ability to devote the time and interest required to attend and fully prepare for all regular and special Board meetings, the ability to communicate and work effectively with the other Board members and personnel and the ability to fully adhere to any applicable laws, rules or regulations relating to the performance of a director's duties and responsibilities.

                       While no formal policy exists, the Corporate Governance and Nominating Committee does consider recommendations for Board nominees received from our shareholders. The deadline for consideration of recommendations for next year's annual meeting of the shareholders is December 7, 2005. Recommendations must be in writing and include detailed biographical material indicating the candidate's qualifications and a written statement from the candidate of willingness and availability to serve. Recommendations should be directed to the Corporate Secretary, UniSource Energy Corporation, One South Church Avenue, Suite 200, Tucson, Arizona 85701. The Board will consider nominees on a case-by-case basis and does not believe a formal policy is warranted at this time due to a manageable volume of nominations.

                       Each member of our Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee is independent based upon independence criteria established by our Board, which criteria are in compliance with applicable NYSE listing standards.

           Copies of A copy of the Audit, Compensation and Corporate Charters, Governance and Nominating Committee Charters, as well as
      Guidelines and our Corporate Governance Guidelines and code of ethics, Code of Ethics are available on our Web site at www.unisourceenergy.com or may be obtained by shareholders, without charge, upon
                       written   request  to  Library  and   Resource   Center,
                       UniSource Energy  Corporation, 3950 East Irvington Road,
                       Mail Stop RC114, Tucson, Arizona 85714.


                               BOARD COMPENSATION

   Retainer and Fees   In 2004, each  non-employee  director received a $20,000
                       annual  cash  retainer,  $1,000 for each  Board  meeting
                       attended,  $1,000 for each  committee  meeting  attended
                       and  an  additional  $1,000  per  committee  meeting  if
                       acting  as  a  committee   chairperson.   We   reimburse
                       directors for any expenses related to their Board and committee service.

                       Effective for 2005, a Chairmanship retainer replaces the additional $1,000 per committee meeting previously paid to the committee chairman. The annual Chairmanship retainer for the Audit Chairman is $20,000. The annual Chairmanship retainer for all other Chairmanships, including special committee chairmanships, is $15,000. Chairmanship retainers will be credited to individual Director accounts in the form of stock units and will accrue dividend equivalent stock units. The stock units will be distributed in cash in the year following termination of Board service unless UniSource Energy solicits and receives shareholder approval for a new stock incentive plan, in which case the stock units may be distributed in shares at the Board's or Compensation Committee's discretion.

        Option and Under the terms of the 1994 Outside Director Stock Restricted Share Option Plan, each non-employee director in office on
            Grants     the first  business day of each year,  and  who has been
                       a  director  for at least  three  months,  is granted  a
                       stock option  covering a number of shares of our  common
                       stock  equal  to  $10,000  divided  by the  value of  an
                       option as of the date of grant.  In 2004,   non-employee
                       directors  received an award of  restricted  stock units
                       in lieu  of  stock  options  due to the  impact  of  the
                       proposed  merger  on  the  market  value  of our  common
                       stock.   Restricted   stock   units  vest  in  one-third
                       increments over three years.

                       Each non-employee director in office on the first business day of each year is also granted a number of restricted shares of our common stock equal to $10,000 divided by the then fair market value of a share of our common stock. Restricted shares vest on the third anniversary of the grant date.

                       On January 2, 2004, each of the non-employee directors received 405 restricted stock units and 405 restricted shares of our common stock.

                       Effective   for   2005,   the   value   of  the   equity
                       compensation    component   of   non-employee   director
                       compensation is increased from $20,000 to $40,000. Because awards valued at $20,000 were made under the 1994 Outside Director Stock Option Plan in January 2005, a one-time award of restricted stock units equal to $20,000 divided by the then fair market value of a share of our common stock, will be made to each non-employee director in office on May 6, 2005, the date of the annual Shareholder Meeting. The awards will vest over a one-year period and, once vested, will accrue dividend equivalent stock units. The stock units will be distributed in cash in the year following termination of Board service unless UniSource Energy solicits and receives shareholder approval for a new stock incentive plan, in which case the stock units may be distributed in shares at the Board's or Compensation Committee's discretion. Unvested awards are forfeited at termination other than for disability or retirement.

                                      DIRECTOR COMPENSATION FOR LAST FISCAL YEAR



                                               Cash Compensation                           Security Grants
                                       --------------------------------------   ---------------------------------------
                                                                                 Number of Shares        Number of
                                         Annual                                     Subject to           Securities
                                        Retainer                Meeting         Restricted Stock     Underlying Options
            Name (1)                  Fee ($) (2)            Fees ($) (2)             Award
-------------------                   -----------            ----------------   ----------------      -----------------
Lawrence J. Aldrich                      20,000                 22,000 (3)(5)          810                    0

Larry W. Bickle                          20,000                 20,000 (4)(5)          810                    0

Elizabeth T. Bilby                       20,000                 27,000 (5)             810                    0

Harold W. Burlingame                     20,000                 31,000                 810                    0

John L. Carter                           20,000                 48,000 (3)(4)(5)       810                    0

Robert A. Elliott                        20,000                 30,000                 810                    0

Kenneth Handy                            20,000                 35,000 (3)(5)          810                    0

Warren Y. Jobe                           20,000                 44,000                 810                    0

-------------------
(1) Mr. Pignatelli is not listed in this table because directors who are officers of UniSource Energy or salaried employees of its subsidiaries do not receive compensation in their capacity as members of the Board. Refer to the Summary Compensation Table for information concerning his compensation.
(2) Cash compensation includes amounts earned but deferred at the election of directors.
(3) As members of the GSE board, Mr. Aldrich and Mr. Carter each received an additional $2,000 and Mr. Handy received an additional $1,000 for attending GSE board meetings during 2004. UniSource Energy owns 99% of GSE.
(4) As members of the IPS board, Mr. Bickle and Mr. Carter received an additional $3,000 for attending IPS board meetings during 2004. UniSource Energy owns 72% of IPS.
(5) As members of the UES board, Mr. Aldrich, Ms. Bilby, Mr. Carter and Mr. Handy each received an additional $3,000 and Mr. Bickle received an additional $2,000 for attending UES board meetings during 2004. UniSource Energy owns 100% of UES.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

        Summary of The following table summarizes the compensation and Compensation stock option grants to, and stock options/stock
                     appreciation   rights   ("SARs")   held   by,   the  Named
                     Executives.

                                              SUMMARY COMPENSATION TABLE

                                               Annual Compensation               Compensation Awards
                                             -----------------------      ---------------------------------

                                                                           Restricted          Securities           All Other
            Name and                                                      Stock Awards         Underlying         Compensation
       Principal Position          Year     Salary ($)     Bonus ($)         ($) (1)         Options/SARs (#)         ($) (2)
       ------------------          ----     ----------     ---------       -----------       ----------------     ------------
James S. Pignatelli                2004        624,231        525,000           --                    0               13,000
Chairman, President and            2003        599,327        550,000           --               21,226               12,000
Chief Executive Officer            2002        574,654        320,000           --              150,000               11,000

Steven J. Glaser                   2004        284,692        178,000           --                    0                9,225
Senior Vice President and Chief    2003        274,596        166,000           --                9,729               11,232
Operating Officer, Transmission    2002        259,654        110,000           --               45,000               11,000
& Distribution - TEP

Dennis R. Nelson                   2004        274,846        137,000           --                    0               12,368
Senior Vice President and Chief    2003        269,732        150,000           --                9,552               12,000
Operating Officer - UES            2002        260,000         90,000           --               45,000               11,000

Michael J. DeConcini               2004        244,537        138,000           --                    0               11,004
Senior Vice President,             2003        229,192        145,000           --                8,137               10,314
Investments and Planning /         2002        199,654         72,000           --               40,000               11,000
Senior Vice President and Chief
Operating Officer, Energy
Resources - TEP

Kevin P. Larson                    2004        229,692        130,000           --                    0               10,336
Vice President, Chief Financial    2003        219,462        145,000           --                7,783                9,876
Officer and Treasurer              2002        199,656         76,000           --               35,000               11,000

Vincent Nitido, Jr.                2004        229,692        130,000           --                    0                9,225
Vice President, General Counsel    2003        219,462        145,000           --                7,783                9,876
and Chief Administrative Officer   2002        199,654         68,000           --               40,000               11,000

-------------------
(1) As of December 31, 2004, based on the closing market price of UniSource Energy's stock on that date of $24.11, Mr. Pignatelli held 110,915 stock units (including dividend equivalent stock units) valued at $2,674,162; Mr. Glaser held 28,003 stock units (including dividend equivalent stock units) valued at $675,149; Mr. Nelson held 24,653 stock units (including dividend equivalent stock units) valued at $594,372; Mr. DeConcini held 24,356 stock units (including dividend equivalent stock units) valued at $587,232; and Mr. Nitido held 16,374 stock units valued at $394,777.
(2) All Other Compensation is comprised of UniSource Energy's contributions to the 401(k) Plan and Excess 401(k) contributions to the UniSource Energy Corporation Management and Directors Deferred Compensation Plan.

         Stock Option   During 2004, the  Compensation  Committee of  our Board
       Grants in 2004   granted no stock options to officers.

       Option and SAR   The following  table  includes the  number and value of
       Holdings as of   exercisable and non-exercisable options  and SARs  held
        December 31,    by the  Named Executives as of December 31, 2004.
                 2004

                                              AGGREGATED OPTION/SAR EXERCISES IN
                                         LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES


                                                                  Number of Securities
                                                                 Underlying Unexercised            Value of Unexercised
                                 Shares                          Options/SARs at Fiscal        In-the-Money Options/SARs at
                                Acquired                              Year-End (#)                  Fiscal Year End ($)
                               on Exercise        Value               Exercisable/                     Exercisable/
           Name                    (#)          Realized($)           Unexercisable                  Unexercisable(1)
---------------------          -----------      -----------       ----------------------       -----------------------------

James S. Pignatelli               7,424          $53,022                707,764 / 0                    5,997,824 / 0

Steven J. Glaser                  3,671          $28,256                186,201 / 0                    1,476,105 / 0

Dennis R. Nelson                  4,543          $37,380                178,988 / 0                    1,492,992 / 0

Michael J. DeConcini                342           $2,849                135,008 / 0                    1,082,951 / 0

Kevin P. Larson                   2,014          $16,716                105,154 / 0                      858,056 / 0

Vincent Nitido, Jr.               1,939          $15,882                139,654 / 0                    1,111,732 / 0

-------------------
    (1) Includes cash dividend equivalents on stock options awarded in 2002 under the 1994 UniSource Energy Corporation Omnibus Stock and Incentive Plan.

      2004 Long-Term The following table includes the number of shares, Incentive Plan units or other rights awarded to the Named
              Awards      Executives   in  the  last  fiscal  year   under  any
                          long-term incentive plan.

                          Payout of the 2004 long-term incentive plan awards was based on the achievement, during the 2004 performance period, of three financial goals. The three equally-weighted financial goals were UNS earnings per share, TEP operating cash flow and UNS consolidated operating cash flow. Threshold performance is achieved at 80% of target, and
                          exceptional  performance   is  achieved  at  120%  of
                          target.

                            LONG-TERM INCENTIVE PLANS
                           AWARDS IN LAST FISCAL YEAR


                                  Number of Shares,        Performance or Other Period           Future Payouts under
           Name               Units or Other Rights (#)     Until Maturation or Payout        Non-Stock Price-Based Plans
                                                                                                          Payable
                                                                                                       (# or $) (1)
        -----------           -------------------------     ---------------------------       ----------------------------
James S. Pignatelli                  625,000 (2)               1/1/04 - 12/31/04                         $625,000
Steven J. Glaser                     285,000 (2)               1/1/04 - 12/31/04                         $285,000
Dennis R. Nelson                     275,000 (2)               1/1/04 - 12/31/04                         $275,000
Michael J. DeConcini                 245,000 (2)               1/1/04 - 12/31/04                         $245,000
Kevin P. Larson                      230,000 (2)               1/1/04 - 12/31/04                         $230,000
Vincent Nitido, Jr.                  230,000 (2)               1/1/04 - 12/31/04                         $230,000
-------------------

       (1) Based on the achievement of the three financial goals in 2004, awards were granted at 120% of target. Payouts vest and become payable in one-third increments on March 18, 2005, January 2006 and January 2007.
       (2) Performance units are denominated in cash. One performance unit equals $1.00.

                      EQUITY COMPENSATION PLAN INFORMATION

                  Equity Our only equity-based compensation plan that has not Compensation Plans been approved by shareholders is the Management and
                           Directors  Deferred  Compensation  Plan (the  "DCP").
                           Shareholder   approval   of  the  DCP  has  not  been
                           required.  Under the DCP, certain  eligible  officers
                           and other employees selected for  participation,  and
                           non-employee  members  of the  Board,  may  elect  to
                           defer a percentage of the  compensation  or fees that
                           would otherwise  become payable to the individual for
                           their  services to us. We also credit DCP accounts of
                           employees  participating  in our 401(k) Plan with the
                           additional   amount  of  UniSource   Energy  matching
                           contributions  that the  participant  would have been
                           entitled  to under the 401(k)  Plan if  certain  Code
                           limits   did  not  apply  to  limit  the   amount  of
                           UniSource  Energy matching  contributions  made under
                           the  401(k)  Plan.  Each  participant  in the DCP may
                           elect that his or her  deferrals  be  credited in the
                           form  of  deferred   shares.   Deferred   shares  are
                           bookkeeping entries that, when payable,  will be paid
                           in the form of an  equivalent  number  of  shares  of
                           UniSource   Energy  common  stock.   Deferred  shares
                           accrue dividend equivalents,  credited in the form of
                           additional  deferred shares, as dividends are paid by
                           UniSource   Energy  on  its  issued  and  outstanding
                           common stock. Each participant elects the time and manner of payment (lump sum or installments) of his or her deferred shares under the DCP. The shares used to satisfy our stock obligations under the DCP are shares that have been purchased on the open market.

                         EQUITY COMPENSATION PLAN TABLE

                  Equity   The  following  table  sets forth  information  as of
            Compensation   December   31,   2004,   with  respect  to  UniSource
                           Energy's equity compensation plans.

                                   Number of Shares of                                 Number of Shares of UniSource Energy
                                UniSource Energy Common                               Common Stock Remaining Available for
                                       Stock to                                          Future Issuance Under Equity
                                be Issued Upon Exercise          Weighted-Average       Compensation Plans (Excluding
                                      of Outstanding            Exercise Price of            Shares Reflected
       Plan Category                Options and Rights         Outstanding Options          in the First Column
------------------------      ------------------------        ---------------------  ---------------------------------

Equity Compensation Plans               2,328,674 (2)             $16.19  (3)                     983,175  (4)
Approved by Shareholders (1)
                                                                    --
Equity Compensation Plans                  55,951 (5)                                                  --  (6)
Not Approved by Shareholders
                                                                    --                                 --
Total                                   2,384,625

-------------------

          (1) The equity compensation plans approved by shareholders are the UniSource Energy Corporation 1994 Omnibus Stock and Incentive Plan and the UniSource Energy Corporation 1994 Outside Director Stock Option Plan. Under the terms of the UniSource Energy Corporation 1994 Omnibus Stock and Incentive Plan, no award may be granted after February 3, 2004. The plan remains in effect until all awards have expired or terminated or shall have been exercised or fully vested, and any stock thereto shall have been purchased or acquired.
          (2) Includes options outstanding as to 2,075,552 shares, and stock units, dividend equivalent stock units and restricted stock units (payable in an equivalent number of shares) outstanding as to 253,122 shares.
          (3) Calculated based on the outstanding options and exclusive of outstanding stock units.
          (4) Of these shares, 813,557 were available for additional awards under the 1994 Omnibus Stock and Incentive Plan and 169,618 were available for additional awards under the 1994 Outside Director Stock Option Plan. Although 813,557 shares remained available for grant under the 1994 Omnibus Stock and Incentive Plan, pursuant to the plan document, no award may be granted under the Plan after February 3, 2004. Shares available under either of these plans may be used for any type of award authorized under that plan. Awards authorized under the 1994 Omnibus Stock and Incentive Plan include options, stock appreciation rights, restricted stock, performance shares and stock units. Awards authorized under the 1994 Outside Director Stock Plan include options, restricted stock and dividend equivalents.
          (5)  Deferred shares credited under the DCP.
          (6) There is no explicit share limit under the DCP. The number of shares to be delivered with respect to the DCP in the future depends on the levels of fees and compensation that participants elect to defer under the DCP. The UniSource Energy shares used to satisfy our stock obligations under the DCP are shares that have been purchased on the open market.

     Pension Plans   The   following   table   shows   the   estimated    annual
                     retirement      benefit     payable    to     participants,
                     including    the   Named   Executives,   for   the  average
                     annual    compensation  and  years  of  service  indicated.
                     Compensation   is  comprised  of  the    officers'  average
                     annual    compensation    during   the   five   consecutive
                     years   of   employment   with   the  highest  compensation
                     within   the   last    15   years   preceding   retirement.
                     Compensation   is    comprised  of  salary  and  bonus,  as
                     shown on the Summary Compensation Table.

                                                    PENSION PLAN TABLE

                                                                     Years of Service
                           ---------------------------------------------------------------------------------------------
Remuneration ($)                  10             15              20              25              30              35
                                  --             --              --              --              --              --
         125,000                54,850          54,850         54,850          54,850          54,850          54,850
         150,000                65,820          65,820         65,820          65,820          65,820          65,820
         175,000                76,790          76,790         76,790          76,790          76,790          76,790
         200,000                87,760          87,760         87,760          87,760          87,760          87,760
         225,000                98,730          98,730         98,730          98,730          98,730          98,730
         250,000               109,700         109,700        109,700         109,700         109,700         109,700
         300,000               131,640         131,640        131,640         131,640         131,640         131,640
         400,000               175,520         175,520        175,520         175,520         175,520         175,520
         450,000               197,460         197,460        197,460         197,460         197,460         197,460
         500,000               219,400         219,400        219,400         219,400         219,400         219,400
         550,000               241,340         241,340        241,340         241,340         241,340         241,340
         600,000               263,280         263,280        263,280         263,280         263,280         263,280
         650,000               285,220         285,220        285,220         285,220         285,220         285,220
         700,000               307,160         307,160        307,160         307,160         307,160         307,160
         750,000               329,100         329,100        329,100         329,100         329,100         329,100
         800,000               351,040         351,040        351,040         351,040         351,040         351,040
         850,000               372,980         372,980        372,980         372,980         372,980         372,980
         900,000               394,920         394,920        394,920         394,920         394,920         394,920
         950,000               416,860         416,860        416,860         416,860         416,860         416,860
       1,000,000               438,800         438,800        438,800         438,800         438,800         438,800
       1,100,000               482,680         482,680        482,680         482,680         482,680         482,680
       1,200,000               526,560         526,560        526,560         526,560         526,560         526,560
       1,300,000               570,440         570,440        570,440         570,440         570,440         570,440
       1,400,000               614,320         614,320        614,320         614,320         614,320         614,320


                     The amount of the pension benefit is equal to a base of 40% of the compensation for ten years of service, plus 9.7% (life annuity factor) of such calculated amount. The estimated benefits shown in the Pension Plan Table are straight life annuities not subject to a reduction for any Social Security benefits. The table also reflects amounts payable under the Excess Benefits Plan which will pay from the general funds of UniSource Energy the difference, if any, between the benefits under TEP's pension plan and any benefit payments, which may be limited by federal regulations.

                     The credited years of service for UniSource Energy's Named Executives are as follows:

                                                                    Credited
                                 Name                           Years of Service
                         -------------------                    ----------------
                         James S. Pignatelli                            10
                         Steven J. Glaser                               15
                         Dennis R. Nelson                               27
                         Michael J. DeConcini                           16
                         Kevin P. Larson                                19
                         Vincent Nitido, Jr.                            14

                      OFFICER CHANGE IN CONTROL AGREEMENTS

    Change in Control     TEP has Change in Control  Agreements  ("Agreements")
    Agreements were       with  all  of its  officers.  The  Agreements  are in
    adopted to            effect  until the later of: (i) five years  after the
    attract and           date either TEP or the officer gives  written  notice
    retain quality        of termination of the Agreement,  or (ii) if a change
    management.           in control  occurs during the term of the  Agreement,
                          five years after the change in control.  On March 29,
                          2004,  a change in control  occurred for purposes  of
                          the Agreements when our  shareholders,  at a special
                          meeting,  approved the  acquisition   agreement  that
                          provided for an affiliate of  Saquaro  Utility  Group
                          L.P. to acquire all of our outstanding shares of common stock. This was not affected by the fact that the acquisition was ultimately not consummated.

                          For  the  purpose  of the  Agreements,  a  change  in
                          control includes the acquisition of beneficial ownership of 30% of the common stock of UniSource Energy, certain changes in the UniSource Energy Board of Directors, approval by the shareholders of certain mergers or consolidations or certain transfers of the assets of UniSource Energy. The Agreements provide that each officer shall be employed by TEP, or one of its subsidiaries or affiliates, in a position comparable to his or her current position, with compensation and benefits, which are at least equal to their then current compensation and benefits, for an employment period of five years after a change in control (subject to earlier termination due to the officer's acceptance of a position with another company or termination for cause).

                          In  the  event  that   the  officer's  employment  is
                          terminated   by   TEP   (with   the    exception   of
                          termination due to the officer's acceptance of another position or for cause), or if the officer terminates employment because of a reduction in position, responsibility, compensation or for certain other stated reasons, the officer is entitled to severance benefits in the form of: (i) a lump sum payment equal to the present value of three times annual salary and bonus compensation,
                          (ii) the present value of the additional amount the officer would have received under the TEP Retirement Plan if the officer had continued to be employed for the five-year period after a change in control occurs, plus (iii) the present value of any employee awards under the 1994 Omnibus Stock and Incentive Plan or any successor plan, which are outstanding at the time of the officer's termination (whether vested or not), prorated based on length of service. Such officer is also entitled to continue to participate in TEP's health, death and disability benefit plans for five years after the termination. The Agreements further provide that TEP will make a payment to the officer to offset any excise taxes that may become payable under certain conditions. Any payments made in respect of such excise taxes are not deductible by us. Assuming Mr. Pignatelli's and the other Named

                          Executives' employment was terminated, the total payments made by UniSource Energy pursuant to the Agreements would not be expected to exceed $20 million.

                          On March 3, 2005,  TEP  provided  the  officers  with
                          respect to which the Agreements were in effect at that time, written notice of termination of the Agreements. Pursuant to the terms of the Agreements, the termination will become effective on March 3, 2010, the fifth anniversary of the date of the written notice of termination.

                         DIRECTOR INDEPENDENCE CRITERIA

    Board independence The Board has established the following criteria for is determined by determining independence, among other things, in consideration of order to determine eligibility to serve on the Audit
    established          Committee,   the   Compensation   Committee   and  the
    criteria.            Corporate Governance and Nominating Committee.

                         Directors that meet each of the following criteria are deemed independent:

                         1. A director who is an employee of the Company or whose immediate family member is an executive officer of the Company cannot be
                               "independent"  until   three  years   after  the
                               employment has ended. Employment as an interim Chairman or CEO shall not disqualify a director from being considered independent following that employment.

                         2. A director who is, or in the past three years has been, affiliated with or employed in a professional capacity by a present or former internal or external auditor of the Company or whose immediate family member is, or in the past three years has been, affiliated with or employed in a professional capacity by a present or former internal or external auditor of the Company cannot be "independent" until three years after the end of the affiliation, employment or auditing relationship.

                         3. A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company's present executives serve on that company's compensation committee is not "independent" until three years after the end of such service or the employment relationship.

                         4. A director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $100,000 per year in such compensation.

                               Compensation received by a director for former service as an interim Chairman or CEO need not be considered in determining independence. Compensation received by an immediate family member for service as a non-executive employee of the Company need not be considered in determining independence under this test.

                         5. A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company's consolidated gross revenue, is not "independent" until three years after falling below such threshold.

                         6. Directors who possess an interest in any transaction for which disclosure would be required pursuant to Item 404(a) of SEC Regulation S-K (generally, this item requires proxy statement disclosure of transactions exceeding $60,000 between a director and the Company or any of our subsidiaries) are not independent.

                         7. Directors that do not meet item 6 of the aforementioned criteria may nonetheless be deemed independent by a majority of independent directors, provided the basis for such determination shall be disclosed in the Company's Proxy Statement.

                         Based upon the foregoing criteria, the Board has deemed each director to be independent, with the exceptions of Mr. Aldrich, Mr. Bickle, Ms. Bilby and Mr. Pignatelli. See "Transactions with Management and Others" below.

                    TRANSACTIONS WITH MANAGEMENT AND OTHERS

            Haddington  Millennium  was  authorized by its Board of Directors in
                Energy 2000 to invest $15 million, in aggregate, over a three-Partners II LP to five-year period in Haddington Energy Partners II
                        LP. Mr. Bickle, a member of our Board, is the managing director of Haddington Ventures LLC, the general partner of Haddington Energy Partners II LP. As of December 31, 2004, Millennium had funded approximately $10.9 million under this commitment, $2.4 million of which was funded in 2004.

  Valley Ventures III,  In 2000,  Millennium  made a commitment of $5 million in
                    LP capital plus a share of expenses to Tucson Ventures, LLC, a venture capital fund. In 2002, Tucson Ventures, LLC merged with Valley Ventures III, LP, also a venture capital fund. In connection with the merger of the funds, Millennium's commitment was revised to a total of $6 million, including expenses. Mr. Aldrich, a member of our Board, is a general partner of the company that manages Valley Ventures III, LP. As of December 31, 2004, Millennium had funded approximately $3.3 million under this commitment.

     Millennium Energy  Mr.  Stephen  Alexander,  an immediate  family member of
           Investments  Ms.  Bilby,  a  member  of our  Board,  is  employed  by
                        Millennium. As Director of Energy Investments, Mr. Alexander assists in overseeing Millennium's investment portfolio. For his services in 2004, Mr. Alexander received compensation of approximately $150,000 from Millennium.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Committee   The   Compensation   Committee  is   responsible   for
                         developing and  administering  executive  compensation
                         policies  and programs  for  UniSource  Energy and TEP
                         and making  recommendations  to the Board with respect
                         thereto.    The    Compensation     Committee    makes
                         recommendations  to  the  Board  with  respect  to the
                         compensation   of   UniSource    Energy's    executive
                         officers,  including  Mr.  Pignatelli  and  the  other
                         Named  Executives,  and sets  policies for and reviews
                         the  compensation  awarded  to other  key  members  of
                         management.  UniSource  Energy  applies  a  consistent
                         philosophy   to   compensation   for   all   executive
                         employees, including the Named Executives.

    Overall Objectives   UniSource  Energy's  executive  compensation  policies
                         and programs  generally are intended to (i) relate the
                         compensation  of employees to the success of UniSource
                         Energy and the  corresponding  creation of shareholder
                         value and  deliver  rewards for  superior  performance
                         and   consequences   for   underperformance  and  (ii)
                         attract,  retain  and   motivate  executives  and  key
                         employees with competitive compensation opportunities.

             Executive The Compensation Committee reviews our executives' Compensation compensation each year. Compensation depends on many
             Generally   factors,     including     individual     performance,
                         responsibilities, future challenges and objectives and the executive's potential contribution to our future success. The Compensation Committee also looks at our financial performance and the compensation levels at comparable companies.

                         UniSource    Energy's   2004   compensation    program
                         consisted of three components:

                            o        base salary;
                            o        short-term incentive compensation; and
                            o        long-term incentive compensation.

           Base Salary   The base salary  component of compensation is intended
                         to  be  competitive   with  that  paid  by  comparable
                         companies in the energy  industry.  In developing  the
                         compensation   program,  the  Compensation   Committee
                         retained   an   external   consultant   to  conduct  a
                         competitive  analysis  of pay for  UniSource  Energy's
                         officer  group.  In conducting  its analysis for 2004,
                         the  consultant   selected  a  peer  group  of  energy
                         companies  with a  revenue  range of $585  million  to
                         $1.6  billion.  UniSource  Energy  ranks  at the  33rd
                         percentile   of  the  peer   group.   The  peer  group
                         companies  were  selected  based on (i)  similarity to
                         UniSource  Energy in terms of business  sector  (i.e.,
                         electric   services   and  natural  gas   distribution
                         companies)  and  (ii)  comparable  size  to  UniSource
                         Energy in terms of sales  and  market  capitalization.
                         The   Compensation   Committee   believes   that   the
                         companies  in the peer group  are a  more  appropriate
                         comparison   for  UniSource  Energy  than  the  Edison
                         Electric 100 companies used in the  Performance  Graph
                         on  page  27  of  this  Proxy Statement   because  the
                         type   of   business,   annual   revenues  and  market
                         capitalization  of  the  companies   included  in  the
                         survey  are   more   closely   related   to   those of
                         UniSource  Energy  and   the  companies  in  the  peer
                         group  are  primary  competitors  of  UniSource Energy
                         for    top-level     management     personnel.     The
                         external  data from  companies  in the peer  group was
                         used  to   develop   market   compensation   for  each
                         executive position.  "Market  compensation"  refers to
                         the median  salary for  executives  in the peer group.
                         Base   salaries  for  UniSource   Energy's   executive
                         officers,  including  Mr.  Pignatelli  and  the  other

                         Named Executives, were set at market compensation levels in January 2004, in recognition of the increasingly competitive environment in the electric industry, the need to continue to attract and retain highly qualified executives and the fact that a substantial portion of each executive's total compensation package is "at-risk," based on the achievement of certain corporate goals. See "Short-Term Incentive Compensation and Long-Term Incentive Compensation" below.

             Short-Term  The  Board  adopted  a  Short-Term  Incentive  Plan to
              Incentive provide compensation for meeting or exceeding Compensation specified objectives, designed to contribute to the attainment of UniSource Energy's  performance  targets
                         and long-term  strategic  plan.  Under the  Short-Term
                         Incentive  Plan,  target  award  levels  are  set as a
                         percentage  of  each  participant's  base  salary.  In
                         2004,  the  target  award  levels  for  our  executive
                         officers  ranged  from  30%  to 70%  of  base  salary.
                         Awards for Mr. Pignatelli and the remaining  executive
                         officers  are  determined  by the  Board  based on the
                         achievement of corporate  financial  goals,  including
                         earnings  per share and  consolidated  cash flow,  and
                         the    accomplishment   of   previously    established
                         individual   goals  and   contribution   to   business
                         results.   Based  on  the   foregoing   factors,   the
                         Compensation   Committee  made  awards  to  the  Named
                         Executives  ranging from 56% to 84% of base salary. In
                         determining Mr.  Pignatelli's  award, the Compensation
                         Committee  focused on the  achievement  of  previously
                         established   strategic,   financial,   operating  and
                         community goals. Incentive compensation awarded to Mr. Pignatelli and the other Named Executives is set forth in the preceding Summary Compensation Table.

             Long-Term UniSource Energy's long-term incentive compensation Incentive is intended to attract and retain quality employees
          Compensation   over the  long-term in a manner that  directly  aligns
                         their interests with those of UniSource Energy's shareholders and promote UniSource Energy's long-term performance goals.

                         On February 5, 2004, the Compensation Committee awarded performance units (denominated in cash) to all executive officers of UniSource Energy, including Mr. Pignatelli and the other Named Executives. In calculating the level of awards to the executive officers, the Compensation Committee considered the above analysis of executive compensation at comparative companies. Based on such analysis, the Compensation Committee awarded Mr. Pignatelli and the other Named Executives performance units with a total value equal to 100% of base salary for target performance. The number of performance units awarded to Mr. Pignatelli was 625,000. See "2004 Long-Term Incentives Plan Awards" on page 14 of this Proxy
                         Statement for a discussion of the performance criteria upon which the payout of performance units is dependent. In determining the 2004 long-term incentive awards, the Compensation Committee did not consider awards, including stock options, previously granted or outstanding.

                         The Compensation Committee believes that senior management should have a significant equity interest in UniSource Energy. In order to promote equity ownership and further align the interests of management with those of UniSource Energy's shareholders, the Compensation Committee adopted share retention and ownership guidelines for senior management at its February 3, 2005 meeting. Under these guidelines certain executives are expected to maintain a significant ownership position in UniSource Energy common stock, expressed as a multiple of their salary as follows:


                            o  Chairman, President and
                               Chief Executive Officer           5 times salary

                            o  Senior Vice President             3 times salary

                            o  Other Vice President              1 times salary


                         The Compensation Committee periodically reviews share ownership levels of the persons subject to these guidelines. The following types of shares count towards meeting the specified ownership levels: (i) shares owned outright, jointly with spouse, or in trust for the executive's benefit, (ii) shares held in qualified retirement and savings plans and (iii) stock units payable in shares held in nonqualified deferred compensation accounts. Nine of the ten executives subject to these guidelines have achieved shareholdings in excess of the applicable multiple set forth above.

     Tax Code Concerns   The  Compensation  Committee does not presently have a
                         policy  regarding  qualifying   compensation  paid  to
                         executive  officers for  deductibility  under  Section
                         162(m) of the Code.

                                         Respectfully submitted,

                                         THE COMPENSATION COMMITTEE
                                         Harold W. Burlingame, Chair
                                         John L. Carter
                                         Robert A. Elliott
                                         Kenneth Handy
                                         Warren Y. Jobe

                             AUDIT COMMITTEE REPORT

     The Committee   The  Audit  Committee  is  made  up  of  five  financially
                     literate   directors  who  are   independent   based  upon
                     independence criteria established by our Board, which criteria are in compliance with applicable NYSE listing standards. Our Board has determined that while each member of the Audit Committee has accounting and/or related financial management expertise, Mr. Jobe is the Audit Committee financial expert for the purposes of Item
                     401(h) of SEC Regulation S-K. In addition to Mr. Jobe, there are two other financial experts on the Committee.
                     Each financial expert is independent as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities and Exchange Act of 1934. The Board previously adopted a written charter for the Audit Committee. On October 5,
                     2004,  the Board approved  amendments to the Charter.  The
                     Audit Committee Charter is included as Appendix A to this Proxy Statement. The Committee has complied with its charter, including the requirement to meet periodically with our independent auditors, internal audit department and management to discuss the auditors' findings and other financial and accounting matters.

                     In connection with our December 31, 2004 financial statements, the Audit Committee has (i) reviewed and discussed the audited financial statements with management, (ii) discussed with PricewaterhouseCoopers, LLP, our independent auditor, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Sec. 380), (iii) received from PricewaterhouseCoopers, LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit
                     Committees)       and      (iv)       discussed       with
                     PricewaterhouseCoopers, LLP its independence.

                     Based on all of its activities during the year, the Audit Committee recommended to the Board that the audited financial statements for 2004 be included in the Annual Report on Form 10-K for filing with the SEC.

      Pre-Approved   Rules   adopted   by  the  SEC  in  order   to   implement
      Policies and   requirements  of the  Sarbanes-Oxley  Act of 2002  require
        Procedures   public company audit  committees to pre-approve  audit and non-audit  services.  Our Audit  Committee  has  adopted a policy  pursuant to which  audit,  audit-related,  tax and other  services are  pre-approved  by category of service.
                     Recognizing  that  situations may arise where it is in our best  interest  for the  auditor  to perform  services  in addition to the annual audit of our financial  statements, the  policy  sets forth  guidelines  and  procedures  with respect  to  approval  of the four  categories  of service designed  to achieve  the  continued  independence  of the auditor when it is retained to perform  such  services for
                     us.  The  policy   requires  the  Audit  Committee  to  be
                     informed  of  each   service  and  does  not  include  any
                     delegation of the Audit Committee's responsibilities to management. The Audit Committee may delegate to the Chairman of the Audit Committee the authority to grant pre-approvals of audit and non-audit services requiring
                     Audit Committee
                     approval where the Audit Committee Chairman believes it is desirable to pre-approve such services prior to the next regularly scheduled Audit Committee meeting. The decisions of the Audit Committee Chairman to pre-approve any such services from one regularly scheduled Audit
                     Committee meeting to the next shall be reported to the Audit Committee.

              Fees The following table details fees paid to PricewaterhouseCoopers, LLP for professional services during 2003 and 2004. The Audit Committee has considered whether the provision of services to us by
                     PricewaterhouseCoopers, LLP, beyond those rendered in connection with their audit and review of our financial statements, is compatible with maintaining their independence as auditors.



                                                   2003                  2004
                                                 --------            ----------

                       Audit Fees                $903,566            $2,190,556

                       Audit-Related Fees        $644,744               $76,583

                       Tax Fees                   $98,645                $2,002

                       All Other Fees              $2,598                $3,228


                      Audit fees include fees for the audit of our consolidated financial statements included in our Annual Report on Form 10-K and review of financial statements included in our Quarterly Reports on Form 10-Q. Audit fees also include services provided by PricewaterhouseCoopers, LLP in connection with the audit of the effectiveness of internal control over financial reporting and on management's assessment of the effectiveness of internal control over financial reporting, comfort letters, consents and other services related to SEC matters and financing transactions, statutory and regulatory audits, and accounting consultations to the extent necessary for PricewaterhouseCoopers, LLP to fulfill their responsibilities under generally accepted auditing standards. Audit fees in connection with the audit of the effectiveness of internal control over financial reporting and on management's assessment of the effectiveness of internal control over financial reporting in compliance with Sarbanes-Oxley totaled $1,395,841 (already included in Audit Fees in the table above) in 2004.

                      Audit-related fees during 2004 principally include fees for employee benefit plan audits and due diligence-type services related to proposed acquisitions. During 2003, audit-related fees related primarily to the audits of the gas and electric system assets acquired from Citizens Communications Company on August 11, 2003 (for periods prior to the acquisition date) and audits of employee benefit plans.

                      Tax fees include tax compliance, tax advice and tax planning.

                      All other fees consist of fees for all other services other than those reported above and, in 2003 and 2004, principally include subscription fees for research tools.

                      All services performed by PricewaterhouseCoopers, LLP are approved in advance by the Audit Committee in accordance with the Audit Committee's pre-approval policy for services provided by the independent auditor.

                                         Respectfully submitted,

                                         THE AUDIT COMMITTEE

                                         Warren Y. Jobe, Chair
                                         Harold W. Burlingame
                                         John L. Carter
                                         Robert A. Elliott
                                         Kenneth Handy

                                PERFORMANCE GRAPH
              Comparison of Cumulative Five-Year Total Return Among
                  UniSource Energy, Standard & Poor's 500 Index
                and EEI Index of 64 Investor-Owned Utilities (1)


The  graph  showing  on  the  hard  copy represents the comparison of four year cumulative  total  return  between  UniSource Energy Corporation,  the  S&P 500
Index, and EEI Index of 100 investor-owned utilities. The graph's X-axis shows the years 1999 to 2004, and the Y-axis shows dollar values from zero to 250. The data points are connected by lines with the following markers:
UniSource Energy Corporation - triangles; S&P 500 - diamonds; EEI Index - 100 Electrics - squares. The data points are as follows:

                      1999      2000      2001      2002      2003     2004
                      ----      ----      ----      ----      ----     ----
UniSource Energy
 Corporation          $100      $172      $170      $166      $243     $244
S&P 500 Index         $100      $148      $135      $115      $142     $175
EEI Index - 100
 Electrics            $100       $91       $80       $62       $80      $88


(1) Assumes $100 invested on December 31, 1998 in UniSource Energy common stock, S&P Index and EEI Index. It is assumed that all dividends are reinvested in stock at the frequency paid and the returns of each component peer group issuer are weighted according to the issuer's stock market capitalization at the beginning of the period.

     Data and Calculations                   2000          2001          2002          2003          2004
     --------------------------------       -----         ------        ------        -----         -----
     S&P 500 Total Return Change            -9.10%        -11.89%       -22.10%       28.69%        8.99%
     EEI Index - 64 Electrics Change        47.97%         -8.79%       -14.73%       23.48%       22.84%
     UniSource Energy Change                71.80%         -1.30%        -2.20%       46.72%        0.37%

                      SUBMISSION OF SHAREHOLDER PROPOSALS

           General Rule 14a-4 of the SEC's proxy rules allows us to use discretionary voting authority to vote on a matter coming before an annual meeting of our shareholders, which was not included in our Proxy Statement (if we do not have notice of the matter at least 45 days before the date on which we first mailed our proxy materials for the prior year's annual meeting of the shareholders). In addition, we may also use discretionary voting authority if we receive timely notice of such matter (as described in the preceding sentence) and if, in the Proxy Statement, we describe the nature of such matter and how we intend to exercise our discretion to vote on it. Accordingly, for our 2006 annual meeting of shareholders, any such notice must be submitted to the Corporate Secretary of UniSource Energy on or before February 20, 2006.

 We must receive     This  requirement  is  separate  and apart  from  the SEC's
your shareholder     requirements  that  a  shareholder  must  meet in order  to
proposals by         have  a   shareholder   proposal   included  in  our  Proxy
December 7, 2005.    Statement.   Shareholder   proposals    intended    to   be
                     presented at our  2006  annual meeting of the  shareholders must  be  received  by us no later than  December  7, 2005,
                     in   order   to  be  eligible  for  inclusion  in our Proxy
                     Statement  and the  form of proxy relating to that meeting.
                     Direct any proposals, as well as related questions, to the undersigned.

                                 OTHER BUSINESS

                     The Board knows of no other matters for consideration at the Meeting. If any other business should properly arise, the persons appointed in the enclosed proxy have discretionary authority to vote in accordance with their best judgment.

                     Copies of our 2004 Annual Report on Form 10-K may be obtained by shareholders, without charge, upon written request to Library and Resource Center, UniSource Energy Corporation, 3950 East Irvington Road, Mail Stop RC114, Tucson, Arizona 85714. You may also obtain our SEC filings through the Internet at www.sec.gov or www.UniSourceEnergy.com.


                                         By order of the Board of Directors,
                                         /s/ Catherine A. Nichols
                                         ------------------------
                                         Catherine A.Nichols
                                         Corporate Secretary


                      PLEASE VOTE - YOUR VOTE IS IMPORTANT

                                                                      APPENDIX A

                                                                         Amended
                                                                 October 5, 2004


                          UNISOURCE ENERGY CORPORATION

                    AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

                                     CHARTER



1.   COMPOSITION

     The Audit Committee of the Board of Directors (the "Committee") consists of no fewer than three independent Directors appointed annually by the Board. Directors eligible to serve on the Committee shall be determined in accordance with the NYSE Listed Company Manual, Corporate Governance Standards for Audit Committees and the Sarbanes-Oxley Act of 2002. The Board shall designate one of the Committee members as Chairman of the Committee. Each member of the Committee shall be financially literate, and at least one member shall have accounting or financial management expertise.

2.   MEETINGS

     The Committee will hold at least four regular meetings each year, and such additional meetings as it may deem necessary. Additional meetings will be called by the Chairman of the Committee. The agendas for the regular meetings shall include all items necessary to complete the duties of the Committee as set forth herein. In addition to the Committee members and the Secretary, the Chairman of the Board, Chief Executive Officer and other members of management, internal audit and representatives of the independent auditors may attend as appropriate.

3.   RULES OF PROCEDURE

     The Committee will determine its own rules of procedure with respect to how its meetings are to be called, as well as the place and time.

4.   COMPENSATION

     Each member will be paid such fees as may be established from time to time by the Board for service on the Committee, and will be reimbursed for travel expenses incurred by attendance at meetings. Directors' fees are the only compensation an Audit Committee member may receive from the Company.

5.   COMMITTEE SECRETARY

     The Secretary of the Committee will be the Corporate Secretary of the Company (or such other representative of management as the Committee may designate) and not be a member of the Committee. The Secretary will attend all meetings and maintain minutes, advise members of all meetings called, arrange with the Chairman or other convening authority for preparation and distribution of the agenda for each meeting, and carry out other functions as may be assigned from time to time by the Committee. At such meetings where attendance by a Company representative is not appropriate, the Chairman shall act as secretary of the meeting or appoint another member of the Committee to act as secretary of such meetings.

6.   QUORUM

     A majority of the total membership of the Committee will constitute a quorum.

7.   COMMITTEE PURPOSE

     The Audit Committee is appointed by the Board to assist with Board oversight of (1) the integrity of the Company's financial statements (2) the Company's compliance with legal and regulatory requirements (3) the independent auditor's qualifications and independence, and, (4) the performance of the Company's internal audit function and independent auditors.

     The Audit Committee must also prepare the report that SEC rules require be included in the Company's annual proxy statement.

8.   SPECIFIC DUTIES OF THE COMMITTEE

              Independent Audit:
              ------------------
        (1) Sole authority to appoint, retain and terminate the Company's independent auditor.

        (2) Sole authority to approve all audit engagement fees and terms, as well as all significant, non-audit engagements (in accordance with SEC) with the independent auditors.

        (3) Annually obtain and review a report from the independent auditors delineating all relationships between the auditor and the Company (to assess the auditors' independence).

        (4) Review the experience and qualifications of the lead partner of the independent auditor.

        (5)   Ensure the rotation of the audit partner(s) as required by law.

        (6) At least annually, obtain and review a report from the independent auditors describing the firm's internal quality control process, including any material issues raised by the most recent internal quality control review or peer review of the firm, or by any inquiry or investigation by governmental, regulatory or professional authorities within the past five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

        (7) Review the results of each independent audit, including any qualifications in the independent auditor's opinion, any related management letter, and management's response to recommendations made by the independent auditor in connection with the audit.

        (8) Review the annual audited financial statements with management and the independent auditor, including management's discussion and analysis, major issues regarding accounting and auditing principles and practices, as well as the adequacy of internal controls. Recommend to the Board, based on such review and discussion, whether the audited financial statements should be included in the Company's annual report on Form 10-K.

        (9) Annually review an analysis prepared by management and the independent auditor of significant financial reporting issues, quality of financial reporting, and judgments made in connection with the preparation of the Company's financial statements, including an analysis of the effect of alternative GAAP methods on the Company's financial statements. Review the procedures employed by the Company in preparing published financial statements and related management commentaries.

        (10) Review with management and the independent auditor the Company's quarterly financial statements prior to the filing of its Form 10-Q, including management's discussion and analysis and the results of the independent auditors' review of the quarterly financial statements (SAS 90). Note: This can be performed by a member of the Audit Committee.

        (11) Discuss annually with the independent auditor the required communications contained within Statement on Auditing Standards No. 61 relating to the conduct of the audit.

        (12) Discuss with the independent auditor material issues on which the national office of the independent auditor was consulted by the Company's audit team.

        (13) Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

              Internal Audit:
              ---------------
        (14) Review the appointment, replacement, reassignment or dismissal of the Company's General Auditor.

        (15) Review and approve the internal audit department charter, annual audit plan and the audit methodology.

        (16) Review management and General Auditor reports submitted to the Committee that are material to the Company as a whole, and management's response to those reports.

        (17) Annually review the General Auditor's Summary of Officer's Annual Travel and Entertainment expense schedule. Include in this review a discussion of perquisites.

              Miscellaneous:
              --------------
        (18) Review earnings press release as well as financial information and earnings guidance provided to analysts and ratings agencies.

        (19)  Review quarterly updates from management on material litigation.

        (20) Periodically review with management, the Company's policies on major financial risk exposure, and the measures taken to reduce such risk.

        (21) Annually review the Company's Corporate Code of Conduct and compliance therewith.

        (22) Establish and maintain procedures for the confidential, anonymous submission by employees of the Company of concerns regarding accounting or auditing matters.

        (23) Establish guidelines for the Company's hiring of employees or former employees of the independent auditor.

        (24) Annually review this Audit Committee Charter and make any necessary changes.

        (25) Annually perform an evaluation of the Committee, its members, functions and performance.

        (26) Review disclosures made by the Company's CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company's internal controls.

9.   EXECUTIVE SESSION

     Meet quarterly with management, the General Auditor and the independent auditor in separate executive sessions.

10.  RESPONSIBILITIES OF THE CHAIRMAN

     The Chairman of the Committee will present the Committee's recommendations to the Board for its approval and periodically provide the Board, for its information, with a summary of the Committee's determinations and approvals. Additionally, set the annual compensation for the General Auditor in conjunction with the Company's Chief Executive Officer.

11.  RESPONSIBILITIES OF THE CHIEF EXECUTIVE OFFICER

     The Chief Executive Officer of the Company will advise and make recommendations to the Committee and, in the normal course, attend all meetings of the Committee.

12.  OTHER AUTHORITY

     The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Audit Committee has full discretion to meet with individuals within or outside the Company.

                                                                      APPENDIX B
                                                              FORM OF PROXY CARD


                                UNISOURCE ENERGY

                              YOUR VOTE IS IMPORTANT
                         VOTE BY TELEPHONE OR INTERNET
                         24 HOURS A DAY - 7 DAYS A WEEK


INTERNET
--------
https://www.proxyvotenow.com/uns


- Go to the website address listed above.

- Have your proxy card ready.

- Follow the simple instructions that appear on your computer screen.


OR


TELEPHONE
---------
1-866-358-4695

- Use any touch-tone telephone.

- Have your proxy card ready.

- Follow the simple recorded instructions.


OR


MAIL
----

- Mark, sign and date your proxy card.

- Detach your proxy card.

- Return your proxy card in the postage-paid envelope provided.



You can vote your shares by telephone, the Internet, mail or in person at the Annual Shareholders' Meeting. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. If you have submitted your proxy by the Internet or telephone there is no need to mail your proxy card.


For Shareholders who have elected to receive UniSource Energy's Proxy Statement and Annual Report electronically you can now view the 2005 Annual Meeting materials on the Internet by pointing your browser to http://www.UnisourceEnergy.com.

1-866-358-4695
CALL TOLL-FREE TO VOTE
-------------------------------
THE INTERNET AND TELEPHONE VOTING FACILITIES WILL BE AVAILABLE UNTIL 5:00 P.M. E.S.T. ON THURSDAY, MAY 5, 2005.


  DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY THE INTERNET OR TELEPHONE.
-------------------------------------------------------------------------------



                         (FORM OF PROXY CARD - FRONT)


Please Sign, Date and Return                             [X]
the Proxy Promptly Using the                  Votes MUST be indicated (x)
Enclosed Envelope.                            in Black or Blue Ink.


The Board of Directors Recommends a vote "FOR" the following proposal:

1. Election of Directors

FOR all nominees      WITHHOLD AUTHORITY to vote      *EXCEPTIONS   [ ]
listed below          for all nominees listed
[ ]                   below  [ ]

Nominees: 01-James S. Pignatelli, 02-Lawrence J. Aldrich, 03-Larry W. Bickle,
          04-Elizabeth T.Bilby, 05-Harold W. Burlingame, 06-John L. Carter, 07-Robert A. Elliott, 08-Kenneth Handy, 09-Warren Y. Jobe

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below).


*Exceptions
            ------------------------------------------------------------------


                                                  If you agree to access our
                                                  Annual Report and Proxy
                                                  Statement electronically in
                                                  the future, please mark this
                                                  box.                      [ ]


                                                  To change your address,
                                                  please mark this box.     [ ]


                                                  To include any comments,
                                                  please mark this box.     [ ]


                                            -----------------------------------
                                                  SCAN LINE
                                            -----------------------------------


                                       PLEASE SIGN EXACTLY AS YOUR NAME APPEARS
                                       HEREON. When shares are held by joint
                                       tenants in common or as community
                                       property, both should sign.  When
                                       signing as attorney, executor,
                                       administrator, trustee, guardian or
                                       custodian, please give full title as
                                       such. If a corporation, please sign in
                                       corporate name by President or other
                                       authorized officer. If a partnership,
                                       please sign in partnership name by
                                       authorized person.  Receipt is hereby
                                       acknowledged  of  Notice  of  Annual
                                       Meeting, Proxy Statement and the 2004
                                       Annual Report.

                                       Date      Shareholder sign here

                                       ----------------------------------------


                                       Date      Co-Owner sign here
                                       ----------------------------------------


-------------------------------------------------------------------------------

[A street map showing the location         Marriott University Park Hotel
of the Annual Shareholders' Meeting        880 East Second Street
is set forth in this area.]                Tucson, AZ 85719

                                           520.792.4100   Hotel Direct
                                           800.228.9290   Reservations

                                           TRANSPORTATION
                                           From Tucson International Airport

                                           Shuttle Service
                                           Arizona Stagecoach
                                           Call 520-889-1000

                                           Automobile - Interstate 10 to
                                           Speedway exit


DEAR SHAREHOLDERS:
   If you previously elected to view the UniSource Energy Corporation Proxy Statements and Annual Reports over the Internet instead of receiving copies in the mail, you can now access the Proxy Statement for the 2005 Annual Shareholders' Meeting and the 2004 Annual Report on the Internet through the following address: http://www.UniSourceEnergy.com. You can vote your shares by telephone, the Internet, Mail or in Person at the Annual Shareholders' Meeting. See the Proxy Statement and the enclosed proxy card for further information about voting procedures.

   If you would like a paper copy of the Proxy Statement and Annual Report, UniSource Energy will provide a copy to you upon request. To obtain a copy of these documents, please call 866-275-4867.
-------------------------------------------------------------------------------


                         (FORM OF PROXY CARD - BACK)


                                UNISOURCE ENERGY

This Proxy is Solicited on Behalf of the Board of Directors of the Company for the Annual Shareholders' Meeting to be held Friday, May 6, 2005.


                                   P R O X Y


   The undersigned hereby appoints James S. Pignatelli and Kevin P. Larson, and each of them, with the power of substitution, to represent and to vote on behalf of the undersigned all shares of Common Stock which the undersigned is entitled to vote at the Annual Shareholders' Meeting scheduled to be held at the Marriott University Park Hotel, 880 East Second Street, Tucson, Arizona, on Friday, May 6, 2005, and at any adjournments or postponements thereof, with all powers the undersigned would possess if personally present and in their discretion, upon such other business as may properly come before the meeting. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" Proposal 1.

                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement
[_] Confidential. For Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to Section 240.14a-12


                          UNISOURCE ENERGY CORPORATION
                -------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
                -------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:
                -------------------------------------------------
(2) Aggregate number of securities to which transaction applies:
                -------------------------------------------------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                -------------------------------------------------
(4) Proposed maximum aggregate value of transaction:
 -------------------------------------------------------------------------------
(5) Total fee paid:
 -------------------------------------------------------------------------------
[_] Fee paid previously with preliminary materials.
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1) Amount Previously Paid:
 -------------------------------------------------------------------------------
(2) Form, Schedule or Registration Statement No.:
 -------------------------------------------------------------------------------
(3) Filing Party:
 -------------------------------------------------------------------------------
(4) Date Filed:

                      AMENDMENT TO PROXY STATEMENT FOR THE
                          ANNUAL SHAREHOLDERS' MEETING
                            TO BE HELD ON MAY 6, 2005


To the Holders of Common Stock of
UniSource Energy Corporation

UniSource Energy Corporation's (the Company's) proxy statement, first distributed to shareholders beginning April 6, 2005, relating to the Company's 2005 annual meeting to be held on May 6, 2005, inadvertently omitted Barclays Global Investors, NA. from the table on page [5] entitled "Security Ownership of Certain Beneficial Owners." The following information for Barclays Global Investors, NA. should have been included in that table:

                                            Amount and
Title of    Name and Address                Nature of
 Class     of Beneficial Owner         Beneficial Ownership    Percent of Class
--------  -------------------          --------------------    ----------------
Common   Barclays Global Investors, NA.    2,377,283  (3)            6.9%
         45 Fremont Street
         San Francisco, CA 94105

(3) In a statement (Schedule 13G) filed with the SEC on February 14, 2005, Barclays Global Investors, NA., indicated that it has sole voting power over 2,193,239 shares of the Company's common stock, and shared dispositive power over 2,377,283 shares of the Company's common stock. The filing indicated that the 2,377,283 shares are owned by Barclays Global Investors, NA. (1,187,833 shares), Barclays Global Fund Advisors (927,067 shares), Barclays Capital Securities Limited (23,783) and Palomino Limited (238,600 shares).



                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The expenses, other than underwriting discounts and commissions, in connection with the issuance and distribution of the securities being registered are:


Securities and Exchange Commission registration fee...........       $ 17,655
Legal fees and expenses.......................................         75,000
Accountants' fees.............................................         10,000
Printing, including registration statement,
    prospectuses, exhibits, etc...............................         30,000
Trustees fees and expenses....................................         20,000
Miscellaneous.................................................         10,000
                                                                     --------
Total.........................................................       $162,655
                                                                     ========


All of the above except the Securities and Exchange Commission registration fee are estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Article SIXTH of the Restated Articles of Incorporation of UniSource Energy, as amended, provides in pertinent part as follows:

         SIXTH:

         (B) No director of the Corporation shall be personally liable to the Corporation or its shareholders for money damages for any action taken or any failure to take any action as a Director; provided, however, that nothing herein shall be deemed to eliminate or limit any liability which may not be so eliminated or limited under the laws of the State of Arizona, as in effect at the effective date of this paragraph (B) of Article SIXTH or as thereafter amended. No amendment, modification or repeal of this paragraph (B) shall eliminate or limit the protection afforded by this paragraph (B) to a director with respect to any act or omission occurring before the effective date thereof.

         (C) (1) The Corporation shall, to the maximum extent permitted by applicable law, as from time to time in effect, indemnify any individual who is or was a party to or otherwise involved in (or threatened to be made a party to or otherwise involved in) any Proceeding (as hereinafter defined) because such individual is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against all Liability (as hereinafter defined) incurred by such individual in connection with such Proceeding.

         As used in this paragraph (C) of Article SIXTH, (a) the term "Expenses" includes attorneys' fees and all other costs and expenses reasonably related to a Proceeding; (b) the term "Liability" means the obligation to pay a judgment, settlement, penalty or fine (including any excise tax assessed with respect to an employee benefit plan) and reasonable Expenses incurred with respect to a Proceeding, and includes without limitation obligations and Expenses that have not yet been paid but that have been or may be incurred; and (c) the term "Proceeding" means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, including without limitation any action, suit or proceeding by or in the right of the Corporation and including, further, any appeal in connection with any such action, suit or proceeding.

         (2) The Corporation shall, to the maximum extent permitted by applicable law, pay any Expenses incurred by a director or officer of the Corporation in defending any such Proceeding in advance of the final disposition thereof upon receipt of any undertaking by or on behalf of such individual to repay such advances if it is ultimately determined that such individual did not meet any standard of conduct prescribed by applicable law and upon the satisfaction of such other conditions as may be imposed by applicable law.

         (3) The Corporation, by resolution of the Board of Directors, may extend the benefits of this paragraph (C) of Article SIXTH to employees and agents of the Corporation (each individual entitled to benefits under this paragraph (C) being hereinafter sometimes called an "Indemnified Person").

         (4) All rights to indemnification and to the advancement of expenses granted under or pursuant to this paragraph (C) shall be deemed to arise out of a contract between the Corporation and each person who is an Indemnified Person at any time while this paragraph (C) is in effect and may be evidenced by a separate contract between the Corporation and each Indemnified Person; and such rights shall be effective in respect of all Proceedings commenced after the effective date of this paragraph (C), whether arising from acts or omissions occurring before or after such date. No amendment, modification or repeal of this Article shall affect any rights or obligations theretofore existing.

         (5) The Corporation may purchase and maintain insurance on behalf of, or insure or cause to be insured, any individual who is an Indemnified Person against any Liability asserted against or incurred by him in any capacity in respect of which he is an Indemnified Person, or arising out of his status in such capacity, whether or not the Corporation would have the power to indemnify him against such liability under this Article. The Corporation's indemnity of any individual who is an Indemnified Person shall be reduced by any amounts such individual may collect with respect to such liability (a) under any policy of insurance purchased and maintained on his behalf by the Corporation or (b) from any other entity or enterprise served by such individual.

         (6) The rights to indemnification and to the advancement of Expenses and all other benefits provided by, or granted pursuant to, this Article shall continue as to a person who has ceased to serve in the capacity in respect of which such person was an Indemnified Person and shall inure to the benefit of the heirs, executors and administrators of such person.

         (7) The Board of Directors shall have the power and authority to make, alter, amend and repeal such procedural rules and regulations relating to indemnification and the advancement of Expenses as it, in its discretion, may deem necessary or expedient in order to carry out the purposes of this Article, such rules and regulations, if any, to be set forth in the Bylaws of the Corporation or in a resolution of the Board of Directors.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

         The discussion of UniSource Energy's sale of the securities covered by this registration statement is contained in Appendix A to the prospectus contained in the registration statement and is incorporated into this Item 15 by reference.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         The list of exhibits under the heading INDEX TO EXHIBITS beginning on page II-6 of this registration statement is incorporated into this Item 16 by reference. The financial statement schedule contained in Appendix A to the prospectus contained in this registration is incorporated into this Item 16 by reference.

ITEM 17. UNDERTAKINGS.

a.       The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement,

              provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of its Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     b. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                POWER OF ATTORNEY

         Each director and/or officer of UniSource Energy Corporation whose signature appears below hereby appoints Kevin P. Larson, Vincent Nitido, Jr., Esq., and Karen G. Kissinger, and each of them severally, as his/her attorney-in-fact to sign in his/her name and behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission any and all amendments, including post-effective amendments, to this registration statement; and the registrant hereby also appoints each such agent for service as its attorney-in-fact with like authority to sign and file any such amendments in its name and on its behalf.



                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tucson, State of Arizona, on June 27, 2005.

                                        UNISOURCE ENERGY CORPORATION


                                        By         /s/ Kevin P. Larson
                                           -------------------------------------
                                           (Kevin P. Larson, Vice President,
                                            Treasurer and Principal Financial
                                                        Officer)

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


        SIGNATURE                                  TITLE                DATE
        ---------                                  -----                ----

     /s/ James S. Pignatelli              Principal Executive      June 27, 2005
---------------------------------------   Officer and Director
  (James S. Pignatelli, Chairman of
   the Board and Chief Executive)


     /s/ Kevin P. Larson                  Principal Financial      June 27, 2005
---------------------------------------           Officer
 (Kevin P. Larson, Vice President,
Treasurer and Chief Financial Officer)


     /s/ Karen G. Kissinger               Principal Accounting     June 27, 2005
--------------------------------------           Officer
  (Karen G. Kissinger, Vice President,
Controller and Chief Compliance Officer)


     /s/ Lawrence J. Aldrich                     Director          June 27, 2005
--------------------------------------
      (Lawrence J. Aldrich)


        /s/ Larry W. Bickle                      Director          June 27, 2005
--------------------------------------
        (Larry W. Bickle)


       /s/ Elizabeth T. Bilby                    Director          June 27, 2005
--------------------------------------
         (Elizabeth T. Bilby)


     /s/ Harold W. Burlingame                    Director          June 27, 2005
--------------------------------------
       (Harold W. Burlingame)

         /s/ John L. Carter                      Director          June 27, 2005
-------------------------------------
           (John L. Carter)


        /s/ Robert A. Elliott                    Director          June 27, 2005
--------------------------------------
               (Robert A. Elliott)


        /s/ Kenneth Handy                        Director          June 27, 2005
--------------------------------------
          (Kenneth Handy)


        /s/ Warren Y. Jobe                       Director          June 27, 2005
--------------------------------------
         (Warren Y. Jobe)

                                INDEX TO EXHIBITS


                   PREVIOUSLY FILED*
                   -----------------
                       WITH FILE            AS
EXHIBITS                NUMBER           EXHIBIT
--------                ------           -------

  3(a)                  1-13739            2(a)      --   Amended and Restated Articles of Incorporation.
                   Form 8-A/A, dated
                   January 30, 1998

  3(b)                  1-13739            2(b)      --    Bylaws, as amended May 20, 1994.
                   Form 8-A/A, dated
                   January 30, 1998

  4(a)                  1-13739            4.1       --   Indenture, dated as of March 1, 2005, between UniSource
                    Form 8-K, dated                       Energy Corporation and The Bank of New York, as trustee.
                     March 3, 2005

  4(b)                  1-13739            4.2       --   Registration Rights Agreement, dated March 1, 2005, among
                    Form 8-K, dated                       UniSource Energy Corporation and Credit Suisse First Boston
                     March 3, 2005                        LLC, as representatives of the several initial  purchasers named therein.

  4(c)                  1-13739             4             Rights Agreement, dated as of March 5, 1999, between
                    Form 8-K, dated                       UniSource Energy Corporation and The Bank of New York, as
                     March 5, 1999                        Rights Agent

  5(a)                                               --   Opinion of Thelen Reid & Priest LLP, special counsel for
                                                          UniSource Energy Corporation

  5(b)                                               --   Opinion of Vincent Nitido, Jr., Esq., Vice  President and
                                                          General Counsel for UniSource Energy Corporation

   8                                                 --   Opinion of Thelen Reid & Priest LLP with  respect to material
                                                          United States federal tax matters contained in Exhibit 5(a)

  10+                                                --   Material Contracts

   12                   1-13739           12(a)      --   Statement of Computation of Ratio of Earnings to Fixed Charges
                     Form 10-Q for
                  quarter ended March
                       31, 2005
   15                                                --   Awareness Letter of PricewaterhouseCoopers LLP regarding the use of unaudited interim financial information

   21                   1-13739             21       --   Subsidiaries of UniSource Energy Corporation
                 Form 10-K for fiscal
                  year ended December
                       31, 2004

 23(a)                                               --   Consent of PricewaterhouseCoopers LLP, Independent Registered
                                                          Public Accounting Firm for UniSource Energy Corporation

 23(b)                                               --   Consent of PricewaterhouseCoopera LLP, Independemt Registered
                                                          Public Accounting Firm for Tuscon Electric Power Company



                                      II-6


                   PREVIOUSLY FILED*
                   -----------------
                       WITH FILE            AS
EXHIBITS                NUMBER           EXHIBIT
--------                ------           -------

 23(c)                                               --   Consent of Thelen Reid & Priest LLP is contained in exhibit
                                                          5(a)

 23(d)                                               --   Consent of Vincent Nitido, Jr., Esq., is contained in exhibit
                                                          5(b)

   24                                                --   Power of Attorney (see page II-4 herein)

   25                                                --   Statement of Eligibility of trustee on Form T-1


-------------------
*Incorporated herein by reference

+To be filed by pre-effective amendment


                                      II-7